FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-09

PROSPECTUS

$778,680,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-P6
(Central Index Key number 0001690255)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

Barclays Bank PLC

(Central Index Key number 0000312070)

Starwood Mortgage Funding V LLC

(Central Index Key number 0001682509)

Principal Commercial Capital

(Central Index Key number 0001634437)

Société Générale

(Central Index Key number 0001238163)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-P6

The Commercial Mortgage Pass-Through Certificates, Series 2016-P6 will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in January 2017. The rated final distribution date for the certificates is December 2049.

Classes of Offered Certificates	Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(2)	Pass-Through Rate Description
Class A-1	$29,657,000		1.884%	Fixed
Class A-2	$126,447,000		3.038%	Fixed
Class A-3	$16,600,000		3.654%	Fixed
Class A-4	$195,000,000		3.458%	Fixed
Class A-5	$228,776,000		3.720%	WAC Cap(5)
Class A-AB	$42,906,000		3.512%	Fixed
Class X-A	$685,056,000	(6)	0.842%	Variable IO(7)
Class X-B	$44,529,000	(6)	0.040%	Fixed IO(7)
Class A-S	$45,670,000		4.032%	WAC Cap(5)
Class B	$44,529,000		4.248%	WAC - 0.040%(8)
Class C	$49,095,000		4.288%	WAC(9)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the Series 2016-P6 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2016-P6 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Barclays Capital Inc., SG Americas Securities, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Barclays Capital Inc. and SG Americas Securities, LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 63.635% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 27.616% of each class of offered certificates and SG Americas Securities, LLC is acting as sole bookrunning manager with respect to approximately 8.749% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about December 15, 2016. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 106.63556% of the aggregate principal balance of the offered certificates, plus accrued interest from December 1, 2016, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Barclays	Société Générale
Co-Lead Managers and Joint Bookrunners

Drexel Hamilton

Co-Manager

December 6, 2016

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-P6

Commercial Mortgage Pass-Through Certificates, Series 2016-P6

Oklahoma
4 properties
$12,148,147
1.3% of total
Kansas
4 properties
$12,800,488
1.4% of total
Missouri
1 property
$4,192,500
0.5% of total
Iowa
2 properties
$6,065,105
0.7% of total
Illinois
6 properties
$51,050,241
5.6% of total
Wisconsin
3 properties
$27,855,812
3.0% of total
Indiana
4 properties
$13,489,008
1.5% of total
Pennsylvania
3 properties
$51,401,519
5.6% of total
New York
2 properties
$132,500,000
14.5% of total
Oregon
1 property
$17,956,162
2.0% of total
Michigan
6 properties
$57,359,720
6.3% of total
Ohio
4 properties
$41,505,752
4.5% of total
New Jersey
2 properties
$42,500,000
4.7% of total
Nevada
1 property
$7,381,124
0.8% of total
District of Columbia
1 property
$27,000,000
3.0% of total
California
12 properties
$152,002,226
16.6% of total
Virginia
3 properties
$92,167,334
10.1% of total
Utah
1 property
$2,310,000
0.3% of total
South Carolina
2 properties
$14,100,000
1.5% of total
Arizona
4 properties
$14,424,879
1.6% of total
Georgia
1 property
$4,000,000
0.4% of total
New Mexico
2 properties
$7,351,619
0.8% of total
Arkansas
7 properties
$24,327,496
2.7% of total
Mississippi
3 properties
$15,020,439
1.6% of total
Kentucky
1 property
$2,795,433
0.3 % of total
Florida
2 properties
$33,375,000
3.7% of total
Texas
10 properties
$39,007,677
4.3% of total
Louisiana
1 property
$3,221,021
0.4% of total
Tennessee
1 property
$4,100,000
0.4% of total
Mortgaged Properties by Property Type
Manufactured Housing Community 0.5%
Multifamily 5.0%
Self Storage 6.1%
Hospitality 9.1%
Retail 33.6%
Office 18.9%
Mixed Use 26.8%
>10.0% of Initial Pool Balance
>5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.3 – 1.0% of Initial Pool Balance

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2016-P6 certificates.

Classes of Certificates	Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support	Initial Pass-Through Rate(2)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(3)	Expected Principal Window(3)
Offered Certificates
Class A-1	$29,657,000		30.000%(4)	1.884%	Fixed	2.57	1/17 - 7/21
Class A-2	$126,447,000		30.000%(4)	3.038%	Fixed	4.83	7/21 - 12/21
Class A-3	$16,600,000		30.000%(4)	3.654%	Fixed	6.90	11/23 - 11/23
Class A-4	$195,000,000		30.000%(4)	3.458%	Fixed	9.82	8/26 - 11/26
Class A-5	$228,776,000		30.000%(4)	3.720%	WAC Cap(5)	9.90	11/26 - 11/26
Class A-AB	$42,906,000		30.000%(4)	3.512%	Fixed	7.38	12/21 - 8/26
Class X-A	$685,056,000	(6)	N/A	0.842%	Variable IO(7)	N/A	N/A
Class X-B	$44,529,000	(6)	N/A	0.040%	Fixed IO(7)	N/A	N/A
Class A-S	$45,670,000		25.000%	4.032%	WAC Cap(5)	9.90	11/26 - 11/26
Class B	$44,529,000		20.125%	4.248%	WAC - 0.040%(8)	9.91	11/26 - 12/26
Class C	$49,095,000		14.750%	4.288%	WAC(9)	9.99	12/26 - 12/26
Non-Offered Certificates
Class D	$57,088,000		8.500%	3.250%	Fixed	9.99	12/26 - 12/26
Class X-D	$57,088,000	(6)	N/A	1.038%	Variable IO(7)	N/A	N/A
Class E	$26,261,000		5.625%	4.288%	WAC(9)	9.99	12/26 - 12/26
Class F	$11,418,000		4.375%	4.288%	WAC(9)	10.05	12/26 - 1/27
Class G	$10,275,000		3.250%	4.288%	WAC(9)	10.07	1/27 - 1/27
Class H	$29,686,704		0.000%	4.288%	WAC(9)	10.07	1/27 - 1/27
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	Approximate per annum rate as of the closing date.

(3)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(4)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate.

(5)	The pass-through rate on each class of the Class A-5 and Class A-S certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for that class specified in the table above and on the cover page and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(6)	The Class X-A, Class X-B and Class X-D certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B and Class X-D certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates from time to time.

(7)	The pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates, as described in this prospectus. The pass-through rate on the Class X-B certificates will be a fixed per annum rate equal to 0.040%. The pass-through rate on the Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class D certificates, as described in this prospectus.

(8)	The pass-through rate on the Class B certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.040%, as described in this prospectus.

(9)	The pass-through rate on each class of the Class C, Class E, Class F, Class G and Class H certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(10)	The Class S certificates and the Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest. The Class S certificates will be entitled to receive certain excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date.

The Class D, Class X-D, Class E, Class F, Class G, Class H, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

TABLE OF CONTENTS

Certificate Summary	3
Summary of Terms	15
Risk Factors	55
The Offered Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	55
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	56
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	56
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	60
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	61
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	61
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	62
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	63
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	66
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	67

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA

Eligibility; Ratings May Be Downgraded	68
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	71
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	71
Historical Information Regarding the Mortgage Loans May Be Limited	72
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	72
Static Pool Data Would Not Be Indicative of the Performance of This Pool	72
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	73
A Tenant Concentration May Result in Increased Losses	73
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	73
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	74
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	74
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	74
Early Lease Termination Options May Reduce Cash Flow	75
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	75
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	75
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	75

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	76
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	77
The Types of Properties That Secure the Mortgage Loans Present Special Risks	83
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	100
Changes in Pool Composition Will Change the Nature of Your Investment	102
Tenancies-in-Common May Hinder Recovery	102
Risks Relating to Enforceability of Cross-Collateralization Arrangements	103
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	103
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	103
Risks of Anticipated Repayment Date Loans	104
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	104
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	106
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	107
Appraisals May Not Reflect Current or Future Market Value of Each Property	108
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	108
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	109
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	109
Risks Relating to Tax Credits	110
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	110
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	110
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	111
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	112
Risks Related to Zoning Non-Compliance and Use Restrictions	113
Risks Relating to Inspections of Properties	114
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	114
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	114
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	115
Terrorism Insurance May Not Be Available for All Mortgaged Properties	116
Risks Associated with Blanket Insurance Policies or Self-Insurance	117
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	117
The Borrower’s Form of Entity May Cause Special Risks	119
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	122
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	123
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	123
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	123
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	124

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	125
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	126
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	127
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	129
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	129
Potential Conflicts of Interest of the Operating Advisor	129
Potential Conflicts of Interest of the Asset Representations Reviewer	130
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	131
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	132
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	133
Other Potential Conflicts of Interest May Affect Your Investment	133
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	134
The Servicing of the Quantum Park Loan Combination Will Shift to Other Servicers	136
The Controlling Pari Passu Companion Loan for Each of the 8 Times Square & 1460 Broadway Loan Combination and the 681 Fifth Avenue Loan Combination Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized	136
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	136
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	137
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	138
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	139
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	139
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	140
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	140
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	140
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	142
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	142
State, Local and Other Tax Considerations	143
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	144
Description of the Mortgage Pool	145
General	145
Certain Calculations and Definitions	147
Statistical Characteristics of the Mortgage Loans	154
Delinquency Information	165
Environmental Considerations	166
Litigation and Other Legal Considerations	170
Redevelopment, Expansion and Renovation	171
Default History, Bankruptcy Issues and Other Proceedings	173
Tenant Issues	174
Insurance Considerations	188
Zoning and Use Restrictions	189
Non-Recourse Carveout Limitations	190
Real Estate and Other Tax Considerations	191
Certain Terms of the Mortgage Loans	191
Additional Indebtedness	203
The Loan Combinations	206

Additional Mortgage Loan Information	245
Transaction Parties	246
The Sponsors and the Mortgage Loan Sellers	246
Compensation of the Sponsors	264
The Originators	264
The Depositor	284
The Issuing Entity	285
The Trustee	285
The Certificate Administrator	287
Servicers	289
The Operating Advisor and the Asset Representations Reviewer	306
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	307
Description of the Certificates	310
General	310
Distributions	311
Allocation of Yield Maintenance Charges and Prepayment Premiums	323
Assumed Final Distribution Date; Rated Final Distribution Date	324
Prepayment Interest Shortfalls	325
Subordination; Allocation of Realized Losses	326
Reports to Certificateholders; Certain Available Information	328
Voting Rights	336
Delivery, Form, Transfer and Denomination	337
Certificateholder Communication	340
The Mortgage Loan Purchase Agreements	341
Sale of Mortgage Loans; Mortgage File Delivery	341
Representations and Warranties	345
Cures, Repurchases and Substitutions	345
Dispute Resolution Provisions	349
Asset Review Obligations	349
The Pooling and Servicing Agreement	350
General	350
Certain Considerations Regarding the Outside Serviced Loan Combinations	352
Assignment of the Mortgage Loans	353
Servicing of the Mortgage Loans	354
Subservicing	359
Advances	360
Accounts	364
Withdrawals from the Collection Account	366
Application of Loss of Value Payments	367
Servicing and Other Compensation and Payment of Expenses	368
Application of Penalty Charges and Modification Fees	381
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	381
Appraisal Reduction Amounts	383
Inspections	388
Evidence as to Compliance	388
Limitation on Liability; Indemnification	389
Servicer Termination Events	393
Rights Upon Servicer Termination Event	394
Waivers of Servicer Termination Events	396
Termination of the Special Servicer Without Cause	396
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	398
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	399
Amendment	401
Realization Upon Mortgage Loans	402
Directing Holder	409
Operating Advisor	416
Asset Status Reports	422
The Asset Representations Reviewer	424
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	431
Dispute Resolution Provisions	432
Rating Agency Confirmations	435
Termination; Retirement of Certificates	436
Optional Termination; Optional Mortgage Loan Purchase	437
Servicing of the Outside Serviced Mortgage Loans	437
Use of Proceeds	457
Yield, Prepayment and Maturity Considerations	457
Yield	457
Yield on the Class X-A and Class X-B Certificates	460
Weighted Average Life of the Offered Certificates	460
Price/Yield Tables	464
Material Federal Income Tax Consequences	469
General	469
Qualification as a REMIC	469
Status of Offered Certificates	471
Taxation of the Regular Interests	471
Taxes That May Be Imposed on a REMIC	477
Bipartisan Budget Act of 2015	478
Taxation of Certain Foreign Investors	478
FATCA	479
Backup Withholding	479
Information Reporting	479
3.8% Medicare Tax on “Net Investment Income”	480
Reporting Requirements	480
Tax Return Disclosure and Investor List Requirements	480
Certain State, Local and Other Tax Considerations	481

ERISA Considerations	481
General	481
Plan Asset Regulations	483
Prohibited Transaction Exemptions	484
Underwriter Exemption	484
Exempt Plans	487
Insurance Company General Accounts	487
Ineligible Purchasers	488
Further Warnings	488
Consultation with Counsel	488
Tax Exempt Investors	489
Legal Investment	489
Certain Legal Aspects of the Mortgage Loans	490
General	491
Types of Mortgage Instruments	491
Installment Contracts	492
Leases and Rents	493
Personalty	493
Foreclosure	493
Bankruptcy Issues	498
Environmental Considerations	505
Due-On-Sale and Due-On-Encumbrance Provisions	508
Junior Liens; Rights of Holders of Senior Liens	508
Subordinate Financing	509
Default Interest and Limitations on Prepayments	509
Applicability of Usury Laws	509
Americans with Disabilities Act	510
Servicemembers Civil Relief Act	510
Anti-Money Laundering, Economic Sanctions and Bribery	510
Potential Forfeiture of Assets	511
Ratings	511
Plan of Distribution (Underwriter Conflicts of Interest)	514
Incorporation of Certain Information by Reference	516
Where You Can Find More Information	516
Financial Information	516
Legal Matters	516
Index of Certain Defined Terms	517

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■     This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary“ commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms“ commencing on page 15 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 55 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 517 of this prospectus.

■     In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE, AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED ON FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND

REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2016-P6, Commercial Mortgage Pass-Through Certificates, Series 2016-P6.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2016-P6, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of December 1, 2016, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citigroup Global Markets Realty Corp., a New York corporation (17 mortgage loans representing approximately 36.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Barclays Bank PLC, a public limited company registered in England and Wales (15 mortgage loans representing approximately 27.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Starwood Mortgage Funding V LLC, a Delaware limited liability company (11 mortgage loans representing approximately 16.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (six (6) mortgage loans representing approximately 10.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

●	Société Générale, a société anonyme organized under the laws of France (five (5) mortgage loans representing approximately 8.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citigroup Global Markets Realty Corp.(1)	Citigroup Global Markets Realty Corp	17	$335,076,678	36.7%
Barclays Bank PLC(2)(3)	Barclays Bank PLC	14	217,245,856	23.8
Starwood Mortgage Capital LLC	Starwood Mortgage Funding V LLC	9	111,857,967	12.2
Société Générale(4)	Société Générale	5	79,914,784	8.7
Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	4	54,926,416	6.0
Macquarie Investments US Inc. d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	2	43,050,000	4.7
The Bank of New York Mellon	Starwood Mortgage Funding V LLC	2	36,337,003	4.0
Prudential Mortgage Capital Company, LLC	Barclays Bank PLC	1	35,000,000	3.8
	Total	54	$913,408,704	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 681 Fifth Avenue (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”).

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Potomac Mills (which will be sold to the depositor by Barclays Bank PLC), representing approximately 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Barclays Bank PLC, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Easton Town Center (which will be sold to the depositor by Barclays Bank PLC), representing approximately 2.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Fresno Fashion Fair (which will be sold to the depositor by Société Générale), representing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Société Générale and JPMorgan Chase Bank, National Association.

(5)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) in certain circumstances, reviewing, evaluating, and providing or withholding consent as to certain major decisions and other transactions relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

CWCapital Asset Management LLC was selected to be the initial special servicer by Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate), which is expected to: (a) purchase the Class E, Class F, Class G and

Class H certificates and also receive the Class S certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than (i) any serviced loan combination as to which the controlling note is held outside the issuing entity, and (ii) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The PCC Mortgage Loans

Primary Servicer	Principal Global Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the master servicer, other than making advances, with respect to all of the mortgage loans to be sold to the depositor by Macquarie US Trading LLC d/b/a Principal Commercial Capital, representing approximately 10.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. See “Transaction Parties—Servicers—The PCC Mortgage Loans Primary Servicer” in this prospectus.

The master servicer will be responsible to pay the fees of each primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction.

Trustee and Custodian	Deutsche Bank Trust Company Americas, a New York banking corporation, will act as trustee and as custodian. The corporate trust office of the trustee is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-P6. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and

Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-P6, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-P6. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. Following the occurrence and continuance of certain trigger events, the operating advisor will have the following rights and duties with respect to the serviced mortgage loans: (i) certain review and reporting responsibilities with respect to the performance of the special servicer; (ii) certain non-binding consultation rights with the special servicer regarding major decisions; and (iii) in certain circumstances, the right to recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians

The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of a related companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
8 Times Square & 1460 Broadway	CGMRC	CD 2016-CD2(2) (12/1/16)	8.2%	Wells Fargo Bank, National Association(2)	KeyBank National Association(2)	Wilmington Trust, National Association(2)	Wells Fargo Bank, National Association(2)	Park Bridge Lender Services LLC(2)	Och-Ziff Capital Investment, L.L.C.(2)
681 Fifth Avenue	CGMRC	MSC 2016-UBS12(3) (12/1/16)	6.3%	Midland Loan Services, a Division of PNC Bank, National Association(3)	Rialto Capital Advisors, LLC(3)	Wells Fargo Bank, National Association(3)	Wells Fargo Bank, National Association(3)	Park Bridge Lender Services LLC(3)	RREF III Debt AIV, LP(3)
Quantum Park	Barclays	CGCMT 2016-C3(4) (11/1/16)	5.5%	Midland Loan Services, a Division of PNC Bank, National Association(4)	Rialto Capital Advisors, LLC(4)	Deutsche Bank Trust Company Americas(4)	Deutsche Bank Trust Company Americas(4)	Trimont Real Estate Advisors, LLC(4)	(5)
Potomac Mills	Barclays	CFCRE 2016-C6 (11/1/16)	4.0%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	(6)
Fresno Fashion Fair	Société Générale	JPMDB 2016-C4 (11/1/16)	3.8%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	BlackRock Realty Advisors, Inc.
Hyatt Regency Jersey City	Barclays	CGCMT 2016-P5 (10/1/16)	3.8%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	Park Bridge Lender Services LLC	Prime Finance CMBS B-Piece Holdco V, L.P.
Easton Town Center	Barclays	BBCMS 2016-ETC (8/1/2016)	2.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Teachers Insurance and Annuity Association of America

(1)	The related transaction documents may provide that the initial outside controlling class representative may either be the entity specified or an affiliate thereof. See “—Directing Holder / Controlling Class Representative” below.

(2)	The 8 Times Square & 1460 Broadway controlling pari passu companion loan is currently held by Citigroup Global Markets Realty Corp., but is expected to be contributed to the CD 2016-CD2 securitization prior to the closing date for this securitization transaction. Accordingly, the 8 Times Square & 1460 Broadway loan combination is expected to be (and information presented in the foregoing table is based on the assumption that the 8 Times Square & 1460 Broadway loan combination will be) serviced and administered pursuant to the CD 2016-CD2 pooling and servicing agreement.

(3)	The 681 Fifth Avenue controlling pari passu companion loan is currently held by UBS AG, New York Branch, but is expected to be contributed to the MSC 2016-UBS12 securitization prior to the closing date for this securitization transaction. Accordingly, the 681 Fifth Avenue loan combination is expected to be (and information presented in the foregoing table is based on the assumption that the 681 Fifth Avenue loan combination will be) serviced and administered pursuant to the MSC 2016-UBS12 pooling and servicing agreement.

(4)	The Quantum Park mortgage loan (i) is currently being serviced and administered by an outside servicer and an outside special servicer pursuant to the CGCMT 2016-C3 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction. The Quantum Park controlling pari passu companion loan is currently held by Barclays, but is expected to be contributed to a future commercial mortgage securitization transaction. The parties identified in the table above are the parties to the CGCMT 2016-C3 pooling and servicing agreement.

(5)	With respect to the Quantum Park mortgage loan, there is currently no initial outside controlling class representative with consent rights or the right to replace the applicable special servicer because those rights are held by the holder of the controlling pari passu companion loan for the related loan combination, which has not yet been securitized. See the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related controlling note holder for such loan combination.

(6)	With respect to the Potomac Mills mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of greater than 50% of the aggregate principal balance of the subordinate companion loans (currently held by Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect (and, accordingly, there is currently no initial outside controlling class representative exercising any such rights). If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note and the controlling class representative (or equivalent party) under the CFCRE 2016-C6 securitization will be the outside controlling class representative with respect to the Potomac Mills mortgage loan.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination under the pooling and servicing agreement will be:

●	with respect to any such mortgage loan (other than an excluded mortgage loan) or loan combination (other than any serviced loan combination as to which the controlling note is held outside the issuing entity), the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of the Class E, Class F, Class G and Class H certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class E certificates will be the controlling class. The controlling class as of the closing date will be the Class H certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

With respect to the serviced mortgage loans (other than an excluded mortgage loan) and serviced loan combinations (other than any serviced outside controlled loan combinations), prior to the occurrence of certain appraisal or other trigger events:

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of Class E, Class F, Class G and Class H certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates (other than the classes of Class E, Class F, Class G and Class H certificates) (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of Class E, Class F, Class G and Class H certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates (other than the classes of Class E, Class F, Class G and Class H certificates) (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E certificates are the controlling class of certificates, the holder of more than 50% of the controlling class of certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) is expected, on the closing date, (i) to purchase the Class E, Class F, Class G and Class H certificates and also receive the Class S certificates, and (ii) to be the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the controlling note is held outside the issuing entity, and (y) any excluded mortgage loan).

With respect to any subordinate companion loan that is part of a serviced loan combination, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage

Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions

Involving Transaction Parties—Warehouse Financing Arrangements”);

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in December 2016 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to December 2016, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about December 15, 2016.

Distribution Date	The 4th business day following the related determination date of each month, beginning in January 2017.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in January 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in January 2017, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	July 2021
	Class A-2	December 2021
	Class A-3	November 2023
	Class A-4	November 2026
	Class A-5	November 2026
	Class A-AB	August 2026
	Class X-A	November 2026
	Class X-B	December 2026
	Class A-S	November 2026
	Class B	December 2026
	Class C	December 2026

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in December 2049.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2016-P6:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The Series 2016-P6 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: Class D, Class X-D, Class E, Class F, Class G, Class H, Class S and Class R certificates.

B. Certificate Balances

or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate of each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates will be fixed at the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate of each class of the Class A-5 and Class A-S certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class B certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.040%, as described in this prospectus.

The pass-through rate of the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates, as described in this prospectus.

The pass-through rate of the Class X-B certificates will be a fixed per annum rate equal to 0.040%.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-

servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00375% to 0.05250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan

Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
8 Times Square & 1460 Broadway	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month(3)	1.0%(3)	1.0%(3)
681 Fifth Avenue	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month(4)	1.0%(4)	1.0%(4)
Quantum Park	Outside Serviced	0.00250%	No greater than 0.25% per annum(5)	1.0%(5)	1.0%(5)
Potomac Mills	Outside Serviced	0.00250%	0.125% per annum (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected a replacement special servicer for the Potomac Mills loan combination); at all other times, the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected a replacement special servicer for the Potomac Mills loan combination); at all other times, 1.0%	0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected a replacement special servicer for the Potomac Mills loan combination); at all other times, 1.0%
Fresno Fashion Fair	Outside Serviced	0.00250%	0.25000% per annum	1.0%	1.0%
Hyatt Regency Jersey City	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
Easton Town Center	Outside Serviced	0.00125%	0.125% per annum	0.25%	0.25%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the CD 2016-CD2 securitization and/or the related co-lender agreement.

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the MSC 2016-UBS12 securitization and/or the related co-lender agreement.

(5)	It is expected that the servicing of the Quantum Park mortgage loan will shift from the CGCMT 2016-C3 pooling and servicing agreement to a future servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the future servicing agreement governing the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is contributed; provided that such fees are subject to the parameters set forth in the related co-lender agreement as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading). The Quantum Park mortgage loan is treated as an outside serviced mortgage loan because the current servicing agreement is, and any future servicing agreement will be, an outside servicing agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00158% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00027%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00575% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement— Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of
Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date, will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B.	Interest and Principal
	Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C.	Yield Maintenance Charges and
	Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D.	Subordination, Allocation of
	Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B certificates). Among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B certificates, payment rights of certain classes will be more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated in ascending order (beginning with certain Series 2016-P6 certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A and Class X-B certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A and Class X-B certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class S and Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E.	Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the interest-bearing certificates, on a pro rata basis, to reduce the amount of the interest payment on such classes of certificates. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A.	Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B.	Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C.	Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 54 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $913,408,704. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 28 states and the District of Columbia. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Eighty-nine (89) mortgaged properties, collectively securing approximately 89.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Five (5) mortgaged properties, collectively securing approximately 10.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Seven (7) mortgage loans, collectively representing approximately 34.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
8 Times Square & 1460 Broadway	CGMRC	$75,000,000	8.2%	$125,000,000	N/A	$200,000,000	Outside Serviced	N
681 Fifth Avenue	CGMRC	$57,500,000	6.3%	$157,500,000	N/A	$215,000,000	Outside Serviced	N
Quantum Park	Barclays	$50,000,000	5.5%	$82,000,000	N/A	$132,000,000	Outside Serviced	N
Potomac Mills	Barclays	$36,375,000	4.0%	$254,625,000	$125,000,000	$416,000,000	Outside Serviced	N
Fresno Fashion Fair	Société Générale	$35,000,000	3.8%	$290,000,000	N/A	$325,000,000	Outside Serviced	N
Hyatt Regency Jersey City	Barclays	$35,000,000	3.8%	$65,000,000	N/A	$100,000,000	Outside Serviced	N
Easton Town Center	Barclays	$22,500,000	2.5%	$315,000,000	$362,500,000	$700,000,000	Outside Serviced	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

The outside serviced mortgage loans will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that, as of the closing date, will be outside serviced mortgage loans are set forth in the table under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced loan combinations, serviced pari passu loan combinations, serviced AB loan combinations, serviced companion loans, serviced pari passu companion loans, serviced subordinate companion loans, serviced companion loan holders, serviced pari passu companion loan holders, serviced subordinate companion loan holders, serviced outside controlled loan combinations, servicing shift loan combinations, servicing shift mortgage loans or servicing shift companion loans related to this securitization transaction and, therefore, all references in this prospectus to “serviced loan combinations”, “serviced pari passu loan combinations”, “serviced AB loan combinations”, “serviced companion loans”, “serviced pari passu companion loans”, “serviced subordinate companion loans”, “serviced companion loan holders”, “serviced pari passu companion loan holders”, “serviced subordinate companion loan holders”, “serviced outside controlled loan combinations”, “servicing shift loan combinations”, “servicing shift mortgage loans”, “servicing shift companion loans” or any related terms should be disregarded.

Additional Characteristics
of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$913,408,704
Number of Mortgage Loans	54
Number of Mortgaged Properties	94
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,310,000 to $75,000,000
Average Cut-off Date Balance	$16,914,976
Range of Mortgage Rates	2.98821% to 5.37000%
Weighted Average Mortgage Rate	4.30583%
Range of original terms to Maturity Date/ARD(2)	60 months to 122 months
Weighted average original term to Maturity Date/ARD(2)	111 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	55 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	110 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)	28.5% to 74.6%
Weighted average Cut-off Date LTV Ratio(4)(5)	59.4%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	28.5% to 68.8%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	53.8%
Range of UW NCF DSCR(4)(6)	1.20x to 4.39x
Weighted average UW NCF DSCR(4)(6)	1.94x
Range of Debt Yield on Underwritten NOI(4)(7)	7.3% to 16.5%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.1%
Percentage of Initial Pool Balance consisting of:
Interest Only	42.3%
Amortizing Balloon	29.4%
Interest Only then Amortizing Balloon	28.4%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt or subordinate debt	6.4%
Mortgaged Properties with single tenants	19.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates.

(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values of the related mortgaged properties (as set forth on Annex A to this prospectus), provided that such loan-to-value ratios (i) may be based on “as-complete”, “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) may be calculated based on the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 59.6% and 54.0%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the related mortgaged property’s or mortgaged properties’ Underwritten NOI divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the related mortgaged property’s or mortgaged properties’ Underwritten NCF divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance is net of the related earnout or economic holdback reserve. See the definition of “Debt Yield on Underwritten NOI” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A to this prospectus as Villanueva Portfolio, representing approximately 1.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Villanueva Portfolio mortgaged properties identified on Annex A to this prospectus as University Medical Plaza and Wortham Village Shopping Center, each secured a prior loan that entered maturity default on September 1, 2016, and the Villanueva Portfolio mortgaged properties identified on Annex A to this prospectus as Kuykendahl Medical Office and Waynesboro Shopping Center, respectively, each secured a prior loan that entered maturity default on October 1, 2016. Proceeds of the mortgage loan (which was originated on October 21, 2016) were used to refinance each such prior loan.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Judiciary Place, representing approximately 0.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (and which has an original principal amount of $5,800,000), the related mortgaged property previously secured a loan to the same borrower in the original principal amount of $6,600,000, which was included in a securitization transaction. Such prior loan had a debt service coverage ratio below 1.00x during certain periods, and entered maturity default on September 1, 2016. A forbearance agreement was entered into covering the period from the maturity date to October 3, 2016, when the prior loan was repaid in full with the proceeds of the current mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on
Projections of Future Income	One (1) of the mortgaged properties, securing approximately 5.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was acquired 12 months or less prior to the cut-off date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Three (3) of the mortgaged properties, collectively securing approximately 12.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed or materially renovated 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Thirty-seven (37) of the mortgaged properties (35 of which are part of portfolios of mortgaged properties), collectively securing approximately 13.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Three (3) mortgage loans, collectively representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were each originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria” and “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria”.

Certain	Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal	of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration,	Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc. and Markit Group Limited;

●	The certificate administrator’s website initially located at www.sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement, and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in some cases, any related subordinate companion loan(s)) as a single whole loan.

Pursuant to the co-lender agreement with respect to any AB loan combination, the holder of the related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F, Class G and Class H certificates as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A, Class X-B and Class C certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting

Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor”) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. The regulatory technical standards (the “Technical Standards”) in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014 specifying the requirements for investor, sponsor, original lenders and originator institutions relating to exposures to transferred credit risk under the CRR came into force on July 3, 2014. There can be no assurance that the continuing implementation of or further changes to the Technical Standards will not affect the requirements applying to relevant investors. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU (the Alternative Investment Fund Managers Directive (the “AIFMD”)); (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to the Solvency II Directive 2009/138/EC (“Solvency II”); and (iii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to AIFMD and Solvency II. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	In September 2015, the European Commission published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

●	The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD”) equips national authorities in EU member states (the “Resolution Authorities”) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and significant investment firms (collectively, “relevant institutions”). If a relevant institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail within the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the relevant institution’s failure. In particular, liabilities of relevant institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities (which power is just one of a number of wide powers given to Resolution Authorities for the recovery and resolution of banks and other financial institutions). If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a relevant institution, then subject to certain exceptions set out in the BRRD, the liabilities of such relevant institution could, among other things, be reduced, converted to shares or other ownership interests in the relevant institution, its parent company or a bridge institution or extinguished in full. In addition, under the BRRD the Resolution Authority will have the power (among other tools) to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. Further, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB”) and the European Commission under the SRM Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM”) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, relevant institutions established in that member state are not subject to the SRM Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” below.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote”). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.”, “—The Originators—Barclays Bank PLC”, “—The Originators— Starwood Mortgage Capital LLC”, “—The Originators—Principal Commercial Capital” and “—The Originators— Société Générale”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp.—Review of CGMRC Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Barclays Bank PLC—Review of Barclays Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Starwood Mortgage Funding V LLC—Review of SMF V Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Principal Commercial Capital—Review of PCC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—Société Générale—Review of the Mortgage Loans for Which Société Générale Is the Sponsor”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are retail, mixed use, office, hospitality and self storage. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, Virginia, Michigan, Pennsylvania and Illinois. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Mixed Use Properties

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-

warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces can be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include:

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-

known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;

●	the appeal of the recreational activities offered;

●	the existence or construction of competing properties, whether or not they offer the same activities;

●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

●	geographic location and dependence on tourism;

●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

●	sensitivity to weather and climate changes; and

●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages

The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Three (3) mortgage loans, secured by the mortgaged property or the portfolios of mortgaged properties identified on Annex A to this prospectus as Quantum Park, Walgreens Net Lease Portfolio 6 and Walgreens Net Lease Portfolio 4, representing approximately 5.5%, 3.8% and 2.5%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such excess interest will be required to be paid, if and to the extent permitted under applicable law and the related loan documents, only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules.

See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, restaurants, shopping malls, water parks, theater space, music venues, dental or medical offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Sixteen (16) of the mortgaged properties, securing approximately 20.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

Barclays Bank PLC, a sponsor, a mortgage loan seller and an originator, is a public limited company registered in England and Wales and could be subject to the provisions of the Insolvency Act 1986 (the “Insolvency Act”), the Banking Act 2009 (the “Banking Act”) and the Investment Bank Special Administration Regulations 2011 (the “Special Administration Regulations”) (together, the “Insolvency Legislation”).

Barclays Bank PLC could be the subject of insolvency processes, including a liquidation or administration under the Insolvency Act, an operation of one or more of the pre-insolvency stabilization options, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations (together, the “Insolvency Processes”). If Barclays Bank PLC were to be the subject of one or more of the Insolvency Processes then the validity or enforceability of certain transactions entered into by it, its obligations under the transaction documents to which it is a party and the ability of other parties to enforce those obligations may be affected in the manner set out below.

If Barclays Bank PLC were to enter into administration (or certain documents were filed at court in respect of it), a moratorium which would prevent any legal process being instituted or continued against it or its property (except (if applicable) with the consent of the administrator or the leave of the court) would automatically be applicable. Such moratorium might affect the enforcement of Barclays Bank PLC’s obligations under the transaction documents to which it is a party, including its obligations under the mortgage loan purchase agreement to repurchase mortgage loans, to cure certain breaches or defects and to perfect the equitable assignment of the mortgage loans (to the extent that Barclays Bank PLC is required to take any steps in relation to such perfection). Moratoria applicable under the other Insolvency Processes might also prevent legal process against Barclays Bank PLC or its property, subject to the terms of the relevant Insolvency Legislation.

If the Bank of England exercises a stabilization power (in order to implement one of the stabilization options) with respect of Barclays Bank PLC it may, subject to certain conditions, suspend the termination rights of its counterparties, including any termination rights under the transaction documents to which it is a party, temporarily for the period ending no later than midnight at the end of the first business day following the day on which the relevant instrument is published.

Pursuant to the Insolvency Legislation, the validity or enforceability of certain transactions entered into by Barclays Bank PLC may be challenged or otherwise affected in a liquidation or administration under the Insolvency Act, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations.

Under the Banking Act, the Bank of England may, in certain circumstances, make an order for the transfer of some or all of the property, rights or liabilities of Barclays Bank PLC to a private sector purchaser, a bridge bank or an asset management vehicle. A transfer can be effected regardless of any legislative or contractual restriction, including any consent requirement.

Pursuant to the Banking Act, the Bank of England may also, in certain circumstances, make an order making a special bail-in provision under which, amongst other things, certain liabilities owed by Barclays Bank PLC may be modified, cancelled or changed (together with any associated order that the Bank of England may think is appropriate to make in consequence of the special bail-in provision).

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer by Barclays Bank PLC’s of its interest in its mortgage loans will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale or challenge the transaction under the Insolvency Legislation, or that the transfer could not be otherwise affected by the Insolvency Legislation. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or a trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loans by Barclays Bank PLC was a pledge of the mortgage loans rather than a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

Société Générale, a sponsor, a mortgage loan seller and an originator, is a French limited liability company (“société anonyme”) authorized as a bank and is subject to the provisions of French insolvency laws. Pursuant to French insolvency laws, certain transactions entered into by a French registered company may be subsequently challenged if entered into during the “hardening period” (“periode suspecte”). In the event the challenge was successful, the transfer of the mortgage loans by Société Générale may be declared null and void by the insolvency judge. The hardening period is the period between the date on which the company became insolvent and the date of order of the court commencing an insolvency proceeding. The date of insolvency (“état de cessation des paiements”) is deemed to be the date of the court order commencing the proceeding, unless the court sets an earlier date which may be no earlier than 18 months before the date of such court order. In the event a French insolvency proceeding is open against Société Générale and if the transfer of the mortgage loans occurred during such 18-month period before the opening of the proceeding, it is possible that a court appointed officer, the court or the public prosecutor would try to claim that Société Générale was already insolvent at the time of the transfer and try to challenge the validity of such transfer under French insolvency rules. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates. In addition, Société Générale’s obligation to repurchase mortgage loans or to cure certain breaches or defects with respect to the Mortgage Loans could be subject to the “bail-in” powers of relevant Resolution Authorities. See “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates.”

If Société Générale were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of France and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Société Générale may argue that the sale of its interest in the mortgage loans by Société Générale was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Société Générale’s interest in the mortgage loans was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History,

Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Citigroup Global Markets Realty Corp., one of the sponsors and an originator, Citibank, N.A., the certificate administrator, and Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a directing holder, a controlling class certificateholder or other certificateholders or a companion loan holder (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the outside serviced mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations

Reviewer”. After the occurrence and during the continuance of a control termination event), the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to certain actions of the special servicer in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s); provided that the operating advisor may consult regarding a serviced outside controlled loan combination only if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. Additionally, after the occurrence and during the continuance of a control termination event, the master servicer or the special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect an operating advisor consulting fee from the related borrower in connection with a major decision with respect to the applicable serviced mortgage loan(s) and/or serviced companion loan(s), to the extent not prohibited by the related mortgage loan documents. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole as if such certificateholders (and, if applicable, any related serviced pari passu companion loan holder) constituted a single lender) and will have no fiduciary duty to any party. See “The Pooling and Servicing Agreement—Operating Advisor”.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans (other than any excluded mortgage loan) and loan combinations serviced under the pooling and servicing agreement (other than any serviced outside controlled loan combination), (ii) Barclays Bank PLC is the initial holder of the Quantum Park controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Quantum Park loan combination, and (iii) Teachers Insurance and Annuity Association of America is the initial holder of each of the Potomac Mills subordinate companion loans and, as such, will be the initial directing holder with respect to the Potomac Mills loan combination. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Description of the Mortgage Pool—The Loan Combinations—General”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class H certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E, Class F, Class G and Class H certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) or its designee will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, a holder of a security backed, in whole or in part, by a companion loan, or any other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of such special servicer under the pooling and servicing agreement and, with respect to any serviced loan combinations, the related co-lender agreement and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity. See “The Pooling and Servicing Agreement—General”.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

After the occurrence and during continuance of a control termination event, the holders of at least 25% of the voting rights of the certificates (other than the Class S and Class R certificates) may request a vote to replace the special servicer under the pooling and servicing agreement (except with respect to a serviced outside controlled loan combination). The subsequent vote may result in the termination and replacement of the special servicer if (within 180 days of the initial request for that vote) the holders of (a) at least 66-2/3% of a quorum of certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances) of the certificates (other than the Class S and Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates (but, for purposes of this clause (b), considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. With respect to the outside serviced mortgage loans, it is expected that after the occurrence and during continuance of a control termination event or equivalent event under the related outside servicing agreement the certificateholders relating to each outside servicing agreement will have similar rights to remove the outside special servicer. In addition, after the occurrence and during the continuance of a consultation termination event, the operating advisor may recommend the replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s) serviced under the pooling and servicing agreement); provided that the operating advisor may not recommend the removal of the special servicer with respect to a serviced outside controlled loan combination without the consent of the related controlling note holder. That recommendation may result in the termination and replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s)) if (within 180 days of the initial request for a vote) the holders of more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates (but considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans”.

The outside special servicer for any outside serviced loan combination will be subject to removal and replacement by the related outside controlling class representative or in connection with a securityholder vote generally in a manner similar to that contemplated by the preceding two paragraphs, in each case subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement. In addition, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder, as controlling note holder of such outside serviced loan combination, may terminate and replace the outside special servicer for such loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”. Similarly, any outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have certain consent and consultation rights with respect to the related outside serviced loan combination under the outside servicing agreement and the related co-lender agreement, which (in the case of an outside controlling class representative) it may lose upon the occurrence of certain events specified in the applicable outside servicing agreement. See “Description of the Mortgage Pool—The Loan Combinations”.

In addition, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance (or outstanding notional amount, as applicable), which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases with respect to the termination of the special servicer, the operating advisor and the asset representations reviewer, certain voting rights will also be reduced by appraisal reduction amounts. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You have no rights to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights”.

The Servicing of the Quantum Park Loan Combination Will Shift to Other Servicers

The servicing of the Quantum Park loan combination is currently governed by the CGCMT 2016-C3 pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although they will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Quantum Park Loan Combination” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Quantum Park Mortgage Loan”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such other servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for Each of the 8 Times Square & 1460 Broadway Loan Combination and the 681 Fifth Avenue Loan Combination Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that the 8 Times Square & 1460 Broadway loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the 8 Times Square & 1460 Broadway controlling pari passu companion loan is to be contributed, which is expected to be the CD 2016-CD2 securitization. In addition, it is also expected that the 681 Fifth Avenue loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the 681 Fifth Avenue controlling pari passu companion loan is to be contributed, which is expected to be the MSC 2016-UBS12 securitization. However, neither the CD 2016-CD2 securitization nor the MSC 2016-UBS12 securitization has closed, and the provisions of the respective pooling and servicing agreements have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 8 Times Square & 1460 Broadway Loan Combination” and “—The Loan Combinations—The 681 Fifth Avenue Loan Combination”, and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 8 Times Square & 1460 Broadway Mortgage Loan” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 681 Fifth Avenue Mortgage Loan”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of either of the CD 2016-CD2 securitization transaction or the MSC 2016-UBS12 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the CD 2016-CD2 pooling and servicing agreement or the MSC 2016-UBS12 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. After the occurrence and during the continuance of a control termination event, the special servicer generally will be required to consult with the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved) and the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. These actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor and/or the controlling class representative following the occurrence of a control termination event. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, given that, pursuant to the co-lender agreement for any such serviced pari passu loan combination (other than any such loan combination that is a serviced outside controlled loan combination), the serviced pari passu companion loan holder is not the directing holder, and the issuing entity as holder of the related mortgage loan is the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”), with respect to any such serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

With respect to the Potomac Mills loan combination, the holder(s) of greater than 50% of the aggregate principal balance of the related subordinate companion loans have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loans, approve certain modifications and consent to certain actions to be taken with respect to such loan combination. The rights of the holder(s) of greater than 50% of the aggregate principal balance of the Potomac Mills subordinate companion loans could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Loan Combinations—The Potomac Mills Loan Combination”.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us (however, Starwood Mortgage Capital LLC, an originator, will guarantee Starwood Mortgage Funding V LLC’s repurchase and substitution obligations under the related mortgage loan purchase agreement, as described in “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”). Neither we nor any of our affiliates (except Citigroup Global Markets Realty Corp. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do

so. Additionally, two of the sponsors, Barclays Bank PLC and Société Générale, may be subject to the “bail-in” powers of a Resolution Authority and each such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates” above. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2016-P6 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 54 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in December 2016 (or, in the case of any Mortgage Loan that has its first due date subsequent to December 2016, the date that would have been its due date in December 2016 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $913,408,704 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a retail, mixed use, office, hospitality, self storage, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Seven (7) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”), collectively representing approximately 34.1% of the Initial Pool Balance, are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)	17 (the “CGMRC Mortgage Loans”)	$335,076,678	36.7%
Barclays Bank PLC, a public limited company registered in England and Wales (“Barclays”)	15 (the “Barclays Mortgage Loans”)	252,245,856	27.6
Starwood Mortgage Funding V LLC, a Delaware limited liability company (“SMF V“)	11 (the “SMF V Mortgage Loans”)	148,194,970	16.2
Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (“Principal Commercial Capital“)	6 (the “PCC Mortgage Loans”)	97,976,416	10.7
Société Générale, a société anonyme organized under the laws of France (“Société Générale“)	5 (the “Société Générale Mortgage Loans”)	79,914,784	8.7
Total	54	$913,408,704	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp.(1)	Citigroup Global Markets Realty Corp.	17	$335,076,678	36.7%
Barclays Bank PLC(2)(3)	Barclays Bank PLC	14	217,245,856	23.8
Starwood Mortgage Capital LLC	Starwood Mortgage Funding V LLC	9	111,857,967	12.2
Société Générale(4)	Société Générale	5	79,914,784	8.7
Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	4	54,926,416	6.0
Macquarie Investments US Inc. d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	2	43,050,000	4.7
The Bank of New York Mellon	Starwood Mortgage Funding V LLC	2	36,337,003	4.0
Prudential Mortgage Capital Company, LLC	Barclays Bank PLC	1	35,000,000	3.8
	Total	54	$913,408,704	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue (which will be sold to the Depositor by CGMRC), representing approximately 6.3% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”).

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills (which will be sold to the Depositor by Barclays), representing approximately 4.0% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Barclays, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center (which will be sold to the Depositor by Barclays), representing approximately 2.5% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Barclays and Morgan Stanley Bank, N.A.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair (which will be sold to the Depositor by Société Générale), representing approximately 3.8% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Société Générale and JPMorgan Chase Bank, National Association.

(5)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

CGMRC, Barclays, Starwood Mortgage Capital LLC, Principal Commercial Capital, Macquarie Investments US Inc. d/b/a Principal Commercial Capital, Société Générale, The Bank of New York Mellon and Prudential Mortgage Capital Company, LLC are referred to in this prospectus as the originators. Barclays has acquired or will acquire the Barclays Mortgage Loan that was originated by Prudential Mortgage Capital Company, LLC on or prior to the Closing Date. SMF V has acquired or will acquire the SMF V Mortgage Loans that were originated by Starwood Mortgage Capital LLC and The Bank of New York Mellon, respectively, on or prior to the Closing Date. Principal Commercial Capital has acquired or will acquire the PCC Mortgage Loans that were originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital from Macquarie Investments US Inc. d/b/a Principal Commercial Capital on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CGMRC, Barclays, SMF V, Principal Commercial Capital and Société Générale (collectively, the “Sponsors”) on or about December 15, 2016 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 8 Times Square & 1460 Broadway Mortgaged Property). When that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 8 Times Square & 1460 Broadway Mortgage Loan or the 8 Times Square & 1460 Broadway Loan Combination). When that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time a particular Companion Loan or type of Companion Loan (for example, a Pari Passu Companion Loan or Subordinate Companion Loan) may be identified by name (for example, an 8 Times Square & 1460 Broadway Companion Loan). When that occurs, we are referring to a (or, if applicable, the sole) Companion Loan (or Companion Loan of the applicable type) secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, “8 Times Square & 1460 Broadway”) is otherwise combined with any Loan Combination-related defined term (for example, “Companion

Loan Holder”), reference is being made to such combined term (for example, “8 Times Square & 1460 Broadway Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2016 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to December 2016, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2016); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth on Annex A (the “Appraised Value”). With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value, unless otherwise specified below, and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following case, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the hypothetical condition set forth below:

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as Fairfield Inn & Suites Milwaukee Downtown, representing approximately 1.2% of the Initial Pool Balance, the Appraised Value reflects the “as-complete” prospective market value of the Mortgaged Property upon completion of the related PIP. The as-is appraised value of the Fairfield Inn & Suites Milwaukee Downtown Mortgaged Property, without assuming completion of the related PIP, is $15,700,000. See “—Redevelopment, Expansion and Renovation” below.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated

Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Hilton Garden Inn - Columbus/Polaris	1.4%	69.7%	$2,150,000	57.7%

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value(1)	Cut-off Date LTV Ratio (“as-is” appraised value)	“as-is” appraised value
Fairfield Inn & Suites Milwaukee Downtown	1.2%	60.3%	$17,500,000	67.3%	$15,700,000

(1)	The Appraised Value set forth on Annex A to this prospectus is an “as-complete” appraised value, which assumes that the $1,250,000 PIP is completed at the Mortgaged Property. The amount of $1,320,000 was reserved for at origination of the Mortgage Loan for the related PIP, representing approximately 105% of the estimated cost of the PIP.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A as Hilton Garden Inn - Columbus/Polaris, representing approximately 1.4% of the Initial Pool Balance, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Cut-off Date

Balance less a related earnout or holdback reserve in the amount of $2,150,000. The Debt Yield on Underwritten Net Cash Flow without the exclusion of such reserve is 10.4%.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A as Hilton Garden Inn - Columbus/Polaris, representing approximately 1.4% of the Initial Pool Balance, the Debt Yield on Underwritten NOI was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve in the amount of $2,150,000. The Debt Yield on Underwritten NOI without the exclusion of such reserve is 11.8%.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use, multifamily and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
Hilton Garden Inn - Columbus/Polaris	1.4%	56.9%	$2,150,000	44.9%

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; however, such Appraised Value is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (“Appraised Value”)	Appraised Value(1)	Maturity Date/ARD LTV Ratio (“as-is” appraised value)	“as-is” appraised value
Fairfield Inn & Suites Milwaukee Downtown	1.2%	51.5%	$17,500,000	57.4%	$15,700,000

(1)	The Appraised Value set forth on Annex A to this prospectus is an “as-complete” appraised value, which assumes that the $1,250,000 PIP is completed at the Mortgaged Property. The amount of $1,320,000 was reserved for at origination of the Mortgage Loan for the related PIP, representing approximately 105% of the estimated cost of the PIP.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units, Pads or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of retail, office, mixed use (to the extent the related Mortgaged Property includes retail or office space) and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality, multifamily and manufactured housing community properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, at which time the lockbox converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units,” “Rooms,” “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads, or (d) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans

Initial Pool Balance(1)	$913,408,704
Number of Mortgage Loans	54
Number of Mortgaged Properties	94
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,310,000 to $75,000,000
Average Cut-off Date Balance	$16,914,976
Range of Mortgage Rates	2.98821% to 5.37000%
Weighted Average Mortgage Rate	4.30583%
Range of original terms to Maturity Date/ARD(2)	60 months to 122 months
Weighted average original term to Maturity Date/ARD(2)	111 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	55 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	110 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)	28.5% to 74.6%
Weighted average Cut-off Date LTV Ratio(4)(5)	59.4%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	28.5% to 68.8%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	53.8%
Range of UW NCF DSCR(4)(6)	1.20x to 4.39x
Weighted average UW NCF DSCR(4)(6)	1.94x
Range of Debt Yield on Underwritten NOI(4)(7)	7.3% to 16.5%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.1%
Percentage of Initial Pool Balance consisting of:
Interest Only	42.3%
Amortizing Balloon	29.4%
Interest Only then Amortizing Balloon	28.4%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt or subordinate debt	6.4%
Mortgaged Properties with single tenants	19.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include Mortgage Loans that pay interest-only until their maturity dates.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values of the related Mortgaged Properties (as set forth on Annex A to this prospectus), provided, that such loan-to-value ratios (i) may be based on “as-complete”, “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) may be calculated based on the Cut-Off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon

Balance (as applicable) of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 59.6% and 54.0%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the related Mortgaged Property’s or Mortgaged Properties’ Underwritten NOI divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the related Mortgaged Property’s or Mortgaged Properties’ Underwritten NCF divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance is net of the related earnout or economic holdback reserve. See the definition of “Debt Yield on Underwritten NOI” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 11 Mortgage Loans, representing approximately 42.3% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 24 Mortgage Loans, representing approximately 29.4% of the Initial Pool Balance, that pay principal and interest for their entire terms, and 19 Mortgage Loans, representing approximately 28.4% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	18	49	$307,324,204	33.6%
Single Tenant	7	37	125,287,437	13.7
Super Regional Mall	2	2	71,375,000	7.8
Anchored	5	5	71,300,000	7.8
Urban Streetscape Retail Center	1	1	22,500,000	2.5
Unanchored	2	2	10,310,000	1.1
Shadow Anchored	1	2(2)	6,551,768	0.7

Mixed Use	7	7	$244,484,081	26.8%
Office/Retail	6	6	228,784,081	25.0
Retail/Hospitality(3)	1	1	15,700,000	1.7

Office	11	13	$172,661,207	18.9%
Suburban	9	9	149,601,065	16.4
Medical Office	1	3(2)	20,463,712	2.2
CBD	1	1	2,596,430	0.3

Hospitality	5	5	$83,381,482	9.1%
Full Service	2	2	52,956,162	5.8
Limited Service	2	2	17,941,124	2.0
Select Service	1	1	12,484,195	1.4

Self Storage	5	12	$55,809,784	6.1%

Multifamily	7	7	$45,509,069	5.0%
Garden	7	7	45,509,069	5.0

Manufactured Housing	1	1	$4,238,876	0.5%

Total	54	94	$913,408,704	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

(2)	One (1) Mortgage Loan, secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Villanueva Portfolio, is secured by two shadow-anchored retail properties identified on Annex A to this prospectus as Waynesboro Shopping Center and

Wortham Village Shopping Center, and two medical office properties identified on Annex A to this prospectus as Kuykendahl Medical Office and University Medical Plaza.

(3)	The borrower’s interest in the Mortgaged Property is a leasehold interest. The hospitality component of the Mortgaged Property is operated by an unaffiliated tenant of the borrower.

Retail Properties

Forty-nine (49) retail properties, representing collateral for approximately 33.6% of the Initial Pool Balance, secure, in whole or in part, 18 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the retail Mortgaged Properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance:

(i)	The Mortgage Loan is secured in part by a pledge of one of the borrower’s membership interest in Easton Town Center III, LLC (the “Lifetime Fitness Fee Owner”), which owns the fee interest in a parcel that is operated as a Lifetime Fitness center at the Mortgaged Property (the “Lifetime Fitness Fee Parcel”). The Lifetime Fitness Fee Parcel is not collateral for the Mortgage Loan. The Lifetime Fitness Fee Parcel is ground leased to LTF Real Estate Company, Inc. (“Lifetime Fitness”), whose ground leasehold interest is subject to a leasehold mortgage in favor of another lender. In addition, the ground lease prohibits the Lifetime Fitness Fee Owner from mortgaging its fee interest and also provides the ground lessee with the right to require the Lifetime Fitness Fee Owner to subject its fee interest to the lien of Lifetime Fitness’s leasehold lender. Accordingly, if Lifetime Fitness’s leasehold lender were to foreclose on its leasehold mortgage and there was also a mortgage in favor of the Lifetime Fitness lender on the fee interest at such time, the Lifetime Fitness leasehold lender would be entitled to also foreclose on the fee interest in the Lifetime Fitness Fee Parcel. The fee owner of the Lifetime Fitness Fee Parcel, however, after such foreclosure would still be required to reimburse the borrower under the Mortgage Loan for common area expenses. Therefore, only common area expense reimbursements with respect to the Lifetime Fitness Fee Parcel were underwritten, and the pledge of the ownership interest in the Lifetime Fitness Fee Owner were not taken into account, in connection with the origination of the Mortgage Loan.

(ii)	With respect to the pledge of the related borrower’s membership interest in the Lifetime Fitness Fee Owner, pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, under which the related Loan Combination is serviced, such pledge will be permitted (as evidenced by an opinion of counsel) to be foreclosed upon only if it is determined at the time of such foreclosure that (i) the Lifetime Fitness Fee Owner is treated for federal income tax purposes as an entity disregarded from its sole owner and (ii) the Lifetime Fitness Fee Owner only owns assets that constitute either an interest in real property or personal property incidental to real property. It cannot be known currently whether clauses (i) and (ii) will be satisfied at such time. If they cannot be satisfied, the REMIC Regulations (defined below) will restrict the related servicer from exercising remedies that require the taking of title to such pledged interests on behalf of the holders of the Loan Combination and the servicer will be required either (i) to exercise the other legal remedies available under applicable law (such as receivership) or (ii) to sell such pledged interests in the Lifetime Fitness Fee Owner and apply the proceeds toward the repayment of the Loan Combination. Depending on market conditions, the proceeds from such other remedies or the sale of such pledged interests could be less than the proceeds that would be received if the servicer had taken title to such pledged interests in the Lifetime Fitness Fee Owner.

Mixed Use Properties

Seven (7) mixed use properties, representing collateral for approximately 26.8% of the Initial Pool Balance, secure, in whole or in part, seven (7) of the Mortgage Loans.

Each of the mixed use properties has one or more retail, office and/or hospitality components. To the extent a mixed use property has retail, office and/or hospitality components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Ontario City Centre, representing approximately 1.7% of the Initial Pool Balance, the related mixed use Mortgaged Property has a hospitality tenant (Rush Ontario, LLC d/b/a AC Chicago Marriott) that operates a Marriott hotel at the Mortgaged Property. The related borrower is not a party to any agreement with respect to the tenant’s relationship with its franchisor and there can be no assurance that such tenant continues to operate as a hotel under the Marriott flag. Additionally, there can be no assurance that the space leased to the hospitality tenant would be readily convertible to alternative uses if the tenant ceased to operate at the Mortgaged Property.

Office Properties

Thirteen (13) office properties, representing collateral for approximately 18.9% of the Initial Pool Balance, secure, in whole or in part, 12 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. Further, certain of the office Mortgaged Properties derive a portion of Underwritten Revenue from such specialty use tenants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

Five (5) hospitality properties, representing collateral for approximately 9.1% of the Initial Pool Balance, secure, in whole or in part, five (5) of the Mortgage Loans. All five (5) of the hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

The following table shows each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement with an expiration date that occurs, or a franchisor termination right that may be exercised, during the term of such Mortgage Loan:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Hilton Garden Inn - Columbus/Polaris	$12,484,195	1.4%	5/31/2023	11/6/2026
Hampton Inn & Suites Reno	$7,381,124	0.8%	9/30/2025	11/6/2026

In addition, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Jersey City, representing approximately 3.8% of the Initial Pool Balance, approximately 35.9% of the Underwritten Revenue is attributable to food and beverage sources. Furthermore, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sheraton Portland Airport, representing approximately 2.0% of the Initial Pool Balance, approximately 36.0% of the Underwritten Revenue is attributable to food and beverage sources. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Restaurants and Taverns”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Garden Inn – Columbus/Polaris, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property benefits from a liquor license that will expire on February 1, 2017. The Mortgage Loan is recourse to the non-recourse carveout guarantor for losses incurred by the lender arising from the borrower’s failure to timely renew any liquor license applicable to the Mortgaged Property.

Self Storage Properties

Twelve (12) self storage properties, representing collateral for approximately 6.1% of the Initial Pool Balance, secure, in whole or in part, five (5) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage Mortgaged Properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as All Storage Granbury, representing approximately 0.9% of the Initial Pool Balance, the borrower sponsor recently began construction of an expansion of 868 storage units that will be located adjacent to the Mortgaged Property. The expansion is not part of the collateral for the Mortgage Loan and may adversely affect income on the Mortgaged Property.

Multifamily Properties

Seven (7) multifamily properties, representing collateral for approximately 5.0% of the Initial Pool Balance, secure, in whole or in part, seven (7) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Terrace Point, Cove Apartments and Columbus Gardens, collectively representing approximately 2.0% of the Initial Pool Balance, a City of Los Angeles’ Rent Stabilization Ordinance, which places rent restrictions on apartment buildings built prior to October 31, 1978, is in effect. The annual allowable rent increase is based on the Consumer Price Index average for the Los Angeles–Long Beach–Anaheim areas for a 12-month period ending September 30 of each year. The percentage can be no lower than 3.0% and no higher than 8.0%. The borrower may also raise the rent by an additional 1.0% for gas and/or 1.0% for electricity.

Manufactured Housing Community Properties

One (1) manufactured housing community property, representing collateral for approximately 0.5% of the Initial Pool Balance, secures one (1) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory or health management services and/or health professional school(1)	14	18.5%
Restaurant(2)	9	13.7
Gym, fitness center, spa, salon, pool or health club(3)	7	9.4
Theater(4)	3	9.4
Bank branch(5)	3	6.0
Data center(6)	1	5.5
School, educational facility and/or beauty and cosmetology school(7)	2	4.7

(1)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Georgetown Plaza, Veva 16 & 18, Arbor Ridge Office, Seven Mile Crossing, Gene Autry Plaza, 23 Mile Macomb Medical Campus, Summit Center Marketplace, Okatie Village Commons, Creekside Plaza, Judiciary Place, Riverbridge Shopping Center, Kuykendahl Medical Office, University Medical Plaza and Wortham Village Shopping Center.

(2)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Golden Cove Shopping Center, Easton Town Center, Ontario City Centre, Gene Autry Plaza, Springbrook Shopping Center, Summit Center Marketplace, Okatie Village Commons, Waynesboro Shopping Center and Wortham Village Shopping Center. Excludes any hotel properties that may have a restaurant on-site.

(3)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 925 La Brea Avenue, Boynton Trail Centre, Summit Center Marketplace, Wilmette Commons, Riverbridge Shopping Center, University Medical Plaza and Wortham Village Shopping Center.

(4)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Potomac Mills, Boynton Trail Centre and Easton Town Center.

(5)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Fresno Fashion Fair, Summit Center Marketplace and Wilmette Commons.

(6)	Includes the Mortgaged Property identified on Annex A to this prospectus as Quantum Park.

(7)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Golden Cove Shopping Center and Springbrook Shopping Center.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; or (vi) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the Mortgaged Properties identified on Annex A to this prospectus as Potomac Mills and Waynesboro Shopping Center, collectively securing approximately 4.5% of the Initial Pool Balance, include one or more tenants that operate its space, in whole or in part, as an on-site gas station. Further, the Mortgaged Property identified on Annex A to this prospectus as Springbrook Shopping Center, securing approximately 1.6% of the Initial Pool Balance, includes a tenant that operates its space as a dry cleaner with on-site processing.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$75,000,000	8.2%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$253,923,994	27.8%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$410,210,997	44.9%
Largest Related-Borrower Concentration(1)	$59,750,759	6.5%
Next Largest Related-Borrower Concentration(1)	$57,544,178	6.3%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.0% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Walgreens Net Lease Portfolio 6	$35,048,994	3.8%
Walgreens Net Lease Portfolio 4	22,495,184	2.5
Walgreens Pool 1	20,973,238	2.3
Walgreens Pool 2	19,515,099	2.1
Walgreens Pool 4	19,262,421	2.1
Bentonville Self Storage Portfolio	15,200,000	1.7
Texas Self Storage Portfolio	14,550,000	1.6
Villanueva Portfolio	13,033,623	1.4
Sun Belt Self Storage Portfolio	11,100,000	1.2
Razorback Self Storage Portfolio	6,995,000	0.8
Grand Total	$178,173,560	19.5%

Four (4) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, collectively representing approximately 21.2% of the Initial Pool Balance, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 6.5% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Walgreens Pool 1	$20,973,238	2.3%
Walgreens Pool 2	19,515,099	2.1
Walgreens Pool 4	19,262,421	2.1
Total for Group 1:	$59,750,759	6.5%

Group 2
Walgreens Net Lease Portfolio 6	$35,048,994	3.8%
Walgreens Net Lease Portfolio 4	22,495,184	2.5
Total for Group 2:	$57,544,178	6.3%

Group 3
Bentonville Self Storage Portfolio	$15,200,000	1.7%
Texas Self Storage Portfolio	14,550,000	1.6
Sun Belt Self Storage Portfolio	11,100,000	1.2
Razorback Self Storage Portfolio	6,995,000	0.8
Total for Group 3:	$47,845,000	5.2%

Group 4
Terrace Point	$9,986,270	1.1%
Woodland Pointe	4,673,574	0.5
Cove Apartments	4,144,302	0.5
Columbus Gardens	4,134,316	0.5
Central Park East	3,195,606	0.3
Silver Lake Office	2,596,430	0.3
Total for Group 4:	$28,730,499	3.1%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	12	$152,002,226	16.6%
New York	2	$132,500,000	14.5%
Virginia	3	$92,167,334	10.1%
Michigan	6	$57,359,720	6.3%
Pennsylvania	3	$51,401,519	5.6%
Illinois	6	$51,050,241	5.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Texas, Florida, Oregon, Arizona, Nevada and Georgia, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, California, New York, Virginia, Michigan, Pennsylvania, Illinois, New Jersey, Ohio, Texas, Florida, Wisconsin, District of Columbia, Oregon, Mississippi, South Carolina, Indiana, Georgia and Louisiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Sixteen (16) Mortgaged Properties, collectively securing approximately 20.1% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

One (1) of the Mortgaged Properties, identified on Annex A to this prospectus as Quantum Park, securing approximately 5.5% of the Initial Pool Balance, was acquired 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Three (3) of the Mortgaged Properties, identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, 925 La Brea Avenue and Warehouse Lofts, collectively securing approximately 12.1% of the Initial Pool Balance, were constructed or materially renovated 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Thirty-seven (37) of the Mortgaged Properties (two (2) of which are identified on Annex A to this prospectus as Walgreens - St. Louis, MO and Walgreens - Sumter, SC and 35 of which are part of the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6, Walgreens Net Lease Portfolio 4, Walgreens Pool 1, Walgreens Pool 2 and Walgreens Pool 4), collectively securing approximately 13.7% of the Initial Pool Balance, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Gene Autry Plaza, representing approximately 1.6% of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to each of the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6 and Walgreens Net Lease Portfolio 4, representing approximately 3.8% and 2.5%, respectively, of the Initial Pool Balance, the related borrower is a Delaware statutory trust and therefore is restricted in its ability to actively operate a property. Each Delaware statutory trust borrower is controlled by a trust manager (which is a special purpose entity and 100% owned by the related borrower sponsor), and the trust manager has broad authority to control the Delaware statutory trust borrower, similar to the control a general partner or managing member would have with respect to an alternative form of special purpose entity. Each such Mortgage Loan provides that the related trust manager has the right to convert the related borrower to a limited liability company for which the trust manager would act as a sole manager. The holders of the beneficial interests in each borrower do not have authority to control or manage the related borrower or the related Mortgaged Properties, and their consent is not required for a conversion of the related borrower to a limited liability company.

Condominium Interests

Four (4) Mortgage Loans, secured by the Mortgaged Properties identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, Quantum Park, Easton Town Center and Boulevard Apartments, representing approximately 8.2%, 5.5%, 2.5% and 1.4%, respectively, of the Initial Pool Balance, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to each such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 8.2% of the Initial Pool Balance, the related loan documents permit a release of the related office condominium unit from the lien of the related security instrument, as more fully described under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments” below, which would cause the related borrower to lose control of the condominium regime; however, the related borrower would still have the right to make decisions that only affect its unit and would have a blocking vote for decisions affecting the entire building.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Quantum Park, representing approximately 5.5% of the Initial Pool Balance, the related Mortgaged Property is governed under two separate condominium regimes: (i) the building condominium (the “Building Condominium“); and (ii) the land condominium (the “Land Condominium“). Under the Land Condominium regime and as of the Cut-off Date, the borrower is able to appoint all five directors that sit on the related board of directors. Under the Building Condominium regime and as of the Cut-off Date, the borrower is able to appoint four of the five directors that sit on the related board of directors. Notwithstanding the foregoing, in connection with the borrower’s purchase of the Mortgaged Property, certain non-collateral parcels of land located around the perimeter of the Mortgaged Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condominium. However, pursuant to the Land Condominium declaration, such parcels of land may be added to the Land Condominium in the future, thereby diluting the borrower’s interest/voting right in the Land Condominium association, and the borrower may not control the Land Condominium at such time. However, the condominium documents contain typical lender protections, including notice and cure rights, and mortgagee consents for certain material actions under the condominium documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, a portion of the Mortgaged Property, which represents approximately 1.5% of the net rentable square footage at the Mortgaged Property, consists of the retail unit in a condominium. The condominium consists of two units: a retail unit, which is part of the Mortgaged Property, and a parking unit, which is not part of the Mortgaged Property. The condominium is controlled by the owner of the parking unit.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit. See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Five (5) Mortgaged Properties, identified on Annex A to this prospectus as Georgetown Plaza, Sheraton Portland Airport, Seven Mile Crossing, Ontario City Centre and 23 Mile Macomb Medical Campus, securing approximately 3.0%, 2.0%, 1.9%, 1.7% and 1.5%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 5 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 925 La Brea Avenue, representing approximately 3.2% of the Initial Pool Balance, the related ESA identifies as a REC for the Mortgaged Property impacts to soil and groundwater caused by a groundwater plume emanating from an off-site, neighboring property. A limited Phase II environmental site assessment was recommended to address potential vapor concerns associated with the impacts to the Mortgaged Property caused by the off-site source. A limited Phase II environmental site assessment was completed, but did not identify any significant vapor concerns, and affirmed that on-site impacts were caused by an off-site source. Accordingly, the Phase II consultant concluded that no additional investigation was necessary.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Golden Cove Shopping Center, representing approximately 3.1% of the Initial Pool Balance, the related ESA conducted in connection with the origination of the Mortgage Loan noted that according to historical research, a prior tenant had conducted dry cleaning operations on a portion of the Mortgaged Property from approximately 1967 to 2014. Impacts to soil and soil vapor were identified during a subsurface investigation conducted in 1997. After remedial activities were completed, the site received a “No Further Action” letter from the California Environmental Protection Administration (CALPA) on February 6, 1997. However, tetrachloroethylene (“PCE”) was continually used onsite from 1997 to 2014. Based on the continued use of PCE, the lack of recent subsurface investigations and the nature of dry cleaning chemicals, the operation of the dry cleaning business was considered a REC. The environmental consultant recommended a limited subsurface investigation be conducted in order to determine the presence or absence of soil and/or groundwater impacts due to the historical dry cleaning at the Mortgaged Property. A limited Phase II subsurface investigation at the Mortgaged Property was completed on September 27, 2016 to investigate the potential impact of volatile organic compounds (“VOCs”) to soil and/or soil gas as a consequence of a release or releases from the on-site dry cleaning facility. Such Phase II investigation found that, based on the exceedance of residential and commercial/industrial soil and gas screening levels, there appeared to be a discernible vapor intrusion concern and threat to human health in the vicinity of the dry cleaning facility. An additional limited Phase II subsurface investigation at the Mortgaged Property was completed on November 2, 2016 to further assess the distribution of VOCs in the subsurface that were identified during the September 27, 2016 Phase II subsurface investigation at the Mortgaged Property. Based on the results of the September 2016 and October 2016 Phase II environmental site assessments, the environmental consultant recommended that mitigation and remedial activities be initiated for the Mortgaged Property. The environmental consultant recommended the design, installation and operation of a soil vapor extraction (SVE) system. The environmental consultant estimated the costs associated with remediation through the issuance of a “No Further Action” letter by the overseeing regulatory agency to be $556,250. At origination of the Mortgage Loan, the borrower deposited $695,312.50 or 125% of the estimated total cost of the remediation into an environmental reserve. Funds in such reserve are permitted to be released to reimburse the borrower for the costs of remediation, provided that certain conditions are satisfied, and provided further that the lender has the right to maintain a balance of $173,828 in such reserve until the borrower has completed all remediation required by the related loan documents, including obtaining a no further action letter. In addition, the borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company with an A.M. Best rating of “A+(XV)” and an S&P Global Ratings (“S&P”) rating of “AA-”. The insurance policy has a policy limit of $7,000,000 for each pollution event and $7,000,000 in the aggregate for the policy period, a deductible of $50,000 for each pollution event and a term of ten years ending November 10, 2026, with a three-year tail period.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the related ESA conducted in connection with the origination of the Mortgage Loan noted that according to historical research, a prior tenant had conducted dry cleaning operations on a portion of the Mortgaged Property from approximately 1987 to 1992. The environmental consultant noted that it had reviewed the most current Florida Department of Environmental Protection (“FDEP”) Dry Cleaning Solvent Cleanup Program Priority Ranking List, the FDEP’s online Oculus and the FDEP’s MapDirect database, and the Mortgaged Property was not listed as a priority cleanup site and there were no reported releases or non-compliance issues filed for the Mortgaged Property. The environmental consultant noted, however, that based on the length of time the dry cleaning operation was conducted onsite and the lack of subsurface investigations to determine whether a significant solvent release had occurred, the former occupancy of the Mortgaged Property by the dry cleaning facility constituted a REC. The environmental consultant recommended a limited subsurface investigation be conducted in order to determine the presence or absence of soil and/or groundwater impacts due to the historical dry cleaning at the Mortgaged Property. In lieu of performing a Phase II environmental site assessment, the related borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company with an A.M. Best rating of “A+(XV)” and an S&P rating of “AA-”. The insurance policy has a policy limit of $2,000,000 for each pollution event and $2,000,000 in the aggregate for the policy period, a deductible of $25,000 for each pollution event and a term of thirteen years.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Pool 1, representing approximately 2.3%, of the Initial Pool Balance, the ESA relating to the Walgreens Pool 1 Mortgaged Property identified on Annex A to this prospectus as Walgreens Tulsa reported that the Mortgaged Property’s former use as a gas station (from as early as 1930 to as recently as 1964) constitutes a REC, noting the possibility of subsurface impacts by petroleum hydrocarbons and the presence of subsurface features. The ESA also reported that the Mortgaged Property’s historical use as a printing business (from the mid-1960s to 1999) and the Mortgaged Property’s possible (but unconfirmed) former use for dry cleaning operations constitute a REC. The environmental consultant conducted a Phase II investigation, collecting soil samples in order to evaluate conditions relating to the Mortgaged Property’s former uses noted in the ESA. The environmental consultant did not identify impacts above applicable screening levels in such soil samples, and therefore, did not recommend any further action.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Arbor Ridge Office, representing approximately 2.0% of the Initial Pool Balance, the related ESA identified a controlled REC related to the Mortgaged Property’s prior use as a manufacturing site. The Mortgaged Property underwent remediation due to subsoil and groundwater contamination and was granted regulatory closure on October 26, 2000. The Mortgaged Property is subject to a deed restriction, limiting its use for non-residential purposes and prohibiting the use of groundwater as a potable source.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Springbrook Shopping Center, representing approximately 1.6% of the Initial Pool Balance, the related ESA identifies as RECs for the Mortgaged Property the presence of historic dry cleaning operations onsite as well as current on-site dry cleaning operations. The current dry cleaning operations do not occupy the same tenant space as the historic operations occupied. A release associated with the current dry cleaning operations was identified in 2005. The release area was investigated and remediated and the release received No Further Remediation Action (“NFRA”) status from the governing authority in 2007. The NFRA status allowed residual impacts to remain onsite, and thus included an institutional control restricting the use of groundwater in the release area. The tenant space occupied by the historic dry cleaning operations was not assessed during the investigations associated with the 2005 release from the current dry cleaning operations. Therefore, the related ESA consultant recommended a limited Phase II subsurface investigation to address both tenant spaces occupied by dry cleaning operations. The limited Phase II subsurface investigation was conducted and did not identify impacts to soil or groundwater exceeding applicable standards. Soil gas results indicated some vapor concerns in the current dry cleaning tenant space. The consultant recommended that an epoxy coating be installed on the floor as an engineered barrier to address any vapor concerns. Installation of the epoxy coating, estimated by the environmental consultant to cost between $3,000 and $5,000, is required by the Mortgage Loan agreement to be addressed after origination of the Mortgage Loan.

With respect to the Mortgaged Property identified on Annex A to this prospectus as Walgreens – Wauwatosa, WI, securing approximately 0.6% of the Initial Pool Balance, the related ESA identifies as a controlled REC for the Mortgaged Property a release associated with USTs historically located onsite and used in connection with historic, on-site gasoline station operations. During the removal of the USTs from the Mortgaged Property in 1993, a release impacting both soil and groundwater was identified. Remediation was conducted, and on November 23, 2001, the Wisconsin Department of Commerce approved final case closure for the release, with residual impacts allowed to remain in place. Given the regulatory status of the release, the related ESA consultant did not recommend any further investigation.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cove Apartments, representing approximately 0.5% of the Initial Pool Balance, the environmental consultant noted that the Mortgaged Property is located within the boundaries of the San Fernando Valley – Area 1 North Hollywood and Burbank National Priority List (“NPL”) site, an area of contaminated groundwater extending seven square miles beneath the North Hollywood neighborhood of the City of Los Angeles and the City of Burbank. The NPL site is currently subject to investigation and remediation activities by government agencies and is being evaluated for possible potential responsible party actions. All area drinking water is provided by the Los Angeles Department of Water and Power and meets safe drinking water standards. The Mortgaged Property’s location on the NPL site is a REC; however, the related ESA did not find evidence that current or historic operations on the Mortgaged Property contributed to the related release. Additionally, on-site testing concluded a low risk of vapor intrusion. The ESA recommended no further action.

With respect to the Mortgaged Property identified on Annex A to this prospectus as Midtown Vault Self Storage, securing approximately 0.4% of the Initial Pool Balance, the related ESA recommends further evaluation of an historic diesel UST that was removed from the Mortgaged Property in 1993, but for which no documentation was available, to confirm whether any post-closure sampling had been conducted. Such an evaluation was estimated by the related ESA consultant to cost between $50,000 and $75,000. Accordingly, an environmental reserve of $50,000 was established at origination of the Mortgage Loan for further evaluation of the UST.

With respect to the Mortgaged Property identified on Annex A to this prospectus as Walgreens – Salina, KS, securing approximately 0.4% of the Initial Pool Balance, the related ESA identifies as a controlled REC for the Mortgaged Property a release associated with USTs historically located onsite and used in connection with historic, on-site gasoline station operations. The release was identified in 1991 during the removal of various USTs from the Mortgaged Property. The release received closure from the governing regulatory authority on September 12, 2016, after the completion of a Limited Risked-Based Corrective Action Report (“LRBCAR”). The LRBCAR identified residual soil and groundwater impacts at the Mortgaged Property and on the adjoining property across South Broadway Boulevard to the east. A 2015 soil gas investigation on the Mortgaged Property did not identify vapor migration to the indoor environment as a significant environmental concern. Based upon the closed regulatory status, and on the identification of a responsible party unrelated to the borrower, the related ESA consultant determined that no additional action in relation to the historic UST release was warranted.

With respect to the Mortgaged Property identified on Annex A to this prospectus as Walgreens – Allendale, MI, securing approximately 0.4% of the Initial Pool Balance, the related ESA identifies as a controlled REC for the Mortgaged Property impacts to soils above residential standards related to historical operations. Given the impacts, a baseline environmental assessment (“BEA”) was performed on the Mortgaged Property in 2007 on behalf of the current owner. A BEA allows the person(s) on whose behalf it was performed to purchase or begin operating at a property without taking on liability for the clean-up of historic impacts identified in the BEA. The BEA requires and includes a “due care plan”, which allows for the safe utilization of the impacted Mortgaged Property. Due care for the Mortgaged Property included coverage of the impacted soils with asphalt to protect from contact and groundwater infiltration. The Mortgage Loan agreement requires the borrower, as the new owner, to perform within forty-five (45) days of origination of the Mortgage Loan, a new BEA (or update the existing BEA from 2007) to obtain the protections afforded by a BEA for the historical impacts to the Mortgaged Property.

With respect to the Mortgaged Property identified on Annex A to this prospectus as Walgreens – Waterloo, IA, securing approximately 0.3% of the Initial Pool Balance, the related ESA identifies as a controlled REC for the Mortgaged Property a release associated with USTs historically located onsite and used in connection with historic, on-site gasoline station operations. The removal of USTs from the Mortgaged Property took place in phases from 1989 until 2001, with a release identified in 1993. Investigation of this release confirmed impacts to soil and groundwater above applicable standards. The release was remediated to applicable risk-based criteria, and the Mortgaged Property was granted a status of “no action required” by the governing regulatory authority on February 3, 1999. The “no action required” status allowed certain residual impacts to remain onsite in relation to groundwater, and allows the governing authority to re-open the release case should site conditions change at the Mortgaged Property. Given the current closed status of the release, the related ESA consultant did not recommend any additional action.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Golden Cove Shopping Center, representing approximately 3.1% of the Initial Pool Balance, the largest tenant, P.V. Peninsula Montessori School, Inc. (the “Montessori Tenant“), which leases approximately 31.35% of the net rentable square footage at the Mortgaged Property, sued the borrower in January 2011 in connection with a dispute regarding common area maintenance payments and major repair payments, and the borrower counter-sued for business interference with its tenants and prospective tenants. The suit was settled in January 2013. Subsequent to the settlement, in May 2013, an attorney for the Montessori Tenant sent a letter to the borrower stating that the borrower’s billing of the Montessori Tenant for real estate taxes was contrary to the terms of the settlement agreement, in that the borrower was billing the Montessori Tenant for the entire tax bill for the parcel of which the Montessori Tenant’s leased premises are a part, rather than solely for its leased premises, and that the Montessori Tenant was entitled to a refund of approximately $20,000 to $25,000 for the 2012-2013 tax year. According to the related borrower, no further correspondence was received. However, in connection with the origination of the Mortgage Loan, the Montessori Tenant provided an estoppel certificate to the lender dated October 12, 2016, in which it cited the foregoing letter, and stated that the borrower is currently indebted to the Montessori Tenant for reimbursement of overpaid taxes in an amount which has not yet been calculated. Pursuant to the Mortgage Loan documents, the non-recourse carveout guarantors have agreed to be liable for losses related to the defaults of the borrower claimed by the Montessori Tenant resulting from the dispute of payment of real property taxes under the Montessori Tenant’s lease, as specifically set forth in the October 12, 2016 estoppel certificate.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Terrace Point, Woodland Pointe, Cove Apartments, Columbus Gardens, Central Park East and Silver Lake Office, collectively representing approximately 3.1% of the Initial Pool Balance, the borrower sponsors reported that their primary owner (the “Primary Owner“) is a defendant in two pending suits brought by two of his brothers alleging that the Primary Owner and his brothers orally formed a general partnership agreement relating to certain business ventures. Among the claims brought by the Primary Owner’s brothers is a claim relating to profits earned by the acquisition of certain apartment buildings. In connection with such claim, the plaintiffs sought $250,000,000 and a jury awarded them $65,000,000. The decision was remanded back to the district court after the appellate court granted the Primary Owner’s motion for a new trial on grounds of juror misconduct, which operated to vacate the jury’s verdict. A jury trial has been rescheduled for July 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1120 Executive Plaza, representing approximately 0.8% of the Initial Pool Balance, the related guarantor is named as a defendant in two actions filed by his former business partner relating to their ownership of a limited liability company (the “Company“). In one action, filed in 2009, the plaintiff alleged, among other things, that the guarantor, as the managing member of the Company, unjustly enriched himself by misappropriating proceeds of a loan made to the Company and unlawfully diverting such proceeds to another limited liability company owned by the guarantor. The plaintiff is seeking approximately $8.73 million in such action. In the second action, filed in 2012, the plaintiff alleged that the guarantor failed to meet his obligation to sell his interest in the

Company upon the plaintiff’s exercise of a buy-sell option to purchase the guarantor’s interest for $6 million, and is seeking specific performance of the guarantor’s sale of such interest. The lower court entered judgment against the guarantor in November 2015 directing the guarantor to sell his interest in the Company. The guarantor reported that he is in the process of settling both such actions with his former business partner pursuant to a confidential settlement agreement and mutual release. In addition, the guarantor and an entity he controls are among several named defendants in an action brought by a condominium’s board of managers in 2012 relating to alleged construction defects in a condominium project. The guarantor and such entity are the subjects of two of the five claims set forth in the complaint, each of which seeks approximately $5 million or such greater amount as the court may determine. Additionally, the guarantor reported that two tax liens in the state of New York are pending against him for failure to pay amounts due in 2006 and 2012 with initial assessments of approximately $442,688 and $18,779, respectively, plus interest. The guarantor’s obligations under such liens were combined into one payment plan, established in 2015, with an outstanding balance of approximately $500,000.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than $1,000,000, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the related borrower has the right to relocate a water retention pond currently located on a parcel adjacent to the Mortgaged Property and owned by an affiliate of the borrower to the Mortgaged Property by filling in such existing pond at the adjacent parcel, and expanding an existing retention pond and retention area on the Mortgaged Property, subject to satisfaction of various conditions, including but not limited to (i) receipt of governmental and tenant approvals, (ii) commencement of the work within 60 months after the origination date of the Mortgage Loan and completion (subject to force majeure) within 24 months after commencement (or such extended period as the lender reasonably approves), (iii) payment by the borrower of all costs, fees and expenses associated with the expansion, including fees and costs of lender’s counsel and (iv) if required by procedures promulgated by the rating agencies rating the Certificates, delivery of a REMIC opinion and/or a rating agency confirmation. At origination of the Mortgage Loan, the borrower deposited $1,100,000 into a reserve for the costs of such relocation work, which have been estimated at approximately $1,029,685. If the borrower fails to commence the relocation work within 18 months of origination of the Mortgage Loan, or the borrower elects not to effect the relocation, the borrower is required to effect certain deferred maintenance repairs to a parking lot at the Mortgaged Property (estimated to cost approximately $100,250) and may be reimbursed for such work from the relocation reserve. In the event that the borrower notifies the lender that it elects not to effect the relocation work, provided no event of default is continuing under the Mortgage Loan and the borrower has completed the parking lot deferred maintenance repairs, the borrower is entitled to the release of the entire retention pond relocation reserve. If the work is completed, it is anticipated that after the current retention pond is filled in at the adjacent parcel, such parcel will be made available for an outparcel lease. CVS Pharmacy, which currently leases 4.0% of the net rentable square footage at the Mortgaged Property, may be relocated to such outparcel (which is not part of the Mortgaged Property). In addition, the borrower has the right to construct an additional building on the Mortgaged Property in an area currently consisting of a parking field, subject to satisfaction of various conditions, including, but not limited to, (i) receipt of governmental and tenant approvals, (ii) the borrower furnishing a final, unconditional certificate(s) of occupancy for the improved space, an updated property physical condition report, lien waivers and title endorsements, (iii) payment by the borrower of all costs, fees and expenses associated with the expansion, including fees and costs of lender’s counsel and (iv) if required by procedures promulgated by the rating agencies rating the Certificates, delivery of a REMIC opinion and/or a rating agency confirmation. No reserves were required or taken for such construction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the largest tenant, AMC 30, occupying approximately 10.3% of the net rentable square footage at the Mortgaged Property, is in the process of upgrading its premises to a full-service, dine-in theater. The borrower sponsor reported that construction is expected to start in November 2016 and will be completed by March 2017, with minimal disruptions to the tenant’s operations. The tenant is investing $4,000,000 to upgrade its premises (independent of any tenant improvement allowances provided under its lease, as amended) and pursuant to a lease amendment dated July 8, 2016, the tenant is entitled to an additional $5,500,000. At origination of the Mortgage Loan, the lender escrowed $5,500,000 to cover the tenant’s improvement allowance and $250,000 to cover leasing commissions.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sheraton Portland Airport, representing approximately 2.0% of the Initial Pool Balance, the Mortgaged Property will be undergoing a $5,443,298 PIP in connection with the execution of a new franchise agreement that expires in May 2036. The scope of the PIP includes replacement of guestroom case goods, soft goods and an update of all common areas (lobby, meeting spaces and restaurant). Additionally, a lounge area will be moved from the fourth floor to the lobby, and three additional rooms will be added to the fourth floor, creating a total of 215 rooms. The borrower reported that it has contributed $855,000 towards the PIP renovations, the franchisor will contribute $500,000 in “key money,” and an additional $3,250,000 was escrowed at origination in a PIP reserve. To make up the balance of the amount necessary to complete the PIP, all available cash flow from the Mortgaged Property after payment of debt service and applicable reserves will be swept into the PIP reserve each month until the balance in the PIP reserve equals the estimated $4,335,000 required to complete the PIP. The Mortgage Loan is recourse to the non-recourse carveout guarantor for the failure to complete the PIP. The PIP is required to be completed by December 31, 2020.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Garden Inn – Columbus/Polaris, representing approximately 1.4% of the Initial Pool Balance, the borrower is in the process of completing voluntary renovations which are estimated to cost approximately $1,100,000. To date, approximately $950,000 has been spent by the borrower. The borrower reported that renovations commenced in June 2016 and are expected to be completed by January 2017. The renovations include the replacement of soft goods, televisions and bedding in the guestrooms. The renovations are not part of a brand-required PIP.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fairfield Inn & Suites Milwaukee Downtown, representing approximately 1.2% of the Initial Pool Balance, the related borrower acquired the Mortgaged Property at origination and in connection therewith is undergoing a PIP estimated to cost $1,250,000. The amount of $1,320,000 was reserved at origination for the related PIP, representing approximately 105% of the estimated cost. The renovations are part of a brand-required PIP and are required to be completed by October 25, 2017.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Riverbridge Shopping Center, representing approximately 0.4% of the Initial Pool Balance, the borrower reported that the largest tenant, Ingles Markets, Inc., occupying approximately 68.0% of the net rentable square footage at the Mortgaged Property, expects to build a gas station on its leased premises. Construction has not yet commenced. In connection with the construction and operation of such gas station, the lease requires that the tenant maintain environmental liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. The environmental insurance policy is not yet in place as construction has not yet started.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

Two (2) of the Mortgage Loans, representing approximately 2.0% of the Initial Pool Balance, were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Villanueva Portfolio, representing approximately 1.4% of the Initial Pool Balance, the Villanueva Portfolio Mortgaged Properties identified on Annex A to this prospectus as University Medical Plaza and Wortham Village Shopping Center, each secured a prior loan that entered maturity default on September 1, 2016, and the Villanueva Portfolio Mortgaged Properties identified on Annex A to this prospectus as Kuykendahl Medical Office and Waynesboro Shopping Center, each secured a prior loan that entered maturity default on October 1, 2016. Proceeds of the Mortgage Loan (which was originated on October 21, 2016) were used to refinance each such prior loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Judiciary Place, representing approximately 0.6% of the Initial Pool Balance (and which has an original principal amount of $5,800,000), the related Mortgaged Property previously secured a loan to the same borrower in the original principal amount of $6,600,000, which was included in a securitization transaction. Such prior loan had a debt service coverage ratio below 1.00x during certain periods, and entered maturity default on September 1, 2016. A forbearance agreement was entered into covering the period from the maturity date to October 3, 2016, when the prior loan was repaid in full with the proceeds of the current Mortgage Loan.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the related borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Jersey City, representing approximately 3.8% of the Initial Pool Balance, the borrower sponsor disclosed nine events of foreclosure or deeds-in-lieu of foreclosure and one discounted payoff in connection with loans secured by real property unrelated to the Mortgaged Property since 2008. The borrower sponsor also disclosed that as of May 2016, it is currently in payment default on one loan secured by real property unrelated to the Mortgaged Property. The borrower sponsor is negotiating a deed-in-lieu of foreclosure with the lender for the property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the non-recourse carveout guarantor disclosed that an entity controlled by the non-recourse carveout guarantor sued a lender (which was also a tenant at the related property) for breach of lease and fraud after the lender/tenant filed a foreclosure action following a dispute regarding the lender/tenant’s lease extension. The matter was settled in January 2012, when the loan was repaid at a discount. The non-recourse carveout guarantor also disclosed a prior deed-in-lieu of foreclosure transaction that occurred in 2009.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Georgetown Plaza, representing approximately 3.0% of the Initial Pool Balance, the related borrower sponsor disclosed two deeds-in-lieu of foreclosure and two loan modifications since 2010.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, mixed use, office self storage and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Forty (40) of the Mortgaged Properties, securing, in whole or in part, 10 Mortgage Loans, collectively representing approximately 19.7% of the Initial Pool Balance, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 5.5% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance
Walgreen Co.	37	13.7%
WeWork	2	11.4%
J.C. Penney	2	7.8%
AMC Theatres	2	6.4%
Trader Joe’s Co.	2	4.8%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the related Mortgage Loan. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, mixed use, office and self storage Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the retail, mixed use, office and self storage Mortgaged Properties:

●	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant, anchor tenant or largest tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or in the same year as, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Leases Expiring(1)	Date of Lease Expiration	Maturity Date
Ontario City Centre	1.7%	Rush Ontario, LLC d/b/a AC Chicago Marriott	86.4%	2/28/2025	12/1/2026
Gene Autry Plaza	1.6%	Smart & Final Extra!	50.3%	9/30/2024	10/1/2026
Riverbridge Shopping Center	0.4%	Ingles Markets, Inc.	68.0%	9/30/2026	12/6/2026
515 Main Street	0.3%	SSI Venture	100.0%	10/31/2026	12/6/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or at least 20% of its leased net rentable square footage) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Veva 16 & 18, representing approximately 3.2% of the Initial Pool Balance, the largest tenant, Fiberlink Communications, occupying approximately 22.6% of the net rentable square footage of the Mortgaged Property, may terminate its lease, effective November 30, 2018, with respect to a maximum of 24,176 square feet of its space by providing 12 months’ notice and payment of a termination fee in an amount equal to the product of $12.81 and the number of rentable square feet with respect to which the lease is terminated. In addition, the second largest tenant, USI Insurance Services, LLC, occupying approximately 11.8% of the net rentable square footage of the Mortgaged Property, may terminate its lease, effective September 30, 2021, by providing 12 months’ notice and payment of a termination fee equal to approximately $563,310.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Georgetown Plaza, representing approximately 3.0% of the Initial Pool Balance, the second largest tenant, Medstar Georgetown University Hospital, occupying approximately 8.4% of the net rentable square footage at the Mortgaged Property, has a one-time termination option on July 31, 2022, which is exercisable upon 15 months’ notice and payment of a $416,761 termination fee.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Pool 1, Walgreens Pool 2 and Walgreens Pool 4, representing approximately 2.3%, 2.1% and 2.1%, respectively, of the Initial Pool Balance, the sole tenant at each related Mortgaged Property may terminate its lease, effective in January 2027, by providing 6 months’ notice.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the largest tenant, AMC 30, occupying approximately 10.3% of the net rentable square footage at the Mortgaged Property, is in the process of upgrading its premises to a full-service, dine-in theater and has executed a 10-year extension of its lease on July 8, 2016, extending the expiration date of the lease from December 31, 2019 to December 31, 2029. If the tenant is unable to obtain all governmental approvals and permits necessary to perform the renovations by April 4, 2017, then the tenant has the right thereafter (but prior to the tenant obtaining all governmental approvals and permits) to terminate the extension of its lease, and the lease expiration date will be December 31, 2019.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the third largest tenant, AMC Theatres, occupying approximately 5.2% of the net rentable square footage at the Mortgaged Property, may reduce its rent to the greater of 10% of gross receipts or 50% of the annual fixed rent (not to exceed annual fixed rent and percentage rent) if less than 530,000 square feet at the shopping center (not including the tenant’s facility) is open to the public for business. If such condition continues for 42 months, the tenant may terminate the lease upon notice to the borrower unless such tenancy requirement is satisfied within 180 days of the tenant’s notice. In addition, the fourth largest tenant, Buy Buy Baby/and That!, occupying approximately 5.0% of the net rentable square footage at the Mortgaged Property, may reduce its rent to an amount equal to 3% of gross sales, not to exceed 50% of fixed rent, if less than 50% of the net rentable square footage at the shopping center (not including the tenant’s facility) is open to the public for business; provided that the tenant is open for business, not in default and has given notice of its intent to exercise this option. If such condition continues for one year, the tenant must either resume paying full rent or terminate its lease. In addition, the fifth largest tenant, Marshalls, occupying approximately 4.2% of the net rentable square footage, may terminate its lease upon notice if less than (i) five anchor tenants (exclusive of Marshalls) are open to the public for business in the shopping center and two such anchor tenants are located in Section A of the lease’s site plan, (ii) 40% of small store tenants are reasonably distributed throughout the shopping center and are open to the public for business for retail and service purposes, and (iii) 40% of small store tenants located in Section A of the lease’s site plan are open to the public for business for retail and service purposes. The tenant may not exercise such termination option if within ten days of the borrower’s receipt of the tenant’s termination notice, the borrower notifies the tenant of the borrower’s intention to remedy the situation, in which event the tenant may pay reduced rent of 2% of gross sales until the situation is remedied. If the situation is not remedied within 12 months of the tenant’s initial termination notice, the tenant may terminate its lease effective 30 days after receipt of the tenant’s subsequent termination notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the largest tenant, AMC 30, occupying approximately 10.3% of the net rentable square footage at the Mortgaged Property, may reduce its rent by 25% if less than 60,000 square feet at the shopping center (not including the AMC 30 premises) is open to the public for business. If such condition persists for 180 consecutive days, the tenant may go dark until such requirement is satisfied. In addition, the third largest tenant, Barnes & Noble, occupying approximately 2.7% of the net rentable square footage at the Mortgaged Property, may pay a reduced rent of 5% of gross sales in lieu of base rent and percentage rent if AMC 30 is not actively open for business or there exist fewer than three full-service restaurants of no less than 5,000 square feet each at the shopping center and provided that either condition continues for a period of greater than 14 months. If either such condition continues for a period of greater than 20 months, then either the borrower or the tenant may terminate the lease upon two months’ prior written notice.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant or an anchor tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 8.2% of the Initial Pool Balance, the second largest tenant, Foot Locker, occupying approximately 16.9% of the net rentable square footage at the Mortgaged Property, has the right to cease operations at any time. If Foot Locker does not operate its business for more than six consecutive full calendar months or more than six full calendar months in any consecutive twelve full calendar month period, the related borrower has the option to terminate the lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the largest tenant, Costco Warehouse, occupying approximately 10.2% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Costco Warehouse lease. If the Costco Warehouse premises are not open for business for 24 consecutive months, the borrower can terminate the lease upon 60 months’ prior written notice and payment of the unamortized book value of the Costco Warehouse tenant’s improvements, net of the borrower’s contribution towards such improvements. The second largest tenant, J.C. Penney, occupying approximately 6.9% of the net rentable square footage at the Mortgaged Property, can discontinue operations at the Mortgaged Property at any time, provided the J.C. Penney tenant give the borrower notice prior to the date of such discontinuance. The borrower may terminate the J.C. Penney lease within three months after the date on which the borrower was served notice of the J.C. Penney tenant’s intention to discontinue its operations at the Mortgaged Property. The third largest tenant, AMC Theatres, occupying approximately 5.2% of the net rentable square footage at the Mortgaged Property, may cease operations at its leased premises at any time. If the tenant ceases operations at the AMC Theatres leased premises for at least 180 consecutive calendar days, the borrower may terminate the AMC Theatres lease upon 30 days’ written notice. The fourth largest tenant, Buy Buy Baby/and That!, occupying approximately 5.0% of the net rentable square footage at the Mortgaged Property, may cease operations at any time. If the Buy Buy Baby/and That! tenant goes dark for more than 365 days, the borrower may terminate the Buy Buy Baby/and That! lease upon payment of the then unamortized costs of the Buy Buy Baby/and That! tenant’s improvements, less the tenant’s allowance, attributable, on a per square foot basis, to that portion of the Buy Buy Baby/and That! premises recaptured by the borrower. The fifth largest tenant, Marshalls, occupying approximately 4.2% of the net rentable square footage at the Mortgaged Property, may cease operations at any time upon 180 days’ prior written notice. Upon such notice, the borrower may terminate the Marshalls lease not earlier than the date the Marshalls tenant goes dark and not later than one year after the date the Marshalls tenant goes dark upon payment of an amount equal to the unamortized costs of all the Marshalls tenant’s leasehold improvements for which the Marshalls tenant has paid.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6, representing approximately 3.8% of the Initial Pool Balance, the sole tenant at each Mortgaged Property has the right to discontinue the operations of its business at any time. The sole tenant at each Mortgaged Property must give the borrower at least thirty days’ advance notice of its intent to cease operations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 925 La Brea Avenue, representing approximately 3.2% of the Initial Pool Balance, the second largest tenant, Burke Williams Day Spa, occupying approximately 24.9% of the net rentable square footage at the Mortgaged Property, has the right to cease operating the business conducted upon the premises, provided: (a) Burke Williams Day Spa is open for business, fixturized, stocked and staffed for at least 1 day prior to June 17, 2017; (b) Burke Williams Day Spa continues to pay all monthly base rent and additional rent and all other charges in the amounts and at the times due and payable as provided; and (c) Burke Williams Day Spa continues to fully perform all of the other terms and provisions of its lease. Subsequent to its initial opening, Burke Williams Day Spa may close its business for up to 30 days one time every 5 years during the term for remodeling or renovation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Golden Cove Shopping Center, representing approximately 3.1% of the Initial Pool Balance, the second largest tenant, Trader Joe’s Co., occupying approximately 12.1% of the net rentable square footage at the Mortgaged Property, has the right to cease operations at any time. If the tenant ceases operations for 60 consecutive days, the related borrower has the right to terminate the lease by giving 60 days’ notice within 90 days after the expiration of the applicable time period triggering the borrower’s termination right; however, the tenant may void the termination by delivering written notice stating its good faith intent to recommence operations within 30 days.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, Walmart Stores East, LP, occupying approximately 19.6% of the net rentable square footage at the Mortgaged Property, has the right to cease operations at any time. The related borrower has a one-time right to recapture the leased premises if the tenant ceases operations in substantially all of the premises for a consecutive 18-month period; provided that the borrower must pay the tenant a recapture fee equal to (x) the cost of the tenant’s initial capital improvements, (y) divided by 240, and (z) multiplied by the number of months which remain between the date of exercise and the 20th anniversary of the rent commencement date. If the borrower does not timely exercise its recapture right, the lease will remain in full force and effect. The lease does not provide a specific period in which the borrower may exercise its recapture right.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the largest tenant, AMC 30, occupying approximately 10.3% of the net rentable square footage at the Mortgaged Property, has the right to cease operations, as necessary in the tenant’s sole determination, at any time during renovations at AMC 30’s premises. The borrower sponsor reported that construction is expected to begin in November 2016 and be complete by March 2017, with minimal disruptions to the tenant’s operations.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 4, representing approximately 2.5% of the Initial Pool Balance, the sole tenant at each Mortgaged Property has the right to discontinue the operations of its business at any time. The sole tenant at each Mortgaged Property must give the borrower at least thirty days’ advance notice of its intent to cease operations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Okatie Village Commons, representing approximately 1.1% of the Initial Pool Balance, the largest tenant, Food Lion #2691, occupying approximately 59.5% of the net rentable square footage at the Mortgaged Property, may cease operations at any time. If the tenant ceases operations for at least twelve months, the borrower will have a 90-day option (commencing on the day after such twelve-month period expires) to terminate the lease upon 30 days’ written notice, so long as Food Lion #2691 does not, within such 30-day period, notify the borrower in writing that it plans to assign its lease or sublet its leased premises to a third party, which third party must take occupancy within six months after the date of Food Lion #2691’s notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens – St. Louis, MO, representing approximately 0.5% of the Initial Pool Balance, the sole tenant, Walgreens, has the right to discontinue operations of its store at any time. If Walgreens does not conduct any business for a continuous period in excess of six months, the borrower has the right and option to terminate the lease upon notice to Walgreens, effective on the 30th day following the receipt of such notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Riverbridge Shopping Center, representing approximately 0.4% of the Initial Pool Balance, the largest tenant, Ingles Markets, Inc., occupying approximately 68.0% of the net rentable square footage at the Mortgaged Property, may cease operations at any time. If the tenant ceases operations for at least 90 consecutive days, the borrower can terminate the lease upon 40 days’ written notice, provided that such notice is given within 120 days after the close of the 90-day period and provided that the borrower pay to the tenant the unamortized costs of the improvements constructed in or upon the leased premises.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens - Sumter, SC, representing approximately 0.4% of the Initial Pool Balance, the sole tenant, Walgreens, has the right to discontinue operations of its store at any time. The borrower has no right of recapture.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 515 Main Street, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, SSI Venture, has the right to cease operations at any time. If SSI Venture discontinues operations at the premises for a continuous period in excess of six months, the borrower has the right to terminate the lease upon written notice to SSI Venture; however, if within thirty days after receipt of such notice from the borrower, SSI Venture notifies the borrower that it intends to reopen for business within 120 days after the borrower’s termination notice or intends to assign the lease to a permitted assignee which will open for business within 120 days after the borrower’s termination notice, and if SSI Venture reopens for business within such period or assigns the lease to a permitted assignee within such period, then the borrower will not have the right to terminate the lease.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government leases or leases to tenants with government contracts that (i) have the risks described above in this paragraph and (ii) relate to a tenant that individually represents more than 5% of the base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
Judiciary Place	0.6%	Commonwealth of Virginia, Department of General Services(1)	9.2%	8.61%
Judiciary Place	0.6%	Board of County Supervisors of Prince William County(2)	8.1%	10.75%
Riverbridge Shopping Center	0.4%	Child Support Services(3)	7.1%	11.85%

(1)	If any session of the Virginia General Assembly fails to appropriate funds for the continuance of the lease, the lease terminates automatically upon depletion of the then currently appropriated or allocated funds.

(2)	If the Board of County Supervisors of Prince William County fails to make appropriations in order to continue the lease, the lease terminates upon 60 days’ written notice by the tenant. On or prior to the termination date, the tenant is required to pay a termination fee equal to two months of the then applicable base rent and the borrower’s unamortized costs related to the lease, which unamortized costs may not exceed $20,000 in the aggregate.

(3)	The tenant may terminate the lease without further obligation if it determines that adequate funds will not be available to satisfy its payment obligations under the lease.

Other Tenant Termination Issues

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 925 La Brea Avenue, representing approximately 3.2% of the Initial Pool Balance, the largest tenant, WeWork, occupying approximately 75.1% of the net rentable square footage at the Mortgaged Property, has a one-time termination option for all of its space effective as of February 29, 2017 if the related borrower does not complete the required core and shell work in connection with the initial construction of the building and building systems prior to February 29, 2017. The tenant is in occupancy of its space and has opened for business at the Mortgaged Property, a temporary certificate of occupancy has been issued for the Mortgaged Property, and a reserve has been retained to cover the costs of completing the remaining work at the Mortgaged Property.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 6.3% of the Initial Pool Balance, the largest tenant, Tommy Hilfiger, occupying approximately 27.3% of the net rentable square footage at the Mortgaged Property, has provided notice to the related borrower of its intention to sublease its space.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Georgetown Plaza, representing approximately 3.0% of the Initial Pool Balance, the fourth largest tenant, Maslow Media Group, representing approximately 5.6% of the net rentable square footage at the Mortgaged Property, is currently subletting approximately 1,893 square feet of its premises, representing approximately 1.3% of the net rentable square footage at the Mortgaged Property, to Hillman & Carr, Inc.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 8.2% of the Initial Pool Balance, the second largest tenant, Foot Locker, occupying approximately 16.9% of the net rentable square footage at the Mortgaged Property, is in occupancy of its space but is entitled to free rent until September 15, 2017. Reserves for all free rent arising after November 1, 2016 at the Mortgaged Property were escrowed at origination of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 925 La Brea Avenue, representing approximately 3.2% of the Initial Pool Balance, (i) the largest tenant, WeWork, representing approximately 75.1% of the net rentable square footage at the Mortgaged Property, is in occupancy of its space but is entitled to free rent until approximately

May 1, 2017, and (ii) the second largest tenant, Burke Williams Day Spa, representing approximately 24.9% of the net rentable square footage at the Mortgaged Property, is in occupancy of its space but is entitled to 50% abated rent until approximately August 21, 2017. At origination of the Mortgage Loan, $1,421,071 was deposited into a reserve account to cover all outstanding free or abated rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the fifth largest tenant, Planet Fitness, is in occupancy of its space but is in a free rent period until January 22, 2017. At origination of the Mortgage Loan, $69,814 was deposited into a reserve to cover all outstanding free rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Georgetown Plaza, representing approximately 3.0% of the Initial Pool Balance, the second largest tenant, Medstar Georgetown University Hospital, recently expanded its leased premises, executing a new lease for a 3,625 square-foot suite at the Mortgaged Property. The tenant now occupies approximately 8.4% of the net rentable square footage at the Mortgaged Property. In connection with the new lease for such expansion space, the tenant is entitled to a three-month rent abatement. On the origination date, $29,000 was escrowed to cover such abated rents. The tenant is required to commence paying full, unabated rent in February 2017.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In these cases we cannot assure you that these tenants will take occupancy, begin paying rent or execute these leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute these leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties or certain tenants at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	On August 11, 2016, Macy’s, Inc. announced plans to close approximately 100 full-line Macy’s locations (out of a current portfolio of 728 Macy’s stores, including 675 full-line locations), most of which will be closed in early 2017. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, Macy’s is an anchor tenant at the Mortgaged Property, although its space was not included in the underwriting for the related Mortgage Loan. We cannot assure you that the tenant will remain open for business or that the closing of any Macy’s store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On January 15, 2016, Wal-Mart Stores, Inc. (“Walmart“) announced its plan to close 269 of its stores across the globe, including 154 in the United States. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, Walmart is the largest tenant at the Mortgaged Property, occupying approximately 19.6% of the net rentable square footage. We cannot assure you that such Walmart store will remain open for business or that the closing of any Walmart store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On October 27, 2015, Walgreens Boots Alliance, Inc., which owns Walgreens, announced its intention to acquire Rite Aid Corporation. In connection with the acquisition, Walgreens Boots Alliance, Inc. also announced that it is willing to divest up to 1,000 stores in order to clear antitrust hurdles and gain regulatory approval of its deal to acquire Rite Aid Corporation. The acquisition is expected to close in the second half of 2016. In the case of the Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6, Walgreens Net Lease Portfolio 4, Walgreens Pool 1, Walgreens Pool 2, Walgreens Pool 4, Walgreens – St. Louis, MO and Walgreens - Sumter, SC, collectively representing approximately 13.7% of the Initial Pool Balance, the sole tenant at each Mortgaged Property (or, in the case of a portfolio of Mortgaged Properties, the sole tenant at each Mortgaged Property within the portfolio) is Walgreen Co. (with the exception of the Walgreens – Rayne, LA Mortgaged Property, at which the sole tenant is Walgreen Louisiana Co., Inc.). Although Walgreens has not identified any particular Walgreens store planned for closure, if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that the Walgreens stores at the Mortgaged Properties will not be closed as part of the transaction, as a result of Walgreens’ store closure announcement or otherwise.

●	On March 4, 2016, Staples, Inc. (“Staples“) announced that it planned to close approximately 50 of its 1,607 North American stores in 2016. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Gene Autry Plaza, representing approximately 1.6% of the Initial Pool Balance, Staples is the second largest tenant at the Mortgaged Property, occupying approximately 30.5% of the net rentable square footage. We cannot assure you that such Staples store will remain open for business or that the closing of any other Staples store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On January 5, 2015, J.C. Penney Company, Inc. (“JC Penney“) notified impacted non-management associates at affected store locations of its plan to close approximately 40 underperforming JC Penney department stores in fiscal 2015. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, JC Penney is the second largest tenant at the Mortgaged Property. In addition, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, JC Penney is the largest tenant at the Mortgaged Property. We cannot assure you that JC Penney will not continue to report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business. We further cannot assure you that the closing of any other JC Penney stores will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, the fourth largest tenant, Goodwill, occupying approximately 7.3% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Georgetown Plaza, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, Children’s National Medical Center, and the second largest tenant, Medstar Georgetown University Hospital, occupying approximately 11.4% and 8.4%, respectively, of the net rentable square footage at the Mortgaged Property, are not-for-profit organizations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 23 Mile Macomb Medical Campus, representing approximately 1.5% of the Initial Pool Balance, the second largest tenant, St. John Hospital, which leases several spaces (including the largest space) occupying, in the aggregate, approximately 34.9% of the net rentable square footage at the Mortgaged Property, is a not-for-profit entity.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, in the event the lease with the third largest tenant, AMC Theatres, is terminated due to a casualty, AMC Theatres has a right of first refusal to purchase or lease the portion of the Mortgaged Property it previously leased in the event the borrower offers such portion of the Mortgaged Property for sale or lease for the exhibition of motion pictures, provided that following the casualty the Mortgaged Property is rebuilt within 5 years. Moreover, one tenant, IKEA, owns its improvements, and has an option to purchase the parcel it leases during its lease term for a purchase price of $1.00. No value was attributed to this parcel in the appraisal. For additional information, see “—Partial Releases—Property Releases; Free Releases” below.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6, representing approximately 3.8% of the Initial Pool Balance, in the event the borrower receives a bona fide offer to purchase a related Mortgaged Property, the sole tenant at the Mortgaged Property, Walgreens, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal is not exercisable in connection with the transfer of the Mortgaged Properties via foreclosure or deed-in-lieu of foreclosure, but such right is exercisable in connection with any subsequent sale or transfer by the lender after foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, JCPenney, whose rent was not underwritten, is permitted to purchase its parcel under the related lease. Under the Mortgage Loan documents, should the tenant exercise its purchase option, the borrower is required to reject such offer with a timely rejection and simultaneous delivery of such rejection to the tenant.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, Bridgestone Retail Operations LLC, which ground leases a parcel at the Mortgaged Property, has a right of first offer to purchase its leased parcel at the Mortgaged Property if the borrower offers to sell such tenant’s leased parcel to the general public (excluding any sale of the leased parcel as part of a larger assemblage).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 4, representing approximately 2.5% of the Initial Pool Balance, in the event the borrower receives a bona fide offer to purchase a related Mortgaged Property, the sole tenant at the Mortgaged Property, Walgreens, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal is not exercisable in connection with the transfer of the Mortgaged Properties via foreclosure or deed-in-lieu of foreclosure, but such right is exercisable in connection with any subsequent sale or transfer by the lender after foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Springbrook Shopping Center, representing approximately 1.6% of the Initial Pool Balance, the second largest tenant, Caputo’s Fresh Market, has an exclusive option to purchase the Mortgaged Property with written notice to the borrower during the month of December 2018. Such right is subject and subordinate to the lien and to the terms and provisions of the Mortgage Loan documents in all respects and is waived and released against the lender.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Villanueva Portfolio, representing approximately 1.4% of the Initial Pool Balance, one tenant (Sheetz, Inc.) at the Mortgaged Property identified on Annex A to this prospectus as Waynesboro Shopping Center holds a right of first refusal to purchase its demised premises (which the tenant leases from the borrower pursuant to a ground lease and which consist of approximately 2.1 acres). The tenant has entered into a subordination, non-disturbance and attornment agreement with the related borrower and the lender pursuant to which the tenant has agreed that the related lease is subordinate to the related Mortgage and that the tenant will not be entitled to exercise its right of first refusal as a result of the foreclosure of the Mortgage, the delivery of a deed-in-lieu of foreclosure of the Mortgage or the first subsequent transfer following any such foreclosure or delivery of a deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens – St. Louis, MO, representing approximately 0.5% of the Initial Pool Balance, in the event the related borrower desires to sell the Mortgaged Property, the borrower must notify the sole tenant, Walgreen Co., of the terms on which it is willing to sell the Mortgaged Property, and the tenant has a right of first offer to purchase the Mortgaged Property on the terms contained in the borrower’s notice to the tenant. The right of first offer is not exercisable in connection with the transfer of the Mortgaged Property via foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Riverbridge Shopping Center, representing approximately 0.4% of the Initial Pool Balance, the largest tenant, Ingles Markets, Inc., has a right of first refusal to purchase its leased premises in the event a third-party offer is made to the borrower to purchase any portion of the Mortgaged Property. The tenant is required to accept such offer within 10 days after receipt of notice of the third-party offer and the tenant must close on the purchase of all or a portion of the Mortgaged Property upon the later of 90 days after the tenant accepts such offer or the date specified in the third-party offer. The tenant has acknowledged that such right of first refusal will not be exercisable in connection with any of the following: (i) a foreclosure and sale or other suit, sale or proceeding; (ii) any deed-in-lieu of foreclosure that may be given to the lender or its designee; (iii) any other taking of title to the Mortgaged Property by the lender or its designee in connection with the exercise of remedies with respect to the Mortgage Loan; or (iv) to the extent the lender or its designee so obtains title to the Mortgaged Property, such person’s initial transfer of the Mortgaged Property thereafter.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens - Sumter, SC, representing approximately 0.4% of the Initial Pool Balance, in the event the related borrower receives a bona fide offer to purchase the Mortgaged Property, or a portion thereof, the sole tenant, Walgreen Co., has a right of first refusal to purchase the Mortgaged Property on the terms contained in such bona fide offer. The right of first refusal is not exercisable in connection with the transfer of the Mortgaged Property via foreclosure or deed-in-lieu of foreclosure.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 6.3% of the Initial Pool Balance, Metropole Realty Advisors, occupying approximately 7.0% of the net rentable square footage at the Mortgaged Property, is affiliated with the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Jersey City, representing approximately 3.8% of the Initial Pool Balance, one of the borrowers under the Mortgage Loan is the fee owner of the Mortgaged Property and has ground leased the Mortgaged Property to another borrower under the Mortgage Loan, who is the ground lessee. The ground lessee borrower entered into an operating lease with the third borrower under the Mortgage Loan. The fee owner, ground lessee and operating lessee are all borrowers under the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, Sponsor L Brands, Inc., which owns 70% of the equity interests in the related borrower, is also the owner of various tenants at the Mortgaged Property, including Victoria’s Secret, PINK, Henri Bendel, Bath & Body Works, White Barn Candles, KDB and La Senza, collectively occupying approximately 5.5% of the net rentable square footage at the Mortgaged Property. The borrower is permitted to enter into additional leases with affiliates of L Brands so long as the total square feet leased to all L Brands affiliates is not more than 40,000 square feet, and certain conditions are satisfied, including that the rental rate and the rent credits and/or free rent periods, if any, under such lease are or will produce a net effective rent equivalent to the then prevailing market net effective rent for the entire term of such lease taking into account the type and quality of the tenant, and such lease does not have a material adverse effect on the value or operation of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 23 Mile Macomb Medical Campus, representing approximately 1.5% of the Initial Pool Balance, seven tenants, collectively occupying approximately 34.2% of the net rentable square footage and approximately 41.4% of the underwritten base rent at such Mortgaged Property, are each affiliated with the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silver Lake Office, representing approximately 0.3% of the Initial Pool Balance, the borrower sponsor is the only tenant at the Mortgaged Property, with a lease that expires on October 31, 2031, which is after the maturity date of the Mortgage Loan. The borrower sponsor has executed an unconditional lease guaranty in favor of the lender for the performance of all monetary obligations under the lease.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 76 Mortgaged Properties, which secure, in whole or in part, 39 Mortgage Loans, representing approximately 79.4% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loans secured by the Mortgaged Property or portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6, Walgreens Net Lease Portfolio 4 and Walgreens - Sumter, SC, representing approximately 3.8%, 2.5% and 0.4%, respectively, of the Initial Pool Balance, the insurance requirements under the related Mortgage Loan documents are considered satisfied if the sole tenant at the related Mortgaged Property, subject to the terms and conditions of the Mortgage Loan, maintains, either through self-insurance or otherwise, the insurance required to be maintained under such tenant’s lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, representing approximately 3.0% of the Initial Pool Balance, Wal-Mart Stores East, LP, the largest tenant at the Mortgaged Property, has the right to self-insure in satisfaction of the insurance requirements contained in the related loan agreement as to the portion of the Mortgaged Property leased by such tenant; provided that certain conditions are satisfied pursuant to the related loan documents, including a net worth requirement of $100,000,000.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Pool 1, Walgreens Pool 2 and Walgreens Pool 4, representing approximately 2.3%, 2.1% and 2.1%, respectively, of the Initial Pool Balance, each of the related borrowers may rely on the related single tenant’s third-party insurance (but only prior to February 1, 2025 with respect to rent loss and/or business interruption insurance) or may rely on the tenant’s election to self-insure (but only prior to February 1, 2025), subject to the satisfaction of the conditions set forth in the related Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Villanueva Portfolio, representing approximately 1.4% of the Initial Pool Balance, the related borrower relies on insurance carried by three tenants (Applebee’s, Sheetz, Inc. and BB&T) at the Mortgaged Property identified on Annex A to this prospectus as Waynesboro Shopping Center with respect to their respective premises, which are ground leased from the related borrower.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Jersey City, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Property is located in Exchange Place North, a master-planned community. Certain uses are restricted and are subject to review by the Exchange Place North Planning Board.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property is located in a master-planned community. Certain uses are restricted and subject to review by the Director of the Department of Trade and Development of the City of Columbus (Ohio).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Arbor Ridge Office, representing approximately 2.0% of the Initial Pool Balance, the Mortgaged Property is subject to a deed restriction limiting its use for non-residential purposes, as described under “—Environmental Considerations” above.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fairfield Inn & Suites Milwaukee Downtown, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property is listed by the United States Department of Interior on the National Register of Historic Places. There can be no assurance that such designation will not affect the related borrower’s ability to change the use or improvements at the Mortgaged Property in the future or the Mortgaged Property’s value.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 8.2% of the Initial Pool Balance, an ESA reported that suspect asbestos containing materials (“ACM“) have been identified. The ESA concluded the suspect ACMs can be maintained in place with an asbestos operation and maintenance (“O&M“) plan. Implementation of an O&M program was required and provided at origination of the Mortgage Loan. To mitigate the potential of environmental liability, an environmental indemnity agreement was signed by the related borrowers and, in lieu of an environmental indemnity by any third party other than the borrowers, a Z Choice® Real Estate Environmental Liability policy was obtained. Such environmental insurance policy was issued by Zurich American Insurance Company (admitted through the New York Free Trade Zone) and has (i) a term of 10 years, (ii) a deductible of $25,000 per pollution event and (iii) a limit of liability of $5,000,000 per pollution event and in the aggregate.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, which is part of a Loan Combination with an aggregate outstanding principal balance of $416,000,000 as of the Cut-off Date, the non-recourse carveout guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. In addition, the Mortgage Loan documents do not provide recourse for misapplication of rents, but do provide recourse for conversion thereof. The Mortgage Loan documents do not provide recourse for intentional material physical waste.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6 and Walgreens Net Lease Portfolio 4, representing approximately 3.8% and 2.5%, respectively, of the Initial Pool Balance, the Mortgage Loans are recourse to only the applicable borrowers, and not the related non-recourse carveout guarantors, with respect to misappropriation of rents, misappropriation of proceeds or awards, and intentional material physical waste.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, there is no separate non-recourse carveout guarantor or environmental indemnitor. The borrower is the sole party responsible for any breaches or violations of the non-recourse carveout provisions in the related loan documents and the related environmental indemnity.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 6.3% of the Initial Pool Balance, the Mortgaged Property participates in the Industrial & Commercial Incentive Program, which provides real estate tax abatements for developments that build, modernize, expand or otherwise physically improve industrial and commercial buildings. The Mortgaged Property benefits from $19,095,750 in such real estate tax abatements, which begin to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and end after the 2020/2021 fiscal year. The real estate taxes were underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402, the tax rate of 10.656%, and the five-year abatement schedule. The real estate tax recoveries were underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1,800,000 and $3,900,000, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2,600,000, respectively. We cannot assure you that the actual real estate taxes will not be greater than such estimated taxes, or that tenants will be able to reimburse their share of increases in taxes resulting from the amortization or expiration of the tax abatement.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	38	63.9%
1	5	11	24.0
1	0	3	8.7
5	3	1	2.5
1	3	1	0.9
Total		54	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Eleven (11) of the Mortgage Loans, representing approximately 42.3% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 43 Mortgage Loans, representing approximately 57.7%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 43 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Twenty-four of these 43 Mortgage Loans referenced in the preceding sentence, representing approximately 29.4%, in the aggregate, of the Initial Pool Balance, amortize for their entire loan term. The remaining 19 of these 43, representing approximately 28.4%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then amortize for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Three (3) Mortgage Loans secured by the Mortgaged Property or portfolios of Mortgaged Properties identified on Annex A to this prospectus as Quantum Park, Walgreens Net Lease Portfolio 6 and Walgreens Net Lease Portfolio 4, representing approximately 5.5%, 3.8% and 2.5%, respectively, of the Initial Pool Balance, are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

After the related Anticipated Repayment Date, the ARD Loans further require that all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents (including Excess Interest), all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S Certificates.

The foregoing features, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that the ARD Loans will be prepaid on their respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Boynton Trail Centre, which represents approximately 3.0% of the Initial Pool Balance, there is no independent director or independent manager in place with respect to the related borrower, and no non-consolidation opinion was delivered.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, one of the borrowers, Easton Town Center II, LLC (“ETC II Borrower”), previously owned real property which was later conveyed to an affiliate of ETC II Borrower. Such real property was later subjected to a condominium regime and partially conveyed to another borrower under the Mortgage Loan documents, ETC Fenlon, LLC. The remainder of such real property is not owned by a borrower and does not secure the Mortgage Loan. In addition, ETC II Borrower owns a membership interest in an entity that owns a parcel adjacent to the Mortgaged Property that is not part of the collateral and that is subject to a ground lease.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	44	73.6%
L, YM1%, O	5	13.6
L, YM1%, D or YM1%, O	3	6.5
L, D or YM1%, O	1	3.8
YM1%, D or YM1%, O	1	2.5
Total	54	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 25 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 0 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 22 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	6	10.1%
4	27	51.9
5	15	21.8
6	3	6.5
7	3	9.7
Total	54	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus applicable yield maintenance. See “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Certain Terms of the Mortgage Loans—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 44 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 73.6% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions” above and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such

Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 8.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of (A) a unit consisting of 145,398 square feet on the fourth through seventeenth floors of the building located on the Mortgaged Property (the “Office Unit“), and/or (B) a unit consisting of 332 square feet in the cellar of the building located on the Mortgaged Property and the three-faced LED illuminated digital display sign attached to a portion of the building located on the Mortgaged Property (the “Sign Unit“ and, together with the Office Unit, the “Release Condo Unit“), subject to the satisfaction of certain conditions, including but not limited to: (i) the Release Condo Unit not being conveyed to the related borrower; (ii) the debt service coverage ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release being equal to or greater than the greater of (X) the debt service coverage ratio immediately prior to such release and (Y) 1.82x; (iii) the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release being equal to or greater than the greater of (X) the debt yield immediately prior to such release and (Y) 7.39%; (iv) the related borrower prepaying the Mortgage Loan in an amount equal to (A) with respect to the Office Unit, 115% multiplied by $90,000,000, and/or (B) with respect to the Sign Unit, 115% multiplied by $5,000,000; (v) the Issuing Entity not failing to maintain its status as a REMIC as a result of such release; (vi) to the extent the ground lease has not been terminated, the related borrower delivering evidence that the ground lease has been amended to remove the Release Condo Unit from the terms and conditions of the ground lease; (vii) if such release is prior to August 6, 2026, the related borrower partially defeasing such portion of the Mortgage Loan in accordance with the partial defeasance requirements of the Mortgage Loan documents; and (viii) the related borrower delivering a REMIC opinion.

●	With respect to each of the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Net Lease Portfolio 6 and Walgreens Net Lease Portfolio 4, representing approximately 3.8% and 2.5%, respectively, of the Initial Pool Balance, the related Mortgage Loan documents permit the release of one or more of the Mortgaged Properties at any time from and after January 2, 2019, subject to the satisfaction of certain conditions, including but not limited to: (i) payment, for each individual Mortgaged Property, of the sum of (a) the allocated loan amount for such individual Mortgaged Property and (b) 20% of the allocated loan amount for such individual Mortgaged Property (unless the release is related to a Mortgaged Property being dark or not being restored after a casualty or condemnation in accordance with the related lease, in which case only 100% of the allocated loan amount for such Mortgaged Property will be required to be paid, without such 20% premium); (ii) delivery of a rating agency confirmation; and (iii) after giving effect to the release, the debt service coverage ratio for the remaining Mortgaged Properties being equal to or greater than the greater of (a) the debt service coverage ratio at origination of the Mortgage Loan and (b) the debt service coverage ratio for all of the Mortgaged Properties (including the individual Mortgaged Property requested to be released) immediately preceding the release; provided that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance is prepaid by an amount no less than the greater of (x) 120% of the allocated loan amount for the individual Mortgaged Property and (y) the least of one of the following amounts: (I) if the released Mortgaged Property is sold, the net proceeds of an arm’s length sale; (II) the fair market value of the released Mortgaged Property at the time of the release; or (III) an amount such that the loan-to-value ratio after the release is not greater than the loan-to-value ratio of the Mortgaged Properties immediately prior to such release, unless the lender receives an opinion of counsel that if the immediately preceding clause (y) is not followed, the subject securitization will not fail to maintain its status as a REMIC as a result of the release; and provided further that if such release is prior to September 2, 2026, the borrower must pay the yield maintenance premium as described in the related Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of both income producing and non-income producing parcels. With respect to income producing parcels, the related borrower may obtain the release of up to 25,000 square feet of gross leasable square footage of income producing parcels, to transfer such parcels to third parties for the purpose of the transferee erecting and operating additional structures, and to enter into reciprocal easements with such third parties, in each case without the lender’s consent, provided certain conditions are satisfied, including, among other conditions, (i) the related borrower prepays a portion of the Mortgage Loan which would result in the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release equaling or exceeding 7.47% (provided, that if the debt yield immediately prior to and immediately after such release is greater than and or equal to 7.47%, the borrower is not required to make a prepayment in connection with such release), which prepayment does not require a prepayment premium or yield maintenance premium, unless there is an event of default under the Mortgage Loan; (ii) delivery of an officer’s certificate from the related borrower stating that, after giving effect to the release, the Mortgaged Property complies with all federal, state and other governmental laws and regulations affecting the Mortgaged Property, (iii) the loan to value ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release is less than or equal to 125%; provided that the borrower may prepay the “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (with payment of a yield maintenance premium, calculated as provided in the Mortgage Loan documents, based upon the amount prepaid), in order to meet the loan-to-value ratio of 125%, and (iv) the borrower obtains a rating agency confirmation and either a REMIC opinion or an appraisal indicating that the remaining Mortgaged Property will have a value at least equal to the outstanding principal balance of the Mortgage Loan. With respect to non-income producing parcels, the borrower has the right to obtain release of both (x) non-income producing parcels identified in the Mortgage Loan documents and (y) any other non-income producing parcels that the borrower may elect, and to transfer such parcels to third parties for the purpose of the transferee erecting and operating additional structures, and to enter into reciprocal easements with such third parties, in each case without the lender’s consent, provided that certain conditions are satisfied including the conditions specified in clauses (ii) and (iii) above.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Pool 1, Walgreens Pool 2 and Walgreens Pool 4, representing approximately 2.3%, 2.1% and 2.1%, respectively, of the Initial Pool Balance, the Mortgage Loan documents relating to each such Mortgage Loan permit the release of one or more of the related Mortgaged Properties in connection with a partial prepayment of the related Mortgage Loan (in lieu of a release in connection with a partial defeasance, as described below under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance”), subject to the satisfaction of certain conditions, including, but not limited to, (i) partial prepayment of the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties being released and (b) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the loan-to-value ratio being not greater than 70% and the debt service coverage ratio being equal to or greater than 1.30x, and (ii) delivery of a REMIC opinion.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Pool 1, Walgreens Pool 2 and Walgreens Pool 4, representing approximately 2.3%, 2.1% and 2.1%, respectively, of the Initial Pool Balance, the Mortgage Loan documents relating to each such Mortgage Loan permit the release of one or more of the related Mortgaged Properties in connection with a partial defeasance of the related Mortgage Loan (in lieu of a release in connection with a partial prepayment, as described above under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments”), subject to the satisfaction of certain conditions, including, but not limited to, (i) partial defeasance of the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties being released and (b) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the loan-to-value ratio being not greater than 70% and the debt service coverage ratio being equal to or greater than 1.30x, and (ii) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Villanueva Portfolio, representing approximately 1.4% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of one or more such Mortgaged Properties, subject to the satisfaction of certain conditions, including, but not limited to, (i) partial defeasance of the related Loan Combination in an amount equal to the greatest of (a) 120% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties being released, (b) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the loan-to-value ratio being not greater than 70%, (c) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the debt service coverage ratio being not less than 1.35x and (d) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the debt yield being not less than 9.5%, and (ii) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Seven Mile Crossing, representing approximately 1.9% of the Initial Pool Balance, at any time following two years from the Closing Date and provided that no event of default is continuing under the Mortgage Loan documents, the related borrower is permitted to partially defease a portion of the Mortgage Loan and release portions of the Mortgaged Property upon the satisfaction of certain conditions, including among others, (i) delivery of the partial defeasance collateral in accordance with the related Mortgage Loan documents, (ii) delivery of a REMIC opinion and rating agency confirmation, and (iii) at the time of both notice of the proposed release and consummation of the release, after giving effect to the release: (a) the debt service coverage ratio of the remaining Mortgaged Property will be equal to or greater than the greater of (x) the debt service coverage ratio of the existing Mortgaged Property immediately prior to the notice or release date and (y) 1.75x; (b) the loan-to-value ratio of the remaining Mortgaged Property will be no greater than the lesser of (I) the loan-to-value of the existing Mortgaged Property immediately prior to the notice or release date and (II) 60%; and (c) the debt yield with respect to the remaining Mortgaged Property will be equal to or greater than the greater of (A) the debt yield of the existing Mortgaged Property immediately prior to the notice or release date and (B) 11.0%.

Property Releases; Free Releases

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the related borrower is permitted to transfer non-income producing portions of the Mortgaged Property and obtain the release of the related parcel from the lien of the mortgage, provided, among other things, that: (i) the borrower delivers a REMIC opinion and (ii)(x) the loan-to-value ratio taking into account the remaining property after such release is equal to or less than 125%, or (y) the borrower has prepaid the Mortgage Loan by an amount not less than the least of (I) if the released parcel was sold, the net proceeds in an arm’s-length transaction, or if it was condemned, the net condemnation proceeds, (II) the fair market value of the parcel at the time of release, and (III) an amount such that the loan-to-value ratio of the Mortgage Loan does not increase as a result of the release. Additionally, in the event that IKEA, which tenant owns its improvements, exercises its option to purchase its leased parcel, the related borrower may, without the lender’s consent, obtain the release of such parcel for no consideration and without payment of a prepayment fee, provided that the borrower provides evidence that (a) such parcel has been subdivided from the remainder of the Mortgaged Property and (b) the remainder of the Mortgaged Property constitutes a separate tax lot and provided, among other things, that (i) the loan-to-value ratio taking into account the remaining property after such release is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount described in clause (ii) is not paid, the subject securitization will not fail to maintain its REMIC status.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, the related borrower is permitted to obtain a release of (i) a portion of the Mortgaged Property that is non-income producing and unimproved, the release of which will not have a material adverse effect and does not materially and adversely affect the ongoing operations of the remaining property, (ii) the Macy’s Men’s & Children improvements and some or all of the adjacent parking area and (iii) some or all of the parking field surrounding the current Forever 21 parcel, provided in each case, among other things, that the borrower delivers a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Seven Mile Crossing, representing approximately 1.9% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of one or both of two separate parcels, neither of which were attributed any value by the appraisal, subject to the satisfaction of certain conditions, including but not limited to: (i) the remainder of the Mortgaged Property constituting one or more separate tax lots; (ii) the related borrower providing the lender with any documentation required to effectuate the applicable release, including but not limited to a new ground lease granting the transferee a leasehold interest in the released parcel and obtaining the consent of the fee owner and sublandlord under the ground lease; (iii) the related borrower delivering a rating agency confirmation; and (iv) if the loan-to-value ratio of the remainder of the Mortgaged Property would exceed 125% immediately after such release, the related borrower paying down the principal balance of the

Mortgage Loan by a “qualified amount” as such term is defined in IRS Revenue Procedure 2010-30, unless the lender receives a REMIC opinion with respect to such prepayment not being made.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 23 Mile Macomb Medical Campus, representing approximately 1.5% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of a certain portion of the Mortgaged Property that was not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain conditions, including, but not limited to, delivery of a REMIC opinion.

Escrows

Forty-five (45) Mortgage Loans, representing approximately 75.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-one (41) Mortgage Loans, representing approximately 70.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-seven (27) Mortgage Loans, representing approximately 42.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty (20) Mortgage Loans, representing approximately 39.8% of that portion of the Initial Pool Balance secured by retail, mixed use and office properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for retail, mixed use and office properties only.

Certain of the reserves described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	18	$500,366,538	54.8%
Springing	33	354,742,166	38.8
Soft Springing	2	45,300,000	5.0
None	1	13,000,000	1.4
Total:	54	$913,408,704	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan

Summaries—Loan #1: 8 Times Square & 1460 Broadway”, “—Loan #2: 681 Fifth Avenue”, “—Loan #3: Quantum Park”, “—Loan #4: Potomac Mills”, “—Loan #6: Fresno Fashion Fair”, “—Loan #7: Hyatt Regency Jersey City” and “—Loan #13: Easton Town Center” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Easton Town Center	$22,500,000	56.5%(1)	2.14x(2)	N/A	Y
Villanueva Portfolio	$13,033,623	80.0%	1.35x	9.5%	Y
Fairfield Inn & Suites Milwaukee Downtown	$10,560,000	80.0%	2.01x	12.1%	Y

(1)	The combined maximum loan-to-value ratio takes into account the appraised value of both the Mortgaged Property and the Lifetime Fitness Fee Parcel. The Lifetime Fitness Fee Parcel does not secure the Mortgage Loan, and the ground leasehold interest in the Lifetime Fitness Fee Parcel, which is held by Lifetime Fitness, is mortgaged to another lender. See “—Statistical Characteristics of the Mortgage Loans—Property Types—Retail Properties” for additional information.

(2)	The mezzanine loan may bear interest at either a fixed rate or a floating rate; provided that if the mezzanine loan bears interest at a floating rate, the mezzanine loan documents must contain a requirement that the mezzanine borrower obtain an interest rate cap to be maintained during the term of the mezzanine loan at a strike price such that if the mezzanine loan is deemed to bear interest at the cap rate, the debt service coverage ratio above is satisfied.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.0% of the Initial Pool Balance, the borrower is permitted to obtain a property assessed clean energy (“PACE”) loan (which loans are repaid through multi-year assessments against the Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right to file a lien against the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, the related borrowers are each permitted to obtain a PACE loan (which loans are repaid through multi-year assessments against the Mortgaged Property) in an amount not to exceed $10,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right to file a lien against the Mortgaged Property. Additionally, the Mortgage Loan documents permit the borrower to incur personal property purchase money financing and leases that are (a) associated with uses in the ordinary course of operating and maintaining the Mortgaged Property and (b) secured only by the Mortgaged Property, up to an aggregate amount of not greater than $2,000,000, except that such limit is raised to $5,000,000 if such leases are related to sustainability and environmental initiatives.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Easton Town Center, representing approximately 2.5% of the Initial Pool Balance, provided no event of default exists under such Mortgage Loan, unsecured loans to the related borrower from its direct or indirect owners are permitted in an aggregate amount up to 10% of the outstanding principal balance of the Mortgage Loan so long as (a) such loans are fully subordinate to the Mortgage Loan, (b) such loans are unsecured and non-recourse to the borrower and any of its assets, including the Mortgaged Property, and amounts are payable under such loans only to the extent there is net cash flow available after payments required under the Mortgage Loan, (c) any such loan is made solely to finance costs and expenses related to the operation of the Mortgaged Property, (d) any vote on account of a claim arising from an affiliated loan with respect to any plan of reorganization in a bankruptcy proceeding involving the borrower is irrevocably assigned to the lender, (e) no direct or indirect owner of the borrower will take any action to enforce any of its rights or remedies to collect such affiliated loan while the Mortgage Loan is outstanding, and (f) any affiliated loan will be evidenced by a promissory note containing these provisions.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
8 Times Square & 1460 Broadway	CGMRC	$75,000,000	8.2%	$125,000,000	N/A	$200,000,000	55.6%	55.6%	1.71x	1.71x	Outside Serviced	N
681 Fifth Avenue	CGMRC	$57,500,000	6.3%	$157,500,000	N/A	$215,000,000	48.9%	48.9%	1.67x	1.67x	Outside Serviced	N
Quantum Park	Barclays	$50,000,000	5.5%	$82,000,000	N/A	$132,000,000	66.0%	66.0%	3.00x	3.00x	Outside Serviced	N
Potomac Mills	Barclays	$36,375,000	4.0%	$254,625,000	$125,000,000	$416,000,000	38.0%	54.4%	4.39x	2.65x	Outside Serviced	N
Fresno Fashion Fair	Société Générale	$35,000,000	3.8%	$290,000,000	N/A	$325,000,000	57.5%	57.5%	2.14x	2.14x	Outside Serviced	N
Hyatt Regency Jersey City	Barclays	$35,000,000	3.8%	$65,000,000	N/A	$100,000,000	52.4%	52.4%	3.55x	3.55x	Outside Serviced	N
Easton Town Center	Barclays	$22,500,000	2.5%	$315,000,000	$362,500,000	$700,000,000	28.5%	59.0%	4.02x	1.94x	Outside Serviced	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (the “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either the Control Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Cut-off Date Balance
8 Times Square & 1460 Broadway
Note A-1	Yes	CGMRC	CD 2016-CD2	$100,000,000
Note A-2-1	No	CGMRC	CGCMT 2016-P6	$75,000,000
Note A-2-2	No	CGMRC	Not Identified	$25,000,000
681 Fifth Avenue
Note A-1	Yes	UBS AG, New York Branch	MSC 2016-UBS12	$80,000,000
Note A-2	No	UBS AG, New York Branch	CFCRE 2016-C7	$15,000,000
Note A-3	No	UBS AG, New York Branch	Not Identified	$15,000,000
Note A-4	No	UBS AG, New York Branch	CFCRE 2016-C7	$19,000,000
Note A-5	No	CGMRC	CGCMT 2016-P6	$57,500,000
Note A-6	No	CGMRC	Not Identified	$28,500,000
Quantum Park
Note A-1	No	—	CGCMT 2016-C3	$30,000,000
Note A-2	No	Barclays	CGCMT 2016-P6	$50,000,000
Note A-3	Yes	Barclays	Not Identified	$52,000,000
Potomac Mills
Note A-1	(3)	—	CFCRE 2016-C6	$40,000,000
Note A-2	No	Société Générale	CFCRE 2016-C7	$20,000,000
Note A-3	No	Société Générale	CFCRE 2016-C7	$12,750,000
Note A-4	No	Bank of America, N.A.	MSBAM 2016-C32	$52,000,000
Note A-5	No	Bank of America, N.A.	Not Identified	$20,750,000
Note A-6	No	—	CFCRE 2016-C6	$30,000,000
Note A-7	No	—	CGCMT 2016-C3	$35,000,000
Note A-8	No	Cantor Commercial Real Estate Lending, L.P.	CFCRE 2016-C7	$7,750,000
Note A-9	No	Barclays	CGCMT 2016-P6	$36,375,000
Note A-10	No	Barclays	Not Identified	$36,375,000
Notes B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8, B-9 and B-10	(3)	Teachers Insurance and Annuity Association of America	Not Applicable	$125,000,000 (aggregate)
Fresno Fashion Fair
Note A-1-A	Yes	—	JPMDB 2016-C4	$60,000,000
Note A-1-B	No	JPMorgan Chase Bank, National Association	Not Identified	$80,000,000
Note A-1-C	No	JPMorgan Chase Bank, National Association	Not Identified	$69,000,000
Note A-2-A	No	—	CFCRE 2016-C6	$40,000,000
Note A-2-B	No	Société Générale	CFCRE 2016-C7	$36,000,000
Note A-2-C	No	Société Générale	CGCMT 2016-P6	$35,000,000
Note A-2-D	No	Société Générale	CFCRE 2016-C7	$5,000,000
Hyatt Regency Jersey City
Note A-1	Yes	—	CGCMT 2016-P5	$65,000,000
Note A-2	No	Barclays	CGCMT 2016-P6	$35,000,000
Easton Town Center
Note A-1-A	Yes	—	BBCMS 2016-ETC	$90,000,000
Note A-2-A	No	—	BBCMS 2016-ETC	$60,000,000
Note A-1-B-1	No	—	CGCMT 2016-P5	$45,000,000
Note A-1-B-2	No	—	WFCM 2016-C36	$45,000,000
Note A-1-B-3	No	Barclays	CGCMT 2016-P6	$22,500,000
Note A-2-B	No	—	MSBAM 2016-C30	$75,000,000
Note B-1	No	—	BBCMS 2016-ETC	$217,500,000
Note B-2	No	—	BBCMS 2016-ETC	$145,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (both controlling and non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note Holder (except if an AB control appraisal period is in effect) is the holder of greater than 50% of the aggregate outstanding principal balance of such Subordinate Companion Loans, and (ii) if an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note and the controlling class representative under the CFCRE 2016-C6 Securitization will be the Outside Controlling Class Representative with respect to the Potomac Mills Mortgage Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

The Outside Serviced Mortgage Loans will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loan(s) are set forth in the following table:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
8 Times Square & 1460 Broadway	CGMRC	CD 2016-CD2(2) (12/1/16)	8.2%	Wells Fargo Bank, National Association(2)	KeyBank National Association(2)	Wilmington Trust, National Association(2)	Wells Fargo Bank, National Association(2)	Park Bridge Lender Services LLC(2)	Och-Ziff Capital Investment, L.L.C.(2)
681 Fifth Avenue	CGMRC	MSC 2016-UBS12(3) (12/1/16)	6.3%	Midland Loan Services, a Division of PNC Bank, National Association(3)	Rialto Capital Advisors, LLC(3)	Wells Fargo Bank, National Association(3)	Wells Fargo Bank, National Association(3)	Park Bridge Lender Services LLC(3)	RREF III Debt AIV, LP(3)
Quantum Park	Barclays	CGCMT 2016-C3(4) (11/1/16)	5.5%	Midland Loan Services, a Division of PNC Bank, National Association(4)	Rialto Capital Advisors, LLC(4)	Deutsche Bank Trust Company Americas(4)	Deutsche Bank Trust Company Americas(4)	Trimont Real Estate Advisors, LLC(4)	(5)
Potomac Mills	Barclays	CFCRE 2016-C6 (11/1/16)	4.0%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	(6)
Fresno Fashion Fair	Société Générale	JPMDB 2016-C4 (11/1/16)	3.8%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	BlackRock Realty Advisors, Inc.
Hyatt Regency Jersey City	Barclays	CGCMT 2016-P5 (10/1/16)	3.8%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	Park Bridge Lender Services LLC	Prime Finance CMBS B-Piece Holdco V, L.P.
Easton Town Center	Barclays	BBCMS 2016-ETC (8/1/2016)	2.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Teachers Insurance and Annuity Association of America

(1)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

(2)	The 8 Times Square & 1460 Broadway Controlling Pari Passu Companion Loan is currently held by CGMRC, but is expected to be contributed to the CD 2016-CD2 Securitization prior to the Closing Date. Accordingly, the 8 Times Square & 1460 Broadway Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that the 8 Times Square & 1460 Broadway Loan Combination will be) serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement.

(3)	The 681 Fifth Avenue Controlling Pari Passu Companion Loan is currently held by UBS AG, New York Branch, but is expected to be contributed to the MSC 2016-UBS12 Securitization prior to the Closing Date. Accordingly, the 681 Fifth Avenue Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that the 681 Fifth Avenue Loan Combination will be) serviced and administered pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement.

(4)	The Quantum Park Mortgage Loan (i) is currently being serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to the Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The Quantum Park Controlling Pari Passu Companion Loan is currently held by Barclays, but is expected to be contributed to a future commercial mortgage securitization transaction. The parties identified in the table above are the parties to the CGCMT 2016-C3 Pooling and Servicing Agreement.

(5)	With respect to the Quantum Park Mortgage Loan, there is currently no initial Outside Controlling Class Representative with consent rights or the right to replace the applicable special servicer because those rights are held by the holder of the Controlling Pari Passu Companion Loan for the related Loan Combination, which has not yet been securitized. See the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” under “—The Loan Combinations—General” above for the identity of the related Controlling Note Holder for such Loan Combination.

(6)	With respect to the Potomac Mills Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of greater than 50% of the aggregate principal balance of the Subordinate Companion Loans (currently held by Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect (and, accordingly, there is currently no initial Outside Controlling Class Representative exercising any such rights). If an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note and the Controlling Class Representative (or equivalent party) under the CFCRE 2016-C6 Securitization will be the Outside Controlling Class Representative with respect to the Potomac Mills Mortgage Loan.

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”. Also see “Significant Loan Summaries—Loan #1: 8 Times Square & 1460 Broadway”, “—Loan #2: 681 Fifth Avenue”, “—Loan #3: Quantum Park”, “—Loan #4: Potomac Mills”, “—Loan #6: Fresno Fashion Fair”, “—Loan #7: Hyatt Regency Jersey City” and “—Loan #13: Easton Town Center” in Annex B to this prospectus.

The 8 Times Square & 1460 Broadway Loan Combination

Servicing

The 8 Times Square & 1460 Broadway Loan Combination and any related REO Property are expected to be serviced and administered pursuant to the pooling and servicing agreement (the “CD 2016-CD2 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CD 2016-CD2 Securitization”) involving the issuance of the CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2, dated and effective as of December 1, 2016, among Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “CD 2016-CD2 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CD 2016-CD2 Servicer”), KeyBank National Association, as special servicer (the “CD 2016-CD2 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2016-CD2 Operating Advisor ”) and as asset representations reviewer (in such capacity, the “CD 2016-CD2 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “CD 2016-CD2 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “CD 2016-CD2 Trustee”), by the CD 2016-CD2 Servicer and the CD 2016-CD2 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations

Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 8 Times Square & 1460 Broadway Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 8 Times Square & 1460 Broadway Loan Combination, the servicing standard set forth in the CD 2016-CD2 Pooling and Servicing Agreement requires the CD 2016-CD2 Servicer and the CD 2016-CD2 Special Servicer to take into account the interests of the CD 2016-CD2 certificateholders, the Issuing Entity, as the holder of the 8 Times Square & 1460 Broadway Mortgage Loan, and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the 8 Times Square & 1460 Broadway Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CD 2016-CD2 Pooling and Servicing Agreement, is expected to be the initial custodian of the mortgage file related to the 8 Times Square & 1460 Broadway Loan Combination (other than the promissory notes evidencing the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 8 Times Square & 1460 Broadway Mortgage Loan and the holders of the 8 Times Square & 1460 Broadway Pari Passu Companion Loans with respect to distributions of funds received in respect of the 8 Times Square & 1460 Broadway Loan Combination, and provides, in general, that:

●	the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 8 Times Square & 1460 Broadway Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents, all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or property advances then due and payable or reimbursable to the CD 2016-CD2 Trustee, the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer under the CD 2016-CD2 Pooling and Servicing Agreement and certain amounts that are then due, payable or reimbursable to the parties to the CD 2016-CD2 Pooling and Servicing Agreement); and

●	fees, costs and expenses relating to the 8 Times Square & 1460 Broadway Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 8 Times Square & 1460 Broadway Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 8 Times Square & 1460 Broadway Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 8 Times Square & 1460 Broadway Pari Passu Companion Loans. Similarly, P&I advances on the 8 Times Square & 1460 Broadway Pari Passu Companion

Loans are not reimbursable out of payments or other collections on the 8 Times Square & 1460 Broadway Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the 8 Times Square & 1460 Broadway Mortgage Loan or the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CD 2016-CD2 Securitization, subject to the CD 2016-CD2 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization or general collections with respect to the securitization of such 8 Times Square & 1460 Broadway Pari Passu Companion Loan.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the 8 Times Square & 1460 Broadway Loan Combination, as of any date of determination, will be the related Outside Controlling Class Representative (the “CD 2016-CD2 Controlling Class Representative”) or any other party assigned the rights to exercise the rights of the “controlling note holder” under the related Co-Lender Agreement, as and to the extent provided in the CD 2016-CD2 Pooling and Servicing Agreement. In its capacity as representative of the Controlling Note Holder under the related Co-Lender Agreement, the CD 2016-CD2 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 8 Times Square & 1460 Broadway Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 8 Times Square & 1460 Broadway Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, the CD 2016-CD2 Controlling Class Representative has the same consent and/or consultation rights with respect to the 8 Times Square & 1460 Broadway Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CD 2016-CD2 issuing entity (other than any “excluded mortgage loan” under the CD 2016-CD2 Pooling and Servicing Agreement) that are serviced under the CD 2016-CD2 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the 8 Times Square & 1460 Broadway Mortgage Loan (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative), will (i) have a right to receive copies of any notice, information and report that the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, is required to provide to the CD 2016-CD2 Controlling Class Representative (within the same time frame such notice, information or report is or would have been required to be provided to the CD 2016-CD2 Controlling Class Representative under the CD 2016-CD2 Pooling and Servicing Agreement, without regard to whether such items are actually required to be provided to the CD 2016-CD2 Controlling Class Representative under the CD 2016-CD2 Pooling and Servicing Agreement due to the occurrence of a control termination event or a consultation termination event thereunder) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 8 Times Square & 1460 Broadway Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 8 Times Square & 1460 Broadway Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 8 Times Square & 1460 Broadway Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 8 Times Square & 1460 Broadway Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative), will, in each case, expire 10 business days from the delivery thereto of written notice of the proposed action, together with copies of the notice, information and report required to be provided to the CD 2016-CD2 Controlling Class Representative (whether or not the Issuing Entity (or its representative) has responded within such ten (10) business day period); provided, that if the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the ten (10) business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information thereto. Notwithstanding the consultation rights described above, the CD 2016-CD2

Servicer or the CD 2016-CD2 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 8 Times Square & 1460 Broadway Loan Combination. Neither the CD 2016-CD2 Servicer nor the CD 2016-CD2 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable) with the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, in which servicing issues related to the 8 Times Square & 1460 Broadway Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 8 Times Square & 1460 Broadway Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires that items in the nature of Penalty Charges paid on the 8 Times Square & 1460 Broadway Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay the CD 2016-CD2 Servicer, the CD 2016-CD2 Trustee or the CD 2016-CD2 Special Servicer for any interest accrued on any property protection advances and reimbursement of property protection advances in accordance with the terms of the CD 2016-CD2 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay the CD 2016-CD2 Servicer, CD 2016-CD2 Trustee, the Master Servicer, the Trustee, the master servicer or the trustee for the securitization of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CD 2016-CD2 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the CD 2016-CD2 Pooling and Servicing Agreement, the Pooling and Servicing Agreement or the document governing the securitization of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 8 Times Square & 1460 Broadway Loan Combination (as specified in the CD 2016-CD2 Pooling and Servicing Agreement) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the CD 2016-CD2 Pooling and Servicing Agreement, be paid to the CD 2016-CD2 Servicer and/or the CD 2016-CD2 Special Servicer as additional servicing compensation as provided in the CD 2016-CD2 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, be paid, (x) prior to the securitization of such loan, to the holder of such Companion Loan and (y) following the securitization of such loan, to the CD 2016-CD2 Servicer and/or the CD 2016-CD2 Special Servicer as additional servicing compensation as provided in the CD 2016-CD2 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CD 2016-CD2 Pooling and Servicing Agreement, if the 8 Times Square & 1460 Broadway Loan Combination becomes a defaulted mortgage loan under the CD 2016-CD2 Pooling and Servicing Agreement, and if the CD 2016-CD2 Special Servicer determines to sell the 8 Times Square & 1460 Broadway Pari Passu Companion Loan included in the CD 2016-CD2 Securitization in accordance with the CD 2016-CD2 Pooling and Servicing Agreement, then the CD 2016-CD2 Special Servicer will be required to sell the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the CD 2016-CD2 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 8 Times Square & 1460 Broadway Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CD 2016-CD2 Special Servicer will not be permitted to sell the 8 Times Square & 1460 Broadway Loan Combination if it becomes a defaulted mortgage loan under the CD 2016-CD2 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the 8 Times Square & 1460 Broadway Mortgage Loan, and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) (provided that such consent will not be required if the Issuing Entity or the Companion Loan Holder is the related borrower or an affiliate thereof), unless the CD 2016-CD2 Special Servicer has delivered to the Issuing Entity (or its representative) and such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 8 Times Square & 1460 Broadway Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CD 2016-CD2 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 8 Times Square & 1460 Broadway Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or the Companion Loan Holder (or its representative) that are material to the price of the 8 Times Square & 1460 Broadway Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CD 2016-CD2 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the 8 Times Square & 1460 Broadway Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the 8 Times Square & 1460 Broadway Loan Combination unless such person is the related Mortgage Loan borrower or an agent or affiliate of the related Mortgage Loan borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the 8 Times Square & 1460 Broadway Loan Combination has the right, at any time and from time to time, with or without cause, subject to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof. Accordingly, the CD 2016-CD2 Controlling Class Representative (prior to a control termination event under the CD 2016-CD2 Pooling and Servicing Agreement and provided that the 8 Times Square & 1460 Broadway Loan Combination is not an “excluded mortgage loan” under the CD 2016-CD2 Pooling and Servicing Agreement) has the right, with or without cause, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof. Additionally, the applicable CD 2016-CD2 certificateholders with the requisite percentage of voting rights (after a control termination event under the CD 2016-CD2 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof.

The 681 Fifth Avenue Loan Combination

Servicing

The 681 Fifth Avenue Loan Combination and any related REO Property are expected to be serviced and administered pursuant to the pooling and servicing agreement (the “MSC 2016-UBS12 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “MSC 2016-UBS12 Securitization”) involving the issuance of the Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12, dated and effective as of December 1, 2016, between Morgan Stanley Capital I Inc., as depositor (the “MSC 2016-UBS12 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “MSC 2016-UBS12 Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “MSC 2016-UBS12 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “MSC 2016-UBS12 Certificate Administrator”) and trustee (in such capacity, the “MSC 2016-UBS12 Trustee”) and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “MSC 2016-UBS12 Operating Advisor”) and asset representations reviewer (in such capacity, the “MSC 2016-UBS12 Asset Representations Reviewer”), by the MSC 2016-UBS12 Servicer and the MSC 2016-UBS12 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 681 Fifth Avenue Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 681 Fifth Avenue Loan Combination, the servicing standard set forth in the MSC 2016-UBS12 Pooling and Servicing Agreement requires the MSC 2016-UBS12 Servicer and the MSC 2016-UBS12 Special Servicer to take into account the interests of the MSC 2016-UBS12 certificateholders, the Issuing Entity, as the holder of the 681 Fifth Avenue Mortgage Loan, and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the 681 Fifth Avenue Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSC 2016-UBS12 Pooling and Servicing Agreement, is expected to be the initial custodian of the mortgage file related to the 681 Fifth Avenue Loan Combination (other than the promissory notes evidencing the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 681 Fifth Avenue Mortgage Loan and the holders of the 681 Fifth Avenue Pari Passu Companion Loans with respect to distributions of funds received in respect of the 681 Fifth Avenue Loan Combination, and provides, in general, that:

●	the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the 681 Fifth Avenue Loan Combination will be required to be distributed by the MSC 2016-UBS12 Servicer and applied to the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts required to be deposited in reserve or escrow pursuant to the related mortgage loan documents, proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents and certain amounts that are then due and payable pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement to the parties to the MSC 2016-UBS12 Pooling and Servicing Agreement); and

●	fees, costs and expenses relating to the 681 Fifth Avenue Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 681 Fifth Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 681 Fifth Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 681 Fifth Avenue Pari Passu Companion Loans. Similarly, P&I advances on the 681 Fifth Avenue Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 681 Fifth Avenue Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the 681 Fifth Avenue Mortgage Loan or the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the MSC 2016-UBS12 Securitization, subject to the MSC 2016-UBS12 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization or general collections with respect to the securitization of any of such 681 Fifth Avenue Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the 681 Fifth Avenue Loan Combination, as of any date of determination, will be the holders of certificates issued in connection with the MSC 2016-UBS12 Securitization representing the specified interest in the class of certificates designated as the “controlling class” or the duly appointed representative of such certificates or such other party that the MSC 2016-UBS12 issuing entity grants the right to exercise the rights granted to the directing holder in the related Co-Lender Agreement, provided that no “borrower party” (as defined under the MSC 2016-UBS12 Pooling and Servicing Agreement) will be entitled to act as directing holder; and provided, further, that, unless a consultation termination event exists under the MSC 2016-UBS12 Pooling and Servicing Agreement, or the 681 Fifth Avenue Loan Combination is an “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “MSC 2016-UBS12 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the 681 Fifth Avenue Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the MSC 2016-UBS12 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 681 Fifth Avenue Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 681 Fifth Avenue Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the MSC 2016-UBS12 Pooling and Servicing Agreement, the MSC 2016-UBS12 Controlling Class Representative has the same consent and/or consultation rights with respect to the 681 Fifth Avenue Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the MSC 2016-UBS12 issuing entity (other than any “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement) that are serviced under the MSC 2016-UBS12 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the 681 Fifth Avenue Mortgage Loan (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, is required to provide to the MSC 2016-UBS12 Controlling Class Representative (within the same time frame such notices, information and reports would have been required to be provided to the MSC 2016-UBS12 Controlling Class Representative under the MSC 2016-UBS12 Pooling and Servicing Agreement without regard to whether or not the MSC 2016-UBS12 Controlling Class Representative actually has lost any rights to receive such information as a result of a consultation termination event or the equivalent under the MSC 2016-UBS12 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 681 Fifth Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 681 Fifth Avenue Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 681 Fifth Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 681 Fifth Avenue Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), will, in each case, expire 10 business days (or in connection with an “acceptable insurance default”, as defined under the related Co-Lender Agreement, 30 days) from the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to, or requested by, the MSC 2016-UBS12 Controlling Class Representative; provided, that if the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew. Notwithstanding the consultation rights described above, the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the servicing standard under the MSC 2016-UBS12 Pooling and Servicing Agreement, that immediate action with respect thereto is necessary to protect the interests of the holders of the 681 Fifth Avenue Loan Combination. Neither the MSC 2016-UBS12 Servicer nor the MSC 2016-UBS12 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) will have the right to annual conference calls with the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, in which servicing issues related to the 681 Fifth Avenue Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 681 Fifth Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires the MSC 2016-UBS12 Pooling and Servicing Agreement to provide that items in the nature of Penalty Charges paid on the 681 Fifth Avenue Loan Combination will be used (i) to pay the MSC 2016-UBS12 Servicer, the MSC 2016-UBS12 Trustee or the MSC 2016-UBS12 Special Servicer for interest accrued on any property protection advances and reimbursement of property protection advances, (ii) to pay the parties to the MSC 2016-UBS12 Securitization, this securitization and any other securitization of a 681 Fifth Avenue Pari Passu Companion Loan not included in the MSC 2016-UBS12 Securitization for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement or the document governing any securitization of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization), (iii) to pay certain other expenses incurred with respect to the 681 Fifth Avenue Loan Combination and (iv) to pay to the MSC 2016-UBS12 Servicer and/or the MSC 2016-UBS12 Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the MSC 2016-UBS12 Pooling and Servicing Agreement, if the 681 Fifth Avenue Loan Combination becomes a defaulted mortgage loan under the MSC 2016-UBS12 Pooling and Servicing Agreement, and if the MSC 2016-UBS12 Special Servicer determines to sell the 681 Fifth Avenue Pari Passu Companion Loan included in the MSC 2016-UBS12 Securitization in accordance with the MSC 2016-UBS12 Pooling and Servicing Agreement, then the MSC 2016-UBS12 Special Servicer will be required to sell the 681 Fifth Avenue Mortgage Loan and all 681 Fifth Avenue Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the MSC 2016-UBS12 Pooling and

Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 681 Fifth Avenue Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the MSC 2016-UBS12 Special Servicer will not be permitted to sell the 681 Fifth Avenue Loan Combination if it becomes a defaulted mortgage loan under the MSC 2016-UBS12 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the 681 Fifth Avenue Mortgage Loan, and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), unless the MSC 2016-UBS12 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 681 Fifth Avenue Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSC 2016-UBS12 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 681 Fifth Avenue Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2016-UBS12 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the 681 Fifth Avenue Loan Combination unless such person is a “borrower party” (as defined under the MSC 2016-UBS12 Pooling and Servicing Agreement).

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the MSC 2016-UBS12 Pooling and Servicing Agreement, the directing holder with respect to the 681 Fifth Avenue Loan Combination has the right, at any time and from time to time, with or without cause, to replace the MSC 2016-UBS12 Special Servicer then acting with respect to the 681 Fifth Avenue Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement). Accordingly, the MSC 2016-UBS12 Controlling Class Representative (prior to a control termination event under the MSC 2016-UBS12 Pooling and Servicing Agreement and provided that the 681 Fifth Avenue Loan Combination is not an “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement), and the applicable MSC 2016-UBS12 certificateholders with the requisite percentage of voting rights (after a control termination event under the MSC 2016-UBS12 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the MSC 2016-UBS12 Special Servicer then acting with respect to the 681 Fifth Avenue Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof.

The Quantum Park Loan Combination

Servicing

The Quantum Park Loan Combination (and any related REO Property) is serviced and administered (i) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, pursuant to the pooling and servicing agreement (the “CGCMT 2016-C3 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CGCMT 2016-C3 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-C3, Commercial Mortgage Pass-Through Certificates, Series 2016-C3, dated as of November 1, 2016, among Citigroup Commercial Mortgage Securities Inc., as depositor (in such capacity, the “CGCMT 2016-C3 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-C3 Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “CGCMT 2016-C3 Special Servicer”), Trimont Real Estate Advisors, LLC, as operating advisor (in such capacity, the “CGCMT 2016-C3 Operating Advisor”) and as asset representations reviewer (in such capacity, the “CGCMT 2016-C3 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-C3 Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “CGCMT 2016-C3 Trustee”), by the CGCMT 2016-C3 Servicer and the CGCMT 2016-C3 Special Servicer, but subject to the related Co-Lender Agreement and (ii) on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, by the master servicer (the “Quantum Park Future Servicer”) and the special servicer (the “Quantum Park Future Special Servicer”) under the servicing agreement for the commercial mortgage securitization transaction to which the Quantum Park Controlling Pari Passu Companion Loan is contributed (such servicing agreement, the “Quantum Park Future Pooling and Servicing Agreement”), but subject to the related Co-Lender Agreement. The parties to the Quantum Park Future Pooling and Servicing Agreement have not been definitively identified. In servicing the Quantum Park Loan Combination, the servicing standard set forth in the CGCMT 2016-C3 Pooling and Servicing Agreement requires the CGCMT 2016-C3 Servicer and the CGCMT 2016-C3 Special Servicer to take into account the interests of the CGCMT 2016-C3 certificateholders, the Issuing Entity, as the holder of the Quantum Park Mortgage Loan, and the holder of the Quantum Park Controlling Pari Passu Companion Loan, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Quantum Park Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the custodian under the CGCMT 2016-C3 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Quantum Park Loan Combination (other than the promissory notes evidencing the Quantum Park Pari Passu Companion Loans). Following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Quantum Park Loan Combination (other than the promissory note evidencing the Quantum Park Mortgage Loan and the promissory note evidencing the Quantum Park Pari Passu Companion Loan not included in the securitization of the Quantum Park Controlling Pari Passu Companion Loan) is expected to be the custodian under the Quantum Park Future Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Quantum Park Mortgage Loan and the holders of the Quantum Park Pari Passu Companion Loans with respect to distributions of funds received in respect of the Quantum Park Loan Combination, and provides, in general, that:

●	the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Quantum Park Loan Combination or the related Mortgaged Property will be applied to the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the applicable master servicer, the applicable special servicer, the applicable operating advisor, the applicable certificate administrator, the applicable depositor and the applicable trustee) in accordance with the terms of the related Co-Lender Agreement and either the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable; and

●	expenses, losses and shortfalls relating to the Quantum Park Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Quantum Park Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Quantum Park Mortgage Loan or, as and to the extent described under “The Pooling and

Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Quantum Park Pari Passu Companion Loans.

Prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C3 Servicer will be obligated to make any necessary property advances in respect of the Quantum Park Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Quantum Park Mortgage Loan and the Quantum Park Controlling Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C3 transaction, subject to the CGCMT 2016-C3 issuing entity’s right to reimbursement from future payments and other collections on the Quantum Park Controlling Pari Passu Companion Loan and the Quantum Park Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders and the certificateholders under the CGCMT 2016-C3 Pooling and Servicing Agreement. After the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Future Servicer will generally be obligated to make any necessary property protection advances in respect of the Quantum Park Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Quantum Park Mortgage Loan may be paid or reimbursed out of payments and other collections on the trust that includes the Quantum Park Controlling Pari Passu Companion Loan, subject to such trust’s right to reimbursement from future payments and other collections on the Quantum Park Mortgage Loan or from general collections on the Mortgage Pool (or the mortgage pool held by the CGCMT 2016-C3 issuing entity).

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Quantum Park Loan Combination (the “Quantum Park Directing Holder”) as of any date of determination, will be the holder of the Quantum Park Controlling Pari Passu Companion Loan, which prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date is Barclays Bank PLC, and which, after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date will be the trustee under the Quantum Park Future Pooling and Servicing Agreement; provided, that, unless a control termination event exists under the Quantum Park Future Pooling and Servicing Agreement, the controlling class representative thereunder (the “Quantum Park Controlling Class Representative”) will be entitled to exercise the rights of the Quantum Park Directing Holder. The Quantum Park Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are generally similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Quantum Park Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Quantum Park Loan Combination will require the approval of the Quantum Park Directing Holder. It is expected that, while the Quantum Park Controlling Class Representative is the Quantum Park Directing Holder, the Quantum Park Controlling Class Representative’s consent and/or consultation rights with respect to the Quantum Park Loan Combination will be the same as its rights with respect to the other mortgage loans included in the related securitization trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Quantum Park Mortgage Loan (or its representative, which, until a Consultation Termination Event occurs, and unless the Quantum Park Loan Combination is an Excluded Mortgage Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable (following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the Quantum Park Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Quantum Park Directing Holder under the CGCMT 2016-C3 Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or the Quantum Park Future Pooling and Servicing Agreement (following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) without regard to the occurrence thereunder of a consultation termination event thereunder) with respect to any “major decision” (as defined under the related Co-Lender Agreement) to be taken with respect to the Quantum Park Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Quantum Park Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Quantum Park Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Quantum Park Loan Combination. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), is permitted to take any major action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines, in accordance with the applicable servicing standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the Quantum Park Loan Combination. Neither the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), nor the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

None of the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), may take or refrain from taking any action based on advice or consultation provided by the Issuing Entity (or its representative) that would cause the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable, to violate the terms of the Quantum Park Loan Combination, applicable law, the CGCMT 2016-C3 Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), the Quantum Park Future Pooling and Servicing Agreement (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or the CGCMT 2016-C3 Servicer’s or the CGCMT 2016-C3 Special Servicer’s (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or the Quantum Park Future Servicer’s or the Quantum Park Future Special Servicer’s (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to annual conference calls with the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable, in which servicing issues related to the Quantum Park Loan Combination are discussed. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Quantum Park Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of penalty charges paid on the Quantum Park Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to reimburse the CGCMT 2016-C3 Servicer, the CGCMT 2016-C3 Trustee or the CGCMT 2016-C3 Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or to pay the Quantum Park Future Servicer, the related trustee under the Quantum Park Future Pooling and Servicing Agreement (the “Quantum Park Future Trustee”) or the Quantum Park Future Special Servicer for any interest accrued on any property protection advances and for reimbursement of any property protection advances in accordance with the terms of the Quantum Park Future Pooling and Servicing Agreement (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), second, be used to reduce the respective amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-C3 Servicer, the CGCMT 2016-C3 Trustee, the Quantum Park Future Servicer and the Quantum Park Future Trustee, as applicable, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the Quantum Park Future Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable) incurred with respect to the Quantum Park Loan Combination (as specified in the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable) and, finally, in the case of the remaining amount of penalty charges allocable to the Quantum Park Mortgage Loan and the Quantum Park Controlling Pari Passu Companion Loan, be paid (x) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, to the CGCMT 2016-C3 Servicer and/or the CGCMT 2016-C3 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C3 Pooling and Servicing Agreement, and (y) on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, to the Quantum Park Future Servicer and/or the Quantum Park Future Special Servicer as additional servicing compensation as provided in the Quantum Park Future Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Quantum Park Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Controlling Pari Passu Companion Loan becomes a “defaulted mortgage loan” (or analogous term) under the Quantum Park Future Pooling and Servicing Agreement, as applicable (depending on the agreement under which it is then being serviced at such time), and if the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, determines to sell the Quantum Park Mortgage Loan or the Quantum Park Controlling Pari Passu Companion Loan, as applicable, in accordance with the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable, then the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, will be required to sell the Quantum Park Loan Combination as one whole loan in accordance with the procedures generally consistent with those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, will not be permitted to sell the Quantum Park Loan Combination if it becomes a Defaulted Mortgage Loan (or a “defaulted mortgage loan” as defined in the Quantum Park Future Pooling and Servicing Agreement) without the written consent of the Issuing Entity (or its representative), unless the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Quantum Park Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Quantum Park Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Quantum Park Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C3 Servicer or the CGCMT 2016-C3 Special Servicer, or the Quantum Park Future Servicer or the Quantum Park Future Special Servicer, as applicable, in connection with the proposed sale; provided that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The Issuing Entity (or its representative) and the Quantum Park Directing Holder will be permitted to submit an offer at any sale of the Quantum Park Loan Combination.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, if applicable, the Quantum Park Directing Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the Quantum Park Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative), as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

The Potomac Mills Loan Combination

Servicing

The Potomac Mills Loan Combination (and any related REO Property) is being serviced and administered pursuant to the pooling and servicing agreement (the “CFCRE 2016-C6 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CFCRE 2016-C6 Securitization”) involving the issuance of the CFCRE 2016-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C6, dated as of November 1, 2016, among CCRE Commercial Mortgage Securities, L.P., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CFCRE 2016-C6 Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “CFCRE 2016-C6 Special Servicer”), AEGON USA Realty Advisors, LLC, as special servicer for the Potomac Mills Loan Combination (in such capacity, the “CFCRE 2016-C6 Potomac Mills Special Servicer”), Wilmington Trust, National Association, as trustee (in such capacity, the “CFCRE 2016-C6 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “CFCRE 2016-C6 Certificate Administrator”), paying agent and custodian, and Park Bridge Lender Services LLC, as asset representations reviewer (in such capacity, the “CFCRE 2016-C6 Asset Representations Reviewer”) and as operating advisor (in such capacity, the “CFCRE 2016-C6 Operating Advisor”) in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Potomac Mills Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Potomac Mills Loan Combination, the servicing standard set forth in the CFCRE 2016-C6 Pooling and Servicing Agreement will require the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer to take into account the interests of the CFCRE 2016-C6 certificateholders, the Issuing Entity, as the holder of the Potomac Mills Mortgage Loan, and the holders of the Potomac Mills Companion Loans not included in the CFCRE 2016-C6 Securitization, as a collective whole.

Promissory note A-1 represents the controlling interest in the Potomac Mills Loan Combination. However, for so long as the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Controlling Subordinate Companion Noteholder”) is the Potomac Mills Loan Combination Directing Holder (as defined below under “—Consultation and Control”), the Potomac Mills Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Potomac Mills Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the related Co-Lender Agreement, the holders of the Potomac Mills Subordinate Companion Loans will have the right to cure certain defaults by the related borrower, as more fully described below.

Amounts payable to the Issuing Entity as holder of the Potomac Mills Mortgage Loan pursuant to the related Co-Lender Agreement will be distributed net of certain fees and expenses on the Potomac Mills Mortgage Loan as set forth in the related Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CFCRE 2016-C6 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Potomac Mills Loan Combination (other than the promissory note evidencing the Potomac Mills Mortgage Loan).

Application of Payments

Pursuant to the related Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Potomac Mills Loan Combination, (ii) any other event of default for which the Potomac Mills Loan Combination is actually accelerated, (iii) any other event of default which causes the Potomac Mills Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Potomac Mills Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Potomac Mills Loan Combination Directing Holder or the default cure period has not yet expired and the Potomac Mills Loan Combination Directing Holder is diligently exercising its cure rights under the related Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable with respect to the Potomac Mills Loan Combination (including any penalty charges) under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds received with respect to the Potomac Mills Loan Combination will generally be applied in the following order:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Potomac Mills Loan Combination of principal payments received, if any, including with respect to any insurance or condemnation proceeds payable as principal, until their principal balances have been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Companion Loans under the related Co-Lender Agreement, 100% of such insurance proceeds and condemnation proceeds will be distributed to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes plus interest on such amount at their respective net interest rate;

●	sixth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	seventh, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances with the exercise of their cure rights under the related Co-Lender Agreement, to reimburse such holders for all such cure payments on a pro rata basis in accordance with such payments or advances made;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the Potomac Mills Loan Combination of principal payments received, if any, provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Companion Loans under the related Co-Lender Agreement, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pursuant to clause second above will be distributed to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	tenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loan and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Loan Combination or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through tenth and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holder of the applicable Potomac Mills Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to any penalty charges received;

●	thirteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CFCRE 2016-C6 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, pro rata, based on their respective percentage interests in the Potomac Mills Loan Combination; and

●	fourteenth, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Potomac Mills Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through thirteenth, any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective initial percentage interests in the Potomac Mills Loan Combination.

Following the occurrence and during the continuance of a Potomac Mills Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds with respect to the Potomac Mills Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes, plus interest on such amount at the applicable net interest rate;

●	sixth, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances in the exercise of their cure rights under the related Co-Lender Agreement, to reimburse such holders for all such cure payments on a pro rata basis in accordance with such payments or advances made;

●	seventh, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the principal balance of their respective notes until their principal balances have been reduced to zero;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Loan Combination or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CFCRE 2016-C6 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, pro rata, based on their respective percentage interests in the Potomac Mills Loan Combination;

●	twelfth, to the holders of the Potomac Mills Mortgage Loan and the holders of the Potomac Mills Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charges received with respect to the related note;

●	thirteenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through thirteenth, any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Potomac Mills Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Potomac Mills Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Potomac Mills Companion Loans or any loans included in any future securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related servicing advances with respect to the Potomac Mills Loan Combination made pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, together with interest thereon) may be paid or reimbursed out of payments and other collections on the mortgage loans in the CFCRE 2016-C6 Securitization, subject to the CFCRE 2016-C6 issuing entity’s right to reimbursement from future payments and other collections on the Potomac Mills Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control

Prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period (as defined below) with respect to the Potomac Mills Subordinate Companion Loans, neither the directing holder under the CFCRE 2016-C6 Securitization (the “CFCRE 2016-C6 Directing Holder”) nor the CFCRE 2016-C6 Operating Advisor will have any consent and/or consultation rights with respect to the Potomac Mills Loan Combination.

For so long as the Potomac Mills Controlling Subordinate Companion Noteholder is the Potomac Mills Loan Combination Directing Holder (as defined below), the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to notify the Potomac Mills Controlling Subordinate Companion Noteholder (or its designee) and receive written consent with respect to the following actions (“Potomac Mills Major Decisions”):

(i)	any workout or other change to the Potomac Mills Loan Combination that would result in any modification of, or waiver with respect to, the Potomac Mills Loan Combination that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Potomac Mills Loan Combination or a modification or waiver of any other monetary term of the Potomac Mills Loan Combination relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Potomac Mills Loan Combination, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the related Mortgaged Property or the related borrower;

(ii)	any modification of, or waiver with respect to, the Potomac Mills Loan Combination that would result in a discounted pay-off of the Potomac Mills Subordinate Companion Loans;

(iii)	any foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of the related Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)	any material direct or indirect sale of all or any material portion of the related Mortgaged Property or REO Property;

(v)	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(vi)	any substitution, release or addition of collateral for the Potomac Mills Loan Combination other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)	any release of the related borrower or guarantor from liability with respect to the Potomac Mills Loan Combination including, without limitation, by acceptance of an assumption of the Potomac Mills Loan Combination by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(viii)	any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) to accelerate the Potomac Mills Loan Combination (other than automatic accelerations pursuant to the related mortgage loan documents);

(ix)	any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related mortgage loan documents;

(x)	any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the master servicer or special servicer’s approval, as applicable, is required by the related mortgage loan documents);

(xi)	the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related mortgage loan documents);

(xii)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans has expired or been waived;

(xiii)	any determination of an acceptable insurance default with respect to the related Mortgaged Property;

(xiv)	the approval of any annual budget (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(xv)	the approval of any major lease (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(xvi)	the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion;

provided, however, that during the occurrence and continuance of a Potomac Mills Control Appraisal Period, “Potomac Mills Major Decisions” will have the meaning given to the term “Major Decision” in the CFCRE 2016-C6 Pooling and Servicing Agreement.

Neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Potomac Mills Loan Combination Directing Holder or any holder of the Potomac Mills Pari Passu Companion Loans (or their representatives) that would require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement, require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate the terms of the Potomac Mills Loan Combination, or materially expand the scope of any of the CFCRE 2016-C6 Servicer’s or the CFCRE 2016-C6 Potomac Mills Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement.

The Directing Holder. Pursuant to the related Co-Lender Agreement, the directing holder (the “Potomac Mills Loan Combination Directing Holder”) with respect to the Potomac Mills Loan Combination, as of any date of determination, will be:

●	the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans, unless a Potomac Mills Control Appraisal Period has occurred and is continuing; and

●	the CFCRE 2016-C6 issuing entity or its designee if a Potomac Mills Control Appraisal Period has occurred and is continuing.

A “Potomac Mills Control Appraisal Period” will mean a period that exists with respect to the Potomac Mills Loan Combination, if and for so long as:

(1)	(a)(i) the sum of the initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Potomac Mills Subordinate Companion Loans, (y) any appraisal reduction amount for the Potomac Mills Loan Combination that is allocated to the Potomac Mills Subordinate Companion Loans and (z) any losses realized with respect to the Mortgaged Property or the Potomac Mills Loan Combination that are allocated to the Potomac Mills Subordinate Companion Loans, plus (iii) any Threshold Event Collateral (as defined below), is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loans; or

(2)	any interest in a Potomac Mills Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holders of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans as the Potomac Mills Loan Combination Directing Holder.

The Potomac Mills Controlling Subordinate Companion Noteholder is entitled to avoid a Potomac Mills Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the related Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) in an amount that, when added to the appraised value of the Mortgaged Property as used to calculate any appraisal reduction amount for the Potomac Mills Loan Combination pursuant to the CFCRE 2016 Pooling and Servicing Agreement, would reduce such appraisal reduction amount enough to cause the applicable Potomac Mills Control Appraisal Period not to exist.

In addition, pursuant to the terms of the related Co-Lender Agreement, after the occurrence of and during the continuance of a Potomac Mills Control Appraisal Period, the Issuing Entity, as holder of the Potomac Mills Mortgage Loan (or its representative), will (i) have the right to receive copies of all notices, information and reports that the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is required to provide to the CFCRE 2016-C6 Directing Holder under the CFCRE 2016-C6 Pooling and Servicing Agreement with respect to any Potomac Mills Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Potomac Mills Mortgage Loan (or its representative) requests consultation with respect to certain Potomac Mills Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Loan Combination. The consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Potomac Mills Mortgage Loan (or its representative) has responded within such period; provided that if the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Potomac Mills Mortgage Loan (or its representative) described above, the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Potomac Mills Mortgage Loan and the related Potomac Mills Pari Passu Companion Loans. Neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Potomac Mills Mortgage Loan (or its representative, including, if the Potomac Mills Mortgage Loan has been contributed to a securitization, the related directing certificateholder (or similar entity).

In addition to the consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representatives) described above, pursuant to the terms of the related Co-Lender Agreement, during the continuance of a Potomac Mills Control Appraisal Period, the holder of the Potomac Mills Mortgage Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable) annual meetings with the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Potomac Mills Loan Combination.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Potomac Mills Loan Combination that results in a monetary event of default or the borrower otherwise defaults with respect to the Potomac Mills Loan Combination, the related Co-Lender Agreement provides that the Potomac Mills Controlling Subordinate Companion Noteholder will have the right to cure such event of default; provided that the Potomac Mills Controlling Subordinate Companion Noteholder will be limited to six cure payments over the life of the Potomac Mills Loan Combination, and, with respect to monetary events of default, no more than three of which may be consecutive. So long as the Potomac Mills Controlling Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the related Co-Lender Agreement, neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, will be permitted to treat such event of default as such for purposes of transferring the Potomac Mills Loan Combination to special servicing or exercising remedies.

Purchase Options

If an event of default with respect to the Potomac Mills Loan Combination has occurred and is continuing, and subject to the terms, conditions and limitations set forth in the related Co-Lender Agreement, each holder of a Potomac Mills Subordinate Companion Loan will have the option to purchase the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, (b) accrued and unpaid interest on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Mortgage Loan to the CFCRE 2016-C6 Asset Representations Reviewer, (g) any liquidation fees or workout fees payable with respect to the Potomac Mills Loan Combination, if (i) the borrower or borrower-related party is the purchaser or (ii) if the Potomac Mills Loan Combination is not purchased within 90 days after the first such option becomes exercisable pursuant to the related Co-Lender Agreement, and (h) certain additional amounts to the extent provided for in the related Co-Lender Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is a borrower-related party.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Potomac Mills Loan Combination becomes a defaulted loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, and if the CFCRE 2016-C6 Potomac Mills Special Servicer determines to sell the Potomac Mills Mortgage Loan in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, then the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to sell the Potomac Mills Pari Passu Companion Loans (but not the Potomac Mills Subordinate Companion Loans) together with the Potomac Mills Mortgage Loan as one whole loan. In connection with any such sale, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to follow the procedures contained in the CFCRE 2016-C6 Pooling and Servicing Agreement and the related Co-Lender Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CFCRE 2016-C6 Potomac Mills Special Servicer will not be permitted to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans together as one whole loan if it becomes a defaulted loan without the written consent of the holder of the Potomac Mills Mortgage Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the CFCRE 2016-C6 Potomac Mills Special Servicer has delivered to such note holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder under the CFCRE 2016-C6 Pooling and Servicing Agreement) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with the proposed sale; provided that the holder of the Potomac Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the holders of the Potomac Mills Subordinate Companion Loans (prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period), the holders of the Potomac Mills Pari Passu Companion Loans (after the occurrence and during the continuance of a Potomac Mills Control Appraisal Period) and the holder of the Potomac Mills Mortgage Loan and their respective representatives will be permitted to submit an offer at any sale of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the related Co-Lender Agreement, the Controlling Note Holder (or its representative) with respect to the Potomac Mills Loan Combination (which, prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period, will be the Potomac Mills Controlling Subordinate Companion Noteholder) will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Loan Combination and appoint a replacement special servicer in lieu of such servicer. Pursuant and subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and prior to a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), or the applicable certificateholders under the CFCRE 2016-C6 Pooling and Servicing Agreement with the requisite percentage of voting rights (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and after a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Loan Combination, and appoint a replacement special servicer, in a manner substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Fresno Fashion Fair Loan Combination

The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresno Fashion Fair, representing approximately 3.8% of the Initial Pool Balance, with a Cut-off Date Balance of $35,000,000 (the “Fresno Fashion Fair Mortgage Loan”), is part of a loan combination comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Fresno Fashion Fair Mortgaged Property”). The Fresno Fashion Fair Mortgage Loan is evidenced by promissory Note A-2-C. The portions of the Fresno Fashion Fair Loan Combination (as defined below) evidenced by (a) promissory Note A-1-A (the “Fresno Fashion Fair Controlling Note”), with a Cut-off Date Balance of $60,000,000, which was contributed to the commercial mortgage securitization transaction (the “JPMDB 2016-C4 Securitization”) involving the issuance of the JPMDB Commercial Mortgage Securities Trust 2016-C4, Commercial Mortgage Pass-Through Certificates, Series 2016-C4, (b) promissory Note A-1-B, with a Cut-off Date Balance of $80,000,000, which is currently being held by JPMorgan Chase Bank, National Association, (c) promissory Note A-1-C, with a Cut-off Date Balance of $69,000,000, which is currently being held by JPMorgan Chase Bank, National Association, (d) promissory Note A-2-A, with a Cut-off Date Balance of $40,000,000, which was contributed to the CFCRE 2016-C6 Securitization, and (e) promissory Notes A-2-B and A-2-D, with Cut-off Date Balances of $36,000,000 and $5,000,000, respectively, which are currently being held by Société Générale and are expected to be contributed to the commercial mortgage securitization transaction involving the issuance of the CFCRE 2016-C7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C7, are referred to in this prospectus as the “Fresno Fashion Fair Pari Passu Companion Loans” and are pari passu in right of payment with the Fresno Fashion Fair Mortgage Loan. The Fresno Fashion Fair Mortgage Loan and the Fresno Fashion Fair Pari Passu Companion Loans are collectively referred to in this prospectus as the “Fresno Fashion Fair Loan Combination”. The Fresno Fashion Fair Pari Passu Companion Loans will not be transferred to the Issuing Entity and will not be part of the Mortgage Pool.

It is anticipated that the unsecurtized Fresno Fashion Fair Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the Issuing Entity as the holder of the Fresno Fashion Fair Mortgage Loan and the rights of the holder(s) of the Fresno Fashion Fair Pari Passu Companion Loans are subject to a Co-Lender Agreement (the “Fresno Fashion Fair Co-Lender Agreement”). The following summary describes certain provisions of the Fresno Fashion Fair Co-Lender Agreement.

Servicing

Pursuant to the terms of the Fresno Fashion Fair Co-Lender Agreement, the Fresno Fashion Fair Loan Combination and any related REO Property is being serviced and administered pursuant to the pooling and servicing agreement (the “JPMDB 2016-C4 Pooling and Servicing Agreement”) for the JPMDB 2016-C4 Securitization, dated as of November 1, 2016, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMDB 2016-C4 Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “JPMDB 2016-C4 Special Servicer”), Wilmington Trust, National Association, as trustee (in such capacity, the “JPMDB 2016-C4 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMDB 2016-C4 Certificate Administrator”), and Pentalpha Surveillance LLC, as asset representations reviewer (in such capacity, the “JPMDB 2016-C4 Asset Representations Reviewer”) and as operating advisor (in such capacity, the “JPMDB 2016-C4 Operating Advisor”), by the JPMDB 2016-C4 Servicer and the JPMDB 2016-C4 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Fresno Fashion Fair Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Fresno Fashion Fair Loan Combination, the servicing standard set forth in the JPMDB 2016-C4 Pooling and Servicing Agreement will require the JPMDB 2016-C4 Servicer and the JPMDB 2016-C4 Special Servicer to take into account the interests of the JPMDB 2016-C4 certificateholders, the Issuing Entity, as the holder of the Fresno Fashion Fair Mortgage Loan, and the holders of the Fresno Fashion Fair Pari Passu Companion Loans not included in the JPMDB 2016-C4 Securitization, as a collective whole.

The Fresno Fashion Fair Co-Lender Agreement provides that expenses, losses and shortfalls relating to the Fresno Fashion Fair Loan Combination will be allocated on a pro rata basis to the holders thereof.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMDB 2016-C4 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Fresno Fashion Fair Loan Combination (other than the promissory note evidencing the Fresno Fashion Fair Mortgage Loan).

Application of Payments

The Fresno Fashion Fair Co-Lender Agreement sets forth the respective rights of the holder of the Fresno Fashion Fair Mortgage Loan and the holders of the related Fresno Fashion Fair Pari Passu Companion Loans with respect to distributions of funds received in respect of the Fresno Fashion Fair Loan Combination, and provides, in general, that:

●	the Fresno Fashion Fair Mortgage Loan and the Fresno Fashion Fair Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Fresno Fashion Fair Loan Combination or the related Mortgaged Property will be applied to the Fresno Fashion Fair Mortgage Loan and the related Fresno Fashion Fair Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Fresno Fashion Fair Co-Lender Agreement and the JPMDB 2016-C4 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Fresno Fashion Fair Loan Combination will be allocated, on a pro rata and pari passu basis, to the Fresno Fashion Fair Mortgage Loan and the related Fresno Fashion Fair Pari Passu Companion Loans in accordance with the terms of the Fresno Fashion Fair Co-Lender Agreement.

For more information regarding the allocation of collections and expenses in respect of the Fresno Fashion Fair Loan Combination, see “The Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

The Master Servicer or the Trustee, as applicable, under the Pooling and Servicing Agreement will be responsible for making any required P&I Advance on the Fresno Fashion Fair Mortgage Loan (but not any advances of principal and/or interest on the Fresno Fashion Fair Pari Passu Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement, unless the Master Servicer or the Trustee, as applicable, or the Special Servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Fresno Fashion Fair Mortgage Loan and (ii) the related Outside Servicer or Outside Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Fresno Fashion Fair Controlling Note as required under the terms of the JPMDB 2016-C4 Pooling and Servicing Agreement (but not on the Fresno Fashion Fair Mortgage Loan or the non-controlling Fresno Fashion Fair Pari Passu Companion Loans) and (B) any required property protection advances with respect to the Fresno Fashion Fair Loan Combination, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the JPMDB 2016-C4 Pooling and Servicing Agreement.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder is the holder of the majority of the class of securities issued in connection with the JPMDB 2016-C4 Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “controlling note holder” under the related Co-Lender Agreement, as and to the extent provided in the JPMDB 2016-C4 Pooling and Servicing Agreement (such directing holder, the “Fresno Fashion Fair Pari Passu Companion Loan Directing Holder”); provided that if at any time 50% or more of the class of securities issued in the JPMDB 2016-C4 Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “controlling note holder” is held by the borrower or an affiliate of the borrower, the class of securities issued in the JPMDB 2016-C4 Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “controlling note holder” will not be entitled to exercise any rights of the directing holder. In its capacity as the Controlling Note Holder under the Fresno Fashion Fair Co-Lender Agreement, the Fresno Fashion Fair Pari Passu Companion Loan Directing Holder is entitled to exercise rights similar to those of the Directing Holder as set forth under “The Pooling and Servicing Agreement—The Directing Holder” with respect to the Fresno Fashion Fair Loan Combination.

Pursuant to the terms of the Fresno Fashion Fair Co-Lender Agreement, the Issuing Entity as holder of the Fresno Fashion Fair Mortgage Loan (or prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative) will (i) have the right to receive copies of all notices, information and reports that the related Outside Servicer or Outside Special Servicer is required to provide to the Fresno Fashion Fair Pari Passu Companion Loan Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Fresno Fashion Fair Pari Passu Companion Loan Directing Holder under the JPMDB 2016-C4 Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event) with respect to any major decisions to be taken with respect to the Fresno Fashion Fair Loan Combination or the implementation of any recommended action outlined in an Asset Status Report relating to the Fresno Fashion Fair Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Fresno Fashion Fair Loan Combination or the implementation of any recommended action outlined in an Asset Status Report relating to the Fresno Fashion Fair Loan Combination. The consultation right of the holder of the Fresno Fashion Fair Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Fresno Fashion Fair Mortgage Loan (or its representative) has responded within such period; provided that if the related Outside Servicer or Outside Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Neither the related Outside Servicer nor the related Outside Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the holder of the Fresno Fashion Fair Mortgage Loan (or its representative, including the Controlling Class Representative) and neither the Master Servicer nor the Special Servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holders of the Fresno Fashion Fair Mortgage Loan or the non-controlling Fresno Fashion Fair Pari Passu Companion Loans (or their representatives, including the directing certificateholder under the JPMDB 2016-C4 Pooling and Servicing Agreement).

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the Fresno Fashion Fair Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the related Outside Servicer or Outside Special Servicer, as applicable) annual meetings with the related Outside Servicer or Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or Outside Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Fresno Fashion Fair Loan Combination.

Application of Penalty Charges

The Fresno Fashion Fair Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the Fresno Fashion Fair Mortgage Loan or any Fresno Fashion Fair Pari Passu Companion Loan will be applied first, to reduce, on a pro rata basis, the amounts payable on each note by the amount necessary to pay the JPMDB 2016-C4 Servicer, the JPMDB 2016-C4 Trustee or the JPMDB 2016-C4 Special Servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the JPMDB 2016-C4 Pooling and Servicing Agreement, second, to reduce, on a pro rata basis, the respective amounts payable on each note by the amount necessary to pay the JPMDB 2016-C4 Servicer, the JPMDB 2016-C4 Trustee, the Master Servicer, the Trustee, or each related servicer or related trustee under any pooling and servicing agreement related to the securitization of a Fresno Fashion Fair Pari Passu Companion Loan for any interest accrued on any P&I Advance made with respect to such note by such party (if and as specified in the JPMDB 2016-C4 Pooling and Servicing Agreement, the Pooling and Servicing Agreement or such other pooling and servicing agreement related to the securitization of a Fresno Fashion Fair Pari Passu Companion Loan, as applicable), third, to reduce, on a pro rata basis, the amounts payable on each note by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Fresno Fashion Fair Loan Combination (as specified in the JPMDB 2016-C4 Pooling and Servicing Agreement) and finally, (i) in the case of the remaining amount of Penalty Charges allocable to the Fresno Fashion Fair Controlling Note, be paid to the JPMDB 2016-C4 Servicer and/or the JPMDB 2016-C4 Special Servicer as additional servicing compensation as provided in the JPMDB 2016-C4 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Fresno Fashion Fair Mortgage Loan and the Fresno Fashion Fair Pari Passu Companion Loans, be paid, (x) prior to the securitization of such note, to the related note holder and (y) following the securitization of such note, to the JPMDB 2016-C4 Servicer and/or the JPMDB 2016-C4 Special Servicer as additional servicing compensation as provided in the JPMDB 2016-C4 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Fresno Fashion Fair Co-Lender Agreement, if the Fresno Fashion Fair Mortgage Loan becomes a defaulted mortgage loan, and if the related Outside Special Servicer determines pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement and the Fresno Fashion Fair Co-Lender Agreement, to pursue a sale of the Fresno Fashion Fair Mortgage Loan (or the Fresno Fashion Fair Pari Passu Companion Loans, as the case may be), the related Outside Special Servicer will be required to sell the Fresno Fashion Fair Mortgage Loan together with the Fresno Fashion Fair Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the related Outside Trustee’s (or any third party hired by such Outside Trustee in accordance with the JPMDB 2016-C4 Pooling and Servicing Agreement), as applicable, obligation to review whether any offer from an interested person received for the Fresno Fashion Fair Mortgage Loan and the Fresno Fashion Fair Pari Passu Companion Loans constitutes a fair price. In connection with any such sale, the Outside Special Servicer will be required to follow procedures substantially similar to those as described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the Fresno Fashion Fair Mortgage Loan together with the Fresno Fashion Fair Pari Passu Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holder of the Fresno Fashion Fair Mortgage Loan (provided that such consent is not required if the holder of the Fresno Fashion Fair Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Outside Special Servicer has delivered to the holder of the Fresno Fashion Fair Mortgage Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Fresno Fashion Fair Loan Combination, and any documents in the servicing file reasonably requested by the holder of the Fresno Fashion Fair Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale. Subject to the terms of the Pooling and Servicing Agreement, the holder of the Fresno Fashion Fair Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Loan Combination.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Fresno Fashion Fair Co-Lender Agreement, the Fresno Fashion Fair Pari Passu Companion Loan Directing Holder (which, unless a control termination event or consultation termination event exists under the JPMDB 2016-C4 Pooling and Servicing Agreement, will be the directing holder under the JPMDB 2016-C4 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Outside Special Servicer then acting with respect to the Fresno Fashion Fair Loan Combination and appoint a replacement special servicer without the consent of the holder of the Fresno Fashion Fair Mortgage Loan, pursuant to terms substantially similar to those as described under “The Pooling and Servicing Agreement—Rights Upon Servicer Termination Event”. The Controlling Class Representative under the Pooling and Servicing Agreement (so long as no control termination event has occurred and is continuing), and the applicable certificateholders with the requisite percentage of voting rights (if a control termination event has occurred and is continuing) will exercise the rights of the Issuing Entity as Non-Controlling Note Holder, and will have the right, following the occurrence of a “Servicer Termination Event” under the JPMDB 2016-C4 Pooling and Servicing Agreement, to replace the related Outside Special Servicer then acting with respect to the Fresno Fashion Fair Loan Combination and any replacement special servicer appointed by the Fresno Fashion Fair Pari Passu Companion Loan Directing Holder will be subject to the consent of the directing certificateholder or applicable certificate holders, as applicable.

The Hyatt Regency Jersey City Loan Combination

Servicing

The Hyatt Regency Jersey City Loan Combination and any related REO Property is being serviced and administered pursuant to the pooling and servicing agreement (the “CGCMT 2016-P5 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CGCMT 2016-P5 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-P5, Commercial Mortgage Pass-Through Certificates, Series 2016-P5, dated as of October 1, 2016, among Citigroup Commercial Mortgage Securities Inc., as depositor (in such capacity, the “CGCMT 2016-P5 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-P5 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “CGCMT 2016-P5 Special Servicer”),

Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CGCMT 2016-P5 Operating Advisor”) and as asset representations reviewer (in such capacity, the “CGCMT 2016-P5 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-P5 Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “CGCMT 2016-P5 Trustee”), by the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Jersey City Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Hyatt Regency Jersey City Loan Combination, the servicing standard set forth in the CGCMT 2016-P5 Pooling and Servicing Agreement requires the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer to take into account the interests of the CGCMT 2016-P5 certificateholders and the Issuing Entity, as the holder of the Hyatt Regency Jersey City Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Hyatt Regency Jersey City Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-P5 Pooling and Servicing Agreement, is expected to be the initial custodian of the mortgage file related to the Hyatt Regency Jersey City Loan Combination (other than the promissory note evidencing the Hyatt Regency Jersey City Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Hyatt Regency Jersey City Mortgage Loan and the holder of the Hyatt Regency Jersey City Pari Passu Companion Loan with respect to distributions of funds received in respect of the Hyatt Regency Jersey City Loan Combination, and provides, in general, that:

●	the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Hyatt Regency Jersey City Loan Combination or the related Mortgaged Property will be applied to the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer, the CGCMT 2016-P5 Operating Advisor, the CGCMT 2016-P5 Certificate Administrator and the CGCMT 2016-P5 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-P5 Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Hyatt Regency Jersey City Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Hyatt Regency Jersey City Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Hyatt Regency Jersey City Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Hyatt Regency Jersey City Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a property advance) allocable to the Hyatt Regency Jersey City Mortgage Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Hyatt Regency Jersey City Loan Combination. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Hyatt Regency Jersey City Loan Combination, as of any date of determination, will be the CGCMT 2016-P5 Trustee on behalf of the CGCMT 2016-P5 issuing entity as holder of the controlling Hyatt Regency Jersey City Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-P5 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CGCMT 2016-P5 Controlling Class Representative”) will be entitled to exercise the rights of the directing holder with respect to the Hyatt Regency Jersey City Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the CGCMT 2016-P5 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Hyatt Regency Jersey City Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Hyatt Regency Jersey City Loan Combination will require the approval of the CGCMT 2016-P5 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “The Pooling and Servicing Agreement—Directing Holder” and “—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement, the CGCMT 2016-P5 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Hyatt Regency Jersey City Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-P5 issuing entity (other than any “excluded loan” under the CGCMT 2016-P5 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-P5 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Hyatt Regency Jersey City Mortgage Loan (or its representative, which, until a Consultation Termination Event occurs, and unless the Hyatt Regency Jersey City Loan Combination is an Excluded Mortgage Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, is required to provide to the CGCMT 2016-P5 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-P5 Controlling Class Representative under the CGCMT 2016-P5 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the CGCMT 2016-P5 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Hyatt Regency Jersey City Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hyatt Regency Jersey City Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Hyatt Regency Jersey City Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hyatt Regency Jersey City Loan Combination. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the CGCMT 2016-P5 Servicer (or the CGCMT 2016-P5 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hyatt Regency Jersey City Loan Combination. Neither the CGCMT 2016-P5 Servicer nor the CGCMT 2016-P5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the CGCMT 2016-P5 Servicer nor the CGCMT 2016-P5 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the Issuing Entity (or its representative) that would cause the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, to violate applicable law, the terms of the Hyatt Regency Jersey City Loan Combination, the related Co-Lender Agreement, the CGCMT 2016-P5 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-P5 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer, the CGCMT 2016-P5 depositor, a mortgage loan seller with respect to the CGCMT 2016-P5 transaction, the CGCMT 2016-P5 issuing entity, the CGCMT 2016-P5 Trustee, the CGCMT 2016-P5 Operating Advisor, the CGCMT 2016-P5 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-P5 Servicer’s or the CGCMT 2016-P5 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-P5 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative unless the Hyatt Regency Jersey City Loan Combination is an Excluded Mortgage Loan) will have the right to attend (in-person or telephonic) annual meetings with the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hyatt Regency Jersey City Loan Combination.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of penalty charges paid on the Hyatt Regency Jersey City Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan by the amount necessary to reimburse the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Trustee or the CGCMT 2016-P5 Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the CGCMT 2016-P5 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2016-P5 Pooling and Servicing Agreement) incurred with respect to the Hyatt Regency Jersey City Loan Combination (as specified in the CGCMT 2016-P5 Pooling and Servicing Agreement) and, finally, in the case of the remaining amount of penalty charges allocable to the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Pari Passu Companion Loan, be paid to the CGCMT 2016-P5 Servicer and/or the CGCMT 2016-P5 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-P5 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Hyatt Regency Jersey City Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-P5 Pooling and Servicing Agreement, and if the CGCMT 2016-P5 Special Servicer determines to sell the controlling Hyatt Regency Jersey City Pari Passu Companion Loan in accordance with the CGCMT 2016-P5 Pooling and Servicing Agreement, then the CGCMT 2016-P5 Special Servicer will be required to sell the Hyatt Regency Jersey City Pari Passu Companion Loan together with the Hyatt Regency Jersey City Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-P5 Special Servicer will not be permitted to sell the Hyatt Regency Jersey City Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-P5 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the Hyatt Regency Jersey City Mortgage Loan, unless the CGCMT 2016-P5 Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hyatt Regency Jersey City Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-P5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hyatt Regency Jersey City Loan Combination, and any documents in the servicing file reasonably requested by such holder (or its representative), that are material to the price of the Hyatt Regency Jersey City Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-P5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Issuing Entity (or its representative) will be permitted to bid at any sale of the Hyatt Regency Jersey City Loan Combination.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Hyatt Regency Jersey City Loan Combination (which, as of any date of determination, will be the CGCMT 2016-P5 Trustee on behalf of the CGCMT 2016-P5 issuing entity, as holder of the controlling Hyatt Regency Jersey City Pari Passu Companion Loan, or its representative which, prior to a CGCMT 2016-P5 control termination event, will be the CGCMT 2016-P5 Controlling Class Representative) will have the right, with or without cause, to replace the CGCMT 2016-P5 Special Servicer then acting with respect to the Hyatt Regency Jersey City Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative). The applicable CGCMT 2016-P5 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-P5 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-P5 Special Servicer then acting with respect to the Hyatt Regency Jersey City Loan Combination and appoint a replacement special servicer in lieu thereof.

The Easton Town Center Loan Combination

Servicing

The Easton Town Center Loan Combination and any related REO Property is being serviced and administered pursuant to the trust and servicing agreement (the “BBCMS 2016-ETC Trust and Servicing Agreement”) for the commercial mortgage securitization transaction (the “BBCMS 2016-ETC Securitization”) involving the issuance of the BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, dated as of August 1, 2016, between Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as servicer (in such capacity, the “BBCMS 2016-ETC Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “BBCMS 2016-ETC Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BBCMS 2016-ETC Certificate Administrator”) and custodian (in such capacity, the “BBCMS 2016-ETC Custodian”) and Wilmington Trust, National Association, as trustee (in such capacity, the “BBCMS 2016-ETC Trustee”), by the BBCMS 2016-ETC Servicer and the BBCMS 2016-ETC Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Easton Town Center Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Easton Town Center Loan Combination, the servicing standard set forth in the BBCMS 2016-ETC Trust and Servicing Agreement will require the BBCMS 2016-ETC Servicer and the BBCMS 2016-ETC Special Servicer to take into account the interests of the BBCMS 2016-ETC certificateholders and the Issuing Entity, as the holder of the Easton Town Center Mortgage Loan, as a collective whole, and the holders of the other Easton Town Center Companion Loans.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BBCMS 2016-ETC Trust and Servicing Agreement, is the custodian of the mortgage file related to the Easton Town Center Loan Combination (other than the promissory note evidencing the Easton Town Center Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Easton Town Center Mortgage Loan and the holders of the Easton Town Center Companion Loans with respect to distributions of funds received in respect of the Easton Town Center Loan Combination, and provides, in general, that:

●	the Easton Town Center Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Easton Town Center Mortgage Loan and the Easton Town Center Pari Passu Companion Loans (together with the Easton Town Center Mortgage Loan, the “Easton Town Center Senior Loans”), and the right of the holders of the Easton Town Center Subordinate Companion Loans (the “Easton Town Center Subordinate Companion Loan Holders”) to receive payments with respect to the Easton Town Center Subordinate Companion Loans is, to the extent set forth in the related Co-Lender Agreement, at all times, junior, subject and subordinate to the rights of the holders of the to receive payments with respect to the Easton Town Center Senior Loans; and

●	all payments, proceeds and other recoveries on or in respect of the Easton Town Center Loan Combination or the related Mortgaged Property but excluding (x) all amounts for required reserves or escrows required by Easton Town Center Loan Combination documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the BBCMS 2016-ETC Servicer or the Master Servicer (or the servicer of any Easton Town Center Pari Passu Companion Loans not included in the BBCMS 2016-ETC Securitization (the “Easton Town Center Non-Standalone Pari Passu Companion Loans”) upon the securitization of such companion loan) under the BBCMS 2016-ETC Trust and Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to the BBCMS 2016-ETC Servicer, the BBCMS 2016-ETC Special Servicer, the BBCMS 2016-ETC Certificate Administrator or the BBCMS 2016-ETC Trustee pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, will be applied and distributed by the BBCMS 2016-ETC Servicer in the following order of priority without duplication:

(i)	first, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Easton Town Center Senior Loans (other than default interest) to each holder of an Easton Town Center Senior Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2016-ETC Trust and Servicing Agreement;

(ii)	second, on a Pro Rata and Pari Passu Basis, to each holder of an Easton Town Center Senior Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances (as defined below) have been reduced to zero;

(iii)	third, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Easton Town Center Subordinate Companion Loans (other than default interest) to each holder of an Easton Town Center Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2016-ETC Trust and Servicing Agreement;

(iv)	fourth, on a Pro Rata and Pari Passu Basis, to each holder of an Easton Town Center Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances have been reduced to zero;

(v)	fifth, to pay any yield maintenance premium or other prepayment premium then due and payable in respect of the Easton Town Center Senior Loan, on a Pro Rata and Pari Passu Basis, then to the Easton Town Center Subordinate Companion Loans, on a Pro Rata and Pari Passu Basis;

(vi)	sixth, to pay default interest and late payment charges then due and owing under the Easton Town Center Loan Combination, all of which is to be applied in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement; and

(vii)	seventh, if any excess amount is available to be distributed in respect of the Easton Town Center Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(vi), any remaining amount will be paid pro rata to each holder of an Easton Town Center Senior Loan and each holder of an Easton Town Center Subordinate Companion Loan based on their initial principal balances.

Notwithstanding anything to the contrary set forth under the related Co-Lender Agreement, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the related Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the Easton Town Center Loan Combination in the manner permitted by such REMIC provisions of the Code if, immediately following such release, the loan-to-value ratio of the Easton Town Center Loan Combination exceeds 125% (based solely on real property and excluding any personal property and going concern value).

The BBCMS 2016-ETC Servicer and the BBCMS 2016-ETC Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the related collection account or related REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the BBCMS 2016-ETC Trust and Servicing Agreement.

Solely for purposes of discussions under this sub-heading “—Application of Payments”, “Pro Rata and Pari Passu Basis” means (i) with respect to each of the Easton Town Center Senior Loans and their respective holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such Easton Town Center Senior Loans or holder, as the case may be, and in any event such that each such loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount and (ii) with respect to the Easton Town Center Subordinate Companion Loans and their holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such loan or holder, as the case may be, and in any event such that each loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Pro Rata Share” means (a) with respect to each of the Easton Town Center Senior Notes and their respective holders, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such loan and the denominator of which is the sum of the Note Principal Balances of the Easton Town Center Senior Notes and (b) with respect to each Easton Town Center Subordinate Companion Loan and its respective holder, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Easton Town Center Subordinate Companion and the denominator of which is the sum of the Note Principal Balances of all of the Easton Town Center Subordinate Companion Loans.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Note Principal Balance” means, with respect to each Easton Town Center Senior Note and each Easton Town Center Subordinate Companion Loan, at any time of determination, the original outstanding principal balance of such loan, less any payments of principal thereon (or any new notes issued in substitution thereof) received by (or allocated to) the related holder of such loan (or any holders of new notes in substitution thereof) or reductions in such amount as described above.

Consultation and Control

Pursuant to the related Co-Lender Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, the directing holder (or the equivalent) under the BBCMS 2016-ETC Trust and Servicing Agreement (the “BBCMS 2016-ETC Directing Holder”) is the holder of the majority of the “controlling class” certificates issued by the BBCMS 2016-ETC mortgage trust (which currently holds the Easton Town Center Controlling Pari Passu Companion Loan), and will (i) during any period when the certificate balance of a class of control eligible certificates is at least 25% of the initial certificate balance of such class (such period, an “Easton Town Center Subordinate Control Period”), have certain consent and consultation rights and (ii) during a subordinate consultation period thereunder, not have any consent rights but will have certain non-binding consultation rights, in each case, with respect to certain major decisions regarding the servicing of the Easton Town Center Loan Combination and other matters. During any Easton Town Center Subordinate Control Period, the BBCMS 2016-ETC Directing Holder will be entitled, among other things, to consent rights with respect to the following actions (each, an “Easton Town Center Major Decision”):

a.       any proposed or commenced foreclosure or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO property) of the ownership of the related Mortgaged Property;

b.       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Easton Town Center Loan Combination or any extension of the maturity date of the Easton Town Center Loan Combination, other than as permitted under the Easton Town Center Loan Combination loan documents;

c.       any exercise of remedies under the Easton Town Center Loan Combination, including the acceleration of the Easton Town Center Loan Combination or initiation of any proceedings under the Easton Town Center Loan Combination documents;

d.       any sale of the Easton Town Center Loan Combination or any related REO property for less than the par purchase price specified under the BBCMS 2016-ETC Trust and Servicing Agreement;

e.       any determination to bring the related Mortgaged Property or REO property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related Mortgaged Property or REO property;

f.       any substitution or release of real property collateral for the Easton Town Center Loan Combination (other than substitutions or releases of immaterial and non-income producing real property collateral or in connection with a condemnation action) except, in each case, as expressly permitted by the Easton Town Center Loan Combination documents;

g.       any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower);

h.       any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower to the extent the mortgagee’s consent is required under the Easton Town Center Loan Combination documents, except in each case as expressly permitted by the Easton Town Center Loan Combination documents, or in connection with a pending or threatened condemnation;

i.       any consent to incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the borrower, including modification of the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent the mortgagee’s approval is required by the Easton Town Center Loan Combination documents;

j.       any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Easton Town Center Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect to such agreements, or any modification, waiver, or amendment of such agreements;

k.       approval of the termination, engagement or replacement of any property manager, to the extent the mortgagee’s approval is required by the Easton Town Center Loan Combination documents;

l.        releases of any escrow accounts, reserve accounts or letters of credit each if held as performance escrows or reserves, other than those required pursuant to the specific terms of the Easton Town Center Loan Combination and for which there is no material lender discretion;

m.       any acceptance of an assumption agreement releasing the related borrower, the borrower sponsor or other obligor from liability under the Easton Town Center Loan Combination or the Easton Town Center Loan Combination documents other than pursuant to the specific terms of the Easton Town Center Loan Combination and for which there is no material lender discretion;

n.       any determination of an acceptable insurance default under the Easton Town Center Loan Combination documents;

o.       any proposed modification or waiver of any provision of the Easton Town Center Loan Combination documents with respect to the Easton Town Center Loan Combination governing the types, nature or amount of insurance coverage required to be obtained and maintained;

p.       approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Easton Town Center Loan Combination rather than to the restoration of the related Mortgaged Property other than pursuant to the specific terms of the Easton Town Center Loan Combination;

q.       any material amendment to the related ground lease or any related lessor estoppel or similar agreement;

r.       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower or the related Mortgaged Property; and

s.       any determination by the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer to transfer the Easton Town Center Loan Combination to the BBCMS 2016-ETC Special Servicer with respect to any default or event of default under the Easton Town Center Loan Combination documents is anticipated but has not yet occurred.

The BBCMS 2016-ETC Special Servicer is not required to obtain the consent of the BBCMS 2016-ETC Directing Holder for any of the foregoing actions during any subordinate consultation period under the BBCMS 2016-ETC Trust and Servicing Agreement (but will be required to consult on a non-binding basis with the BBCMS 2016-ETC Directing Holder in connection with any proposed action described above (and such other matters that are subject to consent, approval, direction or consultation rights of the BBCMS 2016-ETC Directing Holder pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement) and to consider alternative actions recommended by the BBCMS 2016-ETC Directing Holder in respect of such matters.

Notwithstanding the foregoing, in the event that the BBCMS 2016-ETC Servicer or BBCMS 2016-ETC Special Servicer determines that immediate action, with respect to an Easton Town Center Major Decision, or any other matter requiring consent of the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement during any Easton Town Center Subordinate Control Period thereunder pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, is necessary to protect the interests of the holders of the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans and the BBCMS 2016-ETC Special Servicer has made a reasonable effort to contact the BBCMS 2016-ETC Directing Holder, the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer, as the case may be, may take any such action without waiting for the BBCMS 2016-ETC Directing Holder’s response.

Pursuant to the terms of the related Co-Lender Agreement and subject to certain conditions and limitations, after the termination of a subordinate consultation period (and for so long as such termination remains in effect) under the BBCMS 2016-ETC Trust and Servicing Agreement, the BBCMS 2016-ETC Special Servicer will be required (1) to provide the Issuing Entity, as the holder of the Easton Town Center Mortgage Loan (or its representative, which unless a Consultation Termination Event has occurred or the Easton Town Center Mortgage Loan is an Excluded Mortgage Loan, will be the Controlling Class Representative), and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their representatives) (i) notice, information and reports with respect to any Easton Town Center Major Decision (similar to such notice, information and report it would have been required to deliver to the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement had the subordinate consultation period thereunder not been terminated) and (ii) a summary of the asset status report relating to the Easton Town Center Loan Combination (at the same time as it would have been required deliver to the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement had the subordinate consultation period thereunder not been terminated) and (2) to consult with the Issuing Entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives) on a strictly non-binding basis with respect to any such Easton Town Center Major Decision or the implementation of any recommended actions in the summary of an asset status report relating to the Easton Town Center Loan Combination.

Notwithstanding the foregoing, after the expiration of a period of 10 business days from the delivery to the Issuing Entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives) by the BBCMS 2016-ETC Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the holders of the Easton Town Center Senior Loans, the BBCMS 2016-ETC Special Servicer will no longer be obligated to consult with such holder (or its representative), whether or not such holder (or its representative) has responded within such 10 business day period. In addition, the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer, as applicable, may make any Easton Town Center Major Decision or take any action set forth in a related asset status report before the expiration of the aforementioned 10 business day period if the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Easton Town Center Loan Combination. In no event will the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity or the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives).

Application of Penalty Charges

Pursuant to the related Co-Lender Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, items in the nature of penalty charges paid on the Easton Town Center Loan Combination will be applied: first, to pay the BBCMS 2016-ETC Servicer, the BBCMS 2016-ETC Trustee or the BBCMS 2016-ETC Special Servicer for any interest accrued on any property protection advances and to reimburse the BBCMS 2016-ETC Servicer, the BBCMS 2016-ETC Trustee or the BBCMS 2016-ETC Special Servicer for any property protection advances (to the extent any such advance is an additional trust fund expense under the BBCMS 2016-ETC Trust and Servicing Agreement) in accordance with the terms of the BBCMS 2016-ETC Trust and Servicing Agreement; second, to pay the BBCMS 2016-ETC Servicer, the BBCMS 2016-ETC Trustee, the Master Servicer or the Trustee or the servicer or trustee under the servicing agreement related to any securitization of an Easton Town Center Non-Standalone Pari Passu Companion Loan, as applicable, for any interest accrued on any advance of a delinquent monthly debt service payment or any administrative advance made with respect to the Easton Town Center Loan Combination by such party (as specified in the applicable servicing agreement); third, to pay any trust fund expenses under the BBCMS 2016-ETC Trust and Servicing Agreement (other than special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the Easton Town Center Loan Combination and finally, to pay, pro rata, the BBCMS 2016-ETC Servicer and the BBCMS 2016-ETC Special Servicer (in each case, as additional servicing compensation) and the Master Servicer or Special Servicer and the holders of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or, following any securitization of an Easton Town Center Non-Standalone Pari Passu Companion Loan, the master servicer and the special servicer under the related servicing agreement as additional servicing compensation).

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Easton Town Center Loan Combination becomes a defaulted mortgage loan under the BBCMS 2016-ETC Trust and Servicing Agreement, and if the

BBCMS 2016-ETC Special Servicer determines to sell the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement, then the BBCMS 2016-ETC Special Servicer will have the right and the obligation to sell the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans as notes evidencing one whole loan in accordance with the terms of the BBCMS 2016-ETC Trust and Servicing Agreement. In connection with any such sale, the BBCMS 2016-ETC Special Servicer will be required to follow the procedures set forth in the BBCMS 2016-ETC Trust and Servicing Agreement, including the provision of fifteen (15) business days’ prior written notice to the Issuing Entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans of the BBCMS 2016-ETC Special Servicer’s decision to attempt to sell the Easton Town Center Loan Combination.

The BBCMS 2016-ETC Special Servicer will not be permitted to sell the Easton Town Center Loan Combination without the written consent of each of the Issuing Entity (as holder of the Easton Town Center Mortgage Loan) and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (provided that such consent is not required from any such holder that is any of the related borrower, borrower sponsor or cave-out guarantor or any replacement carve-out guarantor, the general partner or managing member of any of the foregoing or certain of their respective affiliates) unless the BBCMS 2016-ETC Special Servicer has delivered to each such holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Easton Town Center Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BBCMS 2016-ETC Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Easton Town Center Loan Combination, and any documents in the servicing file reasonably requested by such holder that are material to the price of the Easton Town Center Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BBCMS 2016-ETC Servicer or the BBCMS 2016-ETC Special Servicer in connection with the proposed sale; provided that any such holder may waive as to itself any of the delivery or timing requirements described in this sentence.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Easton Town Center Mortgage Loan” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, the BBCMS 2016-ETC Special Servicer may be removed at any time, without or without cause, (i) during an Easton Town Center Subordinate Control Period, by the BBCMS 2016-ETC Directing Holder and (ii) after the termination of an Easton Town Center Subordinate Control Period, by the holders of the requisite voting rights allocable to certain principal balance certificates issued by the BBCMS 2016-ETC mortgage trust.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the

Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citigroup Global Markets Realty Corp., Barclays Bank PLC, Starwood Mortgage Funding V LLC, Macquarie US Trading LLC d/b/a Principal Commercial Capital and Société Générale are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citigroup Global Markets Realty Corp.

General

Citigroup Global Markets Realty Corp. (“CGMRC”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CGMRC maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. Its facsimile number is (212) 723-8604. CGMRC is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, certificate registrar and paying agent). CGMRC makes, and purchases from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

Neither CGMRC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CGMRC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CGMRC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CGMRC’s Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion and $6.19 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015, respectively.

In addition, in the normal course of its business, CGMRC may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CGMRC.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which it participates, CGMRC generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CGMRC generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. CGMRC will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators. Generally CGMRC and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CGMRC Mortgage Loans

General

In connection with the preparation of this prospectus, CGMRC conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CGMRC Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CGMRC created a database of information (the “CGMRC Securitization Database”) obtained in connection with the origination of the CGMRC Mortgage Loans, including:

●	certain information from the CGMRC Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the CGMRC deal team for each of the CGMRC Mortgage Loans during the underwriting process.

CGMRC also included in the CGMRC Securitization Database certain updates to such information received by the CGMRC securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the CGMRC securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CGMRC Securitization Database, CGMRC created a Microsoft Excel file (the “CGMRC Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CGMRC Mortgage Loans.

Data Comparison and Recalculation

CGMRC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CGMRC, relating to information in this prospectus regarding the CGMRC Mortgage Loans. These procedures included:

●	comparing the information in the CGMRC Data File against various source documents provided by CGMRC that are described above under “—Database”;

●	comparing numerical information regarding the CGMRC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CGMRC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CGMRC Mortgage Loans disclosed in this prospectus.

Legal Review

CGMRC also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CGMRC Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CGMRC Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CGMRC Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CGMRC’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CGMRC also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CGMRC compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CGMRC Mortgage Loan originated by CGMRC or its affiliates, CGMRC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CGMRC Mortgage Loan, if any, purchased by CGMRC or its affiliates from a third-party originator of such CGMRC Mortgage Loan, CGMRC reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CGMRC Mortgage Loan to CGMRC or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CGMRC Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CGMRC or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CGMRC or its affiliates. The rights, if any, that CGMRC or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CGMRC, as mortgage loan seller, with respect to the CGMRC Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any CGMRC’s representations and warranties regarding the CGMRC Mortgage Loans, including any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator.

In addition, with respect to each CGMRC Mortgage Loan, CGMRC reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CGMRC requested the borrowers under the CGMRC Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CGMRC became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CGMRC Mortgage Loan, CGMRC requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CGMRC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CGMRC Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CGMRC Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CGMRC found and concluded that the disclosure regarding the CGMRC Mortgage Loans in this prospectus is accurate in all material respects. CGMRC also found and concluded that the CGMRC Mortgage Loans were originated in accordance with CGMRC’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp.—Exceptions to Underwriting Criteria” in this prospectus. CGMRC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including October 1, 2013 to and including September 30, 2016, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CGMRC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CGMRC intends to purchase the Class R Certificates on the Closing Date. However, CGMRC or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), is a Sponsor, a Mortgage Loan Seller and an originator. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on November 22, 2016, Barclays’ affiliates were the loan sellers in approximately 75 commercial mortgage-backed securitization transactions. Approximately $23.3 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through November 22, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$2,470,047,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview

Barclays has conducted a review of the Mortgage Loans for which Barclays is a Sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Barclays (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review

Barclays engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures

With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions

Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Barclays will perform a review of any mortgage loan that it elects to substitute for a Barclays Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third-party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Repurchase Requests

Barclays has most recently filed a Form ABS 15G on November 14, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Starwood Mortgage Funding V LLC

General

Starwood Mortgage Funding V LLC (“SMF V”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC”) (together with its subsidiaries, including SMF V, “Starwood”). SMF V is a Sponsor of, and a seller of certain Mortgage Loans into, the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California, and New York, New York.

SMF V and SMC are each affiliated with (i) LNR Partners, LLC, which was appointed to act as special servicer for the Hyatt Regency Jersey City Loan Combination under the CGCMT 2016-P5 Pooling and Servicing Agreement and (ii) LNR Securities Holdings, LLC, which is the holder of a 50% interest in each class of control eligible certificates issued in connection with the CGCMT 2016-P5 Securitization.

Citibank, N.A., the Certificate Administrator and an affiliate of the Depositor, CGMRC, a Sponsor and an originator, and Citigroup Global Markets Inc., one of the underwriters, provides short-term warehousing of mortgage loans originated by Starwood through a master repurchase facility. As of the date of this prospectus, nine (9) of the SMF V Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $115,119,091 and representing approximately 12.6% of the Initial Pool Balance, are subject to a master repurchase facility with Citibank, N.A. In addition, two (2) of the SMF V Mortgage Loans, with a principal balance of approximately $33,075,879 as of the Cut-off Date and representing approximately 3.6% of the Initial Pool Balance, are subject to a master repurchase facility with Barclays, a Sponsor, an originator and an affiliate of Barclays Capital Inc., one of the underwriters. SMF V is using the proceeds from its sale of the SMF V Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank, N.A. and Barclays, as applicable, free and clear of any liens.

Starwood’s Securitization Program

This is the 57th commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $7.33 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMF V Mortgage Loans

Overview

SMF V has conducted a review of the SMF V Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMF V Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF V Mortgage Loans. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF V Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF V Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF V Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF V Data Tape”) containing detailed information regarding each SMF V Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF V Data Tape was used to provide the numerical information regarding the SMF V Mortgage Loans in this prospectus.

Data Comparison and Recalculation

SMF V engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by SMF V, relating to information in this prospectus regarding the SMF V Mortgage Loans. These procedures included:

●	comparing the information in the SMF V Data Tape against various source documents provided by SMF V that are described above under “—Database”;

●	comparing numerical information regarding the SMF V Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF V Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMF V Mortgage Loans disclosed in this prospectus.

Legal Review

Starwood engaged various law firms to conduct certain legal reviews of the SMF V Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF V Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF V Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF V Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF V Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a Due Diligence Questionnaire relating to the SMF V Mortgage Loans and (iv) the review of certain loan documents with respect to the SMF V Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Significant Loan Summaries—Loan #9: Veva 16 & 18” and “—Loan #15: Walgreens Pool 1” in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any material pending litigation of which Starwood was aware at the origination of any SMF V Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF V Mortgage Loans to determine whether any SMF V Mortgage Loan materially deviated from the underwriting guidelines set forth under “—The Originators—Starwood Mortgage Capital LLC” below. See “—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF V Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF V Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria except as described below under “—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria”. SMF V attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 5, 2016. SMC’s Central Index Key is 0001548405. SMF V is a wholly-owned subsidiary of SMC. SMF V’s Central Index Key is 0001682509. SMF V has not yet filed a Form ABS-15G. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners, an affiliate of Starwood, will be entitled to special servicing fees and certain other fees described in this prospectus with respect to the Hyatt Regency Jersey City Loan Combination). However, Starwood or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

Principal Commercial Capital

General

Macquarie US Trading LLC d/b/a Principal Commercial Capital (“Principal Commercial Capital”), a Delaware limited liability company, is a sponsor of, and a seller of certain Mortgage Loans (the “PCC Mortgage Loans”) into, the securitization described in this prospectus. Macquarie US Trading LLC (“Macquarie”) is a wholly-owned subsidiary of Macquarie Investments US Inc., a Delaware corporation. Each of Macquarie Investments US Inc. d/b/a Principal Commercial Capital and Macquarie US Trading LLC d/b/a Principal Commercial Capital is an originator of the PCC Mortgage Loans, and Macquarie Investments US Inc. d/b/a Principal Commercial Capital will transfer the PCC Mortgage Loans that it originated to Macquarie US Trading LLC d/b/a Principal Commercial Capital on or prior to the Closing Date. Macquarie US Trading LLC d/b/a Principal Commercial Capital originated four (4) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $54,926,416, representing approximately 6.0% of the Initial Pool Balance, and Macquarie Investments US Inc. d/b/a Principal Commercial Capital originated two (2) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $43,050,000, representing approximately 4.7% of the Initial Pool Balance. Each of Macquarie Investments US Inc. and Macquarie is an indirect wholly-owned subsidiary of Macquarie Group Limited (“MGL”), which is an Australian Securities Exchange-listed diversified financial services holding company. MGL is a global provider of banking, financial, advisory, investment and funds management services.

Principal Real Estate Investors, LLC (“Principal”) and Macquarie jointly formed a lending platform, known as Principal Commercial Capital, in September 2014 to originate and securitize commercial mortgage loans. The executive offices of Principal Commercial Capital are located at 125 West 55th Street, New York, New York 10019.

The Principal Commercial Capital lending platform operates as a line of business established and owned by Macquarie but is jointly managed by both Principal and Macquarie. Principal provides services relating to the sourcing, underwriting, closing and securitization of loans for Principal Commercial Capital. Macquarie and its affiliates provide services relating to the pricing, hedging and securitization of loans for Principal Commercial Capital. The PCC Mortgage Loans were funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital. Principal and Macquarie (and certain of Macquarie’s affiliates) jointly participate in material decisions, including joint representation on an investment committee which evaluates and approves all PCC Mortgage Loans prior to origination.

Principal Commercial Capital’s Securitization Program

The primary business plan of the Principal Commercial Capital lending platform is to originate, acquire and securitize commercial real estate loans secured by stabilized income-producing properties. Principal Commercial Capital may also invest in bridge loans and mezzanine loans. This is the seventh commercial mortgage-backed securitization to which Principal Commercial Capital is contributing loans. As of November 1, 2016, Principal Commercial Capital had contributed approximately $1,200,195,831 of commercial and multifamily mortgage loans to commercial mortgage-backed securitizations since March 2015. Additionally, Principal, through its affiliates, was an active seller of commercial real estate loans into commercial mortgage-backed securitizations from 1999 through 2008, contributing approximately 2,000 loans totaling approximately $16 billion. In addition, certain members of Macquarie staff who are active in the management of Principal Commercial Capital previously held senior positions in commercial mortgage-backed securities platforms at other investment banking firms.

All of the PCC Mortgage Loans were sourced and underwritten by Principal and funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by Principal’s closing staff or third party origination counsel.

Wells Fargo Bank, National Association acts as interim custodian for the loan files with respect to all of the PCC Mortgage Loans prior to securitization.

In connection with this commercial mortgage securitization transaction, Principal Commercial Capital will transfer the PCC Mortgage Loans to the Depositor, who will then transfer the PCC Mortgage Loans to the Issuing Entity. In return for the transfer by the Depositor to the Issuing Entity of the PCC Mortgage Loans (together with the other mortgage loans being securitized), the Issuing Entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters and initial purchasers engaged by the Depositor, Principal Commercial Capital will work with rating agencies, investors, servicers and other mortgage loan sellers and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors including without limitation, geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, Principal Commercial Capital will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the PCC Mortgage Loans. In the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Principal Commercial Capital, and no other party, will be responsible for curing a breach or defect, repurchasing an affected PCC Mortgage Loan from the Issuing Entity, substituting the affected PCC Mortgage Loan with another mortgage loan or making a Loss of Value Payment with respect to such defect or breach. In addition, Principal Commercial Capital has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates.

Review of PCC Mortgage Loans

Overview

Principal Commercial Capital, in its capacity as the Sponsor of the PCC Mortgage Loans, has conducted a review of the PCC Mortgage Loans in connection with the securitization described in this prospectus designed and effected to provide reasonable assurance that the disclosure related to the PCC Mortgage Loans is accurate in all material respects. Principal Commercial Capital determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the PCC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Principal and Macquarie (collectively, the “PCC Deal Team”) with the assistance of certain third parties. Principal Commercial Capital has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the PCC Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the PCC Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database

To prepare for securitization, members of the PCC Deal Team created a database of loan-level and property-level information relating to each PCC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Principal Commercial Capital during the underwriting process. Prior to securitization of each PCC Mortgage Loan, the PCC Deal Team may have updated the information in the database with respect to such PCC Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the PCC Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any PCC Mortgage Loan.

A data tape (the “PCC Data Tape”) containing detailed information regarding each PCC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The PCC Data Tape was used by the PCC Deal Team to provide the numerical information regarding the PCC Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

Principal Commercial Capital (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, which were designed or provided by Principal Commercial Capital relating to information in this prospectus regarding the PCC Mortgage Loans. These procedures included:

●	comparing the information in the PCC Data Tape against various source documents provided by Principal Commercial Capital;

●	comparing numerical information regarding the PCC Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the PCC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the PCC Mortgage Loans disclosed in this prospectus.

Legal Review

In anticipation of the securitization of each PCC Mortgage Loan, counsel to Principal Commercial Capital prepared a form of legal summary to be completed by Principal’s internal closing staff or third party origination counsel that, among other things, set forth certain material terms and property diligence information and elicited information concerning potentially outlying attributes of the PCC Mortgage Loans, as well as any related mitigating considerations. Principal Commercial Capital’s counsel reviewed the legal summaries for each PCC Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, Principal Commercial Capital’s counsel reviewed Principal Commercial Capital’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the PCC Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the PCC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each PCC Mortgage Loan with multiple mortgaged properties for compliance with the REMIC provisions.

Principal Commercial Capital’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures

Prior to securitization, Principal Commercial Capital confirmed with the related servicer for the PCC Mortgage Loans that, to the best of such servicer’s knowledge and except as previously identified, material events concerning the related mortgage loan, the mortgaged property and the borrower and guarantor had not occurred since origination, including, but not limited to: (i) loan modifications or assumptions, or releases of the related borrower or mortgaged property; (ii) damage to the mortgaged property that materially and adversely affects its value as security for the mortgage loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the mortgaged property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The PCC Deal Team also consulted with Principal Commercial Capital personnel responsible for the origination and closing of the PCC Mortgage Loans to confirm that the PCC Mortgage Loans were originated in compliance with the origination and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus as well as to identify any material deviations from those origination and underwriting criteria. See ”—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, Principal Commercial Capital determined that the disclosure regarding the PCC Mortgage Loans in this prospectus is accurate in all material respects. Principal Commercial Capital also determined that the PCC Mortgage Loans were originated in accordance with Principal Commercial Capital’s origination procedures and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus, except as described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus. Principal Commercial Capital attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Principal Commercial Capital will perform a review of any mortgage loan that it elects to substitute for a PCC Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Principal Commercial Capital, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Principal Commercial Capital may engage a third-party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Principal Commercial Capital and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Principal Commercial Capital to render any tax opinion required in connection with the substitution.

Servicing

Interim servicing for all PCC Mortgage Loans prior to securitization is performed by Principal Global Investors, LLC. Generally, servicing responsibilities with respect to the PCC Mortgage Loans will be transferred from the interim servicer to the Master Servicer on the Closing Date; however, Principal Global Investors, LLC is expected to retain certain sub-servicing responsibilities with respect to all such PCC Mortgage Loans.

Repurchase Requests

Principal Commercial Capital most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. Principal Commercial Capital’s Central Index Key Number is 0001634437. With respect to the period from and including October 1, 2013 to September 30, 2016, Principal Commercial Capital does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Principal Commercial Capital nor any of its affiliates (including Macquarie Investments US Inc. d/b/a Principal Commercial Capital) will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Principal Commercial Capital or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Société Générale

General

Société Générale, a French limited liability company (société anonyme) authorized as a bank, acting through its New York Branch (“Société Générale”), is a Sponsor and Mortgage Loan Seller in this transaction. The principal offices of Société Générale in the United States are located at 245 Park Avenue, New York, New York 10167, and its telephone number is (212) 278-6461. Société Générale is an affiliate of SG Americas Securities, LLC, one of the underwriters.

Société Générale’s Commercial Mortgage Securitization Program

Société Générale has been engaged in commercial mortgage securitization in the United States since January 2015, although it was also engaged in mortgage securitization businesses prior to 2009. The vast majority of mortgage loans originated by Société Générale’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Société Générale acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within Société Générale may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by Société Générale through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Société Générale’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, healthcare, self storage and industrial properties. These loans are Société Générale’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

Additionally, Société Générale originates subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by Société Générale and are sold in individual loan sale transactions.

In general, Société Générale does not hold the loans that its commercial real estate securitization team originates until maturity.

Société Générale originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Société Générale.

Société Générale’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Société Générale works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither Société Générale nor any of its affiliates act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

Société Générale sold mortgage loans into securitizations until 2009 and resumed this activity with the Wells Fargo Commercial Mortgage Trust 2015-SG1 transaction. For the period beginning in January 2015 through September 30, 2016, Société Générale has securitized 72 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $1.3 billion.

Review of the Mortgage Loans for Which Société Générale Is the Sponsor

Overview

In connection with the securitization described in this prospectus, Société Générale, as a Sponsor of this offering, has conducted a review of the Société Générale Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to such Société Générale Mortgage Loans is accurate in all material respects. Société Générale determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Société Générale Mortgage Loans was conducted as described below with respect to each of those Société Générale Mortgage Loans. The review of the Société Générale Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Société Générale or its affiliates (collectively, the “Société Générale Deal Team”) with the assistance of certain third parties. Société Générale has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Société Générale Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Société Générale Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database

To prepare for securitization, members of Société Générale Deal Team created a database of loan-level and property-level information, and prepared an asset summary report, regarding each of the Société Générale Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Société Générale during the underwriting process. After origination of each of the Société Générale Mortgage Loans, the Société Générale Deal Team may have updated the information in the database and the related asset summary report with respect to the Société Générale Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of Société Générale Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Société Générale Mortgage Loan.

A data tape (the “Société Générale Data Tape”) containing detailed information regarding each of the Société Générale Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Société Générale Data Tape was used by the Société Générale Deal Team to provide the numerical information regarding the Société Générale Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

Société Générale (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Société Générale, relating to information in this prospectus regarding the Société Générale Mortgage Loans. These procedures included:

●	comparing the information in the Société Générale Data Tape against various source documents provided by Société Générale;

●	comparing numerical information regarding the Société Générale Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Société Générale Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Société Générale Mortgage Loans disclosed in this prospectus.

Legal Review

Société Générale engaged various law firms to conduct certain legal reviews of the Société Générale Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Société Générale Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Société Générale’s standard form loan documents. In addition, origination counsel for each Société Générale Mortgage Loan reviewed Société Générale’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Société Générale Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the mortgage loan documents that deviate materially from Société Générale’s standard form documents, as identified by Société Générale and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Société Générale relating to the Société Générale Mortgage Loans, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

Société Générale prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Société Générale Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Société Générale Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are set forth in Annex B to this prospectus.

Other Review Procedures

With respect to any pending litigation that existed at the origination of any of the Société Générale Mortgage Loans, Société Générale requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Société Générale Mortgage Loan, Société Générale, together with origination counsel, conducted a search with respect to each borrower under the related Société Générale Mortgage Loan to determine whether it filed for bankruptcy. If Société Générale became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Société Générale Mortgage Loans, Société Générale obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Société Générale Mortgage Loan, the Société Générale Deal Team also consulted with the applicable Société Générale mortgage loan origination team to confirm that each of the Société Générale Mortgage Loans was originated in compliance with the origination and underwriting criteria described below under “—The Originators—Société Générale—Société Générale’s Underwriting Standards—Exceptions” as well as to identify any material deviations from those origination and underwriting criteria.

Review Procedures in the Event of a Mortgage Loan Substitution

Société Générale will perform a review of any Société Générale Mortgage Loan that it elects to substitute for a Société Générale Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Société Générale, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “SG Qualification Criteria”). Société Générale may engage a third party to compare the SG Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Société Générale and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Société Générale to render any tax opinion required in connection with the substitution.

Findings and Conclusions

Société Générale found and concluded with reasonable assurance that the disclosure regarding the Société Générale Mortgage Loans in this prospectus is accurate in all material respects. Société Générale also found and concluded with reasonable assurance that the Société Générale Mortgage Loans were originated in accordance with Société Générale’s origination procedures and underwriting criteria.

Exceptions

The Société Générale Mortgage Loans were originated in accordance with the underwriting standards set forth below.

Compliance with Rule 15Ga-1 under the Exchange Act

Société Générale most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 5, 2016. Société Générale’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including September 30, 2016, Société Générale does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Société Générale nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. Société Générale and its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citigroup Global Markets Realty Corp., Barclays Bank PLC, Starwood Mortgage Capital LLC, Macquarie US Trading LLC d/b/a Principal Commercial Capital, Macquarie Investments US Inc. d/b/a Principal Commercial Capital, Société Générale, The Bank of New York Mellon and Prudential Mortgage Capital Company, LLC are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citigroup Global Markets Realty Corp.

Overview

CGMRC’s commercial mortgage loans are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CGMRC. Therefore, this general description of CGMRC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each CGMRC loan is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CGMRC. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the CGMRC deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CGMRC deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CGMRC’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CGMRC’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CGMRC’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CGMRC determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CGMRC’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CGMRC may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CGMRC may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all CGMRC commercial mortgage loans.

Generally, CGMRC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CGMRC Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CGMRC or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Insurance

CGMRC requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CGMRC Mortgage Loans, CGMRC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CGMRC obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CGMRC generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CGMRC. CGMRC or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CGMRC generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Condition Report

CGMRC generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CGMRC. CGMRC or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CGMRC often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CGMRC loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CGMRC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, CGMRC originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect CGMRC as the payee. CGMRC has in the past deposited, and may in the future deposit, such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past deposited, and may in the future, deposit such promissory notes for which they are named payee into other securitization trusts. The 681 Fifth Avenue Loan Combination was co-originated with UBS AG, New York Branch. The 681 Fifth Avenue Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

None of the CGMRC Mortgage Loans have exceptions to the related underwriting criteria.

Barclays Bank PLC

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. The Hyatt Regency Jersey City Mortgage Loan was originated by Prudential Mortgage Capital Company, LLC as the lender of record and simultaneously purchased by Barclays on the origination date. In advance of and in conjunction with such origination, the Mortgage Loan was underwritten by Barclays in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General

Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis

Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval

All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio

Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan to value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements

Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing

Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Co-Originations

From time to time, Barclays originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect Barclays as the payee. Barclays has in the past and may in the future deposit such promissory notes for which it is the named payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Potomac Mills Loan Combination was co-originated with Société Générale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A. and underwritten by Barclays in accordance with the underwriting guidelines described above. The Easton Town Center Loan Combination was co-originated with Morgan Stanley Bank, N.A. and underwritten by Barclays in accordance with the underwriting guidelines described above.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria set forth above.

Starwood Mortgage Capital LLC

Overview

SMF V’s commercial mortgage loans are primarily originated in accordance with the procedures and underwriting criteria described below. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Veva 16 & 18 and 1120 Executive Plaza, representing approximately 3.2% and 0.8%, respectively, of the Initial Pool Balance, were originated by The Bank of New York Mellon and were re-underwritten by SMF V in accordance with the underwriting criteria described below prior to SMF V’s acquisition of those Mortgage Loans from The Bank of New York Mellon. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF V Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties” section and “Annex E-2—Exceptions to Sponsor Representations and Warranties” in this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis

Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval

All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio

Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt

Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process”, as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

●	However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements

Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes—typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or high net worth individual sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves—replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair / Environmental Remediation—typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement / Lease Commissions—in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF V Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance

Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Co-Originations

From time to time, Starwood may originate together with other financial institutions other mortgage loans or loan combinations evidenced by two or more promissory notes, with at least one of such promissory notes reflecting Starwood as the payee. Starwood has in the past and may in the future deposit such promissory notes for which it is the named payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Underwriting Criteria

None of the SMF V Mortgage Loans were originated with material exceptions to Starwood’s underwriting guidelines and procedures, except that with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Veva 16 & 18 and 1120 Executive Plaza, representing approximately 3.2% and 0.8%, respectively, of the Initial Pool Balance, SMF V did not receive certifications of the operating statements and rent rolls from the related borrowers, which is SMF V’s general practice. SMF V’s decision to include the Mortgage Loans notwithstanding this exception was supported by the compensating factor that each borrower represented in the related Mortgage Loan documents as of the related origination date that the operating statements and rent rolls were accurate, correct and complete in all material respects. Based on this compensating factor, SMF V approved inclusion of these Mortgage Loans in this transaction.

Servicing

Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Principal Commercial Capital

Principal Commercial Capital’s Underwriting Guidelines and Processes

Macquarie Investments US Inc. d/b/a Principal Commercial Capital and Macquarie US Trading LLC d/b/a Principal Commercial Capital are the originators of the PCC Mortgage Loans. Macquarie US Trading LLC d/b/a Principal Commercial Capital originated four (4) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $54,926,416, representing approximately 6.0% of the Initial Pool Balance, and Macquarie Investments US Inc. d/b/a Principal Commercial Capital originated two (2) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $43,050,000, representing approximately 4.7% of the Initial Pool Balance. All of the PCC Mortgage Loans were sourced and underwritten by Principal and funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by Principal’s closing staff or third party origination counsel. Underwriting guidelines and processes were established by Principal and Macquarie for Principal Commercial Capital. Set forth below is a general description of these guidelines and processes with respect to loans originated or acquired by Principal Commercial Capital.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by Principal Commercial Capital will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the PCC Mortgage Loans, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Originators—Principal Commercial Capital” section and “Exceptions to Sponsor Representations and Warranties” in Annex E-2 to this prospectus.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional in-place, ongoing or springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis

Loans will be underwritten, not only from a real estate perspective, but also on a credit/cash flow basis. All underwriting is required to include the development and analysis of cash flow from the collateral and determination of value for the improvements. The underwriting function will incorporate the following factors into the overall analysis of a transaction:

●	Quality of the improvements, location and competitiveness of the subject property. Macro- and sub-market research is reviewed to determine desirability of the location. Site inspections are completed to assess the property’s functionality, condition, access/visibility and overall competitiveness. Review of third party appraisal reports, physical condition assessments and environmental reports is also performed by Principal’s in-house appraisers and engineers, and results are incorporated into the loan underwriting as deemed appropriate.

●	Overall sustainability of the cash flow from the collateral. Due diligence includes review of rent rolls, leases, historical operating statements and occupancy levels. Analysis of key tenants is also performed, including financial strength, sales/occupancy cost, tenant investment in space, etc. Underwriting considers potential capital outlays for tenant improvements, leasing commissions and capital expenditures.

●	Sponsorship’s experience and financial capacity. A thorough evaluation of the investment philosophy, real estate experience and financial statements of the principal(s) of the borrower is conducted on all transactions. Background and credit checks are performed on the borrower and key principals to identify any liens, judgments, bankruptcies or pending litigation. Borrowers are generally required to be special purpose entities.

Loan Approval

All loans originated or acquired by Principal Commercial Capital must be approved by the Principal Commercial Capital investment committee which consists of representatives from both Principal and Macquarie experienced in commercial real estate lending. The Principal Commercial Capital investment committee may approve a loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-To-Value Ratios

Generally, the debt service coverage ratios for the PCC Mortgage Loans will be equal to or greater than 1.20x for all property types except hospitality and self storage properties, which will generally have debt service coverage ratios equal to or greater than 1.30x. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties. Debt service coverage ratios are calculated in accordance with Principal Commercial Capital’s property-specific underwritten cash flow guidelines.

Generally, the loan-to-value ratio for PCC Mortgage Loans will be equal to or less than 80%. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties.

Additional Debt

Additional debt in the form of mezzanine debt, B notes or preferred equity may be permitted either at the time of loan origination or during the loan term subject to certain loan-to-value constraints or debt service coverage requirements. When underwriting an asset, Principal Commercial Capital will review terms of such additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Macquarie or Principal or affiliates of either firm will be the lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.

Assessments of Property Condition

As part of the underwriting process, Principal Commercial Capital will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. Principal will generally perform site inspections of the subject property or, in limited instances, engage a third party to complete the inspection. In most cases Principal Commercial Capital will obtain the independent assessments and reports described below.

Appraisal Reports

Principal Commercial Capital will in most cases require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by an appraiser who is a member of the Appraisal Institute, a membership association of professional real estate appraisers or an otherwise qualified appraiser. In certain situations, an update to an existing independent appraisal may be acceptable. The appraisal reports are required to be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. The appraisal will include or be accompanied by a separate letter that includes a statement by the appraiser that the appraisal was prepared in conformity with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Environmental Assessments

Principal Commercial Capital will in most cases require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted environmental assessment. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues, such as an analysis of radon, lead-based paint and lead in drinking water, which will usually be conducted only at multifamily properties. Depending on the findings of the Phase I environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the real property collateral, an environmental insurance policy, cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments

Principal Commercial Capital will in most cases require that an engineering firm inspect the real property collateral for any multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted engineering assessment. Based on the findings of the engineering assessment, Principal Commercial Capital will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance. In some instances, repairs or maintenance may be completed prior to closing and/or reserves may be established to fund any deferred maintenance or replacement items.

Seismic Reports

Principal Commercial Capital will in most cases require a seismic report with respect to all multifamily or commercial mortgage loans located in seismic zones 3 or 4 to provide an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”). Generally, any mortgage loans as to which the mortgaged property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost will be subject to seismic upgrading, have adequate reserves in place for retrofitting, satisfactory earthquake insurance or be structured with recourse to a guarantor.

Zoning and Building Code Compliance

With respect to each mortgage loan, Principal Commercial Capital will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower. Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Principal Commercial Capital will consider whether to require the related borrower to obtain law and ordinance coverage and/or whether an alternative mitigating factor is in place.

Title Insurance

Each borrower is required to provide, and Principal Commercial Capital or its origination counsel typically will review, a title insurance policy for each mortgaged property. The title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) provide protection and benefits that run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Hazard, Liability and Other Insurance

Mortgaged properties are typically required to be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the mortgaged property.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The mortgaged properties are typically not insured for earthquake risk unless a seismic report indicates a PML or SEL of greater than 20%.

Escrow Requirements

Principal Commercial Capital may require borrowers to fund various escrows for taxes and insurance, tenant improvements and leasing commissions, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Principal Commercial Capital are as follows:

●	Taxes: Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property taxes.

●	Insurance: Typically, if the mortgaged property is insured under an individual policy, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the borrower maintains a blanket insurance policy, (ii) if the mortgaged property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property insurance premiums.

●	Replacement Reserves: Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from a third party property condition or engineering report or to certain minimum requirements by property type. Such escrows may not be required under certain circumstances, including, but not limited to (i) if a single or investment grade tenant (which may be a ground lease tenant) is responsible for all repairs and maintenance under the terms of its lease, and (ii) if there is a low loan-to-value ratio.

●	Completion Repair/Environmental Remediation: Typically, a completion repair or remediation reserve is required where an environmental or property condition report suggests that a reserve is necessary. Upon funding of the mortgage loan, Principal Commercial Capital generally requires that at least 110-125% of the estimated cost identified in the environmental or property condition report be reserved and that repairs or replacements be completed within one year after the funding of the applicable mortgage loan. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, (iii) if a single or major tenant (which may be a ground lease tenant) at the related mortgaged property is responsible for the repairs, and (iv) if a secured creditor insurance policy or borrower insurance policy is in place.

●	Tenant Improvement/Leasing Commissions: In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk with respect to industrial, retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term or a letter of credit and/or a cash flow sweep or a combination of any of the aforementioned alternatives may be used to cover certain anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing the space occupied by such tenants. Such escrows may not be required under certain circumstances, including, but not limited to (i) if rent at the mortgaged property is considered below market, and (ii) if no material leases expire within the mortgage loan term.

Furthermore, Principal Commercial Capital may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower, its sponsor or an affiliate, or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In addition, under certain circumstances, where (i) positive credit characteristics exist, (ii) the amounts involved are relatively minimal, or (iii) Principal Commercial Capital has determined the mortgaged property, the borrower or its owners will likely be able to bear the related expenses without the escrow or reserve, an escrow or reserve may not be required.

Exceptions to Underwriting Criteria

One or more of the mortgage loans originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital may vary from the specific Principal Commercial Capital underwriting guidelines and procedures described above when additional credit positive characteristics are present. In addition, in the case of one or more of the mortgage loans originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, such originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as disclosed in the following paragraph, none of the PCC Mortgage Loans was originated with any material exceptions to Principal Commercial Capital’s underwriting guidelines and procedures described above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Golden Cove Shopping Center, representing approximately 3.1% of the Initial Pool Balance, for the largest tenant, P.V. Peninsula Montessori School, occupying approximately 31.3% of the net rentable square footage, underwritten annual base rent is based on the renewal rent as of December 10, 2018 ($414,981 or $14.53 per SF) versus the in-place annual rent of $319,119 or $11.17 per SF, which represents an exception to the underwriting guidelines for Principal Commercial Capital. Inclusion of this Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) according to the related appraisal, in-place rent is 44% lower than market rent; (b) the P.V. Peninsula Montessori School has been at the related Mortgaged Property for 18 years; (c) based on the related appraisal, total underwritten annual base rent for the Mortgaged Property inclusive of the P.V. Peninsula Montessori School rent increase is below total market rent; and (d) the Mortgage Loan has a Cut-off Date LTV Ratio of 59.1%.

Société Générale

Société Générale’s Underwriting Standards

Each of the Mortgage Loans originated by Société Générale (“Société Générale Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Société Générale cannot assure you that every loan will comply in all respects with the guidelines. Société Générale’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within Société

Générale for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General

Société Générale originates mortgage loans for securitization from its U.S. headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Société Générale’s credit committee, depending on the size of the mortgage loan.

Loan Analysis

Generally, Société Générale performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Société Générale. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval

All mortgage loans originated by Société Générale must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis

Prior to origination of a loan, Société Générale typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio

Société Générale typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-Value Ratio

Société Générale’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Société Générale may vary from these guidelines.

Escrow Requirements

Generally, Société Générale requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Société Générale are as follows (see Annex A to this prospectus for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Société Générale may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Société Générale relies on information provided by an independent engineer to make this determination. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Société Générale generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report

Société Générale generally obtains a Phase I environmental site assessment (“ESA”) or an update of a previously obtained ESA for each mortgaged property prepared by an approved environmental consulting firm. Société Générale or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Société Générale generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Société Générale generally requires such Phase II ESA to be obtained.

Physical Condition Report

Société Générale generally obtains a current physical condition report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Société Générale, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Société Générale often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

Title Insurance Policy

The borrower is required to provide, and Société Générale or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance

Société Générale typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors

Other factors that are considered by Société Générale in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Co-Originations

From time to time, Société Générale originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect Société Générale as the payee. Société Générale has in the past deposited, and may in the future deposit, such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past deposited, and may in the future, deposit such promissory notes for which they are named payee into other securitization trusts. The Fresno Fashion Fair Loan Combination was co-originated with JPMorgan Chase Bank, National Association and underwritten by Société Générale in accordance with the underwriting guidelines described above.

Exceptions

Notwithstanding the discussion under “—Société Générale’s Underwriting Standards” above, one or more of the Société Générale Mortgage Loans may vary from, or do not comply with, Société Générale’s underwriting guidelines described above. In addition, in the case of one or more of the Société Générale Mortgage Loans, Société Générale may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Société Générale Mortgage Loans were originated with any material exceptions to Société Générale’s underwriting policies.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CGMRC, a Sponsor and an originator, an affiliate of Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the

Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2016-P6, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Deutsche Bank Trust Company Americas (“DBTCA”), a New York banking corporation, will act as trustee (in such capacity, the “Trustee”) and custodian on behalf of the Trustee (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.

DBTCA is a New York banking corporation with its offices located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-P6, and its telephone number is (714) 247-6000.

DBTCA and its affiliates have provided corporate trust services since 1991. DBTCA and its affiliates have previously been appointed to the role of trustee for over 1,900 mortgage-backed transactions and have significant experience in this area.

DBTCA will also act as custodian of the mortgage files for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. DBTCA and its affiliates have performed this custodial role in numerous mortgage-backed transactions since 1991. DBTCA will maintain the mortgage files in secure, fire-resistant facilities. DBTCA will not physically segregate the mortgage files for the Mortgage Loans from other mortgage files in DBTCA’s custody but will keep them in shared facilities. However, DBTCA’s proprietary document tracking system will show the location within DBTCA’s facilities of each mortgage file and will show that the Mortgage Loan documents are held on behalf of the Issuing Entity.

In its capacity as trustee on commercial mortgage securitizations, DBTCA is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, DBTCA, in its capacity as trustee, has not been required to make an advance on a domestic CMBS transaction.

DBTCA and Deutsche Bank National Trust Company (“DBNTC”) have been sued by investors in civil litigation concerning their role as trustees of certain residential mortgage-backed securities (“RMBS”) trusts.

On June 18, 2014, a group of investors, including funds managed by Blackrock Advisors, LLC, PIMCO-Advisors, L.P., and others, filed a derivative action against DBTCA and DBNTC in New York State Supreme Court purportedly on behalf of and for the benefit of 544 private-label RMBS trusts asserting claims for alleged violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on DBNTC and DBTCA’s alleged failure to perform their duties as trustees for the trusts. Plaintiffs subsequently dismissed their state court complaint and filed a derivative and class action complaint in the U.S. District Court for the Southern District of New York on behalf of and for the benefit of 564 private-label RMBS trusts, which substantially overlapped with the trusts at issue in the state court action. The complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $89.4 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss, and on January 19, 2016, the court partially granted the motion on procedural grounds: as to the 500 trusts that are governed by pooling and servicing agreements, the court declined to exercise jurisdiction. The court did not rule on substantive defenses asserted in the motion to dismiss. On March 22, 2016, plaintiffs filed an amended complaint in federal court. In the amended complaint, plaintiffs asserted claims in connection with 62 trusts governed by indenture agreements. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $9.8 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss the amended complaint on July 15, 2016. On August 15, 2016, plaintiffs filed their opposition to the motion to dismiss. On September 2, 2016, DBNTC and DBTCA filed a reply in support of their motion to dismiss. Discovery is ongoing.

On March 25, 2016, the BlackRock plaintiffs filed a state court action against DBTCA in the Superior Court of California, Orange County with respect to 513 trusts. On May 18, 2016, plaintiffs filed an amended complaint with respect to 465 trusts, and included DBNTC as an additional defendant. The amended complaint asserts three causes of action: breach of contract; breach of fiduciary duty; and breach of the duty to avoid conflicts of interest. Plaintiffs purport to bring the action on behalf of themselves and all other current owners of certificates in the 465 trusts. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $75.7 billion, but does not include a demand for money damages in a sum certain. On August 22, 2016, DBNTC and DBTCA filed a demurrer as to plaintiffs’ breach of fiduciary duty cause of action and breach of the duty to avoid conflicts of interest cause of action and motion to strike as to plaintiffs’ breach of contract cause of action. On September 12, 2016, plaintiffs filed oppositions to the demurrer and motion to strike of DBNTC and DBTCA. On October 3, 2016, DBNTC and DBTCA filed replies in further support of their demurrer and motion to strike. On October 18, 2016, the court granted DBNTC and DBTCA’s demurrer, providing plaintiffs with thirty days’ leave to amend, and denied DBNTC and DBTCA’s motion to strike. Discovery is ongoing.

On December 30, 2015, IKB International, S.A. in Liquidation and IKB Deutsche Industriebank A.G. (collectively, “IKB”), as an investor in 37 RMBS trusts, filed a summons with notice in the Supreme Court of the State of New York, New York County, against DBNTC and DBTCA as trustees of the trusts. On May 27, 2016, IKB served its complaint asserting claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, violation of New York’s Streit Act, violation of the U.S. Trust Indenture Act of 1939, violation of Regulation AB, and violation of Section 9 of the Uniform Commercial Code. IKB alleges that DBNTC and DBTCA are liable for over U.S. $268 million in damages. On October 5, 2016, DBNTC and DBTCA, together with several other trustees defending lawsuits by IKB, filed a joint motion to dismiss. On December 5, 2016, IKB filed its opposition to the joint motion to dismiss. Certain limited discovery is permitted to go forward while the motion to dismiss is pending.

DBTCA has no pending legal proceedings (including, based on DBTCA’s present evaluation, the litigation disclosed in the foregoing paragraphs) that would materially affect its ability to perform its duties as Trustee under the Pooling and Servicing Agreement for this transaction.

The foregoing information set forth under this “—The Trustee” heading has been provided by DBTCA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under ”The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-P6 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-P6.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2016, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the third quarter of 2016, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 85 transactions backed by commercial mortgages with an aggregate principal balance of approximately $94 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. Citibank’s motion to dismiss the federal complaint was fully briefed as of May 13, 2015. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. This case is still pending as to the one remaining trust at issue.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors asserted claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Citibank’s motion to dismiss was fully briefed as of April 15, 2016. Following argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. Citibank’s motion to dismiss the amended complaint was fully briefed as of October 21, 2016. Citibank awaits a decision.

On August 19, 2015, the Federal Deposit Insurance Corporation (“FDIC”) as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action related to one private-label RMBS trust for which Citibank formerly served as trustee. FDIC asserts claims for breach of contract, violation of New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. Defendants’ joint motion to dismiss was fully briefed as of March 22, 2016. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On October 25, 2016, the court granted leave for defendants to file an opposition brief. Defendants filed their opposition on November 15, 2016 and plaintiff filed its reply brief on November 22, 2016. Citibank awaits a decision from the court on plaintiff’s motion.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates intends to purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) will be the master servicer (the “Master Servicer”) and in this capacity will initially be responsible for the servicing and administration of the Mortgage Loans and any Serviced Loan Combinations for which it is responsible under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” as a master servicer and as a primary servicer, and “2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time, Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2016, Midland was master and/or primary servicing approximately 28,725 commercial and multifamily mortgage loans with a principal balance of approximately $385 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,634 of such loans, with a total principal balance of approximately $144 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of September 30, 2016, Midland was named the special servicer in approximately 237 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $116 billion. With respect to such transactions as of such date, Midland was administering approximately 75 assets with an outstanding principal balance of approximately $596 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2013	2014	2015
Total	$70	$85	$110

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the Special Servicer.

Under the JPMDB 2016-C4 Pooling and Servicing Agreement, Midland is the initial Outside Special Servicer of the Fresno Fashion Fair Loan Combination.

Under the CGCMT 2016-C3 Pooling and Servicing Agreement, Midland is the initial Outside Servicer of the Quantum Park Loan Combination.

Under the CGCMT 2016-C3 Pooling and Servicing Agreement, Midland was the initial Outside Servicer of the Potomac Mills Loan Combination (prior to the closing date of the CFCRE 2016-C6 Securitization).

Under the CGCMT 2016-P5 Pooling and Servicing Agreement, Midland is the initial Outside Servicer of the Hyatt Regency Jersey City Loan Combination.

Under the MSC 2016-UBS12 Pooling and Servicing Agreement, Midland is expected to be the initial Outside Servicer of the 681 Fifth Avenue Loan Combination.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including Certificates in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Pursuant to an interim servicing agreement between Midland and Barclays and certain of its affiliates, Midland acts or has acted as interim servicer with respect to certain of the Mortgage Loans to be sold to the Depositor by Barclays.

Pursuant to a primary servicing agreement between PGI, on the one hand, and Midland, on the other hand, PGI will act as primary servicer with respect to all of the PCC Mortgage Loans (with an aggregate Cut-off Date

Balance of approximately $97,976,416 and representing approximately 10.7% of the Initial Pool Balance), and will be entitled to receive a primary servicing fee for such PCC Mortgage Loans. See “—Servicers—The PCC Mortgage Loans Primary Servicer—The PGI Primary Servicing Agreements” below.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to be appointed as the special servicer (the “Special Servicer”), and in such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties (other than in respect of Outside Serviced Mortgage Loans), as well as the reviewing of Major Decisions and certain other actions that are not Master Servicer Decisions in respect of Mortgage Loans (other than any Outside Serviced Mortgage Loans) and related Serviced Companion Loans, in each case pursuant to the Pooling and Servicing Agreement. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the special servicing, management and investment management of commercial real estate assets, including:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and insurance brokerage services;

●	commercial mortgage brokerage services; and

●	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. In July of 2005, it acquired Allied Capital Corporation’s special servicing operations and replaced Allied Capital Corporation as special servicer for all transactions for which Allied Capital Corporation served as special servicer. In February 2006, an affiliate of CWCAM merged with CRIIMI MAE Inc. (“CMAE”) and the special servicing operations of CRIIMI MAE Services L.P., the special servicing subsidiary of CMAE, were consolidated into the special servicing operations of CWCAM. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the Issuing Entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the Mortgaged Properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2012, CWCAM acted as special servicer with respect to 154 domestic and one Canadian CMBS pools containing approximately 10,500 loans secured by properties throughout the United States and Canada with a then-current unpaid principal balance in excess of $140 billion. As of December 31, 2013, CWCAM acted as special servicer with respect to 160 domestic and one Canadian CMBS pools containing approximately 9,200 loans secured by properties throughout the United States and Canada with a then-current unpaid principal balance in excess of $125 billion. As of December 31, 2014, CWCAM acted as special servicer with respect to 147 domestic CMBS pools containing approximately 7,800 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $110 billion. As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of September 30, 2016, CWCAM acted as special servicer with respect to 132 domestic CMBS pools containing approximately over 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $83 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of September 30, 2016, CWCAM had 82 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2016, within the CMBS pools described in the preceding paragraph, 322 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the Mortgaged Properties securing the Mortgage Loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the Certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “Minnesota Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM as compensation in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Stuyvesant Town Property”) securing loans held by those trusts. CWCAM was the special servicer of the Stuyvesant Town Property. The petition requests the Minnesota Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the Minnesota Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. The action has been removed to federal court in Minnesota (the “Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to New York, a motion to remand to the state court in New York and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. There can be no assurances as to the outcome of the motions or the proceeding or the possible impact on CWCAM. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street property in Boston, Massachusetts (the “One Congress Street Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the One Congress Street Loan (the “Modification”), (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the One Congress Street Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (the “OCS Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a memorandum of law in opposition to the OCS Motion to Dismiss (the “OCS Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply (the “OCS Reply”) in support of the OCS Motion to Dismiss and in response to the OCS Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential settlement agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. If the term is not satisfied, RAIT Preferred Funding will contact the RAIT Court to re-set oral argument on the OCS Motion to Dismiss and other deadlines. The parties may jointly seek to extend the Litigation Stay, subject to RAIT Court approval. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and disputes RAIT Preferred Funding’s allegations and, should the matter not be resolved via this 2016 Settlement, it intends to vigorously contest such allegations.

On January 24, 2016, PSW NYC LLC commenced a complaint (the “PSW Complaint”) with the Supreme Court of the State of New York, County of New York (the “PSW Court”) against Bank of America, N.A. as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C30 and COBALT CMBS Commercial Trust 2007-C2, U.S. Bank National Association as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C31, ML-CFC Commercial Mortgage Trust 2007-5 and ML-CFC Commercial Mortgage Trust 2007-6 (collectively, the “PSW Trusts”), PCV-M Holdings LLC and CWCapital Asset Management LLC, individually and as special servicer for the PSW Trusts (collectively, the “Defendants”) seeking either (a) damages in an amount to be determined by the PSW Court but alleged by the plaintiffs to be approximately $500,000,000—such amount being the amount PSW NYC LLC alleges would have been recovered on certain mezzanine loans (the “PCVST Mezzanine Loans”) related to the Peter Cooper Village and Stuyvesant Town property (the “PCVST Property”) in New York City which PSW NYC LLC sold to an entity related to the Defendants pursuant to a settlement agreement related to certain prior litigation (the “2010 Settlement Agreement”) or (b) the rescission of the 2010 Settlement Agreement which would result in, among other things, the rescission of the sale of the PCVST Mezzanine Loans and a claim for certain proceeds from the sale of the PCVST Property. PSW NYC LLC alleges that the Defendants procured the 2010 Settlement Agreement by fraud and further that the terms of the 2010 Settlement Agreement were breached by the Defendants. On February 26, 2016, CWCAM on behalf of itself and the other Defendants filed a motion to dismiss the PSW Complaint (the “CWCAM Motion to Dismiss”). On April 11, 2016, PSW NYC LLC opposed the CWCAM Motion to Dismiss and cross-moved for a partial summary judgment on liability regarding allegations of breach of the 2010 Settlement Agreement (the “PSW Cross-Motion”). On May 5, 2016, the Defendants subsequently filed its reply and opposition to the PSW Cross-Motion. On August 23, 2016, oral arguments were provided to the PSW Court regarding the PSW Complaint, the CWCAM Motion to Dismiss, and the PSW Cross-Motion and the PSW Court took such arguments under advisement. On October 31, 2016, the PSW Court issued its order granting the CWCAM Motion to Dismiss, denying the PSW Cross-Motion and dismissing the PSW Complaint with prejudice. PSW NYC LLC may have certain rights to appeal this order. CWCAM intends to vigorously contest any such appeal.

CWCAM may enter into one or more arrangements with the Controlling Class Representative, any Controlling Class Certificateholder, any person with the right to appoint or remove and replace CWCAM as the Special Servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation (other than the Special Servicing Fee) in consideration of, among other things, the appointment (or continuance) of CWCAM as Special Servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the Special Servicer.

CWCAM or an affiliate of CWCAM assisted Eightfold Real Estate Capital Fund IV, L.P. or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. Neither CWCAM nor any of its affiliates will purchase any Certificates in this offering at the time of the initial offering of such Certificates. However, CWCAM and/or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions.

The foregoing information regarding CWCAM under the heading “—Servicers—The Special Servicer” has been provided by CWCAM.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The PCC Mortgage Loans Primary Servicer

Principal Global Investors, LLC (“PGI”) will act as primary servicer with respect to all of the PCC Mortgage Loans. PGI, a Delaware limited liability company, is a wholly owned subsidiary of Principal Life Insurance Company. The principal servicing offices of PGI are located at 801 Grand Avenue, Des Moines, Iowa 50392.

PGI is ranked “Strong” as a primary servicer and “Above Average” as a special servicer of commercial real estate loans by S&P. PGI has extensive experience in servicing commercial real estate mortgage loans. PGI has been engaged in the servicing of commercial mortgage loans since 1970 and commercial mortgage loans originated for securitization since 1998.

As of September 30, 2016, PGI was responsible for servicing approximately 2,023 commercial and multifamily mortgage loans, with an aggregate outstanding principal balance of approximately $22.2 billion. The portfolio of loans serviced by PGI includes commercial mortgage loans included in commercial mortgage-backed securitizations, portfolio loans and loans serviced for non-affiliated clients. The portfolio consists of multifamily, office, retail, industrial, warehouse and other types of income-producing properties. PGI services loans in most states throughout the United States.

As of September 30, 2016, PGI was a primary servicer in approximately 61 commercial mortgage-backed securitization transactions, servicing approximately 529 loans with an aggregate outstanding principal balance of approximately $5.6 billion.

PGI’s historical servicing volume is shown below:

Year-End	2012	2013	2014	2015
CMBS	$10.3B	$9.2B	$8.3B	$7.2B
Total loans	$24.5B	$23.5B	$22.8B	$22.3B

PGI utilizes the Enterprise! loan servicing system, which is widely used in the loan servicing industry. PGI has a robust website available for borrowers to view the current status of their loans. PGI also utilizes a website to provide information to master servicers, including property inspections, property financials and other reporting.

The PGI servicing team is comprised of the following areas:

●	Operations is responsible for new loan boarding, loan audits, insurance and real estate tax monitoring and escrows and UCC administration.

●	Servicing Asset Management is responsible for processing borrower consents, including lease related items; escrow and reserve administration and monitoring triggers.

●	Portfolio managers are responsible for compliance with the pooling and servicing agreements and primary servicing agreements, and master servicer and special servicer communication.

●	Surveillance is responsible for collecting and analyzing financial statements, rent rolls, physical property inspections and general portfolio surveillance.

●	Cash Management and Investor Reporting controls cash management, including payment processing, remittances and investor reporting.

PGI may use sub-servicers or vendors to perform certain servicing processes. None of the sub-servicers or vendors perform any cashiering or material processes. PGI monitors any sub-vendors for compliance and quality control.

Generally, all loan payments received by PGI are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

PGI has developed policies, procedures and controls for the performance of primary servicing obligations consistent with applicable servicing agreements and servicing standards.

PGI has quality control policies and procedures to ensure compliance with the servicing criteria set forth in Item 1122 of Regulation AB. PGI’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and servicing industry changes. There have been no material non-compliance or default issues against PGI in the servicing of its CMBS or other loans.

No securitization transaction involving commercial mortgage loans in which PGI was acting as primary servicer has experienced an event of default as a result of any action or inaction of PGI as primary servicer, including as a result of PGI’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time, PGI and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PGI does not believe that any currently pending lawsuits or legal proceedings would individually or in the aggregate have a material adverse effect on its business or its ability to act as primary servicer with respect to the PCC Mortgage Loans.

PGI has an interim servicing agreement with Macquarie Investments US Inc. d/b/a Principal Commercial Capital (and certain of its affiliates) to interim service certain mortgage loans (including each PCC Mortgage Loan) prior to securitization.

PGI has acquired the right to be appointed as the primary servicer of all of the PCC Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $97,976,416, representing approximately 10.7% of the Initial Pool Balance). Each of the PCC Mortgage Loans will be primary serviced by PCC pursuant to a primary servicing agreement entered into in connection with this transaction to be dated as of a date in December 2016 (the “PGI Primary Servicing Agreement”) between Midland, as master servicer, and PGI, as primary servicer.

Neither PGI nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, PGI or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The PGI Primary Servicing Agreement

Pursuant to the PGI Primary Servicing Agreement, PGI, as primary servicer, on behalf of Midland in its capacity as Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to all of the PCC Mortgage Loans, as described under “The Pooling and Servicing Agreement” in this prospectus, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property and processing borrower requests. PGI will have no obligation to make monthly debt service advances or property advances on the PCC Mortgage Loans. PGI will be responsible for performing the primary servicing of the PCC Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement.

PGI’s responsibilities will include, but are not limited to:

●	collecting payments on the PCC Mortgage Loans and remitting such amounts, net of certain fees to be retained by PGI as servicing compensation and certain other amounts, including escrow and reserve funds, to the Master Servicer;

●	providing certain CREFC® reports to the Master Servicer;

●	processing borrower requests in respect of PCC Mortgage Loans (and obtaining, when required, consent of the Master Servicer or, to the extent required under the Pooling and Servicing Agreement, the Special Servicer); and

●	handling early stage delinquencies and collections; provided that servicing of PCC Mortgage Loans that are specially serviced loans will be transferred from PGI to the Special Servicer as required pursuant to the terms of the Pooling and Servicing Agreement.

With respect to any PCC Mortgage Loan that is a non-Specially Serviced Loan, PGI will process, without the Master Servicer’s prior review or consent, any Major Decision and any immaterial decision. With respect to any Major Decision in respect of any such PCC Mortgage Loan, PGI will prepare a written analysis and recommendation and provide that analysis and recommendation directly to the Special Servicer.

As compensation for its activities under the PGI Primary Servicing Agreement, PGI will be paid a primary servicing fee by the Master Servicer with respect to the related PCC Mortgage Loan(s), but only to the extent that the Master Servicer receives the related servicing fee. Such primary servicing fee will be equal to the primary servicing fee component of the servicing fee paid to the Master Servicer under the Pooling and Servicing Agreement and will be equal to 0.0100% per annum with respect to each PCC Mortgage Loan. PGI will be entitled to certain additional servicing compensation with respect to the PCC Mortgage Loans, including, but not limited to, a portion of modification fees and assumption fees, but only from amounts to which the Master Servicer is entitled under the Pooling and Servicing Agreement.

Pursuant to the PGI Primary Servicing Agreement and the Pooling and Servicing Agreement, PGI will not be liable for any action taken or for refraining from taking any action in good faith pursuant to the related agreement, or for errors in judgment, provided that PGI will not be protected from any liability arising from, among other things, a breach of any representation or warranty, willful misconduct, bad faith or negligence. See “The Pooling and Servicing Agreement—Limitations on Liability; Indemnification”.

PGI may resign as primary servicer under the PGI Primary Servicing Agreement at any time upon prior written notice provided to the Master Servicer within the time periods specified in the PGI Primary Servicing Agreement. The Master Servicer will have the right to terminate PGI as primary servicer under the PGI Primary Servicing Agreement if certain termination events under the PGI Primary Servicing Agreement are not remedied. In addition, the Depositor will have the right to terminate PGI as primary servicer under the PGI Primary Servicing Agreement upon any failure of PGI to comply with the Exchange Act reporting requirements of the Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Pooling and Servicing Agreement.

The information set forth under this “—Servicers—The PCC Mortgage Loans Primary Servicer” sub-heading regarding PGI has been provided by PGI.

The Outside Servicers and the Outside Special Servicers

It is expected that the 8 Times Square & 1460 Broadway Loan Combination will be serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and KeyBank National Association, as special servicer.

It is expected that the 681 Fifth Avenue Loan Combination will be serviced and administered pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

The Quantum Park Loan Combination is being serviced and administered pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer. However, following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination will be serviced and administered pursuant to the Quantum Park Future Pooling and Servicing Agreement. None of the parties to the Quantum Park Future Pooling and Servicing Agreement have yet been definitively identified.

The Potomac Mills Loan Combination is being serviced and administered pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

The Fresno Fashion Fair Loan Combination is being serviced and administered pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer.

The Hyatt Regency Jersey City Loan Combination is being serviced and administered pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer.

The Easton Town Center Loan Combination is being serviced and administered pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement by Wells Fargo Bank, National Association, as servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The MSC 2016-UBS12 Special Servicer and the CGCMT 2016-C3 Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be appointed to act as the special servicer for the 681 Fifth Avenue Loan Combination (in such capacity, the “MSC 2016-UBS12 Special Servicer”) pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement and was appointed to act as special servicer of the Quantum Park Loan Combination (in such capacity, the “CGCMT 2016-C3 Special Servicer”) pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, until the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, at which point the Quantum Park Loan Combination will be serviced and administered pursuant to the Quantum Park Future Pooling and Servicing Agreement. None of the parties to the Quantum Park Future Pooling and Servicing Agreement have yet been definitively identified. Rialto in such capacity is expected to initially be responsible for the servicing and administration of the 681 Fifth Avenue Loan Combination pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement and the Quantum Park Loan Combination pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement and the REO Properties associated therewith as well as the reviewing of certain major decisions and other transactions and other special servicer decisions relating to the 681 Fifth Avenue Loan Combination and the Quantum Park Loan Combination. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.8 billion of equity under management, and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage-backed securities, three of such funds are focused on investments in commercial mortgage-backed securities and the other two funds and the separately managed account are focused on mezzanine debt and credit investments. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the Federal Deposit Insurance Corporation (“FDIC”). RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury, which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 65 different securitizations totaling approximately $71.3 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, North Carolina and Florida. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, Rialto and its affiliates were actively special servicing approximately 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for approximately 900 portfolio REO assets with a principal balance of approximately $1 billion.

Rialto is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,037 assets with an original principal balance at securitization of approximately $73 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016

Number of CMBS Pools Named Special Servicer	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$101 million	$126.9 million	$141.9 million	$352 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the MSC 2016-UBS12 Special Servicer and the CGCMT 2016-C3 Special Servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the MSC 2016-UBS12 Pooling and Servicing Agreement or the CGCMT 2016-C3 Pooling and Servicing Agreement, as applicable.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the MSC 2016-UBS12 Pooling and Servicing Agreement or the CGCMT 2016-C3 Pooling and Servicing Agreement, as applicable, for assets of the same type included in such securitizations.

No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer.

Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the MSC 2016-UBS12 Pooling and Servicing Agreement or the CGCMT 2016-C3 Pooling and Servicing Agreement, as applicable, and, accordingly, Rialto believes that its financial condition will not have any material impact on the performance of its duties under the MSC 2016-UBS12 Pooling and Servicing Agreement or the CGCMT 2016-C3 Pooling and Servicing Agreement, as applicable.

From time to time, Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement or the CGCMT 2016-C3 Pooling and Servicing Agreement, as applicable. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, that are material to the Certificateholders.

Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto, (i) the CGCMT 2016-C3 Special Servicer pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, until the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, at which point the Quantum Park Loan Combination will be serviced and administered pursuant to the Quantum Park Future Pooling and Servicing Agreement (none of the parties to the Quantum Park Future Pooling and Servicing Agreement have yet been definitively identified) and (ii) the expected MSC 2016-UBS12 Special Servicer pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement, is an affiliate of the entity that is expected to be the initial directing certificateholder for the MSC 2016-UBS12 Securitization and the CGCMT 2016-C3 Securitization.

Neither Rialto nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of Rialto is expected to purchase $3,000,000 principal balance of the Class D Certificates. However, Rialto or its affiliates may acquire in the future additional Certificates of the same Class or other Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Rialto under the heading “—Servicers—The Outside Servicers and the Outside Special Servicers —The MSC 2016-UBS12 Special Servicer and the CGCMT 2016-C3 Special Servicer” has been provided by Rialto.

The CGCMT 2016-P5 Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Trust, Inc. (“STWD”), a Maryland corporation, was appointed to act as special servicer for the Hyatt Regency Jersey City Loan Combination (in such capacity, the “CGCMT 2016-P5 Special Servicer”). LNR Partners is an affiliate of SMF V, a Sponsor and Mortgage Loan Seller, SMC, an originator, and LNR Securities Holdings, LLC, the entity holding a 50% interest in each class of control eligible certificates issued under the CGCMT 2016-P5 Pooling and Servicing Agreement. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD, through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties;

●	investing in high-yielding real estate-related debt and equity; and

●	investing in, and managing as special servicer, unrated, below investment grade and investment grade rated commercial mortgage-backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer of the Hyatt Regency Jersey City Loan Combination under the CGCMT 2016-P5 Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage-backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 155 as of September 30, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage-backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage-backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage-backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage-backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage-backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage-backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage-backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage-backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage-backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage-backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage-backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage-backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage-backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage-backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage-backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

●	155 domestic commercial mortgage-backed securitization pools as of September 30, 2016 with a then current face value in excess of $92 billion.

As of September 30, 2016, LNR Partners has resolved approximately $66.4 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $2.89 billion of U.S. commercial and multifamily mortgage loans through September 30, 2016.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2016, LNR Partners had approximately 238 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,684 assets across the United States and various international properties with a then current face value of approximately $92 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Hyatt Regency Jersey City Mortgage Loan backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the mortgage loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the servicing standard specified in the CGCMT 2016-P5 Pooling and Servicing Agreement. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing functions it will perform under the CGCMT 2016-P5 Pooling and Servicing Agreement. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to the CGCMT 2016-P5 securitization. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties with respect to the Hyatt Regency Jersey City Loan Combination under the CGCMT 2016-P5 Pooling and Servicing Agreement and, accordingly, will not have any material impact on the performance of the Mortgage Pool or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the Hyatt Regency Jersey City Loan Combination. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving the Hyatt Regency Jersey City Loan Combination or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard specified in the CGCMT 2016-P5 Pooling and Servicing Agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the Hyatt Regency Jersey City Loan Combination, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

In the commercial mortgage backed securitization pools in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

Except as otherwise disclosed in this prospectus and except for LNR Partners being affiliated with SMF V, a Sponsor and Mortgage Loan Seller, SMC, an Originator, and LNR Securities Holdings, LLC, the entity holding a 50% interest in each class of control eligible certificates issued under the CGCMT 2016-P5 Pooling and Servicing Agreement, and acting as special servicer for the Hyatt Regency Jersey City Loan Combination, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any significant obligor, any Originator, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, except as otherwise disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any Originator, the Master Servicer or the Operating Advisor, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners will be entitled to special servicing fees and certain other fees described in this prospectus with respect to the Hyatt Regency Jersey City Loan Combination). However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The CGCMT 2016-P5 Special Servicer” sub-heading has been provided by LNR Partners.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $17.66 billion issued in 22 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the

Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of CGMRC, a Sponsor and an originator, Citigroup Global Markets Inc., one of the underwriters, and Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent.

Barclays, a Sponsor and an originator, and Barclays Capital Inc., one of the underwriters, are affiliated with each other.

SMF V, a Sponsor and a wholly-owned subsidiary of SMC, an originator, is an affiliate of LNR Partners, LLC, the Outside Special Servicer under the CGCMT 2016-P5 Pooling and Servicing Agreement (which governs the servicing of the Hyatt Regency Jersey City Loan Combination), and LNR Securities Holdings, LLC, which is the holder of a 50% interest in each class of control eligible certificates issued in connection with the CGCMT 2016-P5 Securitization.

Société Générale, a Sponsor and an originator, and SG Americas Securities, LLC, one of the underwriters, are affiliated with each other.

Midland, the Master Servicer, is also (a) expected to be the Outside Servicer under the MSC 2016-UBS12 Pooling and Servicing Agreement, which is expected to govern the servicing of the 681 Fifth Avenue Loan Combination, (b) the Outside Servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement, which governs the servicing of the Quantum Park Loan Combination (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) and the Potomac Mills Loan Combination (prior to the closing date of the CFCRE 2016-C6 Securitization), (c) the Outside Special Servicer under the JPMDB 2016-C4 Pooling and Servicing Agreement, which governs the servicing of the Fresno Fashion Fair Loan Combination, and (d) the Outside Servicer under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the Hyatt Regency Jersey City Loan Combination.

Citibank, the Certificate Administrator, is also (a) the Outside Certificate Administrator under the CGCMT 2016-C3 Pooling and Servicing Agreement, which governs the servicing of the Quantum Park Loan Combination (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), and (b) the Outside Certificate Administrator under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the Hyatt Regency Jersey City Loan Combination.

DBTCA, the Trustee, is also (a) the Outside Trustee and the Outside Custodian under the CGCMT 2016-C3 Pooling and Servicing Agreement, which governs the servicing of the Quantum Park Loan Combination (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), and (b) the Outside Trustee and the Outside Custodian under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the Hyatt Regency Jersey City Loan Combination. In its capacity as (a) the CGCMT 2016-C3 Trustee, pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, DBTCA will serve as the mortgagee of record with respect to the Quantum Park Loan Combination if the Quantum Park Controlling Pari Passu Companion Loan Securitization Date does not occur within 180 days after the closing date of the CGCMT 2016-C3 Securitization or if the Quantum Park Loan Combination becomes specially serviced under the CGCMT 2016-C3 Pooling and Servicing Agreement prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, and (b) the CGCMT 2016-P5 Trustee, DBTCA serves as mortgagee of record with respect to the Hyatt Regency Jersey City Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also: (a) expected to be the Outside Operating Advisor and the asset representations reviewer under (i) the CD 2016-CD2 Pooling and Servicing Agreement, which is expected to govern the servicing of the 8 Times Square & 1460

Broadway Loan Combination, and (ii) the MSC 2016-UBS12 Pooling and Servicing Agreement, which is expected to govern the servicing of the 681 Fifth Avenue Loan Combination; and (b) the Outside Operating Advisor and the asset representations reviewer under (i) the CFCRE 2016-C6 Pooling and Servicing Agreement, which governs the servicing of the Potomac Mills Loan Combination, and (ii) the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the Hyatt Regency Jersey City Loan Combination.

Warehouse Financing Arrangements

Set forth below are certain warehouse financing arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CGMRC (a Sponsor and an originator) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility. As of the date of this prospectus, nine (9) of the SMF V Mortgage Loans are subject to such master repurchase facility, with an aggregate Cut-off Date Balance of approximately $115,119,091, representing approximately 12.6% of the Initial Pool Balance. SMF V is using the proceeds from its sale of such SMF V Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Barclays, a Sponsor and an originator and an affiliate of Barclays Capital Inc. (one of the underwriters), provides short-term warehouse financing to SMF V, or an affiliate thereof, through a master repurchase facility. As of the date of this prospectus, two (2) of the SMF V Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $33,075,878 and representing approximately 3.6% of the Initial Pool Balance, are subject to such master repurchase facility. SMF V is using the proceeds from its sale of such SMF V Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Barclays free and clear of any liens.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Midland, the Master Servicer and an Outside Servicer, acts as interim servicer with respect to one (1) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $57,500,000, representing approximately 6.3% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC.

Pursuant to an interim servicing agreement between PGI, a primary servicer, Principal Commercial Capital, a Sponsor and an originator, and certain of their affiliates, PGI acts from time to time as interim servicer with respect to mortgage loans owned by Principal Commercial Capital (or certain of its affiliates), including, prior to their inclusion in the Issuing Entity, all of the PCC Mortgage Loans. The PCC Mortgage Loans have an aggregate Cut-off Date Balance of approximately $97,976,416, representing approximately 10.7% of the Initial Pool Balance.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an originator and a Sponsor, or an affiliate thereof, is the current holder of two of the 8 Times Square & 1460 Broadway Pari Passu Companion Loans and one of the 681 Fifth Avenue Pari Passu Companion Loans, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Barclays, an originator and a Sponsor, or an affiliate thereof, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, the Quantum Park Controlling Pari Passu Companion Loan (and, as such, will be the initial Directing Holder with respect to the Quantum Park Loan Combination) and one of the Potomac Mills Pari Passu Companion Loans, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Société Générale, an originator and a Sponsor, or an affiliate thereof, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, two of the Potomac Mills Pari Passu

Companion Loans and two of the Fresno Fashion Fair Pari Passu Companion Loans, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

The Master Servicer will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Midland, the Master Servicer, is expected to enter into a primary servicing agreement with PGI, pursuant to which PGI will act as primary servicer with respect to all of the PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $97,976,416 and representing approximately 10.7% of the Initial Pool Balance. PGI will be entitled to receive a primary servicing fee for such PCC Mortgage Loans.

CWCAM or an affiliate of CWCAM assisted Eightfold Real Estate Capital Fund IV, L.P. or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2016-P6 (the “Certificates”) will be issued on or about December 15, 2016 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

The Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class D, Class X-D, Class E, Class F, Class G, Class H, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F, Class G and Class H Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$29,657,000
Class A-2	$126,447,000
Class A-3	$16,600,000
Class A-4	$195,000,000
Class A-5	$228,776,000
Class A-AB	$42,906,000
Class X-A	$685,056,000
Class X-B	$44,529,000
Class A-S	$45,670,000
Class B	$44,529,000
Class C	$49,095,000
Class D	$57,088,000
Class X-D	$57,088,000
Class E	$26,261,000
Class F	$11,418,000
Class G	$10,275,000
Class H	$29,686,704

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive Excess Interest accruing after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in January 2017. The “Determination Date” will be the sixth day of each calendar month (or, if the sixth calendar day of that month is not a business day, then the next business day), commencing in January 2017.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums;

(vi)	Excess Interest on the ARD Loans;

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2017, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January 2017, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal

Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of the unallocated portion of such recovery and the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates, and the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for such Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate of each Class of the Class A-5 and Class A-S Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate of the Class B Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 0.040%.

The Pass-Through Rate of each Class of the Class C, Class E, Class F, Class G and Class H Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will be a fixed per annum rate equal to 0.040% for such Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year), or February of any year subsequent to 2016 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2016, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date,

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date,

(3)	the Principal Shortfall, if any, for the prior Distribution Date; and,

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates any Excess Interest received with respect to the ARD Loans during the applicable one-month collection period for such Distribution Date.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Loan Combination, the related Co-Lender Agreement) to the contrary, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made

(to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class X-D, Class E, Class F, Class G, Class H, Class S and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (1) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (z) the amount of such yield maintenance charge allocated to such YM Group, and (2) the amount of such yield maintenance charge allocated to such YM Group and remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate amount of such yield maintenance charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-D, Class E, Class F, Class G, Class H or Class R Certificates. Instead, after the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-B Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	July 2021
Class A-2	December 2021
Class A-3	November 2023
Class A-4	November 2026
Class A-5	November 2026
Class A-AB	August 2026
Class X-A	November 2026
Class X-B	December 2026
Class A-S	November 2026
Class B	December 2026
Class C	December 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of each ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in December 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class X-D, Class E, Class F, Class G and Class H Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class X-D, Class E, Class F, Class G and Class H Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class X-D, Class E, Class F, Class G and Class H Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and the Class H Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class H Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class H Certificates;

second, to the Class G Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates (exclusive of the Class X-D Certificates) to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A and Class X-B Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balances of the related Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in ”The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class X-B Certificates will be considered outstanding so long as holders of such Certificates are entitled to receive yield maintenance charges and prepayment premiums. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a Class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date Statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under ”The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc. and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the annual reports prepared by the Operating Advisor;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”; and

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically by the Certificate Administrator. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of the Class as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, “—Operating Advisor—Termination of the Operating Advisor Without Cause” and “—The Asset Representations Reviewer—Termination of the Asset Representations Reviewer Without Cause”, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or will be allocated in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Without Cause”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2016-P6

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced

Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of SMF V, also against SMC, as guarantor of the repurchase and substitution obligations of SMF V), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within 60 days after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)         a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)        the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)     any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)        for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of the origination settlement statement;

(r)         a copy of any insurance summary report;

(s)        a copy of the organizational documents of the related mortgagor and any guarantor;

(t)         a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)        the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)        unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the SMF V Mortgage Loans, SMC, the parent of SMF V, will guarantee the repurchase obligations of SMF V under the related Mortgage Loan Purchase Agreement in the event SMF V fails to perform its obligations to repurchase or substitute a Qualified Substitute Mortgage Loan for the affected Mortgage Loan and pay any substitution shortfall amount in response to a Material Defect.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Master Servicer (with respect to non-Specially Serviced Loans) or the Sponsor and the Special Servicer (with respect to Specially Serviced Loans), are in any such case able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. With respect to a non-Specially Serviced Loan, the Master Servicer’s agreement with a Sponsor as to any Loss of Value Payment will be subject to the reasonable approval of the Special Servicer (with the consent of the Controlling Class Representative for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan). In connection with obtaining the Special Servicer’s approval, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement in order to enable the Special Servicer to exercise its approval right. Any agreement by the Special Servicer with a Sponsor as to any Loss of Value Payment with respect to a Specially Serviced Loan will be subject to the consent of the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan). In connection with making its evaluation of the amount of any Loss of

Value Payment and whether to enter into an agreement with a Sponsor to accept a Loss of Value Payment, the Master Servicer or the Special Servicer, as applicable, may obtain (to the extent one has not been obtained within the prior 12 months) and reasonably rely on an appraisal or other independent valuation. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Master Servicer or the Special Servicer, as applicable, will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Master Servicer or the Special Servicer, as applicable, an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Series 2016-P6 certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a SMF V Mortgage Loan, SMC, as guarantor of the repurchase and substitution obligations of SMF V), defaults on its obligations to do so. We cannot assure you that the applicable Sponsor (or, in the case of SMF V, SMC, as guarantor of the repurchase and substitution obligations of SMF V) will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of December 1, 2016 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (as defined below) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 8 Times Square & 1460 Broadway Pari Passu Companion Loans, (ii) the 681 Fifth Avenue Pari Passu Companion Loans, (iii) the Quantum Park Companion Loans, (iv) the Potomac Mills Companion Loans, (v) the Fresno Fashion Fair Pari Passu Companion Loans, (vi) the Hyatt Regency Jersey City Pari Passu Companion Loan and (vii) the Easton Town Center Companion Loans, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the 8 Times Square & 1460 Broadway Loan Combination, (ii) the 681 Fifth Avenue Loan Combination, (iii) the Quantum Park Loan Combination, (iv) the Potomac Mills Loan Combination, (v) the Fresno Fashion Fair Loan Combination, (vi) the Hyatt Regency Jersey City Loan Combination and (vii) the Easton Town Center Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 8 Times Square & 1460 Broadway Mortgage Loan, (ii) the 681 Fifth Avenue Mortgage Loan, (iii) the Quantum Park Mortgage Loan, (iv) the Potomac Mills Mortgage Loan, (v) the Fresno Fashion Fair Mortgage Loan, (vi) the Hyatt Regency Jersey City Mortgage Loan and (vii) the Easton Town Center Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of the following servicing agreements is an Outside Servicing Agreement: (i) in the case of the 8 Times Square & 1460 Broadway Loan Combination, the CD 2016-CD2 Pooling and Servicing Agreement; (ii) in the case of the 681 Fifth Avenue Loan Combination, the MSC 2016-UBS12 Pooling and Servicing Agreement; (iii) in the case of the Quantum Park Loan Combination, prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C3 Pooling and Servicing Agreement, and following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Future Pooling and Servicing Agreement; (iv) in the case of the Potomac Mills Loan Combination, the CFCRE 2016-C6 Pooling and Servicing Agreement; (v) in the case of the Fresno Fashion Fair Loan Combination, the JPMDB 2016-C4 Pooling and Servicing Agreement; (vi) in the case of the Hyatt Regency Jersey City Loan Combination, the CGCMT 2016-P5 Pooling and Servicing Agreement; and (vii) in the case of the Easton Town Center Loan Combination, the BBCMS 2016-ETC Trust and Servicing Agreement.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a future Outside Servicing Agreement upon the securitization of the related controlling note, the date on which the related Controlling Note is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Serviced Loan Combinations, Serviced Pari Passu Loan Combinations, Serviced AB Loan Combinations, Serviced Companion Loans, Serviced Pari Passu Companion Loans, Serviced Subordinate Companion Loans, Serviced Companion Loan Holders, Serviced Pari Passu Companion Loan Holders, Serviced Subordinate Companion Loan Holders, Serviced Outside Controlled Loan Combinations, Servicing Shift Loan Combinations, Servicing Shift Mortgage Loans or Servicing Shift Companion Loans related to this securitization transaction and, therefore, all references in this prospectus to “Serviced Loan Combinations”, “Serviced Pari Passu Loan Combinations”, “Serviced AB Loan Combinations”, “Serviced Companion Loans”, “Serviced Pari Passu Companion Loans”, “Serviced Subordinate Companion Loans”, “Serviced Companion Loan Holders”, “Serviced Pari Passu Companion Loan Holders”, “Serviced Subordinate Companion Loan Holders”, “Serviced Outside Controlled Loan Combinations”, “Servicing Shift Loan Combinations”, “Servicing Shift Mortgage Loans”, “Servicing Shift Companion Loans” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests;

Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Master Servicer (with respect to Mortgage Loans that are non-Specially Serviced Loans) or the Special Servicer (with respect to Mortgage Loans that are Specially Serviced Loans) determines that a Material Document Defect exists, the Master Servicer or the Special Servicer, as applicable, will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. In the case of SMF V, its parent, SMC, is guaranteeing its repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement in the event that SMF V fails to perform its obligations to cure, effect a repurchase or substitute a Qualified Substitute Mortgage Loan and pay any substitution shortfall amount in response to a Material Defect. This substitution or repurchase obligation (and such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.         with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.         with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.         the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.         in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan

Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.         any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.         the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.         the obligation, if any, of the Master Servicer to make Advances;

4.         the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.         the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, for 60 days beyond the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) in the case of a Serviced Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, must promptly deliver a copy thereof to the other such servicer), a written and fully executed or otherwise binding commitment or other similar binding document (subject, in each case, only to customary closing conditions) for refinancing from an acceptable lender (provided, that, in either case, such commitment or other similar document is reasonably satisfactory in form and substance to the Special Servicer) prior to the date 30 days after maturity, 120 days beyond the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur); or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines in accordance with the Servicing Standard that the circumstances warrant that the related Serviced Loan (or REO Mortgage Loan or REO Serviced Companion Loan) be transferred to special servicing); or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer (with the consent of the Special Servicer, which will in turn be required to obtain the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing, in which event the consent of the Special Servicer will not be required)), or the Special Servicer (with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to all non-Specially Serviced Loans, and subject to the rights of the Special Servicer and the related Directing Holder (as described below under “—Directing Holder”), the Master Servicer, without the consent, approval or consultation of the Special Servicer, the related Directing Holder or the Operating Advisor, will be responsible to determine whether to consent to or approve any request by a borrower with respect to the following (each of the following, a “Master Servicer Decision”):

(A)       approving routine leasing activity for customary leases of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes, including the granting of subordination and non-disturbance and attornment agreements and consenting to modification, waiver, amendment, execution, termination or renewal of any lease that (1) do not involve a ground lease or lease of an outparcel, (2) affect an area less than the lesser of (i) 20,000 square feet and (ii) 20% of the net rentable area of the related Mortgaged Property, (3) does not involve a lease for a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity and (4) such transaction does not relate to a Specially Serviced Loan;

(B)       subject to other restrictions in this prospectus regarding principal prepayments, waiving any provision of a Serviced Loan requiring a specified number of days’ notice prior to a principal prepayment;

(C)       approving defeasances subject to the terms of the Pooling and Servicing Agreement, non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”) in connection with a defeasance permitted by the terms of the Pooling and Servicing Agreement that do not materially and adversely impact the Issuing Entity, and subject to certain conditions, including in certain cases, delivery of an opinion of counsel (which opinion of counsel will be an expense of the borrower) to the effect that such modification, waiver or consent would not cause any Trust REMIC to fail to qualify as a REMIC under the Code or result in a “prohibited transaction” under the REMIC provisions of the Code, other than a modification, consent or waiver with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(D)       granting waivers of minor covenant defaults (other than financial covenants);

(E)       as permitted under the Mortgage Loan documents, payment from any escrow, reserve or letter of credit, except releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       subject to the satisfaction of any conditions precedent set forth in the related Serviced Loan documents, approving disbursements of any holdback amounts in accordance with the related Mortgage Loan documents with respect to certain Serviced Loans other than those Serviced Loans identified in the Pooling and Servicing Agreement; provided, that such disbursements are required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan documents that do not include any other approval);

(G)       approving any immaterial waiver affecting the timing of receipt of financial statements from any borrower; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(H)       approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Serviced Mortgage Loan or Serviced Loan Combination to such non-material rights-of-way or easements; provided, that the Master Servicer has determined in accordance with the Servicing Standard that such right-of-way or easement does not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property; and

(I)        any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document, including any Co-Lender Agreement or intercreditor agreement, not provided for in clauses (A) through (H) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Serviced Loan.

The Special Servicer’s consent is required with respect to any consent or other action with regard to any performing Serviced Loan under the Pooling and Servicing Agreement that constitutes a Major Decision or is not a Master Servicer Decision. In such case, if the Master Servicer is recommending approval with respect to such consent or other action that is a Major Decision or is not a Master Servicer Decision, the Master Servicer is required to promptly provide the Special Servicer with written notice of any request for such consent or other action, accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer will be entitled (subject to, with respect to Major Decision, in each case if applicable, the consultation rights of the Operating Advisor, the consent and/or consultation rights of the related Directing Holder and/or the consultation rights of any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) to approve or disapprove such consent or other action in accordance with the terms and provisions of the Pooling and Servicing Agreement. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement, such consent will be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the

Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties. As described under “Transaction Parties—Servicers—The PCC Mortgage Loans Primary Servicer” in this prospectus, Principal Global Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the Master Servicer, other than making Advances, with respect to all of the PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $97,976,416, representing approximately 10.7% of the Initial Pool Balance.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, without the consent of the Special Servicer, no sub-servicer will be permitted under any Sub-Servicing Agreement to make any servicing decisions or take any servicing actions that the Master Servicer, without the consent of the Special Servicer, would not otherwise be permitted to make pursuant to the Pooling and Servicing Agreement.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may in its sole discretion make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to the recoverability or the nonrecoverability of any such P&I Advance notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation

Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the

Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2017) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2017), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, the Excess Interest Distribution Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)      to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)      on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan, any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance to which the Special Servicer is entitled to under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the consent of the Master Servicer.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, to the extent remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to Specially Serviced Loans; and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any Specially Serviced Loan or any request as to which the Special Servicer has consent rights to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the consent of the Special Servicer.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00575% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans (including any Outside Serviced Mortgage Loan)and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal to 0.00158% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00027% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of the Mortgage Loan as of the close of business on the Distribution Date in such interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $13,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Master Servicer or the Special Servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Master Servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (in the case of Mortgage Loans that are Specially Serviced Loans) will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income

–   100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan

–   100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Mortgage Loans from time to time from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(6) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(7) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on Specially Serviced Loans (other than any Outside Serviced Mortgage Loan)	from time to time
	– all investment income received on funds in any REO account	from time to time

Type/Recipient	Amount(1)	Frequency	Source of Funds
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00575% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00158% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00027% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $13,500 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this item, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount, such fee will be paid by the Issuing Entity out of general collections
Property Advances(8) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on Property Advances(8) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
Indemnification Expenses(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) equal to (i) 0.00250% per annum with respect to the 8 Times Square & 1460 Broadway Mortgage Loan, (ii) 0.00250% per annum with respect to the 681 Fifth Avenue Mortgage Loan, (iii) 0.00250% per annum with respect to the Quantum Park Mortgage Loan, (iv) 0.00250% per annum with respect to the Potomac Mills Mortgage Loan, (v) 0.00250% per annum with respect to the Fresno Fashion Fair Mortgage Loan, (vi) 0.00250% per annum with respect to the Hyatt Regency Jersey City Mortgage Loan, and (vii) 0.00125% per annum with respect to the Easton Town Center Mortgage Loan.

(3)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(4)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a special servicing fee calculated at a rate equal to (i) with respect to the 8 Times Square & 1460 Broadway Mortgage Loan (based solely on a publicly available preliminary prospectus for the CD 2016-CD2 Securitization and/or the related Co-Lender Agreement), the greater of 0.25% per annum or such per annum rate as would result in a special servicing fee of $3,500 for the related month, (ii) with respect to the 681 Fifth Avenue Mortgage Loan (based solely on a publicly available preliminary prospectus for the MSC 2016-UBS12 Securitization and/or the related

Co-Lender Agreement), the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, (iii) with respect to the Quantum Park Mortgage Loan, (a) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, and (b) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.250% per annum), (iv) with respect to the Potomac Mills Mortgage Loan, 0.125% per annum for so long as the controlling class representative for CFCRE 2016-C6 Securitization has not selected a replacement Outside Special Servicer for the Potomac Mills Mortgage Loan and at all other times the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month, (v) with respect to the Fresno Fashion Fair Mortgage Loan, 0.25000% per annum, (vi) with respect to the Hyatt Regency Jersey City Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, and (vii) with respect to the Easton Town Center Mortgage Loan, 0.125% per annum.

(6)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a workout fee calculated at a percentage equal to (i) with respect to the 8 Times Square & 1460 Broadway Mortgage Loan (based solely on a publicly available preliminary prospectus for the CD 2016-CD2 Securitization and/or the related Co-Lender Agreement), the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that the total amount of workout fees and liquidation fees with respect to the 8 Times Square & 1460 Broadway Mortgage Loan will be subject to an aggregate cap of $1,000,000, (ii) with respect to the 681 Fifth Avenue Mortgage Loan (based solely on a publicly available preliminary prospectus for the MSC 2016-UBS12 Securitization and/or the related Co-Lender Agreement), the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that in the event the workout fee is less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected 681 Fifth Avenue Loan Combination that would result in the total workout fee being equal to $25,000, (iii) with respect to the Quantum Park Mortgage Loan, (a) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, and (b) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not be subject to a cap), (iv) with respect to the Potomac Mills Mortgage Loan, the lesser of 0.5% and such percentage as would result in a workout fee of $2,000,000 (for so long as the controlling class representative for the CFCRE 2016-C6 Securitization has not selected a replacement Outside Special Servicer for the Potomac Mills Mortgage Loan), and at all other times, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000), (v) with respect to the Fresno Fashion Fair Mortgage Loan, the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (vi) with respect to the Hyatt Regency Jersey City Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, and (vii) with respect to the Easton Town Center Mortgage Loan, the lesser of 0.25% and such percentage as would result in a workout fee of $1,500,000.

(7)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a liquidation fee calculated at a percentage equal to (i) with respect to the 8 Times Square & 1460 Broadway Mortgage Loan (based solely on a publicly available preliminary prospectus for the CD 2016-CD2 Securitization and/or the related Co-Lender Agreement), the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that the total amount of workout fees and liquidation fees with respect to the 8 Times Square & 1460 Broadway Mortgage Loan will be subject to an aggregate cap of $1,000,000, (ii) with respect to the 681 Fifth Avenue Mortgage Loan (based solely on a publicly available preliminary prospectus for the MSC 2016-UBS12 Securitization and/or the related Co-Lender Agreement), the greater of 1.0% and such percentage as would result in a liquidation fee of $25,000, provided that, no liquidation fee will be greater than $1,000,000, (iii) with respect to the Quantum Park Mortgage Loan, (a) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-C3 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, and (b) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not be subject to a cap), (iv) with respect to the Potomac Mills Mortgage Loan, the lesser of 0.5% and such percentage as would result in a liquidation fee of $2,000,000 (for so long as the controlling class representative for the CFCRE 2016-C6 Securitization has not selected a replacement Outside Special Servicer for the Potomac Mills Mortgage Loan), and at all other times, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, (v) with respect to the Fresno Fashion Fair Mortgage Loan, the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the JPMDB 2016-C4 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (vi) with respect to the Hyatt Regency Jersey City Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, and (vii) with respect to the Easton Town Center Mortgage Loan, the lesser of 0.25% and such percentage as would result in a liquidation fee of $1,500,000.

(8)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Master Servicer (with respect to Serviced Loans that are non-Specially Serviced Loans and with the Special Servicer’s consent) and the Special Servicer (with respect to Specially Serviced Loans) will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan.

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer or the

Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Master Servicer (with respect to Serviced Loans that are non-Specially Serviced Loans and with the Special Servicer’s consent) and the Special Servicer (with respect to Specially Serviced Loans) will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan.

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then, pro rata based on interest entitlements, to the Class D and Class X-D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class X-B Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify Cumulative Appraisal Reduction Amounts.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, and then to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will be required to promptly notify the Certificate Administrator and the Master Servicer or the Special Servicer, as applicable, of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such

Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H Certificates.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2017; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report“) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master

Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 25% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of a Serviced Loan Combination only, subject to the discussion below, upon the written direction of the affected Serviced Companion Loan Holder) to the Trustee, the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative

will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Without Cause

The Special Servicer may be removed, and a successor Special Servicer appointed, at any time, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), the Special Servicer may be removed and replaced with or without cause with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan) at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, the Special Servicer may be removed, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), in accordance with the procedures set forth below, at the written direction of (a) holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)       solely with respect to a Serviced Outside Controlled Loan Combination, the Special Servicer may be removed and replaced at any time with or without cause at the direction of the related Outside Controlling Note Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer. If neither the Controlling Class Representative nor any Controlling

Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, a replacement special servicer will be appointed in the manner described below and as specified in the Pooling and Servicing Agreement.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the written direction of (a) holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that written direction is not provided within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that written direction will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency

Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In addition, any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans; provided, that the Operating Advisor may recommend the replacement of the Special Servicer with respect to a Serviced Outside Controlled Loan Combination only if the related Outside Controlling Note Holder so consents. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the written direction (as evidenced by votes cast) of holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates within 180 days of the initial request for a vote, and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such written direction of the holders of the required Non-Reduced Certificates is not provided within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

“Certificateholder Quorum” means the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class S Certificates and the Class R Certificates and, solely for purposes of receiving prepayment premiums and yield maintenance charges, the Class X-B Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, and (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch; provided, however, that Deutsche Bank Trust Company Americas as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, and (B) “BBB+” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, or (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the

Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package

(together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be permitted to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as a single whole loan, provided that the Special Servicer has received prior written consent from the holder of such Subordinate Companion Loan.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced

Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 8 Times Square & 1460 Broadway Loan Combination—Sale of Defaulted Loan Combination”, “—The 681 Fifth Avenue Loan Combination—Sale of Defaulted Loan Combination”, “—The Quantum Park Loan Combination—Sale of Defaulted Loan Combination”, “—The Potomac Mills Loan Combination—Sale of Defaulted Loan Combination”, “—The Fresno Fashion Fair Loan Combination—Sale of Defaulted Loan Combination”, “—The Hyatt Regency Jersey City Loan Combination—Sale of Defaulted Loan Combination” and “—The Easton Town Center Loan Combination—Sale of Defaulted Loan Combination”.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (subject to the Special Servicer’s consent except with respect to a Master Servicer Decision), or (b) with respect to any Specially Serviced Loan, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (if any) and the consent and/or consultation rights of the related Directing Holder (if any) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Special Servicer will be permitted without the prior written consent of the Special Servicer.

The consent of the Special Servicer is required to any modification, waiver or amendment with regard to any Serviced Loan that is not a Specially Serviced Loan (other than Master Servicer Decisions, as defined below), and the Special Servicer will also be required to obtain the consent of the related Directing Holder to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”.

When the Special Servicer’s consent is required to a modification, waiver or amendment that the Master Servicer is recommending to be approved, the Master Servicer is required to promptly provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement with respect to any modification, waiver or amendment of a non-Specially Serviced Loan, such consent will be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Controlling Note Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer or the Special Servicer as described under “—Servicing of the Outside Serviced Mortgage Loans” . For so long as a Control Termination Event or Consultation Termination Event, as applicable, has not occurred and is continuing, the Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan).

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise: (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s), as to all matters; and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, in each case as described below.

The provisions summarized below with respect to the Controlling Class Representative will be subject to the right of certain Controlling Class Certificateholders to “opt-out” of its Controlling Class Certificateholder rights under certain circumstances described in this prospectus, as provided for in the Pooling and Servicing Agreement.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless it has obtained the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take, or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, (i) waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, noncallable obligations of the United States of America would be permitted, (iii) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment and (iv) a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with (i) the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” and (ii) the repurchase of, or substitution for, any Mortgage Loan by the applicable Sponsor for a Material Defect as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)        approving any change of the property manager at the request of the related borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)       any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       the determination of the Master Servicer pursuant to clause (g) of definition of “Servicing Transfer Event” or the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)       following a default or an event of default with respect to a Serviced Loan, any acceleration of a Serviced Loan, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property, other than a foreclosure action or the exercise of customary remedies set forth in the Mortgage Loan documents;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto;

(M)        any determination of an Acceptable Insurance Default;

(N)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(O)        any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property to the extent that the lender has discretion under the terms of the Mortgage Loan documents;

(P)       consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if such lease (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 20% of leasable space or (ii) 20,000 square feet, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity, (c) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes, (d) is specifically identified as a “major lease” or “material lease” under the related loan documents or (e) such transaction relates to a Specially Serviced Loan;

(Q)       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(R)       approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers pursuant to which such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter);

(S)       approving consents with respect to rights-of-way easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loans; and

(T)       any approval of a budget submitted by a borrower with respect to a Mortgage Loan (to the extent lender approval is required under the related Mortgage Loan documents);

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that after the occurrence and during the continuance of a Control Termination Event, the Special Servicer will be required to consult with the Controlling Class Representative (until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

In addition, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The Pooling and Servicing Agreement may provide that, with respect to certain matters (other than Major Decisions) in respect of which the consent of the Controlling Class Representative is required, such consent will be deemed given after the expiration of a specified period following the request for consent.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate). No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class H Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates (other than the Control Eligible Certificates) (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates (other than the Control Eligible Certificates) (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Without Cause”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s annual report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E Certificates until such time as either (x) the Class E Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E Certificates. Following any such transfer, and assuming that the Class E Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E Certificates (by Certificate Balance), if the Class E Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)       does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)       may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)       will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, subject to the restrictions and limitations described in this prospectus, the Operating Advisor will generally review the Special Servicer’s operational practices in respect of the applicable Specially Serviced Loan(s) to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of such Specially Serviced Loans, each in accordance with the Operating Advisor Standard. In addition, after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will consult with the Special Servicer in accordance with the Operating Advisor Standard with regard to certain matters with respect to the servicing of the applicable Serviced Loan(s) to the extent described in this prospectus and set forth in the Pooling and Servicing Agreement; provided that the Operating Advisor may consult regarding a Serviced Outside Controlled Loan Combination only if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the Special Servicer related to any specific applicable Specially Serviced Loan is only to provide background information to the Operating Advisor and to allow more meaningful interaction with the Special Servicer.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Following the occurrence and during the continuation of a Control Termination Event, the Operating Advisor will have certain consultation rights with respect to Major Decisions with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list and the applicable Specially Serviced Loan(s) and (ii) each related Final Asset Status Report. Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor’s obligations will be limited to the review described in the immediately preceding sentence and generally will not involve an assessment of specific actions of the Special Servicer and, in any event, will be subject to limitations described in this prospectus or set forth in the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to the Serviced Loans under the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

In addition, prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount and any Collateral Deficiency Amount with respect to, and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan to the Operating Advisor after they have been finalized. The Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer and the related Directing Holder of such error.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders (and, with respect to any Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s)) constituted a single lender), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, or any of their respective affiliates.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative) and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an opinion of counsel (which will be an additional expense of the Issuing Entity) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer and the related Directing Holder and/or related Serviced Companion Loan Holder (or its representative) with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

After the occurrence and during the continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information. In addition, in no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action. It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor will (if any applicable Serviced Mortgage Loan(s) were Specially Serviced Loan(s) during, and a Control Termination Event existed as of the end of, the prior calendar year) prepare an annual report to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such annual report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (and made available through the Certificate Administrator’s website) within 120 days of the end of the prior calendar year and setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement on a platform-level basis with respect to the resolution and/or liquidation of such Specially Serviced Loan(s) during the prior calendar year. No annual report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property. In addition, in the event the Special Servicer is replaced, the Operating Advisor’s annual report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the Operating Advisor’s annual report, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the Special Servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any annual report produced by the Operating Advisor (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed).

The Operating Advisor may, but will not be obligated to, revise the annual report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each annual report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and liquidation of the applicable Specially Serviced Loan(s) based on the limited review required in the Pooling and Servicing Agreement. Each annual report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Without Cause” above, subject to any related Outside Controlling Note Holder’s right to consent, as described under “—Termination of the Special Servicer Without Cause”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

“Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iii) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the written direction of holders of more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event, each of the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. After the occurrence and during continuance of a Control Termination Event, the Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor, or (b) (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative. With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of a Control Termination Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the Distribution Report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 58 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than September 30, 2016, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and September 30, 2016 was 28.06%; however, the average of the highest delinquency percentages for those 58 reviewed transactions (taking into account all reporting periods between January 1, 2010 and September 30, 2016 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.89%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate

Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Master Servicer or the Special Servicer, as applicable. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such request to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Master Servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (in the case of Mortgage Loans that are Specially Serviced Loans). If the Master Servicer is the Enforcing Servicer, the Master Servicer may (but will not be obligated to) consult with the Special Servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under ”—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation

(including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder.

The Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party“) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)        with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a commercial mortgage loan securitization as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation“ means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price“) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity, (B) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (such appraisals in clause (i)(B) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make servicing advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

In addition, with respect to each Outside Serviced Mortgage Loan:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) to the Master Servicer (if such Outside Serviced Mortgage Loan is not part of a “specially serviced loan” under the applicable Outside Servicing Agreement and only to the extent that the action would be considered a Master Servicer Decision) or the Special Servicer (if such Outside Serviced Mortgage Loan is part of a “specially serviced loan” under the applicable Outside Servicing Agreement or if the action would not be considered a Master Servicer Decision), and the Controlling Class Representative, the Master Servicer or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative, the Master Servicer or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Servicing of the 8 Times Square & 1460 Broadway Mortgage Loan

The 8 Times Square & 1460 Broadway Mortgage Loan and any related REO Property are expected to be serviced under the CD 2016-CD2 Pooling and Servicing Agreement.

The servicing arrangements under the CD 2016-CD2 Pooling and Servicing Agreement with respect to the 8 Times Square & 1460 Broadway Loan Combination are expected to be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the 8 Times Square & 1460 Broadway Loan Combination, including the identification of some (but not all) of the differences in expected servicing provisions between the CD 2016-CD2 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 8 Times Square & 1460 Broadway Mortgage Loan are expected to be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

●	The CD 2016-CD2 Servicer is expected to earn a primary servicing fee calculated at 0.0025% per annum with respect to the 8 Times Square & 1460 Broadway Mortgage Loan.

●	No party to the CD 2016-CD2 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the 8 Times Square & 1460 Broadway Mortgage Loan.

●	The CD 2016-CD2 Servicer and, if the CD 2016-CD2 Servicer fails to make a property protection advance, the CD 2016-CD2 Trustee, are expected to be obligated to make property protection advances with respect to the 8 Times Square & 1460 Broadway Loan Combination. In addition, the CD 2016-CD2 Special Servicer is expected to be able to make a property protection advance in an urgent or emergency situation. The CD 2016-CD2 Servicer, the CD 2016-CD2 Special Servicer or the CD 2016-CD2 Trustee, as applicable, is expected to be entitled to be reimbursed for any such property protection advance made by it (together with interest thereon at a prime rate), first from collections on, and proceeds of, the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans), and then, if it is determined in accordance with the CD 2016-CD2 Pooling and Servicing Agreement that a property protection advance made by the CD 2016-CD2 Servicer, the CD 2016-CD2 Special Servicer or the CD 2016-CD2 Trustee with respect to the 8 Times Square & 1460 Broadway Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections of the Issuing Entity, general collections of the CD 2016-CD2 Securitization and general collections from the securitization of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, on a pro rata basis (based on the outstanding principal balances of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans).

●	Items with respect to the 8 Times Square & 1460 Broadway Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are expected to be allocated as additional servicing compensation, may be allocated between the CD 2016-CD2 Servicer and the CD 2016-CD2 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	No items with respect to the 8 Times Square & 1460 Broadway Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges are expected to be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the 8 Times Square & 1460 Broadway Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the 8 Times Square & 1460 Broadway Loan Combination are expected to be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 8 Times Square & 1460 Broadway Loan Combination—Application of Penalty Charges” in this prospectus.

●	The CD 2016-CD2 Special Servicer is expected to be required to take actions with respect to the 8 Times Square & 1460 Broadway Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are expected to be similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	The servicing provisions relating to performing inspections and collecting operating information under the CD 2016-CD2 Pooling and Servicing Agreement are expected to be similar to those of the Pooling and Servicing Agreement, except that, under the CD 2016-CD2 Pooling and Servicing Agreement, inspections are expected to commence in calendar year 2018.

●	The requirement of the CD 2016-CD2 Servicer to make compensating interest payments in respect of the 8 Times Square & 1460 Broadway Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The CD 2016-CD2 Servicer and CD 2016-CD2, Special Servicer are expected to (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the CD 2016-CD2 Pooling and Servicing Agreement are expected to differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CD 2016-CD2 Controlling Class Representative is granted consent rights are expected to correspondingly differ.

●	The actions that the CD 2016-CD2 Servicer is permitted to take without obtaining the consent of the CD 2016-CD2 Special Servicer under the CD 2016-CD2 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The provisions of the CD 2016-CD2 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CD 2016-CD2 Servicer and CD 2016-CD2 Special Servicer regarding modifications, waivers and amendments is expected to differ in certain respects.

●	The liability of the parties to the CD 2016-CD2 Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the 8 Times Square & 1460 Broadway Loan Combination are expected to be maintained under the CD 2016-CD2 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, as described in this prospectus (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations), provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CD 2016-CD2 Pooling and Servicing Agreement is expected to differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CD 2016-CD2 Special Servicer is expected to be removable as described under “Description of the Mortgage Pool—The Loan Combinations—The 8 Times Square & 1460 Broadway Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the CD 2016-CD2 Pooling and Servicing Agreement, together with the CD 2016-CD2 Depositor, the CD 2016-CD2 Servicer, the CD 2016-CD2 Special Servicer, the CD 2016-CD2 Certificate Administrator, the CD 2016-CD2 Trustee, the CD 2016-CD2 Operating Advisor, the CD 2016-CD2 Asset Representations Reviewer and various related persons and entities, are expected to be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the 8 Times Square & 1460 Broadway Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The 8 Times Square & 1460 Broadway Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CD 2016-CD2 Pooling and Servicing Agreement, which is expected to be available following the closing of the CD 2016-CD2 Securitization: (i) online at www.sec.gov or (ii) by requesting a copy from the underwriters.

Servicing of the 681 Fifth Avenue Mortgage Loan

The 681 Fifth Avenue Mortgage Loan and any related REO Property are expected to be serviced and administered under the MSC 2016-UBS12 Pooling and Servicing Agreement.

The servicing arrangements under the MSC 2016-UBS12 Pooling and Servicing Agreement with respect to the 681 Fifth Avenue Loan Combination are expected to be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the 681 Fifth Avenue Loan Combination, including the identification of some (but not all) of the differences in expected servicing provisions between the MSC 2016-UBS12 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 681 Fifth Avenue Mortgage Loan are expected to be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

●	The MSC 2016-UBS12 Servicer is expected to earn a primary servicing fee calculated at 0.0025% per annum with respect to the 681 Fifth Avenue Mortgage Loan.

●	No party to the MSC 2016-UBS12 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the 681 Fifth Avenue Mortgage Loan.

●	The MSC 2016-UBS12 Servicer and, if the MSC 2016-UBS12 Servicer is fails to make a property protection advance and the MSC 2016-UBS12 Trustee has actual knowledge of this failure, the MSC 2016-UBS12 Trustee, are expected to be obligated to make property protection advances with respect to the 681 Fifth Avenue Loan Combination. In addition, the MSC 2016-UBS12 Special Servicer is expected to be able to make a property protection advance in an urgent or emergency situation. The MSC 2016-UBS12 Servicer, the MSC 2016-UBS12 Special Servicer or the MSC 2016-UBS12 Trustee, as applicable, is expected to be entitled to be reimbursed for any such property protection advance made by it (together with interest thereon at a prime rate), first from collections on, and proceeds of, the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans), and then, if it is determined in accordance with the MSC 2016-UBS12 Pooling and Servicing Agreement that a property protection advance made by the MSC 2016-UBS12 Servicer, the MSC 2016-UBS12 Special Servicer or the MSC 2016-UBS12 Trustee with respect to the 681 Fifth Avenue Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections of the Issuing Entity, general collections of the MSC 2016-UBS12 Securitization and general collections from the securitization of any 681 Fifth Avenue Pari Passu Companion Loan not included in the MSC 2016-UBS12 Securitization, on a pro rata basis (based on the outstanding principal balances of the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans).

●	Items with respect to the 681 Fifth Avenue Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are expected to be allocated as additional servicing compensation, may be allocated between the MSC 2016-UBS12 Servicer and the MSC 2016-UBS12 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	No items with respect to the 681 Fifth Avenue Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges are expected to be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the 681 Fifth Avenue Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the 681 Fifth Avenue Loan Combination are expected to be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 681 Fifth Avenue Loan Combination—Application of Penalty Charges” in this prospectus.

●	The MSC 2016-UBS12 Special Servicer is expected to be required to take actions with respect to the 681 Fifth Avenue Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	The servicing provisions relating to performing inspections and collecting operating information under the MSC 2016-UBS12 Pooling and Servicing Agreement are expected to be substantially similar to those of the Pooling and Servicing Agreement except that, under the MSC 2016-UBS12 Pooling and Servicing Agreement, inspections are expected to commence in calendar year 2018.

●	The requirement of the MSC 2016-UBS12 Servicer to make compensating interest payments in respect of the 681 Fifth Avenue Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The MSC 2016-UBS12 Servicer and MSC 2016-UBS12 Special Servicer are expected to (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the MSC 2016-UBS12 Pooling and Servicing Agreement are expected to differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the MSC 2016-UBS12 Controlling Class Representative is granted consent rights will correspondingly differ.

●	The actions that the MSC 2016-UBS12 Servicer is permitted to take without obtaining the consent of the MSC 2016-UBS12 Special Servicer under the MSC 2016-UBS12 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The provisions of the MSC 2016-UBS12 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the MSC 2016-UBS12 Servicer and MSC 2016-UBS12 Special Servicer regarding modifications, waivers and amendments is expected to differ in certain respects.

●	The liability of the parties to the MSC 2016-UBS12 Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the 681 Fifth Avenue Loan Combination are expected to be maintained under the MSC 2016-UBS12 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and Serviced Loan Combinations under the Pooling and Servicing Agreement, as described in this prospectus (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations), provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The MSC 2016-UBS12 Pooling and Servicing Agreement is expected to differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The MSC 2016-UBS12 Special Servicer is expected to be removable as described under “Description of the Mortgage Pool—The Loan Combinations—The 681 Fifth Avenue Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the MSC 2016-UBS12 Pooling and Servicing Agreement, together with the MSC 2016-UBS12 Depositor, the MSC 2016-UBS12 Servicer, the MSC 2016-UBS12 Special Servicer, the MSC 2016-UBS12 Certificate Administrator, the MSC 2016-UBS12 Trustee, the MSC 2016-UBS12 Operating Advisor, the MSC 2016-UBS12 Asset Representations Reviewer and various related persons and entities, are expected to be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the 681 Fifth Avenue Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The 681 Fifth Avenue Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSC 2016-UBS12 Pooling and Servicing Agreement, which is expected to be available following the closing of the MSC 2016-UBS12 Securitization: (i) online at www.sec.gov or (ii) by requesting a copy from the underwriters.

Servicing of the Quantum Park Mortgage Loan

It is anticipated that the Quantum Park Mortgage Loan and any related REO Property will initially be serviced under the CGCMT 2016-C3 Pooling and Servicing Agreement until the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, after which the Quantum Park Mortgage Loan will be serviced under the Quantum Park Future Pooling and Servicing Agreement. It is expected that the servicing arrangements under each of the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the Quantum Park Loan Combination, including the identification of some (but not all) of the differences in servicing arrangements between the expected provisions of the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement, on the one hand, and the Pooling and Servicing Agreement, on the other hand.

In that regard:

●	The CGCMT 2016-C3 Servicer or the Quantum Park Future Servicer, as applicable, is expected to earn a primary servicing fee with respect to the Quantum Park Mortgage Loan (while it is an Outside Serviced Mortgage Loan) that is to be calculated at 0.0025% per annum.

●	It is expected that, pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Quantum Park Mortgage Loan will be similar to, but not necessarily the same as, the corresponding fees payable under the Pooling and Servicing Agreement and will be similarly payable as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus.

●	No party to the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement will be obligated to make P&I Advances with respect to the Quantum Park Mortgage Loan.

●	It is expected that the CGCMT 2016-C3 Servicer or the Quantum Park Future Servicer, as applicable, will be obligated to make property protection advances with respect to the Quantum Park Loan Combination. It is expected that, pursuant to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable, the CGCMT 2016-C3 Servicer or the Quantum Park Future Servicer, as applicable, will be entitled to reimbursement of any such property protection advance with respect to the Quantum Park Loan Combination (with interest thereon at a prime rate), first, from amounts that would have been allocable to the Quantum Park Mortgage Loan and the Quantum Park Controlling Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the property protection advance is determined to be nonrecoverable from such amounts, from general collections on all of the mortgage loans included in the securitization of the Quantum Park Controlling Pari Passu Companion Loan (in which case the CGCMT 2016-C3 Servicer or the Quantum Park Future Servicer will be required to seek reimbursement from the Issuing Entity (as holder of the Quantum Park Mortgage Loan) for the Issuing Entity’s pro rata share).

●	Items with respect to the Quantum Park Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation of the Master Servicer and the Special Servicer, may be allocated pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable, between the CGCMT 2016-C3 Servicer and the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Servicer and the Quantum Park Future Special Servicer, as applicable, in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	It is expected that the CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as applicable, will be required to take actions with respect to the Quantum Park Mortgage Loan if it becomes the equivalent of a Defaulted Mortgage Loan, which actions are generally expected to be similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	With respect to the Quantum Park Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement are expected to be generally similar to those of the Pooling and Servicing Agreement.

●	The requirement of the CGCMT 2016-C3 Servicer or the Quantum Park Future Servicer, as applicable, to make the equivalent of Compensating Interest Payments in respect of the Quantum Park Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement as described under “Description of the Certificates—Prepayment Interest Shortfalls” in this prospectus.

●	The CGCMT 2016-C3 Servicer and the CGCMT 2015-C3 Special Servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Servicer and the Quantum Park Future Special Servicer under the Quantum Park Future Pooling and Servicing Agreement, as applicable, (a) are expected to have rights related to resignation generally similar to those of the Master Servicer and the Special Servicer and (b) are expected to be subject to servicer termination events generally similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the Quantum Park Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges are expected to be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Quantum Park Mortgage Loan.

●	Penalty Charges with respect to the Quantum Park Loan Combination will be allocated in accordance with the related Co-Lender Agreement.

●	The rating agencies rating the securities issued under the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

●	The specific types of actions constituting “major decisions” under the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable outside controlling class representative will be permitted to consent may correspondingly differ.

●	The provisions of the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CGCMT 2016-C3 Servicer and CGCMT 2016-C3 Special Servicer or the Quantum Park Future Servicer and Quantum Park Future Special Servicer, as applicable, regarding modifications, waivers and amendments may be different.

●	The liability of the parties to the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Quantum Park Loan Combination are expected to be maintained under the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, as described in this prospectus (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations), provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement may differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-C3 Special Servicer or the Quantum Park Future Special Servicer, as the case may be, may be removed at any time, with or without cause, by the holder of the Quantum Park Controlling Pari Passu Companion Loan or its designee (which, prior to the securitization of the Quantum Park Controlling Pari Passu Companion Loan, is expected to be Barclays Bank PLC, and which, following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, is expected to be the outside controlling class representative or other designated party under the Quantum Park Future Pooling and Servicing Agreement) pursuant to the terms of the related Co-Lender Agreement and, following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Future Pooling and Servicing Agreement. It is expected that the rights to remove the Quantum Park Future Special Servicer under the Quantum Park Future Pooling and Servicing Agreement will be generally similar, but not necessarily identical, to those rights held by the Controlling Class Representative (or, following a Control Termination Event, the Certificateholders) under the Pooling and Servicing Agreement.

The securitization trust created under the CGCMT 2016-C3 Pooling and Servicing Agreement, together with the CGCMT 2016-C3 Servicer and CGCMT 2016-C3 Special Servicer and the Quantum Park Future Servicer and Quantum Park Future Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the Quantum Park Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Quantum Park Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-C3 Pooling and Servicing Agreement and the Quantum Park Future Pooling and Servicing Agreement, which are expected to be available online at www.sec.gov or by requesting a copy from the underwriters, in either case following the closing of the CGCMT 2016-C3 Securitization or the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, as applicable.

Servicing of the Potomac Mills Mortgage Loan

The Potomac Mills Mortgage Loan is being, and any related REO Property will be, serviced under the CFCRE 2016-C6 Pooling and Servicing Agreement. The servicing arrangements under the CFCRE 2016-C6 Pooling and Servicing Agreement with respect to the Potomac Mills Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the Potomac Mills Loan Combination, including the identification of some (but not all) of the differences in servicing provisions between the CFCRE 2016-C6 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected the special servicer for the Potomac Mills Loan Combination, the liquidation fee, the special servicing fee and the workout fee with respect to the Potomac Mills Mortgage Loan will differ to the corresponding fees payable under the Pooling and Servicing Agreement.

●	The CFCRE 2016-C6 Pooling and Servicing Agreement will provide for special servicing, workout and liquidation fee rates that are equal to the following: (i) in the case of special servicing fees, 0.125% per annum (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Loan Combination), and at all other times, the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month; (ii) in the case of workout fees, 0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Loan Combination), and at all other times, 1.0%; and (iii) in the case of liquidation fees, 0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Loan Combination), and at all other times, 1.0%.

●	The CFCRE 2016-C6 Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Potomac Mills Mortgage Loan that is to be calculated at 0.0025% per annum.

●	None of the parties to the CFCRE 2016-C6 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Potomac Mills Mortgage Loan; provided however, pursuant to the Potomac Mills Co-Lender Agreement, the holder of the Potomac Mills Subordinate Companion Loan will have the right to cure monetary events of default, provided that such right is limited to, in the aggregate, six cure payments over the life of the Potomac Mills Loan Combination, no more than three of which may be consecutive.

●	The CFCRE 2016-C6 Servicer is obligated to make servicing advances with respect to the Potomac Mills Mortgage Loan. Such servicing advances will be reimbursable (with interest thereon at a prime rate) first from collections on, and proceeds of the Potomac Mills Loan Combination, and then, if the CFCRE 2016-C6 Servicer determines that a servicing advance it made with respect to the Potomac Mills Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on the mortgage loans in the trust established under the CFCRE 2016-C6 Pooling and Servicing Agreement and the trust established under the Pooling and Servicing Agreement for this transaction and any applicable future trusts (on a pro rata basis in accordance with the outstanding principal balances of the related Mortgage Loan and the related Pari Passu Companion Loans).

●	Although payments and other collections on the Potomac Mills Mortgage Loan may initially be deposited into a clearing account and commingled with the CFCRE 2016-C6 Servicer’s own funds or funds related to other mortgage loans serviced by the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Pooling and Servicing Agreement provides for a separate account or sub-account in which payments and other collections on the Potomac Mills Loan Combination are to be deposited and maintained by the CFCRE 2016-C6 Servicer pending remittance to the CFCRE 2016-C6 Certificate Administrator, the holder of the Potomac Mills Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the CFCRE 2016-C6 Potomac Mills Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Potomac Mills Mortgage Loan.

●	After the occurrence of a Potomac Mills Control Appraisal Period and prior to the occurrence and continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder will have the right to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer without cause at any time.

●	After the occurrence of a Potomac Mills Control Appraisal Period and after the occurrence and during the continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer and appoint a successor CFCRE 2016-C6 Potomac Mills Special Servicer. Following such a request, the CFCRE 2016-C6 Potomac Mills Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 75% of a “certificateholder quorum” (75% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	After the occurrence of a Potomac Mills Control Appraisal Period and following the occurrence of a consultation termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, if CFCRE 2016-C6 Operating Advisor determines that the CFCRE 2016-C6 Potomac Mills Special Servicer is not performing its duties under the CFCRE 2016-C6 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the CFCRE 2016-C6 Operating Advisor will have the right to recommend the replacement of the CFCRE 2016-C6 Potomac Mills Special Servicer. The CFCRE 2016-C6 Operating Advisor’s recommendation to replace the CFCRE 2016-C6 Potomac Mills Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Potomac Mills Mortgage Loan becomes a defaulted loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	If the Potomac Mills Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, (x) prior to a Potomac Mills Control Appraisal Period, the consent rights of the holder of more than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans, (y) after the occurrence of a Potomac Mills Control Appraisal Period and prior to a control termination event, the consent/consultation rights of the CFCRE 2016-C6 Directing Holder and (z) after the occurrence of a Potomac Mills Control Appraisal Period and a control termination event, the consultation rights of the CFCRE 2016-C6 Directing Holder (prior to a consultation termination event), the consultation rights of the CFCRE 2016-C6 Operating Advisor and the consultation rights of the holder of the Potomac Mills Mortgage Loan or its respective designee) the CFCRE 2016-C6 Potomac Mills Special Servicer may agree to modify, waive or amend any term of such Loan Combination if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Loan Combination pursuant to Treasury regulations Section 1.860G- 2(b) and would not otherwise (A) cause any REMIC created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as a REMIC, (B) result in the imposition of a tax upon any such REMIC or on the CFCRE 2016-C6 trust fund or (C) cause the grantor trust created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as grantor trust for federal income tax purposes. However, the CFCRE 2016-C6 Potomac Mills Special Servicer may not extend the maturity date of the Potomac Mills Mortgage Loan beyond the date that is five years prior to the CFCRE 2016-C6 distribution date in November 2049, and such extension must be in the best interests of the CFCRE 2016-C6 certificateholders, the holder of the Potomac Mills Mortgage Loan and the holders of any other related Companion Loans not included in the CFCRE 2016-C6 trust fund.

●	The rating agencies rating the securities issued under the CFCRE 2016-C6 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CFCRE 2016-C6 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement. In addition, not all circumstances involving the Potomac Mills Loan Combination that give rise to requiring a rating agency confirmation with respect to the CFCRE 2016-C6 certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Potomac Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information will be substantially similar in all material respects, but not necessarily identical, to those of the Pooling and Servicing Agreement.

●	The provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement may also vary from the Pooling and Servicing Agreement with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

●	The CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CFCRE 2016-C6 Certificate Administrator and the CFCRE 2016-C6 Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	Each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will be liable in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement (including actions taken or not taken at the direction of the CFCRE 2016-C6 Directing Holder) or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CFCRE 2016-C6 Pooling and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the CFCRE 2016-C6 Pooling and Servicing Agreement.

The CFCRE 2016-C6 securitization trust, together with the CFCRE 2016-C6 Servicer and the CFCRE 2016- C6 Potomac Mills Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such parties in connection with the Potomac Mills Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Potomac Mills Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Fresno Fashion Fair Mortgage Loan

The Fresno Fashion Fair Mortgage Loan is currently being, and any related REO Property will be, serviced and administered under the JPMDB 2016-C4 Pooling and Servicing Agreement.

The servicing arrangements under the JPMDB 2016-C4 Pooling and Servicing Agreement is expected to be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the Fresno Fashion Loan Combination, including the identification of some (but not all) of the differences between the JPMDB 2016-C4 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

●	Pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Fresno Fashion Fair Mortgage Loan are substantially similar, but not identical, to the corresponding fees payable under the Pooling and Servicing Agreement and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No Party to the JPMDB 2016-C4 Pooling and Servicing Agreement will be obligated to make P&I Advances with respect to the Fresno Fashion Fair Mortgage Loan.

●	The JPMDB 2016-C4 Servicer will be obligated to make property protection advances with respect to the Fresno Fashion Fair Loan Combination. The JPMDB 2016-C4 Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the Fresno Fashion Fair Mortgage Loan and the Fresno

Fashion Fair Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then if the JPMDB 2016-C4 Servicer determines that a property protection advance it made with respect to the Fresno Fashion Fair Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections of the issuing entity under the JPMDB 2016-C4 Pooling and Servicing Agreement and from general collections on the mortgage loans included in any securitization of any related non-controlling Fresno Fashion Fair Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the Fresno Fashion Fair Mortgage Loan and the Fresno Fashion Fair Pari Passu Companion Loans).

●	Items with respect to the Fresno Fashion Fair Loan Combination in the nature of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation, may be allocated between the JPMDB 2016-C4 Servicer and the JPMDB 2016-C4 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	The JPMDB 2016-C4 Special Servicer will be required to take actions with respect to the Fresno Fashion Fair Mortgage Loan if such Mortgage Loan becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	With respect to the Fresno Fashion Fair Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the JPMDB 2016-C4 Servicer to make compensating interest payments in respect of the Fresno Fashion Fair Mortgage Loan will be substantially similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Loans under the Pooling and Servicing Agreement.

●	The JPMDB 2016-C4 Servicer and JPMDB 2016-C4 Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the Fresno Fashion Fair Loan Combination in the nature of ancillary fees, assumption fees, modification fees and/or penalty charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the issuing entity with respect to the Fresno Fashion Fair Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the Fresno Fashion Fair Loan Combination will be allocated in accordance with the related Co-Lender Agreement.

●	The specific types of actions constituting major decisions under the JPMDB 2016-C4 Pooling and Servicing Agreement will differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable JPMDB 2016-C4 directing certificateholder is permitted to consent will correspondingly differ.

●	The liability of the parties to the JPMDB 2016-C4 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Although payments and other collections on the Fresno Fashion Fair Mortgage Loan may initially be deposited into a clearing account and commingled with the JPMDB-C4 Servicer’s own funds or funds related to other mortgage loans serviced by the JPMDB-C4 Servicer, the JPMDB-C4 Pooling and Servicing Agreement provides for a separate account or sub-account in which payments and other collections on the Fresno Fashion Fair Loan Combination are to be deposited and maintained by the JPMDB-C4 Servicer pending remittance to the JPMDB-C4 Certificate Administrator, the holder of the Fresno Fashion Fair Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the JPMDB-C4 Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Fresno Fashion Fair Mortgage Loan.

●	The JPMDB 2016-C4 Pooling and Servicing Agreement may differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMDB 2016-C4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Fresno Fashion Fair Loan Combination—Appointment of Special Servicer” in this prospectus.

The depositor under the JPMDB 2016-C4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Servicer, the JPMDB 2016-C4 Special Servicer, the certificate administrator under the JPMDB 2016-C4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Trustee, the operating advisor under the JPMDB 2016-C4 Pooling and Servicing Agreement, the asset representations reviewer under the JPMDB 2016-C4 Pooling and Servicing Agreement and various related persons and entities will be entitled to be indemnified by the issuing entity for certain costs, expenses, losses and liabilities incurred by such party in connection with the Fresno Fashion Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Fresno Fashion Fair Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the JPMDB 2016-C4 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Hyatt Regency Jersey City Mortgage Loan

The Hyatt Regency Jersey City Mortgage Loan is being (and any related REO Property will be) is being serviced under the CGCMT 2016-P5 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-P5 Pooling and Servicing Agreement with respect to the Hyatt Regency Jersey City Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the Hyatt Regency Jersey City Loan Combination, including the identification of some (but not all) of the differences in servicing provisions between the CGCMT 2016-P5 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hyatt Regency Jersey City Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

●	The CGCMT 2016-P5 Servicer will earn a primary servicing fee calculated at 0.0025% per annum with respect to the Hyatt Regency Jersey City Mortgage Loan.

●	No party to the CGCMT 2016-P5 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Hyatt Regency Jersey City Mortgage Loan.

●	The CGCMT 2016-P5 Servicer and, if the CGCMT 2016-P5 Servicer is unable to make a property protection advance, the CGCMT 2016-P5 Trustee, are obligated to make property protection advances with respect to the Hyatt Regency Jersey City Loan Combination. In addition, the CGCMT 2016-P5 Special Servicer may make a property protection advance in an urgent or emergency situation. The CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer or the CGCMT 2016-P5 Trustee, as applicable, will be entitled to be reimbursed for any such property protection advance (together with interest thereon at a prime rate), first from collections on, and proceeds of, the Hyatt Regency Jersey City Mortgage Loan and Hyatt Regency Jersey City Controlling Pari Passu Companion Loan, on a pro rata basis (based on the outstanding principal balances of the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Controlling Pari Passu Companion Loan), and then, if it is determined in accordance with the CGCMT 2016-P5 Pooling and Servicing Agreement that a property protection advance made by the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer or the CGCMT 2016-P5 Trustee with respect to the Hyatt Regency Jersey City Loan Combination or the related Mortgaged Property is nonrecoverable, from general collections of the Issuing Entity and general collections of the CGCMT 2016-P5 Securitization, on a pro rata basis (based on the outstanding principal balances of the Hyatt Regency Jersey City Mortgage Loan and the Hyatt Regency Jersey City Controlling Pari Passu Companion Loan).

●	Items with respect to the Hyatt Regency Jersey City Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	No items with respect to the Hyatt Regency Jersey City Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Hyatt Regency Jersey City Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the Hyatt Regency Jersey City Loan Combination will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Jersey City Loan Combination—Application of Penalty Charges” in this prospectus.

●	The CGCMT 2016-P5 Special Servicer will be required to take actions with respect to the Hyatt Regency Jersey City Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	The servicing provisions relating to performing inspections and collecting operating information under the CGCMT 2016-P5 Pooling and Servicing Agreement are substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the CGCMT 2016-P5 Servicer to make compensating interest payments in respect of the Hyatt Regency Jersey City Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Loans under the Pooling and Servicing Agreement.

●	The CGCMT 2016-P5 Servicer and CGCMT 2016-P5 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are

subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the CGCMT 2016-P5 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CGCMT 2016-P5 Controlling Class Representative is granted consent rights will correspondingly differ.

●	The actions that the CGCMT 2016-P5 Servicer is permitted to take without obtaining the consent of the CGCMT 2016-P5 Special Servicer under the CGCMT 2016-P5 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The provisions of the CGCMT 2016-P5 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CGCMT 2016-P5 Servicer and CGCMT 2016-P5 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

●	The liability of the parties to the CGCMT 2016-P5 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Hyatt Regency Jersey City Loan Combination will be maintained under the CGCMT 2016-P5 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, as described in this prospectus (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations), provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CGCMT 2016-P5 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-P5 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Jersey City Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the CGCMT 2016-P5 Pooling and Servicing Agreement, together with the CGCMT 2016-P5 Depositor, the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer, the CGCMT 2016-P5 Certificate Administrator, the CGCMT 2016-P5 Trustee, the CGCMT 2016-P5 Operating Advisor and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the Hyatt Regency Jersey City Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Jersey City Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-P5 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Easton Town Center Mortgage Loan

The Easton Town Center Mortgage Loan is being, and any related REO Property will be, serviced and administered under the BBCMS 2016-ETC Trust and Servicing Agreement.

The servicing arrangements under the BBCMS 2016-ETC Trust and Servicing Agreement with respect to the Easton Town Center Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations). In that regard, the following are considerations relating to servicing of the Easton Town Center Loan Combination, including the identification of some (but not all) of the differences in servicing provisions between the BBCMS 2016-ETC Trust and Servicing Agreement and the Pooling and Servicing Agreement:

●	The BBCMS 2016-ETC Trust and Servicing Agreement reflects that the Easton Town Center Mortgage Loan must be serviced in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Easton Town Center Loan Combination”.

●	The Controlling Class Representative (prior to any Consultation Termination Event) will have consultation rights with respect to BBCM 2016-ETC Major Decisions.

●	Pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Easton Town Center Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement, except that (i) the special servicing fee rate is 0.125% per annum and is not subject to a monthly floor, and (ii) the work-out and liquidation fees are calculated a rate equal to the lesser of (a) a fee calculated at 0.25% and (b) $1,500,000 in the aggregate, payable in connection with each loan resolution, workout or liquidation, as applicable, and are subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the Outside Special Servicer.

●	The primary servicing fee rate payable to the related Outside Servicer under the BBCMS 2016-ETC Trust and Servicing Agreement is 0.00125% per annum (which is paid in connection with such Outside Servicer’s primary servicing obligations for the Easton Town Center Mortgage Loan).

●	Any party to the BBCMS 2016-ETC Trust and Servicing Agreement that makes a property protection advance with respect to the Easton Town Center Loan Combination will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner similar to the reimbursement of Servicing Advances under the Pooling and Servicing Agreement. However, the extent to which modification fees or other fee items with respect to the Easton Town Center Loan Combination may be applied to offset servicing compensation, interest on advances and/or other servicer expenses will, in certain circumstances, be less than is the case under the Pooling and Servicing Agreement.

●	The BBCMS 2016-ETC Special Servicer will be required to take actions with respect to the Easton Town Center Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above with respect to Serviced Loan Combinations (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations).

●	There is no operating advisor or asset representations reviewer (and therefore no monthly operating advisor fee or monthly asset representations reviewer fee and no dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”) with respect to the BBCMS 2016-ETC securitization.

●	Items with respect to the Easton Town Center Loan Combination that are in the nature of assumption application fees and/or assumption, waiver, consent, modification and earnout fees and that constitute additional servicing compensation under the BBCMS 2016-ETC Trust and Servicing Agreement will not be payable to the Master Servicer or the Special Servicer and will be allocated between the Outside Servicer and the Outside Special Servicer under the BBCMS 2016-ETC Trust and Servicing Agreement in proportions that are different than the allocation of similar fees under the Pooling and Servicing Agreement between the Master Servicer and the Special Servicer.

●	The terms of the Easton Town Center Loan Combination may be modified under the BBCMS 2016-ETC Trust and Servicing Agreement in a manner similar to the manner in which Serviced Loans may be modified under the Pooling and Servicing Agreement.

●	Collections on the Easton Town Center Loan Combination are expected to be maintained under the BBCMS 2016-ETC Trust and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and Serviced Loan Combinations under the Pooling and Servicing Agreement, as described in this prospectus (as if there were Serviced Loan Combinations related to the Issuing Entity and such descriptions were applicable to any such Serviced Loan Combinations), provided that rating requirements for accounts and permitted investments may vary under those two servicing agreements.

●	The related Outside Servicer will not be obligated to cover prepayment interest shortfalls with respect to the Easton Town Center Mortgage Loan.

●	The parties to the BBCMS 2016-ETC Trust and Servicing Agreement (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the BBCMS 2016-ETC Trust and Servicing Agreement in a manner and to an extent that is similar to the entitlement to reimbursement and/or indemnification of the parties to the Pooling and Servicing Agreement (and their related directors, officers and other agents) with respect to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the Pooling and Servicing Agreement . The Issuing Entity, as holder of the Easton Town Center Mortgage Loan, will be responsible for its pro rata share of any such reimbursement and/or indemnification amounts incurred by the parties to the BBCMS 2016-ETC Trust and Servicing Agreement allocable to the Easton Town Center Senior Notes (including out of general collections on the Mortgage Pool, if necessary, and notwithstanding that the BBCMS 2016-ETC securitization trust will only be liable for such amounts to the extent of the principal balance of the Easton Town Center Companion Loans included in the BBCMS 2016-ETC Securitization).

●	The Outside Special Servicer under the BBCMS 2016-ETC Trust and Servicing Agreement may be removed and replaced at any time without cause, (i) during an Easton Town Center Subordinate Control Period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the BBCMS 2016-ETC Directing Holder and (ii) after the termination of an Easton Town Center Subordinate Control Period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the holders of the requisite voting rights allocable to certain principal balance certificates issued pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Easton Town Center Loan Combination—Special Servicer Appointment Rights”.

●	Prior to the termination of an Easton Town Center Subordinate Control Period, the BBCMS 2016-ETC Directing Holder will have rights with respect to the servicing and administration of the Easton Town Center Loan Combination similar to the rights of the Controlling Class Representative described in this prospectus with respect to Serviced Loans, including consenting to BBCMS 2016-ETC Major Decisions proposed by the BBCMS 2016-ETC Special Servicer and reviewing and approving asset status reports prepared by the BBCMS 2016-ETC Special Servicer in respect of the Easton Town Center Loan Combination.

●	While the Special Servicer under the Pooling and Servicing Agreement and the Outside Special Servicer under the BBCMS 2016-ETC Trust and Servicing Agreement must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the Pooling and Servicing Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement.

●	The matters as to which notice to or rating agency confirmations from the rating agencies under the BBCMS 2016-ETC Trust and Servicing Agreement are required are similar, but not identical to, such matters with respect to the Rating Agencies under the Pooling and Servicing Agreement (and such agreements may differ as to whether it is notice or a rating agency confirmation that is required). In particular, such Outside Servicing Agreement does not include the term “Rating Agency Communication” and it is possible that the equivalent of a Rating Agency Confirmation may be required for more or fewer actions than might be the case under the Pooling and Servicing Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Easton Town Center Loan Combination” in this prospectus.

Use of Proceeds

The Depositor expects to receive from this offering approximately 106.63556% of the aggregate principal balance of the Offered Certificates, plus accrued interest from December 1, 2016, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Interest Only Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the Issuing Entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the tenth day (each assumed to be a business day) of each month, commencing in January 2017, (x) the Certificates will be issued on December 15, 2016, (xi) the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, and (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	85%	85%	85%	85%	85%
December 2018	66%	66%	66%	66%	66%
December 2019	41%	41%	41%	41%	41%
December 2020	14%	14%	14%	14%	14%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.57	2.56	2.56	2.55	2.55
First Principal Payment Date	January 2017	January 2017	January 2017	January 2017	January 2017
Last Principal Payment Date	July 2021	May 2021	April 2021	March 2021	March 2021

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.83	4.81	4.79	4.76	4.54
First Principal Payment Date	July 2021	May 2021	April 2021	March 2021	March 2021
Last Principal Payment Date	December 2021	December 2021	December 2021	December 2021	December 2021

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.90	6.88	6.86	6.82	6.57
First Principal Payment Date	November 2023	July 2023	July 2023	July 2023	July 2023
Last Principal Payment Date	November 2023	November 2023	November 2023	November 2023	July 2023

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.82	9.77	9.71	9.64	9.44
First Principal Payment Date	August 2026	February 2026	February 2026	February 2026	July 2023
Last Principal Payment Date	November 2026	November 2026	October 2026	October 2026	July 2026

Percentages of the Initial Certificate Balance of
the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.90	9.90	9.87	9.65
First Principal Payment Date	November 2026	November 2026	October 2026	October 2026	July 2026
Last Principal Payment Date	November 2026	November 2026	November 2026	November 2026	August 2026

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	79%	79%	79%	79%	79%
December 2023	58%	58%	58%	58%	58%
December 2024	36%	36%	36%	36%	37%
December 2025	14%	14%	14%	14%	14%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.38	7.38	7.38	7.38	7.39
First Principal Payment Date	December 2021	December 2021	December 2021	December 2021	December 2021
Last Principal Payment Date	August 2026	August 2026	August 2026	August 2026	August 2026

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.90	9.90	9.90	9.65
First Principal Payment Date	November 2026	November 2026	November 2026	November 2026	August 2026
Last Principal Payment Date	November 2026	November 2026	November 2026	November 2026	August 2026

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.90	9.90	9.90	9.65
First Principal Payment Date	November 2026	November 2026	November 2026	November 2026	August 2026
Last Principal Payment Date	December 2026	November 2026	November 2026	November 2026	August 2026

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.99	9.97	9.94	9.90	9.65
First Principal Payment Date	December 2026	November 2026	November 2026	November 2026	August 2026
Last Principal Payment Date	December 2026	December 2026	December 2026	November 2026	August 2026

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed in 32nds and interpreted as a percentage (i.e., 100-12 is 100-12/32%) of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.973%	3.978%	3.980%	3.981%	3.981%
96-00	3.540%	3.544%	3.546%	3.547%	3.547%
97-00	3.114%	3.117%	3.118%	3.119%	3.119%
98-00	2.694%	2.696%	2.697%	2.697%	2.697%
99-00	2.280%	2.281%	2.281%	2.282%	2.282%
100-00	1.872%	1.872%	1.872%	1.872%	1.872%
101-00	1.471%	1.469%	1.469%	1.469%	1.469%
102-00	1.075%	1.072%	1.072%	1.071%	1.071%
103-00	0.684%	0.681%	0.680%	0.679%	0.679%
104-00	0.299%	0.295%	0.293%	0.292%	0.292%
105-00	-0.080%	-0.086%	-0.088%	-0.089%	-0.089%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.203%	4.206%	4.210%	4.217%	4.271%
96-00	3.965%	3.967%	3.971%	3.976%	4.019%
97-00	3.729%	3.731%	3.734%	3.738%	3.769%
98-00	3.497%	3.498%	3.500%	3.502%	3.523%
99-00	3.267%	3.268%	3.269%	3.270%	3.280%
100-00	3.040%	3.040%	3.040%	3.040%	3.039%
101-00	2.816%	2.815%	2.814%	2.813%	2.801%
102-00	2.594%	2.593%	2.591%	2.588%	2.566%
103-00	2.374%	2.373%	2.370%	2.366%	2.334%
104-00	2.158%	2.155%	2.152%	2.146%	2.104%
105-00	1.943%	1.940%	1.936%	1.929%	1.877%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.524%	4.526%	4.529%	4.533%	4.562%
96-00	4.349%	4.350%	4.352%	4.356%	4.378%
97-00	4.175%	4.176%	4.178%	4.180%	4.197%
98-00	4.004%	4.004%	4.005%	4.007%	4.018%
99-00	3.834%	3.835%	3.835%	3.836%	3.841%
100-00	3.667%	3.667%	3.667%	3.667%	3.666%
101-00	3.501%	3.501%	3.500%	3.499%	3.493%
102-00	3.338%	3.337%	3.336%	3.334%	3.322%
103-00	3.176%	3.175%	3.173%	3.170%	3.153%
104-00	3.016%	3.014%	3.012%	3.009%	2.986%
105-00	2.858%	2.856%	2.853%	2.849%	2.821%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.100%	4.103%	4.106%	4.110%	4.121%
96-00	3.972%	3.974%	3.976%	3.979%	3.988%
97-00	3.845%	3.846%	3.848%	3.850%	3.857%
98-00	3.719%	3.720%	3.721%	3.723%	3.727%
99-00	3.595%	3.596%	3.596%	3.597%	3.599%
100-00	3.472%	3.472%	3.472%	3.472%	3.472%
101-00	3.351%	3.351%	3.350%	3.349%	3.347%
102-00	3.232%	3.230%	3.229%	3.228%	3.223%
103-00	3.113%	3.112%	3.110%	3.107%	3.101%
104-00	2.996%	2.994%	2.992%	2.989%	2.980%
105-00	2.880%	2.878%	2.875%	2.871%	2.860%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.369%	4.369%	4.370%	4.371%	4.383%
96-00	4.240%	4.240%	4.240%	4.241%	4.251%
97-00	4.112%	4.112%	4.112%	4.113%	4.120%
98-00	3.986%	3.986%	3.986%	3.986%	3.991%
99-00	3.861%	3.861%	3.861%	3.861%	3.863%
100-00	3.738%	3.738%	3.738%	3.737%	3.737%
101-00	3.616%	3.616%	3.616%	3.615%	3.613%
102-00	3.495%	3.495%	3.495%	3.494%	3.490%
103-00	3.376%	3.376%	3.376%	3.375%	3.368%
104-00	3.258%	3.258%	3.258%	3.257%	3.248%
105-00	3.142%	3.142%	3.142%	3.140%	3.129%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.332%	4.332%	4.332%	4.332%	4.331%
96-00	4.166%	4.166%	4.166%	4.166%	4.166%
97-00	4.003%	4.003%	4.003%	4.003%	4.002%
98-00	3.841%	3.841%	3.841%	3.841%	3.841%
99-00	3.682%	3.682%	3.682%	3.682%	3.682%
100-00	3.524%	3.524%	3.524%	3.524%	3.524%
101-00	3.368%	3.368%	3.368%	3.368%	3.368%
102-00	3.214%	3.214%	3.214%	3.214%	3.215%
103-00	3.062%	3.062%	3.062%	3.062%	3.062%
104-00	2.912%	2.912%	2.912%	2.912%	2.912%
105-00	2.763%	2.763%	2.763%	2.763%	2.764%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
4-00	13.093%	13.048%	12.991%	12.908%	12.401%
4-08	11.198%	11.151%	11.093%	11.007%	10.488%
4-16	9.482%	9.434%	9.374%	9.285%	8.755%
4-24	7.918%	7.869%	7.806%	7.716%	7.175%
5-00	6.484%	6.433%	6.369%	6.276%	5.726%
5-08	5.161%	5.110%	5.044%	4.949%	4.390%
5-16	3.937%	3.884%	3.817%	3.720%	3.153%
5-24	2.798%	2.744%	2.676%	2.577%	2.001%
6-00	1.735%	1.680%	1.611%	1.510%	0.926%
6-08	0.739%	0.684%	0.613%	0.510%	-0.081%
6-16	-0.196%	-0.253%	-0.325%	-0.429%	-1.028%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
0-05	23.795%	23.790%	23.790%	23.790%	23.549%
0-06	18.023%	18.017%	18.017%	18.017%	17.720%
0-07	13.661%	13.654%	13.654%	13.654%	13.310%
0-08	10.198%	10.190%	10.190%	10.190%	9.805%
0-09	7.351%	7.343%	7.343%	7.343%	6.921%
0-10	4.948%	4.939%	4.939%	4.939%	4.486%
0-11	2.878%	2.868%	2.868%	2.868%	2.386%
0-12	1.066%	1.055%	1.055%	1.055%	0.548%
0-13	-0.541%	-0.552%	-0.552%	-0.552%	-1.083%
0-14	-1.982%	-1.993%	-1.993%	-1.993%	-2.545%
0-15	-3.285%	-3.297%	-3.297%	-3.297%	-3.868%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.696%	4.696%	4.696%	4.696%	4.709%
96-00	4.564%	4.564%	4.564%	4.564%	4.574%
97-00	4.434%	4.434%	4.434%	4.434%	4.442%
98-00	4.306%	4.306%	4.306%	4.306%	4.311%
99-00	4.179%	4.179%	4.179%	4.179%	4.181%
100-00	4.053%	4.053%	4.053%	4.053%	4.053%
101-00	3.930%	3.930%	3.930%	3.930%	3.927%
102-00	3.807%	3.807%	3.807%	3.807%	3.802%
103-00	3.686%	3.686%	3.686%	3.686%	3.678%
104-00	3.567%	3.567%	3.567%	3.567%	3.556%
105-00	3.448%	3.448%	3.448%	3.448%	3.435%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.953%	4.953%	4.953%	4.954%	4.967%
96-00	4.819%	4.820%	4.820%	4.821%	4.831%
97-00	4.688%	4.688%	4.688%	4.689%	4.697%
98-00	4.558%	4.558%	4.558%	4.559%	4.564%
99-00	4.429%	4.429%	4.430%	4.430%	4.433%
100-00	4.302%	4.302%	4.303%	4.303%	4.303%
101-00	4.177%	4.177%	4.177%	4.178%	4.175%
102-00	4.053%	4.053%	4.053%	4.054%	4.049%
103-00	3.930%	3.930%	3.931%	3.931%	3.923%
104-00	3.809%	3.809%	3.810%	3.810%	3.800%
105-00	3.690%	3.690%	3.690%	3.690%	3.678%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
90-00	5.683%	5.685%	5.687%	5.691%	5.718%
91-00	5.541%	5.543%	5.545%	5.548%	5.573%
92-00	5.401%	5.403%	5.405%	5.407%	5.429%
93-00	5.263%	5.264%	5.266%	5.268%	5.287%
94-00	5.127%	5.128%	5.129%	5.131%	5.147%
95-00	4.993%	4.993%	4.994%	4.996%	5.009%
96-00	4.860%	4.860%	4.861%	4.862%	4.873%
97-00	4.729%	4.729%	4.730%	4.730%	4.738%
98-00	4.599%	4.599%	4.600%	4.600%	4.605%
99-00	4.471%	4.471%	4.471%	4.471%	4.474%
100-00	4.345%	4.345%	4.344%	4.344%	4.344%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class X-A, Class X-B, Class D, Class X-D, Class E, Class F, Class G and Class H Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class S Certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security)(reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class C Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary”

is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers or co-manager, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemption to Barclays Capital Inc., FAN 04-03E (February 4, 2004), both as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Twelve (12) of the Mortgaged Properties, securing approximately 16.6% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Two (2) of the Mortgaged Properties, securing approximately 14.5% of the Initial Pool Balance, are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Virginia. Three (3) of the Mortgaged Properties, securing approximately 10.1% of the Initial Pool Balance, are located in Virginia.

Foreclosure of the lien of a deed of trust in Virginia typically and most efficiently is accomplished by a non-judicial trustee’s sale under a power of sale provision in the deed of trust. Judicial foreclosure also can be, but seldom is, used. In a non-judicial foreclosure, written notice to the borrower and other lienholders of record and newspaper advertisement of the trustee’s sale, containing certain information, must be given for the time period prescribed in the deed of trust, but subject to statutory minimums. After such notice, the trustee may sell the real estate at public auction. Although rarely used in Virginia, in a judicial foreclosure, after notice to all interested parties, a full hearing and judgment in favor of the lienholder, the court orders a foreclosure sale to be conducted by a court-appointed commissioner in chancery or other officer. In either type of foreclosure sale, upon consummation of the foreclosure, the borrower has no right to redeem the property. A deficiency judgment for a recourse loan may be obtained. Further, under Virginia law, under certain circumstances and for certain time periods, a lienholder may petition the court for the appointment of a receiver to collect, protect and disburse the real property’s rents and revenues, and otherwise to maintain and preserve the real property, pursuant to the court’s instructions. The decision to appoint a receiver is solely within the court’s discretion, regardless of what the deed of trust provides.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property.

The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Barclays Capital Inc., SG Americas Securities, LLC, Drexel Hamilton, LLC and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Barclays Capital Inc. and SG Americas Securities, LLC are acting as co-lead managers and joint bookrunners with respect to approximately 63.635%, 27.616% and 8.749%, respectively, of the total principal balance of the Offered Certificates, and Drexel Hamilton, LLC is acting as co-manager.

Class	Citigroup Global Markets Inc.	Barclays Capital Inc.	SG Americas Securities, LLC	Drexel Hamilton, LLC
Class A-1	$18,872,246	$8,190,042	$2,594,712	$0
Class A-2	$80,464,609	$34,919,452	$11,062,939	$0
Class A-3	$10,563,418	$4,584,236	$1,452,346	$0
Class A-4	$124,088,343	$53,850,967	$17,060,690	$0
Class A-5	$145,581,716	$63,178,507	$20,015,777	$0
Class A-AB	$27,303,253	$11,848,870	$3,753,877	$0
Class X-A	$435,935,712	$189,184,246	$59,936,042	$0
Class X-B	$28,336,051	$12,297,075	$3,895,874	$0
Class A-S	$29,062,126	$12,612,173	$3,995,701	$0
Class B	$28,336,051	$12,297,075	$3,895,874	$0
Class C	$31,241,626	$13,558,017	$4,295,357	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,100,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 106.63556% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under ”Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of the Depositor, Citibank (the Certificate Administrator) and CGMRC (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of two of the 8 Times Square & 1460 Broadway Pari Passu Companion Loans and one of the 681 Fifth Avenue Pari Passu Companion Loans). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of the Quantum Park Controlling Pari Passu Companion Loan and one of the Potomac Mills Pari Passu Companion Loans). SG Americas Securities, LLC, one of the underwriters, is an affiliate of Société Générale (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of two of the Potomac Mills Pari Passu Companion Loans and two of the Fresno Fashion Fair Pari Passu Companion Loans). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Barclays Capital Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and SG Americas Securities, LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC Mortgage Loans, (ii) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans and (iii) the payment by the Depositor to Société Générale, an affiliate of SG Americas Securities, LLC, in its capacity as a Sponsor, of the purchase price for the Société Générale Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, proceeds received by SMF V in connection with the contribution of the SMF V Mortgage Loans to this securitization transaction will be applied, among other things, to (i) directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty, and (ii) directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Barclays, a Sponsor and an originator and an affiliate of Barclays Capital Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Barclays Capital Inc. and SG Americas Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Charlotte, North Carolina.

Index of Certain Defined Terms

17g-5 Information Provider	336
1986 Act	471
2010 PD Amending Directive	11
2010 Settlement Agreement	295
2015 Budget Act	478
2016 Settlement	294
30/360 Basis	317
AB Loan Combination	145
AB Modified Loan	386
Accelerated Mezzanine Loan	414
Acceptable Insurance Default	356
Accredited Investor	13
ACM	190
Actual/360 Basis	191
Administrative Fee Rate	375
ADR	148
Advance Rate	361
Advances	361
Affected Investor	63
Affirmative Asset Review Vote	425
AIFMD	63
Allocated Cut-off Date Loan Amount	148
ALTA	283
Ancillary Fees	370
Annual Debt Service	148
Anticipated Repayment Date	192
Appraisal Reduction Amount	384
Appraisal Reduction Event	383
Appraised Value	148
Appraised-Out Class	387
Appraiser	385
ARD	148
ARD Loan	192
Assessment of Compliance	389
Asset Representations Reviewer	306
Asset Representations Reviewer Asset Review Fee	375
Asset Representations Reviewer Ongoing Fee	375
Asset Representations Reviewer Ongoing Fee Rate	375
Asset Representations Reviewer Termination Event	429
Asset Representations Reviewer Upfront Fee	375
Asset Review	426
Asset Review Notice	425
Asset Review Quorum	425
Asset Review Report	427
Asset Review Report Summary	427
Asset Review Standard	426
Asset Review Trigger	424
Asset Review Vote Election	425
Assumed Final Distribution Date	324
Assumption Fees	370
Attestation Report	389
Available Funds	312
Balloon Balance	148
Balloon Mortgage Loans	192
Banking Act	118
Bankruptcy Code	66
Barclays	146, 251
Barclays Data Tape	253
Barclays Mortgage Loans	146, 252
Barclays Review Team	252
Barclays’ Qualification Criteria	254
Base Interest Fraction	323
BBCMS 2016-ETC Certificate Administrator	239
BBCMS 2016-ETC Custodian	239
BBCMS 2016-ETC Directing Holder	242
BBCMS 2016-ETC Securitization	239
BBCMS 2016-ETC Servicer	239
BBCMS 2016-ETC Special Servicer	239
BBCMS 2016-ETC Trust and Servicing Agreement	239
BBCMS 2016-ETC Trustee	239
BCBS	64
BEA	169
Beds	154
Borrower Delayed Reimbursements	369
Borrower Party	413
B-Piece Buyer	132
Brexit Vote	66
BRRD	64
Building Condominium	164
CBE	464
CD 2016-CD2 Asset Representations Reviewer	209
CD 2016-CD2 Certificate Administrator	209
CD 2016-CD2 Controlling Class Representative	211
CD 2016-CD2 Depositor	209
CD 2016-CD2 Operating Advisor	209
CD 2016-CD2 Pooling and Servicing Agreement	209
CD 2016-CD2 Securitization	209
CD 2016-CD2 Servicer	209
CD 2016-CD2 Special Servicer	209
CD 2016-CD2 Trustee	209
CDI 202.01	65
Certificate Administrator	287
Certificate Balance	311
Certificate Owner	331
Certificate Summary	9
Certificateholder	331
Certificateholder Quorum	398
Certificateholder Repurchase Request	431
Certificates	310
Certifying Certificateholder	340
CFCRE 2016-C6 Asset Representations Reviewer	222
CFCRE 2016-C6 Certificate Administrator	222
CFCRE 2016-C6 Directing Holder	226
CFCRE 2016-C6 Operating Advisor	222
CFCRE 2016-C6 Pooling and Servicing Agreement	222

CFCRE 2016-C6 Potomac Mills Special Servicer	222
CFCRE 2016-C6 Securitization	222
CFCRE 2016-C6 Servicer	222
CFCRE 2016-C6 Special Servicer	222
CFCRE 2016-C6 Trustee	222
CGCMT 2016-C3 Asset Representations Reviewer	217
CGCMT 2016-C3 Certificate Administrator	218
CGCMT 2016-C3 Depositor	217
CGCMT 2016-C3 Operating Advisor	217
CGCMT 2016-C3 Pooling and Servicing Agreement	217
CGCMT 2016-C3 Securitization	217
CGCMT 2016-C3 Servicer	217
CGCMT 2016-C3 Special Servicer	217, 299
CGCMT 2016-C3 Trustee	218
CGCMT 2016-P5 Asset Representations Reviewer	236
CGCMT 2016-P5 Certificate Administrator	236
CGCMT 2016-P5 Controlling Class Representative	237
CGCMT 2016-P5 Depositor	235
CGCMT 2016-P5 Operating Advisor	236
CGCMT 2016-P5 Pooling and Servicing Agreement	235
CGCMT 2016-P5 Securitization	235
CGCMT 2016-P5 Servicer	235
CGCMT 2016-P5 Special Servicer	235, 302
CGCMT 2016-P5 Trustee	236
CGMRC	146, 246
CGMRC Data File	247
CGMRC Mortgage Loans	146
CGMRC Securitization Database	247
Citibank	287
Class	310
Class A-AB Scheduled Principal Balance	314
Class X Certificates	310
Class X Strip Rate	317
Clearstream	337
Clearstream Participants	339
Closing Date	147, 310
CMAE	293
CMBS	62, 246, 289
Code	469
Co-Lender Agreement	209
Collateral Deficiency Amount	386
Collection Account	364
Collection Period	313
Collective Investment Scheme	10
Communication Request	340
Companion Loan	145
Companion Loan Holder	350
Companion Loan Rating Agency	394
Companion Note	206
Company	170
Compensating Interest Payment	325
Consent Fees	369
Consultation Termination Event	413
Control Eligible Certificates	388, 413
Control Termination Event	413
Controlling Class	413
Controlling Class Certificateholder	413
Controlling Class Representative	412
Controlling Companion Loan	352
Controlling Note	206
Controlling Note Holder	206
Controlling Pari Passu Companion Loan	352
Controlling Pari Passu Companion Loan Securitization Date	352
Corrected Loan	357
CPR	460
CREFC®	328
CREFC® Intellectual Property Royalty License Fee	375
CREFC® Intellectual Property Royalty License Fee Rate	375
CREFC® Reports	328
Crossed Group	149
Cross-Over Date	316
CRR	63
Cumulative Appraisal Reduction Amount	386
Cure/Contest Period	427
Custodian	285, 409
Cut-off Date	145
Cut-off Date Balance	145
Cut-off Date DSCR	150
Cut-off Date Loan-to-Value Ratio	149
Cut-off Date LTV Ratio	149
CWCAM	292
CWCAM Motion to Dismiss	295
DBNTC	286
DBRS	289
DBTCA	285
Debt Service Coverage Ratio	150
Debt Yield on Underwritten NCF	149
Debt Yield on Underwritten Net Cash Flow	149
Debt Yield on Underwritten Net Operating Income	150
Debt Yield on Underwritten NOI	150
Defaulted Mortgage Loan	372
Defeasance	E-1-10
Defeasance Deposit	196
Defeasance Loans	196
Defeasance Lock Out Period	196
Defeasance Option	196
Defective Mortgage Loan	348
Defendants	295
Definitive Certificate	337
Delinquent Loan	424
Depositaries	337
Depositor	147, 284
Determination Date	311
Diligence File	342
Directing Holder	412
Disclosable Special Servicer Fees	373
Dispute Resolution Consultation	433
Dispute Resolution Cut-off Date	432

Disputed Proceeds	294
Distribution Account	364
Distribution Date	311
Document Defect	342
Dodd-Frank Act	64
DSCR	150
DTC	337
DTC Participants	338
DTC Rules	338
Due Date	191, 313
Due Diligence Questionnaire	248
Due Diligence Requirement	63
Due Period	313
Easton Town Center Major Decision	242
Easton Town Center Non-Standalone Pari Passu Companion Loans	240
Easton Town Center Senior Loans	240
Easton Town Center Subordinate Companion Loan Holders	240
Easton Town Center Subordinate Control Period	242
EDGAR	516
EEA	63
Eligible Asset Representations Reviewer	428
Eligible Operating Advisor	421
Enforcing Party	431
Enforcing Servicer	431
Environmental Condition	505, E-1-12
ERISA	481
ESA	166, 283, E-1-12
Escrow/Reserve Mitigating Circumstances	271
ETC II Borrower	193
Euroclear	337
Euroclear Operator	339
Euroclear Participants	339
Excess Interest	192
Excess Interest Distribution Account	365
Excess Liquidation Proceeds Reserve Account	365
Excess Modification Fees	369
Excess Penalty Charges	370
Excess Prepayment Interest Shortfall	326
Exchange Act	245
Excluded Controlling Class Holder	334
Excluded Controlling Class Mortgage Loan	413
Excluded Information	334
Excluded Mortgage Loan	413
Excluded Mortgage Loan Special Servicer	396
Excluded Special Servicer Information	334
Excluded Special Servicer Mortgage Loan	396
Exemption Rating Agency	484
FATCA	479
FDEP	168
FDIC	117, 288, 300
Federal Court	294
FETL	14
FIEL	14
Final Asset Status Report	418
Final Dispute Resolution Election Notice	433
Financial Promotion Order	10
Fitch	289, 394
Form 8-K	245
Fortress	292
FPO Persons	10
Fresno Fashion Fair Co-Lender Agreement	232
Fresno Fashion Fair Controlling Note	231
Fresno Fashion Fair Loan Combination	232
Fresno Fashion Fair Mortgage Loan	231
Fresno Fashion Fair Mortgaged Property	231
Fresno Fashion Fair Pari Passu Companion Loan Directing Holder	233
Fresno Fashion Fair Pari Passu Companion Loans	232
FSCMA	14
FSMA	10
Funds	299
Grantor Trust	469
Ground Lease	E-1-10
Hard Lockbox	150
High Net Worth Companies, Unincorporated Associations, Etc.	10
IKB	287
Indirect Participants	338
Initial Pool Balance	145
Initial Rate	192
Initial Requesting Certificateholder	431
In-Place Cash Management	150
Insolvency Act	118
Insolvency Legislation	118
Insolvency Processes	118
Institutional Investor	13
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	318
Interest Accrual Period	318
Interest Distribution Amount	318
Interest Only Mortgage Loans	191
Interest Reserve Account	365
Interest Shortfall	318
Interested Person	407
Interest-Only Certificates	310
Investment Company Act	1
Investor Certification	330
IRS	470
Issuing Entity	145
JC Penney	184
JPMDB 2016-C4 Asset Representations Reviewer	232
JPMDB 2016-C4 Certificate Administrator	232
JPMDB 2016-C4 Operating Advisor	232
JPMDB 2016-C4 Pooling and Servicing Agreement	232
JPMDB 2016-C4 Securitization	231
JPMDB 2016-C4 Servicer	232
JPMDB 2016-C4 Special Servicer	232
JPMDB 2016-C4 Trustee	232
KBRA	289, 393
Land Condominium	164
Largest Tenant	150

Largest Tenant Lease Expiration	150
Lender Liability Act	506
Lennar	299
Lifetime Fitness	156
Lifetime Fitness Fee Owner	156
Lifetime Fitness Fee Parcel	156
Liquidation Fee	372
Liquidation Fee Rate	372
Liquidation Proceeds	372
Litigation Stay	294
LNR Partners	302
Loan Combination	145
Loan Combination Custodial Account	364
Loan Per Unit	150
Loss of Value Payment	346
Loss of Value Reserve Fund	365
Lower-Tier Regular Interests	469
Lower-Tier REMIC	469
Lower-Tier REMIC Distribution Account	364
LRBCAR	169
LTV Ratio at Maturity/ARD	151
LUST	166
Macquarie	257
MAI	384, E-1-13
Major Decision	410
MAS	12
Master Servicer	289
Master Servicer Decision	358
Master Servicer Remittance Date	360
Material Breach	345
Material Defect	345
Material Document Defect	342
Maturity Date/ARD Loan-to-Value Ratio	151
Maturity Date/ARD LTV Ratio	151
MGL	257
Midland	289
Minnesota Court	294
Modeling Assumptions	460
Modification	294
Modification Fees	370
Montessori Tenant	170
Monthly Payment	313
Moody’s	289, 393
Morningstar	289, 421
Mortgage	145
Mortgage File	341
Mortgage Loan Purchase Agreement	341
Mortgage Loan Schedule	353
Mortgage Loan Sellers	146
Mortgage Loans	145
Mortgage Note	145
Mortgage Pool	145
Mortgage Rate	318
Mortgaged Property	145
Mortgagee	E-1-13
Most Recent NOI	151
MSC 2016-UBS12 Asset Representations Reviewer	214
MSC 2016-UBS12 Certificate Administrator	214
MSC 2016-UBS12 Controlling Class Representative	215
MSC 2016-UBS12 Depositor	214
MSC 2016-UBS12 Operating Advisor	214
MSC 2016-UBS12 Pooling and Servicing Agreement	214
MSC 2016-UBS12 Securitization	214
MSC 2016-UBS12 Servicer	214
MSC 2016-UBS12 Special Servicer	214, 299
MSC 2016-UBS12 Trustee	214
Net Cash Flow	153
Net Mortgage Pass-Through Rate	317
Net Mortgage Rate	318
NFRA	168
Non-Controlling Note	206
Non-Controlling Note Holders	206
Non-Offered Certificates	310
Nonrecoverable Advance	362
Non-Reduced Certificates	331
Non-U.S. Tax Person	479
Note Principal Balance	241
Notional Amount	311
NPL	169
NRSRO	330, 489
NRSRO Certification	331
O&M	190
Occupancy	151
Occupancy Date	152
OCS Motion to Dismiss	294
OCS Opposition	294
OCS Reply	294
Offered Certificates	310
Office Unit	197
OID Regulations	472
OLA	117
One Congress Street Loan	294
Operating Advisor	306
Operating Advisor Consulting Fee	374
Operating Advisor Fee	374
Operating Advisor Fee Rate	374
Operating Advisor Standard	418
Operating Advisor Termination Event	420
Operative Agreements	294
Original Balance	152
Other Crossed Loans	348
Outside Certificate Administrator	352
Outside Controlling Class Representative	352
Outside Controlling Note Holder	351
Outside Custodian	352
Outside Depositor	352
Outside Operating Advisor	352
Outside Securitization	352
Outside Serviced Companion Loan	351
Outside Serviced Loan Combination	351
Outside Serviced Mortgage Loan	351
Outside Servicer	352
Outside Servicer Fee Rate	379
Outside Servicing Agreement	351
Outside Special Servicer	352

Outside Trustee	352
P&I Advance	360
PACE	205
Pads	154
Pari Passu Companion Loan	145
Pari Passu Indemnified Items	392
Pari Passu Indemnified Parties	392
Pari Passu Loan Combination	145
Park Bridge Financial	306
Park Bridge Lender Services	306
Participants	337
Party in Interest	481
Pass-Through Rate	317
PCC Data Tape	259
PCC Deal Team	258
PCC Mortgage Loans	146, 257
PCE	167
PCIS Persons	10
PCO	189
PCR	268, 283
PCVST Mezzanine Loans	295
PCVST Property	295
Penalty Charges	370
Percentage Interest	312
Permitted Encumbrances	E-1-2
Permitted Investments	312
Permitted Special Servicer/Affiliate Fees	374
PGI	296
PGI Primary Servicing Agreement	297
PIPs	109, 171
Plan Asset Regulations	482
PML	278
Pooling and Servicing Agreement	350
Pooling and Servicing Agreement Party Repurchase Request	431
Potomac Mills Control Appraisal Period	229
Potomac Mills Controlling Subordinate Companion Noteholder	222
Potomac Mills Loan Combination Directing Holder	228
Potomac Mills Major Decisions	227
Potomac Mills Sequential Pay Event	223
PRC	12
Preliminary Asset Review Report	427
Preliminary Dispute Resolution Election Notice	432
Prepayment Assumption	473
Prepayment Interest Excess	325
Prepayment Interest Shortfall	325
Prepayment Penalty Description	152
Prepayment Provision	152
Primary Owner	170
Prime Rate	361
Principal	257
Principal Balance Certificates	310
Principal Commercial Capital	146, 257
Principal Distribution Amount	319
Principal Shortfall	320
Privileged Information	418
Privileged Information Exception	418
Privileged Person	330
Pro Rata and Pari Passu Basis	241
Pro Rata Share	241
Professional Investors	12
Prohibited Prepayment	325
Promotion of Collective Investment Schemes Exemptions Order	10
Property Advances	361
Proposed Course of Action Notice	432
Prospectus	12
Prospectus Directive	11
PSW Complaint	295
PSW Court	295
PSW Cross-Motion	295
PSW Trusts	295
PTE	484
Qualification Criteria	260
Qualified Investor	11
Qualified Investors	11
Qualified Mortgage	342
Qualified Substitute Mortgage Loan	347
Quantum Park Controlling Class Representative	219
Quantum Park Directing Holder	219
Quantum Park Future Pooling and Servicing Agreement	218
Quantum Park Future Servicer	218
Quantum Park Future Special Servicer	218
Quantum Park Future Trustee	220
RAIT Complaint	294
RAIT Court	294
RAIT Preferred Funding	294
Rated Final Distribution Date	325
Rating Agencies	511
Rating Agency	511
Rating Agency Confirmation	436
Rating Agency Declination	436
RCM	299
RCRA	506
Realized Loss	327
REC	166
Recognized Collective Investment Scheme	10
Record Date	312
Registration Statement	516
Regular Certificates	310
Regular Interestholder	471
Regular Interests	469
Regulation AB	389
Related Group	152
Release Condo Unit	197
Release Date	196
Relevant Institutions	64
Relevant Member State	11
Relevant Person	13
Relevant Persons	10
REMIC	469
REMIC LTV Test	144
REMIC Regulations	469
REO Account	365

REO Companion Loan	320
REO Loan	320
REO Mortgage Loan	320
REO Property	310
Repurchase Price	345, 437
Repurchase Request	431
Requesting Certificateholder	432
Requesting Holders	387
Requesting Investor	340
Requesting Party	435
Requirements	510
Residual Certificates	310
Resolution Authorities	64
Resolution Failure	432
Resolved	432
Restricted Group	485
Restricted Party	418
Retention Requirement	63
Review Materials	425
Revised Rate	192
RevPAR	152
Rialto	299
Risk Factors	9
RMBS	286
Rooms	154
Rule 17g-5	331, 401
S&P	167
Scheduled Principal Distribution Amount	319
SEC	246
Securities Act	389
Securitization Accounts	310
SEL	278, E-1-5
Senior Certificates	310
Serviced AB Loan Combination	350
Serviced Companion Loan	350
Serviced Companion Loan Holder	350
Serviced Companion Loan Securities	394
Serviced Loan Combination	350
Serviced Loans	350
Serviced Mortgage Loans	350
Serviced Outside Controlled Companion Loan	351
Serviced Outside Controlled Loan Combination	350
Serviced Outside Controlled Mortgage Loan	351
Serviced Pari Passu Companion Loan	350
Serviced Pari Passu Companion Loan Holder	350
Serviced Pari Passu Loan Combination	350
Serviced Subordinate Companion Loan	350
Serviced Subordinate Companion Loan Holder	350
Servicer Termination Events	393
Servicing Fee	368
Servicing Fee Rate	368
Servicing Function Participant	389
Servicing Shift Companion Loan	352
Servicing Shift Loan Combination	352
Servicing Shift Mortgage Loan	352
Servicing Standard	354
Servicing Transfer Event	355
SFA	12
SG Qualification Criteria	263
Sign Unit	197
Similar Law	487
Similar Requirements	63
Single-Purpose Entity	E-1-9
SMC	254
SMF V	146, 254
SMF V Data Tape	255
SMF V Mortgage Loans	146
SMMEA	489
Société Générale	146, 261
Société Générale Data Tape	262
Société Générale Deal Team	262
Société Générale Mortgage Loans	146
Société Générale Mortgage Loans	280
Soft Lockbox	152
Soft Springing Lockbox	152
Solvency II	63
Special Administration Regulations	118
Special Servicer	292
Special Servicing Fee	370
Special Servicing Fee Rate	371
Specially Serviced Loan	355
Split Mortgage Loan	145
Sponsors	147, 246
Springing Cash Management	152
Springing Lockbox	152
SRB	64
SSM	64
Standard Qualifications	E-1-1
Staples	184
Startup Day	469
Starwood	254
Starwood Review Team	255
Stated Principal Balance	320
Structured Product	12
Stuyvesant Town Property	294
STWD	302
Subject Loans	375, 378
Subordinate Certificates	310
Subordinate Companion Loan	145
Sub-Servicing Agreement	360
Summary of Terms	9
Tax Matters Persons	478
TCO	189
Technical Standards	63
Terms and Conditions	339
Terrorism Cap Amount	E-1-9
Tests	426
Third Party Report	148
Threshold Event Collateral	229
TIA	65
Title Exception	E-1-2
Title Policy	E-1-2
Title V	509
Trailing 12 NOI	151
TRIA	E-1-8
TRIPRA	116
Trust REMICs	469

Trustee	285
Trustee/Certificate Administrator Fee	374
Trustee/Certificate Administrator Fee Rate	374
U.S. Tax Person	479
UBS AG, New York Branch	146
Underwriter Entities	125
Underwriter Exemption	484
Underwriting Agreement	514
Underwritten EGI	153
Underwritten Expenses	152
Underwritten NCF	153
Underwritten NCF DSCR	150
Underwritten Net Cash Flow	153
Underwritten Net Operating Income	153
Underwritten NOI	153
Underwritten Revenues	153
Units	154
Unscheduled Principal Distribution Amount	319
Unsolicited Information	426
Updated Appraisal	402
Upper-Tier REMIC	469
Upper-Tier REMIC Distribution Account	364
UST	166
UW NCF DSCR	150
VOCs	167
Volcker Rule	64
Voting Rights	336
WAC Rate	317
Walmart	184
Weighted Average Mortgage Rate	154
Withheld Amounts	365
Workout Fee	371
Workout Fee Rate	371
Workout-Delayed Reimbursement Amount	364
YM Group A	323
YM Group B	323
YM Groups	323
Zoning Regulations	E-1-7

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	NAP	NAP	1460 Broadway	New York	New York	10036	Mixed Use	Office/Retail
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	NAP	NAP	681 Fifth Avenue	New York	New York	10022	Mixed Use	Office/Retail
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	NAP	NAP	22001 Loudoun County Parkway	Ashburn	Virginia	20147	Office	Suburban
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	NAP	NAP	2700 Potomac Mills Circle	Woodbridge	Virginia	22192	Retail	Super Regional Mall
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	Group 2	NAP					Retail	Single Tenant
5.01	Property				Walgreens - Wauwatosa, WI			2656 North Wauwatosa Avenue	Wauwatosa	Wisconsin	53210	Retail	Single Tenant
5.02	Property				Walgreens - Valparaiso, IN			1903 Calumet Avenue	Valparaiso	Indiana	46383	Retail	Single Tenant
5.03	Property				Walgreens - Salina, KS			700 South Broadway Boulevard	Salina	Kansas	67401	Retail	Single Tenant
5.04	Property				Walgreens - Ottawa, KS			1445 South Main Street	Ottawa	Kansas	66067	Retail	Single Tenant
5.05	Property				Walgreens - Overland Park, KS			12601 Pflumm Road	Overland Park	Kansas	66213	Retail	Single Tenant
5.06	Property				Walgreens - Rayne, LA			1204 The Boulevard	Rayne	Louisiana	70578	Retail	Single Tenant
5.07	Property				Walgreens - Plymouth, IN			2014 North Michigan Street	Plymouth	Indiana	46563	Retail	Single Tenant
5.08	Property				Walgreens - Griffith, IN			407 West Glen Park Avenue	Griffith	Indiana	46319	Retail	Single Tenant
5.09	Property				Walgreens - Waterloo, IA			111 West Ridgeway Avenue	Waterloo	Iowa	50701	Retail	Single Tenant
5.10	Property				Walgreens - Spencer, IA			800 Grand Avenue	Spencer	Iowa	51301	Retail	Single Tenant
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	NAP	NAP	645 East Shaw Avenue	Fresno	California	93710	Retail	Super Regional Mall
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	NAP	NAP	2 Exchange Place	Jersey City	New Jersey	07302	Hospitality	Full Service
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	NAP	NAP	925 North La Brea Avenue	Los Angeles	California	90038	Mixed Use	Office/Retail
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	NAP	NAP	1787 Sentry Parkway West	Blue Bell	Pennsylvania	19422	Office	Suburban
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	NAP	NAP	31098-31100 Hawthorne Boulevard	Rancho Palos Verdes	California	90275	Mixed Use	Office/Retail
11	Loan	31	PCC	PCC	Boynton Trail Centre	NAP	NAP	9760, 9780, 9858 , 9990 and 9840 South Military Trail	Boynton Beach	Florida	33436	Retail	Anchored
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	NAP	NAP	2233 Wisconsin Avenue Northwest	Washington	District of Columbia	20007	Mixed Use	Office/Retail
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	NAP	NAP	160 Easton Town Center	Columbus	Ohio	43219	Retail	Urban Streetscape Retail Center
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	Group 2	NAP					Retail	Single Tenant
14.01	Property				Walgreens - Allendale, MI			6840 Lake Michigan Drive	Allendale	Michigan	49401	Retail	Single Tenant
14.02	Property				Walgreens - Marquette, MI			1115 Washington Street	Marquette	Michigan	49855	Retail	Single Tenant
14.03	Property				Walgreens - Russellville, AR			1100 East Main Street	Russellville	Arkansas	72801	Retail	Single Tenant
14.04	Property				Walgreens - Cincinnati, OH			6918 Hamilton Avenue	Cincinnati	Ohio	45231	Retail	Single Tenant
14.05	Property				Walgreens - Lawton, OK			6701 Northwest Cache Road	Lawton	Oklahoma	73505	Retail	Single Tenant
14.06	Property				Walgreens - Edmond, OK			1400 East 2nd Street	Edmond	Oklahoma	73034	Retail	Single Tenant
14.07	Property				Walgreens - Mcalester, OK			1000 East Carl Albert Parkway	McAlester	Oklahoma	74501	Retail	Single Tenant
15	Loan	38	SMF V	SMC	Walgreens Pool 1	Group 1	NAP					Retail	Single Tenant
15.01	Property				Walgreens Peoria IL			4814 North Sheridan Road	Peoria	Illinois	61614	Retail	Single Tenant
15.02	Property				Walgreens Albuqurerque			9500 Golf Course Road Northwest	Albuquerque	New Mexico	87114	Retail	Single Tenant
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road			20266 North Lake Pleasant Road	Peoria	Arizona	85382	Retail	Single Tenant
15.04	Property				Walgreens Allen			1226 West McDermott Drive	Allen	Texas	75013	Retail	Single Tenant
15.05	Property				Walgreens Tulsa			1438 North Lewis Street	Tulsa	Oklahoma	74110	Retail	Single Tenant
15.06	Property				Walgreens Alvin			1620 South Gordon Street	Alvin	Texas	77511	Retail	Single Tenant
16	Loan	38	SMF V	SMC	Walgreens Pool 2	Group 1	NAP					Retail	Single Tenant
16.01	Property				Walgreens Moline			3601 16th Street	Moline	Illinois	61265	Retail	Single Tenant
16.02	Property				Walgreens Hammond			4445 Calumet Avenue	Hammond	Indiana	46327	Retail	Single Tenant
16.03	Property				Walgreens Friendswood			3201 FM 528	Friendswood	Texas	77546	Retail	Single Tenant
16.04	Property				Walgreens Edinburg			1520 West Freddy Gonzalez Drive	Edinburg	Texas	78539	Retail	Single Tenant
16.05	Property				Walgreens Decatur			4995 East U.S. Route 36	Decatur	Illinois	62521	Retail	Single Tenant
16.06	Property				Walgreens Jackson			3445 Terry Road	Jackson	Mississippi	39212	Retail	Single Tenant
17	Loan	38	SMF V	SMC	Walgreens Pool 4	Group 1	NAP					Retail	Single Tenant

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type
17.01	Property				Walgreens Cottonwood			550 South Main Street	Cottonwood	Arizona	86326	Retail	Single Tenant
17.02	Property				Walgreens Rio Rancho			7850 Enchanted Hills Boulevard	Rio Rancho	New Mexico	87144	Retail	Single Tenant
17.03	Property				Walgreens Mentor			9400 Mentor Avenue	Mentor	Ohio	44060	Retail	Single Tenant
17.04	Property				Walgreens Peoria AZ - Deer Valley Road			8310 West Deer Valley Road	Peoria	Arizona	85382	Retail	Single Tenant
17.05	Property				Walgreens Louisville			7914 Fegenbush Lane	Louisville	Kentucky	40228	Retail	Single Tenant
17.06	Property				Walgreens Overland Park			8450 West 151st Street	Overland Park	Kansas	66223	Retail	Single Tenant
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	NAP	NAP	70, 72 & 74 East Swedesford Road	Malvern	Pennsylvania	19355	Office	Suburban
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	NAP	NAP	8235 Northeast Airport Way	Portland	Oregon	97220	Hospitality	Full Service
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	NAP	NAP	38695-38705 West Seven Mile Road	Livonia	Michigan	48152	Office	Suburban
21	Loan		SG	SG	Ontario City Centre	NAP	NAP	50 East Ontario Street	Chicago	Illinois	60601	Mixed Use	Retail/Hospitality
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	Group 3	NAP					Self Storage	Self Storage
22.01	Property				Horn Lake Storage - Goodman Road			1634 Goodman Road West	Horn Lake	Mississippi	38637	Self Storage	Self Storage
22.02	Property				Rogers Storage - N. 24th Street			104 North 24th Street	Rogers	Arkansas	72756	Self Storage	Self Storage
22.03	Property				Bentonville Storage - E Central Avenue			2113 East Central Avenue	Bentonville	Arkansas	72712	Self Storage	Self Storage
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	NAP	NAP	132-166 East Lake Street	Bloomingdale	Illinois	60108	Retail	Anchored
24	Loan	43	PCC	PCC	Gene Autry Plaza	NAP	NAP	5001 East Ramon Road	Palm Springs	California	92264	Retail	Anchored
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	Group 3	NAP					Self Storage	Self Storage
25.01	Property				McKinney-McDonald St.			1820 South McDonald	McKinney	Texas	75069	Self Storage	Self Storage
25.02	Property				Midtown Vault Self Storage			1485 Madison Avenue	Memphis	Tennessee	38104	Self Storage	Self Storage
25.03	Property				McKinney Storage-Safeway			1442 North Church Street	McKinney	Texas	75069	Self Storage	Self Storage
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	NAP	NAP	17900 23 Mile Road	Macomb Township	Michigan	48044	Office	Medical Office
27	Loan		SMF V	SMC	Villanueva Portfolio	NAP	NAP					Various	Various
27.01	Property				Waynesboro Shopping Center			12771-12785 Washington Township Boulevard	Waynesboro	Pennsylvania	17268	Retail	Shadow Anchored
27.02	Property				Kuykendahl Medical Office			21301 Kuykendahl Road	Spring	Texas	77379	Office	Medical Office
27.03	Property				University Medical Plaza			20403 University Boulevard	Sugar Land	Texas	77479	Office	Medical Office
27.04	Property				Wortham Village Shopping Center			12914 FM 1960 Road West	Houston	Texas	77065	Retail	Shadow Anchored
28	Loan		SG	SG	Boulevard Apartments	NAP	NAP	2651 Greenstone Boulevard	Auburn Hills	Michigan	48326	Multifamily	Garden
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	NAP	NAP	8535 Lyra Drive	Columbus	Ohio	43240	Hospitality	Select Service
30	Loan		PCC	PCC	Summit Center Marketplace	NAP	NAP	1284-1300 North Summit Avenue	Oconomowoc	Wisconsin	53066	Mixed Use	Office/Retail
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	Group 3	NAP					Self Storage	Self Storage
31.01	Property				Rogers Storage - StorMart			2610 Storage Parkway	Rogers	Arkansas	72756	Self Storage	Self Storage
31.02	Property				Horn Lake Storage - Audubon Point Drive			1411 Audubon Point Drive	Horn Lake	Mississippi	38637	Self Storage	Self Storage
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	NAP	NAP	710 North Old World 3rd Street	Milwaukee	Wisconsin	53203	Hospitality	Limited Service
33	Loan		PCC	PCC	Okatie Village Commons	NAP	NAP	198-214 Okatie Village Drive	Bluffton	South Carolina	29909	Retail	Anchored
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	Group 4	NAP	8101 Langdon Avenue	Van Nuys	California	91406	Multifamily	Garden
35	Loan		SG	SG	Sand Creek Business Center	NAP	NAP	191-201 Sand Creek Road	Brentwood	California	94513	Office	Suburban
36	Loan		CGMRC	CGMRC	Wilmette Commons	NAP	NAP	50-126 Skokie Boulevard	Wilmette	Illinois	60091	Retail	Unanchored
37	Loan		SG	SG	All Storage Granbury	NAP	NAP	6900 Granbury Road	Fort Worth	Texas	76133	Self Storage	Self Storage
38	Loan	50	SMF V	SMC	Creekside Plaza	NAP	NAP	28720 Roadside Drive	Agoura Hills	California	91301	Office	Suburban
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	NAP	NAP	1120 Route 73	Mount Laurel	New Jersey	08054	Office	Suburban
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	NAP	NAP	10599 Professional Circle	Reno	Nevada	89511	Hospitality	Limited Service
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	Group 3	NAP					Self Storage	Self Storage
41.01	Property				Bentonville Storage SE J Street			804 Southeast J Street	Bentonville	Arkansas	72712	Self Storage	Self Storage
41.02	Property				Little Rock Storage - Geyer Springs			8015 Geyer Springs Road	Little Rock	Arkansas	72209	Self Storage	Self Storage
41.03	Property				Little Rock Storage - Leon Circle			6100 Leon Circle	Little Rock	Arkansas	72209	Self Storage	Self Storage
42	Loan		CGMRC	CGMRC	Warehouse Lofts	NAP	NAP	4513 North Florida Avenue	Tampa	Florida	33603	Multifamily	Garden
43	Loan		SMF V	SMC	Venture Plaza	NAP	NAP	3150 Livernois Road	Troy	Michigan	48083	Office	Suburban
44	Loan		PCC	PCC	Judiciary Place	NAP	NAP	9300 West Courthouse Road	Manassas	Virginia	20110	Office	Suburban
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	Group 4	NAP	6912 Milwood Avenue	Canoga Park	California	91303	Multifamily	Garden
46	Loan		SMF V	SMC	Palm West	NAP	NAP	300 West Lower Buckeye Road	Avondale	Arizona	85323	Manufactured Housing Community	Manufactured Housing Community
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	NAP	NAP	7199 Natural Bridge Road	Northwoods	Missouri	63121	Retail	Single Tenant
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	Group 4	NAP	11121 Arminta Street	Sun Valley	California	91352	Multifamily	Garden
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	Group 4	NAP	8510 Columbus Avenue	North Hills	California	91343	Multifamily	Garden
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	NAP	NAP	1124 North Park Street	Carrollton	Georgia	30117	Retail	Anchored
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	NAP	NAP	1990 McCrays Mills Road	Sumter	South Carolina	29150	Retail	Single Tenant
52	Loan		Barclays	Barclays Bank PLC	Central Park East	Group 4	NAP	1129 East Central Avenue	Redlands	California	92374	Multifamily	Garden
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	Group 4	NAP	2016 Riverside Drive	Los Angeles	California	90039	Office	CBD
54	Loan		CGMRC	CGMRC	515 Main Street	NAP	NAP	515 Main Street	Park City	Utah	84060	Retail	Unanchored

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	1952	2015	214,341	SF	933.09	Fee Simple	75,000,000	75,000,000	75,000,000	8.2%
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	1913	2009	82,573	SF	2,603.76	Fee Simple	57,500,000	57,500,000	57,500,000	6.3%
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	1998, 2001	NAP	942,843	SF	140.00	Fee Simple	50,000,000	50,000,000	50,000,000	5.5%
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	1985	2005, 2012	1,459,997	SF	199.32	Fee Simple	36,375,000	36,375,000	36,375,000	4.0%
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6			158,399	SF	221.27	Fee Simple	35,048,994	35,048,994		3.8%
5.01	Property				Walgreens - Wauwatosa, WI	1998	NAP	24,570	SF		Fee Simple			5,461,731	0.6%
5.02	Property				Walgreens - Valparaiso, IN	1996	NAP	16,825	SF		Fee Simple			3,585,227	0.4%
5.03	Property				Walgreens - Salina, KS	2000	NAP	15,120	SF		Fee Simple			3,567,221	0.4%
5.04	Property				Walgreens - Ottawa, KS	2006	NAP	14,820	SF		Fee Simple			3,496,443	0.4%
5.05	Property				Walgreens - Overland Park, KS	2005	NAP	14,385	SF		Fee Simple			3,393,814	0.4%
5.06	Property				Walgreens - Rayne, LA	2005	NAP	14,490	SF		Fee Simple			3,221,021	0.4%
5.07	Property				Walgreens - Plymouth, IN	2005	NAP	14,820	SF		Fee Simple			3,157,983	0.3%
5.08	Property				Walgreens - Griffith, IN	2010	NAP	14,550	SF		Fee Simple			3,100,449	0.3%
5.09	Property				Walgreens - Waterloo, IA	2003	NAP	14,560	SF		Fee Simple			3,063,999	0.3%
5.10	Property				Walgreens - Spencer, IA	2007	NAP	14,259	SF		Fee Simple			3,001,106	0.3%
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	1970	2003, 2006	536,093	SF	606.24	Fee Simple	35,000,000	35,000,000	35,000,000	3.8%
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	2002	2013	351	Rooms	284,900.28	Fee Simple	35,000,000	35,000,000	35,000,000	3.8%
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	2016	NAP	63,331	SF	464.23	Fee Simple	29,400,000	29,400,000	29,400,000	3.2%
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	1989	2015	192,979	SF	149.43	Fee Simple	29,000,000	28,837,003	28,837,003	3.2%
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	1966, 2003, 2010	2009-2011	91,102	SF	307.90	Fee Simple	28,050,000	28,050,000	28,050,000	3.1%
11	Loan	31	PCC	PCC	Boynton Trail Centre	1984-1992	2012-2014	232,402	SF	116.18	Fee Simple	27,000,000	27,000,000	27,000,000	3.0%
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	1964	2015	150,589	SF	179.30	Leasehold	27,000,000	27,000,000	27,000,000	3.0%
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	1999	2015	1,303,073	SF	259.00	Fee Simple	22,500,000	22,500,000	22,500,000	2.5%
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4			103,710	SF	216.90	Fee Simple	22,495,184	22,495,184		2.5%
14.01	Property				Walgreens - Allendale, MI	2007	NAP	14,820	SF		Fee Simple			3,515,451	0.4%
14.02	Property				Walgreens - Marquette, MI	2008	NAP	14,820	SF		Fee Simple			3,412,412	0.4%
14.03	Property				Walgreens - Russellville, AR	2006	NAP	14,820	SF		Fee Simple			3,262,496	0.4%
14.04	Property				Walgreens - Cincinnati, OH	2009	NAP	14,820	SF		Fee Simple			3,248,733	0.4%
14.05	Property				Walgreens - Lawton, OK	2000	NAP	15,120	SF		Fee Simple			3,115,120	0.3%
14.06	Property				Walgreens - Edmond, OK	2001	NAP	14,490	SF		Fee Simple			2,985,323	0.3%
14.07	Property				Walgreens - Mcalester, OK	2005	NAP	14,820	SF		Fee Simple			2,955,649	0.3%
15	Loan	38	SMF V	SMC	Walgreens Pool 1			87,085	SF	240.84		21,000,000	20,973,238		2.3%
15.01	Property				Walgreens Peoria IL	2002	NAP	15,120	SF		Fee Simple			5,565,898	0.6%
15.02	Property				Walgreens Albuqurerque	2000	NAP	15,120	SF		Fee Simple			3,463,581	0.4%
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	1999	NAP	13,915	SF		Fee Simple			3,222,888	0.4%
15.04	Property				Walgreens Allen	1998	NAP	13,905	SF		Fee Simple			3,126,011	0.3%
15.05	Property				Walgreens Tulsa	1999	NAP	15,120	SF		Fee Simple			3,092,055	0.3%
15.06	Property				Walgreens Alvin	1999	NAP	13,905	SF		Fee Simple			2,502,806	0.3%
16	Loan	38	SMF V	SMC	Walgreens Pool 2			89,455	SF	218.16		19,540,000	19,515,099		2.1%
16.01	Property				Walgreens Moline	2002	NAP	15,120	SF		Fee Simple			3,892,034	0.4%
16.02	Property				Walgreens Hammond	2000	NAP	15,120	SF		Fee Simple			3,645,349	0.4%
16.03	Property				Walgreens Friendswood	1999	NAP	15,120	SF		Fee Simple			3,306,781	0.4%
16.04	Property				Walgreens Edinburg	2000	2016	15,120	SF		Fee Simple			2,988,187	0.3%
16.05	Property				Walgreens Decatur	2002	NAP	15,070	SF		Fee Simple			2,892,309	0.3%
16.06	Property				Walgreens Jackson	1998	NAP	13,905	SF		Fee Simple			2,790,439	0.3%
17	Loan	38	SMF V	SMC	Walgreens Pool 4			85,860	SF	224.35		19,287,000	19,262,421		2.1%

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance
17.01	Property				Walgreens Cottonwood	1999	NAP	13,905	SF		Fee Simple			4,127,733	0.5%
17.02	Property				Walgreens Rio Rancho	1999	2015	15,120	SF		Fee Simple			3,888,039	0.4%
17.03	Property				Walgreens Mentor	1998	2007	13,905	SF		Fee Simple			3,272,824	0.4%
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	1999	NAP	15,120	SF		Fee Simple			2,835,382	0.3%
17.05	Property				Walgreens Louisville	1998	NAP	13,905	SF		Fee Simple			2,795,433	0.3%
17.06	Property				Walgreens Overland Park	1998	NAP	13,905	SF		Fee Simple			2,343,010	0.3%
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	1956	2016	128,570	SF	141.56	Fee Simple	18,200,000	18,200,000	18,200,000	2.0%
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	1974	2006	212	Rooms	84,698.88	Leasehold	18,000,000	17,956,162	17,956,162	2.0%
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	1987-1989, 1998	2014, 2016	339,346	SF	51.72	Leasehold	17,550,000	17,550,000	17,550,000	1.9%
21	Loan		SG	SG	Ontario City Centre	1947	1994, 2005, 2015	320,791	SF	48.94	Leasehold	15,700,000	15,700,000	15,700,000	1.7%
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio			231,588	SF	65.63	Fee Simple	15,200,000	15,200,000		1.7%
22.01	Property				Horn Lake Storage - Goodman Road	2005	NAP	97,288	SF		Fee Simple			7,200,000	0.8%
22.02	Property				Rogers Storage - N. 24th Street	1993	2014	76,400	SF		Fee Simple			4,050,000	0.4%
22.03	Property				Bentonville Storage - E Central Avenue	2002	NAP	57,900	SF		Fee Simple			3,950,000	0.4%
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	1980	1986, 1999-2000	177,576	SF	84.47	Fee Simple	15,000,000	15,000,000	15,000,000	1.6%
24	Loan	43	PCC	PCC	Gene Autry Plaza	2009	NAP	60,822	SF	246.62	Fee Simple	15,000,000	15,000,000	15,000,000	1.6%
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio			173,988	SF	83.63	Fee Simple	14,550,000	14,550,000		1.6%
25.01	Property				McKinney-McDonald St.	1993	NAP	83,970	SF		Fee Simple			6,620,000	0.7%
25.02	Property				Midtown Vault Self Storage	1960	1988, 2010	34,593	SF		Fee Simple			4,100,000	0.4%
25.03	Property				McKinney Storage-Safeway	1981	NAP	55,425	SF		Fee Simple			3,830,000	0.4%
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	2006	NAP	69,798	SF	200.32	Leasehold	14,000,000	13,981,857	13,981,857	1.5%
27	Loan		SMF V	SMC	Villanueva Portfolio			88,778	SF	146.81		13,050,000	13,033,623		1.4%
27.01	Property				Waynesboro Shopping Center	2006-2007	NAP	28,532	SF		Fee Simple			4,364,516	0.5%
27.02	Property				Kuykendahl Medical Office	2005	NAP	22,000	SF		Fee Simple			3,405,721	0.4%
27.03	Property				University Medical Plaza	2004	NAP	22,240	SF		Fee Simple			3,076,135	0.3%
27.04	Property				Wortham Village Shopping Center	2003	NAP	16,006	SF		Fee Simple			2,187,252	0.2%
28	Loan		SG	SG	Boulevard Apartments	1987	NAP	211	Units	61,611.37	Fee Simple	13,000,000	13,000,000	13,000,000	1.4%
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	2005	2012	118	Rooms	105,798.27	Fee Simple	12,500,000	12,484,195	12,484,195	1.4%
30	Loan		PCC	PCC	Summit Center Marketplace	2004-2006	NAP	72,858	SF	162.43	Fee Simple	11,850,000	11,834,081	11,834,081	1.3%
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio			264,360	SF	41.99	Fee Simple	11,100,000	11,100,000		1.2%
31.01	Property				Rogers Storage - StorMart	2002-2006	NAP	138,960	SF		Fee Simple			6,070,000	0.7%
31.02	Property				Horn Lake Storage - Audubon Point Drive	2007	NAP	125,400	SF		Fee Simple			5,030,000	0.6%
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	1924	2013	103	Rooms	102,524.27	Fee Simple	10,560,000	10,560,000	10,560,000	1.2%
33	Loan		PCC	PCC	Okatie Village Commons	2008	NAP	58,727	SF	175.39	Fee Simple	10,300,000	10,300,000	10,300,000	1.1%
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	1975	NAP	123	Units	81,189.19	Fee Simple	10,000,000	9,986,270	9,986,270	1.1%
35	Loan		SG	SG	Sand Creek Business Center	2004-2005	2014, 2015	50,880	SF	162.15	Fee Simple	8,250,000	8,250,000	8,250,000	0.9%
36	Loan		CGMRC	CGMRC	Wilmette Commons	1988	NAP	35,252	SF	226.94	Fee Simple	8,000,000	8,000,000	8,000,000	0.9%
37	Loan		SG	SG	All Storage Granbury	2004	NAP	139,060	SF	57.28	Fee Simple	8,000,000	7,964,784	7,964,784	0.9%
38	Loan	50	SMF V	SMC	Creekside Plaza	1986	NAP	65,272	SF	116.00	Fee Simple	7,600,000	7,571,728	7,571,728	0.8%
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	1987	2011	95,498	SF	78.54	Fee Simple	7,500,000	7,500,000	7,500,000	0.8%
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	2006	2014	85	Rooms	86,836.76	Fee Simple	7,400,000	7,381,124	7,381,124	0.8%
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio			157,119	SF	44.52	Fee Simple	6,995,000	6,995,000		0.8%
41.01	Property				Bentonville Storage SE J Street	1995	NAP	58,200	SF		Fee Simple			3,050,000	0.3%
41.02	Property				Little Rock Storage - Geyer Springs	1986	2005, 2009	42,550	SF		Fee Simple			2,375,000	0.3%
41.03	Property				Little Rock Storage - Leon Circle	1988	NAP	56,369	SF		Fee Simple			1,570,000	0.2%
42	Loan		CGMRC	CGMRC	Warehouse Lofts	1970	2015-2016	54	Units	118,055.56	Fee Simple	6,375,000	6,375,000	6,375,000	0.7%
43	Loan		SMF V	SMC	Venture Plaza	1986	2007	63,084	SF	93.53	Fee Simple	5,900,000	5,900,000	5,900,000	0.6%
44	Loan		PCC	PCC	Judiciary Place	2004	NAP	43,902	SF	131.94	Fee Simple	5,800,000	5,792,334	5,792,334	0.6%
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	1989	NAP	41	Units	113,989.62	Fee Simple	4,680,000	4,673,574	4,673,574	0.5%
46	Loan		SMF V	SMC	Palm West	1983	NAP	141	Pads	30,062.95	Fee Simple	4,250,000	4,238,876	4,238,876	0.5%
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	2000	NAP	16,335	SF	256.66	Fee Simple	4,192,500	4,192,500	4,192,500	0.5%
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	1969	NAP	49	Units	84,577.59	Fee Simple	4,150,000	4,144,302	4,144,302	0.5%
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	1963	NAP	48	Units	86,131.58	Fee Simple	4,140,000	4,134,316	4,134,316	0.5%
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	1999	NAP	91,188	SF	43.87	Fee Simple	4,000,000	4,000,000	4,000,000	0.4%
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	2005	NAP	14,820	SF	256.41	Fee Simple	3,800,000	3,800,000	3,800,000	0.4%
52	Loan		Barclays	Barclays Bank PLC	Central Park East	1986	NAP	40	Units	79,890.16	Fee Simple	3,200,000	3,195,606	3,195,606	0.3%
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	1979	NAP	30,000	SF	86.55	Fee Simple	2,600,000	2,596,430	2,596,430	0.3%
54	Loan		CGMRC	CGMRC	515 Main Street	1898	2007, 2009, 2015-2016	2,780	SF	830.94	Fee Simple	2,310,000	2,310,000	2,310,000	0.3%

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	75,000,000	4.05000%	0.0131%	4.03690%	256,640.63	3,079,687.50	427,734.38	5,132,812.50	Interest Only	Actual/360	1
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	57,500,000	4.12650%	0.0131%	4.11340%	200,474.35	2,405,692.19	549,125.39	6,589,504.68	Interest Only	Actual/360	1
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	50,000,000	3.68850%	0.0131%	3.67540%	155,822.05	1,869,864.60	255,548.16	3,066,577.92	Interest Only ARD	Actual/360	2
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	36,375,000	2.98821%	0.0131%	2.97511%	91,838.26	1,102,059.12	642,867.85	7,714,414.20	Interest Only	Actual/360	1
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	35,048,994	4.59300%	0.0131%	4.57990%	136,013.22	1,632,158.63			Interest Only ARD	Actual/360	0
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	35,000,000	3.58700%	0.0131%	3.57390%	106,073.90	1,272,886.80	878,898.03	10,546,776.39	Interest Only	Actual/360	1
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	35,000,000	3.66800%	0.0131%	3.65490%	108,469.21	1,301,630.52	201,442.82	2,417,313.84	Interest Only	Actual/360	2
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	26,767,024	4.19000%	0.0131%	4.17690%	143,599.51	1,723,194.12			Interest Only, Then Amortizing	Actual/360	2
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	26,751,233	5.01400%	0.0131%	5.00090%	155,926.50	1,871,118.00			Amortizing	Actual/360	5
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	22,891,577	4.78000%	0.0206%	4.75940%	146,829.73	1,761,956.76			Amortizing	Actual/360	0
11	Loan	31	PCC	PCC	Boynton Trail Centre	22,380,789	4.39000%	0.0206%	4.36940%	135,046.00	1,620,552.00			Interest Only, Then Amortizing	Actual/360	1
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	22,934,756	4.30000%	0.0131%	4.28690%	133,615.29	1,603,383.48			Interest Only, Then Amortizing	Actual/360	1
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	22,500,000	3.61590%	0.0119%	3.60405%	68,739.77	824,877.24	962,356.72	11,548,280.64	Interest Only	Actual/360	4
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	22,495,184	4.59300%	0.0131%	4.57990%	87,296.15	1,047,553.85			Interest Only ARD	Actual/360	0
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	16,997,687	4.68000%	0.0131%	4.66690%	108,661.64	1,303,939.68			Amortizing	Actual/360	1
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	15,815,943	4.68000%	0.0131%	4.66690%	101,107.07	1,213,284.84			Amortizing	Actual/360	1
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	15,611,160	4.68000%	0.0131%	4.66690%	99,797.96	1,197,575.52			Amortizing	Actual/360	1

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	16,603,297	4.31200%	0.0131%	4.29890%	90,194.89	1,082,338.68			Interest Only, Then Amortizing	Actual/360	1
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	11,336,452	4.99100%	0.0131%	4.97790%	118,702.56	1,424,430.72			Amortizing	Actual/360	1
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	15,888,553	3.86000%	0.0406%	3.81940%	82,376.10	988,513.20			Interest Only, Then Amortizing	Actual/360	1
21	Loan		SG	SG	Ontario City Centre	14,416,776	4.72000%	0.0131%	4.70690%	81,614.97	979,379.64			Interest Only, Then Amortizing	Actual/360	0
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	14,454,713	5.33000%	0.0331%	5.29690%	84,689.70	1,016,276.40			Interest Only, Then Amortizing	Actual/360	0
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	12,755,442	4.34000%	0.0131%	4.32690%	74,583.45	895,001.40			Interest Only, Then Amortizing	Actual/360	1
24	Loan	43	PCC	PCC	Gene Autry Plaza	12,972,707	3.99000%	0.0206%	3.96940%	71,525.84	858,310.08			Interest Only, Then Amortizing	Actual/360	2
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	13,836,584	5.33000%	0.0431%	5.28690%	81,068.11	972,817.32			Interest Only, Then Amortizing	Actual/360	0
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	11,351,070	4.58800%	0.0131%	4.57490%	71,669.84	860,038.08			Amortizing	Actual/360	1
27	Loan		SMF V	SMC	Villanueva Portfolio	10,643,804	4.76400%	0.0531%	4.71090%	68,185.14	818,221.68			Amortizing	Actual/360	1
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	13,000,000	4.66000%	0.0131%	4.64690%	51,184.49	614,213.89			Interest Only	Actual/360	0
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	10,181,224	4.72300%	0.0131%	4.70990%	65,002.64	780,031.68			Amortizing	Actual/360	1
30	Loan		PCC	PCC	Summit Center Marketplace	9,542,707	4.39000%	0.0206%	4.36940%	59,270.19	711,242.28			Amortizing	Actual/360	1
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	10,555,744	5.33000%	0.0431%	5.28690%	61,845.77	742,149.24			Interest Only, Then Amortizing	Actual/360	0
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	9,004,174	4.44000%	0.0131%	4.42690%	53,130.16	637,561.92			Interest Only, Then Amortizing	Actual/360	1
33	Loan		PCC	PCC	Okatie Village Commons	8,340,768	4.55000%	0.0506%	4.49940%	52,495.03	629,940.36			Amortizing	Actual/360	0
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	8,018,983	4.26910%	0.0131%	4.25600%	49,305.87	591,670.44			Amortizing	Actual/360	1
35	Loan		SG	SG	Sand Creek Business Center	6,784,104	5.01000%	0.0131%	4.99690%	44,338.22	532,058.64			Amortizing	Actual/360	0
36	Loan		CGMRC	CGMRC	Wilmette Commons	7,302,633	4.35000%	0.0131%	4.33690%	39,824.94	477,899.28			Interest Only, Then Amortizing	Actual/360	1
37	Loan		SG	SG	All Storage Granbury	6,303,710	3.78200%	0.0131%	3.76890%	37,194.66	446,335.92			Amortizing	Actual/360	3
38	Loan	50	SMF V	SMC	Creekside Plaza	6,177,801	4.66300%	0.0131%	4.64990%	39,247.63	470,971.56			Amortizing	Actual/360	3
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	6,540,274	4.33600%	0.0131%	4.32290%	37,274.07	447,288.84			Interest Only, Then Amortizing	Actual/360	3
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	4,584,186	4.58800%	0.0131%	4.57490%	47,168.30	566,019.60			Amortizing	Actual/360	1
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	6,652,021	5.33000%	0.0431%	5.28690%	38,973.98	467,687.76			Interest Only, Then Amortizing	Actual/360	0
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	5,334,550	4.70000%	0.0131%	4.68690%	33,063.16	396,757.92			Interest Only, Then Amortizing	Actual/360	0
43	Loan		SMF V	SMC	Venture Plaza	5,320,592	4.86200%	0.0531%	4.80890%	31,176.75	374,121.00			Interest Only, Then Amortizing	Actual/360	1
44	Loan		PCC	PCC	Judiciary Place	4,685,242	4.48000%	0.0206%	4.45940%	29,318.86	351,826.32			Amortizing	Actual/360	1
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	3,752,883	4.26910%	0.0131%	4.25600%	23,075.15	276,901.80			Amortizing	Actual/360	1
46	Loan		SMF V	SMC	Palm West	3,411,620	4.29700%	0.0606%	4.23640%	21,024.55	252,294.60			Amortizing	Actual/360	2
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	3,679,399	4.61000%	0.0131%	4.59690%	21,517.68	258,212.16			Interest Only, Then Amortizing	Actual/360	0
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	3,327,877	4.26910%	0.0131%	4.25600%	20,461.94	245,543.28			Amortizing	Actual/360	1
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	3,319,859	4.26910%	0.0131%	4.25600%	20,412.63	244,951.56			Amortizing	Actual/360	1
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	4,000,000	4.48400%	0.0131%	4.47090%	15,154.26	181,851.12			Interest Only	Actual/360	0
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	3,357,353	4.91000%	0.0131%	4.89690%	20,190.72	242,288.64			Interest Only, Then Amortizing	Actual/360	1
52	Loan		Barclays	Barclays Bank PLC	Central Park East	2,566,074	4.26910%	0.0131%	4.25600%	15,777.88	189,334.56			Amortizing	Actual/360	1
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	2,084,935	4.26910%	0.0131%	4.25600%	12,819.53	153,834.36			Amortizing	Actual/360	1
54	Loan		CGMRC	CGMRC	515 Main Street	1,921,563	5.37000%	0.0131%	5.35690%	12,928.14	155,137.68			Amortizing	Actual/360	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	120	119	120	119	0	0	10/20/2016	6	12/6/2016	11/6/2026		11/6/2026	No
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	120	119	120	119	0	0	11/4/2016	6	12/6/2016	11/6/2026		11/6/2026	No
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	60	58	60	58	0	0	9/28/2016	6	11/6/2016	10/6/2021		10/6/2021	Yes
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	120	119	120	119	0	0	10/5/2016	1	12/1/2016	11/1/2026		11/1/2026	No
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	120	120	120	120	0	0	11/15/2016	1	1/1/2017	12/1/2026		12/1/2026	Yes
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	120	119	120	119	0	0	10/6/2016	1	12/1/2016	11/1/2026		11/1/2026	No
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	120	118	120	118	0	0	9/14/2016	1	11/1/2016	10/1/2026		10/1/2026	No
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	60	58	120	118	360	360	10/3/2016	6	11/6/2016	10/6/2021	11/6/2021	10/6/2026	No
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	0	0	60	55	360	355	6/9/2016	6	8/6/2016		8/6/2016	7/6/2021	No
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	0	0	120	120	360	360	11/10/2016	1	1/1/2017		1/1/2017	12/1/2026	No
11	Loan	31	PCC	PCC	Boynton Trail Centre	12	11	120	119	360	360	10/26/2016	1	12/1/2016	11/1/2017	12/1/2017	11/1/2026	No
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	24	23	120	119	360	360	10/17/2016	6	12/6/2016	11/6/2018	12/6/2018	11/6/2026	No
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	120	116	120	116	0	0	7/28/2016	5	9/5/2016	8/5/2026		8/5/2026	No
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	120	120	120	120	0	0	11/15/2016	1	1/1/2017	12/1/2026		12/1/2026	Yes
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	0	0	122	121	360	359	11/1/2016	6	12/6/2016		12/6/2016	1/6/2027	No
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	0	0	122	121	360	359	11/1/2016	6	12/6/2016		12/6/2016	1/6/2027	No
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	0	0	122	121	360	359	11/1/2016	6	12/6/2016		12/6/2016	1/6/2027	No

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	24	23	84	83	360	360	10/24/2016	6	12/6/2016	11/6/2018	12/6/2018	11/6/2023	No
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	0	0	120	119	240	239	11/7/2016	6	12/6/2016		12/6/2016	11/6/2026	No
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	60	59	120	119	360	360	11/4/2016	6	12/6/2016	11/6/2021	12/6/2021	11/6/2026	No
21	Loan		SG	SG	Ontario City Centre	60	60	120	120	360	360	11/9/2016	1	1/1/2017	12/1/2021	1/1/2022	12/1/2026	No
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	18	18	60	60	360	360	11/8/2016	6	1/6/2017	6/6/2018	7/6/2018	12/6/2021	No
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	24	23	120	119	360	360	11/4/2016	6	12/6/2016	11/6/2018	12/6/2018	11/6/2026	No
24	Loan	43	PCC	PCC	Gene Autry Plaza	36	34	120	118	360	360	9/2/2016	1	11/1/2016	10/1/2019	11/1/2019	10/1/2026	No
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	18	18	60	60	360	360	11/8/2016	6	1/6/2017	6/6/2018	7/6/2018	12/6/2021	No
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	0	0	120	119	360	359	11/2/2016	6	12/6/2016		12/6/2016	11/6/2026	No
27	Loan		SMF V	SMC	Villanueva Portfolio	0	0	120	119	360	359	10/21/2016	6	12/6/2016		12/6/2016	11/6/2026	No
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	120	120	120	120	0	0	11/10/2016	1	1/1/2017	12/1/2026		12/1/2026	No
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	0	0	120	119	360	359	10/27/2016	6	12/6/2016		12/6/2016	11/6/2026	No
30	Loan		PCC	PCC	Summit Center Marketplace	0	0	120	119	360	359	10/7/2016	1	12/1/2016		12/1/2016	11/1/2026	No
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	18	18	60	60	360	360	11/8/2016	6	1/6/2017	6/6/2018	7/6/2018	12/6/2021	No
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	24	23	120	119	360	360	10/26/2016	6	12/6/2016	11/6/2018	12/6/2018	11/6/2026	No
33	Loan		PCC	PCC	Okatie Village Commons	0	0	120	120	360	360	11/4/2016	1	1/1/2017		1/1/2017	12/1/2026	No
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
35	Loan		SG	SG	Sand Creek Business Center	0	0	120	120	360	360	11/10/2016	1	1/1/2017		1/1/2017	12/1/2026	No
36	Loan		CGMRC	CGMRC	Wilmette Commons	60	59	120	119	360	360	11/2/2016	6	12/6/2016	11/6/2021	12/6/2021	11/6/2026	No
37	Loan		SG	SG	All Storage Granbury	0	0	120	117	360	357	8/8/2016	1	10/1/2016		10/1/2016	9/1/2026	No
38	Loan	50	SMF V	SMC	Creekside Plaza	0	0	120	117	360	357	8/26/2016	6	10/6/2016		10/6/2016	9/6/2026	No
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	36	33	120	117	360	360	9/1/2016	6	10/6/2016	9/6/2019	10/6/2019	9/6/2026	No
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	0	0	120	119	240	239	10/20/2016	6	12/6/2016		12/6/2016	11/6/2026	No
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	18	18	60	60	360	360	11/8/2016	6	1/6/2017	6/6/2018	7/6/2018	12/6/2021	No
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	12	12	120	120	360	360	11/10/2016	6	1/6/2017	12/6/2017	1/6/2018	12/6/2026	No
43	Loan		SMF V	SMC	Venture Plaza	48	47	120	119	360	360	11/1/2016	6	12/6/2016	11/6/2020	12/6/2020	11/6/2026	No
44	Loan		PCC	PCC	Judiciary Place	0	0	120	119	360	359	10/3/2016	1	12/1/2016		12/1/2016	11/1/2026	No
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
46	Loan		SMF V	SMC	Palm West	0	0	120	118	360	358	9/29/2016	6	11/6/2016		11/6/2016	10/6/2026	No
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	36	36	120	120	360	360	11/9/2016	6	1/6/2017	12/6/2019	1/6/2020	12/6/2026	No
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	120	120	120	120	0	0	11/15/2016	6	1/6/2017	12/6/2026		12/6/2026	No
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	36	35	120	119	360	360	10/11/2016	6	12/6/2016	11/6/2019	12/6/2019	11/6/2026	No
52	Loan		Barclays	Barclays Bank PLC	Central Park East	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	0	0	120	119	360	359	10/11/2016	6	12/6/2016		12/6/2016	11/6/2026	No
54	Loan		CGMRC	CGMRC	515 Main Street	0	0	120	120	360	360	11/9/2016	6	1/6/2017		1/6/2017	12/6/2026	No

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)	2013 Expenses ($)	2013 NOI ($)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue		3	0	Lockout/25_Defeasance/91_0%/4	16,405,777	2,677,722	13,728,055	16,950,567	2,815,068	14,135,499	17,291,494
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	10/6/2026	0	0	Lockout/24_YM1%/31_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills		0	0	Lockout/25_Defeasance/88_0%/7	48,438,321	13,439,008	34,999,313	52,996,465	15,601,250	37,395,215	53,336,259
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	12/1/2031	5	5	Lockout/25_YM1%/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.01	Property				Walgreens - Wauwatosa, WI					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.02	Property				Walgreens - Valparaiso, IN					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.03	Property				Walgreens - Salina, KS					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.04	Property				Walgreens - Ottawa, KS					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.05	Property				Walgreens - Overland Park, KS					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.06	Property				Walgreens - Rayne, LA					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.07	Property				Walgreens - Plymouth, IN					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.08	Property				Walgreens - Griffith, IN					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.09	Property				Walgreens - Waterloo, IA					N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.10	Property				Walgreens - Spencer, IA					N/A	N/A	N/A	N/A	N/A	N/A	N/A
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair		5	0	Lockout/25_Defeasance or YM1%/91_0%/4	31,587,519	6,451,070	25,136,449	32,794,192	6,442,884	26,351,308	33,828,407
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City		0	5	Lockout/26_Defeasance/90_0%/4	39,455,861	24,592,217	14,863,644	42,293,577	26,422,121	15,871,456	43,783,173
8	Loan		CGMRC	CGMRC	925 La Brea Avenue		0	0	Lockout/26_Defeasance/87_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18		0	0	Lockout/29_Defeasance/26_0%/5	N/A	N/A	N/A	3,865,761	1,478,228	2,387,533	2,817,095
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center		0	5	Lockout/24_Defeasance/91_0%/5	2,712,270	600,249	2,112,021	2,868,351	553,248	2,315,103	2,779,282
11	Loan	31	PCC	PCC	Boynton Trail Centre		0	5	Lockout/25_Defeasance/91_0%/4	2,945,121	1,390,539	1,554,582	3,124,384	1,326,254	1,798,130	3,263,935
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,042,797	1,302,129	740,668	4,869,963
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center		5	3	YM1%/28_Defeasance or YM1%/85_0%/7	70,604,915	27,436,210	43,168,705	74,937,618	27,593,401	47,344,217	76,321,753
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	12/1/2031	5	5	Lockout/25_YM1%/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.01	Property				Walgreens - Allendale, MI					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.02	Property				Walgreens - Marquette, MI					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.03	Property				Walgreens - Russellville, AR					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.04	Property				Walgreens - Cincinnati, OH					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.05	Property				Walgreens - Lawton, OK					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.06	Property				Walgreens - Edmond, OK					N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.07	Property				Walgreens - Mcalester, OK					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15	Loan	38	SMF V	SMC	Walgreens Pool 1		0	0	Lockout/3_YM1%/22_Defeasance or YM1%/91_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.01	Property				Walgreens Peoria IL					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.02	Property				Walgreens Albuqurerque					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.04	Property				Walgreens Allen					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.05	Property				Walgreens Tulsa					N/A	N/A	N/A	N/A	N/A	N/A	N/A
15.06	Property				Walgreens Alvin					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	38	SMF V	SMC	Walgreens Pool 2		0	0	Lockout/3_YM1%/22_Defeasance or YM1%/91_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.01	Property				Walgreens Moline					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.02	Property				Walgreens Hammond					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.03	Property				Walgreens Friendswood					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.04	Property				Walgreens Edinburg					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.05	Property				Walgreens Decatur					N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.06	Property				Walgreens Jackson					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17	Loan	38	SMF V	SMC	Walgreens Pool 4		0	0	Lockout/3_YM1%/22_Defeasance or YM1%/91_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)	2013 Expenses ($)	2013 NOI ($)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)
17.01	Property				Walgreens Cottonwood					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.02	Property				Walgreens Rio Rancho					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.03	Property				Walgreens Mentor					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.04	Property				Walgreens Peoria AZ - Deer Valley Road					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.05	Property				Walgreens Louisville					N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.06	Property				Walgreens Overland Park					N/A	N/A	N/A	N/A	N/A	N/A	N/A
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office		0	0	Lockout/25_Defeasance/54_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport		0	0	Lockout/25_Defeasance/91_0%/4	11,366,001	9,018,844	2,347,157	12,158,349	9,839,669	2,318,680	13,742,762
20	Loan		CGMRC	CGMRC	Seven Mile Crossing		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	4,570,342
21	Loan		SG	SG	Ontario City Centre		5	5	Lockout/24_Defeasance/93_0%/3	4,642,880	2,661,317	1,981,563	4,784,166	2,779,353	2,004,813	4,701,448
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio		0	0	Lockout/24_Defeasance/32_0%/4	N/A	N/A	N/A	1,515,198	569,744	945,454	1,706,881
22.01	Property				Horn Lake Storage - Goodman Road					N/A	N/A	N/A	729,381	272,845	456,536	809,582
22.02	Property				Rogers Storage - N. 24th Street					N/A	N/A	N/A	408,228	169,877	238,351	457,771
22.03	Property				Bentonville Storage - E Central Avenue					N/A	N/A	N/A	377,589	127,023	250,566	439,528
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,023,165	687,261	1,335,904	2,093,629
24	Loan	43	PCC	PCC	Gene Autry Plaza		0	5	Lockout/26_Defeasance/90_0%/4	1,417,709	319,623	1,098,085	1,553,186	339,522	1,213,663	1,645,374
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio		0	0	Lockout/24_Defeasance/32_0%/4	N/A	N/A	N/A	1,649,068	716,212	932,856	1,869,851
25.01	Property				McKinney-McDonald St.					N/A	N/A	N/A	711,662	323,543	388,119	836,328
25.02	Property				Midtown Vault Self Storage					N/A	N/A	N/A	503,146	192,752	310,394	525,304
25.03	Property				McKinney Storage-Safeway					N/A	N/A	N/A	434,260	199,916	234,344	508,219
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus		0	0	Lockout/6_YM1%/109_0%/5	2,565,668	830,189	1,735,479	2,442,200	801,537	1,640,663	2,344,783
27	Loan		SMF V	SMC	Villanueva Portfolio		0	0	Lockout/25_Defeasance/90_0%/5	1,517,083	646,887	870,196	1,654,964	615,873	1,039,091	1,658,103
27.01	Property				Waynesboro Shopping Center					520,575	130,517	390,058	544,446	137,231	407,215	541,133
27.02	Property				Kuykendahl Medical Office					346,527	182,331	164,196	384,988	165,057	219,931	456,244
27.03	Property				University Medical Plaza					258,559	154,760	103,799	362,434	158,169	204,265	351,116
27.04	Property				Wortham Village Shopping Center					391,422	179,279	212,143	363,096	155,416	207,680	309,610
28	Loan		SG	SG	Boulevard Apartments		5	5	Lockout/24_Defeasance/93_0%/3	2,394,373	1,072,112	1,322,261	2,477,357	1,014,296	1,463,061	2,543,088
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris		0	0	Lockout/25_Defeasance/91_0%/4	4,455,570	2,882,751	1,572,819	4,654,509	3,067,100	1,587,408	4,826,114
30	Loan		PCC	PCC	Summit Center Marketplace		0	5	Lockout/25_Defeasance/91_0%/4	1,404,470	408,566	995,904	1,513,301	390,139	1,123,162	1,517,162
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio		0	0	Lockout/24_Defeasance/32_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	1,318,783
31.01	Property				Rogers Storage - StorMart					N/A	N/A	N/A	N/A	N/A	N/A	671,028
31.02	Property				Horn Lake Storage - Audubon Point Drive					N/A	N/A	N/A	N/A	N/A	N/A	647,755
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown		0	0	Lockout/25_Defeasance/91_0%/4	2,010,437	1,619,144	391,293	3,553,854	2,365,921	1,187,933	3,580,954
33	Loan		PCC	PCC	Okatie Village Commons		0	5	Lockout/24_Defeasance/92_0%/4	1,196,259	322,520	873,739	1,178,956	296,757	882,199	1,111,601
34	Loan		Barclays	Barclays Bank PLC	Terrace Point		0	0	Lockout/25_Defeasance/90_0%/5	1,352,996	545,742	807,254	1,378,351	609,155	769,195	1,428,324
35	Loan		SG	SG	Sand Creek Business Center		3	3	Lockout/24_Defeasance/92_0%/4	893,317	413,416	479,901	970,478	401,193	569,285	1,043,942
36	Loan		CGMRC	CGMRC	Wilmette Commons		0	0	Lockout/25_Defeasance/91_0%/4	1,375,541	468,253	907,288	1,234,077	444,070	790,007	975,250
37	Loan		SG	SG	All Storage Granbury		0	0	Lockout/27_Defeasance/88_0%/5	1,303,301	437,085	866,216	1,388,067	414,009	974,058	1,451,896
38	Loan	50	SMF V	SMC	Creekside Plaza		0	0	Lockout/27_Defeasance/89_0%/4	1,076,529	537,282	539,247	1,066,837	583,107	483,730	1,056,973
39	Loan	51	SMF V	BNYM	1120 Executive Plaza		0	0	Lockout/27_Defeasance/89_0%/4	812,786	972,955	-160,169	1,067,004	949,762	117,242	1,609,360
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno		0	0	Lockout/25_Defeasance/91_0%/4	2,398,068	1,388,414	1,009,654	2,393,406	1,379,255	1,014,151	2,661,329
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio		0	0	Lockout/24_Defeasance/32_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	997,852
41.01	Property				Bentonville Storage SE J Street					N/A	N/A	N/A	297,894	127,358	170,536	357,529
41.02	Property				Little Rock Storage - Geyer Springs					N/A	N/A	N/A	N/A	N/A	N/A	367,661
41.03	Property				Little Rock Storage - Leon Circle					N/A	N/A	N/A	N/A	N/A	N/A	272,662
42	Loan		CGMRC	CGMRC	Warehouse Lofts		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
43	Loan		SMF V	SMC	Venture Plaza		0	0	Lockout/25_Defeasance/90_0%/5	1,146,923	464,903	682,020	1,076,171	442,857	633,314	1,118,856
44	Loan		PCC	PCC	Judiciary Place		7	5	Lockout/25_Defeasance/91_0%/4	782,903	306,905	475,998	874,114	336,171	537,943	862,324
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe		0	0	Lockout/25_Defeasance/90_0%/5	443,328	172,576	270,752	467,952	217,671	250,281	557,270
46	Loan		SMF V	SMC	Palm West		0	0	Lockout/26_Defeasance/90_0%/4	419,157	77,126	342,031	423,490	55,258	368,232	451,540
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments		0	0	Lockout/25_Defeasance/90_0%/5	522,311	155,052	367,259	521,725	179,459	342,266	520,588
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens		0	0	Lockout/25_Defeasance/90_0%/5	545,214	245,700	299,514	565,299	253,075	312,224	595,897
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center		0	0	Lockout/24_Defeasance/91_0%/5	689,609	249,866	439,743	702,404	221,381	481,023	704,096
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
52	Loan		Barclays	Barclays Bank PLC	Central Park East		0	0	Lockout/25_Defeasance/90_0%/5	386,476	173,268	213,208	402,906	177,135	225,770	419,533
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office		0	0	Lockout/25_Defeasance/90_0%/5	342,346	90,171	252,175	429,260	88,025	341,235	367,937
54	Loan		CGMRC	CGMRC	515 Main Street		0	0	Lockout/24_YM1%/93_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	19,908,904	5,095,054
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	2,987,448	14,304,046	17,616,251	3,166,722	14,449,529	6/30/2016	12	Trailing 12	20,376,202	4,785,552
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	27,065,253	12,043,225
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	14,386,618	38,949,641	54,639,014	14,340,962	40,298,052	8/31/2016	12	Trailing 12	53,920,493	13,594,604
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	3,401,775	86,384
5.01	Property				Walgreens - Wauwatosa, WI	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	530,103	10,602
5.02	Property				Walgreens - Valparaiso, IN	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	347,973	6,959
5.03	Property				Walgreens - Salina, KS	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	346,226	6,925
5.04	Property				Walgreens - Ottawa, KS	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	339,356	6,787
5.05	Property				Walgreens - Overland Park, KS	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	329,396	6,588
5.06	Property				Walgreens - Rayne, LA	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	312,625	24,601
5.07	Property				Walgreens - Plymouth, IN	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	306,506	6,130
5.08	Property				Walgreens - Griffith, IN	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	300,923	6,018
5.09	Property				Walgreens - Waterloo, IA	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	297,385	5,948
5.10	Property				Walgreens - Spencer, IA	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	291,280	5,826
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	5,653,404	28,175,003	33,789,629	5,728,731	28,060,898	6/30/2016	12	Trailing 12	32,392,464	6,099,950
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	27,410,317	16,372,856	43,280,000	27,486,000	15,794,000	7/31/2016	12	Trailing 12	43,206,594	27,840,202
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	3,155,256	627,207
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	1,435,444	1,381,651	2,890,387	1,476,249	1,414,138	3/31/2016	12	Trailing 12	4,147,848	1,399,421
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	577,869	2,201,413	2,901,609	568,147	2,333,462	9/30/2016	12	Trailing 12	2,976,841	615,440
11	Loan	31	PCC	PCC	Boynton Trail Centre	1,374,032	1,889,903	3,306,860	1,379,164	1,927,696	8/31/2016	12	Trailing 12	4,001,365	1,427,758
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	2,724,032	2,145,931	5,016,910	2,659,637	2,357,273	6/30/2016	12	Trailing 12	5,329,670	2,871,677
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	28,187,578	48,134,175	77,042,098	27,974,389	49,067,709	4/30/2016	12	Trailing 12	78,773,625	26,733,883
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,183,331	43,667
14.01	Property				Walgreens - Allendale, MI	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	341,202	6,824
14.02	Property				Walgreens - Marquette, MI	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	331,201	6,624
14.03	Property				Walgreens - Russellville, AR	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	316,651	6,333
14.04	Property				Walgreens - Cincinnati, OH	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	315,315	6,306
14.05	Property				Walgreens - Lawton, OK	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	302,347	6,047
14.06	Property				Walgreens - Edmond, OK	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	289,748	5,795
14.07	Property				Walgreens - Mcalester, OK	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	286,869	5,737
15	Loan	38	SMF V	SMC	Walgreens Pool 1	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,671,504	16,715
15.01	Property				Walgreens Peoria IL	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	443,577	4,436
15.02	Property				Walgreens Albuqurerque	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	276,061	2,761
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	256,855	2,569
15.04	Property				Walgreens Allen	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	249,163	2,492
15.05	Property				Walgreens Tulsa	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	246,407	2,464
15.06	Property				Walgreens Alvin	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	199,440	1,994
16	Loan	38	SMF V	SMC	Walgreens Pool 2	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,555,164	15,552
16.01	Property				Walgreens Moline	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	310,162	3,102
16.02	Property				Walgreens Hammond	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	290,544	2,905
16.03	Property				Walgreens Friendswood	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	263,584	2,636
16.04	Property				Walgreens Edinburg	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	238,089	2,381
16.05	Property				Walgreens Decatur	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	230,462	2,305
16.06	Property				Walgreens Jackson	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	222,324	2,223
17	Loan	38	SMF V	SMC	Walgreens Pool 4	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,535,232	15,353

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
17.01	Property				Walgreens Cottonwood	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	329,030	3,290
17.02	Property				Walgreens Rio Rancho	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	309,800	3,098
17.03	Property				Walgreens Mentor	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	260,869	2,609
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	225,974	2,260
17.05	Property				Walgreens Louisville	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	222,809	2,228
17.06	Property				Walgreens Overland Park	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	186,750	1,868
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	N/A	N/A	910,645	714,454	196,191	8/31/2016	12	Trailing 12	3,211,049	1,048,469
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	10,742,093	3,000,669	14,445,744	11,343,349	3,102,395	9/30/2016	12	Trailing 12	13,809,295	10,851,027
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	2,358,626	2,211,716	5,064,212	2,569,789	2,494,423	9/30/2016	12	Trailing 12	5,295,072	2,725,699
21	Loan		SG	SG	Ontario City Centre	2,876,199	1,825,249	4,816,703	2,958,055	1,858,648	9/30/2016	12	Trailing 12	4,742,654	2,975,160
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	595,608	1,111,273	1,876,525	586,074	1,290,451	9/30/2016	12	Trailing 12	1,876,525	602,837
22.01	Property				Horn Lake Storage - Goodman Road	281,032	528,550	880,327	273,300	607,027	9/30/2016	12	Trailing 12	880,327	274,719
22.02	Property				Rogers Storage - N. 24th Street	172,656	285,115	527,003	173,806	353,197	9/30/2016	12	Trailing 12	527,003	176,867
22.03	Property				Bentonville Storage - E Central Avenue	141,920	297,608	469,195	138,968	330,227	9/30/2016	12	Trailing 12	469,195	151,251
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	627,375	1,466,254	2,076,020	606,646	1,469,374	6/30/2016	12	Trailing 12	1,987,173	601,320
24	Loan	43	PCC	PCC	Gene Autry Plaza	338,056	1,307,317	1,657,364	373,894	1,283,470	7/31/2016	12	Trailing 12	1,713,538	414,443
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	742,174	1,127,677	1,965,813	756,843	1,208,969	9/30/2016	12	Trailing 12	1,965,813	780,711
25.01	Property				McKinney-McDonald St.	338,852	497,476	876,290	338,322	537,967	9/30/2016	12	Trailing 12	876,290	341,288
25.02	Property				Midtown Vault Self Storage	209,041	316,263	556,240	209,283	346,957	9/30/2016	12	Trailing 12	556,240	212,419
25.03	Property				McKinney Storage-Safeway	194,281	313,938	533,283	209,238	324,045	9/30/2016	12	Trailing 12	533,283	227,004
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	698,243	1,646,540	2,289,515	762,485	1,527,030	6/30/2016	12	Trailing 12	2,461,638	805,817
27	Loan		SMF V	SMC	Villanueva Portfolio	653,059	1,005,044	1,711,093	608,090	1,103,003	6/30/2016	12	Trailing 12	1,979,909	666,052
27.01	Property				Waynesboro Shopping Center	145,106	396,027	539,715	116,591	423,124	6/30/2016	12	Trailing 12	584,649	143,075
27.02	Property				Kuykendahl Medical Office	192,390	263,854	522,216	185,175	337,041	6/30/2016	12	Trailing 12	541,674	203,575
27.03	Property				University Medical Plaza	161,508	189,608	309,789	157,281	152,508	6/30/2016	12	Trailing 12	436,030	162,503
27.04	Property				Wortham Village Shopping Center	154,054	155,556	339,373	149,043	190,330	6/30/2016	12	Trailing 12	417,556	156,899
28	Loan		SG	SG	Boulevard Apartments	1,013,319	1,529,769	2,650,618	963,001	1,687,617	9/30/2016	12	Trailing 12	2,640,816	1,072,160
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	3,022,797	1,803,316	4,494,082	3,083,012	1,411,070	9/30/2016	12	Trailing 12	4,494,082	3,021,225
30	Loan		PCC	PCC	Summit Center Marketplace	393,890	1,123,272	1,649,276	434,861	1,214,415	6/30/2016	12	Trailing 12	1,519,815	428,488
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	493,989	824,794	1,446,850	477,486	969,364	9/30/2016	12	Trailing 12	1,446,850	515,135
31.01	Property				Rogers Storage - StorMart	191,404	479,624	727,626	200,296	527,330	9/30/2016	12	Trailing 12	727,626	217,825
31.02	Property				Horn Lake Storage - Audubon Point Drive	302,585	345,170	719,224	277,190	442,034	9/30/2016	12	Trailing 12	719,224	297,309
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	2,241,501	1,339,453	3,586,326	2,218,677	1,367,649	8/31/2016	12	Trailing 12	3,576,527	2,180,905
33	Loan		PCC	PCC	Okatie Village Commons	305,918	805,683	1,102,041	308,313	793,728	8/31/2016	12	Trailing 12	1,228,793	312,604
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	509,282	919,042	1,473,332	546,346	926,987	8/31/2016	12	Trailing 12	1,441,633	577,363
35	Loan		SG	SG	Sand Creek Business Center	325,818	718,124	1,063,502	366,303	697,199	8/31/2016	12	Trailing 12	1,122,977	343,597
36	Loan		CGMRC	CGMRC	Wilmette Commons	359,441	615,809	1,070,672	351,589	719,083	9/30/2016	12	Trailing 12	1,146,782	389,129
37	Loan		SG	SG	All Storage Granbury	461,650	990,246	1,419,409	472,693	946,716	6/30/2016	12	Trailing 12	1,395,807	445,581
38	Loan	50	SMF V	SMC	Creekside Plaza	567,533	489,440	995,068	577,686	417,382	6/30/2016	12	Trailing 12	1,299,052	580,753
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	929,040	680,320	1,751,651	890,905	860,746	3/31/2016	12	Trailing 12	1,959,750	990,721
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	1,477,657	1,183,672	2,705,632	1,551,399	1,154,233	8/31/2016	12	Trailing 12	2,705,632	1,612,856
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	431,754	566,098	1,061,395	462,254	599,141	9/30/2016	12	Trailing 12	1,061,395	463,270
41.01	Property				Bentonville Storage SE J Street	130,834	226,695	394,997	131,223	263,774	9/30/2016	12	Trailing 12	394,997	139,853
41.02	Property				Little Rock Storage - Geyer Springs	171,451	196,210	378,355	195,492	182,863	9/30/2016	12	Trailing 12	378,355	190,997
41.03	Property				Little Rock Storage - Leon Circle	129,468	143,194	288,043	135,540	152,503	9/30/2016	12	Trailing 12	288,043	132,420
42	Loan		CGMRC	CGMRC	Warehouse Lofts	N/A	N/A	669,509	157,983	511,526	8/31/2016	7	Annualized 7 Months	936,684	338,274
43	Loan		SMF V	SMC	Venture Plaza	456,931	661,925	1,076,136	438,272	637,864	9/30/2016	12	Trailing 12	1,116,113	441,091
44	Loan		PCC	PCC	Judiciary Place	351,558	510,766	869,949	280,828	589,122	8/31/2016	12	Trailing 12	973,464	380,941
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	166,218	391,052	579,625	179,929	399,695	8/31/2016	12	Trailing 12	598,926	205,044
46	Loan		SMF V	SMC	Palm West	92,858	358,682	579,714	155,466	424,247	7/23/2016	5	Annualized	579,714	163,375
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	428,991	17,035
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	161,280	359,308	531,863	159,682	372,181	8/31/2016	12	Trailing 12	556,219	185,503
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	260,307	335,590	629,976	244,982	384,994	8/31/2016	12	Trailing 12	623,565	268,780
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	230,219	473,877	772,521	247,585	524,936	8/31/2016	12	Trailing 12	828,009	227,540
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	324,867	6,497
52	Loan		Barclays	Barclays Bank PLC	Central Park East	179,854	239,679	461,659	180,129	281,530	8/31/2016	12	Trailing 12	468,200	187,888
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	85,573	282,364	398,598	85,951	312,647	8/31/2016	12	Trailing 12	349,540	95,921
54	Loan		CGMRC	CGMRC	515 Main Street	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	209,460	7,505

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	14,813,850	7.4%	42,868	694,723	14,076,259	1.71	7.0%	360,000,000	10/1/2016	55.6%	55.6%
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	15,590,650	7.3%	15,389	553,128	15,022,133	1.67	7.0%	440,000,000	10/1/2016	48.9%	48.9%
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	15,022,028	11.4%	235,711	0	14,786,318	3.00	11.2%	200,000,000	9/12/2016	66.0%	66.0%
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	40,325,888	13.9%	322,385	1,289,527	38,713,978	4.39	13.3%	765,000,000	9/12/2016	38.0%	38.0%
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	3,315,391	9.5%	31,680	0	3,283,711	2.01	9.4%	62,260,000	Various	56.3%	56.3%
5.01	Property				Walgreens - Wauwatosa, WI	519,501		4,914	0	514,587			9,690,000	9/25/2016
5.02	Property				Walgreens - Valparaiso, IN	341,014		3,365	0	337,649			6,670,000	9/25/2016
5.03	Property				Walgreens - Salina, KS	339,302		3,024	0	336,278			6,350,000	9/23/2016
5.04	Property				Walgreens - Ottawa, KS	332,569		2,964	0	329,605			6,200,000	9/16/2016
5.05	Property				Walgreens - Overland Park, KS	322,808		2,877	0	319,931			6,000,000	9/27/2016
5.06	Property				Walgreens - Rayne, LA	288,024		2,898	0	285,126			5,720,000	9/28/2016
5.07	Property				Walgreens - Plymouth, IN	300,376		2,964	0	297,412			5,360,000	9/25/2016
5.08	Property				Walgreens - Griffith, IN	294,904		2,910	0	291,994			5,500,000	9/25/2016
5.09	Property				Walgreens - Waterloo, IA	291,437		2,912	0	288,525			5,440,000	9/29/2016
5.10	Property				Walgreens - Spencer, IA	285,455		2,852	0	282,603			5,330,000	9/30/2016
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	26,292,514	8.1%	70,335	922,954	25,299,225	2.14	7.8%	565,000,000	8/24/2016	57.5%	57.5%
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	15,366,392	15.4%	2,160,330	0	13,206,062	3.55	13.2%	191,000,000	6/28/2016	52.4%	52.4%
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	2,528,049	8.6%	9,500	113,903	2,404,645	1.40	8.2%	46,600,000	7/27/2016	63.1%	57.4%
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	2,748,426	9.5%	32,806	0	2,715,620	1.45	9.4%	41,200,000	5/10/2016	70.0%	64.9%
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	2,361,401	8.4%	24,598	45,552	2,291,251	1.30	8.2%	47,500,000	10/20/2016	59.1%	48.2%
11	Loan	31	PCC	PCC	Boynton Trail Centre	2,573,608	9.5%	42,948	174,302	2,356,358	1.45	8.7%	44,000,000	8/18/2016	61.4%	50.9%
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	2,457,993	9.1%	30,118	311,901	2,215,974	1.38	8.2%	41,000,000	8/26/2016	65.9%	55.9%
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	52,039,741	15.4%	325,768	1,954,610	49,759,364	4.02	14.7%	1,186,000,000	7/12/2016	28.5%	28.5%
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	2,139,665	9.5%	20,742	0	2,118,923	2.02	9.4%	38,850,000	Various	57.9%	57.9%
14.01	Property				Walgreens - Allendale, MI	334,378		2,964	0	331,414			6,120,000	9/23/2016
14.02	Property				Walgreens - Marquette, MI	324,577		2,964	0	321,613			6,060,000	9/26/2016
14.03	Property				Walgreens - Russellville, AR	310,318		2,964	0	307,354			5,800,000	9/23/2016
14.04	Property				Walgreens - Cincinnati, OH	309,008		2,964	0	306,044			5,770,000	9/27/2016
14.05	Property				Walgreens - Lawton, OK	296,300		3,024	0	293,276			5,200,000	9/27/2016
14.06	Property				Walgreens - Edmond, OK	283,953		2,898	0	281,055			5,000,000	9/25/2016
14.07	Property				Walgreens - Mcalester, OK	281,131		2,964	0	278,167			4,900,000	9/29/2016
15	Loan	38	SMF V	SMC	Walgreens Pool 1	1,654,789	7.9%	0	0	1,654,789	1.27	7.9%	32,275,000	Various	65.0%	52.7%
15.01	Property				Walgreens Peoria IL	439,142		0	0	439,142			8,625,000	10/1/2016
15.02	Property				Walgreens Albuqurerque	273,300		0	0	273,300			5,350,000	10/7/2016
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	254,287		0	0	254,287			5,000,000	10/5/2016
15.04	Property				Walgreens Allen	246,671		0	0	246,671			4,800,000	9/27/2016
15.05	Property				Walgreens Tulsa	243,943		0	0	243,943			4,600,000	10/3/2016
15.06	Property				Walgreens Alvin	197,445		0	0	197,445			3,900,000	9/30/2016
16	Loan	38	SMF V	SMC	Walgreens Pool 2	1,539,612	7.9%	0	0	1,539,612	1.27	7.9%	30,225,000	Various	64.6%	52.3%
16.01	Property				Walgreens Moline	307,061		0	0	307,061			6,050,000	10/1/2016
16.02	Property				Walgreens Hammond	287,638		0	0	287,638			5,650,000	9/26/2016
16.03	Property				Walgreens Friendswood	260,948		0	0	260,948			5,100,000	9/30/2016
16.04	Property				Walgreens Edinburg	235,708		0	0	235,708			4,650,000	9/23/2016
16.05	Property				Walgreens Decatur	228,157		0	0	228,157			4,475,000	10/1/2016
16.06	Property				Walgreens Jackson	220,101		0	0	220,101			4,300,000	10/2/2016
17	Loan	38	SMF V	SMC	Walgreens Pool 4	1,519,879	7.9%	0	0	1,519,879	1.27	7.9%	29,825,000	Various	64.6%	52.3%

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
17.01	Property				Walgreens Cottonwood	325,740		0	0	325,740			6,400,000	10/5/2016
17.02	Property				Walgreens Rio Rancho	306,702		0	0	306,702			6,000,000	10/1/2016
17.03	Property				Walgreens Mentor	258,260		0	0	258,260			5,050,000	9/24/2016
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	223,715		0	0	223,715			4,400,000	10/5/2016
17.05	Property				Walgreens Louisville	220,581		0	0	220,581			4,325,000	10/4/2016
17.06	Property				Walgreens Overland Park	184,882		0	0	184,882			3,650,000	9/26/2016
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	2,162,580	11.9%	25,714	178,890	1,979,404	1.83	10.9%	24,600,000	8/26/2016	74.0%	67.5%
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	2,958,268	16.5%	552,372	0	2,405,897	1.69	13.4%	34,500,000	8/16/2016	52.0%	32.9%
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	2,569,374	14.6%	67,869	322,570	2,178,935	2.20	12.4%	35,500,000	10/6/2016	49.4%	44.8%
21	Loan		SG	SG	Ontario City Centre	1,767,494	11.3%	22,455	65,595	1,679,443	1.71	10.7%	30,200,000	10/7/2016	52.0%	47.7%
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	1,273,688	8.4%	23,159	0	1,250,529	1.23	8.2%	22,200,000	10/11/2016	68.5%	65.1%
22.01	Property				Horn Lake Storage - Goodman Road	605,607		9,729	0	595,878			10,500,000	10/11/2016
22.02	Property				Rogers Storage - N. 24th Street	350,136		7,640	0	342,496			6,100,000	10/11/2016
22.03	Property				Bentonville Storage - E Central Avenue	317,944		5,790	0	312,154			5,600,000	10/11/2016
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	1,385,853	9.2%	35,515	104,474	1,245,864	1.39	8.3%	22,200,000	10/1/2016	67.6%	57.5%
24	Loan	43	PCC	PCC	Gene Autry Plaza	1,299,095	8.7%	9,123	45,616	1,244,356	1.45	8.3%	22,000,000	8/5/2016	68.2%	59.0%
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	1,185,101	8.1%	17,399	0	1,167,703	1.20	8.0%	20,100,000	Various	72.4%	68.8%
25.01	Property				McKinney-McDonald St.	535,001		8,397	0	526,604			9,000,000	10/12/2016
25.02	Property				Midtown Vault Self Storage	343,821		3,459	0	340,362			5,500,000	10/11/2016
25.03	Property				McKinney Storage-Safeway	306,279		5,543	0	300,737			5,600,000	10/12/2016
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	1,655,820	11.8%	13,960	80,000	1,561,861	1.82	11.2%	23,000,000	9/13/2016	60.8%	49.4%
27	Loan		SMF V	SMC	Villanueva Portfolio	1,313,858	10.1%	14,105	88,778	1,210,975	1.48	9.3%	20,310,000	Various	64.2%	52.4%
27.01	Property				Waynesboro Shopping Center	441,574		4,223	28,532	408,819			6,800,000	9/9/2016
27.02	Property				Kuykendahl Medical Office	338,099		3,628	22,000	312,471			5,300,000	9/2/2016
27.03	Property				University Medical Plaza	273,527		3,603	22,240	247,684			4,800,000	9/2/2016
27.04	Property				Wortham Village Shopping Center	260,658		2,651	16,006	242,000			3,410,000	9/8/2016
28	Loan		SG	SG	Boulevard Apartments	1,568,656	12.1%	82,290	0	1,486,366	2.42	11.4%	22,400,000	8/17/2016	58.0%	58.0%
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	1,472,857	14.3%	179,763	0	1,293,094	1.66	12.5%	17,900,000	8/25/2016	57.7%	44.9%
30	Loan		PCC	PCC	Summit Center Marketplace	1,091,327	9.2%	32,058	54,644	1,004,625	1.41	8.5%	17,200,000	9/8/2016	68.8%	55.5%
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	931,715	8.4%	26,436	0	905,279	1.22	8.2%	16,500,000	10/11/2016	67.3%	64.0%
31.01	Property				Rogers Storage - StorMart	509,801		13,896	0	495,905			9,300,000	10/11/2016
31.02	Property				Horn Lake Storage - Audubon Point Drive	421,915		12,540	0	409,375			7,200,000	10/11/2016
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	1,395,622	13.2%	143,061	0	1,252,561	1.96	11.9%	17,500,000	11/1/2017	60.3%	51.5%
33	Loan		PCC	PCC	Okatie Village Commons	916,189	8.9%	11,745	29,364	875,080	1.39	8.5%	13,860,000	9/4/2016	74.3%	60.2%
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	864,270	8.7%	30,750	0	833,519	1.41	8.3%	16,200,000	4/30/2016	61.6%	49.5%
35	Loan		SG	SG	Sand Creek Business Center	779,380	9.4%	12,720	76,320	690,340	1.30	8.4%	12,350,000	9/14/2016	66.8%	54.9%
36	Loan		CGMRC	CGMRC	Wilmette Commons	757,653	9.5%	5,288	35,286	717,079	1.50	9.0%	11,900,000	9/28/2016	67.2%	61.4%
37	Loan		SG	SG	All Storage Granbury	950,226	11.9%	20,859	0	929,367	2.08	11.7%	13,750,000	7/5/2016	57.9%	45.8%
38	Loan	50	SMF V	SMC	Creekside Plaza	718,298	9.5%	12,166	36,235	669,898	1.42	8.8%	12,200,000	7/16/2016	62.1%	50.6%
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	969,029	12.9%	19,100	87,685	862,244	1.93	11.5%	10,050,000	6/20/2016	74.6%	65.1%
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	1,092,776	14.8%	108,225	0	984,551	1.74	13.3%	11,900,000	5/16/2016	62.0%	38.5%
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	598,125	8.6%	20,818	0	577,307	1.23	8.3%	11,100,000	Various	63.0%	59.9%
41.01	Property				Bentonville Storage SE J Street	255,144		5,820	0	249,324			4,500,000	10/11/2016
41.02	Property				Little Rock Storage - Geyer Springs	187,358		9,361	0	177,997			3,500,000	10/12/2016
41.03	Property				Little Rock Storage - Leon Circle	155,623		5,637	0	149,986			3,100,000	10/12/2016
42	Loan		CGMRC	CGMRC	Warehouse Lofts	598,410	9.4%	13,500	0	584,910	1.47	9.2%	9,500,000	9/23/2016	67.1%	56.2%
43	Loan		SMF V	SMC	Venture Plaza	675,021	11.4%	24,053	82,808	568,161	1.52	9.6%	8,000,000	8/26/2016	73.8%	66.5%
44	Loan		PCC	PCC	Judiciary Place	592,523	10.2%	14,927	43,902	533,694	1.52	9.2%	8,400,000	9/13/2016	69.0%	55.8%
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	393,882	8.4%	10,250	0	383,632	1.39	8.2%	7,400,000	4/30/2016	63.2%	50.7%
46	Loan		SMF V	SMC	Palm West	416,339	9.8%	7,050	0	409,289	1.62	9.7%	5,700,000	9/6/2016	74.4%	59.9%
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	411,956	9.8%	2,777	0	409,179	1.58	9.8%	6,450,000	9/28/2016	65.0%	57.0%
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	370,716	8.9%	12,985	0	357,731	1.46	8.6%	6,250,000	4/29/2016	66.3%	53.2%
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	354,784	8.6%	12,000	0	342,784	1.40	8.3%	6,900,000	4/29/2016	59.9%	48.1%
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	600,469	15.0%	18,238	39,658	542,573	2.98	13.6%	7,700,000	9/17/2016	51.9%	51.9%
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	318,370	8.4%	2,223	0	316,147	1.30	8.3%	5,100,000	6/28/2016	74.5%	65.8%
52	Loan		Barclays	Barclays Bank PLC	Central Park East	280,313	8.8%	10,000	0	270,313	1.43	8.5%	4,970,000	4/28/2016	64.3%	51.6%
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	253,619	9.8%	6,000	30,000	217,619	1.41	8.4%	5,100,000	4/28/2016	50.9%	40.9%
54	Loan		CGMRC	CGMRC	515 Main Street	201,955	8.7%	723	6,207	195,025	1.26	8.4%	3,300,000	8/15/2016	70.0%	58.2%

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	100.0%	9/1/2016	NAP	NAP	WeWork	178,221	8/31/2034	Foot Locker	36,120
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	90.8%	9/30/2016	NAP	NAP	Tommy Hilfiger	22,510	5/31/2023	Belstaff USA Sublease/Various (11,670)	17,505
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	100.0%	12/6/2016	NAP	NAP	Verizon Business Network Services Inc.	942,843	11/30/2027	NAP
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	97.7%	9/20/2016	NAP	NAP	Costco Warehouse	148,146	5/31/2032	J.C. Penney	100,140
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	100.0%	12/1/2016	NAP	NAP
5.01	Property				Walgreens - Wauwatosa, WI	100.0%	12/1/2016	NAP	NAP	Walgreens	24,570	11/30/2031	NAP
5.02	Property				Walgreens - Valparaiso, IN	100.0%	12/1/2016	NAP	NAP	Walgreens	16,825	11/30/2031	NAP
5.03	Property				Walgreens - Salina, KS	100.0%	12/1/2016	NAP	NAP	Walgreens	15,120	11/30/2031	NAP
5.04	Property				Walgreens - Ottawa, KS	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
5.05	Property				Walgreens - Overland Park, KS	100.0%	12/1/2016	NAP	NAP	Walgreens	14,385	11/30/2031	NAP
5.06	Property				Walgreens - Rayne, LA	100.0%	12/1/2016	NAP	NAP	Walgreens	14,490	11/30/2031	NAP
5.07	Property				Walgreens - Plymouth, IN	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
5.08	Property				Walgreens - Griffith, IN	100.0%	12/1/2016	NAP	NAP	Walgreens	14,550	11/30/2031	NAP
5.09	Property				Walgreens - Waterloo, IA	100.0%	12/1/2016	NAP	NAP	Walgreens	14,560	11/30/2031	NAP
5.10	Property				Walgreens - Spencer, IA	100.0%	12/1/2016	NAP	NAP	Walgreens	14,259	11/30/2031	NAP
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	88.2%	8/31/2016	NAP	NAP	JCPenney	153,769	11/30/2017	VICTORIA’S SECRET	14,530
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	85.5%	7/31/2016	244.80	209.34	NAP			NAP
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	100.0%	11/1/2016	NAP	NAP	WeWork	47,581	6/30/2029	Burke Williams Day Spa	15,750
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	89.4%	5/31/2016	NAP	NAP	Fiberlink Communications	43,707	5/31/2020	USI Insurance Services, LLC	22,794
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	91.4%	11/10/2016	NAP	NAP	P.V. Peninsula Montessori School	28,558	12/10/2018	Trader Joe’s Co.	11,000
11	Loan	31	PCC	PCC	Boynton Trail Centre	91.8%	10/26/2016	NAP	NAP	Walmart Stores East, LP	45,500	1/15/2023	Alco Theater/RLR Theater	29,207
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	86.1%	9/27/2016	NAP	NAP	Children’s National Medical Center	17,165	4/30/2018	Medstar Georgetown University Hospital	12,596
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	96.6%	6/24/2016	NAP	NAP	AMC 30	134,000	12/31/2029	HH Gregg	37,413
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	100.0%	12/1/2016	NAP	NAP
14.01	Property				Walgreens - Allendale, MI	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
14.02	Property				Walgreens - Marquette, MI	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
14.03	Property				Walgreens - Russellville, AR	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
14.04	Property				Walgreens - Cincinnati, OH	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
14.05	Property				Walgreens - Lawton, OK	100.0%	12/1/2016	NAP	NAP	Walgreens	15,120	11/30/2031	NAP
14.06	Property				Walgreens - Edmond, OK	100.0%	12/1/2016	NAP	NAP	Walgreens	14,490	11/30/2031	NAP
14.07	Property				Walgreens - Mcalester, OK	100.0%	12/1/2016	NAP	NAP	Walgreens	14,820	11/30/2031	NAP
15	Loan	38	SMF V	SMC	Walgreens Pool 1	100.0%	12/6/2016	NAP	NAP
15.01	Property				Walgreens Peoria IL	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
15.02	Property				Walgreens Albuqurerque	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	100.0%	12/6/2016	NAP	NAP	Walgreens	13,915	1/31/2077	NAP
15.04	Property				Walgreens Allen	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
15.05	Property				Walgreens Tulsa	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
15.06	Property				Walgreens Alvin	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
16	Loan	38	SMF V	SMC	Walgreens Pool 2	100.0%	12/6/2016	NAP	NAP
16.01	Property				Walgreens Moline	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
16.02	Property				Walgreens Hammond	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
16.03	Property				Walgreens Friendswood	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
16.04	Property				Walgreens Edinburg	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
16.05	Property				Walgreens Decatur	100.0%	12/6/2016	NAP	NAP	Walgreens	15,070	1/31/2077	NAP
16.06	Property				Walgreens Jackson	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
17	Loan	38	SMF V	SMC	Walgreens Pool 4	100.0%	12/6/2016	NAP	NAP

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
17.01	Property				Walgreens Cottonwood	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
17.02	Property				Walgreens Rio Rancho	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
17.03	Property				Walgreens Mentor	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	100.0%	12/6/2016	NAP	NAP	Walgreens	15,120	1/31/2077	NAP
17.05	Property				Walgreens Louisville	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
17.06	Property				Walgreens Overland Park	100.0%	12/6/2016	NAP	NAP	Walgreens	13,905	1/31/2077	NAP
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	91.2%	11/1/2016	NAP	NAP	Dollar Financial Group, Inc.	33,892	7/31/2026	Howmedica Osteonics	23,735
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	84.5%	9/30/2016	130.38	110.2	NAP			NAP
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	78.10%	10/20/2016	NAP	NAP	Workforce Software, Inc.	71,298	2/29/2020	Siemens PLM Software, Inc.	46,564
21	Loan		SG	SG	Ontario City Centre	100.0%	1/1/2017	NAP	NAP	AC Chicago Marriott	277,061	2/28/2025	Trader Joe’s	34,327
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	94.9%	9/30/2016	NAP	NAP	NAP			NAP
22.01	Property				Horn Lake Storage - Goodman Road	91.4%	9/30/2016	NAP	NAP	NAP			NAP
22.02	Property				Rogers Storage - N. 24th Street	96.0%	9/30/2016	NAP	NAP	NAP			NAP
22.03	Property				Bentonville Storage - E Central Avenue	99.2%	9/30/2016	NAP	NAP	NAP			NAP
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	85.79%	10/28/16	NAP	NAP	Four Seasons of Fun	39,983	12/31/2017	Caputo’s Fresh Market	36,131
24	Loan	43	PCC	PCC	Gene Autry Plaza	97.4%	9/2/2016	NAP	NAP	Smart & Final Extra!	30,612	9/30/2024	Staples	18,550
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	91.9%	9/30/2016	NAP	NAP	NAP			NAP
25.01	Property				McKinney-McDonald St.	93.6%	9/30/2016	NAP	NAP	NAP			NAP
25.02	Property				Midtown Vault Self Storage	91.7%	9/30/2016	NAP	NAP	NAP			NAP
25.03	Property				McKinney Storage-Safeway	89.6%	9/30/2016	NAP	NAP	NAP			NAP
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	90.1%	10/31/2016	NAP	NAP	Lakeshore Ear, Nose & Throat	12,889	3/14/2022	St. John Hospital	11,456
27	Loan		SMF V	SMC	Villanueva Portfolio	86.2%	10/14/2016	NAP	NAP
27.01	Property				Waynesboro Shopping Center	84.9%	10/14/2016	NAP	NAP	Old City Buffet	7,650	9/30/2017	Verizon Wireless	5,000
27.02	Property				Kuykendahl Medical Office	87.0%	10/14/2016	NAP	NAP	Emily E. Graham D.D.S., P.C.	6,200	12/31/2020	First Choice Emergency	4,000
27.03	Property				University Medical Plaza	77.1%	10/14/2016	NAP	NAP	First Colony Aquatic	5,090	12/31/2019	US Pain & Spine Institute	3,648
27.04	Property				Wortham Village Shopping Center	100.0%	10/14/2016	NAP	NAP	Blue Water Seafood	5,191	3/31/2020	Bed Bar Venture d.b.a Brewski’s	3,860
28	Loan		SG	SG	Boulevard Apartments	95.7%	10/31/2016	NAP	NAP	NAP			NAP
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	70.2%	9/30/2016	135.03	94.74	NAP			NAP
30	Loan		PCC	PCC	Summit Center Marketplace	100.0%	10/7/2016	NAP	NAP	Aurora Health Care, Inc.	14,222	11/30/2021	Shorewest Realtors	12,250
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	83.1%	9/30/2016	NAP	NAP	NAP			NAP
31.01	Property				Rogers Storage - StorMart	95.4%	9/30/2016	NAP	NAP	NAP			NAP
31.02	Property				Horn Lake Storage - Audubon Point Drive	69.4%	9/30/2016	NAP	NAP	NAP			NAP
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	71.2%	8/31/2016	132.39	94.23	NAP			NAP
33	Loan		PCC	PCC	Okatie Village Commons	100.0%	11/4/2016	NAP	NAP	Food Lion #2691	34,928	6/24/2028	G&T Restaurants - Nonna Rosa	3,600
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	98.4%	8/20/2016	NAP	NAP	NAP			NAP
35	Loan		SG	SG	Sand Creek Business Center	95.6%	9/22/2016	NAP	NAP	Keller Williams	7,162	8/31/2020	New York Life Insurance Company	5,282
36	Loan		CGMRC	CGMRC	Wilmette Commons	87.3%	10/2/2016	NAP	NAP	Salon Fusion	5,021	9/30/2025	Chase Bank	4,615
37	Loan		SG	SG	All Storage Granbury	92.5%	6/28/2016	NAP	NAP	NAP			NAP
38	Loan	50	SMF V	SMC	Creekside Plaza	89.3%	8/1/2016	NAP	NAP	BankCard USA Merchant Services, Inc.	11,089	3/31/2017	Maverick Bankcard, Inc.	4,117
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	94.4%	8/31/2016	NAP	NAP	Association Headquarters, Inc	39,659	1/31/2027	Penn Financial	11,738
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	74.4%	8/31/2016	115.70	86.08	NAP			NAP
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	89.2%	9/30/2016	NAP	NAP	NAP			NAP
41.01	Property				Bentonville Storage SE J Street	96.6%	9/30/2016	NAP	NAP	NAP			NAP
41.02	Property				Little Rock Storage - Geyer Springs	89.9%	9/30/2016	NAP	NAP	NAP			NAP
41.03	Property				Little Rock Storage - Leon Circle	81.0%	9/30/2016	NAP	NAP	NAP			NAP
42	Loan		CGMRC	CGMRC	Warehouse Lofts	98.1%	8/31/2016	NAP	NAP	NAP			NAP
43	Loan		SMF V	SMC	Venture Plaza	98.0%	9/1/2016	NAP	NAP	Lease Corporation	16,609	8/31/2019	Wolfson Bolton	5,399
44	Loan		PCC	PCC	Judiciary Place	88.5%	10/3/2016	NAP	NAP	Fresenius Medical Care	7,702	3/31/2020	Carluzzo Rochkind & Smith	5,293
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	95.1%	8/31/2016	NAP	NAP	NAP			NAP
46	Loan		SMF V	SMC	Palm West	86.5%	9/27/2016	NAP	NAP	NAP			NAP
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	100.0%	12/6/2016	NAP	NAP	Walgreens	16,335	6/30/2028	NAP
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	98.0%	8/31/2016	NAP	NAP	NAP			NAP
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	100.0%	8/31/2016	NAP	NAP	NAP			NAP
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	96.7%	9/14/2016	NAP	NAP	Ingles Markets, Inc.	62,000	9/30/2026	Child Support Services	6,475
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	100.0%	12/6/2016	NAP	NAP	Walgreens	14,820	6/30/2030	NAP
52	Loan		Barclays	Barclays Bank PLC	Central Park East	100.0%	8/20/2016	NAP	NAP	NAP			NAP
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	100.0%	12/6/2016	NAP	NAP	JK Residential	30,000	10/31/2031	NAP
54	Loan		CGMRC	CGMRC	515 Main Street	100.0%	12/6/2016	NAP	NAP	SSI Venture	2,780	10/31/2026	NAP

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	8/31/2032	NAP			NAP
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	4/4/2022	Vera Bradley	5,877	3/31/2026	Vision Capital	5,835	6/30/2018
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park		NAP			NAP
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	2/28/2022	AMC Theatres	75,273	2/28/2019	Buy Buy Baby/and That!	73,432	1/31/2025
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6
5.01	Property				Walgreens - Wauwatosa, WI		NAP			NAP
5.02	Property				Walgreens - Valparaiso, IN		NAP			NAP
5.03	Property				Walgreens - Salina, KS		NAP			NAP
5.04	Property				Walgreens - Ottawa, KS		NAP			NAP
5.05	Property				Walgreens - Overland Park, KS		NAP			NAP
5.06	Property				Walgreens - Rayne, LA		NAP			NAP
5.07	Property				Walgreens - Plymouth, IN		NAP			NAP
5.08	Property				Walgreens - Griffith, IN		NAP			NAP
5.09	Property				Walgreens - Waterloo, IA		NAP			NAP
5.10	Property				Walgreens - Spencer, IA		NAP			NAP
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	1/31/2027	LOVE CULTURE	14,135	10/31/2020	Bank of the West	14,114	12/31/2018
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City		NAP			NAP
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	8/31/2026	NAP			NAP
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	9/30/2023	Inventiv Health Clinical, Inc.	14,399	7/31/2019	VITAS Healthcare Corporation	13,836	6/30/2018
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	4/30/2020	The Admiral Risty, Inc.	5,923	8/31/2019	Galaxy Foods, Inc.	4,599	6/30/2021
11	Loan	31	PCC	PCC	Boynton Trail Centre	4/30/2020	Beall’s Outlet	22,000	11/14/2024	Goodwill	17,057	8/24/2026
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	10/31/2024	Theodore’s Furniture, Incorporated	11,408	7/31/2024	Maslow Media Group Sublease/Hillman & Carr, Inc	8,412	4/30/2018
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	1/31/2021	Barnes & Noble	34,991	8/31/2019	Fahlgren	34,644	6/30/2018
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4
14.01	Property				Walgreens - Allendale, MI		NAP			NAP
14.02	Property				Walgreens - Marquette, MI		NAP			NAP
14.03	Property				Walgreens - Russellville, AR		NAP			NAP
14.04	Property				Walgreens - Cincinnati, OH		NAP			NAP
14.05	Property				Walgreens - Lawton, OK		NAP			NAP
14.06	Property				Walgreens - Edmond, OK		NAP			NAP
14.07	Property				Walgreens - Mcalester, OK		NAP			NAP
15	Loan	38	SMF V	SMC	Walgreens Pool 1
15.01	Property				Walgreens Peoria IL		NAP			NAP
15.02	Property				Walgreens Albuqurerque		NAP			NAP
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road		NAP			NAP
15.04	Property				Walgreens Allen		NAP			NAP
15.05	Property				Walgreens Tulsa		NAP			NAP
15.06	Property				Walgreens Alvin		NAP			NAP
16	Loan	38	SMF V	SMC	Walgreens Pool 2
16.01	Property				Walgreens Moline		NAP			NAP
16.02	Property				Walgreens Hammond		NAP			NAP
16.03	Property				Walgreens Friendswood		NAP			NAP
16.04	Property				Walgreens Edinburg		NAP			NAP
16.05	Property				Walgreens Decatur		NAP			NAP
16.06	Property				Walgreens Jackson		NAP			NAP
17	Loan	38	SMF V	SMC	Walgreens Pool 4

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)
17.01	Property				Walgreens Cottonwood		NAP			NAP
17.02	Property				Walgreens Rio Rancho		NAP			NAP
17.03	Property				Walgreens Mentor		NAP			NAP
17.04	Property				Walgreens Peoria AZ - Deer Valley Road		NAP			NAP
17.05	Property				Walgreens Louisville		NAP			NAP
17.06	Property				Walgreens Overland Park		NAP			NAP
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	7/31/2026	Cadient Group, Inc.	23,582	11/30/2022	HMP Communications	15,519	12/31/2023
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport		NAP			NAP
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	2/28/2019	Exel, Inc.	35,020	6/30/2019	CU Solutions Group, Inc.	23,194	11/30/2021
21	Loan		SG	SG	Ontario City Centre	1/31/2022	Escape Game	4,158	12/31/2026	T-Mobile	3,245	1/31/2020
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio		NAP			NAP
22.01	Property				Horn Lake Storage - Goodman Road		NAP			NAP
22.02	Property				Rogers Storage - N. 24th Street		NAP			NAP
22.03	Property				Bentonville Storage - E Central Avenue		NAP			NAP
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	12/31/2023	Dollar Tree Stores	10,297	1/31/2022	Pivot Point International	8,400	4/30/2021
24	Loan	43	PCC	PCC	Gene Autry Plaza	6/30/2019	Goody’s Café	3,104	11/15/2029	Pacific Dental Service	2,800	8/31/2026
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio		NAP			NAP
25.01	Property				McKinney-McDonald St.		NAP			NAP
25.02	Property				Midtown Vault Self Storage		NAP			NAP
25.03	Property				McKinney Storage-Safeway		NAP			NAP
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	3/31/2026	Radiation Oncology Sublease/North Macomb MRT Center LLC	6,436	9/30/2023	St. John - Physical Therapy	4,607	6/30/2019
27	Loan		SMF V	SMC	Villanueva Portfolio
27.01	Property				Waynesboro Shopping Center	12/31/2020	Rent-A-Center	4,200	8/31/2021	Olympia Sports	4,000	1/31/2019
27.02	Property				Kuykendahl Medical Office	8/31/2018	Michael A. Sitters, D.D.S.	2,730	3/31/2024	Memorial Hermann	2,300	12/31/2019
27.03	Property				University Medical Plaza	8/31/2021	Imran T. Mohiuddin, MD	2,965	12/31/2018	Neuro Analysis Diagnostics, LLC	2,688	4/30/2020
27.04	Property				Wortham Village Shopping Center	6/30/2021	Burleigh Chiropractic Center, P.C.	1,755	3/31/2019	Nightingale Tattoo Supply	1,500	1/31/2020
28	Loan		SG	SG	Boulevard Apartments		NAP			NAP
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris		NAP			NAP
30	Loan		PCC	PCC	Summit Center Marketplace	11/30/2020	Rosati’s Pizza (Oconomowoc Pizza)	7,048	11/30/2023	First Bank Financial Centre	6,202	12/31/2020
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio		NAP			NAP
31.01	Property				Rogers Storage - StorMart		NAP			NAP
31.02	Property				Horn Lake Storage - Audubon Point Drive		NAP			NAP
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown		NAP			NAP
33	Loan		PCC	PCC	Okatie Village Commons	11/30/2021	Mi Tierrita Okatie	3,600	3/31/2019	Quality Golf Cart, Inc.	2,400	5/31/2021
34	Loan		Barclays	Barclays Bank PLC	Terrace Point		NAP			NAP
35	Loan		SG	SG	Sand Creek Business Center	11/30/2017	Fidelity National Title Insurance Co.	4,032	2/28/2021	Liberty Mutual Insurance Company	3,622	11/30/2019
36	Loan		CGMRC	CGMRC	Wilmette Commons	6/30/2026	Gold Coast Tan	3,470	2/28/2019	Auto Club Insurance Ass. (AAA)	3,060	5/31/2017
37	Loan		SG	SG	All Storage Granbury		NAP			NAP
38	Loan	50	SMF V	SMC	Creekside Plaza	5/31/2018	Dr. Shari Beth Stillman-Corbitt	3,594	4/30/2022	Yale Management Services, Inc.	3,252	7/31/2019
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	8/31/2018	Allianz Life Insurance Co.	10,516	8/31/2021	Computer Science Corp.	7,780	5/31/2017
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno		NAP			NAP
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio		NAP			NAP
41.01	Property				Bentonville Storage SE J Street		NAP			NAP
41.02	Property				Little Rock Storage - Geyer Springs		NAP			NAP
41.03	Property				Little Rock Storage - Leon Circle		NAP			NAP
42	Loan		CGMRC	CGMRC	Warehouse Lofts		NAP			NAP
43	Loan		SMF V	SMC	Venture Plaza	2/28/2020	Autoform Engineering Sublease/LG Chem America	4,434	12/31/2019	Akiva E. Goldman PC	2,668	3/31/2022
44	Loan		PCC	PCC	Judiciary Place	12/31/2020	DARS	4,052	2/28/2021	Donna Dougherty Law PC	3,893	6/30/2021
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe		NAP			NAP
46	Loan		SMF V	SMC	Palm West		NAP			NAP
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO		NAP			NAP
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments		NAP			NAP
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens		NAP			NAP
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	12/31/2025	Amedisys, Inc	4,213	12/31/2021	My Kidz Dentist	3,900	9/30/2025
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC		NAP			NAP
52	Loan		Barclays	Barclays Bank PLC	Central Park East		NAP			NAP
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office		NAP			NAP
54	Loan		CGMRC	CGMRC	515 Main Street		NAP			NAP

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	NAP			9/19/2016	No	NAP	9/16/2016	NAP	NAP	No	1,325,353
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	Global Thematic Partners	5,835	9/30/2017	10/3/2016	No	NAP	10/3/2016	NAP	NAP	No	848,821
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	NAP			8/18/2016	No	NAP	10/3/2016	NAP	NAP	No	0
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	Marshalls	61,763	1/31/2019	9/16/2016	No	NAP	9/16/2016	NAP	NAP	No	0
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6										No	0
5.01	Property				Walgreens - Wauwatosa, WI	NAP			11/15/2016	No	NAP	9/30/2016	NAP	NAP	No
5.02	Property				Walgreens - Valparaiso, IN	NAP			11/11/2016	No	NAP	9/30/2016	NAP	NAP	No
5.03	Property				Walgreens - Salina, KS	NAP			11/15/2016	No	NAP	9/30/2016	NAP	NAP	No
5.04	Property				Walgreens - Ottawa, KS	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
5.05	Property				Walgreens - Overland Park, KS	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
5.06	Property				Walgreens - Rayne, LA	NAP			11/11/2016	No	NAP	9/30/2016	NAP	NAP	No
5.07	Property				Walgreens - Plymouth, IN	NAP			11/11/2016	No	NAP	9/30/2016	NAP	NAP	No
5.08	Property				Walgreens - Griffith, IN	NAP			11/10/2016	No	NAP	9/30/2016	NAP	NAP	No
5.09	Property				Walgreens - Waterloo, IA	NAP			11/11/2016	No	NAP	9/30/2016	NAP	NAP	No
5.10	Property				Walgreens - Spencer, IA	NAP			11/9/2016	No	NAP	9/30/2016	NAP	NAP	No
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	ANTHROPOLOGIE	10,928	1/31/2017	9/6/2016	No	NAP	9/14/2016	9/14/2016	7%	No	0
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	NAP			7/14/2016	No	NAP	7/14/2016	NAP	NAP	No	0
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	NAP			5/2/2016	Yes	6/27/2016	5/2/2016	5/2/2016	12%	No	189,044
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	Morgan Stanley Smith Barney	13,458	4/30/2025	5/17/2016	No	NAP	5/16/2016	NAP	NAP	No	258,092
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	Avenue Italy, LLC	3,064	12/31/2017	8/11/2016	Yes	11/2/2016	10/20/2016	10/20/2016	10%	No	84,452
11	Loan	31	PCC	PCC	Boynton Trail Centre	Planet Fitness	14,934	1/21/2027	8/30/2016	No	NAP	8/24/2016	NAP	NAP	No	0
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	Glover Park Hardware	7,420	2/28/2026	9/7/2016	No	NAP	9/7/2016	NAP	NAP	No	126,729
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	KDB	34,457	7/31/2024	7/14/2016	No	NAP	7/12/2016	NAP	NAP	No	0
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4										No	0
14.01	Property				Walgreens - Allendale, MI	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
14.02	Property				Walgreens - Marquette, MI	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
14.03	Property				Walgreens - Russellville, AR	NAP			10/3/2016	No	NAP	9/30/2016	NAP	NAP	No
14.04	Property				Walgreens - Cincinnati, OH	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
14.05	Property				Walgreens - Lawton, OK	NAP			11/15/2016	No	NAP	10/6/2016	NAP	NAP	No
14.06	Property				Walgreens - Edmond, OK	NAP			11/14/2016	No	NAP	9/30/2016	NAP	NAP	No
14.07	Property				Walgreens - Mcalester, OK	NAP			11/15/2016	No	NAP	9/30/2016	NAP	NAP	No
15	Loan	38	SMF V	SMC	Walgreens Pool 1										No	0
15.01	Property				Walgreens Peoria IL	NAP			10/6/2016	No	NAP	10/11/2016	NAP	NAP	No
15.02	Property				Walgreens Albuqurerque	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
15.04	Property				Walgreens Allen	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
15.05	Property				Walgreens Tulsa	NAP			10/11/2016	Yes	10/24/2016	10/11/2016	NAP	NAP	No
15.06	Property				Walgreens Alvin	NAP			10/6/2016	No	NAP	10/11/2016	NAP	NAP	No
16	Loan	38	SMF V	SMC	Walgreens Pool 2										No	0
16.01	Property				Walgreens Moline	NAP			10/6/2016	No	NAP	10/11/2016	NAP	NAP	No
16.02	Property				Walgreens Hammond	NAP			10/11/2016	No	NAP	10/8/2016	NAP	NAP	No
16.03	Property				Walgreens Friendswood	NAP			10/7/2016	No	NAP	10/11/2016	NAP	NAP	No
16.04	Property				Walgreens Edinburg	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
16.05	Property				Walgreens Decatur	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
16.06	Property				Walgreens Jackson	NAP			10/12/2016	No	NAP	10/11/2016	NAP	NAP	No
17	Loan	38	SMF V	SMC	Walgreens Pool 4										No	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)
17.01	Property				Walgreens Cottonwood	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
17.02	Property				Walgreens Rio Rancho	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
17.03	Property				Walgreens Mentor	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
17.05	Property				Walgreens Louisville	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
17.06	Property				Walgreens Overland Park	NAP			10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	Egglands Best, LLC	6,757	8/31/2022	9/6/2016	No	NAP	9/8/2016	NAP	NAP	No	25,515
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	NAP			9/9/2016	No	NAP	9/9/2016	9/12/2016	8%	No	34,231
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	Trinity Health - Michigan	7,680	1/31/2024	10/14/2016	No	NAP	10/14/2016	NAP	NAP	No	0
21	Loan		SG	SG	Ontario City Centre	Starbucks	2,000	2/28/2027	10/26/2016	No	NAP	10/14/2016	NAP	NAP	No	1,000,553
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	NAP									No	84,605
22.01	Property				Horn Lake Storage - Goodman Road	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
22.02	Property				Rogers Storage - N. 24th Street	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
22.03	Property				Bentonville Storage - E Central Avenue	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	Portillo’s Restaurant Group	7,637	12/31/2019	10/14/2016	No	NAP	10/14/16	NAP	NAP	No	123,073
24	Loan	43	PCC	PCC	Gene Autry Plaza	Waba Grill	1,508	9/10/2019	8/8/2016	No	NAP	8/9/2016	8/8/2016	11%	No	106,114
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	NAP									No	39,733
25.01	Property				McKinney-McDonald St.	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
25.02	Property				Midtown Vault Self Storage	NAP			10/17/2016	No	NAP	10/17/16	10/17/2016	15.00%	No
25.03	Property				McKinney Storage-Safeway	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	Hemotology Oncology - Office	4,520	4/30/2020	9/19/2016	No	NAP	9/19/2016	NAP	NAP	No	109,584
27	Loan		SMF V	SMC	Villanueva Portfolio										No	222,373
27.01	Property				Waynesboro Shopping Center	GameStop	1,800	1/31/2020	9/14/2016	No	NAP	9/14/2016	NAP	NAP	No
27.02	Property				Kuykendahl Medical Office	Canden Management Group	2,120	1/31/2021	9/14/2016	No	NAP	9/12/2016	NAP	NAP	No
27.03	Property				University Medical Plaza	Ageless Men’s Health	1,671	6/30/2018	9/14/2016	No	NAP	9/12/2016	NAP	NAP	No
27.04	Property				Wortham Village Shopping Center	Central Park Hair	1,300	2/28/2019	9/14/2016	No	NAP	9/12/2016	NAP	NAP	No
28	Loan		SG	SG	Boulevard Apartments	NAP			9/9/2016	No	NAP	9/9/2016	NAP	NAP	No	120,803
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	NAP			9/9/2016	No	NAP	9/9/2016	NAP	NAP	No	50,982
30	Loan		PCC	PCC	Summit Center Marketplace	Anytime Fitness	5,880	9/30/2025	9/22/2016	No	NAP	9/22/2016	NAP	NAP	No	186,766
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	NAP									No	100,028
31.01	Property				Rogers Storage - StorMart	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
31.02	Property				Horn Lake Storage - Audubon Point Drive	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	NAP			10/4/2016	No	NAP	10/05/16	NAP	NAP	No	168,379
33	Loan		PCC	PCC	Okatie Village Commons	ATI Physical Therapy (Clemson)	2,400	8/31/2019	9/16/2016	No	NAP	9/20/2016	NAP	NAP	No	0
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	NAP			5/20/2016	No	NAP	5/23/2016	5/20/2016	14%	No	23,386
35	Loan		SG	SG	Sand Creek Business Center	First American Title Company	3,034	9/30/2019	9/22/2016	No	NAP	9/22/2016	9/22/2016	13%	No	33,380
36	Loan		CGMRC	CGMRC	Wilmette Commons	Indiana Institute of Tech.	2,763	11/30/2022	10/17/2016	No	NAP	10/17/16	NAP	NAP	No	106,874
37	Loan		SG	SG	All Storage Granbury	NAP			7/8/2016	No	NAP	7/8/2016	NAP	NAP	No	119,818
38	Loan	50	SMF V	SMC	Creekside Plaza	Agoura Neurofeedback Inc.	3,164	4/30/2019	7/21/2016	No	NAP	7/21/2016	7/20/2016	Office - 11%; Parking structure - 15%	No	59,995
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	Nucleus Group Holdings, Inc.	5,705	1/31/2020	6/15/2016	No	NAP	6/15/2016	NAP	NAP	No	36,122
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	NAP			9/23/2016	No	NAP	9/23/2016	9/23/2016	9%	No	0
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	NAP									No	49,221
41.01	Property				Bentonville Storage SE J Street	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
41.02	Property				Little Rock Storage - Geyer Springs	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
41.03	Property				Little Rock Storage - Leon Circle	NAP			10/17/2016	No	NAP	10/17/16	NAP	NAP	No
42	Loan		CGMRC	CGMRC	Warehouse Lofts	NAP			9/20/2016	No	NAP	09/20/16	NAP	NAP	No	0
43	Loan		SMF V	SMC	Venture Plaza	Real Estate Appraisal Service	2,453	1/31/2021	9/6/2016	No	NAP	9/6/2016	NAP	NAP	No	29,364
44	Loan		PCC	PCC	Judiciary Place	PWC Victim Witness	3,560	5/31/2023	9/26/2016	No	NAP	9/29/2016	NAP	NAP	No	56,327
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	NAP			5/11/2016	No	NAP	5/23/2016	5/9/2016	10%	No	11,310
46	Loan		SMF V	SMC	Palm West	NAP			9/14/2016	No	NAP	9/15/2016	NAP	NAP	No	2,083
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	NAP			9/19/2016	No	NAP	9/16/2016	NAP	NAP	No	0
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	NAP			5/16/2016	No	NAP	5/23/2016	5/18/2016	16%	No	9,306
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	NAP			5/3/2016	No	NAP	5/23/2016	5/3/2016	14%	No	8,870
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	Connie’s Creative Hair Salon	3,200	2/28/2021	9/21/2016	No	NAP	9/19/2016	NAP	NAP	No	4,928
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	NAP			7/26/2016	No	NAP	07/25/16	NAP	NAP	No	0
52	Loan		Barclays	Barclays Bank PLC	Central Park East	NAP			5/13/2016	No	NAP	5/23/2016	5/18/2016	6%	No	9,289
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	NAP			5/23/2016	No	NAP	5/23/2016	5/20/2016	16%	No	14,663
54	Loan		CGMRC	CGMRC	515 Main Street	NAP			8/17/2016	No	NAP	08/17/16	11/3/2016	8.00%	No	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	232,126	0	0	0	3,572	171,473	0	0	0	0	0
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	151,575	106,910	8,485	0	1,376	0	0	0	10,000,000	0	0
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	191,400	25,086	0	0	11,786	0	0	0	0	0	0
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	0	0	0	0	0	645,000	0	0	2,580,000	0	0
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	0	0	0	0	0	0	0	0	0	0	0
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	0	0	0	0	0	184,080	0	0	1,112,820	0	0
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	0	0	0	4,000,000	0	0	0	0	0	0	0
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	31,507	0	0	0	792	0	0	0	0	0	0
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	32,050	0	0	0	2,734	0	1,000,000	16,082	0	0	0
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	29,594	4,103	4,103	0	2,050	73,793	0	12,500	350,000	0	0
11	Loan	31	PCC	PCC	Boynton Trail Centre	37,119	274,755	22,896	0	3,877	232,620	402,766	8,956	322,416	0	0
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	0	0	0	0	2,510	150,590	1,000,000	0	1,400,000	0	0
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	0	0	0	0	0	512,472	0	0	3,843,537	0	0
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	0	0	0	0	0	0	0	0	0	0	0
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	0	0	0	0	0	0	0	0	0	0	0
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	0	0	0	0	0	0	0	0	0	0	0
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	0	0	0	0	0	0	0	0	0	0	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	22,999	0	0	0	2,143	128,570	150,000	0	800,000	0	0
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	34,231	0	0	0	46,031	0	0	0	0	0	0
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	0	0	0	0	5,656	120,000	375,000	28,279	500,000	0	0
21	Loan		SG	SG	Ontario City Centre	166,759	32,996	6,599	1,871	1,871	0	5,466	5,466	500,000	63,812	0
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	8,461	3,566	0	60,788	1,930	0	0	0	0	0	0
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	24,615	10,780	5,390	375,000	2,960	0	200,000	10,359	350,000	0	0
24	Loan	43	PCC	PCC	Gene Autry Plaza	15,159	0	0	0	1,014	0	0	2,500	90,000	0	0
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	13,244	3,837	3,837	0	1,450	0	0	0	0	0	0
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	21,917	6,003	2,001	0	1,164	45,820	200,000	8,333	325,000	0	0
27	Loan		SMF V	SMC	Villanueva Portfolio	28,327	43,833	3,653	0	1,176	100,000	0	7,447	450,000	0	0
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	24,161	54,095	5,410	0	0	0	0	0	0	52,166	0
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	10,196	58,901	0	0	15,018	0	0	0	0	0	0
30	Loan		PCC	PCC	Summit Center Marketplace	18,677	12,382	1,238	0	2,671	0	0	6,072	218,574	0	0
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	10,003	3,722	3,722	0	2,203	0	0	0	0	0	0
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	15,307	56,363	4,697	0	11,922	0	0	0	0	0	0
33	Loan		PCC	PCC	Okatie Village Commons	9,789	7,559	1,890	0	979	0	0	3,670	250,000	0	0
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	4,677	0	0	0	2,563	0	0	0	0	0	0
35	Loan		SG	SG	Sand Creek Business Center	11,127	4,000	1,333	0	1,060	63,600	300,000	0	300,000	0	0
36	Loan		CGMRC	CGMRC	Wilmette Commons	21,375	0	0	0	441	15,864	0	2,941	105,858	0	0
37	Loan		SG	SG	All Storage Granbury	14,977	9,129	1,304	0	1,738	41,718	0	0	0	0	0
38	Loan	50	SMF V	SMC	Creekside Plaza	9,999	3,402	1,134	0	1,014	0	300,000	0	300,000	0	0
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	18,061	0	0	250,000	1,592	0	750,000	0	600,000	0	0
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	5,967	16,375	2,339	0	9,019	0	0	0	0	0	0
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	4,922	4,888	0	167,256	2,373	0	0	0	0	0	0
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	9,507	24,008	0	0	1,125	0	0	0	0	0	0
43	Loan		SMF V	SMC	Venture Plaza	7,341	0	0	0	2,004	150,000	150,000	7,886	450,000	0	0
44	Loan		PCC	PCC	Judiciary Place	9,388	4,426	885	0	1,257	0	0	6,000	216,000	0	0
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	2,262	0	0	0	854	0	0	0	0	0	0
46	Loan		SMF V	SMC	Palm West	2,083	4,509	474	0	588	0	0	0	0	0	0
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	0	0	364	55,000	0	0	0	0	0	0	0
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	1,861	0	0	0	1,082	0	0	0	0	0	0
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	1,774	0	0	0	1,000	0	0	0	0	0	0
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	4,928	0	0	0	1,520	0	0	4,559	218,851	0	0
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	0	839	210	0	185	0	0	0	0	0	0
52	Loan		Barclays	Barclays Bank PLC	Central Park East	1,858	0	0	0	833	0	0	0	0	0	0
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	2,933	0	0	0	500	0	0	0	0	0	0
54	Loan		CGMRC	CGMRC	515 Main Street	0	214	0	0	60	0	0	0	0	0	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	0	0	0	0	22,005,332	0	TI Unfunded Obligations ($8,500,641); Unfunded Obligations - Free Rent ($8,480,556); CapEx Unfunded Obligations ($5,024,135)
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	0	0	0	0	2,472,743	0	Rent Concession Reserve ($250,262); Unfunded Obligations ($2,222,481)
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	0	0	0	0	0	439,668	Monthly Condominium Common Charges Reserve (1/12 of the annual Condominium Common Charges)
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	0	0	0	0	0	0	NAP
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	0	0	0	0	0	0
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	0	0	0	0	0	0	0.00
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	0	0	0	0	0	0	NAP
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	0	0	0	0	2,766,390	0	Free Rent Reserve ($1,421,071); Unfunded Landlord Obligation Reserve ($960,870); Immediate Repairs ($384,450)
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	0	0	0	0	745,175	0	Outstanding TI/LC Reserve ($484,032); Free Rent Reserve ($261,143)
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	0	0	695,313	0	0	7,000	Trader Joe’s Escrow
11	Loan	31	PCC	PCC	Boynton Trail Centre	6,600	0	0	0	1,169,814	0	Retention Area Work Escrow ($1,100,000); Planet Fitness Deferred Rent ($69,814)
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	0	0	0	0	1,178,194	70,493	Outstanding TI/LC ($1,055,006), Free Rent Reserve Fund ($123,188), Ground Lease Escrow Fund ($70,493)
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	0	0	0	0	7,161,275	0	Existing Leasing Obligation Fund
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	0	0	0	0	0	0
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	0	0	0	0	0	0
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	0	0	0	0	0	0
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	0	0	0	0	0	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	23,736	0	0	0	267,899	0	Rent Abatement Reserve ($244,164), Stryker Patio Reserve ($23,735)
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	6,500	0	0	0	3,250,000	45,911	PIP Reserve ($3,250,000), Monthly Ground Lease Reserve ($45,911)
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	0	0	0	0	0	25,767	Ground Rent Funds
21	Loan		SG	SG	Ontario City Centre	0	0	0	0	324,319	0	Ground Rent Reserve ($61,986); Escape Game Reserve ($262,333)
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	19,375	0	0	0	0	0
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	79,538	0	0	0	0	0
24	Loan	43	PCC	PCC	Gene Autry Plaza	0	0	0	0	70,000	0	Pacific Dental Services, LLC Construction Allowance Reserve
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	24,625	0	50,000	0	0	0
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	0	0	0	0	338,973	0	Outstanding TI/LC Reserve ($298,800); Ground Lease Reserve ($26,683); Outstanding Free Rent Reserve ($13,490)
27	Loan		SMF V	SMC	Villanueva Portfolio	0	0	0	0	0	0
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	14,450	0	0	0	0	0	0.00
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	0	0	0	0	2,150,000	0	Debt Yield Holdback Reserve
30	Loan		PCC	PCC	Summit Center Marketplace	0	0	0	0	0	0
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	34,063	0	0	0	0	0
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	200,000	0	0	0	1,320,000	0	PIP Reserve
33	Loan		PCC	PCC	Okatie Village Commons	0	0	0	0	0	0
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	16,941	0	0	0	0	0	NAP
35	Loan		SG	SG	Sand Creek Business Center	0	0	0	0	0	0	0.00
36	Loan		CGMRC	CGMRC	Wilmette Commons	0	0	0	0	87,460	0	Free Rent Reserve ($34,460); Unfunded Obligations ($53,000)
37	Loan		SG	SG	All Storage Granbury	0	0	0	0	0	0	0.00
38	Loan	50	SMF V	SMC	Creekside Plaza	0	0	0	0	21,271	0	New Tenant Reserve
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	0	0	0	0	95,619	0	Free Rent Reserve ($25,910); Initial TI/LC Reserve ($69,709)
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	0	0	0	0	340,000	0	PIP Reserve
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	19,688	0	0	0	0	0
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	0	0	0	0	0	0
43	Loan		SMF V	SMC	Venture Plaza	100,445	0	0	0	27,800	0	Rent Abatement Reserve
44	Loan		PCC	PCC	Judiciary Place	0	0	0	0	10,747	0	Joan Proper Escrow
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	11,825	0	0	0	0	0	NAP
46	Loan		SMF V	SMC	Palm West	0	0	0	0	0	0
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	0	0	0	0	0	0
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	1,100	0	0	0	0	0	NAP
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	3,039	0	0	0	0	0	NAP
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	0	0	0	0	3,251	0	Rent Concession Reserve
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	0	0	0	0	0	0
52	Loan		Barclays	Barclays Bank PLC	Central Park East	49,376	0	0	0	0	0	NAP
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	6,655	0	0	0	0	0	NAP
54	Loan		CGMRC	CGMRC	515 Main Street	1,250	0	0	0	0	0

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	1460 Fee Swighm LLC and 1460 Leasehold Swighm LLC	No	Swig Investment Company, LLC
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	681 Fifth Avenue LLC	No	Robert Siegel
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	Solace Ashburn DFG LLC	No	Solace Ashburn Investments LLC
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	Mall at Potomac Mills, LLC	No	Simon Property Group, L.P.
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	CF Net Lease Portfolio VI DST	Yes	CF Real Estate Holdings, LLC
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	Macerich Fresno Limited Partnership	No	The Macerich Partnership, L.P.
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	Harborside Hotel LLC; Harborside Land LLC; Cal-Harbor So. Pier Urban Renewal Associates L.P.	No	Hyatt Hotels Corporation; Mack-Cali Realty, L.P.
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	925 North La Brea (LA) Owner, LLC	No	CIM Group (CA), LLC
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	16-18 KPG III Sentry, LLC	No	Keystone Property Fund III, L.P. and Keystone Property Fund IIIA, L.P.
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	Golden Cove Center, LLC	No	Vala Zarrabian and Tucson Zarrabian
11	Loan	31	PCC	PCC	Boynton Trail Centre	Boynton Trail Shopping Centre, LLC	No	F. Davis Camalier
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	2233 Wisconsin NY Owner LLC	No	Lawrence R. Botel
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	Easton Town Center II, LLC; ETC Fenlon, LLC; ETCBW, LLC; ETC Dime, LLC	No	None
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	CF Net Lease Portfolio IV DST	Yes	CF Real Estate Holdings, LLC
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	CS Loan Pool I LLC	No	John E. Gross
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	CS Loan Pool II LLC	No	John E. Gross
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	CS Loan Pool IV LLC	No	John E. Gross

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	PH Arbor Ridge LP	No	TCM Arbor Ridge Holdings LLC, TCM AR GP LLC, John B. Vander Zwaag, Richard C. Hamlin, Jeffrey J. Irmer, Benjamin Adams, Pembroke Hobson LLC
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	Pollin Hotels II, LLC	No	Harold Pollin
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	Universal Properties SMC Livonia, LLC	No	Gordon R. A. Fishman and The Fishman Community Property Trust
21	Loan		SG	SG	Ontario City Centre	Newport - Ontario, LLC	No	Derrick E. McGavic and Daniel G. Pappano
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	SSCP Goodman Rd, LLC, SSCP Central Ave, LLC and SSCP 24 St, LLC	No	Jacob Ramage
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	Springbrook Center LLC	No	Stelios Aktipis
24	Loan	43	PCC	PCC	Gene Autry Plaza	Ramon Gap SPE, LLC and Rancho Gap SPE, LLC	No	Kenneth P. Slaught
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	SSCP Madison Ave, LLC; SSCP Church St, LLC and SSCP McDonald St, LLC	No	Jacob Ramage
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	23 Mile Medical Associates I LLC	No	Richard L. Levin and Daniel Megler
27	Loan		SMF V	SMC	Villanueva Portfolio	Erazo Realty Limited Partnership; Braton Realty, LP; Crandon Realty, LP; Freston Realty, LLC	No	Ashley Villanueva-Miedlar, Bryan A. Villanueva and Juan M. Villanueva
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	Boulevard Apartments of Auburn Hills LLC; Boulevard Condominium of Auburn Hills LLC	No	David Jacobson; Howard Jacobson
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	Belhar, LLC	No	Har Bhatnagar
30	Loan		PCC	PCC	Summit Center Marketplace	Summit Center Market Place II, LLC	No	Jerome H. Erdmann and Patrick T. McNamee
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	SSCP Audubon Point Dr, LLC and SSCP Storage Parkway, LLC	No	Jacob Ramage
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	SEAL Milwaukee LLC	No	Vamsikrishna Bonthala and Sheenal Patel
33	Loan		PCC	PCC	Okatie Village Commons	Okatie Retail Investors, LLC	No	Gary J. Davies and David P. Hill
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	8101 Langdon Avenue, Inc.	No	H.K. Realty, Inc.
35	Loan		SG	SG	Sand Creek Business Center	Sand Creek Business Center III, L.P.	No	Arthur L. Lorenzini, Jr. as Trustee of the Lorenzini Living Trust; Michael W. Conley
36	Loan		CGMRC	CGMRC	Wilmette Commons	Next Wilmette, LLC	No	Andrew S. Hochberg and Marc J. Blum
37	Loan		SG	SG	All Storage Granbury	All Storage Dirks GB, LLC	No	Jay Schuminsky
38	Loan	50	SMF V	SMC	Creekside Plaza	Agoura Hills Investments, LLC	No	Frank Sarabia
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	1120 Executive Plaza, LLC	No	Asher Roshanzamir
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	Laxmi Reno LLC	No	Sushil Patel
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	SSCP Geyer Springs Rd, LLC; SSCP J St, LLC and SSCP Leon Circle, LLC	No	Jacob Ramage
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	Warehouselofts, LLC	No	Wesley Burdette
43	Loan		SMF V	SMC	Venture Plaza	Venture Plaza Associates, L.L.C.	No	Richard A. Shapack
44	Loan		PCC	PCC	Judiciary Place	Judiciary Place, LLC	No	Coleman G. Rector and Charles W. Rector, Jr.
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	6912 Milwood Avenue, Inc.	No	H.K. Realty, Inc.
46	Loan		SMF V	SMC	Palm West	Palm West Home Community, LLC	No	Wildwood Hills Homes Community Trust, dated September 30, 1998 and Madeleine Gross
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	7199 Natural Bridge Developers Corp.	No	Dmitrii Volkov
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	11121 Arminta Street, Inc.	No	H.K. Realty, Inc.
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	8510 Columbus Avenue, Inc.	No	J.K. Properties, Inc.
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	WHLR-Riverbridge Shopping Center, LLC	No	Wheeler REIT, L.P.
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	Hollywood WAG Sumter, LLC	No	Kenneth Shimm
52	Loan		Barclays	Barclays Bank PLC	Central Park East	1129 E Central Avenue, Inc.	No	J.K. Properties, Inc.
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	2016 Riverside Drive, Inc.	No	J.K. Properties, Inc.
54	Loan		CGMRC	CGMRC	515 Main Street	515 Main Street Park City LLC	No	The 1924 Corporation

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	Refinance	200,000,000	0	0	0	200,000,000	138,599,880	0	3,789,416
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	Refinance	215,000,000	0	0	200,000	215,200,000	154,577,785	0	5,087,412
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	Acquisition	132,000,000	61,070,342	0	3,675,273	196,745,614	0	193,000,000	3,720,528
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	Refinance	291,000,000	0	125,000,000	0	416,000,000	411,992,396	0	2,011,635
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	Acquisition	35,048,994	19,673,833	0	1,020,898	55,743,726	0	55,633,324	110,402
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	Recapitalization	325,000,000	0	0	0	325,000,000	0	0	2,774,198
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	Refinance	100,000,000	0	0	270,000	100,270,000	62,290,990	0	1,419,633
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	Refinance	29,400,000	0	0	35,000	29,435,000	14,388,376	0	150,098
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	Refinance	29,000,000	0	0	0	29,000,000	20,748,449	0	666,696
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	Refinance	28,050,000	0	0	0	28,050,000	15,555,484	0	436,568
11	Loan	31	PCC	PCC	Boynton Trail Centre	Refinance	27,000,000	0	0	0	27,000,000	21,843,696	0	636,131
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	Refinance	27,000,000	0	0	50,000	27,050,000	23,841,952	0	703,507
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	Refinance	337,500,000	0	362,500,000	0	700,000,000	425,364,813	0	4,564,309
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	Acquisition	22,495,184	12,679,321	0	655,099	35,829,605	0	35,706,642	122,963
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	Refinance	21,000,000	1,411,767	0	0	22,411,767	21,960,599	0	451,168
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	Refinance	19,540,000	1,134,282	0	0	20,674,282	20,433,815	0	240,467
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	Refinance	19,287,000	1,127,548	0	0	20,414,548	20,169,242	0	245,306

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	Acquisition	18,200,000	7,200,832	0	692,050	26,092,882	0	24,250,000	1,375,731
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	Refinance	18,000,000	467,168	0	50,000	18,517,168	14,835,808		390,629
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	Refinance	17,550,000	0	0	60,000	17,610,000	15,473,515	0	204,737
21	Loan		SG	SG	Ontario City Centre	Refinance	15,700,000	4,349,524	0	0	20,049,524	18,059,824	0	560,682
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	Acquisition	15,200,000	6,095,348	0	18,750	21,314,098	0	20,249,568	896,195
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	Refinance	15,000,000	0	0	50,000	15,050,000	13,030,143	0	281,849
24	Loan	43	PCC	PCC	Gene Autry Plaza	Refinance	15,000,000	0	0	0	15,000,000	11,427,938	0	316,183
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	Acquisition	14,550,000	6,070,387	0	18,750	20,639,137	0	19,584,000	936,942
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	Refinance	14,000,000	0	0	0	14,000,000	12,519,980	0	191,091
27	Loan		SMF V	SMC	Villanueva Portfolio	Refinance	13,050,000	170,880	0	0	13,220,880	12,533,434	0	421,241
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	Refinance	13,000,000	0	0	0	13,000,000	7,147,902	0	225,880
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	Refinance	12,500,000	0	0	40,000	12,540,000	8,111,134	0	224,563
30	Loan		PCC	PCC	Summit Center Marketplace	Refinance	11,850,000	770,990	0	0	12,620,990	12,172,446	0	249,395
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	Acquisition	11,100,000	4,507,104	0	18,750	15,625,854	0	14,869,432	618,608
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	Acquisition	10,560,000	7,000,000	0	364,269	17,924,269	0	15,300,000	879,527
33	Loan		PCC	PCC	Okatie Village Commons	Refinance	10,300,000	84,788	0	0	10,384,788	9,978,462	0	398,767
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	Refinance	10,000,000	0	0	183,204	10,183,204	6,210,833	0	70,338
35	Loan		SG	SG	Sand Creek Business Center	Refinance	8,250,000	0	0	0	8,250,000	7,172,778	0	156,247
36	Loan		CGMRC	CGMRC	Wilmette Commons	Refinance	8,000,000	0	0	24,183	8,024,183	7,609,925	0	159,666
37	Loan		SG	SG	All Storage Granbury	Refinance	8,000,000	0	0	0	8,000,000	6,075,346	0	160,658
38	Loan	50	SMF V	SMC	Creekside Plaza	Acquisition	7,600,000	4,955,158	0	0	12,555,158	0	12,000,000	170,491
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	Acquisition	7,500,000	3,259,642	0	0	10,759,642	0	9,518,300	109,601
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	Refinance	7,400,000	0	0	0	7,400,000	3,557,082	0	132,410
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	Acquisition	6,995,000	3,318,804	0	18,750	10,332,554	0	9,313,000	778,502
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	Refinance	6,375,000	0	0	40,000	6,415,000	5,705,141	0	200,340
43	Loan		SMF V	SMC	Venture Plaza	Refinance	5,900,000	827,616	0	0	6,727,616	6,292,281	0	127,725
44	Loan		PCC	PCC	Judiciary Place	Refinance	5,800,000	17,870	0	0	5,817,870	5,587,570	0	158,800
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	Refinance	4,680,000	0	0	87,199	4,767,199	3,174,490	0	37,472
46	Loan		SMF V	SMC	Palm West	Refinance	4,250,000	0	0	0	4,250,000	3,766,296	0	128,386
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	Acquisition	4,192,500	2,425,863	0	40,000	6,658,363	0	6,450,000	153,363
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	Refinance	4,150,000	0	0	77,754	4,227,754	2,928,527	0	33,450
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	Refinance	4,140,000	0	0	77,576	4,217,576	2,096,110	0	32,023
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	Acquisition	4,000,000	3,135,173	0	50,000	7,185,173	0	7,000,000	176,994
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	Acquisition	3,800,000	1,384,781	0	20,000	5,204,781	0	5,078,063	125,880
52	Loan		Barclays	Barclays Bank PLC	Central Park East	Refinance	3,200,000	0	0	62,025	3,262,025	2,398,671	0	29,269
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	Refinance	2,600,000	693,875	0	50,133	3,344,008	3,290,219	0	32,471
54	Loan		CGMRC	CGMRC	515 Main Street	Refinance	2,310,000	0	0	42,500	2,352,500	1,389,961	0	152,574

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	23,330,685	34,280,019	0	200,000,000	Hard	Springing
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	3,428,474	52,106,328	0	215,200,000	Hard	In Place
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	25,086	0	0	196,745,614	Hard	In Place
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	0	1,995,969	0	416,000,000	Hard	Springing
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	0	0	0	55,743,726	Hard	In-Place
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	0	322,225,802	0	325,000,000	Hard	Springing
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	4,000,000	32,559,377	0	100,270,000	Soft Springing	Springing
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	2,955,434	11,941,092	0	29,435,000	Hard	Springing
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	2,003,267	5,581,588	0	29,000,000	Hard	In Place
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	783,868	11,274,080	0	28,050,000	Springing	Springing
11	Loan	31	PCC	PCC	Boynton Trail Centre	1,853,935	2,666,238	0	27,000,000	Springing	Springing
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	2,304,923	199,618	0	27,050,000	Hard	Springing
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	7,161,275	262,909,603	0	700,000,000	Hard	Springing
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	0	0	0	35,829,605	Hard	In-Place
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	0	0	0	22,411,767	Springing	Springing
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	0	0	0	20,674,282	Springing	Springing
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	0	0	0	20,414,548	Springing	Springing

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	467,150	0	0	26,092,882	Hard	Springing
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	3,290,731	0	0	18,517,168	Hard	Springing
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	375,000	1,556,748	0	17,610,000	Springing	Springing
21	Loan		SG	SG	Ontario City Centre	1,429,018	0	0	20,049,524	Hard	Springing
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	168,335	0	0	21,314,098	Springing	Springing
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	788,391	949,616	0	15,050,000	Springing	Springing
24	Loan	43	PCC	PCC	Gene Autry Plaza	176,114	3,079,765	0	15,000,000	Springing	Springing
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	118,195	0	0	20,639,137	Springing	Springing
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	654,560	634,368	0	14,000,000	Springing	Springing
27	Loan		SMF V	SMC	Villanueva Portfolio	266,206	0	0	13,220,880	Springing	Springing
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	218,919	5,407,299	0	13,000,000	None	None
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	2,259,884	1,944,420	0	12,540,000	Hard	Springing
30	Loan		PCC	PCC	Summit Center Marketplace	199,149	0	0	12,620,990	Springing	Springing
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	137,814	0	0	15,625,854	Springing	Springing
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	1,744,742	0	0	17,924,269	Hard	Springing
33	Loan		PCC	PCC	Okatie Village Commons	7,559	0	0	10,384,788	Soft Springing	Springing
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	40,327	3,861,706	0	10,183,204	Springing	Springing
35	Loan		SG	SG	Sand Creek Business Center	438,543	482,432	0	8,250,000	Springing	Springing
36	Loan		CGMRC	CGMRC	Wilmette Commons	194,334	60,258	0	8,024,183	Springing	Springing
37	Loan		SG	SG	All Storage Granbury	128,947	1,635,049	0	8,000,000	Springing	Springing
38	Loan	50	SMF V	SMC	Creekside Plaza	384,667	0	0	12,555,158	Springing	Springing
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	1,131,741	0	0	10,759,642	Springing	Springing
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	356,375	3,354,133	0	7,400,000	Springing	Springing
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	241,052	0	0	10,332,554	Springing	Springing
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	24,008	485,511	0	6,415,000	Springing	Springing
43	Loan		SMF V	SMC	Venture Plaza	307,609	0	0	6,727,616	Springing	Springing
44	Loan		PCC	PCC	Judiciary Place	71,500	0	0	5,817,870	Springing	Springing
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	23,135	1,532,102	0	4,767,199	Springing	Springing
46	Loan		SMF V	SMC	Palm West	6,592	348,726	0	4,250,000	Springing	Springing
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	55,000	0	0	6,658,363	Springing	Springing
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	10,406	1,255,371	0	4,227,754	Springing	Springing
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	11,910	2,077,534	0	4,217,576	Springing	Springing
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	8,179	0	0	7,185,173	Hard	Springing
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	839	0	0	5,204,781	Springing	Springing
52	Loan		Barclays	Barclays Bank PLC	Central Park East	58,665	775,420	0	3,262,025	Springing	Springing
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	21,318	0	0	3,344,008	Springing	Springing
54	Loan		CGMRC	CGMRC	515 Main Street	1,464	808,501	0	2,352,500	Hard	Springing

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) any bankruptcy or insolvency of any Specified Tenant, (iv) any termination or cancellation of any Specified Tenant Lease, (v) any Specified Tenant being in monetary default with respect to the payment of base rent or material monetary or material non-monetary default under any applicable Specified Tenant Lease beyond applicable notice and cure periods, (vi) any Specified Tenant failing to be in actual, physical possession of such Specified Tenant’s space, which (x) with respect to the Specified Lease with Foot Locker Retail, Inc., WeWork Lease or with respect to any other Specified Tenant which is a retail Tenant shall mean such Tenant fails to be open to the public during customary business hours in excess of 30 consecutive days, (vii) any Specified Tenant giving notice that it is terminating its Specified Tenant Lease for any material portion of such Specified Tenant’s demised space.
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	(i) Event of Default, (ii) the occurrence of a Specified Tenant Trigger Period or (iii) the occurrence of the Anticipated Repayment Date
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	(i) Event of Default, (ii) DSCR<1.35x or (iii) Bankruptcy of Manager
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.55x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) the occurrence of an ARD Trigger Event, (v) the occurrence of a Tenant Go Dark Trigger, (vi) the occurrence of a Tenant BK Trigger, (vii) the occurrence of a Tenant Downgrade Trigger
5.01	Property				Walgreens - Wauwatosa, WI
5.02	Property				Walgreens - Valparaiso, IN
5.03	Property				Walgreens - Salina, KS
5.04	Property				Walgreens - Ottawa, KS
5.05	Property				Walgreens - Overland Park, KS
5.06	Property				Walgreens - Rayne, LA
5.07	Property				Walgreens - Plymouth, IN
5.08	Property				Walgreens - Griffith, IN
5.09	Property				Walgreens - Waterloo, IA
5.10	Property				Walgreens - Spencer, IA
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	(i) an Event of Default, (ii) DSCR < 1.45x
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	(i) Event of Default or (ii) Hyatt Corporation Management Agreement Trigger
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR < 1.10x, (iv) commencement of Fiberlink Communications Lease Sweep Period, (v) commencement of USI Insurance Lease Sweep Period, (vi) commencement of a Morgan Stanley Lease Sweep Period
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	Occurrence of any one or more of the following as determined by Lender: (a) an Event of Default, (b) a DSC Ratio less than 1.10x, (c) a Trader Joe’s Trigger Event.
11	Loan	31	PCC	PCC	Boynton Trail Centre	Occurrence of any one or more of the following as determined by Lender: (a) an Event of Default, (b) a DSC Ratio less than 1.15x, (c) a Wal-Mart Event #1 and borrower fails to deposit the Wal-Mart Escrow Amount , or a Wal-Mart Lease Renewal Escrow Event and borrower fails to deposit the Wal-Mart Lease Renewal Escrow Amount; (d) an Alco Escrow Event and borrower fails to deposit the Alco Escrow Amount; or (e) a CVS Escrow Event and CVS fails to deposit the DVS Escrow Amount.
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	(i) Event of Default, (ii) DSCR<1.20x or (iii) the Specified Tenant failing to extend or renew the Specified Tenant Lease on or prior to the Specified Tenant Extension Deadline
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	(i) Event of Default or (ii) DSCR<1.20x
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.55x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) the occurrence of an ARD Trigger Event, (v) the occurrence of a Tenant Go Dark Trigger, (vi) the occurrence of a Tenant BK Trigger, (vii) the occurrence of a Tenant Downgrade Trigger
14.01	Property				Walgreens - Allendale, MI
14.02	Property				Walgreens - Marquette, MI
14.03	Property				Walgreens - Russellville, AR
14.04	Property				Walgreens - Cincinnati, OH
14.05	Property				Walgreens - Lawton, OK
14.06	Property				Walgreens - Edmond, OK
14.07	Property				Walgreens - Mcalester, OK
15	Loan	38	SMF V	SMC	Walgreens Pool 1	(i) the occurrence of an Event of Default, (ii) Walgreens being in default under its lease beyond applicable notice and cure periods, (iii) Walgreens failing to be in actual, physical possession of all or any portion of the Walgreens Space and/or “going dark” in the Walgreens Space, (iv) Walgreens giving notice of its intent to vacate and/or Walgreens vacating all or any portion of a store space, (v) Walgreens giving notice of its intent to terminate or cancel the applicable Walgreens Lease and/or any termination or cancellation of the applicable Walgreens Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the applicable Walgreens Lease failing to otherwise be in full force, (vi) Walgreens (or Walgreens’ parent company) becomes insolvent, files for bankruptcy or has its senior unsecured debt rating fall below BBB- by S&P (or the equivalent of such rating by Moody’s), (vii) Walgreens fails to provide satisfactory evidence it has renewed or extended its lease at least 6 months prior to the end of the Lease for a term of not less than five years at rent that is equal to or greater than the rent paid prior to the lease expiration.
15.01	Property				Walgreens Peoria IL
15.02	Property				Walgreens Albuqurerque
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road
15.04	Property				Walgreens Allen
15.05	Property				Walgreens Tulsa
15.06	Property				Walgreens Alvin
16	Loan	38	SMF V	SMC	Walgreens Pool 2	(i) the occurrence of an Event of Default, (ii) Walgreens being in default under its lease beyond applicable notice and cure periods, (iii) Walgreens failing to be in actual, physical possession of all or any portion of the Walgreens Space and/or “going dark” in the Walgreens Space, (iv) Walgreens giving notice of its intent to vacate and/or Walgreens vacating all or any portion of a store space, (v) Walgreens giving notice of its intent to terminate or cancel the applicable Walgreens Lease and/or any termination or cancellation of the applicable Walgreens Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the applicable Walgreens Lease failing to otherwise be in full force, (vi) Walgreens (or Walgreens’ parent company) becomes insolvent, files for bankruptcy or has its senior unsecured debt rating fall below BBB- by S&P (or the equivalent of such rating by Moody’s), (vii) Walgreens fails to provide satisfactory evidence it has renewed or extended its lease at least 6 months prior to the end of the Lease for a term of not less than five years at rent that is equal to or greater than the rent paid prior to the lease expiration.
16.01	Property				Walgreens Moline
16.02	Property				Walgreens Hammond
16.03	Property				Walgreens Friendswood
16.04	Property				Walgreens Edinburg
16.05	Property				Walgreens Decatur
16.06	Property				Walgreens Jackson
17	Loan	38	SMF V	SMC	Walgreens Pool 4	(i) the occurrence of an Event of Default, (ii) Walgreens being in default under its lease beyond applicable notice and cure periods, (iii) Walgreens failing to be in actual, physical possession of all or any portion of the Walgreens Space and/or “going dark” in the Walgreens Space, (iv) Walgreens giving notice of its intent to vacate and/or Walgreens vacating all or any portion of a store space, (v) Walgreens giving notice of its intent to terminate or cancel the applicable Walgreens Lease and/or any termination or cancellation of the applicable Walgreens Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the applicable Walgreens Lease failing to otherwise be in full force, (vi) Walgreens (or Walgreens’ parent company) becomes insolvent, files for bankruptcy or has its senior unsecured debt rating fall below BBB- by S&P (or the equivalent of such rating by Moody’s), (vii) Walgreens fails to provide satisfactory evidence it has renewed or extended its lease at least 6 months prior to the end of the Lease for a term of not less than five years at rent that is equal to or greater than the rent paid prior to the lease expiration.

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
17.01	Property				Walgreens Cottonwood
17.02	Property				Walgreens Rio Rancho
17.03	Property				Walgreens Mentor
17.04	Property				Walgreens Peoria AZ - Deer Valley Road
17.05	Property				Walgreens Louisville
17.06	Property				Walgreens Overland Park
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	(i) Event of Default, (ii) DSCR<1.20x, (iii) Stryker Tigger Event or (iv) Dollar Trigger Event
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	(i) Event of Default, (ii) DSCR<1.20x, or (iii) PIP Reserve falls below PIP Threshold
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
21	Loan		SG	SG	Ontario City Centre	(i) an Event of Default, (ii) DSCR < 1.10x
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
22.01	Property				Horn Lake Storage - Goodman Road
22.02	Property				Rogers Storage - N. 24th Street
22.03	Property				Bentonville Storage - E Central Avenue
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
24	Loan	43	PCC	PCC	Gene Autry Plaza	(i) the occurrence of an Event of Default, (ii) Smart & Final and/or Staples ceases to operate their business for a period of more than thirty days, becomes the subject of bankruptcy or insolvency proceedings, provides notice of intent to terminate respective lease, or defaults under any monetary or material non-monetary term of their respective lease, (iii) Smart & Final and/or Staples fails to renew respective lease twelve months prior to its expiration, (iv) DSCR is less than 1.10x
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
25.01	Property				McKinney-McDonald St.
25.02	Property				Midtown Vault Self Storage
25.03	Property				McKinney Storage-Safeway
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a St. John Hospital Sweep Event Period
27	Loan		SMF V	SMC	Villanueva Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
27.01	Property				Waynesboro Shopping Center
27.02	Property				Kuykendahl Medical Office
27.03	Property				University Medical Plaza
27.04	Property				Wortham Village Shopping Center
28	Loan		SG	SG	Boulevard Apartments	NAP
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	(i) Event of Default, (ii) DSCR<1.40x, (iii) Franchise Trigger Event
30	Loan		PCC	PCC	Summit Center Marketplace	Occurrence of any one or more of the following as determined by Lender: (a) an Event of Default, (b) Aurora Health Care (i) goes dark, (ii) files for bankruptcy or other insolvency proceedings, (iii) provides notice of termination and Borrower fails to deposit the required $400,000 in cash or LOC, or (iv) defaults on their lease or (v) fails to renew their lease.
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
31.01	Property				Rogers Storage - StorMart
31.02	Property				Horn Lake Storage - Audubon Point Drive
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) a material action in which the Manager is a debtor, (iv) the occurrence of a Franchise Agreement Trigger Period
33	Loan		PCC	PCC	Okatie Village Commons	Occurrence of any one or more of the following as determined by Lender: (a) an Event of Default, (b) a DSC Ratio less than 1.10 to 1.00 determined by Lender as of the last day of each calendar quarter for such quarter, or (c) a Food Lion Trigger Event.
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	(i) Event of Default or (ii) DSCR<1.10x
35	Loan		SG	SG	Sand Creek Business Center	(i) an Event of Default, (ii) DSCR < 1.10x, or (iii) Lease Sweep Period
36	Loan		CGMRC	CGMRC	Wilmette Commons	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
37	Loan		SG	SG	All Storage Granbury	(i) an Event of Default, (ii) DSCR < 1.10x
38	Loan	50	SMF V	SMC	Creekside Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) any cancellation, termination or expiration of the Franchise Agreement, (iv) the occurrence of a PIP Trigger Event
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
41.01	Property				Bentonville Storage SE J Street
41.02	Property				Little Rock Storage - Geyer Springs
41.03	Property				Little Rock Storage - Leon Circle
42	Loan		CGMRC	CGMRC	Warehouse Lofts	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
43	Loan		SMF V	SMC	Venture Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Major Tenant Event Period
44	Loan		PCC	PCC	Judiciary Place	Occurrence of any one or more of the following as determined by Lender: (a) an Event of Default, (b) DSCR less than 1.15x, or (c) Fresenius Trigger Event.
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	(i) Event of Default or (ii) DSCR<1.10x
46	Loan		SMF V	SMC	Palm West	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	(i) Event of Default or (ii) DSCR<1.10x
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	(i) Event of Default or (ii) DSCR<1.10x
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	(i) Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) Anchor Tenant Trigger Event or (iv) DSCR<1.35x
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) occurrence of a Specified Tenant Trigger Period
52	Loan		Barclays	Barclays Bank PLC	Central Park East	(i) Event of Default or (ii) DSCR<1.10x
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	(i) Event of Default or (ii) DSCR<1.10x
54	Loan		CGMRC	CGMRC	515 Main Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) One year prior to the Maturity Date

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10	CGMRC	CGMRC	8 Times Square & 1460 Broadway	No			125,000,000.00					Yes	1
2	Loan	11, 12, 13	CGMRC	CGMRC, UBS	681 Fifth Avenue	No			157,500,000.00					Yes	2
3	Loan	14, 15, 16, 17, 18	Barclays	Barclays Bank PLC	Quantum Park	No			82,000,000.00					Yes	3
4	Loan	9, 19, 20, 21	Barclays	Barclays Bank PLC, Societe Generale, Bank of America, N.A., Cantor Commercial Real Estate Lending, L.P.	Potomac Mills	No			254,625,000.00	125,000,000	4.5500%			Yes	4
5	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 6	No								Yes	5
5.01	Property				Walgreens - Wauwatosa, WI									Yes	5.01
5.02	Property				Walgreens - Valparaiso, IN									Yes	5.02
5.03	Property				Walgreens - Salina, KS									Yes	5.03
5.04	Property				Walgreens - Ottawa, KS									Yes	5.04
5.05	Property				Walgreens - Overland Park, KS									Yes	5.05
5.06	Property				Walgreens - Rayne, LA									Yes	5.06
5.07	Property				Walgreens - Plymouth, IN									Yes	5.07
5.08	Property				Walgreens - Griffith, IN									Yes	5.08
5.09	Property				Walgreens - Waterloo, IA									Yes	5.09
5.10	Property				Walgreens - Spencer, IA									Yes	5.10
6	Loan	9, 23, 24	SG	SG/JPMCB	Fresno Fashion Fair	No			290,000,000.00					Yes	6
7	Loan	25, 26	Barclays	Prudential Mortgage Capital Company, LLC	Hyatt Regency Jersey City	No			65,000,000.00					Yes	7
8	Loan		CGMRC	CGMRC	925 La Brea Avenue	No								Yes	8
9	Loan	27, 28	SMF V	BNYM	Veva 16 & 18	No								Yes	9
10	Loan	29, 30	PCC	PCC	Golden Cove Shopping Center	No								Yes	10
11	Loan	31	PCC	PCC	Boynton Trail Centre	No								Yes	11
12	Loan	32, 33, 34	Barclays	Barclays Bank PLC	Georgetown Plaza	Yes	10/1/2105	773,311						Yes	12
13	Loan	35, 36, 37	Barclays	Barclays Bank PLC	Easton Town Center	No			315,000,000.00	362,500,000	3.61590%			Yes	13
14	Loan	22	CGMRC	CGMRC	Walgreens Net Lease Portfolio 4	No								Yes	14
14.01	Property				Walgreens - Allendale, MI									Yes	14.01
14.02	Property				Walgreens - Marquette, MI									Yes	14.02
14.03	Property				Walgreens - Russellville, AR									Yes	14.03
14.04	Property				Walgreens - Cincinnati, OH									Yes	14.04
14.05	Property				Walgreens - Lawton, OK									Yes	14.05
14.06	Property				Walgreens - Edmond, OK									Yes	14.06
14.07	Property				Walgreens - Mcalester, OK									Yes	14.07
15	Loan	38	SMF V	SMC	Walgreens Pool 1	No								Yes	15
15.01	Property				Walgreens Peoria IL	No								Yes	15.01
15.02	Property				Walgreens Albuqurerque	No								Yes	15.02
15.03	Property				Walgreens Peoria AZ - North Lake Pleasant Road	No								Yes	15.03
15.04	Property				Walgreens Allen	No								Yes	15.04
15.05	Property				Walgreens Tulsa	No								Yes	15.05
15.06	Property				Walgreens Alvin	No								Yes	15.06
16	Loan	38	SMF V	SMC	Walgreens Pool 2	No								Yes	16
16.01	Property				Walgreens Moline	No								Yes	16.01
16.02	Property				Walgreens Hammond	No								Yes	16.02
16.03	Property				Walgreens Friendswood	No								Yes	16.03
16.04	Property				Walgreens Edinburg	No								Yes	16.04
16.05	Property				Walgreens Decatur	No								Yes	16.05
16.06	Property				Walgreens Jackson	No								Yes	16.06
17	Loan	38	SMF V	SMC	Walgreens Pool 4	No								Yes	17

CGCMT 2016-P6 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
17.01	Property				Walgreens Cottonwood	No								Yes	17.01
17.02	Property				Walgreens Rio Rancho	No								Yes	17.02
17.03	Property				Walgreens Mentor	No								Yes	17.03
17.04	Property				Walgreens Peoria AZ - Deer Valley Road	No								Yes	17.04
17.05	Property				Walgreens Louisville	No								Yes	17.05
17.06	Property				Walgreens Overland Park	No								Yes	17.06
18	Loan	39	Barclays	Barclays Bank PLC	Arbor Ridge Office	No								Yes	18
19	Loan	40, 41, 42	Barclays	Barclays Bank PLC	Sheraton Portland Airport	Yes	9/30/2047	581,785						Yes	19
20	Loan		CGMRC	CGMRC	Seven Mile Crossing	Yes	9/30/2114	309,204						Yes	20
21	Loan		SG	SG	Ontario City Centre	Yes	2/28/2045	722,031						Yes	21
22	Loan		CGMRC	CGMRC	Bentonville Self Storage Portfolio	No								Yes	22
22.01	Property				Horn Lake Storage - Goodman Road	No								Yes	22.01
22.02	Property				Rogers Storage - N. 24th Street	No								Yes	22.02
22.03	Property				Bentonville Storage - E Central Avenue	No								Yes	22.03
23	Loan		CGMRC	CGMRC	Springbrook Shopping Center	No								Yes	23
24	Loan	43	PCC	PCC	Gene Autry Plaza	No								Yes	24
25	Loan		CGMRC	CGMRC	Texas Self Storage Portfolio	No								Yes	25
25.01	Property				McKinney-McDonald St.	No								Yes	25.01
25.02	Property				Midtown Vault Self Storage	No								Yes	25.02
25.03	Property				McKinney Storage-Safeway	No								Yes	25.03
26	Loan	44, 45	SMF V	SMC	23 Mile Macomb Medical Campus	Yes	10/14/2105	106,731						Yes	26
27	Loan		SMF V	SMC	Villanueva Portfolio	No								Yes	27
27.01	Property				Waynesboro Shopping Center	No								Yes	27.01
27.02	Property				Kuykendahl Medical Office	No								Yes	27.02
27.03	Property				University Medical Plaza	No								Yes	27.03
27.04	Property				Wortham Village Shopping Center	No								Yes	27.04
28	Loan		SG	SG	Boulevard Apartments	No								Yes	28
29	Loan	46, 47	Barclays	Barclays Bank PLC	Hilton Garden Inn - Columbus/Polaris	No								Yes	29
30	Loan		PCC	PCC	Summit Center Marketplace	No								Yes	30
31	Loan		CGMRC	CGMRC	Sun Belt Self Storage Portfolio	No								Yes	31
31.01	Property				Rogers Storage - StorMart	No								Yes	31.01
31.02	Property				Horn Lake Storage - Audubon Point Drive	No								Yes	31.02
32	Loan	48, 49	CGMRC	CGMRC	Fairfield Inn & Suites Milwaukee Downtown	No								Yes	32
33	Loan		PCC	PCC	Okatie Village Commons	No								Yes	33
34	Loan		Barclays	Barclays Bank PLC	Terrace Point	No								Yes	34
35	Loan		SG	SG	Sand Creek Business Center	No								Yes	35
36	Loan		CGMRC	CGMRC	Wilmette Commons	No								Yes	36
37	Loan		SG	SG	All Storage Granbury	No								Yes	37
38	Loan	50	SMF V	SMC	Creekside Plaza	No								Yes	38
39	Loan	51	SMF V	BNYM	1120 Executive Plaza	No								Yes	39
40	Loan	52	SMF V	SMC	Hampton Inn & Suites Reno	No								Yes	40
41	Loan		CGMRC	CGMRC	Razorback Self Storage Portfolio	No								Yes	41
41.01	Property				Bentonville Storage SE J Street	No								Yes	41.01
41.02	Property				Little Rock Storage - Geyer Springs	No								Yes	41.02
41.03	Property				Little Rock Storage - Leon Circle	No								Yes	41.03
42	Loan		CGMRC	CGMRC	Warehouse Lofts	No								Yes	42
43	Loan		SMF V	SMC	Venture Plaza	No								Yes	43
44	Loan		PCC	PCC	Judiciary Place	No								Yes	44
45	Loan		Barclays	Barclays Bank PLC	Woodland Pointe	No								Yes	45
46	Loan		SMF V	SMC	Palm West	No								Yes	46
47	Loan		CGMRC	CGMRC	Walgreens - St. Louis, MO	No								Yes	47
48	Loan		Barclays	Barclays Bank PLC	Cove Apartments	No								Yes	48
49	Loan		Barclays	Barclays Bank PLC	Columbus Gardens	No								Yes	49
50	Loan		Barclays	Barclays Bank PLC	Riverbridge Shopping Center	No								Yes	50
51	Loan		CGMRC	CGMRC	Walgreens - Sumter, SC	No								Yes	51
52	Loan		Barclays	Barclays Bank PLC	Central Park East	No								Yes	52
53	Loan		Barclays	Barclays Bank PLC	Silver Lake Office	No								Yes	53
54	Loan		CGMRC	CGMRC	515 Main Street	No								Yes	54

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown, either unilaterally or based on a trigger event. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. For more information on material lease expirations, termination options and other issues affecting certain single tenants, the five largest tenants or other major tenants at the Mortgaged Properties securing the fifteen largest Mortgage Loans, see “Description of the Mortgage Pool—Tenant Issues” in the Prospectus.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Principal's New Cash Contribution" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Principal's New Cash Contribution" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance of $75,000,000 represents the non-controlling note A-2-1 of a $200,000,000 Loan Combination evidenced by three pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $100,000,000, is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to the CD 2016-CD2 securitization transaction. The non-controlling note A-2-2 has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $200,000,000.

(9)	The lockout period will be at least 25 payment dates commencing with and including the first payment date in December 2016. For the purposes of the Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P6 securitization closing date in December 2016. The actual lockout period may be longer.

(10)	At any time after the expiration of the lockout period, the borrowers may obtain the release of the office or signage condominium units upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining Mortgaged Property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.82x, (iii) the debt yield for the remaining Mortgaged Property is not less than the greater of the debt yield immediately preceding the partial release and 7.39% and (iv) the borrowers partially defease the Mortgage Loan in an amount equal to 115% of the original allocated loan amount of such release parcel.

(11)	The Cut-off Date Balance of $57,500,000 represents the non-controlling note A-5 of a $215,000,000 Loan Combination evidenced by six pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $80,000,000, is currently held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”) and is expected to be contributed to the MSC 2016-UBS12 securitization transaction. The non-controlling notes A-2 and A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $34,000,000, are currently held by UBS AG, New York Branch and are expected to be contributed to the CFCRE 2016-C7 securitization transaction. The non-controlling note A-3 has an outstanding principal balance as of the Cut-off Date of 15,000,000, is currently held by UBS AG, New York Branch and is expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-6 has an outstanding principal balance as of the Cut-off Date of $28,500,000, is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $215,000,000.

(12)	The lockout period will be at least 25 payment dates commencing with and including the first payment date in December 2016. For the purposes of the Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P6 securitization closing date in December 2016. The actual lockout period may be longer. In addition, if the Mortgage Loan has not been fully securitized by the payment date in December 2020, the Mortgage Loan may be prepaid with yield maintenance.

(13)	The Second Largest Tenant, Belstaff USA, currently leases three spaces at the Mortgaged Property totaling 17,505 SF comprised of: (i) 5,835 SF expiring in February 2017, (ii) 5,835 SF subleased to Forall USA, Inc. expiring in April 2022 and (iii) 5,835 SF subleased to MCM expiring in February 2027.

(14)	The Cut-off Date Balance of $50,000,000 represents the non-controlling note A-2 of a $132,000,000 Loan Combination evidenced by three pari passu notes. The non-controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was contributed to the CGCMT 2016-C3 securitization transaction. The controlling note A-3 has an outstanding principal balance as of the Cut-off Date of $52,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $132,000,000.

(15)	The yield maintenance premium is calculated based on an amount equal to the greater of: (i) 1% of the outstanding principal balance of the Loan Combination and (ii) the present value of the interest only payments from the prepayment date to the open period start date assuming a rate equal to the difference between the Mortgage Loan Rate and the treasury rate and determined by discounting such payments at the discount rate.

(16)	From and after the Anticipated Repayment Date, October 6, 2021, the Mortgage Loan will accrue interest at a per annum rate equal to the sum of (a) the Mortgage Loan Rate and (b) 3.00%; however, interest accrued in excess of the Mortgage Loan Rate will be deferred and all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Mortgage Loan Rate and operating expenses will be applied (i) first to repay the outstanding principal balance of the Mortgage Loan and (ii) second to the payment of accrued interest.

(17)	On October 6, 2016, the borrower deposited $333,186 into an Upfront RE Tax Reserve ($) account. On the due date in November 2016, the borrower is required to deposit $333,186 into the Upfront RE Tax Reserve ($) account. Commencing on the due date in December 2016, and on each due date thereafter during the term of the Mortgage Loan, the borrower is required to make deposits into the Ongoing RE

Tax Reserve ($) account equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $191,400).

(18)	The seller of the Mortgaged Property completed a sale-leaseback transaction with the sole tenant, Verizon Business Network Services Inc., in December 2015. As such, historical financial information for the Mortgaged Property is not available.

(19)	The Cut-off Date Balance of $36,375,000 represents the non-controlling note A-9 of a $416,000,000 Loan Combination evidenced by (i) ten senior pari passu notes (notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10) with an aggregate outstanding principal balance as of the Cut-off Date of $291,000,000 and (ii) ten junior notes (notes B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8, B-9 and B-10) with an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000, which are subordinate to the ten senior pari passu notes. The controlling note A-1 and non-controlling note A-6 have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000 and were contributed to the CFCRE 2016-C6 securitization transaction. The non-controlling notes A-2 and A-3 have an aggregate outstanding principal balance as of the Cut-off Date of $32,750,000, are currently held by Société Générale and expected to be contributed to the CFCRE 2016-C7 securitization transaction. The non-controlling note A-4 has an outstanding principal balance as of the Cut-off Date of $52,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the MSBAM 2016-C32 securitization transaction. The non-controlling note A-5 has an outstanding principal balance as of the Cut-off Date of $20,750,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-7 has an outstanding principal balance as of the Cut-off Date of $35,000,000 and was contributed to the CGCMT 2016-C3 securitization transaction. The non-controlling note A-8 has an outstanding principal balance as of the Cut-off Date of $7,750,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to the CFCRE 2016-C7 securitization transaction. The non-controlling note A-10 has an outstanding principal balance as of the Cut-off Date of $36,375,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling notes B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8, B-9 and B-10 are currently held by Teachers Insurance and Annuity Association of America. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the aggregate outstanding principal balance as of the Cut-off Date for the ten senior pari passu notes of $291,000,000.

(20)	Any time during the term of the Mortgage Loan, the borrower may obtain the release of immaterial or non-income producing portions of the Mortgaged Property, provided that (i) the borrower delivers a REMIC opinion and (ii)(x) the loan-to-value ratio following such release is equal to or less than 125% or (y) the borrower has prepaid the Loan Combination by an amount not less than the least of (I) if the released parcel was sold, the net proceeds in an arm’s-length transaction, or if it was condemned, the net condemnation proceeds, (II) the fair market value of the parcel at the time of release and (III) an amount such that the loan-to-value ratio of the Loan Combination does not increase as a result of the release.

(21)	If the tenant under the IKEA lease exercises its purchase option, the borrower may also obtain the release of the IKEA parcel without the consent of any person provided, among other things, that (i) the loan-to-value ratio of the remaining Mortgaged Property is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining Mortgaged Property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount in (ii) is not paid, the securitization will not fail to maintain its REMIC status.

(22)	From and after the anticipated repayment date (December 1, 2026), the Mortgage Loan will accrue interest at a per annum rate of 3.00% plus the greater of (i) 4.593% and (ii) the ten-year swap yield as of the first business day after the anticipated repayment date. The additional interest will accrue, but the payment of excess interest will be deferred until the maturity date.

(23)	The Cut-off Date Balance of $35,000,000 represents the non-controlling note A-2-C of a $325,000,000 Loan Combination evidenced by seven pari passu notes. The controlling note A-1-A has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMDB 2016-C4 securitization transaction. The non-controlling notes A-1-B and A-1-C have an aggregate outstanding principal balance as of the Cut-off Date of $149,000,000, are currently held by JPMorgan Chase Bank, National Association and are expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-2-A has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the CFCRE 2016-C6 securitization transaction. The non-controlling notes A-2-B and A-2-D have an aggregate outstanding principal balance as of the Cut-off Date of $41,000,000, are currently held by Société Générale and are expected to be contributed to the CFCRE 2016-C7 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity/ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $325,000,000.

(24)	At any time during the Mortgage Loan term, the borrower may obtain the release of any immaterial or non-income producing portions of the Mortgaged Property if among other conditions, (i) no event of default is continuing and no event of default would occur as a result of the release, (ii) the release would not materially affect the use, operations, economic value of or, the revenue produced by the remaining improvements, and (iii) delivery of a REMIC opinion. Pursuant to the Mortgage Loan agreement, the borrower has the ability to release the surface parking area surrounding the Forever 21 parcel as well the existing Macy’s Men’s & Children’s and the surrounding parking field without payment of any release price. In the event that following such release, common area maintenance reimbursement income is lower than immediately prior to such release, the borrower sponsor is required to enter into a master lease to supplement such deficiency.

(25)	The Cut-off Date Balance of $35,000,000 represents the non-controlling note A-2 of a $100,000,000 Loan Combination evidenced by two pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the CGCMT 2016-P5 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $100,000,000.

(26)	The Mortgage Loan is structured with a soft springing lockbox and springing cash management. Until the occurrence of certain triggers under the related Mortgage Loan documents, credit card companies are directed to remit funds directly to the operating account of the hotel manager, Hyatt Corporation, who then pays operating expenses and deposits any remaining revenue into a borrower-controlled lockbox monthly. Upon the occurrence of a trigger period, remaining revenues are swept into a lender-controlled lockbox.

(27)	The Mortgaged Property was acquired in May 2013 and full-year 2013 financials were not available.

(28)	The Fourth Largest Tenant, VITAS Healthcare Corporation, leases 10,958 SF of space which expires on June 30, 2018 and 2,878 SF of space which expires on April 30, 2021.

(29)	Six months prior to the expiration of the Trader Joe’s Co. lease, the borrower is required to deposit with the lender an additional lump sum (either cash or a letter of credit) equal to the difference between $475,000 and the balance of the Trader Joe’s Co. existing monthly deposits in the Trader Joe's Escrow. Failure to deposit results in a cash sweep trigger event.

(30)	Underwritten Net Cash Flow ($) includes rent for the tenant P.V. Peninsula Montessori School at the renewal rate of $414,981 as of December 10, 2018 rather than the in-place annual rent of $319,119. Using the in-place annual rent, Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%) and Debt Yield on Underwritten Net Cash Flow (%) would be 1.26x, 8.15% and 7.90%, respectively.

(31)	In the event Walmart Stores East, LP ("Walmart") fails to renew its lease twelve months prior to expiration, the borrower is required to deposit with the lender an initial amount of $500,000 into a TI/LC reserve for the Walmart space. If Walmart still has not renewed six months prior to its lease expiration (which is the required renewal notice provision), the borrower is required to post an additional $600,000 (either in a lump sum or in six equal monthly deposits) into a TI/LC reserve to bring the total required reserve for Walmart to $1,100,000. The deposits referenced may be in the form of either cash or a letter of credit. Failure to deposit results in a cash sweep trigger event.

(32)	The 2014 cash flows represent actual operations for July 2014 through December 2014 and have been annualized. The borrower sponsor acquired the Mortgaged Property in July 2014.

(33)	The Fourth Largest Tenant, Maslow Media Group, occupying approximately 5.6% of the net rentable SF at the Mortgaged Property, has subleased 1,893 SF, representing approximately 1.3% of the total net rentable SF at the Mortgaged Property, to Hillman & Carr, Inc.

(34)	The Mortgaged Property is subject to a 100-year ground lease expiring on October 1, 2105. Currently, the annual ground lease payment is $773,311 subject to annual increases of 2.5%. Upon the earlier to occur of (i) an extraordinary change or (ii) a 10-year anniversary, the annual ground lease payment resets to the greater of (a) the fair market land value divided by the ground rent constant of 7.0% or (b) 102.5% of the ground rent in effect for the immediately preceding lease year. An additional participation rental fee of 1.0% of the aggregate operating revenue is due under such ground lease.

(35)	The Cut-off Date Balance of $22,500,000 represents the non-controlling note A-1-B-3 of a $700,000,000 Loan Combination evidenced by (ii) six senior pari passu notes (notes A-1-A, A-2-A, A-1-B-1, A-1-B-2, A-1-B-3 and A-2-B) with an aggregate outstanding principal balance as of the Cut-off Date of $337,500,000 and (ii) two junior notes (notes B-1 and B-2) with an aggregate outstanding principal balance as of the Cut-off Date of $362,500,000, which are subordinate to the six senior pari passu notes. The controlling note A-1-A and the non-controlling notes A-2-A, B-1 and B-2 have an aggregate outstanding principal balance as of the Cut-off Date of $512,500,000 and were contributed to the BBCMS 2016-ETC securitization transaction. The non-controlling note A-1-B-1 has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the CGCMT 2016-P5 securitization transaction. The non-controlling note A-1-B-2 has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the WFCM 2016-C36 securitization transaction. The non-controlling note A-2-B has an outstanding principal balance as of the Cut-off Date of $75,000,000 and was contributed to the MSBAM 2016-C30 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity/ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the aggregate Cut-off Date Balance of $337,500,000 for the six senior pari passu notes.

(36)	The Mortgaged Property is a 1,303,073 SF urban streetscape retail center consisting of a 1,076,507 SF retail component, a 204,672 SF office component and 21,894 SF of storage space.

(37)	The yield maintenance premium is calculated based on an amount equal to the greater of: (i) 1% of the outstanding principal balance of the Loan Combination and (ii) the present value of the interest only payments from the prepayment date to the open period start date assuming a rate equal to the difference between the Mortgage Loan Rate and the treasury rate and determined by discounting such payments at the discount rate.

(38)	Historical financial information is not presented as the leases are triple-net with no annual rent increases.

(39)	The Mortgaged Property was gut renovated from 2014 to 2016 and was acquired by the borrower in 2016. As such, historical financial information for the Mortgaged Property is not available.

(40)	On each payment date commencing on December 6, 2017, the borrower will be required to make monthly deposits of one-twelfth of 4.0% of the projected gross income from operations of the Mortgaged Property as set forth in the annual approved budget.

(41)	On the origination date, the borrower deposited $3,250,000 into a PIP reserve subaccount. On each payment date, the borrower is required to deposit into the PIP reserve subaccount all excess cash flow until deposits into the PIP reserve subaccount total $4,335,000.

(42)	The Mortgaged Property is subject to a ground lease expiring on September 30, 2047. The annual ground lease payment is the greater of (i) the minimum annual ground rent, which was last adjusted on January 1, 2015 and subsequently adjusted every 5 years to a sum equal to 75.0% of the average percentage rent for the three calendar years immediately preceding the adjustment date (the next adjustment will take place on January 1, 2020) or (ii) the sum of the annual percentage rent and cell site privilege fees. The annual percentage rent is comprised of: 5.0% of room rental gross income, 5.0% of room phones rental gross income, 2.5% of food & beverage sales, 3.5% of liquor sales, 7.5% of non-owned vending machines gross income, 7.5% of lottery gross income, 3.5% public room rental gross income and 7.5% of other gross income. The ground lessee is required to pay the ground lessor a privilege fee of $500 monthly for each cell site located on the premises subject to annual adjustments beginning March 1, 2007 and thereafter on January 1st of each subsequent year during the term of the ground lease.

(43)	Thirteen months prior to the expiration of the Smart & Final Extra! lease, the borrower is required to deposit with the lender an amount equal to twelve months of rent and reimbursements due under the lease into a TI/LC Reserve (either in cash or a letter of credit). Thirteen months prior to the expiration of the Staples lease, the borrower is required to deposit with the lender an amount equal to twelve months of rent and reimbursements due under the lease into a TI/LC Reserve. Failure to deposit results in a cash sweep trigger event.

(44)	The Largest Tenant, Lakeshore Ear, Nose & Throat, leases 10,927 SF of space which expires on March 14, 2022 and 1,962 SF of space which expires on September 30, 2026.

(45)	The borrower deposited $200,000 into an upfront TI/LC reserve and is required to make ongoing TI/LC reserve deposits of $8,333 per month. So long as no event of default then exists under the Mortgage Loan, monthly TI/LC reserve payments will be suspended for any period during which the balance in the TI/LC Reserve is equal to or greater than $325,000. In the event that Lakeshore Ear, Nose & Throat fails to extend the term of its existing lease for the related expansion space (10,927 SF) through September 30, 2026 on or before March 15, 2022, the TI/LC cap will increase to $625,000.

(46)	Original Balance ($), Cut-off Date Balance ($), Allocated Cut-off Date Loan Amount ($) and Balloon Balance ($) include $2,150,000 of Mortgage Loan proceeds deposited into a lender-controlled holdback reserve on the origination date. All calculations are presented inclusive of the holdback reserve with the exception of the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Debt Yield on Underwritten Net Operating Income (%) and Debt Yield on Underwritten Net Cash Flow (%) calculations. The borrower may request disbursements from the holdback reserve no more than three times on or prior to December 6, 2018 provided that (i) no event of default has occurred and is continuing, (ii) any request for release must occur no later than the 24th payment date, (iii) any request for disbursement will be for at least $500,000 and (iv) the borrower achieves a debt yield (inclusive of the holdback reserve) of at least 12.50% for one quarter based on the trailing 12-months. If any portion of the holdback reserve is not released to the borrower by December 6, 2018, then the balance of the holdback reserve will be applied to the repayment of the Mortgage Loan simultaneously with a yield maintenance premium.

(47)	On each payment date, the borrower will be required to make monthly deposits of one-twelfth of 4.0% of the projected gross income from operations of the Mortgaged Property as set forth in the annual approved budget. The amount deposited on the origination date is $15,018 and at no time is the monthly deposit into the FF&E reserve permitted to be less than $15,018.

(48)	On each monthly payment date, the borrower must deposit into a FF&E reserve account the greater of (a) the amount required under the borrower’s franchise agreement and (b) on each monthly payment date (1) from December 2016 through November 2017, 1/12th of 2.0% of the gross income from operations for the preceding year, (2) from December 2017 through November 2018, 1/12th of 3.0% of the gross income from operations from the preceding year and (3) thereafter, 1/12th of 4.0% of the gross income from operations from the preceding year.

(49)	The Appraised Value ($) reflects the “as-complete” prospective market value of the Mortgaged Property, which assumes that capital improvements of $1,250,000 are completed at the Mortgaged Property, the costs of which were reserved for at origination of the Mortgage Loan. The “as-is” appraised value of the Mortgaged Property, without assuming completion of the related capital improvements, is $15,700,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $17,500,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $15,700,000 are 67.3% and 57.4%, respectively.

(50)	The Second Largest Tenant, Maverick Bankcard, Inc., leases 3,412 SF of space which expires on May 31, 2018 and 705 SF of space which expires on July 24, 2019. The Third Largest Tenant, Dr. Shari Beth Stillman-Corbitt leases 2,781 SF of space which expires on April 30, 2022 and 813 SF of space which expires on September 30, 2018.

(51)	Nucleus Group Holdings, Inc. (5,705 SF) has signed a lease and taken delivery of its leased space, but has not yet begun paying rent. At origination, the borrower deposited $68,669 for free rent, tenant improvement allowances and leasing commissions related to Nucleus Group Holdings, Inc. Without taking into account Nucleus Holdings, Inc., occupancy at the Mortgaged Property would be 88.5%.

(52)	The Ongoing Replacement Reserve as of the Cut-off Date is $9,019, which is an amount equal to one-twelfth of 4.0% of the total annual gross revenues.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
8 Times Square & 1460 Broadway
1460 Broadway
New York, NY 10036
ROCKEFELLER CENTER
MIDTOWN
THEATER DISTRICT
MIDTOWN SOUTH
GARMENT DISTRICT
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
W 33RD STREET
W 31ST STREET
NINTH AVENUE
EIGHTH AVENUE
SEVENTH AVENUE
BROADWAY
SIXTH AVENUE
FIFTH AVENUE
One Worldwide Plaza
Two Worldwide Plaza
745 Seventh
1251 Sixth
RCA Building
McGraw-Hill Building
1230 Sixth
Rockefeller Plaza
Time & Life Building
Radio City Music Hall
Bank of America Building
International Building
Morgan Stanley Building
Port Authority Bus Terminal
New York Times Building
Microsoft
E-Walk
4 Times Square
Bank of America Tower
7 Times Square
1095 Sixth
Hilton Garden Inn
Bryant Park
New York Public Library
PlayStation Theater
1501 Broadway
1500 Broadway
1540 Broadway
1530 Broadway
Times Square
Grace Building
500 Fifth
World Apparel Center
1407 Broadway
1400 Broadway
1372 Broadway
520 Eighth
Macy's Herald Square
One Penn Plaza
17 Penn Plaza
Farley Post Office Building
Madison Square Garden
Penn Station
Two Penn Plaza
Hotel Pennsylvania
Manhattan Mall (A&S Plaza)
11 Penn Plaza
Manhattan West by Brookfield
441 Ninth
Post Office
Harlem
Columbia University
Upper West Side
Upper East Side
Metropolitan Museum of Art
Central Park
West New York
Astoria
Long Island City
Carnegie Hall
Rockefeller Center
United Nations
Midtown
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
NYU
SoHo
Financial District
Jersey City
BROOKLYN
Hudson River
East River

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	New York, New York	Cut-off Date Balance(2)		$75,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF(1)		$933.09
Size (SF)	214,341	Percentage of Initial Pool Balance		8.2%
Total Occupancy as of 9/1/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1952 / 2015	Mortgage Rate		4.05000%
Appraised Value	$360,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)		120

Underwritten Revenues	$19,908,904
Underwritten Expenses	$5,095,054	Escrows
Underwritten Net Operating Income (NOI)	$14,813,850		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,076,259	Taxes	$1,325,353	$232,126
Cut-off Date LTV Ratio(1)	55.6%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	55.6%	Replacement Reserve(3)	$0	$3,572
DSCR Based on Underwritten NOI / NCF(1)	1.80x / 1.71x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	7.4% / 7.0%	Other(4)	$22,005,332	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$200,000,000	100.0%	Loan Payoff	$138,599,880	69.3%
			Principal Equity Distribution	34,280,019	17.1
			Reserves	23,330,685	11.7
			Closing Costs	3,789,416	1.9
Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 8 Times Square & 1460 Broadway Loan Combination.

(2)	The 8 Times Square & 1460 Broadway Loan has an outstanding principal balance as of the Cut-off Date of $75,000,000 and is evidenced by the non-controlling note A-2-1 of the $200,000,000 8 Times Square & 1460 Broadway Loan Combination. The related companion loans are evidenced by the controlling note A-1 and the non-controlling note A-2-2, with an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. Note A-1 is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to the CD 2016-CD2 securitization transaction. Note A-2-2 is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future securitization transactions. See “— The Mortgage Loan” below.

(3)	Subject to a $171,473 cap. See “— Escrows” below.

(4)	Upfront other reserves include reserves for the following unfunded obligations: free rent ($8,480,556), tenant improvements ($8,500,641), and capital expenditures ($5,024,135). See “— Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “8 Times Square & 1460 Broadway Loan”) is part of a loan combination (the “8 Times Square & 1460 Broadway Loan Combination”) evidenced by three pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee interest in a 214,341 SF office and retail building in New York, New York (the “8 Times Square & 1460 Broadway Property”). The 8 Times Square & 1460 Broadway Loan, which is evidenced by the non-controlling note A-2-1, had an original principal balance of $75,000,000, has an outstanding principal balance as of the Cut-off Date of $75,000,000, and represents approximately 8.2% of the Initial Pool Balance. The related companion loans (the “8 Times Square & 1460 Broadway Companion Loans”), which are evidenced by the controlling note A-1 and the non-controlling note A-2-2, had an aggregate original principal balance of $125,000,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. Note A-1 is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to the CD 2016-CD2 securitization transaction. Note A-2-2 is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future securitization transactions. The 8 Times Square & 1460 Broadway Loan Combination was originated by Citigroup Global Markets Realty Corp. on October 20, 2016. The 8 Times Square & 1460 Broadway Loan Combination had an original principal balance of $200,000,000 and has an outstanding principal balance as of the Cut-off Date of $200,000,000. Each of the 8 Times Square & 1460 Broadway Loan and the 8 Times Square & 1460 Broadway Companion Loans accrue interest at an interest rate of 4.05000% per annum. The proceeds of the 8 Times Square & 1460 Broadway Loan Combination were primarily used to refinance the 8 Times Square & 1460 Broadway Property, pay origination costs, return equity to the borrower sponsor and fund reserves.

The 8 Times Square & 1460 Broadway Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 8 Times Square & 1460 Broadway Loan requires monthly payments of interest only during its term. The scheduled maturity date of the 8 Times Square & 1460 Broadway Loan is the due date in November 2026. Voluntary prepayment of the 8 Times Square & 1460 Broadway Loan Combination without payment of any prepayment premium is permitted on or after the due date in August 2026. At any time after the earlier to occur of (i) the second anniversary of the last securitization of any portion of the 8 Times Square & 1460 Broadway Loan Combination and (ii) the third anniversary of the origination of the 8 Times Square & 1460 Broadway Loan Combination, the 8 Times Square & 1460 Broadway Loan may be defeased with certain direct full faith and credit obligations of the United States of America or obligations which are “government securities” permitted under the 8 Times Square & 1460 Broadway Loan documents.

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

■	The Mortgaged Property. The 8 Times Square & 1460 Broadway Property is a 16-story, 214,341 SF, Class A-mixed use, office and retail building located in Midtown Manhattan. The 8 Times Square & 1460 Broadway Property was originally built by The Swig Company in 1951-1952 and renovated in 2015-2016. The borrower sponsor is currently in the final stages of a full-scale $70.0 million property renovation which effectively delivers a brand new property. The office space was previously entirely leased to Skadden, Arps, Slate, Meagher & Flom LLP but is currently occupied by WeWork. The borrower sponsor concurrently began executing buyouts and terminations with five existing commodity retail and restaurant tenants in order to create a new multi-level flagship retail box, which has subsequently been leased to Foot Locker under the newly branded 8 Times Square address. As of September 1, 2016, the 8 Times Square & 1460 Broadway Property is 100.0% leased to WeWork and Foot Locker on recently executed long-term leases.

The office space, located on floors 4 through 17, has been completely gut renovated and customized to WeWork’s build-out and technology standards. Other renovation highlights include the ongoing reconfiguration of the 8 Times Square & 1460 Broadway Property’s office entrance on 41st Street. WeWork is accessed through the 1460 Broadway entrance on 41st Street.

WeWork is a privately held company founded in 2010. WeWork runs a network of co-working offices that spans 23 cities in seven countries. The company leases space in traditional office buildings, renovates its leased space to communal workspace, and leases portions of its space on a short-term basis to start-up companies and established smaller companies looking to save on occupancy costs. In addition, the company opened a WeLive residential rental concept in Manhattan, New York and Crystal City, Virginia. In its most recent round of funding, WeWork was valued at $16 billion.

WeWork executed a 19-year lease dated March 31, 2015 with a lease expiration date of August 31, 2034 for all of floors 4 through 17. WeWork has one, five-year renewal option with at least 18 months’ notice. WeWork’s lease structure includes a lease guaranty from WeWork’s parent company (WeWork Companies Inc.), which is capped at approximately $9.6 million and decreases to approximately $4 million on a predetermined five-year schedule. The WeWork lease also includes a letter of credit in the approximate amount of $9.6 million, which decreases to approximately $3.6 million on a predetermined 10-year schedule with reductions at the sixth, eighth, and tenth anniversaries of the possession date of August 12, 2015. The letter of credit may be drawn upon by the borrowers if the tenant defaults on the lease or files for bankruptcy.

Foot Locker is a global athletic footwear and apparel retailer that operates 1,835 stores in 23 countries. Foot Locker’s domestic stores have an average of 2,500 selling SF and its international stores have an average of 1,500 selling SF. In addition to Foot Locker, the company operates Lady Foot Locker, Kids Foot Locker, Champs Sports, Footaction, Six:02, East Bay Runners Point, and Sidestep stores. Listed on the NYSE as FL, the company has a $9.2 billion market cap. The company’s 2013, 2014, and 2015 revenues were $6.5 billion, $7.2 billion, and $7.4 billion, respectively.

Foot Locker executed a 16-year lease dated April 23, 2015 with a lease expiration date of August 31, 2032. The premises include the basement level and floors 1 through 3. Additionally, the premises include three exterior digital signs. Foot Locker has a free rent period until September 15, 2017 and the right to go dark at any time subject to the borrowers’ right of recapture after six months.

The following table presents certain information relating to the major tenants at the 8 Times Square & 1460 Broadway Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Foot Locker(2)	NR / Ba2 / BB+	36,120	16.9%	$10,750,000	52.8%	$297.62	8/31/2032	NA
WeWork	NR / NR / NR	178,221	83.1	9,623,934	47.2	$54.00	8/31/2034	1, 5-year option
Largest Tenants		214,341	100.0%	$20,373,934	100.0%	$95.05
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		214,341	100.0%	$20,373,934	100.0%	$95.05

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Foot Locker has a free rent period until September 15, 2017 and has the right to go dark at any time, subject to the borrowers’ right of recapture after six months.

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

The following table presents the lease rollover schedule at the 8 Times Square & 1460 Broadway Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027 & Thereafter	214,341	100.0	100.0%	20,373,934	100.0	$95.05	2
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	214,341	100.0%		$20,373,934	100.0%	$95.05	2

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the 8 Times Square & 1460 Broadway Property:

Historical Leased %(1)

	2014	2015	2016	As of 9/1/2016(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and which reflects average occupancy for the specified year unless otherwise indicated.

(2)	Based on underwritten rent roll.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 8 Times Square & 1460 Broadway Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$20,373,934	$95.05
Contractual Rent Steps	0	0.00
Gross Up Vacancy	0	0.00
Total Rent	$20,373,934	$95.05
Total Reimbursables	0	0.00
Other Income(3)	553,667	2.58
Vacancy & Credit Loss	(1,018,697)	(4.75)
Effective Gross Income	$19,908,904	$92.88

Real Estate Taxes	$2,630,639	$12.27
Insurance	181,023	0.84
Management Fee	597,267	2.79
Other Operating Expenses	1,686,125	7.87
Total Operating Expenses	$5,095,054	$23.77

Net Operating Income	$14,813,850	$69.11
TI/LC	694,723	3.24
Replacement Reserves	42,868	0.20
Net Cash Flow	$14,076,259	$65.67

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	In 2015, the borrower sponsor completed an approximately $70.0 million property renovation/reposition plan and executed new leases with the current tenants. As a result, historical net operating income information is not available.
(3)	Other Income represents tenant electric reimbursement and trash removal from WeWork.

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

■	Appraisal. According to the appraisal, the 8 Times Square & 1460 Broadway Property had an “as-is” appraised value of $360,000,000 as of October 1, 2016.

■	Environmental Matters. Based on the Phase I environmental report dated September 19, 2016, there are no recognized environmental conditions or recommendations for further action at the 8 Times Square & 1460 Broadway Property other than the recommendation for the development and implementation of the existing asbestos O&M plan.

■	Market Overview and Competition. The 8 Times Square & 1460 Broadway Property is located on the northeast corner of West 41st Street and Broadway, which is located in the Midtown West Office District. As of the second quarter of 2016, the Midtown West Office District contains 41.0 million SF of Class A office space. The Times Square South sub-district contains a total Class A office inventory of 7.3 million SF and direct rents of $83.30 per SF. The Times Square South sub-district total vacancy rate increased 40 basis points in the second quarter of 2016 to 9.4%.

The appraiser identified 39 competitive buildings totaling approximately 22.6 million SF and indicated a weighted vacancy of 10.8% with asking rents ranging from $47.00 to $120.00 per SF. Of the 39 buildings surveyed, six were considered directly competitive with the 8 Times Square & 1460 Broadway Property in terms of building classification, asking rents, rentable office area, and current occupancy. The six properties have total occupancies ranging from 83.7% to 100.0% with an average of 91.6% and asking rents ranging from $50.00 per SF to $70.00 per SF.

The appraiser analyzed eight recent office leases with sizes ranging from 12,015 to 54,782 SF, lease terms ranging from eight to ten years and rents ranging from $56.00 to $73.00 per SF. Based on the comparable office lease data, the appraiser concluded to a rate of $58.00 per SF based on a modified gross basis for the office space. The appraiser also analyzed eight retail leases with sizes ranging from 17,500 to 70,000 SF with blended rents ranging from $101.46 to $375.16 per SF. Based on the comparable retail lease data, the appraiser concluded a blended rate of $297.62 per SF on a gross basis for the basement to third floor retail space at the 8 Times Square & 1460 Broadway Property.

The following table presents certain information relating to certain buildings that are directly competitive with the 8 Times Square & 1460 Broadway Property, as provided in the appraisal:

Directly Competitive Buildings(1)

Directly Competitive Buildings
Property	Office Area (NRA)	Available SF (Direct)	Available SF (Sublease)	Direct Occupancy	Total Occupancy	Direct Asking Rent (Low)	Direct Asking Rent (High)
1375 Broadway	401,559	65,290	0	83.7%	83.7%	$59.00	$62.00
1372 Broadway	450,000	0	0	100.0%	100.0%	$58.00	$58.00
1407 Broadway	811,000	124,221	0	84.7%	84.7%	$60.00	$70.00
1430 Broadway	332,000	6,862	10,947	97.9%	94.6%	$50.00	$50.00
501 Seventh Avenue	400,000	11,245	1,544	97.2%	96.8%	$55.00	$55.00
530 Seventh Avenue	468,660	9,660	12,100	97.9%	95.4%	$54.00	$55.00
Total / Average	2,863,219	217,278	24,591	92.4%	91.6%	$50.00	$70.00

(1)	Source: Appraisal.

■	The Borrowers. The borrowers, 1460 Fee Swighm LLC and 1460 Leasehold Swighm LLC, are single purpose Delaware limited liability companies, each structured to be bankruptcy-remote with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 8 Times Square & 1460 Broadway Loan. Each of the borrowers is a joint venture between Swig Investment Company, LLC (the “Swig Investment Company”) and Himmel + Meringoff Properties LLC. The borrowers are the owners of both fee and leasehold interests in the 8 Times Square & 1460 Broadway Property. The borrowers have the right to terminate the ground lease in accordance with the 8 Times Square & 1460 Broadway Loan documents. The sponsor of the borrowers and the non-recourse carveout guarantor is the Swig Investment Company which is owned by The Swig Company, LLC (“The Swig Company”).

The Swig Company is a privately-owned, San Francisco-based real estate operator with over 75 years of experience in investment, development, partnership and management of commercial real estate properties in major US markets. Founded by Benjamin Swig, The Swig Company’s current real estate holdings comprise a diversified, urban office property portfolio of approximately 8.5 million SF primarily invested in three core markets: Manhattan, Northern California, and Southern California.

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

■	Escrows. On the origination date of the 8 Times Square & 1460 Broadway Loan Combination, the borrowers deposited (i) $1,325,353 into a tax reserve account, (ii) $8,480,556 into an unfunded obligation-free rent reserve account (which represents all free rents due under the leases except for the free rent payment of $895,833 that was due on November 1, 2016), (iii) $8,500,641 into a tenant improvements unfunded obligations reserve account, and (iv) $5,024,135 into a capital expenditures unfunded obligations account.

On each due date, the borrowers are required to deposit reserves of (i) 1/12th of the estimated annual real estate taxes, which currently equates to $232,126, into a tax reserve account, (ii) 1/12th of the annual insurance premiums to the extent a blanket insurance policy is not in effect, into an insurance reserve account, (iii) $3,572 into a replacement reserve account subject to a cap of $171,473 and (iv) upon the release of a condominium unit, one month of assessments payable into a condominium assessment reserve for each condominium unit which remains held by borrowers after the release, in accordance with the terms and conditions set forth in the 8 Times Square & 1460 Broadway Loan documents.

■	Lockbox and Cash Management. The 8 Times Square & 1460 Broadway Loan Combination is structured with a hard lockbox and springing cash management. All rents are required to be directly deposited by the tenants of the 8 Times Square & 1460 Broadway Property into a clearing account controlled by the lender. In the absence of an 8 Times Square & 1460 Broadway Trigger Period (as defined below), the funds in the clearing account will be swept on each business day into an account controlled by the borrowers. During an 8 Times Square & 1460 Broadway Trigger Period, funds in the clearing account will be swept on each business day into a deposit account controlled by the lender and applied and disbursed in accordance with the 8 Times Square & 1460 Broadway Loan documents.

An “8 Times Square & 1460 Broadway Trigger Period” will (a) commence upon the occurrence of (i) and continuance of an event of default under the 8 Times Square & 1460 Broadway Loan, (ii) the debt service coverage ratio falling below 1.20x, (iii) an 8 Times Square & 1460 Broadway Specified Tenant failing to be in actual, physical possession of its space, (iv) an 8 Times Square & 1460 Broadway Specified Tenant giving notice that it is terminating its lease for any material portion of its space, (v) any termination or cancellation of any 8 Times Square & 1460 Broadway Specified Tenant lease or any 8 Times Square & 1460 Broadway Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of any 8 Times Square & 1460 Broadway Specified Tenant, or (vii) an 8 Times Square & 1460 Broadway Specified Tenant being in monetary default of base rent, or in material monetary or material non-monetary default with its lease and (b) end upon the cure, if applicable, of the applicable trigger in accordance with the 8 Times Square & 1460 Broadway Loan documents.

An “8 Times Square & 1460 Broadway Specified Tenant” means (i) WeWork, (ii) Foot Locker, (iii) any pre-approved office replacement tenant, (iv) any tenant under its lease which, individually or when aggregated with all other leases at the 8 Times Square & 1460 Broadway Property with the same tenant or its affiliate, accounts for 25% or more of the total rental income and/or the gross leasable area at the 8 Times Square & 1460 Broadway Property, and (v) any guarantor(s) of the applicable related lease(s).

■	Property Management. The 8 Times Square & 1460 Broadway Property is currently managed by Meringoff Properties, Inc. Under the 8 Times Square & 1460 Broadway Loan documents, the 8 Times Square & 1460 Broadway Property may not be managed by any party other than Meringoff Properties, Inc.; provided, however, that so long as no event of default under the 8 Times Square & 1460 Broadway Loan documents exists, the borrowers can replace Meringoff Properties, Inc. with a property manager upon notice to the lender, provided that either (i) the replacement property manager and replacement property management agreement are approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation) or (ii) the replacement property manager is (x) The Swig Company, any affiliate of The Swig Company that is controlled by or is under common control with The Swig Company, Cushman & Wakefield or an affiliate thereof, Jones Lang LaSalle or an affiliate thereof, CBRE or an affiliate thereof, Meringoff Properties, Inc., or any affiliate of Meringoff Properties, Inc. that is controlled by or is under common control with Meringoff Properties, Inc. or (y) a reputable management company (a) having at least five years’ experience in the management of properties similar in class and size to the 8 Times Square & 1460 Broadway Property in Manhattan, New York, or any similar metropolitan area, (b) at the time of its engagement as property manager, having under management not less than four class “A” and/or class “B” office properties containing leasable square footage equal to or greater than 1,500,000 leasable square feet of office space in the aggregate (excluding the 8 Times Square & 1460 Broadway Property) and (c) that is not the subject of a bankruptcy or similar insolvency proceeding. The lender has the right to terminate the property management agreement and replace the property manager or require that the borrowers terminate the property management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof or (ii) any voluntary bankruptcy or insolvency proceeding, (b) there exists an event of default under the 8 Times Square & 1460 Broadway Loan documents which remains uncured and is continuing or (c) there exists a default (which may be caused by the property manager’s

LOAN #1: 8 TIMES SQUARE & 1460 BROADWAY

fraud, willful misconduct or gross negligence) by the property manager beyond all applicable notice and cure periods under the property management agreement.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release Provisions. At any time after the earlier to occur of (a) the second anniversary of the last securitization of any portion of the 8 Times Square & 1460 Broadway Loan Combination and (b) the third anniversary of the origination of the 8 Times Square & 1460 Broadway Loan Combination, the borrowers may partially defease and obtain the release of the office and/or signage condominium units upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.82x, (iii) the debt yield for the remaining property is not less than the greater of the debt yield immediately preceding the partial release and 7.39%, (iv) the borrowers defease the 8 Times Square & 1460 Broadway Loan Combination in an amount equal to 115% of the original allocated loan amount of such release parcel, (v) the ground lease has been amended to remove the related condominium unit(s) from the ground lease’s terms and conditions and (vi) the related borrowers deliver to the lender a REMIC opinion.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy with no deductible in excess of $50,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the 8 Times Square & 1460 Broadway Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the 12 months following restoration). If TRIPRA (or any applicable subsequent statute, extension or reauthorization) is not in effect then provided terrorism coverage is commercially available, the borrowers are required to carry terrorism coverage but not required to pay additional annual premiums in excess of two times the annual premium payable at such time for the policies required under the 8 Times Square & 1460 Broadway Loan documents to the extent they insure the 8 Times Square & 1460 Broadway Property on a stand-alone basis (without giving effect to the terrorism coverage components of the policies) in order to obtain the terrorism coverage as part of any applicable insurance policy, but the borrowers are obligated to purchase the maximum amount of terrorism coverage available with respect to the applicable insurance policy with such funds equal to two times the annual premium payable at such time for the policies required under the 8 Times Square & 1460 Broadway Loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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lOAN #2: 681 Fifth Avenue

lOAN #2: 681 Fifth Avenue

lOAN #2: 681 Fifth Avenue

Harlem
Columbia University
Upper West Side
Upper East Side
Natural History Museum
Metropolitan Museum of Art
West New York
Central Park
Astoria
Carnegie Hall
Long Island City
Times Square
United Nations
Midtown
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
NYU
SoHo
Financial District
Jersey City
BROOKLYN
Central Park
LENNOX HILL
681 Fifth Avenue
681 Fifth Avenue
New York, NY 10022
ROCKEFELLER CENTER
MIDTOWN
Museum of Modern Art (MOMA)
Saint Patrick's Cathedral
Radio City Music Hall
RCA Building
Waldorf Astoria Hotel
Grand Central Terminal
Met Life Building
Bloomingdale's
Plaza Hotel
General Motors Bldg
Trump Tower
Sony Building
New York Hilton Hotel
Chrysler Bldg
Grand Hyatt
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MAP © 2016 CARTIFACT

lOAN #2: 681 Fifth Avenue

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CGMRC
Location (City/State)	New York, New York		Cut-off Date Balance(2)	$57,500,000
Property Type	Mixed Use		Cut-off Date Balance per SF(1)	$2,603.76
Size (SF)	82,573		Percentage of Initial Pool Balance	6.3%
Total Occupancy as of 9/30/2016	90.8%		Number of Related Mortgage Loans	None
Owned Occupancy as of 9/30/2016	90.8%		Type of Security	Fee Simple
Year Built / Latest Renovation	1913 / 2009		Mortgage Rate	4.12650%
Appraised Value	$440,000,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	NAP
			Original Interest Only Term (Months)	120

Underwritten Revenues	$20,376,202
Underwritten Expenses	$4,785,552		Escrows(3)
Underwritten Net Operating Income (NOI)	$15,590,650		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,022,133	Taxes	$848,821	$151,575
Cut-off Date LTV Ratio(1)	48.9%	Insurance	$106,910	$8,485
Maturity Date LTV Ratio(1)	48.9%	Replacement Reserve(3)	$0	$1,376
DSCR Based on Underwritten NOI / NCF(1)	1.73x / 1.67x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	7.3% / 7.0%	Other(4)	$2,472,743	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$215,000,000	99.9%	Loan Payoff(5)	$154,577,785	71.8%
Other Sources	200,000	0.1	Principal Equity Distribution	52,106,328	24.2
			Closing Costs	5,087,412	2.4
			Reserves	3,428,474	1.6

Total Sources	$215,200,000	100.0%	Total Uses	$215,200,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 681 Fifth Avenue Loan Combination (as defined below).
(2)	The 681 Fifth Avenue Loan has a Cut-off Date Balance of $57,500,000 and represents the non-controlling note A-5 of the $215,000,000 681 Fifth Avenue Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citigroup Global Markets Realty Corp. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). The related companion loans are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $80,000,000, is currently held by UBS AG, New York Branch, and is expected to be contributed to the MSC 2016-UBS12 securitization transaction; (ii) the non-controlling notes A-2 and A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $34,000,000, are currently held by UBS AG, New York Branch, and are expected to be contributed to the CFCRE 2016-C7 securitization transaction; (iii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by UBS AG, New York Branch, and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (iv) the non-controlling note A-6, which has an outstanding principal balance as of the Cut-off Date of $28,500,000, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.
(3)	See “—Escrows” below.
(4)	Other upfront reserves include reserves for the following: (i) $250,262 for rent concessions for MCM Products USA, Inc. (“MCM”), (ii) $387,881 for outstanding tenant improvements for Vera Bradley, (iii) $1,700,000 for outstanding tenant improvements for Metropole Realty Advisors, Inc. and (iv) $134,600 for outstanding leasing commissions for MCM.
(5)	Loan Payoff includes a first mortgage loan and mezzanine loan, together with any applicable fees, of $126,853,163 and $27,724,622, respectively. Yield Maintenance Costs include yield maintenance premiums of $7.2 million and $2.5 million incurred in the payoff of the previous first mortgage and mezzanine loan, respectively.

■	The Mortgage Loan. The mortgage loan (the “681 Fifth Avenue Loan”) is part of a loan combination (the “681 Fifth Avenue Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 82,573 SF office building located in New York, New York (the “681 Fifth Avenue Property”). The 681 Fifth Avenue Loan, which is evidenced by the non-controlling note A-5, has an aggregate Cut-off Date Balance of $57,500,000 and represents approximately 6.3% of the Initial Pool Balance. The related companion loans are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $80,000,000, is currently held by UBS AG, New York Branch, and is expected to be contributed to the MSC 2016-UBS12 securitization transaction; (ii) the non-controlling notes A-2 and A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $34,000,000, are currently held by UBS AG, New York Branch, and are expected to be contributed to the CFCRE 2016-C7 securitization transaction; (iii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by UBS AG, New York Branch, and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (iv) the non-controlling note A-6, which has an outstanding principal balance as of the Cut-off Date of $28,500,000, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future commercial mortgage securitization transactions. The 681 Fifth Avenue Loan Combination, which accrues interest at an interest rate of 4.12650% per annum, was co-originated by Citigroup Global Markets Realty Corp. and UBS AG on November 4, 2016, had an original principal balance of $215,000,000 and has an outstanding principal balance as of the Cut-off Date of $215,000,000. The proceeds of the 681 Fifth Avenue Loan Combination were primarily used to retire the existing debt of the 681 Fifth Avenue Property, return equity to the sponsor, pay origination costs and fund reserves.

The 681 Fifth Avenue Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 681 Fifth Avenue Loan requires monthly payments of interest only through maturity. The scheduled maturity date of the 681 Fifth Avenue Loan is the due date in November 2026. Provided that no event of default has occurred and is continuing under the 681 Fifth Avenue Loan Combination loan documents, at any time after the second anniversary of the securitization of the last portion of the 681 Fifth Avenue Loan Combination, the 681 Fifth Avenue Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 681 Fifth Avenue Loan Combination loan

lOAN #2: 681 Fifth Avenue

documents. In addition, if the 681 Fifth Avenue Loan has not been fully securitized by the payment date in December 2020, the 681 Fifth Avenue Loan may be prepaid with yield maintenance. Provided that no event of default has occurred and is continuing under the 681 Fifth Avenue Loan documents, voluntary prepayment of the 681 Fifth Avenue Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in August 2026.

■	The Mortgaged Property. The 681 Fifth Avenue Property is a pre-war, 17-story, 82,573 SF Class A mixed use retail and office building located at the southeast intersection of Fifth Avenue and East 54th Street in Midtown Manhattan. The 681 Fifth Avenue Property consists of 60,063 SF of office space and 22,510 SF of retail space with 42 feet of frontage along Fifth Avenue. The 681 Fifth Avenue Property is in close proximity to Central Park, Rockefeller Center, Radio City Music Hall and Times Square, and within walking distance of several mass transit options including the B, D, E, F, M, N, Q, R, 4, 5, and 6 subway trains. The 681 Fifth Avenue Property is within close proximity of destination retailers such as Saks Fifth Avenue department store, Niketown, Tiffany & Co., Louis Vuitton, Cartier, Apple Store and Microsoft, and therefore it benefits from consistent foot traffic and tourism. According to a third party market research report, in 2015, New York City welcomed approximately 58.3 million international and domestic visitors who spent $41 billion.

The borrower has expended approximately $68.6 million in capital improvements, lease buyouts, and leasing commissions to the 681 Fifth Avenue Property. Between 2008 and 2009, the 681 Fifth Avenue Property underwent an extensive renovation modernizing the building to Class A quality retail and office standard. Upgrades include a replacement of the mechanical equipment, elevators, electrical service, windows, and upgrades to the lobby and common areas.

The 681 Fifth Avenue Property is currently 90.8% occupied as of September 30, 2016 by eight office tenants and one retail tenant. The largest tenant, Tommy Hilfiger, occupies 22,510 SF (27.3% of the NRA; 76.8% of the UW Base Rent) of space and has been in occupancy at the 681 Fifth Avenue Property since June 2008. The second largest tenant, Vera Bradley, occupies 5,877 SF (7.1% of the NRA; 2.2% of the UW Base Rent) of space expiring in March 2026. The third largest tenant, Vision Capital, occupies 5,835 SF (7.1% of the NRA; 3.0% of the UW Base Rent) of space and has been in occupancy at the 681 Fifth Avenue Property since March 2011. No tenant at the 681 Fifth Avenue Property occupies more than 7.1% of net rentable area other than Tommy Hilfiger and Belstaff USA. Historical occupancy at the 681 Fifth Avenue Property has remained consistent at 90.8% since 2013.

■	Major Tenants. Tommy Hilfiger (22,510 SF; 27.3% of the NRA, 76.8% of the UW Base Rent). Tommy Hilfiger is a designer lifestyle brand. Founded in 1985, Tommy Hilfiger’s collections include apparel, accessories, and footwear for men, women, and kids, including sportswear and denim. Tommy Hilfiger was acquired in 2010 by PVH Corp. (NYSE: PVH; Moody’s/S&P: Ba2/BB+), a global apparel and retail company. Global retail revenue for the Tommy Hilfiger brand was $3.4 billion in 2015. Tommy Hilfiger has leased the entire retail space of 22,510 SF at the 681 Fifth Avenue Property since June 2008 and currently utilizes the space as one of its seven global flagship stores and its only store in New York City. Tommy Hilfiger pays a current base rent of $596.52 per SF which increases by 3.0% annually on June 1 under a 15-year modified gross lease that expires May 31, 2023. Tommy Hilfiger is required to reimburse real estate taxes based on 60% of the increase over Tommy Hilfiger’s 2007/2008 base year amount and insurance costs based on 50% of the increase over Tommy Hilfiger’s 2008 base year amount. Tommy Hilfiger has notified the borrower of its intention to explore subleasing its space. The currently in place lease provides the borrower the right to receive 75% of any sublease rent in excess of Tommy Hilfiger’s contractual rent. Tommy Hilfiger does not have a right to go dark on the ground floor and second floor and such default beyond any applicable cure period set forth in its lease would allow the borrower to realize on Tommy Hilfiger’s $6.66 million letter of credit security deposit for any unpaid amounts due to the borrower under the lease. Tommy Hilfiger does not have any renewal or termination options. As of November 14, 2016, PVH Corp. affirmatively provided a guaranty of the lease previously guaranteed by subsidiaries of Tommy Hilfiger USA, Inc. and Tommy Hilfiger B.V.

lOAN #2: 681 Fifth Avenue

The following table presents certain information relating to the tenants at the 681 Fifth Avenue Property:

Five Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Tommy Hilfiger(2)	NR / Ba2 / BB+	22,510	27.3%	$13,830,596	76.8%	$614.42	5/31/2023	NAP
Belstaff USA(3)	NR / NR / NR	17,505	21.2	1,194,458	6.6	$68.24	Various	NAP
Vera Bradley	NR / NR / NR	5,877	7.1	399,606	2.2	$67.99	3/31/2026	1, 5-year option
Vision Capital	NR / NR / NR	5,835	7.1	533,205	3.0	$91.38	6/30/2018	1, 4.75-year option
Global Thematic Partners	NR / NR / NR	5,835	7.1	520,549	2.9	$89.21	9/30/2017	NAP
Five Largest Tenants		57,562	69.7%	$16,478,414	91.5%	$286.27
Remaining Tenants		17,375	21.0	1,539,775	8.5	$88.62
Vacant		7,636	9.2	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		82,573	100.0%	$18,018,189	100.0%	$240.44

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Tommy Hilfiger has notified the borrower of its intention to explore subleasing its space.
(3)	MCM currently subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027. At loan origination, the borrower reserved $250,262 which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions for MCM. Forall USA, Inc. currently subleases the 8th floor from Belstaff USA through March 31, 2022.

The following table presents the lease rollover schedule at the 681 Fifth Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	11,670	14.1	14.1%	885,939	4.9	$75.92	2
2018	5,835	7.1	21.2%	533,205	3.0	$91.38	1
2019	0	0.0	21.2%	0	0.0	$0.00	0
2020	0	0.0	21.2%	0	0.0	$0.00	0
2021	0	0.0	21.2%	0	0.0	$0.00	0
2022	5,835	7.1	28.3%	400,046	2.2	$68.56	1
2023	34,115	41.3	69.6%	14,817,427	82.2	$434.34	3
2024	0	0.0	69.6%	0	0.0	$0.00	0
2025	0	0.0	69.6%	0	0.0	$0.00	0
2026	5,877	7.1	76.7%	399,606	2.2	$67.99	1
2027 & Thereafter	11,605	14.1	90.8%	981,965	5.4	$84.62	2
Vacant	7,636	9.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	82,573	100.0%		$18,018,189	100.0%	$240.44	10

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

The following table presents certain information relating to historical leasing at the 681 Fifth Avenue Property:

Historical Leased %(1)

	2013	2014	2015	TTM 9/30/2016
Owned Space	90.8%	90.8%	90.8%	90.8%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.

lOAN #2: 681 Fifth Avenue

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 681 Fifth Avenue Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 6/30/2016	Underwritten	Underwritten $ per SF
Base Rent(2)(3)	$15,934,792	$16,373,915	$16,481,473	$16,728,353	$17,540,062	$212.42
Contractual Rent Steps(3)	0	0	0	0	478,126	5.79
Potential Income from Vacant Space	0	0	0	0	839,960	10.17
Total Rent	$15,934,792	$16,373,915	$16,481,473	$16,728,353	$18,858,149	$228.38
Reimbursements	351,725	466,253	630,174	702,957	2,216,241	26.84
Other Income	119,260	110,399	179,847	184,942	141,773	1.72
Vacancy, Credit Loss & Concessions	0	0	0	0	(839,960)	(10.17)
Effective Gross Income	$16,405,777	$16,950,567	$17,291,494	$17,616,251	$20,376,202	$246.77

Real Estate Taxes	$1,093,580	$1,204,228	$1,447,204	$1,533,063	$3,243,293	$39.28
Insurance	103,423	106,234	95,722	95,951	101,819	1.23
Management Fee	225,745	165,980	151,941	152,565	156,497	1.90
Other Expenses	1,254,974	1,338,626	1,292,582	1,385,143	1,283,943	15.55
Total Operating Expenses(4)	$2,677,722	$2,815,068	$2,987,449	$3,166,722	$4,785,552	$57.96

Net Operating Income	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,590,650	$188.81
Normalized TI/LC	0	0	0	0	553,128	6.70
Replacement Reserves	0	0	0	0	15,389	0.19
Net Cash Flow	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,022,133	$181.93

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	As of the underwritten rent roll dated September 30, 2016. MCM subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027. At loan origination, the borrower reserved $250,262 which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions for MCM. Forall USA, Inc. currently subleases the 8th floor from Belstaff USA through March 31, 2022. Metropole Realty Advisors, Inc. currently occupies 5,770 SF (16th floor) at the 681 Fifth Avenue Property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors) which is currently vacant, once tenant improvement work is completed. At loan origination, the borrower reserved $1,700,000 for tenant improvement work in connection with Metropole Realty Advisors, Inc.’s relocation. Metropole Realty Advisors, Inc. will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual UW Base Rent of $552,944 with annual rent steps of 1.5%.
(3)	The increase in UW Base Rent over 6/30/2016 TTM Base Rent is primarily attributed to Tommy Hilfiger’s rent step up in June 2017 of $391,100, vacancy gross up of approximately $839,960, and contractual rent steps effective November 1, 2017 of $478,126.
(4)	The 681 Fifth Avenue Property currently benefits from a $19,095,750 real estate tax abatement that begins to amortize annually over a five-year term commencing during the 2017/2018 fiscal year and ends after the 2021/2022 fiscal year. UW Real Estate Taxes are underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402 and tax rate of 10.656% and the five-year abatement schedule. UW Real Estate Tax recoveries are underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2017/2018 and 2021/2022 are approximately $1,800,000 and $3,900,000, respectively. The estimated real estate tax recoveries collected in 2017/2018 and 2021/2022 are approximately $744,000 and $2,600,000, respectively.

■	Appraisal. According to the appraisal, the 681 Fifth Avenue Property had an “as-is” appraised value of $440,000,000 as of October 1, 2016.

■	Environmental Matters. Based on a Phase I environmental report dated October 3, 2016, the environmental consultant reported no recognized environmental conditions at the 681 Fifth Avenue Property.

■	Market Overview and Competition. The 681 Fifth Avenue Property is located on Fifth Avenue in the Plaza District between 53rd Street and 54th Street, in midtown Manhattan, with 42 feet of frontage along the east side of Fifth Avenue between the Microsoft and Coach retail locations. According to the appraisal, the Plaza District has historically exhibited the highest office rental rates in midtown Manhattan. Midtown Manhattan is the largest office market in Manhattan and features a number of well-known buildings including the GM building, the Empire State Building, and the Bank of America Tower. The 681 Fifth Avenue Property is located approximately 0.2 miles north of the Saks Fifth Avenue department store and surrounded by New York landmarks and attractions.

The estimated 2016 population within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is 185,431, 1,291,066, and 2,745,842, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is projected to increase by 0.63%, 0.62% and 0.78%, respectively, through 2021, according to a third party market research report. The estimated 2016 average household income within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is estimated to be $165,450, $136,798, and $112,769, respectively.

According to the appraisal, the 681 Fifth Avenue Property is located within the Upper Fifth Avenue retail submarket of Manhattan in New York, New York, which consists of 69 ground floor retail units and, as of the second quarter of 2016, exhibited a vacancy rate of 11.6% and an average rental rate and asking rent range of $2,980 per SF and $2,700 to $4,450 per SF, respectively, for direct ground floor retail space. According to a third party market research report, the 681 Fifth Avenue Property is located within the Plaza District retail submarket of Manhattan in New York, New York, which consists of 249 retail buildings totaling approximately 4.3 million SF of retail space. As of the second quarter of 2016, the Plaza District retail submarket vacancy rate was 4.2% and the average rental rate was $160.00

lOAN #2: 681 Fifth Avenue

per SF for retail space. According to the appraisal, in-place retail rent at the 681 Fifth Avenue Property is 25.7% below market.

According to a third party market research report, the 681 Fifth Avenue Property is located within the Plaza District office submarket of Manhattan in New York, New York, which consists of 445 buildings totaling approximately 88.3 million SF of office space. As of the second quarter of 2016, the Plaza District Class A office submarket vacancy rate was 8.8% and the average rental rate was $75.61 per SF. According to the appraisal, in-place office rents at the 681 Fifth Avenue Property are 7.1% below market.

The following table presents certain information relating to the primary competition for the 681 Fifth Avenue Property:

681 Fifth Avenue Property Competitive Set(1)

	681 Fifth Avenue Property	610 Fifth Avenue	665 Fifth Avenue	685 Fifth Avenue
Year Built	1913	1933	1974	1926
SF	82,573	82,448	135,300	34,170
Total Occupancy	90.8%(2)	100.0%	100.0%	100.0%
Asking Rent	$110.00	N/A	N/A	N/A

	689 Fifth Avenue	720 Fifth Avenue	724 Fifth Avenue
Year Built	1926	1953	1921
SF	90,000	132,317	54,000
Total Occupancy	100.0%	95.5%	100.0%
Asking Rent	N/A	$79.00	N/A

(1)	Source: Appraisal.
(2)	Occupancy as of September 30, 2016.

■	The Borrower. The borrower is 681 Fifth Avenue LLC, a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 681 Fifth Avenue Loan. The borrower is indirectly owned by Robert Siegel (54.5%), Katherine R. Stallings (2.0%), and Patrick Guerrand-Hermes and Martine Guerrand-Hermes (43.5%). Robert Siegel is the borrower sponsor and the nonrecourse carve-out guarantor of the 681 Fifth Avenue Loan.

Robert Siegel is the CEO of Metropole Realty Advisors, Inc. (“Metropole”), an affiliated property manager of the 681 Fifth Avenue Property and an affiliate of the borrower. Metropole engages in commercial real estate development, brokerage, and construction throughout the United States, including Chicago, New York, Los Angeles, and Hawaii. In addition to its real estate investments in luxury retail properties, Metropole has acted as an advisor to developers and high end retail tenants for over 35 years. Patrick Guerrand-Hermès and Martine Guerrand-Hermès are members of the Hermès family of designer clothing retailers.

■	Escrows. The borrower deposited $848,821 in escrow for annual real estate taxes and $106,910 in escrow for insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments and annual estimated insurance premiums. The borrower also deposited at loan origination $250,262 for rent concessions for MCM, $387,881 for outstanding tenant improvements for Vera Bradley, $1,700,000 for outstanding tenant improvements for Metropole (affiliated property manager and an affiliate of the borrower), and $134,600 for outstanding leasing commissions for MCM. On every monthly payment date, the borrower is required to escrow $1,376 for capital expenditures. During the continuance of a Material Tenant Trigger Event (as defined below), all excess cash flow is required to be deposited into a reserve (the “Material Tenant TI/LC Reserve”), subject to a cap of $10,000,000 (the “Material Tenant TI/LC Reserve Cap”), to be used in connection with tenant improvements and leasing commissions incurred with respect to a Material Tenant (as defined below) space.

lOAN #2: 681 Fifth Avenue

A “Material Tenant Trigger Event” will commence upon the earlier of (i) a Material Tenant giving notice of its intention to terminate or cancel its lease; (ii) a Material Tenant failing to extend or renew its lease on or prior to 18 months prior to the then applicable expiration date of its lease; (iii) a Material Tenant being (a) more than 30 days in arrears with respect to the payment of base rent under its lease, (b) in default, beyond applicable notice and cure periods, with respect to any other monetary obligations in excess of $75,000, in the aggregate, under its lease, or (c) subject to a material non-monetary event of default beyond applicable notice and cure periods under its lease; (iv) the bankruptcy or insolvency of a Material Tenant or, if applicable, any guarantor of a Material Tenant’s obligations under its lease; (v) the termination of a lease with a Material Tenant; or (vi) a Material Tenant going dark, vacating, ceasing to occupy or discontinuing its operations at the 681 Fifth Avenue Property; provided however, that clause (vi) will not constitute a Material Tenant Trigger Event if (a) the applicable Material Tenant is Tommy Hilfiger, (b) the applicable Material Tenant or related lease guarantor is an investment grade rated entity, or (c) the applicable Material Tenant has gone dark, vacated, ceased to occupy or discontinued its operations at the 681 Fifth Avenue Property on a temporary basis in connection with remodeling, renovation, or restoration of its premises. Notwithstanding the above, a termination or partial termination of the Tommy Hilfiger lease in connection with a new lease entered into in accordance with the 681 Fifth Avenue Loan documents will not, in and of itself, constitute a Material Tenant Trigger Event. A Material Tenant Trigger Event will continue until the borrower deposits with lender cash or a letter of credit in the amount of $10,000,000 to be held in the Material Tenant TI/LC Reserve, or in regard to clause (i) above, the Material Tenant withdraws its notice of intention to terminate or cancel; or in regard to clauses (i), (ii), (v), or (vi) above, (a) the borrower has entered into a new Major Lease (as defined below) or extension of the term of an existing Major Lease with respect to all or any portion of the retail space in accordance with the requirements of the 681 Fifth Avenue Loan documents and the 681 Fifth Avenue Property achieves a debt service coverage ratio of at least 1.50x; provided however, that in regard to clause (vi) above, such cure must be a new lease and not an extension of the existing lease and (b) the substantial completion of all landlord work and either (1) the expiration of all rent concessions, the payment of tenant allowances and the satisfaction of certain leasing commission payment obligations or (2) deposit by the borrower of certain amounts in lieu thereof, and the execution and delivery of an estoppel certificate to the lender; or in regard to clause (iii) above, the applicable event of default has been cured; or in regard to clause (iv) above, either (x) the affirmation of the applicable lease in the bankruptcy proceeding, provided that the applicable Material Tenant will be actually paying all rents and other amounts due under such lease or (y) the discharge or dismissal of the applicable lease guarantor from such bankruptcy proceeding, provided that such bankruptcy proceeding does not have an adverse effect on such lease guarantor’s ability to perform its obligations under the applicable lease guaranty; or in regard to clause (vi) above, the applicable Material Tenant recommences its operations at the premises.

A “Material Tenant” means (i) Tommy Hilfiger or (ii) any tenant or replacement tenant that, together with its affiliates, leases all or a portion of the retail space at the 681 Fifth Avenue Property.

A “Major Lease” means any lease that (i) either individually or together with its affiliates, assuming the exercise of all expansion rights (a) covers or is expected to cover 15,000 SF or more of the net rentable area of the 681 Fifth Avenue Property or (b) constitutes 10% or more of the annual rentable income for the 681 Fifth Avenue Property; (ii) contains an option or preferential right to purchase all or any portion of the 681 Fifth Avenue Property; (iii) is with an affiliate of the borrower, guarantor, or manager as tenant; (iv) is entered into during the continuation of an event of default; or (v) is entered into with any Material Tenant.

■	Lockbox and Cash Management. The 681 Fifth Avenue Loan Combination provides for a hard lockbox and in-place cash management. Provided no event of default has occurred and is continuing, all funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the 681 Fifth Avenue Loan Combination, to fund the required reserves deposits as described above under “—Escrows,” to pay for operating expenses in accordance with the annual budget and not otherwise paid or reserved for as described above under “—Escrows,” during the continuance of either a Material Tenant Trigger Event and/or 681 Fifth Avenue Cash Sweep Event Period (as defined below), to pay for any extraordinary expenses not referenced in the annual budget approved by the lender that exceed certain thresholds set forth in the loan documents, and during the continuance of a Material Tenant Trigger Event, to deposit the excess cash flow into the Material Tenant TI/LC Reserve, subject to the Material Tenant TI/LC Reserve Cap, and during the continuance of a 681 Fifth Avenue Cash Sweep Event Period (and so long as no Material Tenant Trigger Event is then continuing unless the Material Tenant TI/LC Reserve Cap has been satisfied), to deposit the excess cash flow with the lender to be held as additional security for the 681 Fifth Avenue Loan Combination. Provided no Material Tenant Trigger Event is then continuing (unless the Material Tenant TI/LC Reserve Cap has been satisfied) and no 681 Fifth Avenue Cash Sweep Event Period is then continuing, all excess cash flow will be remitted to the borrower.

lOAN #2: 681 Fifth Avenue

A “681 Fifth Avenue Cash Sweep Event Period” will commence upon (i) an event of default, (ii) any bankruptcy action involving the borrower, guarantor, or an affiliated property manager, or (iii) as of the end of any calendar quarter, the debt service coverage ratio, generally based on the current monthly base rents annualized and expenses for trailing 12-month period, falling below 1.15x. A 681 Fifth Avenue Cash Sweep Event Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the borrower or guarantor, or 120 days for the affiliated property manager or the replacement of the property manager in accordance with the 681 Fifth Avenue Loan documents, or in regard to clause (iii) above, the date the debt service coverage ratio (calculated as described in clause (iii)) is greater than or equal to 1.20x for two consecutive calendar quarters.

■	Property Management. The office space at the 681 Fifth Avenue Property is managed by Cushman & Wakefield, Inc., a third party management firm that manages a 590 million SF portfolio across the United States. The retail space at the 681 Fifth Avenue Property is managed by Metropole, a third party management firm affiliated with the borrower. Metropole currently occupies 5,770 SF (the 16th floor) at the 681 Fifth Avenue Property and has entered into a second amendment to its lease to relocate and expand its leased premises to 7,636 SF (the penthouse floors) at the 681 Fifth Avenue Property upon completion of tenant improvement work. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager, borrower or guarantor becomes insolvent or a debtor in any bankruptcy action; (ii) an event of default has occurred and is continuing under the 681 Fifth Avenue Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the 681 Fifth Avenue Loan documents, with certain specified property management companies or a reputable and experienced manager which in the reasonable judgment of the lender has experience managing properties similar in location, size, class, use, operation and value as the 681 Fifth Avenue Property and with respect to which a rating agency confirmation has been obtained (and, with respect to a replacement property manager who is an affiliate of the borrower, provided that a new non-consolidation opinion has been obtained).

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to obtain business income insurance in an amount equal to 100% of the projected gross income of the 681 Fifth Avenue Property for a period of 24 months plus 12 months of extended coverage and insurance against acts of terrorism or other similar acts or events, in each case with no deductible in excess of $25,000 (excluding wind/named storm coverage) in form and substance reasonably satisfactory to lender (but, if TRIPRA is no longer in effect, the borrower is required to obtain such terrorism insurance to the extent obtainable at a cost of no more than 200% of annual insurance premiums for all risk property and business interruption coverages, exclusive of the portion of premiums, if any with respect to flood, earthquake, and terrorism coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #3: QUANTUM PARK

LOAN #3: QUANTUM PARK

LOAN #3: QUANTUM PARK

Quantum Park
22001 Loudoun County Parkway
Ashburn, VA 20147
Washington, D.C.
Ashburn
Sterling
Herndon
Reston
Dulles
WASHINGTON-DULLES INTERNATIONAL AIRPORT
DULLES AIRPORT
INNOVATION CENTER
HERNDON
RESTON TOWN CENTER
WIEHLE-RESTON EAST
RTE 772
RTE 606
HARRY BYRD HWY
Potomac River
Lansdowne Resort and Spa
Inova Loudoun Hospital
Belmont Chase Shopping Center
Ashburn Village Shopping Center
Ashburn Farm Village Center
Ashburn Town Square Shopping Center
Pipeline Plaza
Regal Center
Cascades Marketplace
Dulles Town Center
Dulles Town Crossing
Northern Virginia Community College
Potomac Run Plaza
Cedar Lake Plaza
Clock Tower
Dulles 28 Centre
Central Shopping Center
Reston Hospital Center
The Spectrum
Reston Town Center
Boeing
Microsoft
Oracle
Plaza America
Northrop Grumman
Time Warner Cable
Cisco
Lockheed Martin
Worldgate Centre
Amazon
Volkswagen Group of America
Village Center at Dulles
Woodland Park Crossing
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #3: QUANTUM PARK

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Ashburn, Virginia	Cut-off Date Balance(3)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$140.00
Size (SF)	942,843	Percentage of Initial Pool Balance		5.5%
Total Occupancy as of 12/6/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/6/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1998, 2001 / NAP	Mortgage Rate		3.68850%
Appraised Value	$200,000,000	Original Term to Maturity (Months)(2)		60
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)(2)		60

Underwritten Revenues	$27,065,253
Underwritten Expenses	$12,043,225	Escrows
Underwritten Net Operating Income (NOI)	$15,022,028		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,786,318	Taxes	$0	$191,400
Cut-off Date LTV Ratio(1)	66.0%	Insurance	$25,086	$0
Maturity Date / ARD LTV Ratio(1)(2)	66.0%	Replacement Reserves	$0	$11,786
DSCR Based on Underwritten NOI / NCF(1)	3.04x / 3.00x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.4% / 11.2%	Other(4)	$0	$439,668

Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Combination Amount	$132,000,000	67.1%	Purchase Price	$193,000,000	98.1%
Principal’s New Cash Contribution	61,070,342	31.0	Closing Costs	3,720,528	1.9
Other Sources	3,675,273	1.9	Reserves	25,086	0.0

Total Sources	$196,745,614	100.0%	Total Uses	$196,745,614	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Quantum Park Loan Combination.

(2)	Calculated as of the ARD (as defined below).

(3)	The Cut-off Date Balance of $50,000,000 is evidenced by the non-controlling note A-2, which is part of a loan combination evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $132,000,000. The related companion loans are evidenced by (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, and was contributed to the CGCMT 2016-C3 securitization transaction and (ii) the controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $52,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future commercial mortgage securitization transactions.

(4)	The other monthly reserve is comprised of a $439,668 condominium common charges reserve. See “—Escrows” below.

(5)	In conjunction with the acquisition of the Quantum Park Property, the borrower sponsor also acquired two adjacent buildings which are not collateral for the Quantum Park Loan Combination. The Sources and Uses table reflects amounts allocated to the borrower sponsor’s acquisition of the Quantum Park Property which serves as collateral for the Quantum Park Loan Combination.

■	The Mortgage Loan. The mortgage loan (the “Quantum Park Loan”) is part of a loan combination (the “Quantum Park Loan Combination”) that is evidenced by three pari passu notes that are together secured by a first lien mortgage encumbering the borrower’s fee simple interest in an office complex located in Ashburn, Virginia (the “Quantum Park Property”). The Quantum Park Loan, which is evidenced by note A-2 and represents a non-controlling interest in the Quantum Park Loan Combination, had an original principal balance of $50,000,000, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 5.5% of the Initial Pool Balance. The related companion loans (the “Quantum Park Companion Loans”) had an aggregate original principal balance of $82,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $82,000,000 and are evidenced by (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, and was contributed to the CGCMT 2016-C3 securitization transaction and (ii) the controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $52,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Quantum Park Loan Combination was originated on September 28, 2016 by Barclays Bank PLC. The Quantum Park Loan Combination had an original principal balance of $132,000,000, has an outstanding principal balance as of the Cut-off Date of $132,000,000 and accrues interest at an interest rate of 3.68850% per annum (the “Initial Interest Rate”) through the anticipated repayment date (the “ARD”). The proceeds of the Quantum Park Loan Combination were primarily used to acquire the Quantum Park Property, pay origination costs and fund reserves.

The Quantum Park Loan Combination had an initial term of 60 months until the ARD and has a remaining term of 58 months as of the Cut-off Date until the ARD. The Quantum Park Loan Combination requires interest only payments on each due date through the ARD. The ARD is the due date in October 2021 and the final maturity date is the due date in October 2026. If the Quantum Park Loan Combination is not repaid in full on or prior to the ARD, the Quantum Park Loan Combination will accrue interest at a per annum rate equal to the Initial Interest Rate plus 3.00000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Quantum Park Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first, to repay the principal balance of the Quantum Park Loan Combination and (ii) second, to the payment of Accrued Interest.

LOAN #3: QUANTUM PARK

The Quantum Park Loan Combination may be voluntarily prepaid on or after the due date in November 2018 with the payment of a prepayment fee equal to the greater of (i) 1.0% of the outstanding principal balance of the Quantum Park Loan Combination and (ii) a yield maintenance premium as more particularly set forth in the Quantum Park Loan documents. Voluntary prepayment of the Quantum Park Loan Combination without payment of any prepayment premium is permitted on or after the due date in June 2021.

■	The Mortgaged Property. The Quantum Park Property consists of five Class A buildings totaling 942,843 SF located in Ashburn, Virginia. The Quantum Park Property is part of a larger 128-acre campus totaling 1,518,366 SF (the “Quantum Park Campus”) comprising a main campus building (collateral), 10 mid-rise office and data center buildings (four of which are collateral) and two other buildings (non-collateral) which house mechanical spaces. The 10 mid-rise office buildings are three to four stories and are inter-connected via a main corridor known as “Main Street” which also links to the main campus building. The main campus building includes approximately 56,000 SF of secured data center space, a 38,000 SF dining hall, collaborative meeting spaces, high-tech conference centers, and a 5,000 SF fitness center. The Quantum Park Property includes approximately 842,843 SF of office space and approximately 100,000 SF of data center space. Parking at the Quantum Park Property is provided through perpetual reciprocal easement agreements and includes five parking structures and surface lots totaling 5,685 spaces, resulting in a parking ratio of 6.03 spaces per 1,000 SF of net rentable area.

The Quantum Park Property was constructed between 1998 and 2001 as the original headquarters for MCI Communications, Corp. which subsequently became MCI Inc. MCI Inc. was acquired by Verizon Communications Inc. (“Verizon”) in January 2006 and changed its name to Verizon Business Network Services Inc. (“VZ Business”). In December 2015, VZ Business completed a sale-leaseback transaction with a joint venture between Davidson Kempner Capital Management L.P. and American Real Estate Partners for $212,500,000. In conjunction with the sale-leaseback transaction, VZ Business executed a lease through November 2027 with two, seven-year renewal options and no early termination rights. The lease is guaranteed by Verizon (NYSE: VZ) (Moody’s, Fitch, S&P: Baa1/A-/BBB+). As of December 31, 2015, Verizon had approximate consolidated revenues of $131.6 billion, net income of $17.9 billion, operating cash flows from continuing operations of $38.9 billion and total assets of $244.6 billion.

Following the sale-leaseback transaction, VZ Business began consolidating employees from the greater Quantum Park Campus into the buildings that comprise the Quantum Park Property. According to the borrower sponsor, 2,917 VZ Business employees are currently on-site. The consolidation into the Quantum Park Property coincided with Verizon’s 2015 reorganization of its wireless operations which consolidated 20 regional offices to six. VZ Business currently maintains mission-critical infrastructure and fiber optic connectivity at the Quantum Park Property including Verizon’s Network Operations Center (the “NOC”). Verizon uses the NOC to monitor and control the firms’ global internet protocol (“IP”) network, the FiOS network and the Digital Media Services Group. To support and develop this infrastructure, the Quantum Park Property features an executive briefing center, a FiOS testing lab, and Tier III data center space. Additionally, Verizon invested $80.0 million into a public IP lab at the Quantum Park Property, which allows for full scale network server stress testing and internet traffic simulations.

The collateral for the Quantum Park Loan Combination includes five buildings comprised of buildings D-1, F-1, F-2, G-1 and G-2, all of which are fully leased to VZ Business. The borrower sponsor also acquired buildings E-1 and E-2, each of which is partially leased to VZ Business. The seller retained buildings B-1, B-2, C-1 and C-2. Buildings B-1 and B-2 are unimproved and have no assigned net rentable area and are not included in the total Quantum Park Campus SF. Buildings C-1 and C-2 have short-term leases in place with VZ Business. The seller also retained several plots of future development land around the perimeter of the Quantum Park Property.

LOAN #3: QUANTUM PARK

The following table presents certain information relating to the tenant at the Quantum Park Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Verizon Business Network Services Inc.	A- / Baa1 / BBB+	942,843	100.0%	$15,574,380	100.0%	$16.52	11/30/2027	2, 7-year options
Occupied Total		942,843	100.0%	$15,574,380	100.0%	$16.52
Vacant Space		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenant		942,843	100.0%	$15,574,380	100.0%	$16.52

(1)	Ratings are those of Verizon Communications Inc., which guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF for Verizon Business Network Services Inc. include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

The following table presents the lease rollover schedule at the Quantum Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027 & Thereafter	942,843	100.0	100.0%	15,574,380	100.0	$16.52	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	942,843	100.0%		$15,574,380	100.0%	$16.52	1

(1)	Calculated based on approximate square footage occupied by Verizon Business Network Services Inc.

The following table presents certain information relating to historical leasing at the Quantum Park Property:

Historical Leased %(1)

	2012(2)	2013(2)	2014(2)	2015	As of 9/28/2016
Owned Space	NAV	NAV	NAV	100.0%	100.0%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

(2)	Historical occupancy is not available as the Quantum Park Property was acquired by the seller in December 2015 who entered into a sale-leaseback transaction with VZ Business.

LOAN #3: QUANTUM PARK

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Quantum Park Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$15,574,380	$16.52
Grossed Up Vacant Space	0	0.00
Total Reimbursables	12,043,225	12.77
Other Income	0	0.00
Less Vacancy & Credit Loss(3)	(552,352)	(0.59)
Effective Gross Income	$27,065,253	$28.71

Total Operating Expenses	$12,043,225	$12.77

Net Operating Income	$15,022,028	$15.93
TI/LC	0	0.00
Replacement Reserves	235,711	0.25
Net Cash Flow	$14,786,318	$15.68

(1)	Historical information is not available as the Quantum Park Property was acquired by the seller in December 2015 who entered into a sale-leaseback transaction with VZ Business.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF for VZ Business include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

(3)	The underwritten economic vacancy is 2.0%. The Quantum Park Property is 100.0% leased to Verizon Business Network Services Inc., a wholly-owned subsidiary of Verizon Communications Inc. which guarantees the lease.

■	Appraisal. According to the appraisal, the Quantum Park Property had an “as-is” appraised value of $200,000,000, as of September 12, 2016, and had a “hypothetical-go-dark” value of $95,600,000 as of September 12, 2016.

■	Environmental Matters. Based on the Phase I environmental site assessment dated August 18, 2016, there were no recognized environmental conditions or recommendations for further action at the Quantum Park Property.

■	Market Overview and Competition. The Quantum Park Property is located in the Ashburn area of Loudoun County in Northern Virginia. Ashburn, Virginia is located in the Northern Virginia office market and approximately 25 miles northwest of Washington, D.C. The Quantum Park Property is located approximately one mile away from the Dulles Greenway which connects to Routes 7 and 28 as well as Interstate 66, each of which provides access to Washington, D.C. In addition, the Quantum Park Property is located approximately four miles north of Dulles International Airport, which served 21.7 million passengers in 2015. According to the appraisal, the Quantum Park Property is situated in the Loudoun County submarket, which contains approximately 13.9 million SF of office space in 214 buildings. As of the second quarter of 2016, the Loudoun County office submarket vacancy was 13.9%, decreasing steadily from 16.3% in 2013. The completion of the first phase of the Washington Metropolitan Transit Authority Silver Line rail project in July 2014 extended the reach of public transportation from Washington D.C. to Reston, Virginia (east of the Quantum Park Property). The completion of the second phase of the Silver Line rail project is scheduled for 2020 and will coincide with the opening of the new Ashburn Silver Line Metro Station, one mile from the Quantum Park Property. VZ Business’ base rent is approximately 27.5% below the appraiser-concluded median triple net office market base rental rate of $20.00 per SF.

According to the appraisal, the Quantum Park Property is located in Northern Virginia’s Data Center Alley, the largest data center area globally in terms of demand, with 56 data center facilities and 12.5 million SF of space. The Metropolitan Area Exchange-East is a driver of the technological development and infrastructure in the area located in Vienna, Virginia. According to the appraisal, the Data Center Alley submarket exhibited a vacancy rate of 3.75% with 109.9 megawatts of data center absorption in 2015. Data Center Alley is in close proximity to the Dulles Technology Corridor, home to over 30,000 research, technology and development-related companies including Accenture, Airbus, DynCorp, Microsoft, Nortel Networks and Oracle.

LOAN #3: QUANTUM PARK

The following table presents certain information relating to comparable office leases to the Quantum Park Property:

Comparable Leases(1)

Property Name/Location	Lease Area (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Base Rent per SF (Triple Net Equivalent)
460 Herndon Parkway Herndon, Virginia	168,154	7.7 miles	Boeing	Jun. 2016 / 7.3 Yrs.	$15.00
8270 Willow Oaks Corporate Drive Fairfax, Virginia	122,000	21.1 miles	Fairfax County School Board (FCPS)	Sep. 2015 / 13.0 Yrs.	$14.00

13560 Dulles Technology Drive Herndon, Virginia	189,764	7.2 miles	Lockheed Martin Corp.	Jun. 2015 / 5.5 Yrs.	$13.00
12000 Sunrise Valley Drive Reston, Virginia	185,857	9.4 miles	Fannie Mae	Feb. 2015 / 5.0 Yrs.	$24.00
2070 Chain Bridge Road Vienna, Virginia	124,990	17.0 miles	GSA – FINCEN	Feb. 2015 / 15.0 Yrs.	$19.98
5107 Leesburg Pike Falls Church, Virginia	169,131	26.4 miles	GSA – Execute Office of Immigration Review	Dec. 2014 / 15.0 Yrs.	$20.00

5107 Leesburg Pike Falls Church, Virginia	166,685	26.4 miles	GSA – DMV	Dec. 2014 / 1.3 Yrs.	$20.00
2600 Park Tower Drive Vienna, Virginia	121,000	19.7 miles	Boeing	Nov. 2014 / 3.0 Yrs.	$26.25
2100 Washington Boulevard Arlington, Virginia	144,740	26.7 miles	Arlington County Department of Human Services	Jul. 2014 / 7.0 Yrs.	$31.78

200 Stovall Street Alexandria, Virginia	606,575	34.6 miles	GSA – Department of Defense	Jul. 2014 / 3.0 Yrs.	$25.50

(1)	Source: Appraisal

■	The Borrower. The borrower is Solace Ashburn DFG LLC, a single purpose Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Quantum Park Loan Combination. Solace Ashburn Investments LLC is the guarantor of certain nonrecourse carveouts under the Quantum Park Loan Combination. The borrower sponsor is AGC Equity Partners Holding Ltd. (“AGC”), a global alternative asset investment firm which manages equity capital in excess of $5.0 billion. Based out of London, AGC invests globally across a wide range of real estate, infrastructure and other opportunities focusing on European and North American markets. AGC invests directly in real estate assets and focuses on high quality tenants, long-term creditworthy leases and properties in primary markets. Other notable AGC investments include the Citigroup Tower in London, PwC headquarters in Dublin and the Vodafone Campus in Dusseldorf, Germany.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $25,086 with respect to the Quantum Park Property, comprised of $25,086 for insurance expenses.

On the due dates in October 2016 and November 2016, the borrower is required to fund a tax reserve in the amount of $333,186. On each due date after November 2016, the borrower is required to fund a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $191,400). Additionally, on each due date, the borrower is also required to fund (i) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period (unless the borrower maintains a lender-approved blanket or umbrella policy covering the Quantum Park Property), (ii) a replacement reserve in an amount equal to $11,786, (iii) a condominium common charge reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay condominium common charges over the then succeeding 12-month period (initially $439,668) and (iv) a rollover reserve in an amount equal to all excess cash flow during the continuance of a Verizon Trigger Period (as defined below).

LOAN #3: QUANTUM PARK

A “Verizon Trigger Period” means a period (A) commencing upon the first to occur of (i) a material monetary default under the VZ Business lease beyond all applicable notice and cure periods, (ii) any bankruptcy action or similar insolvency of VZ Business or Verizon, (iii) VZ Business giving notice that it is terminating the VZ Business lease for all or any portion of its space at the Quantum Park Property (iv) the withdrawal or downgrade of the credit rating of Verizon to below an Investment Grade Rating (as defined below) by at least two of S&P, Moody’s or Fitch, and (B) ending upon the first to occur of (1) (a) with respect to clause (i) above, once such event of default has been cured; (b) with respect to clause (ii) above, once VZ Business or Verizon is no longer insolvent or subject to any bankruptcy or insolvency proceedings and VZ Business has affirmed the VZ Business lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (c) with respect to clause (iii) above, VZ Business has revoked or rescinded all termination or cancellation notices with respect to the VZ Business lease and has re-affirmed the VZ Business lease as being in full force and effect and (d) with respect to clause (iv) above, (I) the credit rating of Verizon is reinstated by each of the rating agencies that withdrew such rating or increased to at least the Investment Grade Rating by each of the rating agencies that downgraded Verizon or (II) the credit rating of Verizon is at least “B1” or the equivalent thereof by each of S&P, Moody’s and Fitch and the amount on deposit in the rollover reserve account equals or exceeds $37,713,720, or (2) the borrower having leased the entire VZ Business space to one or more replacement tenants and (aa) each replacement tenant accepting the applicable premises demised under its lease and paying the full amount of the rent due thereunder (unless any such free rent is reserved with the lender) and (bb) each such replacement tenant or guarantor of replacement tenant having an Investment Grade Rating by at least two of S&P, Moody’s or Fitch.

An “Investment Grade Rating” means a long-term unsecured debt or equity rating or corporate credit rating of “BBB-“ or higher by S&P, an issuer default rating of “BBB-” or higher by Fitch or a long-term issuer rating of “Baa3” or higher by Moody’s.

■	Lockbox and Cash Management. The Quantum Park Loan Combination is structured with a hard lockbox and in-place cash management. The Quantum Park Loan Combination documents require the borrower to direct the tenant to pay rent directly to a lender-controlled lockbox account or cause the borrower and property manager to deposit all sums received no later than two business days after receipt. All funds are transferred on the third business day of each calendar month from the lockbox account into the lender-controlled cash management account to pay the debt service on the Quantum Park Loan Combination, fund required reserves and pay operating expenses, with all remaining amounts disbursed to the borrower, except during (i) the continuance of a Verizon Trigger Period and while the amount on deposit in the rollover reserve is equal to or exceeds $37,713,720 or (ii) the continuance of a Quantum Park Trigger Period (as defined below) but not a Verizon Trigger Period, when the remainder is held by the lender in an excess cash flow fund.

A “Quantum Park Trigger Period” means a period commencing upon (a) an event of default under the Quantum Park Loan documents and ending once such event of default has been cured, (b) the occurrence of the ARD or (c) the continuance of a Verizon Trigger Period.

■	Property Management. The Quantum Park Property is managed by American Real Estate Partners Management LLC, a Delaware limited liability company. The lender is permitted to require the borrower to replace the property manager with a replacement property manager in the event the property manager becomes insolvent or a debtor in a bankruptcy proceeding. The lender has the right to replace the property manager at any time during an event of default under the Quantum Park Loan documents caused by the property manager. The borrower is not permitted to replace the property manager without the consent of the lender, except that the borrower can, without the lender’s consent, replace the property manager with (a) a reputable and experienced management organization approved or pre-approved by the lender in its reasonable discretion or (b) a reputable and experienced management organization approved by the lender that has at least five years’ experience managing at least five similar properties comprising at least 3,500,000 leasable SF.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

LOAN #3: QUANTUM PARK

■	Condominium Development. In conjunction with the acquisition of the Quantum Park Property by the borrower, the Quantum Park Campus was structured as a building condominium over a land condominium. The dual condominium structure results in borrower ownership of both the land and the improvements that comprise the Quantum Park Property, which serves as collateral for the Quantum Park Loan Combination.

Under the building condominium (the “Building Condo”) and as of the Cut-off Date, (i) the borrower owns five Building Condo units, comprising 62.1% of the interest/voting rights in the Building Condo association, (ii) a borrower sponsor-affiliate owns two Building Condo units, comprising 18.9% of the interest/voting rights in the Building Condo association and (iii) the seller owns two Building Condo units, comprising 19.0% of the interest/voting rights in the Building Condo association. The Building Condo association owns and operates the parking garages, the central plant (electricity, heating and cooling) and the cafeteria, and is responsible for all common elements of maintenance, operations and security.

Under the land condominium (the “Land Condo”) and as of the Cut-off Date, (a) the borrower owns five Land Condo units, comprising 34.3% of the interest/voting rights in the Land Condo association, (b) a borrower sponsor-affiliate owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association, (c) the seller owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association and (d) the Building Condo association owns five Land Condo units, comprising 46.8% of the interest/voting rights in the Land Condo association. The Land Condo association grants perpetual, non-exclusive reciprocal easements for ingress and egress and use of the parking garages.

As of the Cut-off Date, since the borrower controls the Building Condo association by virtue of holding 62.1% of the interest/voting rights in the Building Condo association and the Building Condo association holds 46.8% of the interest/voting rights in the Land Condo association, then the borrower indirectly controls the Land Condo association with a combined interest/voting rights of 81.1% (inclusive of the borrower’s directly-held 34.3% of the interest/voting rights in the Land Condo association). Certain non-collateral parcels of land located around the perimeter of the Quantum Park Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condo; however, pursuant to the Land Condo declaration, such parcels of land may be added to the Land Condo in the future which would have the effect of diluting the borrower’s interest/voting rights in the Land Condo association. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests” in the Prospectus.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The Quantum Park Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Quantum Park Property with a deductible no greater than $50,000. The Quantum Park Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #4: POTOMAC MILLS

POTOMAC MILLS

LAST CALL
Neiman Marcus

amc
amc

J.CREW
JOHNSTON & MURPHY

The Cheesecake Factory
The Cheesecake Factory

COACH

bloomingdales

XXI
FOREVER

LOAN #4: POTOMAC MILLS

buybuy BABY
Burlington
jcpenney
Marshalls
T.J.maxx
H&M
FOREVER 21
EXPRESS
LOFT
rue21
MODELL'S
amc THEATRES
COSTCO
TALBOTS
chico's
Columbia
COACH
rack
lastcall

LOAN #4: POTOMAC MILLS

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
Lake Ridge
Occoquan
Agnewville
Bethel
Woodbridge
Minnieville
Dale City
Montclair
Southbridge
Prince William County Stadium
Dillingham Square
Merchant Plaza
Tackett's Mill Center
Station Plaza Shopping Center
WOODBRIDGE STATION
Smoketown Plaza Shopping Center
Crossing East Shopping Center
Crossing West Shopping Center
Marumsco Plaza Shopping Center
Center Plaza Shopping Center
Potomac Mills
2700 Potomac Mills Circle
Woodbridge, VA 22192
Prince William Plaza Shopping Center
Sentara Northern Virginia Medical Center
Potomac Festival
Stonebridge at Potomac Town Center
Northern Virginia Community College
Occoquan Bay
RIPPON STATION
EAGLE POINTE
Fortuna Center Plaza
River Oaks Shopping Center
Shoppes at Quantico Center
Prince William Forest Park
Washington, D.C.

LOAN #4: POTOMAC MILLS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Barclays
Location (City/State)	Woodbridge, Virginia	Cut-off Date Balance(3)	$36,375,000
Property Type	Retail	Cut-off Date Balance per SF(2)	$199.32
Size (SF)(1)	1,459,997	Percentage of Initial Pool Balance	4.0%
Total Occupancy as of 9/20/2016	97.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/20/2016	97.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	1985 / 2005, 2012	Mortgage Rate(4)	2.98821%
Appraised Value	$765,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)	120

Underwritten Revenues	$53,920,492
Underwritten Expenses	$13,594,604	Escrows
Underwritten Net Operating Income (NOI)	$40,325,888	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$38,713,977	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	38.0%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	38.0%	Replacement Reserves(5)	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	4.57x / 4.39x	TI/LC(5)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	13.9% / 13.3%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$291,000,000	70.0%	Loan Payoff	$411,992,396	99.0%
Subordinate Debt	125,000,000	30.0	Closing Costs	2,011,635	0.5
Principal Equity Distribution	1,995,969	0.5
Total Sources	$416,000,000	100.0%	Total Uses	$416,000,000	100.0%

(1)	Size (SF) does not include 380,000 SF for IKEA and Burlington Coat Factory, which are not part of the collateral (SF inclusive of IKEA and Burlington Coat Factory is 1,839,997 SF).

(2)	Calculated based on the aggregate outstanding principal balance of the Potomac Mills Senior Loan Combination (as defined below).

(3)	The Potomac Mills Loan has a Cut-off Date Balance of $36,375,000 and represents the non-controlling note A-9 of the $416,000,000 Potomac Mills Loan Combination. See “—The Mortgage Loan” below.

(4)	Represents the Mortgage Rate of the Potomac Mills Loan. The Mortgage Rate of the Potomac Mills Loan Combination is 3.4575%.

(5)	Springing monthly replacement reserves are capped at $645,000 and springing monthly TI/LC reserves are capped at $2,580,000. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Potomac Mills Loan”) is part of a loan combination (the “Potomac Mills Loan Combination”) evidenced by 20 promissory notes comprising (i) 10 pari passu senior notes (collectively, the “Potomac Mills Senior Loan Combination”), which have an outstanding principal balance as of the Cut-off Date of $291,000,000, and (ii) 10 junior notes (collectively, the “Potomac Mills Junior Loan Combination”), which have an outstanding principal balance as of the Cut-off Date of $125,000,000, that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,459,997 SF super regional mall located in Woodbridge, Virginia (the “Potomac Mills Property”). The Potomac Mills Loan, which is evidenced by the non-controlling note A-9, had an original principal balance of $36,375,000, has an outstanding principal balance as of the Cut-off Date of $36,375,000 and represents approximately 4.0% of the Initial Pool Balance. The related nine senior pari passu companion loans are evidenced by notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8 and A-10, which have an aggregate outstanding principal balance as of the Cut-off Date of $254,625,000. The related ten subordinate companion loans are evidenced by notes B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8, B-9 and B-10. The Potomac Mills Loan Combination was co-originated on October 5, 2016 by Société Générale, Cantor Commercial Real Estate Lending, L.P., Bank of America, N.A. and Barclays Bank PLC, had an original principal balance of $416,000,000 and has an outstanding principal balance as of the Cut-off Date of $416,000,000. Each senior note evidencing the Potomac Mills Loan Combination has an interest rate of approximately 2.98821% per annum and each junior note evidencing the Potomac Mills Loan Combination has an interest rate of 4.55000% per annum. The borrower utilized the proceeds of the Potomac Mills Loan Combination to refinance the existing debt on the Potomac Mills Property, pay origination costs and return equity to the borrower sponsor.

The Potomac Mills Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 119 months. The Potomac Mills Loan requires payments of interest only during its term. The scheduled maturity date is the due date in November 2026. Voluntary prepayment of the Potomac Mills Loan is prohibited except after the due date in April 2026. Provided that no event of default under the Potomac Mills Loan documents is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time after the earlier of (a) the third anniversary of the origination date of the Potomac Mills Loan Combination and (b) the second anniversary of the closing date of the securitization into which the last piece of the Potomac Mills Loan Combination is deposited.

LOAN #4: POTOMAC MILLS

The following table presents certain information relating to the notes that evidence the Potomac Mills Loan Combination:

Loan Combination Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$40,000,000	CFCRE 2016-C6	Yes
A-2(2)	$20,000,000	Société Générale	No
A-3(2)	$12,750,000	Société Générale	No
A-4(3)	$52,000,000	Bank of America, N.A.	No
A-5	$20,750,000	Bank of America, N.A.	No
A-6	$30,000,000	CFCRE 2016-C6	No
A-7	$35,000,000	CGCMT 2016-C3	No
A-8(2)	$7,750,000	Cantor Commercial Real Estate Lending, L.P.	No
A-9(4)	$36,375,000	Barclays Bank PLC	No
A-10	$36,375,000	Barclays Bank PLC	No
Junior Notes(5)	$125,000,000	Teachers Insurance and Annuity Association of America	No
Total	$416,000,000

(1)	Reflects information available as of the date of the Prospectus. The non-securitized notes evidencing the Potomac Mills Senior Loan Combination may be split further in the future.

(2)	Notes A-2 and A-3 are currently held by Société Générale and note A-8 is currently held by Cantor Commercial Real Estate Lending, L.P., all three of which are expected to be contributed to the CFCRE 2016-C7 securitization transaction.

(3)	Note A-4 is currently held by Bank of America, N.A. and is expected to be contributed to the MSBAM 2016-C32 securitization transaction.

(4)	Note A-9 is currently held by Barclays Bank PLC and is expected to be contributed to this securitization transaction.
(5)	See “—Current Mezzanine or Subordinate Indebtedness” below.

■	The Mortgaged Property. The Potomac Mills Property consists of the borrower’s fee interest in a one-story, super-regional mall located in Woodbridge, Virginia, along the Interstate 95 corridor between Washington, D.C. and Richmond, Virginia. Built in 1985, Potomac Mills contains 1,840,009 SF of retail space, of which 1,459,997 SF serves as collateral for the Potomac Mills Loan Combination.

The Potomac Mills Property, including the non-Owned Tenants, features over 200 specialty retailers comprised of outlet, full price, entertainment and restaurant options. Potomac Mills is anchored by retailers such as IKEA (non-collateral anchor, $583 sales per SF), Burlington Coat Factory (non-collateral anchor, $279 sales per SF), Costco Warehouse ($783 sales per SF), J.C. Penney ($112 sales per SF) and Marshalls ($291 sales per SF). The Potomac Mills Property is also anchored by an 18-screen AMC Theatres ($804,778 sales per screen), which features an IMAX theater with stadium seating. Other major tenants include Nordstrom Rack, T.J. Maxx, Last Call Neiman Marcus, Sears Appliance Outlet, XXI Forever, Saks Fifth Avenue Off 5th, Group USA, Bloomingdales The Outlet, H&M, Off Broadway Shoes, The Children’s Place, Modell’s Sporting Goods, Nike Factory Store, Books-A-Million, Polo Ralph Lauren Factory Store, Gap Outlet and Victoria’s Secret. The Potomac Mills Property contains 7,292 parking spaces, resulting in a parking ratio of approximately 5.0 spaces per 1,000 SF of collateral net rentable area. Since 2012, Simon (as defined below) has invested approximately $30 million in the Potomac Mills Property for the addition of four freestanding restaurants, exterior renovations along the southern side of the mall and main entrances, relocation of Saks Fifth Avenue Off 5th and the addition of Buy Buy Baby/and That! in 2012. Since 2007, occupancy at the Potomac Mills Property has averaged 97.6% inclusive of temporary tenants (95.1% excluding temporary tenants). From year end 2013 to the trailing 12 month period ending August 31, 2016, net operating income increased from $34,999,313 to $40,298,052.

LOAN #4: POTOMAC MILLS

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Potomac Mills Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF/Screen(2) (3)(4)	Lease Expiration	Tenant Sales $ per SF/ Screen(3)(4)	Occupancy Cost(3)(4)	Renewal / Extension Options
AMC Theatres	B+/NR/B+	75,273	5.2%	$1,731,279	5.4%	$96,182.17	2/28/2019	$804,778	12.7%	4, 5-year options
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0	779,114	2.4	$10.61	1/31/2025	NAV	NAV	2, 5-year options
J.C. Penney	B+/B1/B	100,140	6.9	733,824	2.3	$7.33	2/28/2022	$112	7.4%	6, 5-year options
XXI Forever	NR/NR/NR	30,428	2.1	730,337	2.3	$24.00	1/31/2020	$197	12.0%	NA
H&M	NR/NR/NR	22,686	1.6	657,499	2.0	$28.98	1/31/2023	$309	9.4%	NA
Costco Warehouse	A+/A1/A+	148,146	10.1	650,943	2.0	$4.39	5/31/2032	$783	NAV	5, 5-year options
Marshalls	NR/A2/A+	61,763	4.2	602,189	1.9	$9.75	1/31/2019	$291	3.8%	2, 5-year options
Saks Fifth Avenue Off 5th	NR/NR/NR	28,000	1.9	581,560	1.8	$20.77	10/31/2023	$185	11.2%	2, 5-year options
The Children’s Place	NR/NR/NR	20,004	1.4	540,108	1.7	$27.00	5/31/2022	$288	7.5%	NA
Bloomingdales The Outlet	NR/NR/NR	25,038	1.7	529,053	1.6	$21.13	1/31/2021	$138	14.7%	NA
Ten Largest Owned Tenants		584,910	40.1%	$7,535,906	23.3%	$12.88
Remaining Owned Tenants		841,287	57.6	24,760,232	76.7	$29.43
Vacant Spaces (Owned Space)		33,800	2.3	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		1,459,997	100.0%	$32,296,138	100.0%	$22.64

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF/Screen includes rent steps through May 2017 and excludes temporary tenant income.

(3)	UW Base Rent $ per SF/Screen, Tenant Sales $ per SF/Screen and Occupancy Cost are calculated based on 18 screens rather than SF for the AMC Theatres tenant.

(4)	Some tenants at the Potomac Mills Property are not required to report total sales and, in such cases, Tenant Sales $ per SF/Screen and actual Occupancy Cost are not available. Tenant Sales $ per SF/Screen and actual Occupancy Cost are for the trailing 12-month period ending August 1, 2016 with the exception of Costco Warehouse, which reflects the 12-month period ending December 31, 2015.

The following table presents certain information relating to the lease rollover schedule at the Potomac Mills Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	11,168	0.8%	0.8%	$840,364	2.6%	$75.25	7
2016	734	0.1	0.8%	76,417	0.2	$104.11	1
2017	74,317	5.1	5.9%	2,927,149	9.1	$39.39	23
2018	81,032	5.6	11.5%	1,837,124	5.7	$22.67	16
2019	278,554	19.1	30.5%	5,003,818	15.5	$17.96	18
2020	155,373	10.6	41.2%	3,746,585	11.6	$24.11	19
2021	111,242	7.6	48.8%	3,103,543	9.6	$27.90	19
2022	170,887	11.7	60.5%	3,037,142	9.4	$17.77	16
2023	137,241	9.4	69.9%	4,286,413	13.3	$31.23	25
2024	70,806	4.8	74.8%	2,098,728	6.5	$29.64	16
2025	132,240	9.1	83.8%	2,786,460	8.6	$21.07	17
2026	33,666	2.3	86.1%	1,247,258	3.9	$37.05	11
Thereafter	168,937	11.6	97.7%	1,305,137	4.0	$7.73	4
Vacant	33,800	2.3	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	1,459,997	100.0%		$32,296,138	100.0%	$22.64	192

(1)	Based on rent roll as of September 20, 2016.

(2)	Certain tenants have lease termination options related to co-tenancy provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

LOAN #4: POTOMAC MILLS

The following table presents certain information relating to historical occupancy at the Potomac Mills Property:

Historical Occupancy %(1)

	2013	2014	2015	As of 9/20/2016
Owned Space	98.8%	99.6%	98.8%	97.7%

(1)	As provided by the borrower and which represents occupancy of collateral only and includes temporary tenants as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Potomac Mills Property:

Cash Flow Analysis

	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per SF
Base Rent(1)	$30,841,532	$31,686,259	$32,123,521	$32,296,138	$22.12
Percentage Rent	1,084,831	942,235	1,184,702	1,018,596	0.70
Other Rental Revenue	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	2,034,462	1.39
Total Rent	$31,926,363	$32,628,494	$33,308,223	$35,349,197	$24.21
Total Reimbursables	17,019,559	16,706,267	17,076,158	17,154,584	11.75
Other Income	4,050,543	4,001,498	4,254,633	4,254,633	2.91
Vacancy & Credit Loss(2)	0	0	0	(2,837,921)	(1.94)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	53,920,492	36.93
					0.00
Total Operating Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	$9.31
					0.00
Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,888	$27.62
TI/LC	0	0	0	1,289,527	0.88
Capital Expenditures	0	0	0	322,385	0.22
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	$26.52

(1)	Underwritten Base Rent includes contractual rent steps through May 2017 totaling $548,234.

(2)	Underwritten Vacancy & Credit Loss is based on an economic vacancy of 5.0% of Total Rent, Total Reimbursables and Other Income.

■	Appraisal. According to the appraisal, the Potomac Mills Property had an “as-is” appraised value of $765,000,000 as of September 12, 2016.

■	Environmental Matters. A Phase I environmental report, dated September 16, 2016, recommended no further action at the Potomac Mills Property.

■	Market Overview and Competition. The Potomac Mills Property is situated along the north side of Smoketown Road/Opitz Boulevard within Woodbridge, Virginia, approximately 20 miles south of Washington, D.C. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, which extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which are two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area (“MSA”), which is the seventh most populous MSA in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. MSA, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. MSA gross metro product increased by 2.2% in 2015 and is expected to grow by 2.6% annually over the next five years. The unemployment rate in the Washington, D.C. MSA was 4.1%, as of the first quarter of 2016, which represents a year-over-year decline of approximately 0.0060%. The primary economic drivers of the Washington, D.C. MSA are the federal government, defense and technology. The Washington, D.C. MSA is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually, representing a passenger increase of approximately 5.8% over the prior year. In 2015, the population and average household income within the Potomac Mills Property trade area were approximately 1,076,000 and $125,000, respectively. The appraiser estimated market rent to be $33.21 per SF on a triple net basis for in-line tenants.

LOAN #4: POTOMAC MILLS

The following table presents certain information relating to the primary competitive set for the Potomac Mills Property:

Competitive Set(1)

	Potomac Mills Property	Manassas Mall	Fair Oaks Mall	Springfield Town Center	Stonebridge At Potomac Town Center	Tanger Outlet Center	St. Charles Town Center	Spotsylvania Towne Centre
Distance (from Subject)	-	15.0 miles	15.0 miles	11.0 miles	1.0 miles	19.0 miles	20.0 miles	27.0 miles
Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Lifestyle Center	Outlet Center	Super Regional Mall	Super Regional Mall
Year Built	1985	1972	1980	1973	2008	2013	1990	1980
Total GLA	1,459,997(2)	906,463	1,550,434	1,300,000	485,611	221,765	960,618	1,600,000
Total Occupancy	97.7%(3)	94.0%	93.0%	87.0%	87.0%	100.0%	97.0%	95.0%
Anchors	IKEA (non-collateral), Costco Warehouse, J.C. Penney, Burlington Coat Factory (non-collateral)	Macy’s At Home Sears Walmart	J.C. Penney Lord & Taylor Macy’s Macy’s Home Sears	Macy’s Target J.C. Penney Dick’s Sporting Goods Regal Cinema LA Fitness	Wegmans	NAP	Macy’s Macy’s Home J.C. Penney Sears Kohl’s Dick’s Sporting Goods	Belk Costco Dick’s Sporting Goods J.C. Penney Macy’s Sears

(1)	Source: Appraisal and underwritten rent roll dated September 20, 2016.

(2)	Total GLA excludes non-Owned Tenants.

(3)	Total Occupancy for Potomac Mills Property is as of September 20, 2016 (including temporary tenants) and is based on the 1,459,997 SF that serve as collateral for the Potomac Mills Loan Combination.

■	The Borrower. The borrower is Mall at Potomac Mills, LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Potomac Mills Loan. Simon Property Group, L.P. (“Simon”) is the guarantor of certain non-recourse carveouts under the Potomac Mills Loan Combination. Simon’s liability as guarantor is capped at $83,200,000. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

■	The Borrower Sponsor. The borrower sponsor, Simon (NYSE: SPG, rated A/A3/A by Fitch/Moody’s/S&P), is an S&P 100 company owning or holding interests in 227 commercial properties totaling approximately 189.0 million SF with total market capitalization of approximately $75 billion as of September 30, 2016. Simon is a real estate investment trust established in 1993, which owns, manages and develops retail real estate. Additionally, as of December 31, 2015, Simon owned a 20.3% equity stake in Kle´pierre SA, or Kle´pierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 16 countries within Europe. As of December 31, 2015, Simon reported total assets of $30.7 billion and equity of $5.2 billion. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

■	Escrows. In connection with the origination of the Potomac Mills Loan Combination, no upfront escrows were taken at origination.

Additionally, on each due date: (A) the monthly tax reserve is waived so long as (i) there is no event of default, (ii) no Debt Service Coverage Ratio Reserve Trigger Period (as defined below) exists and (iii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request; (B) the monthly insurance reserve is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the Potomac Mills Property is insured under an acceptable blanket policy in accordance with the Potomac Mills Loan documents; (C) the monthly replacement reserve is waived so long as no Debt Service Coverage Ratio Reserve Trigger Period or event of default exists under the Potomac Mills Loan documents and following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $26,900 per month ($0.22 per SF annually) for replacement reserves, subject to a cap of $645,000 ($0.44 per SF); and (D) following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $107,500 per month ($0.88 per SF annually) for TI/LC reserves. The TI/LC reserve is subject to a cap of $2,580,000 ($1.77 per SF).

LOAN #4: POTOMAC MILLS

A “Debt Service Coverage Ratio Reserve Trigger Period” will be in effect if, as of the date of determination, the amortizing debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falls below 1.40x until the debt service coverage ratio, as calculated under the loan documents, is at least equal to 1.40x for two consecutive calendar quarters.

■	Lockbox and Cash Management. The Potomac Mills Loan Combination is structured with a hard lockbox and springing cash management. In place cash management and a full excess cash flow sweep will occur during the occurrence of a Lockbox Period. A “Lockbox Period” will be in effect: (i) upon the occurrence of an event of default until cured; (ii) upon the occurrence of any bankruptcy or insolvency proceeding of the property manager (if the property manager is an affiliate of the borrower) until, it is replaced with a qualified property manager pursuant to a replacement management agreement within 60 days or such bankruptcy action is dismissed within 90 days; or (iii) upon the occurrence of, as of the date of determination, the debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falling below 1.35x for two consecutive calendar quarters until the amortizing debt service coverage ratio based on the trailing four-calendar quarters of at least 1.35x has been achieved for two consecutive calendar quarters. A Lockbox Period is only permitted to be cured up to five times in the aggregate during the term of the Potomac Mills Loan Combination provided that no event of default is continuing.

■	Property Management. The Potomac Mills Property is currently managed by Simon Management Associates II, LLC, an affiliate of the borrower. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in a bankruptcy action or proceeding, (ii) an event of default has occurred and is continuing, (iii) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods or (iv) the debt service coverage ratio for the immediately preceding four calendar quarter periods as of the last day of such quarter falls below 1.00x.

■	Current Mezzanine or Subordinate Indebtedness. The Potomac Mills Loan Combination includes the Potomac Mills Junior Loan Combination, with an outstanding principal balance as of the Cut-off Date of $125,000,000. The Potomac Mills Junior Loan Combination is coterminous with the Potomac Mills Senior Loan Combination, and accrues interest at a rate of 4.55000%. The Potomac Mills Senior Loan Combination is senior in right of payment to the Potomac Mills Junior Loan Combination. The Potomac Mills Junior Loan Combination has customary rights to cure events of default, approve major decisions and purchase the defaulted Potomac Mills Senior Loan Combination. See “Description of the Mortgage Pool –The Loan Combinations– The Potomac Mills Loan Combination” in the Prospectus.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Partial Release. Any time during the term of the Potomac Mills Loan Combination, the borrower may obtain the release of immaterial or non-income producing portions of the Potomac Mills Property, provided certain conditions are met, including that no event of default has occurred and is continuing.

If the tenant under the IKEA lease exercises its purchase option, the borrower may also release the IKEA parcel without the consent of any person if the borrower satisfies certain conditions including delivering reasonably satisfactory evidence to the lender that the IKEA parcel has been subdivided from the remainder of the Potomac Mills Property in accordance with applicable legal requirements and the remainder of the Potomac Mills Property constitutes a separate tax lot.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Potomac Mills Property. If TRIPRA is not in effect, and such “all risk” insurance policy contains an exclusion for acts of terrorism, the borrower is required to obtain a stand-alone policy to provide the same coverage as if such exclusion did not exist, provided that the borrower is not required to pay annual premiums in excess of an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only the Potomac Mills Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis in order to obtain the terrorism coverage and the stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Potomac Mills Property and reasonable for the geographic region where the Potomac Mills Property is located, so long as such deductible does not exceed $5,000,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

Walgreens
PHARMACY

Ottawa, KS

PHARMACY
Walgreens
PHOTO

Overland Park, KS

Walgreens
Walgreens

Spencer, IA

PHARMACY

Plymouth, IN

Waterloo, IA

Walgreens

Valparaiso, IN

Walgreens
Walgreens

Salina, KS

Rayne, LA

PHARMACY
Walgreens

Griffith, IN

Walgreens
PHARMACY

Wauwatosa, WI

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

Minneapolis
MN
SD
Rapid City
WI
WY
MI
Milwaukee
Buffalo
Detroit
IA
Cedar Rapids
Chicago
NE
Cheyenne
Omaha
Des Moines
Cleveland
OH
PA
Columbus
IN
Denver
Kansas City
Indianapolis
Cincinnati
CO
St Louis
IL
KS
Colorado Springs
MO
Louisville
Wichita
WV
Lexington
KY
VA
Tulsa
OK
Nashville
NC
TN
Oklahoma City
AR
Memphis
Charlotte
NM
Little Rock
SC
Atlanta
MS
Birmingham
Fort Worth
Dallas
GA
AL
Shreveport
Jackson
TX
LA
Austin
Jacksonville
New Orleans
San Antonio
Houston
Orlando
Tampa
FL
Gulf of Mexico
MEXICO
Miami
1
2
3
4
5
6
7
8
9
10

Walgreens Net Lease Portfolio 6

#	Property Name	Address	City/State	Zip Code
1	Walgreens - Wauwatosa, WI	2656 North Wauwatosa Avenue	Wauwatosa, WI	53210
2	Walgreens - Valparaiso, IN	1903 Calumet Avenue	Valparaiso, IN	46383
3	Walgreens - Salina, KS	700 South Broadway Boulevard	Salina, KS	67401
4	Walgreens - Ottawa, KS	1445 South Main Street	Ottawa, KS	66067
5	Walgreens - Overland Park, KS	12601 Pflumm Road	Overland Park, KS	66213
6	Walgreens - Rayne, LA	1204 The Boulevard	Rayne, LA	70578
7	Walgreens - Plymouth, IN	2014 North Michigan Street	Plymouth, IN	46563
8	Walgreens - Griffith, IN	407 West Glen Park Avenue	Griffith, IN	46319
9	Walgreens - Waterloo, IA	111 West Ridgeway Avenue	Waterloo, IA	50701
10	Walgreens - Spencer, IA	800 Grand Avenue	Spencer, IA	51301

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	10	Loan Seller		CGMRC
Location (City/State)	Various	Cut-off Date Principal Balance		$35,048,994
Property Type	Retail	Cut-off Date Principal Balance per SF		$221.27
Size (SF)	158,399	Percentage of Initial Pool Balance		3.8%
Total Occupancy as of 12/1/2016	100.0%	Number of Related Mortgage Loans(2)		2
Owned Occupancy as of 12/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate(3)		4.59300%
Appraised Value	$62,260,000	Original Term to Maturity/ARD (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$3,401,775
Underwritten Expenses	$86,384	Escrows(4)
Underwritten Net Operating Income (NOI)	$3,315,391		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,283,711	Taxes	$0	$0
Cut-off Date LTV Ratio	56.3%	Insurance	$0	$0
Maturity Date/ARD LTV Ratio(1)	56.3%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	2.03x / 2.01x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$35,048,994	62.9%	Purchase Price	$55,633,324	99.8%
Principal’s New Cash Contribution	19,673,833	35.3	Closing Costs	110,402	0.2
Other Sources	1,020,898	1.8

Total Sources	$55,743,726	100.0%	Total Uses	$55,743,726	100.0%

(1)	Calculated as of the ARD (as defined below).

(2)	An indirect owner of the borrower is also an indirect owner of the borrower of the Walgreens Net Lease Portfolio 4 Loan.

(3)	If the Walgreens Net Lease Portfolio 6 Loan is not paid in full by the anticipated repayment date of December 1, 2026 (“Anticipated Repayment Date” or “ARD”), the interest rate will increase to 3.00000% per annum plus the greater of (i) 4.59300%, and (ii) the 10-year swap yield as of the first business day after the Anticipated Repayment Date. The additional interest will accrue, but the payment of said interest will be deferred until the maturity date.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Walgreens Net Lease Portfolio 6 Loan”) is evidenced by a note in the original principal amount of $35,048,994 and is secured by a first mortgage encumbering the borrower’s fee interest in 10 retail properties leased to Walgreen Co. or Walgreen Louisiana Co., Inc. (each, “Walgreens”) (each, a “Walgreens Net Lease Portfolio 6 Property” and, collectively, the “Walgreens Net Lease Portfolio 6 Properties”). The Walgreens Net Lease Portfolio 6 Loan was originated by Citigroup Global Markets Realty Corp. as of November 15, 2016 and represents approximately 3.8% of the Initial Pool Balance. The note evidencing the Walgreens Net Lease Portfolio 6 Loan has an outstanding principal balance as of the Cut-off Date of $35,048,994. The borrower utilized the proceeds of the Walgreens Net Lease Portfolio 6 Loan to acquire the Walgreens Net Lease Portfolio 6 Properties.

The Walgreens Net Lease Portfolio 6 Loan had an initial term of 120 months and has a remaining term of 120 months. The Walgreens Net Lease Portfolio 6 Loan has an Anticipated Repayment Date of December 1, 2026 and a maturity date of December 1, 2031. Prior to and including the Anticipated Repayment Date, the Walgreens Net Lease Portfolio 6 Loan is interest only and accrues interest at a fixed rate of 4.59300% per annum. After the Anticipated Repayment Date, the Walgreens Net Lease Portfolio 6 Loan accrues interest at a fixed rate that is equal to 3.00000% per annum plus the greater of (i) 4.59300%, and (ii) the 10-year swap yield as of the first business day after the ARD (the “Adjusted Interest Rate”). See “—Anticipated Repayment Date” below.

Voluntary prepayment in full (or in part in connection with a permitted release as described under “—Partial Release; Partial Defeasance” below) is permitted at any time on or after January 2, 2019, provided: (A) if such prepayment or partial prepayment occurs prior to September 2, 2026, such prepayment or partial prepayment must be accompanied by payment of a yield maintenance premium as described in the Walgreens Net Lease Portfolio 6 Loan documents; and (B) if such prepayment or partial prepayment occurs on or after September 2, 2026, no payment of any yield maintenance premium will be required.

■	The Mortgaged Properties. The Walgreens Net Lease Portfolio 6 Properties consist of 10 retail properties located in Kansas, Indiana, Iowa, Wisconsin and Louisiana which were constructed between 1996 and 2010. The collateral securing the Walgreens Net Lease Portfolio 6 Loan totals approximately 158,399 SF. As of December 1, 2016, Total Occupancy and Owned Occupancy were both 100.0%.

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

The following table presents certain information relating to the Walgreens Net Lease Portfolio 6 Properties:

Property Name	Cut-off Date Allocated Loan Amount	% of Cut- off Date Allocated Loan Amount	Total GLA	Occupancy(1)	Year Built	Appraised Value	Appraisal Direct Cap Rate	Appraisal Dark Value	UW NCF
Walgreens – Wauwatosa, WI	$5,461,731	15.6%	24,570	100.0%	1998	$9,690,000	5.50%	$5,770,000	$514,587
Walgreens - Valparaiso, IN	3,585,227	10.2	16,825	100.0%	1996	6,670,000	5.25%	3,620,000	337,649
Walgreens - Salina, KS	3,567,221	10.2	15,120	100.0%	2000	6,350,000	5.50%	4,100,000	336,278
Walgreens - Ottawa, KS	3,496,443	10.0	14,820	100.0%	2006	6,200,000	5.50%	3,900,000	329,605
Walgreens - Overland Park, KS	3,393,814	9.7	14,385	100.0%	2005	6,000,000	5.50%	3,450,000	319,931
Walgreens - Rayne, LA	3,221,021	9.2	14,490	100.0%	2005	5,720,000	5.50%	3,380,000	285,126
Walgreens - Plymouth, IN	3,157,983	9.0	14,820	100.0%	2005	5,360,000	5.75%	2,620,000	297,412
Walgreens - Griffith, IN	3,100,449	8.8	14,550	100.0%	2010	5,500,000	5.50%	3,090,000	291,994
Walgreens - Waterloo, IA	3,063,999	8.7	14,560	100.0%	2003	5,440,000	5.50%	3,030,000	288,525
Walgreens - Spencer, IA	3,001,106	8.6	14,259	100.0%	2007	5,330,000	5.50%	2,740,000	282,603
Total / Wtd. Avg.	$35,048,994	100.0%	158,399	100.0%		$62,260,000	5.49%	$35,700,000	$3,283,711

(1)	Occupancy as of December 1, 2016.

The following table presents certain information relating to historical leasing at the Walgreens Net Lease Portfolio 6 Properties:

Historical Leased %(1)

Property Name	2011	2012	2013	2014	2015	As of 12/1/2016
Walgreens – Wauwatosa, WI	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Valparaiso, IN	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Salina, KS	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Ottawa, KS	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Overland Park, KS	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Rayne, LA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Plymouth, IN	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Griffith, IN	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Waterloo, IA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Spencer, IA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Total / Wtd. Avg. Portfolio	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower.

The following table presents certain information relating to the major tenants at the Walgreens Net Lease Portfolio 6 Properties:

Owned Tenants Based on Underwritten Base Rent

Property Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Sales $ per SF(2)	Occupancy Cost(2)	Lease Expiration
Walgreens – Wauwatosa, WI	BBB / Baa2 / BBB	24,570	15.5%	$546,498	15.6%	$22.24	$531.90	4.1%	11/30/2031
Walgreens - Valparaiso, IN	BBB / Baa2 / BBB	16,825	10.6	358,736	10.2	$21.32	$774.18	2.7%	11/30/2031
Walgreens - Salina, KS	BBB / Baa2 / BBB	15,120	9.5	356,935	10.2	$23.61	$531.75	4.3%	11/30/2031
Walgreens - Ottawa, KS	BBB / Baa2 / BBB	14,820	9.4	349,852	10.0	$23.61	$548.99	4.2%	11/30/2031
Walgreens - Overland Park, KS	BBB / Baa2 / BBB	14,385	9.1	339,584	9.7	$23.61	$567.44	4.1%	11/30/2031
Walgreens - Rayne, LA	BBB / Baa2 / BBB	14,490	9.1	322,294	9.2	$22.24	$489.14	4.4%	11/30/2031
Walgreens - Plymouth, IN	BBB / Baa2 / BBB	14,820	9.4	315,986	9.0	$21.32	$645.19	3.2%	11/30/2031
Walgreens - Griffith, IN	BBB / Baa2 / BBB	14,550	9.2	310,230	8.8	$21.32	$531.88	3.9%	11/30/2031
Walgreens - Waterloo, IA	BBB / Baa2 / BBB	14,560	9.2	306,583	8.7	$21.06	$1,073.14	1.9%	11/30/2031
Walgreens - Spencer, IA	BBB / Baa2 / BBB	14,259	9.0	300,289	8.6	$21.06	$959.34	2.1%	11/30/2031
Total / Wtd. Avg.		158,399	100.0%	$3,506,985	100.0%	$22.14	$657.36	3.3%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales $ per SF and Occupancy cost are based on estimated full store sales of the Walgreens Net Lease Portfolio 6 Properties. Walgreens is required to report sales excluding certain items including, but not limited to, prescription items pursuant to third party prescription plans, tobacco products, alcoholic and non-alcoholic beverages, Per the Walgreens 2016 10-K filing, sales of reimbursed prescription items represent approximately 65% of total chain-wide sales. Thus, Sales $ per SF and Occupancy Cost were calculated based on actual reported sales divided by 35%.

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

■	Operating History and Underwritten Net Cash Flow. The following table presents the Underwritten Net Cash Flow for the Walgreens Net Lease Portfolio 6 Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$3,421,449	$21.60
Contractual Rent Steps	85,536	0.54
Gross Up Vacancy	0	0.00
Total Rent	$3,506,985	$22.14
Total Reimbursables	0	0.00
Vacancy & Credit Loss	(105,210)	(0.66)
Effective Gross Income	$3,401,775	$21.48

Management Fee	$68,035	$0.43
Insurance	18,349	0.12
Total Expenses	86,384	$0.55

Net Operating Income	$3,315,391	$20.93
TI/LC	0	0.00
Capital Expenditures	31,680	0.20
Net Cash Flow	$3,283,711	$20.73

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The borrower sponsor recently acquired the Walgreens Net Lease Portfolio 6 Properties via a sale-leaseback and there were no historical leases as Walgreens owned the Walgreens Net Lease Portfolio 6 Properties. As such, historical cash flow information is unavailable.

■	Appraisal. According to the appraisals, the Walgreens Net Lease Portfolio 6 Properties had an aggregate “as-is” appraised value of $62,260,000 as of effective dates ranging from September 16, 2016 to September 30, 2016.

■	Environmental Matters. According to the Phase I environmental reports, dated between November 9, 2016 and November 15, 2016, there are no recognized environmental conditions or recommendations for further action at the Walgreens Net Lease Portfolio 6 Properties, aside from implementation of an O&M plan.

■	The Borrower. The borrower is CF Net Lease Portfolio VI DST, a Delaware statutory trust. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Walgreens Net Lease Portfolio 6 Loan. CF Real Estate Holdings, LLC, a Delaware limited liability company, is the non-recourse carveout guarantor and borrower sponsor under the Walgreens Net Lease Portfolio 6 Loan.

■	Escrows. On each due date, the borrower is required to fund a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding 12-month period. However, the borrower is not required to fund the tax and insurance reserves so long as: (I) if the Major Tenant (as defined below) leases are no longer in full force and effect, (a) no event of default exists, (b) the debt service coverage ratio, based on the trailing three month period immediately preceding the date of such determination, is equal to or greater than 1.55x, and (c) the borrower provides to the lender prior to the date on which such real estate taxes would be delinquent, evidence satisfactory (as determined by the lender) that such real estate taxes have been paid; or (II) if the Major Tenant leases remain in full force and effect, (a) no event of default exists, (b) the Major Tenant is required under the Major Tenant lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment), and (c) no event of default (after applicable notice and cure periods) exists under such Major Tenant lease.

“Major Tenant” means Walgreens, and any replacement tenant that is acceptable to the lender, provided, however, with respect to the Walgreens - Rayne, LA Property, the Major Tenant means Walgreen Louisiana Co., Inc. together with Walgreens, as guarantor.

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

■	Lockbox and Cash Management. The Walgreens Net Lease Portfolio 6 Loan documents require a hard lockbox with in-place cash management. The Walgreens Net Lease Portfolio 6 Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the Walgreens Net Lease Portfolio 6 Properties be deposited within two business days into such lockbox account. The lockbox account will be swept on each business day into a lender-controlled cash management. All amounts in the cash management account, provided no event of default under the Walgreens Net Lease Portfolio 6 Loan documents is continuing, will be applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder (x) to the extent no Walgreens Net Lease Portfolio 6 Trigger Period (as defined below) is continuing, swept to a borrower subaccount and disbursed to the borrower on each business day and (y) to the extent a Walgreens Net Lease Portfolio 6 Trigger Period is continuing, deposited into an excess cash flow reserve held by the lender as additional collateral for the Walgreens Net Lease Portfolio 6 Loan. Upon the occurrence and during the continuance of an event of default under the Walgreens Net Lease Portfolio 6 Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Walgreens Net Lease Portfolio 6 Loan (and/or toward the payment of expenses of the Walgreens Net Lease Portfolio 6 Properties), in such order of priority as the lender may determine. If a Walgreens Net Lease Portfolio 6 Trigger Period is caused solely by the occurrence of a trigger under clause (v) of the definition thereof, then excess cash flow deposited into the excess cash flow reserve each month is capped at an amount equal to the aggregate monthly rent for the tenants at the individual Walgreens Net Lease Portfolio 6 Properties that triggered such Walgreens Net Lease Portfolio 6 Trigger Period. If no Walgreens Net Lease Portfolio 6 Trigger Period is continuing, funds are to be used to fund reserves and pay debt service, and the remainder is to be released to the borrower’s account. In the event the Walgreens Net Lease Portfolio 6 Trigger Period is caused solely by a Major Tenant ceasing to operate or be open for business in more than 25% of an individual Walgreens Net Lease Portfolio 6 Property (other than for commercially reasonable periods of time or following casualty or condemnation), the lender will release amounts in the excess cash flow reserve not attributable to the dark Walgreens Net Lease Portfolio 6 Properties.

A “Walgreens Net Lease Portfolio 6 Trigger Period” occurs upon (i) the occurrence and continuance of an event of default until such default no longer exists, (ii) the borrower, guarantor, property manager or a major tenant becoming the subject of a bankruptcy, insolvency or similar action, in the case of the guarantor or property manager, until the guarantor or property manager is replaced in accordance with the Walgreens Net Lease Portfolio 6 Loan documents, or, in the case of the property manager, the borrower delivers notice it will self-manage the Walgreens Net Lease Portfolio 6 Properties, (iii) the debt service coverage ratio as calculated in the Walgreens Net Lease Portfolio 6 Loan agreement falling below 1.55x based on a trailing three-month period until such time the debt service coverage ratio is at least 1.60x for two consecutive quarters, (iv) the Walgreens Net Lease Portfolio 6 Loan not being paid in full three months prior to the ARD, (v) a major tenant ceasing to operate in more than 25% of the Walgreens Net Lease Portfolio 6 Properties other than for commercially reasonable periods of time in the ordinary course of business and/or as a result of fire, casualty and/or condemnation until 75% of the Walgreens Net Lease Portfolio 6 Properties are open, (vi) the senior unsecured debt rating of the major tenant issued by Moody’s falling below “Ba3” or the long term foreign issuer credit rating by S&P falling below “BB-” until such time the credit ratio equals or exceeds “BB-” and debt ratio equals or exceeds “Ba3”, or (vii) a Major Tenant becoming the subject of a bankruptcy, insolvency, or similar proceeding until such time the proceeding is either dismissed and such Major Tenant delivers an estoppel confirming it is paying full, unabated rent or there is an affirmation by the Major Tenant of its lease in the applicable proceeding pursuant to a final, non-appealable order of the court.

■	Property Management. The Walgreens Net Lease Portfolio 6 Properties are managed by CFNL Portfolio Property Manager, LLC, an affiliate of the borrower.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Partial Release; Partial Defeasance. The borrower may obtain the release of one or more of the Walgreens Net Lease Portfolio 6 Properties at any time on or after January 2, 2019, subject to the satisfaction of certain conditions, including, without limitation: (i) pre-payment of a portion of the Walgreens Net Lease Portfolio 6 Loan in an amount greater than or equal to 120% of the allocated loan amount for such Walgreens Net Lease Portfolio 6 Property (or, if the release is related to a Walgreens Net Lease Portfolio 6 Property being dark or not restored after a casualty in accordance with the related lease, 100% of the allocated loan amount for such Walgreens Net Lease Portfolio 6 Property) accompanied by payment of a yield maintenance premium as described in the Walgreens Net Lease Portfolio 6 Loan documents if the release occurs prior to September 2, 2026, (ii) after giving effect to the release, the debt service coverage ratio based on the remaining Walgreens Net Lease Portfolio 6 Properties being equal to or greater than the greater of (a) the debt service coverage ratio based on the remaining Walgreens Net Lease Portfolio 6 Properties (exclusive of the individual property being released), and (b) 2.01x, (iii) delivery of a REMIC opinion, and (iv) delivery of a rating agency confirmation.

LOAN #5: WALGREENS NET LEASE PORTFOLIO 6

■	Anticipated Repayment Date. During the post-ARD period, all excess cash flow after payment of reserves, the interest calculated at the initial interest rate, and the Walgreens Net Lease Portfolio 6 Properties’ operating expenses, will be applied to the outstanding principal balance of the Walgreens Net Lease Portfolio 6 Loan until repaid in full. The additional ARD interest which is not paid on a current basis during the post-ARD period will accrue and bear interest at the Adjusted Interest Rate and will be paid after repayment of principal.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Walgreens Net Lease Portfolio 6 Properties, plus 18 months of business interruption coverage. The all-risk insurance policy that provides coverage for terrorism insurance is required to contain a deductible that is no higher than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #6: fresno fashion fair

VANS

MICHAEL KORS
ANTHROPO
SALE

JCPenney
macys
GUEST SERVICES
FOREVER 21

LOAN #6: fresno fashion fair

FASHION FAIR
WHERE THE STORES ARE
OWNED
OTHER
N
COSTCO
KAISER HOSPITAL
ST. AGNES
HIGHWAY 41
FIRST STREET
HOOVER HIGH SCHOOL
FRESNO STREET
SHAW AVENUE
AMERICA'S TIRE
DAVID'S BRIDAL
BURGER KING
UNION BANK OF CALIFORNIA
BANK OF THE WEST
FLEMING'S PRIME STEAKHOUSE & WINE BAR
THE CHEESECAKE FACTORY
BJ'S RESTAURANT & BREWHOUSE
VERIZON
CHICK-FIL-A
JCPENNEY
MACY'S WOMEN & HOME
FOREVER 21
MACY'S MEN'S & CHILDREN'S
SF AVAILABLE
KAISER MEDICAL BUILDING

LOAN #6: fresno fashion fair

macy's
WOMEN & HOME
Lady Foot Locker
GYMBOREE
VANS
zumiez
ZALES
HOT TOPIC
jcpenney
Buckle
LOVECULTURE
HOLLISTER
Abercrombie & Fitch
Disney store
TORRID
VICTORIA'S SECRET
sunglass hut
ALDO
THE CHILDREN'S PLACE
PACSUN
charlie
ANTHROPOLOGIE
SEPHORA
bebe
The Cheesecake Factory
macy's
MEN'S AND CHILDREN'S
KAY
claire's
GNC
LUSH
GUESS
THE LIMITED
MICHAEL KORS
Lucky Brand
Fleming's
charlotte russe
Bath&BodyWorks
EXPRESS
CHAMPS
Foot Locker
AEROPOSTALE
TILLY'S
Justice
NEW YORK & COMPANY
AMERICAN EAGLE OUTFITTERS
GameStop
wet seal
Lids
Payless
FOREVER 21
EAST SHAW AVENUE
Anchor / Non-Collateral
Anchor
Non Anchor / In-line
Ground Lease
Vacant

LOAN #6: fresno fashion fair

Fresno Fashion Fair
645 East Shaw Avenue
Fresno, CA 93710
Fresno
Clovis
California State University -Fresno
FRESNO YOSEMITE INTERNATIONAL AIRPORT
SIERRA SKY PARK AIRPORT
FRESNO CHANDLER DOWNTOWN AIRPORT
DOWNTOWN
WOODWARD PARK
BULLARD
HOOVER
San Francisco
San Jose
Sacramento
Oakland
Reno
NEVADA
CALIFORNIA
Las Vegas
Bakersfield
Los Angeles
Pacific Ocean
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #6: fresno fashion fair

Mortgaged Property Information	Mortgage Loan Information

Number of Mortgaged Properties	1	Loan Seller	Société Générale
Location (City/State)	Fresno, California	Cut-off Date Balance(4)	$35,000,000
Property Type	Retail	Cut-off Date Balance per SF(3)	$606.24
Size (SF)(1)	536,093	Percentage of Initial Pool Balance	3.8%
Total Occupancy as of 8/31/2016	93.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/31/2016(2)	88.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1970 / 2003, 2006	Mortgage Rate	3.58700%
Appraised Value	$565,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest Only Term (Months)	120
Underwritten Revenues	$32,392,464
Underwritten Expenses	$6,099,950
Underwritten Net Operating Income (NOI)	$26,292,514	Escrows(5)
Underwritten Net Cash Flow (NCF)	$25,299,225	Upfront	Monthly
Cut-off Date LTV Ratio(3)	57.5%	Taxes	$0	$0
Maturity Date LTV Ratio(3)	57.5%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.22x / 2.14x	Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	8.1% / 7.8%	TI/LC	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$325,000,000	100.0%	Return of Equity	$322,225,802	99.1%
			Closing Costs	2,774,198	0.9
Total Sources	$325,000,000	100.0%	Total Uses	$325,000,000	100.0%

(1)	Size (SF) represents collateral for the Fresno Fashion Fair Loan Combination (as defined below). Size (SF) of the total Fresno Fashion Fair Mall (as defined below) is 957,944 SF.
(2)	Excludes non-collateral and temporary tenants.
(3)	Calculated based on the aggregate outstanding principal balance of the Fresno Fashion Fair Loan Combination.
(4)

The Fresno Fashion Fair Loan has a Cut-off Date Balance of $35,000,000 and represents the non-controlling note A-2-C of the $325,000,000 Fresno Fashion Fair Loan Combination which is evidenced by seven pari passu notes. The related companion loans are evidenced by: (i) the controlling note A-1-A which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMDB 2016-C4 securitization transaction; (ii) the non-controlling notes A-1-B and A-1-C which have outstanding principal balances as of the Cut-off Date of $80,000,000 and $69,000,000, respectively, are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions; (iii) the non-controlling note A-2-A which has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the CFCRE 2016-C6 securitization transaction; and (iv) the non-controlling notes A-2-B and A-2-D which have outstanding principal balances as of the Cut-off Date of $36,000,000 and $5,000,000, respectively, are currently held by SG and are expected to be contributed to the CFCRE 2016-C7 securitization transaction.

(5)	See “—Escrows” below.

■	The Mortgage Loan. The Fresno Fashion Fair loan (the “Fresno Fashion Fair Loan”) is part of the Fresno Fashion Fair loan combination (the “Fresno Fashion Fair Loan Combination”) evidenced by seven pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a super regional mall totaling 957,944 SF (the “Fresno Fashion Fair Mall”), of which 536,093 SF (the “Fresno Fashion Fair Property”), serves as collateral for the Fresno Fashion Fair Loan Combination.

The Fresno Fashion Fair Loan Combination was originated on October 6, 2016 by Société Générale (“SG”) and JPMorgan Chase Bank, National Association (“JPMCB”). The Fresno Fashion Fair Loan is evidenced by the non-controlling note A-2-C, with an original principal balance of $35,000,000 and an outstanding principal balance as of the Cut-off Date of $35,000,000. The related companion loans (the “Fresno Fashion Fair Companion Loans”) had an aggregate principal balance of $290,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $290,000,000, and are evidenced by: (i) the controlling note A-1-A which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMDB 2016-C4 securitization transaction; (ii) the non-controlling notes A-1-B and A-1-C which have outstanding principal balances as of the Cut-off Date of $80,000,000 and $69,000,000, respectively, are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions; (iii) the non-controlling note A-2-A which has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the CFCRE 2016-C6 securitization transaction; and (iv) the non-controlling notes A-2-B and A-2-D which have outstanding principal balances as of the Cut-off Date of $36,000,000 and $5,000,000, respectively, are currently held by SG and are expected to be contributed to the CFCRE 2016-C7 securitization transaction.

LOAN #6: fresno fashion fair

Loan Combination Note Summary(1)

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-A	$60,000,000	$60,000,000	JPMDB 2016-C4	Yes
Notes A-1-B & A-1-C	$149,000,000	$149,000,000	JPMCB	No
Note A-2-A	$40,000,000	$40,000,000	CFCRE 2016-C6	No
Note A-2-B(2)	$36,000,000	$36,000,000	SG	No
Note A-2-C(3)	$35,000,000	$35,000,000	SG	No
Note A-2-D(2)	$5,000,000	$5,000,000	SG	No
Total	$325,000,000	$325,000,000

(1)	Reflects information available as of the date of the Prospectus. The non-securitized notes evidencing the Fresno Fashion Fair Loan Combination may be split further in the future.

(2)	Notes A-2-B and A-2-D are currently held by SG and are expected to be contributed to the CFCRE 2016-C7 securitization transaction.

(3)	Note A-2-C is currently held by SG and is expected to be contributed to this securitization transaction.

The Fresno Fashion Fair Loan Combination had an original principal balance and has an outstanding principal balance as of the Cut-off Date of $325.0 million and accrues interest at an interest rate of 3.58700% per annum. The Fresno Fashion Fair Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest only payments. The Fresno Fashion Fair Loan Combination matures on November 1, 2026.

The Fresno Fashion Fair Loan Combination proceeds were used to return approximately $322.2 million of equity to the borrower sponsor and pay origination costs of approximately $2.8 million. Based on the appraised value of $565.0 million as of August 24, 2016, the Cut-off Date LTV ratio is 57.5%. The most recent financing of the Fresno Fashion Fair Mall was not included in a securitization.

■	The Mortgaged Property. The Fresno Fashion Fair Property consists of the borrower’s fee interest in a portion of a combination enclosed and open-air, single story, super regional mall located in Fresno, California. Built in 1970, Fresno Fashion Fair Mall contains approximately 957,944 SF of retail space, of which 536,093 SF serves as collateral for the Fresno Fashion Fair Loan Combination. The Fresno Fashion Fair Mall serves as the primary super regional mall in its trade area and is anchored by Macy’s, JCPenney, Forever 21 and Macy’s Men’s & Children’s. For the trailing 12-month period ending August 2016, JCPenney totaled $36.0 million in annual sales ($234 per SF) and has outperformed the JCPenney national average in annual sales by approximately $23.5 million. Macy’s owns its underlying land and improvements and is not collateral for the Fresno Fashion Fair Loan Combination. The Forever 21 anchor parcel was conveyed to an affiliate of the borrower sponsor prior to origination and does not serve as collateral for the Fresno Fashion Fair Loan Combination; however, the tenant is responsible for its proportionate share of common area maintenance and tax reimbursements. Outside of the four anchor tenants, no individual tenant occupies more than 2.7% of the collateral net rentable area or accounts for more than 3.5% in underwritten base rent.

As of August 31, 2016, the Fresno Fashion Fair Property was 88.2% occupied (92.2% occupied including temporary tenants). The overall mall, inclusive of non-owned anchor tenants, is 93.4% occupied (95.6% occupied including temporary tenants). The largest non-anchor collateral tenant, Victoria’s Secret, leases 14,530 SF (2.7% of the collateral net rentable area) through January 2027. Victoria’s Secret contributes 3.5% of the underwritten base rent and reported sales of $683.0 per SF for the trailing 12-months ending August 31, 2016. The second largest non-anchor collateral tenant, Love Culture, leases 14,135 SF (2.6% of the collateral net rentable area) through October 2020. Love Culture contributes 3.2% of the underwritten base rent and reported sales of $122.0 per SF. for the trailing 12-months ending August 31, 2016. In addition to its anchors, the Fresno Fashion Fair Property’s in-line tenants largely consist of national retailers such as Apple, Abercrombie & Fitch, American Eagles Outfitters, Foot Locker and Aéropostale.

The Fresno Fashion Fair Mall has generated more than $314.0 million in overall gross sales for the trailing 12-months ending August 31, 2016, with comparable in-line sales of approximately $694.0 per SF and occupancy costs of 12.5%. The Fresno Fashion Fair Mall has demonstrated consistent performance with overall mall occupancy having averaged 95.8% since 2007. The Fresno Fashion Fair Mall has experienced continued leasing momentum, with 30 new and renewal leases over the preceding 22-month period accounting for 81,688 SF and approximately $5.1 million in underwritten base rent.

LOAN #6: fresno fashion fair

In 2003, Macerich (as defined below) initiated a remodeling program which included approximately $12.0 million in interior renovations. In 2006, the exterior lifestyle component of the Fresno Fashion Fair Mall was completed at a cost of approximately $21.0 million. The expansion added approximately 88,000 SF of retail space to the Fresno Fashion Fair Mall which is now tenanted by several national retailers including Anthropologie, Michael Kors, Sephora, Lucky, Bebe, and GUESS. This expansion now connects the retail component with restaurants such as The Cheesecake Factory, Fleming’s Steakhouse and BJ’s Restaurant & Brewery. The borrower sponsor informed the lenders that it intends to invest approximately $2.48 million ($2.59 per SF) over the next three years. The Fresno Fashion Fair Mall contains 5,930 surface parking spaces for an overall parking ratio of 6.19 spaces per 1,000 SF.

The following table presents certain information relating to the major tenants at the Fresno Fashion Fair Mall:

Tenant Summary(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost(4)	Renewal / Extension Options
Non-Collateral Anchor Tenants
Macy’s(5)	BBB/Baa2/BBB	176,410	NAP	NAP	NAP	NAP	NAP	$258	0.7%	NA
Macy’s Men’s and Children’s(5)(6)	BBB/Baa2/BBB	76,650	NAP	NAP	NAP	NAP	NAP	$254	3.0%	NA
Forever 21(5)(6)	NR/NR/NR	148,614	NAP	NAP	NAP	NAP	NAP	$73	8.2%	NA
Subtotal		401,674	NAP	NAP	NAP			$189

Collateral Anchor Tenants
JCPenney(7)(8)	B+/B1/B	153,769	28.7%	NAP	NAP	NAP	11/30/2017	$234	0.7%	NA
Subtotal		153,769	28.7%	NAP	NAP			$234

Major Tenants (>10,000 SF)
Victoria’s Secret	BB+/Ba1/BB+	14,530	2.7	$683,600	3.5%	$47.05	1/31/2027	$683	9.1%	NA
Love Culture	NR/NR/NR	14,135	2.6	625,000	3.2	$44.22	10/31/2020	$122	36.1%	NA
Bank of the West	A/Aa3/A-	14,114	2.6	590,059	3.0	$41.81	12/31/2018	NAV	NAV	NA
Anthropologie	NR/NR/NR	10,928	2.0	347,338	1.8	$31.78	1/31/2017	$214	22.5%	1, 5-yr option
The Cheesecake Factory	NR/NR/NR	10,200	1.9	408,000	2.1	$40.00	1/31/2026	$939	5.9%	2, 5-yr options
Subtotal		63,907	11.9%	$2,653,997	13.7%	$41.53		$473

In-line Tenants (<10,000 SF)(9)		255,081	47.6%					$694	12.5%

Total Occupied Collateral		472,757	88.2%

Vacant		63,336	11.8
Total Collateral(10)		536,093	100.0%

(1)	Based on the rent roll dated August 31, 2016.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through August 2017, totaling $461,458.
(4)	Tenant Sales $ per SF and Occupancy Cost of non-collateral and collateral tenants were provided by the borrower as of August 31, 2016, and only includes tenants which reported sales for a minimum of 12 months.
(5)	Macy’s and Macy’s Men’s & Children’s Tenant Sales $ per SF are based on the borrower sponsor’s estimate, while Forever 21 is based on actual reported sales, as of August 31, 2016.
(6)	Partial release is permitted. See “—Partial Release” below.
(7)	JCPenney is an original tenant at the Fresno Fashion Fair Property and is not obligated to pay rent under its lease. Under its current lease, JCPenney is responsible only for its proportionate share of common area maintenance and tax reimbursements.
(8)	JCPenney’s lease will be terminated and the tenant will be released from its obligations under the lease in the event the borrower rejects its offer to purchase its leased premises. See "—Purchase Option" below.
(9)	In-line Tenants (<10,000 SF) include jewelry, food court, kiosk, and temporary tenants.
(10)	Total Collateral excludes non-collateral anchor tenants.

LOAN #6: fresno fashion fair

The following table presents the lease rollover schedule at the Fresno Fashion Fair Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA(3)	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,726	1.4%	1.4%	$499,488	2.6%	$64.65	3
2016	3,867	0.7	2.2%	380,302	2.0	$98.35	1
2017(4)	217,583	40.6	42.7%	3,169,549	16.4	$14.57	20
2018	36,850	6.9	49.6%	2,198,365	11.3	$59.66	11
2019	23,461	4.4	54.0%	1,648,487	8.5	$70.26	12
2020	38,821	7.2	61.2%	2,387,051	12.3	$61.49	14
2021	18,358	3.4	64.7%	1,243,420	6.4	$67.73	9
2022	19,614	3.7	68.3%	704,404	3.6	$35.91	3
2023	25,011	4.7	73.0%	1,586,161	8.2	$63.42	10
2024	21,857	4.1	77.1%	2,235,116	11.5	$102.26	12
2025	11,945	2.2	79.3%	827,845	4.3	$69.30	6
2026	31,302	5.8	85.1%	1,598,802	8.3	$51.08	7
2027 & Thereafter	16,362	3.1	88.2%	893,295	4.6	$54.60	3
Vacant	63,336	11.8	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	536,093	100.0%		$19,372,285	100.0%	$40.98	111

(1)	Based on the rent roll dated August 31, 2016.
(2)	Certain tenants have lease termination options related to co-tenancy provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.
(3)	Expiring Owned GLA represents owned collateral only and excludes the SF associated with the BJ’s Restaurant & Brewery, Chick-fil-A and Fleming’s Steakhouse, for which the respective tenant owns its improvements but not the related land, which are ground leased from the borrower.
(4)	70.7% of expiring SF in 2017 is comprised of JCPenney which is not obligated to pay rent under its lease. As such, base rent was not underwritten for this tenant; however, JCPenney recoveries of $238,757 were underwritten.

The following table presents certain information relating to the historical sales and occupancy costs at the Fresno Fashion Fair Property:

Historical Sales per SF and Occupancy Costs(1)(2)

	2013	2014	2015	TTM 8/31/2016
Sales per SF	$621	$603	$642	$694
Sales per SF (excluding Apple)	$535	$524	$556	$597
Occupancy Cost	12.7%	13.4%	13.0%	12.5%
Occupancy Cost (excluding Apple)	14.9%	15.4%	15.0%	14.6%

(1)	Historical Sales per SF and Occupancy Costs are based on actual reported sales or estimates, in each case provided by the borrower sponsor.
(2)	Historical Sales per SF and Occupancy Costs are for comparable tenants less than 10,000 SF that reported full year sales and were provided by the borrower sponsor.

The following table presents certain information relating to historical occupancy at the Fresno Fashion Fair Property:

Historical and Current Occupancy(1)(2)

	2013	2014	2015	TTM 8/31/2016
Occupied Space (excluding temporary tenants)	95.8%	95.8%	93.2%	88.2%
Occupied Space (including temporary tenants)	96.8%	98.4%	98.1%	92.2%

(1)	Information obtained from the borrower.
(2)	Historical occupancies are as of December 31st of each respective year unless otherwise indicated.

LOAN #6: fresno fashion fair

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Fresno Fashion Fair Property:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2015	Underwritten	Underwritten $ per SF
Base Rent(1)	$18,697,240	$19,896,034	$19,975,192	$19,519,888	$19,372,285	$36.14
Percentage Rent	455,674	281,211	295,450	420,797	249,478	0.47
Free Rent Adjustment	(134,874)	(132,582)	(118,556)	(47,839)	0	0.00
Gross Up Vacancy	0	0	0	0	3,363,389	6.27
Total Rent	$19,018,040	$20,044,663	$20,152,086	$19,892,846	$22,985,152	$ 42.88

Total Reimbursables	9,689,362	9982889	10,475,252	10,412,854	9,238,965	17.23
Other Income	2,880,117	2,766,640	3,201,069	3,483,929	3,531,737	6.59
Vacancy & Credit Loss	0	0	0	0	(3,363,389)(2)	(6.27)
Effective Gross Income	$31,587,519	$32,794,192	$33,828,407	$33,789,629	$32,392,464	$60.42

Real Estate Taxes	1,653,205	1,687,009	1,704,559	1,763,861	1,654,808	3.09
Insurance	258,769	216,139	201,990	196,382	188,170	0.35
Management Fee	312,068	328,045	343,195	340,454	1,000,000	1.87
Other Expenses	4,227,028	4,211,691	3,403,660	3,428,034	3,256,972	6.07
Total Expenses	$6,451,070	$6,442,884	$5,653,404	$5,728,731	$6,099,950	$11.38

Net Operating Income	$25,136,449	$26,351,308	$28,175,003	$28,060,898	$26,292,514	$49.04
TI/LC	0	0	0	0	922,954	1.72
Replacement Reserves	0	0	0	0	70,335	0.13
Net Cash Flow	$25,136,449	$26,351,308	$28,175,003	$28,060,898	$25,299,225	$47.19

(1)	Base Rent includes contractual rent steps through August 2017, totaling $461,458.
(2)	Underwritten Vacancy & Credit Loss is based on an economic vacancy of 9.4%.

■	Appraisal. As of the appraisal valuation date of August 24, 2016, the Fresno Fashion Fair Mall had an “as-is” appraised value of $565,000,000.

■	Environmental Matters. Based on the Phase I environmental report dated September 6, 2016, there were no recognized environmental conditions related to any of the Fresno Fashion Fair Mall.

■	Market Overview and Competition. The Fresno Fashion Fair Mall is located in Fresno, California, approximately 5.5 miles north of downtown Fresno. Fresno is California’s fifth largest city with a population of approximately 520,000 residents as of 2015. The Fresno Fashion Fair Mall is located approximately 5.8 miles east of Highway 99, the major regional highway through the Central Valley of California and is situated between Highway 41 and Highway 168. According to the California State Transportation Agency, the average traffic count on Highway 168 is 123,000 vehicles per day. California State University, Fresno is located just over 1 mile east of the Fresno Fashion Fair Mall and has a total student population as of the 2016 fall semester of approximately 24,400 students.

According to the appraisal, the Fresno Fashion Fair Mall is located in the Fresno retail market. As of 2016, the Fresno retail market consisted of approximately 64.2 million SF with an overall vacancy of 7.5% and an average rental rate of $13.14 per SF. According to the appraisal, the Fresno Fashion Fair Mall is located within the East Shaw retail submarket, a subsection of the larger Fresno retail market. The East Shaw total retail submarket consists of approximately 3.8 million SF with an overall vacancy of 7.2%.

Fresno’s population grew at an average rate of 1.1% annually between 2005 and 2015, 0.3% higher than the national average growth rate of 0.8% over the same period of time. As of year-end 2015, the Fresno metropolitan statistical area is home to approximately 975,499 people with an estimated population within a 5-, 7- and 25- mile radius of the Fresno Fashion Fair Mall of approximately 400,022, 623,569 and 989,691 people, respectively. Additionally, estimated household income within a 5-, 7- and 25- mile radius of the Fresno Fashion Fair Mall is approximately $63,126, $66,212 and $66,870, respectively, with projected annual compound growth of 3.0% through 2020.

LOAN #6: fresno fashion fair

The appraiser concluded five regional / power and lifestyle centers are considered primary competition to the Fresno Fashion Fair Mall. The appraisal does not identify any new or proposed directly competitive properties in the area.

Competitive Set(1)

	Fresno Fashion Fair Mall	Fig Garden Village	The Shops at River Park	Marketplace at River Park	Villagio Shopping Center	Sierra Vista Mall
Location	Fresno, CA	Fresno, CA	Fresno, CA	Fresno, CA	Fresno, CA	Clovis, CA
Distance from Subject	--	1.7 miles	3.5 miles	3.3 miles	4.0 miles	4.4 miles
Property Type	Super Regional Mall	Lifestyle Center	Regional Center	Power Center	Lifestyle Center	Regional Center
Year Built/Renovated	1970 /2003, 2006	1956 /2000, 2002, 2007	1997 /NAP	1996 /NAP	2002 /2006	1988 /1999, 2007
Anchors	Macy’s (non-collateral), JCPenney, Forever 21 (non-collateral), Macy’s Men’s & Children’s (non-collateral)	Whole Foods, CVS	Macy’s, Edward’s Cinema, REI, Cost Plus	JCPenney, Target, Best Buy, Buy Buy Baby, Marshalls, Old Navy	Nordstrom Rack, Barnes & Noble, HomeGoods	Sears, Kohl’s, Target, Sierra Vista Cinema
Total GLA	957,944 SF(2)	301,101 SF	677,252 SF	505,925 SF	203,268 SF	697,980 SF
Total Occupancy	88%(3)	94%	93%	98%	100%	80%

(1)	Information obtained from the appraisal.
(2)	Total GLA includes all collateral and non-collateral tenants.
(3)	Total Occupancy for the Fresno Fashion Fair Property is based on the collateral SF of 536,093 as of August 31, 2016 and excludes both non-collateral anchor and temporary tenants. Most recent occupancy including temporary tenants is 92.2%.

■	The Borrower. The borrower is Macerich Fresno Limited Partnership, a single purpose California limited partnership structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fresno Fashion Fair Loan. The sponsor of the borrower and the non-recourse carveout guarantor is The Macerich Partnership, L.P.

■	The Borrower Sponsor. The borrower sponsor, The Macerich Company (“Macerich”) (NYSE: MAC) is involved in the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers specializing in retail with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor. Macerich is the sole general partner of, and owns a majority of the ownership interests in The Macerich Partnership, L.P., which will serve as the non-recourse carveout guarantor. As of November 15, 2016, Macerich owned 56.0 million SF of real estate consisting primarily of interests in 51 regional shopping centers and reported a share price of $70.58 with total market capitalization of $10.47 billion. Macerich reported full-year 2015 revenues of $1.3 billion with net income of approximately $488.0 million. See “Description of the Mortgage Pool — Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool — Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

■	Escrows. On a monthly basis, the borrower is required to deposit reserves of 1/12th of the estimated annual real estate taxes, estimated annual insurance premiums and other assessments. Notwithstanding the foregoing (i) tax escrows are waived provided no Trigger Period (as defined below) has occurred and is continuing and the borrower provides evidence that taxes and other assessments continue to be timely paid, and (ii) insurance escrows are waived if the Fresno Fashion Fair Property is covered by an acceptable blanket policy, no Trigger Period has occurred and is continuing, and the borrower provides ongoing evidence of acceptable renewals and, upon request, evidence of timely payment of the premiums. On a monthly basis, the borrower is required to deposit replacement reserves equal to the gross leasable area of the Fresno Fashion Fair Property, including tenants under anchor leases (which as of the origination date is 368,160 SF and will be updated from time to time upon the commencement of a Trigger Period), multiplied by $0.25 and divided by twelve (12) months, subject to a cap equal to twenty-four (24) times the required monthly deposits into the replacement reserve account. On a monthly basis, the borrower is required to deposit rollover reserves in an amount equal to the gross leasable area of the Fresno Fashion Fair Property less the portion of such area leased and/or occupied by non-collateral anchor tenants and any additional tenants, including tenants under anchor leases (which as of the origination date is 556,410 SF and will be updated from time to time upon the commencement of a Trigger Period), multiplied by $1.00 and divided by twelve (12) months, subject to a cap equal to twenty-four (24) times the required monthly deposits into the rollover reserve account. Notwithstanding the foregoing, replacement reserves and rollover reserves are waived provided no Trigger Period has occurred and is continuing.

■	Lockbox and Cash Management. The Fresno Fashion Fair Loan Combination is structured with a hard lockbox and springing cash management. Upon the occurrence of a Trigger Period (as defined below), tenant direction letters are required to be sent to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then transferred to an account controlled by the borrower until the occurrence of a Trigger Period. During the continuance of a Trigger Period, all rents will be swept weekly to a segregated cash management

LOAN #6: fresno fashion fair

account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Trigger Period until the occurrence of a Trigger Period cure, all excess cash after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the Fresno Fashion Fair Loan Combination.

A “Trigger Period” means a period commencing upon the occurrence of (i) an event of default or (ii) the failure by the borrower after the 45th day following the end of each calendar quarter to maintain a debt service coverage ratio (as calculated under the Fresno Fashion Fair Loan documents) of 1.45x, and will end with regard to clause (i) when the event of default has been cured (and no other event of default is then continuing), or with regard to clause (ii) the debt service coverage ratio (as calculated under the Fresno Fashion Fair Loan documents) is at least equal to 1.50x following the 45th day for two consecutive calendar quarters.

■	Property Management. The Fresno Fashion Fair Mall is managed by an affiliate of the borrower sponsor.

■	Assumption. The borrower has the right to transfer the Fresno Fashion Fair Property or more than 50% of the aggregate interests in the borrower to a transferee that is a Qualified Real Estate Investor (as defined below), provided that no event of default under the Fresno Fashion Fair Loan Combination has occurred and is continuing, the conditions with respect to transfers to a transferee that is not a Qualified Real Estate Investor and certain additional conditions are satisfied, including, but not limited to receipt of a rating agency confirmation from Fitch, KBRA and Moody’s and similar confirmations with respect to the ratings of any securities backed by the Fresno Fashion Fair Loan Combination.

A “Qualified Real Estate Investor” means (i) The Macerich Company, and/or The Macerich Partnership, L.P., and/or (ii) a commercial bank, an investment bank, insurance company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government plan, real estate company, investment fund, real estate investment trust, or an institution substantially similar to any of the foregoing, provided that in each case under this clause (ii) that such person (w) has total assets (in name or under management) in excess of $800,000,000 and, except with respect to a pension advisory firm or similar fiduciary, capital/statutory surplus, shareholder equity or net worth in excess of $500,000,000 (in both cases, exclusive of the Fresno Fashion Fair Property and determined on a market value basis), (x) has liquid assets having a market value of at least $10,000,000 (provided that such liquidity requirement may not apply to pension funds, insurance companies or pension advisory firms), (y) is regularly engaged in the business of owning interests (either directly or through funds under management) in at least seven (7) regional malls (exclusive of the Fresno Fashion Fair Property) of not less than 400,000 SF (inclusive of anchor tenant space) and totaling at least 5,000,000 SF (including owned or leased anchor stores) of gross leasable area, and (z) has not been (nor has any person controlling such person been) the subject of a bankruptcy or similar insolvency proceeding.

■	Redevelopment, Master Lease and Partial Releases. The borrower is permitted to engage in certain redevelopment activities at the Fresno Fashion Fair Mall, which may include the modification and/or termination of the Macy's Men’s & Children’s or JCPenney leases and the release of surface parking adjacent to Forever 21 and/or the Macy's Men’s and Children’s with the adjacent parking area, in each case without the payment of a release price or prepayment of the Fresno Fashion Fair Loan Combination. In the event of any decrease in underwritten net operating income as a result of the redevelopment activities, the borrower is required to enter into a master lease with the guarantor for all vacant space at the Fresno Fashion Fair Property. The rent under any such master lease is required to be in the amount of any decrease in underwritten net operating income. The rent will be reduced if and to the extent underwritten net operating income with respect to the Fresno Fashion Fair Property increases, as determined on a quarterly basis.

With respect to any termination of the Macy’s Men’s & Children’s lease or JCPenney lease, the master lease will terminate if: (x) the underwritten net operating income with respect to the Fresno Fashion Fair Property is restored to the greater of (i) pre-development levels and (ii) $27,000,000; and (y) the areas impacted by such redevelopment activities are 90% or more occupied with tenants in possession of their space and paying rent. With respect to any modification of the Macy’s Men’s & Children’s lease and/or JCPenney lease resulting in a decrease in underwritten net operating income, the master lease will terminate when the underwritten net operating income is restored to the greater of (i) pre-modification levels and (ii) $27,000,000. No base rent has been underwritten in connection with the Macy’s, JCPenney, Macy’s Men’s & Children’s and Forever 21 spaces.

■	Purchase Option. JCPenney has the right to purchase its parcel under its lease. Should the tenant exercise its purchase option, the borrower is required under the Fresno Fashion Fair Loan documents to reject such offer with a timely rejection and simultaneous delivery of a copy of said rejection to the tenant which will result in JCPenney being released from its obligations under the lease as long as JCPenney pays all basic rents and other amounts due.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

LOAN #6: fresno fashion fair

■	Terrorism Insurance. The Fresno Fashion Fair Loan documents require that the “all risks” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Fresno Fashion Fair Mall, or if TRIPRA, a subsequent statute, extension, or reauthorization are no longer in effect, the borrower will not be required to pay any annual insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (as defined below), provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (a) purchase such stand-alone terrorism policy, with the borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (b) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.

A “Terrorism Premium Cap” means an amount equal to 200% of the amount of the then annual premiums paid by the borrower for all-risk coverage under a stand-alone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage) (without implying any obligation of the borrower to obtain a stand-alone policy, the premium for same serving as a reference only).

See “Risk Factors — Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #7: hyatt regency jersey city

LOAN #7: hyatt regency jersey city

Hyatt Regency Jersey City
2 Exchange Place
Jersey City, NJ 07302
Teterboro
TETERBORO AIRPORT
Wood-Ridge
Little Ferry
Ridgefield Park
Moonachie
Ridgefield
Palisades Park
Fort Lee
Oaktree Mall
Fort Lee Towne Center
Edgewater
Cliffside Park
Fairview
Meadowlands Race Track
Meadowlands Sports Complex
Metlife Stadium
East Rutherford
Mill Creek Mall
The Plaza at Harmon Meadow
Secaucus
Guttenberg
West New York
Union City
Hoboken
Newport Centre Mall
HISTORIC DOWNTOWN
HACKENSACK RIVER WATERFRONT
New Jersey City University
Jersey City
Liberty Science Center
Liberty State Park
Ellis Island
Statue of Liberty
Bayonne
Upper New York Bay
STATEN ISLAND
Hudson River
East River
MANHATTAN
New York
Times Square
Madison Square Garden
Chrysler Building
Empire State Bldg
CHELSEA
GREENWICH VILLAGE
EAST VILLAGE
SOHO
NYU
World Trade Center
UPPER WEST SIDE
UPPER EAST SIDE
The Metropolitan Museum of Art
Central Park
Columbia University
CUNY-City College
Columbia Presbyterian Med Ctr
Yankee Stadium
BRONX
Bronx Community College
Fordham University-Rose Hill
LAGUARDIA AIRPORT
ASTORIA
QUEENS
Queens Center Mall
The Shops At Atlas Park
Woodhull Medical Center
Long Island University -Brooklyn
Pratt Institute
BROOKLYN
RED HOOK
BAY RIDGE
FDR DRIVE
HOLLAND TUNNEL
Wayne
Ridgewood
Paramus
Yonkers
Mamaroneck
Paterson
Hackensack
Fairfield
Clifton
Passaic
Fort Lee
West Orange
East Orange
New York
MANHATTAN
Port Washington
LAGUARDIA AIRPORT
Jersey City
NEWARK-LIBERTY INT'L AIRPORT
Newark
Bayonne
BROOKLYN
QUEENS
JFK INT'L AIRPORT
Westfield
Linden
Elizabeth
STATEN ISLAND
Edison
Sayreville
Keansburg
Atlantic Ocean
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #7: hyatt regency jersey city

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Barclays
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance(2)	$35,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)	$284,900
Size (Rooms)	351	Percentage of Initial Pool Balance	3.8%
Total TTM Occupancy as of 7/31/2016	85.5%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 7/31/2016	85.5%	Type of Security(3)	Fee Simple
Year Built / Latest Renovation	2002 / 2013	Mortgage Rate	3.66800%
Appraised Value	$191,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest-Only Period (Months)	120
Underwritten Revenues	$43,206,594
Underwritten Expenses	$27,840,203	Escrows
Underwritten Net Operating Income (NOI)	$15,366,392	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,206,062	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	52.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	52.4%	FF&E(4) (5)	$4,000,000	$0
DSCR Based on Underwritten NOI / NCF(1)	4.13x / 3.55x	Deferred Maintenance	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	15.4% / 13.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$100,000,000	99.7%	Loan Payoff(6)	$62,290,989	62.1%
Other Sources	270,000	0.3	Principal Equity Distribution	32,559,378	32.5
Reserves	4,000,000	4.0
Closing Costs	1,419,633	1.4
Total Sources	$100,270,000	100.0%	Total Uses	$100,270,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Hyatt Regency Jersey City Loan Combination.

(2)	The Cut-off Date Balance of $35,000,000 is evidenced by the non-controlling note A-2, which is part of a loan combination evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000. The related companion loan, which is evidenced by the controlling note A-1, had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the CGCMT 2016-P5 securitization transaction. See “—The Mortgage Loan” below.

(3)	A ground lease is in place through March 31, 2027 for the purposes of a PILOT tax abatement which expires in July 2017 and was not underwritten. Both the fee and leasehold interests in the Hyatt Regency Jersey City Property are collateral for the Hyatt Regency Jersey City Loan Combination.

(4)	The upfront FF&E reserve of $4,000,000 is held by the Hyatt Manager (as defined below) in a Hyatt Manager-controlled account in which the lender has a perfected security interest and is in addition to an amount equal to $4,385,653 that the borrowers had previously reserved in the same account. See “—Escrows” below.

(5)	The monthly FF&E reserve is equal to 4.0% of total revenues at the Hyatt Regency Jersey City Property for such month, provided that, the requirement to fund the monthly FF&E reserve is waived pursuant to the satisfaction of certain conditions under the Hyatt Regency Jersey City Loan documents. See “—Escrows” below.

(6)	Loan Payoff represents previously existing debt comprised of (i) a $59,151,967 mortgage loan originated by Prudential Mortgage Capital Company, LLC and (ii) a $3,139,022 construction loan provided by the City of Jersey City Department of Housing and Urban Development.

■	The Mortgage Loan. The mortgage loan (the “Hyatt Regency Jersey City Loan”) is part of a loan combination (the “Hyatt Regency Jersey City Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee and leasehold interests in a 351-room full-service hotel located in Jersey City, New Jersey (the “Hyatt Regency Jersey City Property”). The Hyatt Regency Jersey City Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $35,000,000 and an outstanding principal balance as of the Cut-off Date of $35,000,000. The Hyatt Regency Jersey City Loan represents approximately 3.8% of the Initial Pool Balance. The related companion loan (the “Hyatt Regency Jersey City Companion Loan”), which is evidenced by the controlling note A-1, had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the CGCMT 2016-P5 securitization transaction. The Hyatt Regency Jersey City Loan Combination was originated by Prudential Mortgage Capital Company, LLC and simultaneously purchased by Barclays Bank PLC on September 14, 2016, had an original principal balance of $100,000,000, and has an outstanding principal balance as of the Cut-off Date of $100,000,000. Both the Hyatt Regency Jersey City Loan and the Hyatt Regency Jersey City Companion Loan accrue interest at an interest rate of 3.66800% per annum. The proceeds of the Hyatt Regency Jersey City Loan Combination were primarily used to refinance previous debt on the Hyatt Regency Jersey City Property, return equity to the borrower sponsors, fund reserves and pay origination costs.

The Hyatt Regency Jersey City Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Hyatt Regency Jersey City Loan Combination requires interest only payments on each due date. The scheduled maturity date of the Hyatt Regency Jersey City Loan is the due date in October 2026. Provided that no event of default has occurred and is continuing under the Hyatt Regency Jersey City Loan documents, at any time after the earlier of 48 months following the first due date of the Hyatt Regency Jersey City Loan Combination and the 25th due date following the securitization Closing Date, the Hyatt Regency Jersey City Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Hyatt Regency Jersey City Loan documents. Provided that no event of default has occurred and is continuing under the Hyatt Regency Jersey City Loan documents, voluntary prepayment of the Hyatt Regency Jersey City Loan Combination without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2026.

LOAN #7: hyatt regency jersey city

■	The Mortgaged Property. The Hyatt Regency Jersey City Property is a 351-room full-service hotel located along the waterfront on the Harborside Financial Center’s south pier in Jersey City, New Jersey. The hotel was constructed in 2002 and underwent capital improvements and guestroom renovations totaling approximately $12.4 million from 2010-2015. All 351 guest rooms and 11 meeting spaces at the Hyatt Regency Jersey City Property feature waterfront views, drawing significant demand from both meeting and wedding businesses. The Hyatt Regency Jersey City Property provides access to 205 spaces in a nearby parking garage and is served by an adjacent PATH train station which provides direct access to Manhattan and New Jersey.

Meeting and pre-function space at the Hyatt Regency Jersey City Property exceeds 27,000 SF and includes 11 separate meeting spaces. The largest space is the Hudson Ballroom, a 7,691 SF venue that can be divided into up to six rooms and accommodates up to 800 guests. The hotel also features the Manhattan Ballroom on the ninth floor which contains floor-to-ceiling windows on three sides for unobstructed views of the Hudson River and the New York City skyline. In addition, the Riverside Ballroom on the first floor of the hotel opens to the Riverside Terrace which is considered ideal for outdoor events, weddings and receptions accommodating up to 250 guests.

The Hyatt Regency Jersey City Property includes additional amenities such as a restaurant, an indoor pool, a 24/7 fitness center, promenade access and other typical complement of back-of-the-house facilities. The restaurant, Vu, features both private dining and a lounge and is open daily serving breakfast, lunch and dinner. The hotel and functional space cater to weddings and banquets offering wedding specific menus, catering and other tailored services.

Hyatt Hotels Corporation owns a 50% indirect ownership interest in the borrowers. The Hyatt Regency Jersey City Property operates under a management agreement with Hyatt Corporation which expires in December 2027 and has two five-year renewal options (such agreement, the “Hyatt Management Agreement”).

Cal-Harbor So. Pier Urban Renewal Associates L.P., one of the borrowers under the Hyatt Regency Jersey City Loan Combination documents, is party to a Deed of Conservation Easement with the State of New Jersey Department of Environmental Protection which grants the public access to a portion of the Hudson River waterfront walkway. The easement, entered into in January 2004, assigns responsibility for the maintenance of the walkway to Cal-Harbor So. Pier Urban Renewal Associates L.P. Additionally, parking at the Hyatt Regency Jersey City Property is provided pursuant to a 99-year license agreement with Cal-Harbor VII Urban Renewal Associates, L.P., an affiliate of one of the borrower sponsors.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency Jersey City Property and its competitive set, as provided in a third-party industry travel research report for the Hyatt Regency Jersey City Property:

Historical Statistics

	Hyatt Regency Jersey City Property(1)		Competitive Set(2)			Penetration(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	87.5%	$225.67	$197.40	84.1%	$208.83	$175.54	104.0%	108.1%	112.5%
2014	87.3%	$235.39	$205.59	83.0%	$215.96	$179.29	105.2%	109.0%	114.7%
2015	85.6%	$242.78	$207.92	83.0%	$219.58	$182.31	103.1%	110.6%	114.0%
TTM July 2016	85.5%	$244.80	$209.34	82.2%	$218.32	$179.43	104.0%	112.1%	116.7%

(1)	As provided by the borrowers.

(2)	Source: Industry travel research report.

LOAN #7: hyatt regency jersey city

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Jersey City Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per Room
Room Revenue	$25,289,317	$26,338,796	$26,638,215	$26,893,000	$26,819,594	$76,409
Food & Beverage Revenue	13,166,657	15,495,123	16,489,092	15,524,000	15,524,000	44,228
Other Revenue(2)	999,887	459,658	655,866	863,000	863,000	2,459
Total Revenue	$39,455,861	$42,293,577	$43,783,173	$43,280,000	$43,206,594	$123,096

Room Expense	$5,283,164	$5,461,458	$5,829,460	$6,067,000	$6,067,000	$17,285
Food & Beverage Expense	7,999,048	8,897,951	9,042,714	9,008,000	9,407,544	26,802
Other Expense	318,693	38,725	0	0	0	0
Total Departmental Expense	$13,600,905	$14,398,134	$14,872,174	$15,075,000	$15,474,544	$44,087
Total Undistributed Expense	9,778,003	10,489,293	10,808,008	10,625,000	9,717,198	27,684
Total Fixed Charges(3)	1,213,309	1,534,694	1,730,135	1,786,000	2,648,461	7,545
Total Operating Expenses	$24,592,217	$26,422,121	$27,410,317	$27,486,000	$27,840,203	$79,317

Net Operating Income	$14,863,644	$15,871,456	$16,372,856	$15,794,000	$15,366,392	$43,779
FF&E	1,969,674	2,119,352	2,186,272	2,144,000	2,160,330	6,155
Net Cash Flow	$12,893,970	$13,752,104	$14,186,584	$13,650,000	$13,206,062	$37,624

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists of guest communications, the gift shop, cancellation fees and other miscellaneous income.

(3)	The Hyatt Regency Jersey City Property benefits from a PILOT tax abatement which expires in July 2017 and was not underwritten.

■	Appraisal. According to the appraisal, the Hyatt Regency Jersey City Property had an “as-is” appraised value of $191,000,000 as of June 28, 2016.

■	Environmental Matters. According to the Phase I environmental report, dated July 14, 2016, there were no recognized environmental conditions or recommendations for further action at the Hyatt Regency Jersey City Property.

■	Market Overview and Competition. The Hyatt Regency Jersey City Property is located in Jersey City, New Jersey. Jersey City is a 21 square mile urban residential area along the Hudson River waterfront that has experienced recent residential and commercial development. Companies located near the Hyatt Regency Jersey City Property include Allergan, TD Ameritrade, Deloitte, PWC, Goldman Sachs, IBM, and ETrade Financial. According to the appraisal, the 2015 population within a one half-, one- and one and one half-mile radius of the Hyatt Regency Jersey City Property was 18,159, 51,641 and 108,018, respectively. Additionally, the 2015 estimated average household income within a one half-, one- and one and one half-mile radius of the Hyatt Regency Jersey City Property was $142,869, $143,251 and $159,442, respectively.

Jersey City has convenient access to numerous transportation hubs which connect to the city and surrounding areas. The adjacent PATH train station provides direct 24-hour access to the World Trade Center in Manhattan. From the World Trade Center, 11 subway lines connect to the rest of Manhattan. Alternative access to Manhattan is provided by the NY Waterway ferry located 0.2 miles from the Hyatt Regency Jersey City Property and buses through the Lincoln Tunnel and Holland Tunnel. Both the New Jersey Turnpike and Interstate 78 are accessible from Jersey City and provide access to the greater New York metropolitan area. Interstate 78 connects the area to the Newark Liberty International Airport, which is located 11 miles west of the Hyatt Regency Jersey City Property and which served over 80 million domestic passengers and 43 million international passengers in 2015.

LOAN #7: hyatt regency jersey city

The appraiser identified ten properties with varying degrees of competitiveness to the Hyatt Regency Jersey City Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Hyatt Regency Jersey City Property:

Hyatt Regency Jersey City Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Distance (in miles)	Commercial Demand	Leisure Demand	Meeting & Group Demand	Appraiser’s Estimated 2015 Occupancy	Appraiser’s Estimated 2015 ADR	Appraiser’s Estimated 2015 RevPAR
Hyatt Regency Jersey City Property	2002	351	—	55%	25%	20%	85.6%(2)	$243(2)	$208(2)
Candlewood Suites Jersey City	2001	225	0.4	65%	25%	10%	83%	$205	$170
Doubletree Hotel Jersey City	1998	358	0.7	55%	35%	10%	85%	$220	$187
Courtyard Jersey City Newport	2000	214	0.9	60%	30%	10%	85%	$230	$196
Westin Jersey City	2009	463	0.8	55%	20%	25%	86%	$225	$194
W Hotel Hoboken	2009	198	2.5	60%	25%	15%	84%	$220	$185
Sheraton Hotel Lincoln Harbor (NJ)	1991	187	4.0	50%	30%	20%	83%	$210	$174
Ritz-Carlton New York Battery Park	2002	569	4.7	60%	15%	25%	81%	$415	$336
Marriott New York Downtown	1991	513	5.0	70%	15%	15%	82%	$285	$234
Hilton Millennium Hotel (NY)	1992	569	4.3	70%	20%	10%	82%	$300	$246
Conrad New York	2000	463	4.1	55%	15%	30%	84%	$360	$302
Total / Wtd. Average		3,759		61%	21%	18%	83%	$288	$239

(1)	Source: Appraisal.

(2)	As provided by the borrowers.

■	The Borrowers. The borrowers are Harborside Hotel LLC, Harborside Land LLC and Cal-Harbor So. Pier Urban Renewal Associates L.P., each a single-purpose, single-asset entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency Jersey City Loan. The non-recourse carveout guarantors are Hyatt Hotels Corporation and Mack-Cali Realty, L.P., each of which owns a 50% indirect ownership interest in the borrowers.

Hyatt Hotels Corporation (NYSE: H, rated Baa2/BBB by Moody’s/S&P) is a global hospitality company with a 59- year history in developing, owning, operating, managing, franchising and licensing hotels, resorts, branded residences and vacation ownership properties. As of September 30, 2016, Hyatt Hotels Corporation’s worldwide portfolio consisted of 679 properties in 54 countries. For the year ended December 31, 2015, Hyatt Hotels Corporation reported revenues and adjusted EBITDA of approximately $4.3 billion and $727.0 million, respectively. As the Hyatt Regency Jersey City Property is operated by Hyatt Corporation (the “Hyatt Manager”), an affiliate of Hyatt Hotels Corporation, pursuant to a management agreement, the Hyatt Regency Jersey City Property operates without a franchise agreement.

Mack-Cali Realty Corporation (NYSE: CLI, rated Ba1/BB+/BB+ by Moody’s/S&P/Fitch) is a public REIT and an owner, property manager and developer of class A real estate focusing on New Jersey waterfront properties and other transit-based office markets. Founded in 1949, Mack-Cali Realty Corporation has grown to own or have interests in 259 properties including 28.8 million SF of office space across 242 properties as well as 5,214 multifamily units. The portfolio was 87.7% leased as of September 30, 2016. For the year ended December 31, 2015, Mack-Cali Realty Corporation reported revenues of approximately $594.9 million.

■	Escrows. In connection with the origination of the Hyatt Regency Jersey City Loan Combination, the borrowers deposited $4,000,000 into a Hyatt Manager-controlled operating account for an FF&E reserve. Prior to the origination of Hyatt Regency Jersey City Loan Combination, the balance of the FF&E reserve held in the Hyatt Manager-controlled operating account was $4,385,653.

Additionally, on each due date, the borrowers are required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay the annual taxes due and payable unless no Hyatt Regency Jersey City T&I Triggering Event (as defined below) is continuing, (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay annual insurance premiums due and payable unless no Hyatt Regency Jersey City T&I Triggering Event is continuing and (iii) a reserve for FF&E in an amount equal to the FF&E Payment (as defined below) unless no Hyatt Regency Jersey City FF&E Trigger Period (as defined below) is in effect.

LOAN #7: hyatt regency jersey city

A “Hyatt Regency Jersey City T&I Triggering Event” means (i) the occurrence and continuance of an event of default under the Hyatt Regency Jersey City Loan documents, (ii) the debt service coverage ratio (as calculated under the Hyatt Regency Jersey City Loan documents) falls below 2.00x, (iii) any of the borrowers, the Hyatt Regency Jersey City Property or the Hyatt Manager is the subject of a bankruptcy proceeding, (iv) the borrowers fail to provide the lender with evidence of the timely payment of all taxes, insurance premiums and other charges due under the Hyatt Regency Jersey City Loan documents after taking into account any statutory grace periods for the payment of the same or (v) the insurance policies meeting the requirements of the Hyatt Regency Jersey City Loan documents are not in full force and effect or the borrowers fail to provide the lender with evidence that the same is in full force and effect.

An “FF&E Payment” means an amount equal to 4.0% of the gross revenues at the Hyatt Regency Jersey City Property for the month in which such FF&E Payment is then due.

A “Hyatt Regency Jersey City FF&E Trigger Period” means any period (i) commencing upon the occurrence of an event of default under the Hyatt Regency Jersey City Loan documents and ending upon the waiver by the lender of, or cure accepted by the lender of, such event of default, provided that, in no event will the lender accept such cure more than two times during the term of the Hyatt Regency Jersey City Loan, (ii) commencing upon the failure of the Hyatt Manager to be managing the Hyatt Regency Jersey City Property pursuant to the Hyatt Management Agreement, (iii) commencing upon the conclusion of the second consecutive calendar quarter for which the debt service coverage ratio (as calculated under the Hyatt Regency Jersey City Loan documents) is less than 2.00x and ending at the conclusion of the second consecutive calendar quarter for which the debt service coverage ratio is greater than or equal to 2.25x or (iv) commencing upon any bankruptcy proceeding of any of the borrowers, the Hyatt Regency Jersey City Property or the Hyatt Manager.

■	Lockbox and Cash Management. The Hyatt Regency Jersey City Loan documents require a soft springing lockbox with springing cash management. The Hyatt Regency Jersey City Loan documents require the borrowers to direct credit card companies to remit all credit card receivables to one or more Hyatt Manager-controlled accounts and require that all cash revenues relating to the Hyatt Regency Jersey City Property and all other money received by the borrowers or the Hyatt Manager with respect to the Hyatt Regency Jersey City Property be deposited into such accounts within one business day following receipt. The lender has a perfected security interest in the Hyatt Manager-controlled accounts. Provided that no Hyatt Regency Jersey City Cash Sweep Period (as defined below) is then in effect, all funds in the Hyatt Manager-controlled account are swept into a borrower-controlled account. During the continuance of a Hyatt Regency Jersey City Cash Sweep Period, the borrowers will have no further access to funds in the borrower-controlled accounts, and such funds are required to be swept on each business day into the lender-controlled cash management account.

A “Hyatt Regency Jersey City Cash Sweep Period” means any period (i) commencing upon the occurrence of an event of default under the Hyatt Regency Jersey City Loan documents and ending upon the cure accepted by the lender of such event of default, provided that, in no event will the lender accept such cure more than two times during the term of the Hyatt Regency Jersey City Loan or (ii) commencing upon the failure of the Hyatt Manager to be managing the Hyatt Regency Jersey City Property pursuant to the Hyatt Management Agreement and ending upon (a) the indefeasible satisfaction in full of all of the debt, liabilities and obligations of the borrowers to the lender pursuant to or in connection with the Hyatt Regency Jersey City Loan or (b) the full defeasance of the Hyatt Regency Jersey City Loan as permitted pursuant to the Hyatt Regency Jersey City Loan documents.

■	Property Management. The Hyatt Regency Jersey City Property is currently managed by the Hyatt Manager, an affiliate of the borrowers. The borrowers may not replace the Hyatt Manager as the property manager of the Hyatt Regency Jersey City Property without the lender’s consent. The lender has the right to replace, or require the borrowers to replace, the property manager with a property manager selected by the lender if (i) the Hyatt Manager no longer directly or indirectly owns the Hyatt Regency Jersey City Property or (ii) the Hyatt Manager is no longer managing the Hyatt Regency Jersey City Property pursuant to the Hyatt Management Agreement.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Hyatt Regency Jersey City Property, plus business interruption coverage. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $250,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #8: 925 La Brea Avenue

LOAN #8: 925 La Brea Avenue

925 La Brea Avenue
925 North La Brea Avenue
Los Angeles, CA 90038
West Hollywood
Beverly Hills
Los Angeles
Culver City
Marina Del Rey
HOLLYWOOD
MID CITY
WESTSIDE
SILICON BEACH
PLAYA VISTA
SUNSET STRIP
MELROSE AVENUE
WALK OF FAME
GOLDEN TRIANGLE
WESTWOOD VILLAGE
LARCHMONT VILLAGE
PURPLE LINE EXTENSION
EXPO LINE
RED LINE
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
GRIFFITH PARK
Universal Studios Theme Park
Universal Citywalk
Universal Studios
Warner Brothers Studios
CBS TV Studios
Hollywood Bowl
Hollywood & Highland
Hollywood Presbyterian Medical Center
Cedars-Sinai Medical Center
Beverly Center
Beverly Connection
The Grove
UCLA
Westfield Century City
VA Medical Center
Westside Pavilion
Culver City Studios
Sony Pictures Studios
West Los Angeles College
Baldwin Hills Crenshaw Plaza
University of Southern California
Los Angeles Memorial Coliseum
Kindred Hospital Los Angeles
Westfield Culver City
Chesterfield Square
Vermont Slauson Shopping Center
Marina Marketplace
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
Loyola Marymount University
Otis College of Arts & Design
Westchester Village
The Forum
Future Los Angeles Rams Stadium
Centinela Hospital
SANTA MONICA AIRPORT
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
Santa Monica Bay
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #8: 925 La Brea Avenue

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	Los Angeles, California	Cut-off Date Balance	$29,400,000
Property Type	Mixed Use	Cut-off Date Balance per SF	$464.23
Size (SF)	63,331	Percentage of Initial Pool Balance	3.2%
Total Occupancy as of 11/1/2016	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/1/2016	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate	4.19000%
Appraised Value	$46,600,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	60

Underwritten Revenues	$3,155,256
Underwritten Expenses	$627,207	Escrows
Underwritten Net Operating Income (NOI)	$2,528,049	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,404,646	Taxes	$189,044	$31,507
Cut-off Date LTV Ratio	63.1%	Insurance	$0	$0
Maturity Date LTV Ratio	57.4%	Replacement Reserve	$0	$792
DSCR Based on Underwritten NOI / NCF	1.47x / 1.40x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.6% / 8.2%	Other(1)	$2,766,390	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$29,400,000	99.9%	Loan Payoff	$14,388,376	48.9%
Other Sources	35,000	0.1	Principal Equity Distribution	11,941,092	40.6
Reserves	2,955,434	10.0
Closing Costs	150,098	0.5
Total Sources	$29,435,000	100.0%	Total Uses	$29,435,000	100.0%

(1)	Upfront other reserves are comprised of $384,450 for immediate repairs and punchlist items at the 925 La Brea Avenue Property, $1,421,071 for free rent associated with the WeWork and Burke Williams Day Spa leases, $645,870 for unfunded landlord obligations with respect to the WeWork lease and $315,000 for unfunded landlord obligations with respect to the Burke Williams Day Spa lease. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “925 La Brea Avenue Loan”) is evidenced by a note in the original principal amount of $29,400,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a recently constructed mixed use office and retail building located in Los Angeles, California (the “925 La Brea Avenue Property”). The 925 La Brea Avenue Loan was originated by Citigroup Global Markets Realty Corp. on October 3, 2016 and represents approximately 3.2% of the Initial Pool Balance. The note evidencing the 925 La Brea Avenue Loan has an outstanding principal balance as of the Cut-off Date of $29,400,000 and an interest rate of 4.19000% per annum. The proceeds of the 925 La Brea Avenue Loan were primarily used to refinance construction debt secured by the 925 La Brea Avenue Property, fund reserves and pay origination costs.

The 925 La Brea Avenue Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 925 La Brea Avenue Loan requires monthly payments of interest only for the initial 60 months, followed by monthly payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the 925 La Brea Avenue Loan is the due date in October 2026. At any time after the second anniversary of the securitization Closing Date, the 925 La Brea Avenue Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 925 La Brea Avenue Loan documents. Voluntary prepayment of the 925 La Brea Avenue Loan is permitted on or after the due date occurring in April 2026 without payment of any prepayment premium.

■	The Mortgaged Property. The 925 La Brea Avenue Property is comprised of a 63,331 SF mixed use office and retail building with two stories of above-grade parking located in Los Angeles, California. The 925 La Brea Avenue Property was constructed by the borrower in 2016 and is 100.0% leased by two tenants, WeWork and Burke Williams Day Spa. WeWork leases 47,581 SF (75.1% of the net rentable area) of office space on floors 4-6 and Burke Williams Day Spa leases 15,750 SF (24.9% of the net rentable area) of ground floor retail space. Floors 2-3 of the 925 La Brea Avenue Property are used for tenant and customer gated parking and contain 172 parking bays. As of November 1, 2016, the 925 La Brea Avenue Property was 100.0% occupied by two tenants.

LOAN #8: 925 La Brea Avenue

The following table presents certain information relating to historical occupancy at the 925 La Brea Avenue Property:

Historical Occupancy %(1)(2)

	2014	2015	As of 11/1/2016
Owned Space	NAP	NAP	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The 925 La Brea Avenue Property was constructed in 2016 and historical occupancy figures are not available.

The following table presents certain information relating to the major tenants at the 925 La Brea Avenue Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
WeWork	NR / NR / NR	47,581	75.1%	$2,409,502	79.5%	$50.64	6/30/2029	1, 7-year option
Burke Williams Day Spa	NR / NR / NR	15,750	24.9	622,125	20.5	$39.50	8/31/2026	2, 5-year options
Largest Tenants		63,331	100.0%	$3,031,627	100.0%	$47.87
Remaining Tenants		0	0.0	0	0.0	$0.00
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		63,331	100.0%	$3,031,627	100.0%	$47.87

(1)	Based on the underwritten rent roll dated November 1, 2016.

The following table presents the lease rollover schedule at the 925 La Brea Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	15,750	24.9	24.9%	622,125	20.5	$39.50	1
2027 & Thereafter	47,581	75.1	100.0%	2,409,502	79.5	$50.64	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	63,331	100.0%		$3,031,627	100.0%	$47.87	2

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

LOAN #8: 925 La Brea Avenue

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 925 La Brea Avenue Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$2,963,110	$46.79
Contractual Rent Steps	68,517	1.08
Potential Income from Vacant Space	0	0.00
Total Rent	$3,031,627	$47.87
Reimbursements	146,283	2.31
Parking	199,800	3.15
Vacancy, Credit Loss & Concessions	(222,454)	(3.51)
Effective Gross Income	$3,155,256	$49.82

Real Estate Taxes	$378,088	$5.97
Insurance	36,882	0.58
Management Fee	94,658	1.49
Other Expenses	117,580	1.86
Total Operating Expenses	$627,207	$9.90

Net Operating Income	$2,528,049	$39.92
Normalized TI/LC	113,903	1.80
Replacement Reserves	9,500	0.15
Net Cash Flow	$2,404,646	$37.97

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The 925 La Brea Avenue Property was built in 2016 and historical operating history figures are unavailable.

■	Appraisal. According to the appraisal, the 925 La Brea Avenue Property had an “as-is” appraised value of $46,600,000 as of July 27, 2016.

■	Environmental Matters. Based on a Phase I environmental report dated May 2, 2016, the environmental consultant recommended that a Phase II be conducted to assess the potential presence of soil contamination and vapor intrusion impacts related to the historic releases of total petroleum hydrocarbons (TPH) and volatile organic compounds (VOCs) to the soil and groundwater from the Mole Richardson light manufacturing facility which is located to the east of the 925 La Brea Avenue Property. A Phase II report dated June 27, 2016 recommended no further action.

■	Market Overview and Competition. The 925 La Brea Avenue Property is located south of the intersection of La Brea Avenue and Santa Monica Boulevard in the city and county of Los Angeles, approximately five miles northwest of downtown Los Angeles. Primary access to the subject neighborhood is provided by Santa Monica Boulevard and Highway 101. The Metro Red Line subway also serves the area, with stations located on the north side of the 925 La Brea Avenue Property along Hollywood Boulevard. Adjacent uses to the 925 La Brea Avenue Property include office and retail to the north, a 179-unit apartment complex with ground floor retail to the south, a redevelopment site to be improved with a multifamily and ground floor retail project to the east, and an office to the west. The 925 La Brea Avenue Property is also located approximately one block south of West Hollywood Gateway, a 252,000 SF shopping center anchored by Target and Best Buy. In 2015, the average household income within a 1-, 3-, and 5-mile radius of the 925 La Brea Avenue Property was $77,862, $80,103 and $76,120, respectively. In 2015, the population within a 1-, 3-, and 5-mile radius of the 925 La Brea Avenue Property was 49,975, 403,711 and 955,035, respectively.

The 925 La Brea Avenue Property is located in the Hollywood/Sunset office submarket of Los Angeles. According to a market report as of the first quarter of 2016, the Hollywood/Sunset office submarket had 4.3 million SF of inventory with a vacancy rate of 16.1% and an average asking rent of $42.02 per SF. Asking rent in the Hollywood/Sunset office submarket has grown at a constant annual growth rate of 3.5% over the past 10 years from $28.80 per SF in 2006 to $40.80 per SF in 2015 and $42.02 per SF in the first quarter of 2016.

The 925 La Brea Avenue Property is located in the Santa Monica/Westside/Downtown retail submarket of Los Angeles. According to a market report as of the first quarter of 2016, the Santa Monica/Westside/Downtown retail submarket had 5.3 million SF of inventory with a vacancy rate of 4.0% and average asking rent of $43.50 per SF. The Santa Monica/Westside/Downtown retail submarket vacancy rate peaked at 5.6% in 2011 and has steadily improved over the past four years to 4.2% as of 2015 and 4.0% as of the first quarter of 2016. Asking rent in the Santa Monica/Westside/Downtown retail submarket has grown at a constant annual growth rate of 2.1% over the past 10 years from $35.08 per SF in 2006 to $43.07 per SF in 2015 and $43.50 per SF in the first quarter of 2016. No new supply was added in the Santa Monica/Westside/Downtown retail submarket over the past four quarters.

LOAN #8: 925 La Brea Avenue

The appraisal concluded to market rents of $50.40 per SF on a modified gross basis for the office space and $45.00 per SF on a triple-net basis for the retail space. In-place rents at the 925 La Brea Avenue Property are $49.20 per SF, modified gross, for the office space and $39.50 per SF, triple net, for the retail space.

The following table presents certain information relating to lease comparables for the 925 La Brea Avenue Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Rent per SF	Lease Type
925 La Brea Avenue Property	Los Angeles	WeWork	7/1/2016	47,581	$49.20(2)	Modified Gross
Sunset Bronson Studios	Los Angeles	Netflix	12/1/2016	73,967	$54.00	Modified Gross
Columbia Square	Los Angeles	Viacom	6/1/2016	180,000	$40.20	Triple-Net
Sunset Seward	Los Angeles	Lego Systems, Inc.	6/1/2016	6,363	$54.00	Modified Gross
CNN Building - Sunset Tower	Los Angeles	Oxford Road	10/1/2015	14,935	$48.00	Full Service Gross
Pacific Design Center	West Hollywood	Criteria Corp.	8/1/2015	7,845	$49.80	Full Service Gross
OWN	West Hollywood	OWN	12/1/2014	61,000	$41.40	Full Service Gross

(1)	Source: Appraisal.

(2)	Represents current WeWork rent.

Retail Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Initial Rent per SF	Lease Type
925 La Brea Avenue Property	Los Angeles	Burke Williams Day Spa	8/16/2016	15,750	$39.50(2)	Triple-Net
Avalon West Hollywood	West Hollywood	Trader Joe’s	9/1/2016	14,120	$48.00	Triple-Net
West Hollywood Gateway	West Hollywood	Current Listing	5/1/2016	5,600	$60.00	Triple-Net
Two-tenant retail	Los Angeles	La Tropezienne	4/1/2016	1,250	$60.00	Triple-Net
Two-tenant retail	Los Angeles	103VVE	4/1/2016	1,250	$46.80	Triple-Net
Retail	Los Angeles	Hong Design International	4/1/2016	4,609	$38.40	Triple-Net
The Angelene	Los Angeles	Sprouts	1/1/2016	33,274	$36.96	Triple-Net

(1)	Source: Appraisal.

(2)	Represents current Burke Williams Day Spa rent.

■	The Borrower. The borrower is 925 North La Brea (LA) Owner, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 925 La Brea Avenue Loan. The non-recourse carveout guarantor for the 925 La Brea Avenue Loan is CIM Group (CA), LLC, a California limited liability company (“CIM Group, LLC”). CIM Group, LLC is an urban real estate and infrastructure investment firm founded in 1994 with over $18.8 billion of assets under management.

■	Escrows. In connection with the origination of the 925 La Brea Avenue Loan, the borrower funded reserves of (i) $189,044 for real estate taxes, (ii) $1,421,071 for free rent associated with the WeWork and Burke Williams Day Spa leases, (iii) $960,870 for unfunded landlord obligations associated with the WeWork and Burke Williams Day Spa leases and (iv) $384,450 for immediate repairs and punchlist items.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the 925 La Brea Avenue Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $31,507), (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the 925 La Brea Avenue Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period and (iii) a replacement reserve in the amount of $792.

LOAN #8: 925 La Brea Avenue

■	Lockbox and Cash Management. The 925 La Brea Avenue Loan documents require a hard lockbox with springing cash management. The 925 La Brea Avenue Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the 925 La Brea Avenue Property be immediately deposited into such lockbox account. During the continuance of a 925 La Brea Avenue Trigger Period (as defined below), all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the 925 La Brea Avenue Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the 925 La Brea Avenue Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a 925 La Brea Avenue Specified Tenant Trigger Suspension (as defined below) is not continuing, to be held by the lender as additional collateral for the 925 La Brea Avenue Loan and (ii) to the extent a 925 La Brea Avenue Specified Tenant Trigger Suspension (as defined below) is continuing, to be swept into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the 925 La Brea Avenue Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 925 La Brea Avenue Loan (and/or toward the payment of expenses of the 925 La Brea Avenue Property), in such order of priority as the lender may determine.

A “925 La Brea Avenue Trigger Period” means a period commencing upon the earliest of (i) the occurrence of an event of default under the 925 La Brea Avenue Loan documents, (ii) the debt service coverage ratio being less than 1.15x, and (iii) the occurrence of a 925 La Brea Avenue Specified Tenant Trigger Period (as defined below), and expiring upon (x) with regard to any 925 La Brea Avenue Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any 925 La Brea Avenue Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) with regard to any 925 La Brea Avenue Trigger Period commenced in connection with clause (iii) above, a 925 La Brea Avenue Specified Tenant Trigger Period ceasing to exist.

A “925 La Brea Avenue Specified Tenant Trigger Period” means a period commencing upon the first to occur of: (i) any 925 La Brea Avenue Specified Tenant (as defined below) being in continuing default under its applicable lease beyond applicable notice and cure periods; (ii) any 925 La Brea Avenue Specified Tenant failing to be in actual, physical possession of its leased space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the leased space (or applicable portion thereof), provided, however, for so long as the applicable lease remains in full force and effect, a 925 La Brea Avenue Specified Tenant may “go dark” to diligently pursue to completion ongoing renovations in its space and “going dark” for such purpose will not cause the commencement of a 925 La Brea Avenue Specified Tenant Trigger Period, and provided, further, for the initial three months after the origination date of the 925 La Brea Avenue Loan, the failure of a 925 La Brea Avenue Specified Tenant to be open to the public during customary hours and/or being “dark” in their space (or applicable portion thereof) will not cause the commencement of a 925 La Brea Avenue Specified Tenant Trigger Period; (iii) any 925 La Brea Avenue Specified Tenant giving notice that it is terminating the applicable lease for all or any portion of the leased space; (iv) any termination or cancellation of any applicable 925 La Brea Avenue Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any applicable 925 La Brea Avenue Specified Tenant lease failing to otherwise be in full force and effect; (v) any bankruptcy or similar insolvency of a 925 La Brea Avenue Specified Tenant; or (vi) the failure of the 925 La Brea Avenue Specified Tenant to provide written notice to the borrower of renewal of the applicable 925 La Brea Avenue Specified Tenant’s lease for a minimum term of five years upon the earlier to occur of (A) one year prior to its then current applicable 925 La Brea Avenue Specified Tenant’s lease expiration or (B) the date required to exercise a renewal under such 925 La Brea Avenue Specified Tenant’s lease and ending on the cure of the applicable trigger in accordance with the 925 La Brea Avenue Loan documents.

A “925 La Brea Avenue Specified Tenant” means WeWork and Burke Williams Day Spa (and an affiliate of either providing credit support under its respective lease), or any replacement tenant in accordance with the 925 La Brea Avenue Loan documents.

LOAN #8: 925 La Brea Avenue

A “925 La Brea Avenue Specified Tenant Trigger Suspension” commences when excess cash flow in the excess cash flow reserve due to a 925 La Brea Avenue Trigger Period caused by either (1) a 925 La Brea Avenue Specified Tenant Trigger Period caused by a 925 La Brea Avenue Specified Tenant giving notice that it is terminating its lease for all or a portion of the leased space or (2) a debt service coverage ratio being less than 1.15x due to rental income attributable to a tenant that has expressed its intention to cancel, terminate, reject or not renew its lease being excluded from underwritable cash flow, equals the sum of (i) twelve months of gross rents for the applicable terminating 925 La Brea Avenue Specified Tenant, measured from the date of calculation, and (ii) $35 per square foot of 925 La Brea Avenue Specified Tenant space demised under the applicable terminating 925 La Brea Avenue Specified Tenant lease, and expired upon the occurrence of either (a) the existence of another 925 La Brea Avenue Trigger Period or 925 La Brea Avenue Specified Tenant Trigger Period, or (b) the end of the applicable 925 La Brea Avenue Trigger Period.

■	Property Management. The 925 La Brea Avenue Property is managed by CIM Management, Inc., an affiliate of the borrower sponsor. The borrower may replace the property manager or consent to the assignment of the property manager’s rights under the management agreement, so long as (i) no event of default has occurred and is continuing under the 925 La Brea Avenue Loan documents, (ii) the lender receives at least 30 days’ prior written notice, (iii) the applicable replacement property manager is reasonably approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of rating agency confirmation) and (iv) such replacement will not materially adversely affect the 925 La Brea Avenue Property and will not otherwise trigger a termination right, right of first refusal, right of first offer or other similar right. The lender has the right to require that the borrower terminate the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) there exists a 925 La Brea Avenue Trigger Period; (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 925 La Brea Avenue Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity with no deductible in excess of $25,000 (except with respect to earthquake and windstorm coverage). Notwithstanding the foregoing, if TRIPRA is not in effect, the borrower is required to maintain terrorism coverage at (or so much as may be purchased with) a cost not to exceed 200% of the then-current insurance premiums. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: veva 16 & 18

LOAN #9: veva 16 & 18

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
Veva 16 & 18
1787 Sentry Parkway West
Blue Bell, PA 19422
WINGS FIELD
Blue Bell
Lansdale
Montgomeryville
North Wales
Prospectville
Gwynedd
Spring House
Maple Glen
Horsham
Ambler
Center Square
Eagleville
Trooper
Norristown
Audubon
King of Prussia
Plymouth Meeting
Willow Grove
Flourtown
Jenkintown
Wyndmoor
Wyncote
Conshohocken
Gulph Mills
Devon
Radnor
Melrose Park
Berwyn
Gladwyne
Wayne
Manayunk
Newtown Square
Bryn Mawr
Bala Cynwyd
Ardmore
Haverford
Wynnewood
Narberth
Edgmont
Upper Providence Township
Philadelphia
CENTER CITY
SEPTA
PENNSYLVANIA
NEW JERSEY
DEL.
Trenton
Wilmington
Doylestown
Boyertown
Harleysville
Woodside
Southampton
Levittown
Bristol
Willow Grove
Cheltenham
Malvern
Havertown
Rose Tree
West Chester
Chester
Mt. Holly
Medford
Voorhees
Berlin
Mantua
Gloucester Township
Shamong
Glassboro
Pilesgrove

LOAN #9: veva 16 & 18

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		SMF V
Location (City/State)	Blue Bell, Pennsylvania	Cut-off Date Balance		$28,837,003
Property Type	Office	Cut-off Date Balance per SF	$149.43
Size (SF)	192,979	Percentage of Initial Pool Balance		3.2%
Total Occupancy as of 5/31/2016	89.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2016	89.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1989 / 2015	Mortgage Rate		5.01400%
Appraised Value	$41,200,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		NAP

Underwritten Revenues	$4,147,848
Underwritten Expenses	$1,399,421	Escrows
Underwritten Net Operating Income (NOI)	$2,748,426		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,715,620	Taxes	$258,092	$32,050
Cut-off Date LTV Ratio	70.0%	Insurance	$0	$0
Maturity Date LTV Ratio	64.9%	Replacement Reserves	$0	$2,734
DSCR Based on Underwritten NOI / NCF	1.47x / 1.45x	TI/LC	$1,000,000	$16,082
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.4%	Other(1)	$745,175	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$29,000,000	100.0%	Loan Payoff	$20,748,449	71.5%
			Principal Equity Distribution	5,581,588	19.2
			Reserves	2,003,267	6.9
			Closing Costs	666,696	2.3
Total Sources	$29,000,000	100.0%	Total Uses	$29,000,000	100.0%

(1)	Other upfront reserves represent (i) $484,032 for outstanding tenant improvements and leasing commissions and (ii) $261,143 for rent concessions. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Veva 16 & 18 Loan”) is evidenced by a promissory note in the original principal amount of $29,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in Blue Bell, Pennsylvania (the “Veva 16 & 18 Property”). The Veva 16 & 18 Loan was originated by The Bank of New York Mellon on June 9, 2016 and was acquired by Starwood Mortgage Funding V LLC prior to the securitization Closing Date. The Veva 16 & 18 Loan represents approximately 3.2% of the Initial Pool Balance. The note evidencing the Veva 16 & 18 Loan has an outstanding principal balance as of the Cut-off Date of $28,837,003 and an interest rate of 5.01400% per annum. The proceeds of the Veva 16 & 18 Loan were primarily used to refinance the debt secured by the Veva 16 & 18 Property, pay origination costs, fund reserves and return equity to the borrower sponsors.

The Veva 16 & 18 Loan had an initial term of 60 months and has a remaining term of 55 months. The Veva 16 & 18 Loan requires payments of interest and principal sufficient to amortize the Veva 16 & 18 Loan over a 30-year amortization schedule. The scheduled maturity date is the due date in July 2021. Voluntary prepayment of the Veva 16 & 18 Loan is permitted on and after the due date in March 2021 without payment of any yield maintenance or any other prepayment premium as more particularly set forth in the Veva 16 & 18 Loan documents. Provided that no event of default has occurred and is continuing, defeasance with non-callable obligations of the United States of America (or other “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii)) is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date.

■	The Mortgaged Property. The Veva 16 & 18 Property is a 192,979 SF suburban office property located in Blue Bell, Pennsylvania in Montgomery County. The Veva 16 & 18 Property has 20 tenants on 21 leases, was built in 1989 and was renovated in 2015. The Veva 16 & 18 Property is comprised of two four-story buildings and includes 741 parking spaces, resulting in a parking ratio of 3.8 spaces per 1,000 SF of net rentable area. The borrower sponsors invested approximately $4.3 million in tenant improvements and leasing commissions and approximately $4.9 million in renovations since acquiring the Veva 16 & 18 Property in May 2013. Since 2013, the borrower sponsors have signed 148,515 SF of leases including the renewal and extension of Fiberlink Communications (22.6% of the net rentable area) and a new lease to USI Insurance Services, LLC (11.8% of the net rentable area). Additionally, capital improvements completed at the Veva 16 & 18 Property between 2013 and 2015 include: common area upgrades, a reinvented plaza and public pavilion, upgraded furniture and room design, collaborative outdoor “green” workspaces, new building entrances and signage, the addition of a lobby coffee bar and lounge area, a shared conference facility, modernized elevators and a state-of-the-art fitness center.

LOAN #9: veva 16 & 18

The Veva 16 & 18 Property is located at 1787 Sentry Parkway West, Blue Bell, Pennsylvania. The Veva 16 & 18 Property is located directly off Township Line Road in the Plymouth Meeting/Blue Bell office market and within minutes of the major interchanges of I-476 and the Pennsylvania Turnpike. Additionally, the Schuylkill Expressway, located approximately four miles south of the Veva 16 & 18 Property, provides access to the Philadelphia central business district. Nearby amenities include Plymouth Meeting Mall, Whole Foods and hotels including the Doubletree, Hyatt House and Courtyard by Marriott. As of May 31, 2016, Total Occupancy and Owned Occupancy at the Veva 16 & 18 Property were both 89.4%.

The following table presents certain information relating to the major tenants at the Veva 16 & 18 Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Fiberlink Communications(2)	A+ / Aa3 / AA-	43,707	22.6%	$1,048,968	26.7%	$24.00	5/31/2020	1, 5-year option
USI Insurance Services, LLC(3)	NR / NR / NR	22,794	11.8	529,961	13.5	$23.25	9/30/2023	2, 5-year options
VITAS Healthcare Corporation	NR / NR / NR	13,836	7.2	330,037	8.4	$23.85	Various(4)	NA
Inventiv Health Clinical, Inc.	NR / NR / NR	14,399	7.5	316,778	8.1	$22.00	7/31/2019	2, 5-year options
Morgan Stanley Smith Barney(5)	A / A3 / BBB+	13,458	7.0	316,263	8.1	$23.50	4/30/2025	1, 5-year option
London Life Reinsurance Co.	NR / NR / NR	9,888	5.1	244,728	6.2	$24.75	10/31/2020	NA
Neos Therapeutics, Inc.	NR / NR / NR	6,078	3.1	144,353	3.7	$23.75	4/30/2021	1, 5-year option
McGrath Technical Staffing	NR / NR / NR	5,543	2.9	138,575	3.5	$25.00	3/31/2018	1, 5-year option
44 Business Capital, LLC	NR / NR / NR	4,740	2.5	111,390	2.8	$23.50	7/31/2020	1, 5-year option
Kopos & Baker, Inc.	NR / NR / NR	4,830	2.5	111,090	2.8	$23.00	10/31/2021	1, 5-year option
Ten Largest Tenants		139,273	72.2%	$3,292,142	83.9%	$23.64
Remaining Tenants(6)		33,177	17.2	632,876	16.1	$23.68
Vacant		20,529	10.6	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(6)		192,979	100.0%	$3,925,019	100.0%	$23.64

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Fiberlink Communications has the option to surrender no less than half a floor and no more than a full floor of its leased space effective November 2018 with 12 months’ notice and a termination fee equal to $12.81 per SF of surrendered space.

(3)	USI Insurance Services, LLC has the option to terminate its lease effective September 2021 with 12 months’ notice and payment of a termination fee equal to approximately $563,310.

(4)	VITAS Healthcare Corporation has a lease for 10,958 SF with an expiration of June 30, 2018, and a lease for 2,878 SF with an expiration date of April 30, 2021.

(5)	Morgan Stanley Smith Barney has the option to surrender a portion or all of its leased space effective April 30, 2020 with six months’ notice and payment of a termination fee.

(6)	Includes a 6,447 SF amenity center which is not included in the UW Base Rent $ per SF calculation.

The following table presents the lease rollover schedule at the Veva 16 & 18 Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	8,098	4.2	4.2%	182,785	4.7	$22.57	2
2018	18,059	9.4	13.6%	439,305	11.2	$24.33	4
2019	21,854	11.3	24.9%	496,674	12.7	$22.73	4
2020	58,335	30.2	55.1%	1,405,086	35.8	$24.09	3
2021	16,961	8.8	63.9%	399,046	10.2	$23.53	4
2022	2,233	1.2	65.1%	56,942	1.5	$25.50	1
2023	27,005	14.0	79.0%	628,919	16.0	$23.29	2
2024	0	0.0	79.0%	0	0.0	$0.00	0
2025	13,458	7.0	86.0%	316,263	8.1	$23.50	1
2026	0	0.0	86.0%	0	0.0	$0.00	0
2027 & Thereafter(2)	6,447	3.3	89.4%	0	0.0	$0.00	0
Vacant	20,529	10.6	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(3)	192,979	100.0%		$3,925,019	100.0%	$23.64	21

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	Represents an amenity center.

(3)	The 6,447 SF amenity center is not included in the UW Base Rent $ per SF calculation.

LOAN #9: veva 16 & 18

The following table presents certain information relating to historical leasing at the Veva 16 & 18 Property:

Historical Leased %(1)

	2014	2015	As of 5/31/2016
Owned Space	72.5%	75.6%	89.4%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Veva 16 & 18 Property:

Cash Flow Analysis(1)

	2014	2015	TTM 3/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$3,692,701	$2,696,115	$2,731,007	$3,862,168	$20.01
Contractual Rent Steps(2)	0	0	0	62,851	0.33
Gross Up Vacancy	0	0	0	502,961	2.61
Total Rent	$3,692,701	$2,696,115	$2,731,007	$4,427,979	$22.95
Total Reimbursables	168,511	114,730	151,030	214,480	1.11
Other Income	4,549	6,250	8,349	8,349	0.04
Vacancy & Credit Loss	0	0	0	(502,961)	(2.61)
Effective Gross Income	$3,865,761	$2,817,095	$2,890,387	$4,147,848	$21.49

Real Estate Taxes	$427,900	$430,912	$432,369	$359,395	$1.86
Insurance	31,908	32,723	33,327	31,523	0.16
Management Fee	154,799	123,064	126,485	124,435	0.64
Other Operating Expenses	863,621	848,745	884,068	884,068	4.58
Total Operating Expenses	$1,478,228	$1,435,444	$1,476,249	$1,399,421	$7.25

Net Operating Income	$2,387,533	$1,381,651	$1,414,138	$2,748,426	$14.24
TI/LC(3)	0	0	0	0	0.00
Replacement Reserves	0	0	0	32,806	0.17
Net Cash Flow	$2,387,533	$1,381,651	$1,414,138	$2,715,620	$14.07

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flows.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through March 2017.

(3)	The Veva 16 & 18 Loan is structured with a $1,000,000 upfront TI/LC reserve and hard lockbox.

■	Appraisal. According to the appraisal, the Veva 16 & 18 Property had an “as-is” appraised value of $41,200,000 as of an effective date of May 10, 2016.

■	Environmental Matters. Based on a Phase I environmental report dated May 17, 2016, the environmental consultant did not identify evidence of a recognized environmental condition and recommended no further action, other than the implementation of an asbestos operations and maintenance plan at the Veva 16 & 18 Property.

■	Market Overview and Competition. According to the appraisal, the Veva 16 & 18 Property is located approximately 20 miles from the Philadelphia Metropolitan Statistical Area within Montgomery County. The Veva 16 & 18 Property is located directly off Township Line Road and approximately 1.3 miles from the interchanges of I-476 and I-276 (the Pennsylvania Turnpike). I-476 is a north/south interstate that connects the Veva 16 & 18 Property to Delaware County to the south and the city of Allentown to the north. I-276 is the primary east/west highway that crosses Pennsylvania, connecting to New Jersey in the east and Harrisburg and Western Pennsylvania to the west. Additionally, the Schuylkill Expressway, which can be accessed approximately four miles south of the Veva 16 & 18 Property, provides direct access to the Philadelphia central business district. The estimated 2016 population within a one-, three- and five-mile radius of the Veva 16 & 18 Property is 5,349, 49,456 and 171,307, respectively. The estimated 2016 median household income within a one-, three- and five-mile radius of the Veva 16 & 18 Property is $91,215, $83,889 and $77,183, respectively.

According to the appraisal, the Veva 16 & 18 Property is part of the Plymouth Meeting/Blue Bell office submarket. As of the first quarter of 2016, the broader Plymouth Meeting/Blue Bell office submarket contained approximately 8.6 million SF of office space and exhibited a vacancy rate of 14.1% with average asking rents of $23.07 per SF. As of the first quarter of 2016, the Plymouth Meeting/Blue Bell Class A office submarket contained approximately 3.9 million SF of office space and exhibited a vacancy rate of 11.1% with average asking rents of $25.58 per SF. The appraisal noted nine comparable properties ranging from 22,000 SF to 215,342 SF with an average occupancy of 93.9%. An affiliate of the borrower sponsors owns an office park located across the street from the Veva 16 & 18 Property.

LOAN #9: veva 16 & 18

■	The Borrower. The borrower is 16-18 KPG III Sentry, LLC, a single-purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Veva 16 & 18 Loan. Keystone Property Fund III, L.P. and Keystone Property Fund IIIA, L.P. are the non-recourse carveout guarantors under the Veva 16 & 18 Loan.

Keystone Property Group (“KPG”), which manages the non-recourse carveout guarantors, acquires, develops, leases and manages real estate, working with office, flex and industrial spaces in major markets throughout the United States. KPG also works with investors, private equity real estate funds and joint venture partners, overseeing the management, financing, securitization and disposition of all fund assets on their behalf. Currently, KPG owns or controls approximately ten million SF of commercial real estate.

■	Escrows. On the origination date of the Veva 16 & 18 Loan, the borrower funded escrow reserves in the amounts of (i) $258,092 with respect to certain real estate taxes, (ii) $1,000,000 with respect to general tenant improvements and leasing commissions, (iii) $484,032 for outstanding tenant improvements and leasing commissions owed and (iv) $261,143 for free rent.

On each due date, the borrower is required to fund (i) a tax reserve in a monthly amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then-succeeding 12-month period, which currently equates to $32,050, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute a blanket or umbrella insurance policy under the Veva 16 & 18 Loan documents, an insurance reserve in a monthly amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, (iii) a replacement reserve in a monthly amount of $2,734 and (iv) a tenant improvements and leasing commissions reserve in a monthly amount equal to $16,082.

■	Lockbox and Cash Management. The Veva 16 & 18 Loan is structured with a hard lockbox and in place cash management. The Veva 16 & 18 Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account. Prior to a Veva 16 & 18 Cash Trap Period (as defined below), all funds on deposit in the lockbox account in excess of debt service payments and monthly escrow deposits are required to be distributed to the borrower’s operating account on a weekly basis. During the continuance of a Veva 16 & 18 Cash Trap Period, all sums on deposit in the lockbox account are required to be swept on a daily basis into a cash management account for the payment of debt service and monthly escrow deposits with any excess to be held by the lender as additional security for the Veva 16 & 18 Loan.

A “Veva 16 & 18 Cash Trap Period” means any period (i) after the occurrence of an event of default under the Veva 16 & 18 Loan until cured (so long as no other Veva 16 & 18 Cash Trap Period is in effect), (ii) after the occurrence of a bankruptcy action in which the borrower, non-recourse carveout guarantor or property manager is the debtor, (iii) during which the debt service coverage ratio of the Veva 16 & 18 Property (based on the trailing 12 calendar months and as determined by the lender) is less than 1.10x until the debt service coverage ratio of the Veva 16 & 18 Property (based on the trailing 12 calendar months and as determined by the lender) is equal to or greater than 1.10x for two consecutive calendar quarters (so long as no other Veva 16 & 18 Cash Trap Period is in effect), (iv) the occurrence of a Fiberlink Communications Lease Sweep Period (as defined below) and continuing until the same is cured, (v) the occurrence of a USI Insurance Lease Sweep Period (as defined below) and continuing until the same is cured and/or (vi) the occurrence of a Morgan Stanley Lease Sweep Period (as defined below) and continuing until the same is cured.

A “Fiberlink Communications Lease Sweep Period” means any period commencing upon (i) Fiberlink Communications failing to extend the term of its lease for at least five years for all of the related space on or before the date that is nine months prior to its lease expiration, (ii) Fiberlink Communications giving notice that it is terminating its lease for all or any material portion of its leased space or any termination or cancellation of its lease, (iii) Fiberlink Communications going dark or giving notice that it intends to go dark or (iv) Fiberlink Communications becoming a debtor in any bankruptcy or other insolvency proceeding.

A “USI Insurance Lease Sweep Period” means any period commencing upon USI Insurance Services, LLC giving notice to terminate its lease for all or any material portion of its leased space or any termination or cancellation of its lease prior to its current lease expiration.

A “Morgan Stanley Lease Sweep Period” means any period commencing upon Morgan Stanley Smith Barney giving notice to terminate its lease or any termination or cancellation of its lease in accordance with its termination option in May 2019.

LOAN #9: veva 16 & 18

■	Property Management. The Veva 16 & 18 Property is currently managed by Keystone Property Group, L.P. pursuant to a management agreement. Under the Veva 16 & 18 Loan documents, the Veva 16 & 18 Property may be managed by Keystone Property Group, L.P. or any other management company reasonably approved by the lender and with respect to which a rating agency confirmation has been received. Upon any of (i) the occurrence of an event of default under the Veva 16 & 18 Loan documents, (ii) the continuance of a default by the property manager under the management agreement beyond any applicable notice and cure period, (iii) the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager or (iv) the engagement by the property manager in gross negligence, fraud, willful misconduct or misappropriation of funds, the lender may require the borrower to terminate the management agreement and replace the property manager with a new property manager selected by the borrower, subject to the lender’s approval and, if required by the lender, with respect to which a rating agency confirmation has been received.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy in an amount equal to the full replacement cost of the Veva 16 & 18 Property and 18 months of rental loss and/or business interruption insurance that provides coverage for perils of terrorism and which do not exclude “Acts of Terrorism” (as such term is defined in TRIPRA or a similar or subsequent statute). The required terrorism insurance may be included in a blanket policy, provided that, among other things, any such blanket policy specifically allocates to the Veva 16 & 18 Property the amount of coverage from time to time required under the Veva 16 & 18 Loan agreement. The “all-risk” policy containing terrorism insurance is required to contain a deductible no larger than $25,000. See “Risk Factors–Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #10: golden cove shopping center

LOAN #10: golden cove shopping center

Golden Cove Shopping Center
31098-31100 Hawthorne Boulevard
Rancho Palos Verdes, CA 90275
Manhattan Beach
Hermosa Beach
Redondo Beach
Hawthorne
Lawndale
Gardena
Torrance
Carson
Lomita
SOUTH BAY
Palos Verdes Estates
Rolling Hills Estates
Rolling Hills
Miraleste
Rancho Palos Verdes
San Pedro
Santa Monica Bay
Pacific Ocean
TORRANCE AIRPORT
WORLD PORTS OF LOS ANGELES
Del Amo Fashion Center
Peninsula Shopping Center
Promenade On The Peninsula
Town And Country Shopping Center
Toyota USA Auto Museum
Los Angeles
Long Beach
San Pedro Bay
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #10: golden cove shopping center

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		PCC
Location (City/State)	Rancho Palos Verdes, California		Cut-off Date Balance		$28,050,000
Property Type	Mixed Use		Cut-off Date Balance per SF		$307.90
Size (SF)	91,102		Percentage of Initial Pool Balance		3.1%
Total Occupancy as of 11/10/2016	91.4%		Number of Related Mortgage Loans		None
Owned Occupancy as of 11/10/2016	91.4%		Type of Security		Fee Simple
Year Built / Latest Renovation	1966, 2003, 2010 / 2009-2011		Mortgage Rate		4.78000%
Appraised Value	$47,500,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		360
			Original Interest Only Term (Months)	NAP

Underwritten Revenues(1)	$2,976,841		Escrows
Underwritten Expenses	$615,440			Upfront	Monthly
Underwritten Net Operating Income (NOI)(1)	$2,361,401		Taxes	$84,452	$29,594
Underwritten Net Cash Flow (NCF)(1)	$2,291,251		Insurance	$4,103	$4,103
Cut-off Date LTV Ratio	59.1%		Replacement Reserve(2)	$0	$2,050
Maturity Date LTV Ratio	48.2%		TI/LC(3)	$0	$12,500
DSCR Based on Underwritten NOI / NCF(1)	1.34x / 1.30x		Trader Joes TI/LC(4)	$0	$7,000
Debt Yield Based on Underwritten NOI / NCF(1)	8.4% / 8.2%		Environmental(5)	$695,313	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$28,050,000	100.0%	Loan Payoff	$15,555,484	55.5%
			Reserves	783,868	2.8
			Closing Costs	436,568	1.6
			Return of Equity	11,274,080	40.2
Total Sources	$28,050,000	100.0%	Total Uses	$28,050,000	100.0%

(1)	Underwritten Revenues include contractual rent steps through June 15, 2017, except with respect to the P.V. Peninsula Montessori School tenant, as to which Underwritten Revenues are based on the renewal rent of $414,981 as of December 10, 2018 rather than the in-place annual rent of $319,119. Using the in-place annual rent, DSCR based on Underwritten NOI, DSCR based on Underwritten NCF, Debt Yield Based on Underwritten NOI and Debt Yield based on Underwritten NCF would be 1.30x, 1.26x, 8.15% and 7.90%, respectively.

(2)	Replacement Reserves are capped at $73,793 with replenishment obligations.

(3)	TI/LC Reserves are capped at $350,000 with replenishment obligations.

(4)	The borrower is required to deposit $7,000 per month into a reserve for the cost to re-tenant the Trader Joe’s Co. (“Trader Joe’s”) space until six months prior to the expiration of the lease, when the borrower is instead required to deposit cash or a letter of credit in an amount equal to the difference between $475,000 and the total amount of the Trader Joe’s existing monthly deposits (the “Trader Joe’s Escrow Deposit”). If the borrower fails to make such deposit, all excess cash flow will be required to be swept to an account to be held as additional security for the Golden Cove Shopping Center Loan until the total amount swept equals the Trader Joe’s Escrow Deposit. See “—Escrows” below.

(5)	See “—Environmental Matters” below.

■	The Mortgage Loan. The mortgage loan (the “Golden Cove Shopping Center Loan”) is evidenced by a note in the original principal amount of $28,050,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 91,102 SF mixed-use neighborhood shopping center with second floor office space located in Rancho Palos Verdes, California (the “Golden Cove Shopping Center Property”). The Golden Cove Shopping Center Loan was originated by Principal Commercial Capital on November 10, 2016 and represents approximately 3.1% of the Initial Pool Balance. The Golden Cove Shopping Center Loan has an outstanding principal balance as of the Cut-off Date of $28,050,000 and accrues interest at an interest rate of 4.78000% per annum. The proceeds of the Golden Cove Shopping Center Loan were primarily used to refinance existing debt secured by the Golden Cove Shopping Center Property, pay origination costs and fund reserves.

The Golden Cove Shopping Center Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months. The Golden Cove Shopping Center Loan requires monthly payments of interest and principal sufficient to amortize the Golden Cove Shopping Center Loan over a 30-year amortization schedule. The scheduled maturity date of the Golden Cove Shopping Center Loan is December 1, 2026. Provided no event of default under the Golden Cove Shopping Center Loan is continuing, at any time from and after the earlier to occur of (i) the 25th payment date following the securitization Closing Date and (ii) 48 months following the first payment date of the Golden Cove Shopping Center Loan, the Golden Cove Shopping Center Loan may be defeased in whole with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Golden Cove Shopping Center Loan documents. In addition, the Golden Cove Shopping Center Loan is prepayable without penalty on or after the due date occurring in August 2026.

■	The Mortgaged Property. The Golden Cove Shopping Center Property is a 91,102 SF mixed use neighborhood shopping center, with 44,837 SF of retail space, 28,558 SF leased to a private elementary school and 17,707 SF of second story office space, located in Rancho Palos Verdes, California. The Golden Cove Shopping Center Property is located in a coastal community approximately 16 miles south of the Los Angeles International Airport and approximately 16 miles west of Long Beach, California. The Golden Cove Shopping Center Property consists of two freestanding anchor/sub anchor buildings, three single-story pad restaurant buildings, a two-level, two tenant restaurant building, and a two-story, multi-tenant office over retail building. The Golden Cove Shopping Center Property was constructed in three phases beginning in 1966 with three buildings. In 2003, the previous owner added four buildings. In 2007, the borrower purchased the Golden Cove Shopping Center Property and, in 2010, added a

LOAN #10: golden cove shopping center

new building for Trader Joe’s. The Golden Cove Shopping Center Property was renovated between 2009 and 2011. The Golden Cove Shopping Center Property provides for parking for 279 vehicles, which represents a parking ratio of 3.06 spaces per 1,000 SF of net rentable square footage.

The building is approximately 91.4% leased to 28 tenants, including a mix of national, regional and local retailers/office tenants. The largest tenant at the Golden Cove Shopping Center Property is the P.V. Peninsula Montessori School, a private for-profit elementary school in the region, occupying 31.3% of the net rentable area with a lease expiration in December 2018. The second largest tenant at the Golden Cove Shopping Center Property is Trader Joe’s, occupying 12.1% of the net rentable area with a lease expiration in April 2020. No other tenant comprises more than 6.5% of the total net rentable area.

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
P.V. Peninsula Montessori School	NA / NA / NA	28,558	31.3%	$414,981	16.7%	$14.53	12/10/2018	2, 5-year options
Trader Joe’s Co. (3)	NA / NA / NA	11,000	12.1	402,004	16.2	$36.55	4/30/2020	3, 5-year options
The Admiral Risty, Inc.(4)	NA / NA / NA	5,923	6.5	323,442	13.0	$54.61	8/31/2019	2, 5-year options
Asaka Sushi and Grill	NA / NA / NA	2,300	2.5	139,088	5.6	$60.47	1/31/2020	1, 5-year option
Galaxy Foods, Inc.(5)	NA / NA / NA	4,599	5.0	132,451	5.3	$28.80	6/30/2021	1, 5-year option
Avenue Italy, LLC	NA / NA / NA	3,064	3.4	116,813	4.7	$38.12	12/31/2017	3, 5-year options
Yellow Vase 2, LLC	NA / NA / NA	2,540	2.8	72,000	2.9	$28.35	1/31/2018	2, 5-year options
Swan Thai RPV	NA / NA / NA	1,125	1.2	69,806	2.8	$62.05	4/30/2021	NA
Redondo Orthopedic Physical Therapy	NA / NA / NA	2,940	3.2	67,879	2.7	$23.09	2/28/2021	2, 5-year options
Starbucks Corp.	A / A2 / A-	1,529	1.7	59,631	2.4	$39.00	10/31/2023	2, 5-year options
Ten Largest Tenants		63,578	69.8%	$1,798,094	72.4%	$28.28
Remaining Tenants		19,669	21.6	684,674	27.6	$34.81
Vacant		7,855	8.6	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		91,102	100.0%	$2,482,769	100.0%	$29.82

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through June 15, 2017, except with respect to the P.V. Peninsula Montessori School tenant, as to which UW Base Rent and UW Base Rent $ per SF are based on the renewal rent as of December 10, 2018 versus the in-place annual rent of $319,119 or $11.17 per SF.

(3)	Trader Joe’s has the right to cease operations at any time. If the tenant ceases operations for 60 consecutive days, the borrower has the right to terminate the lease by giving 60 days’ notice within 90 days after the expiration of the applicable time period triggering the borrower’s termination right; however, the tenant may void the termination by delivering written notice stating its good faith intent to recommence operations within 30 days.

(4)	Tenant GLA includes two leases with The Admiral Risty, Inc.: one in the amount of 5,582 SF, with an UW Base Rent of $310,611; and the other in the amount of 341 SF, with an UW Base Rent of $12,831. Both leases expire on August 31, 2019. The 5,582 SF lease includes 2, 5-year options to extend the lease.

(5)	Tenant GLA includes two leases with Galaxy Foods, Inc.: one in the amount of 3,470 SF, with an UW Base Rent of $99,936; and the other in the amount of 1,129 SF, with an UW Base Rent of $32,515. Both leases expire on June 30, 2021 and each lease includes 1, 5-year renewal option.

The following table presents the lease rollover schedule at the Golden Cove Shopping Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	5,834	6.4	6.4%	215,807	8.7	$36.99	3
2018	39,729	43.6	50.0%	784,032	31.6	$19.73	10
2019	6,721	7.4	57.4%	351,042	14.1	$52.23	2
2020	16,359	18.0	75.3%	656,734	26.5	$40.15	5
2021	11,795	12.9	88.3%	371,394	15.0	$31.49	5
2022	1,209	1.3	89.6%	44,128	1.8	$36.50	1
2023	1,529	1.7	91.3%	59,631	2.4	$39.00	1
2024	0	0.0	91.3%	0	0.0	$0.00	0
2025	0	0.0	91.3%	0	0.0	$0.00	0
2026	0	0.0	91.3%	0	0.0	$0.00	0
2027 & Thereafter	71	0.1	91.4%	0	0.0	$0.00	1
Vacant	7,855	8.6	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	91,102	100.0%		$2,482,769	100.0%	$29.82	28

(1)	Calculated based on approximate square footage leased by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

LOAN #10: golden cove shopping center

The following table presents certain information relating to historical leasing at the Golden Cove Shopping Center Property:

Historical Leased %(1)

	2013	2014	2015	As of 11/10/2016
Owned Space	92.0%	95.0%	93.0%	91.4%

(1)	As provided by the borrower and which reflects year-end occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Golden Cove Shopping Center Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 9/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,140,183	$2,300,705	$2,243,707	$2,342,413	$2,362,298	$25.93
Contractual Rent Steps(2)	0	0	0	0	120,471	1.32
Gross Up Vacancy	0	0	0	0	298,320	3.27
Total Rent	$2,140,183	$2,300,705	$2,243,707	$2,342,413	$2,781,089(3)	$30.53
Total Reimbursables	572,087	567,646	535,575	559,196	538,178	5.91
Other Income	0	0	0	0	0	0.00
Vacancy & Credit Loss	0	0	0	0	(342,426)	(3.76)
Effective Gross Income	$2,712,270	$2,868,351	$2,779,282	$2,901,609	$2,976,841	$32.68

Real Estate Taxes	$341,749	$344,306	$344,998	$345,151	$346,470	$3.80
Insurance	26,055	26,130	28,075	22,633	44,765	0.49
Management Fee	80,000	48,000	70,238	73,113	89,305	0.98
Other Operating Expenses	152,445	134,812	134,558	127,250	134,900	1.48
Total Operating Expenses	$600,249	$553,248	$577,869	$568,147	$615,440	$6.76

Net Operating Income	$2,112,021	$2,315,103	$2,201,413	$2,333,462	$2,361,401	$25.92
TI/LC	0	0	0	0	45,552	0.50
Replacement Reserves	0	0	29,144	24,175	24,598	0.27
Net Cash Flow	$2,112,021	$2,315,103	$2,172,269	$2,309,287	$2,291,251	$25.15

(1)	Certain items such as interest expense, interest income, certain professional fees, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through June 15, 2017 with the exception of the P.V. Peninsula Montessori School tenant. For the P.V. Peninsula Montessori School tenant, Underwritten Base Rent and Underwritten Base Rent $ per SF are based on the renewal rent of $414,981 as of December 10, 2018 rather than the in-place annual rent of $319,119 or $11.17 per SF.

(3)	Underwritten Total Rent consists 79.5% of retail rent (including rent attributable to the P.V. Peninsula Montessori School tenant) and 20.5% of office rent.

■	Appraisal. According to the appraisal, the Golden Cove Shopping Center Property had an “as-is” appraised value of $47,500,000 as of October 20, 2016.

■	Environmental Matters. Pursuant to the Phase I environmental site assessment dated August 11, 2016 and the Phase II environmental assessments dated September 27, 2016 and November 2, 2016, the environmental consultants recommended that remedial activities be initiated for the Golden Cove Shopping Center Property due to contamination from historical dry cleaners onsite. The borrower agreed to undertake remedial actions and at origination funded a reserve of $695,313 or 125% of the estimated total cost of the remediation. In addition, the borrower purchased a lender environmental collateral protection and liability insurance policy with an aggregate limit of $7,000,000. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

■	Market Overview and Competition. The Golden Cove Shopping Center Property is located in the South Bay area, a suburb of Los Angeles County. The South Bay area is a coastal zone extending south from Los Angeles International Airport to the community of Rancho Palos Verdes. The Pacific Ocean is less than a mile to the south and west of the Golden Cove Shopping Center Property. According to the appraisal, the Los Angeles metro retail market reported a vacancy rate of 4.6% with triple net asking rents of $29.64/SF as of the second quarter of 2016. More specifically, the Golden Cove Shopping Center Property is part of the South Bay/Torrance submarket with a reported vacancy rate of 4.1% and asking rents of $35.04/SF for neighborhood and community shopping centers for the same period. According to the appraisal, the Golden Cove Shopping Center Property is part of a competitive set of 8 retail properties which reported a weighted average vacancy of 6.5%.

LOAN #10: golden cove shopping center

Directly Competitive Retail Buildings(1)

	Golden Cove Shopping Center Property	Promenade On The Peninsula	Torrance Towne Center	Peninsula Center	Plaza Mayor	Rolling Hills Plaza	Country Hills Shopping Center	Torrance Crossroads	The Terraces
Property Address	31098-31100 Hawthorne Blvd.	550 Deep Valley Drive	NWC Pacific Coast Hwy & Crenshaw Blvd.	7 Peninsula Circle	5035 Pacific Coast Hwy.	2501-2685 Pacific Coast Hwy.	2905-2695 Rolling Hills Rd.	24215-24667 Crenshaw Blvd.	28901 S. Western Avenue
City	Rancho Palos Verdes	Rancho Palos Verdes	Torrance	Rolling Hills Estates	Torrance	Torrance	Torrance	Torrance	Rancho Palos Verdes
Total GLA	91,102(2)	371,125	257,343	299,167	83,000	433,153	56,796	478,000	172,803
Total Occupancy	91.4%(2)	84.0%	100.0%	93.6%	100.0%	89.0%	100.0%	100.0%	92.0%
Direct Asking Rent	$22.20 – $59.66	$23.40 – $28.80	$25.20 – $26.16	$31.80 – $45.00	$24.00 – $37.20	$32.64 – $42.00	$22.20 – $30.00	$33.60 – $37.20	$26.40 – $42.00

(1)	Source: Appraisal.

(2)	Source: Underwritten rent roll dated November 10, 2016

■	The Borrower. The borrower is Golden Cove Center, LLC, a special purpose entity, with one independent director in its organizational structure. The borrower is indirectly owned equally by the Vala Zarrabian Irrevocable Trust and the Tucson Zarrabian Irrevocable Trust which are controlled by the borrower sponsors, Vala Zarrabian and Tucson Zarrabian, respectively. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Golden Cove Shopping Center Loan.

The guarantors of the non-recourse carveouts under the Golden Cove Shopping Center Loan are Vala Zarrabian and Tucson Zarrabian, which report collective ownership of two retail properties (including the Golden Cove Shopping Center Property), totaling 170,642 SF.

■	Escrows. In connection with the origination of the Golden Cove Shopping Center Loan, the borrower funded upfront reserves of (i) $84,452 for real estate taxes, (ii) $4,103 for insurance, and (iii) $695,313 for environmental remediation.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the Golden Cove Shopping Center Property: (i) a tax reserve in a monthly amount equal to one-twelfth of the amount the lender estimates necessary to pay taxes over the then-succeeding 12-month period, which currently equates to $29,594; (ii) an insurance reserve in a monthly amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, which currently equates to $4,103 (unless, provided that no event of default is continuing under the Golden Cove Shopping Center Loan documents, the borrower maintains an acceptable blanket insurance policy); (iii) a tenant improvements and leasing commissions reserve in the monthly amount of $12,500, provided that so long as no event of default is continuing under the Golden Cove Shopping Center Loan documents, the borrower’s obligation to make deposits into the tenant improvements and leasing commissions reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $350,000; (iv) a replacement reserve in the monthly amount of $2,050, provided that so long as no event of default is continuing under the Golden Cove Shopping Center Loan documents, the borrower’s obligation to make deposits into the replacement reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $73,793; and (v) $7,000 to reimburse the borrower for the cost to complete any tenant improvements and leasing commissions in connection with the space currently leased to Trader Joe’s. Six months prior to each expiration of the Trader Joe’s lease (or the lease of any replacement tenant acceptable to the lender), the monthly deposit is no longer required, and the borrower is instead required to deposit with the lender cash or a letter of credit in a lump sum amount which is equal to the difference between $475,000 and the amount collected pursuant to the monthly escrow deposit (the “Trader Joe’s Escrow Deposit”). If the borrower fails to make the Trader Joe’s Escrow Deposit, all excess cash flow will be required to be swept to an account to be held as additional security for the Golden Cove Shopping Center Loan until the total amount swept equals the Trader Joe’s Escrow Deposit. In the event either the Trader Joe’s lease or the lease of any replacement tenant acceptable to the lender has a termination date that expires more than 24 months following the maturity date, the tenant’s obligation to deposit the Trader Joe’s monthly deposit ceases. Otherwise, upon the renewal of the Trader Joe’s lease (or the entry into a replacement lease with a tenant acceptable to the lender), the borrower’s obligation to deposit the Trader Joe’s monthly deposit resumes on the date that is 42 months prior to the expiration of such renewal or replacement lease, subject to the provision above relating to replacement of such requirement with the Trader Joe’s Escrow Deposit requirement six months prior to each expiration of the Trader Joe’s (or replacement tenant’s) lease.

LOAN #10: golden cove shopping center

■	Lockbox and Cash Management. The Golden Cove Shopping Center Loan documents require a springing hard lockbox with springing cash management. Following the occurrence of a Golden Cove Shopping Center Cash Sweep Trigger Event (as defined below), the Golden Cove Shopping Center Loan documents require the borrower to establish a lender-controlled lockbox account and to direct all tenants to pay rent directly to such lockbox account and require that all other money received by the borrower with respect to the Golden Cove Shopping Center Property be promptly deposited into such lockbox account following receipt. Following the occurrence of a Golden Cove Shopping Center Cash Sweep Trigger Event and until the occurrence of a Golden Cove Shopping Center Cash Sweep Cure (as defined below), all cash flow is required to be swept from the lockbox account into a lender-controlled cash management account and applied in accordance with the Golden Cove Shopping Center Loan documents, and excess cash is required to be swept and held as additional collateral for the Golden Cove Shopping Center Loan. Upon a Golden Cove Shopping Center Cash Sweep Cure, all funds in the lockbox account are required to be swept to the borrower’s operating account.

A “Golden Cove Shopping Center Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the Golden Cove Shopping Center Loan agreement, (b) the debt service coverage ratio being less than 1.10x on an amortizing basis as of the last day of each calendar quarter for such quarter, or (c) Trader Joe’s (i) going dark, (ii) filing for bankruptcy or other insolvency proceedings or being subject to an involuntary bankruptcy or insolvency proceeding, (iii) providing notice of early termination of its lease, (iv) being in material default on its lease after expiration of any notice and cure periods, or (v) failing to renew its lease at least six months prior to expiration, and the borrower failing to deposit the Trader Joe’s Escrow Deposit.

A “Golden Cove Shopping Center Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (a) of the definition thereof, the specific waiver in writing by the lender of the related event of default under the Golden Cove Shopping Center Loan agreement; (ii) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (b) of the definition thereof, the debt service coverage ratio being 1.15x or greater for two consecutive calendar quarters determined by the lender as of the last day of each calendar quarter for such quarter; or (iii) with respect to the Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) of the definition thereof, the occurrence of a Trader Joe’s Cure Event (as defined below); provided, however that no event of default or other Golden Cove Shopping Center Cash Sweep Trigger Event is continuing.

A “Trader Joe’s Cure Event” means the following: (a) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) (i) of the definition thereof, (A) Trader Joe’s has notified the borrower in writing that it has rescinded its notice to “go dark,” or (B) Trader Joe’s (or an approved subtenant) has resumed operations in the space occupied by Trader Joe’s and remained in occupancy, and open for business for no less than 60 consecutive days; (b) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c)(ii) of the definition thereof, Trader Joe’s has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the Trader Joe’s lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying as to affirmation of its lease, no default under its lease, no amendment to its lease, and that Trader Joe’s is in occupancy, open for business and paying full unabated rent; (c) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) (iii) of the definition thereof, the borrower has re-let the entire space leased to Trader Joe’s or to replacement tenant(s), which tenants and the related leases are reasonably acceptable to the lender and such replacement lease is in full force and effect, and such replacement tenant has commenced paying full, unabated rent; (d) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) (iv) of the definition thereof, the curing of the applicable lease default; and (e) with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) (v) of the definition thereof, (A) Trader Joe’s has renewed its lease at market terms and for a period greater than the renewal term pursuant to the terms of its lease, or a replacement tenant(s) acceptable to the lender are occupying the vacated space and paying full, unabated rent, (B) the borrower has deposited with the lender the Trader Joe’s Escrow Deposit, or (C) the funds collected during the continuance of the Golden Cove Shopping Center Cash Sweep Trigger Event equal or exceed the Trader Joe’s Escrow Deposit, or the borrower has deposited cash or a letter of credit in the amount of the difference between such collected funds and the Trader Joe’s Escrow Deposit. In the event of a Trader Joe ‘s Cure Event with respect to a Golden Cove Shopping Center Cash Sweep Trigger Event described in clause (c) (v) of the definition thereof, whereby a replacement tenant acceptable to the lender is occupying the vacated space but has not commenced paying full rent, the lender is required to suspend the cash flow sweep, but all funds collected in connection with the Golden Cove Shopping Center Cash Sweep Trigger Event are retained by the lender until such replacement tenant has commenced paying full rent.

LOAN #10: golden cove shopping center

■	Property Management. The Golden Cove Shopping Center Property is managed by Golden Cove, LLC, which is the sole member of the borrower and is owned by the Vala Zarrabian Irrevocable Trust and the Tucson Zarrabian Irrevocable Trust, pursuant to the terms of the management agreement. If (a) an event of default under the Golden Cove Shopping Center loan agreement has occurred and is continuing, (b) the property manager becomes bankrupt or insolvent, or (c) a default beyond any applicable notice and cure period by the property manager occurs under the related management agreement, then the lender, at its option, may require the borrower to engage a replacement management agent and terminate the property manager without fee or obligation to the lender. Provided no event of default under the Golden Cove Shopping Center Loan agreement is continuing, the borrower may replace the manager with a manager that is either reasonably acceptable to the lender or is a reputable management company with at least seven years’ experience in the management of commercial properties with similar uses and quality as the Golden Cove Shopping Center Property and in the jurisdiction in which the Golden Cove Shopping Center Property is located.

■	Mezzanine and Subordinate Indebtedness. Not permitted.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The Golden Cove Shopping Center Loan documents require that the borrower maintain an “all risk” insurance policy (with a deductible that is acceptable to the lender and is no larger than $50,000) that provides coverage for terrorism in an amount equal to the full replacement cost of the Golden Cove Shopping Center Property. The Golden Cove Shopping Center Loan documents also require business interruption insurance covering no less than 12 months; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. See “Risk Factors–Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #11: Boynton trail centre

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		PCC
Location (City/State)	Boynton Beach, Florida	Cut-off Date Balance		$27,000,000
Property Type	Retail	Cut-off Date Balance per SF		$116.18
Size (SF)	232,402	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 10/26/2016	91.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/26/2016	91.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1984-1992 / 2012-2014	Mortgage Rate		4.39000%
Appraised Value	$44,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		12
		Borrower Sponsor(1)		F. Davis Camalier
Underwritten Revenues	$4,001,365
Underwritten Expenses	$1,427,758	Escrows
Underwritten Net Operating Income (NOI)	$2,573,608		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,356,358	Taxes	$0	$37,119
Cut-off Date LTV Ratio	61.4%	Insurance	$274,755	$22,896
Maturity Date LTV Ratio	50.9%	Replacement Reserves(2)	$0	$3,877
DSCR Based on Underwritten NOI / NCF	1.59x / 1.45x	TI/LC(3)	$402,766	$8,956
Debt Yield Based on Underwritten NOI / NCF	9.5% / 8.7%	Deferred Maintenance	$6,600	$0
		Other(4)	$1,169,814	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,000,000	100.0%	Loan Payoff	$21,843,696	80.9%
			Reserves	1,853,935	6.9
			Closing Costs	636,131	2.4
			Return of Equity	2,666,238	9.9
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

(1)	F. Davis Camalier is the non-recourse carveout guarantor under the Boynton Trail Centre Loan.

(2)	Replacement Reserves are capped at $232,620 with replenishment obligations.

(3)	The upfront TI/LC reserve includes outstanding tenant improvement obligations for the Planet Fitness space. The required TI/LC monthly reserve deposits are capped at $322,416 with replenishment obligations. Additionally, in the event Walmart Stores East, LP (“Walmart”) fails to renew its lease twelve months prior to expiration, the borrower is required to deposit with the lender an initial amount of $500,000 into a TI/LC reserve for the Walmart space. If Walmart still has not renewed six months prior to its lease expiration (which is the required renewal notice provision), the borrower is required to post an additional $600,000 (either in a lump sum or in six equal monthly deposits) into a TI/LC reserve to bring the total required reserve for Walmart to $1,100,000. Said deposits may be in the form of cash or a letter of credit. If the borrower fails to make either such deposit, all excess cash flow will be required to be swept to an account to be held as additional security for the Boynton Trail Centre Loan until the total amount swept equals the required deposit.

(4)	The upfront Other reserve represents contractual free rent and reimbursements of $69,814 for Planet Fitness and an escrow in the amount of $1,100,000 for the purpose of filling in a retention pond located on a nearby parcel that is not owned by the borrower (the “Development Parcel”) in order to develop the Development Parcel, and relocating the retention pond to the Boynton Trail Centre Property.

The following table presents certain information relating to the major tenants at the Boynton Trail Centre Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Walmart Stores East, LP(3)	AA / Aa2 / AA	45,500	19.6%	$432,250	13.7%	$9.50	1/15/2023	10, 5-year options
Alco Theater/RLR Theater	NA / NA / NA	29,207	12.6	368,526	11.7	$12.62	4/30/2020	1, 5-year option
Goodwill	NA / NA / NA	17,057	7.3	304,467	9.7	$17.85	8/24/2026	2, 5-year options
Beall’s Outlet	NA / NA / NA	22,000	9.5	275,000	8.7	$12.50	11/14/2024	NA
Planet Fitness(4)	NA / NA / NA	14,934	6.4	185,892	5.9	$12.45	1/21/2027	3, 5-year options
Bridgestone Retail Operations	NA / A2 / A	6,480	2.8	120,682	3.8	$18.62	4/30/2020	2, 5-year options
CVS Pharmacy(5)	NA / Baa1 / BBB+	10,210	4.4	120,120	3.8	$11.76	4/30/2017	2, 5-year options
Bank of America	A+ / A1 / A+	3,079	1.3	115,798	3.7	$37.61	12/31/2018	1, 10-year option
Portobella’s	NA / NA / NA	2,269	1.0	78,395	2.5	$34.55	8/31/2017	1, 10-year option
Medical Center BPB, Inc.	NA / NA / NA	3,207	1.4	74,851	2.4	$23.34	3/17/2022	2, 5-year options
Largest Tenants		153,943	66.2%	$2,075,982	65.9%	$13.49
Remaining Tenants		59,435	25.6	1,073,172	34.1	$18.06
Vacant		19,024	8.2	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		232,402	100.0%	$3,149,154	100.0%	$14.76

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant GLA includes four ground lease outparcels totaling 17,465 SF. Tenant GLA excluding the ground lease outparcels is 214,937 SF.

(3)	Wal-Mart has the right to cease operations at any time. The borrower has a one-time right to recapture the leased premises if the tenant ceases operations in substantially all of the premises for a consecutive 18-month period; provided that the borrower must pay the tenant a recapture fee equal to (x) the cost of the tenant’s initial capital improvements, (y) divided by 240, and (z) multiplied by the number of months which remain between the date of exercise and the 20th anniversary of the rent commencement date. If the borrower does not timely exercise its recapture right, the lease will remain in full force and effect.

(4)	Planet Fitness is not required to commence paying rent until January 22, 2017. An escrow was collected at origination for outstanding free rent and reimbursements along with the outstanding tenant improvement obligations for the Planet Fitness space.

(5)	CVS Pharmacy (“CVS”) has the right to cancel its lease upon not less than 30 days’ prior written notice so long as Walmart is utilizing a portion of the space as a pharmacy -(which Walmart is currently utilizing). CVS’s UW Base Rent is equal to percentage rent as there is no minimum rent requirement in the lease. The percentage rent is equal to 2.608695% of all gross sales, not to exceed $120,120 per year. Percentage rent paid has been equal to the $120,120 cap since 2013 when Walmart opened and the percentage rent calculation commenced. CVS has expressed interest in relocating from the Boynton Trail Centre Property to the Development Parcel (which is not part of the collateral).

LOAN #11: Boynton trail centre

The following table presents the lease rollover schedule at the Boynton Trail Centre Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	26,443	11.4	11.4%	465,112	14.8	$17.59	7
2018	9,945	4.3	15.7%	261,670	8.3	$26.31	4
2019	9,283	4.0	19.7%	197,425	6.3	$21.27	6
2020	53,989	23.2	42.9%	794,448	25.2	$14.71	11
2021	6,520	2.8	45.7%	92,789	2.9	$14.23	3
2022	3,207	1.4	47.1%	74,851	2.4	$23.34	1
2023	45,500	19.6	66.6%	432,250	13.7	$9.50	1
2024	22,000	9.5	76.1%	275,000	8.7	$12.50	1
2025	0	0.0	76.1%	0	0.0	$0.00	0
2026	17,057	7.3	83.5%	304,467	9.7	$17.85	1
2027 & Thereafter	19,434	8.4	91.8%	251,142	8.0	$12.92	2
Vacant	19,024	8.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	232,402	100.0%		$3,149,154	100.0%	$14.76	37

(1)	Calculated based on approximate square footage leased by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Boynton Trail Centre Property:

Historical Leased %(1)(2)

	2013	2014	2015	As of 10/26/2016
Owned Space	73.6%	80.0%	80.8%	91.8%

(1)	As provided by the borrower and which reflects year-end occupancy for the specified year unless otherwise indicated.

(2)	The borrower began to vacate and relocate tenants in 2011 and 2012 in anticipation of significant renovations and capital improvements that were completed between 2012 and 2014. Improvements included removal of the atrium and a one and two story building which improved the sight lines and visibility of the center along with new façade, stairs, and paint. Following renovations, two large leases were executed. Goodwill moved from its original location (12,200 SF) and took possession of its current location (17,057 SF or 7.3% of the net rentable area, all of which was previously vacant space) in February 2016. Planet Fitness (14,934 SF or 6.4% of the net rentable area) executed a new lease in the former Goodwill space (in addition to some other in-line space) and took possession in April 2016.

LOAN #11: Boynton trail centre

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Boynton Trail Centre Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,308,325	$2,473,850	$2,603,324	$2,627,965	$3,110,024	$13.38
Contractual Rent Steps(2)	0	0	0	0	39,130	0.17
Gross Up Vacancy	0	0	0	0	294,280	1.27
Total Rent	$2,308,325	$2,473,850	$2,603,324	$2,627,965	$3,443,434	$14.82
Total Reimbursables	604,634	641,955	651,552	669,821	1,002,703	4.31
Other Income	32,162	8,579	9,059	9,074	9,074	0.04
Vacancy & Credit Loss	0	0	0	0	(453,846)	(1.95)
Effective Gross Income(3)	$2,945,121	$3,124,384	$3,263,935	$3,306,860	$4,001,365	$17.22

Real Estate Taxes(4)	$394,754	$387,182	$377,510	$357,862	$418,500	$1.80
Insurance	289,052	252,522	255,017	251,524	249,778	1.07
Management Fee	138,046	150,522	168,580	170,353	160,055	0.69
Other Operating Expenses	568,687	536,028	572,925	599,425	599,425	2.58
Total Operating Expenses	$1,390,539	$1,326,254	$1,374,032	$1,379,164	$1,427,758	$6.14

Net Operating Income(5)	$1,554,582	$1,798,130	$1,889,903	$1,927,696	$2,573,608	$11.07
TI/LC	0	0	0	0	174,302	0.75
Replacement Reserves(6)	0	0	0	0	42,948	0.18
Net Cash Flow	$1,554,582	$1,798,130	$1,889,903	$1,927,696	$2,356,358	$10.14

(1)	Certain items such as interest expense, interest income, certain professional fees, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through June 15, 2017.

(3)	The increase in Underwritten Effective Gross Income over TTM 8/31/2016 was driven mainly by the increase in Base Rent and Total Reimbursables related to new leases with Goodwill (7.3% of the net rentable area with contractual rent and reimbursements commencing on August 24, 2016) and Planet Fitness (6.4% of the net rentable area with contractual rent and reimbursements to commence on January 22, 2017).

(4)	Real Estate Taxes have been underwritten per the appraisal which was estimated based on the re-assessment post-renovation (and includes a 4% discount for early payment). The outparcel tenants pay real estate taxes directly; therefore, taxes for the outparcel tenants have been excluded.

(5)	Net Operating Income was lower in 2013 due to the vacating and relocating of several tenants in order to prepare for significant renovations and capital improvements that were completed between 2012 and 2014. Improvements included removal of the atrium and a one- and two-story building which improved the sight lines and visibility of the center along with new façade, stairs, and paint.

(6)	The Underwritten Replacement Reserves of $0.18 per SF equates to $0.20 per SF when calculated on 214,937 SF, which excludes the ground leased outparcel SF of 17,465 SF.

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LOAN #12: GEORGETOWN PLAZA

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Barclays
Location (City/State)	Washington, District of Columbia	Cut-off Date Balance	$27,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF	$179.30
Size (SF)	150,589	Percentage of Initial Pool Balance	3.0%
Total Occupancy as of 9/27/2016	86.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/27/2016	86.1%	Type of Security	Leasehold
Year Built / Latest Renovation	1964 / 2015	Mortgage Rate	4.30000%
Appraised Value	$41,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	24
Borrower Sponsor(1)	Lawrence R. Botel
Underwritten Revenues	$5,329,670
Underwritten Expenses	$2,871,677	Escrows
Underwritten Net Operating Income (NOI)	$2,457,993	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,215,974	Taxes	$126,729	$0
Cut-off Date LTV Ratio	65.9%	Insurance(2)	$0	$0
Maturity Date LTV Ratio	55.9%	Replacement Reserve(3)	$0	$2,510
DSCR Based on Underwritten NOI / NCF	1.53x / 1.38x	TI/LC(4)	$1,000,000	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.2%	Other(5)	$1,178,194	$70,493

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,000,000	99.8%	Loan Payoff	$23,841,952	88.1%
Other Sources	50,000	0.2	Reserves	2,304,923	8.5
Closing Costs	703,507	2.6
Principal Equity Distribution	199,618	0.7
Total Sources	$27,050,000	100.0%	Total Uses	$27,050,000	100.0%

(1)	Lawrence R. Botel is the non-recourse carveout guarantor under the Georgetown Plaza Loan.

(2)	Insurance is provided under a blanket policy.

(3)	The replacement reserve deposits are capped at $150,590.

(4)	The borrower is required to make monthly TI/LC payments unless (i) Children’s National Medical Center renews its lease or (ii) the borrower leases all or substantially all of Children’s National Medical Center’s space at the Georgetown Plaza Property in accordance with the loan documents and if simultaneously the balance in the reserve is equal to or exceeding $750,000. The TI/LC deposits are capped at $1,400,000.

(5)	Other upfront reserves are comprised of (i) $1,055,006 for outstanding TI/LC obligations due to tenants as of the Georgetown Plaza Loan origination date and (ii) $123,188 for free rent obligations of the borrower. Other monthly reserve deposits of $70,493 are for one-twelfth of the ground rent that the lender estimates will be payable during the next ensuing 12 months, provided that such monthly ground rent reserve deposits (other than a one-time deposit due in December 2017) are waived for so long as no event of default exists and the borrower pays the ground rent directly.

The following table presents certain information relating to the major tenants at the Georgetown Plaza Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Children’s National Medical Center	NR / NR / NR	17,165	11.4%	$655,188	14.3%	$38.17	4/30/2018	2, 5-year options
MedStar Georgetown University Hospital(2)	NR / NR/ NR	12,596	8.4	413,239	9.1	$32.81	10/31/2024	1, 5-year options
Theodore’s Furniture, Incorporated	NR / NR/ NR	11,408	7.6	388,224	8.5	$34.03	7/31/2024	2, 5-year options
Maslow Media Group(3)	NR / NR/ NR	8,412	5.6	329,162	7.2	$39.13	4/30/2018	1, 5-year option
Glover Park Hardware	NR / NR/ NR	7,420	4.9	273,056	6.0	$36.80	2/28/2026	2, 5-year options
Embassy of Serbia(4)	NR / NR/ NR	5,971	4.0	211,135	4.6	$35.36	10/31/2020	NA
Charles W. Quatt Associates	NR / NR/ NR	5,339	3.6	182,477	4.0	$34.18	1/31/2023	1, 5-year option
Einstein and Noah Corp	NR / NR / NR	3,037	2.0	160,961	3.5	$53.00	2/28/2023	2, 5-year options
Elvind & Hans of Georgetown	NR / NR / NR	3,665	2.4	139,931	3.1	$38.18	3/31/2020	NA
CM2 Limited, LLC(5)(6)	NR / NR / NR	4,116	2.7	134,717	3.0	$32.73	5/31/2022	1, 5-year option
Ten Largest Tenants		79,129	52.5%	$2,888,090	63.3%	$36.50
Remaining Tenants		50,602	33.6	1,678,220	36.7	$33.16
Vacant		20,858	13.9	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		150,589	100.0%	$4,566,310	100.0%	$35.20

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	MedStar Georgetown University Hospital has the one-time right to terminate its lease on July 31, 2022 with 15 months’ notice and the payment of a termination fee.

(3)	Maslow Media Group subleases 1,893 SF to Hillmann & Carr, Inc at an annual rent of $35.00 per SF, pursuant to the first amendment to the sublease agreement dated August 1, 2010.

(4)	The Embassy of Serbia tenant has the one-time right to terminate its lease on either September 30, 2018 or September 30, 2019 with 9 months’ notice and the payment of the unamortized cost of the landlord’s work and brokerage commissions.

(5)	CM2 Limited, LLC has the one-time right to terminate its lease on December 31, 2019 with 9 months’ notice and the payment of unamortized rent abatement, allowance and brokerage commissions.

(6)	CM2 Limited, LLC is subleasing 226 SF to EverCap Financial, LLC through April 1, 2017. If both sublandlord and subtenant agree, the sublease may be extended on an annual basis, prior to expiration. EverCap Financial, LLC pays a monthly rent of $1,000 plus the pro-rata share of future rent escalations.

LOAN #12: GEORGETOWN PLAZA

The following table presents the lease rollover schedule at the Georgetown Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	6,247	4.1	4.1%	216,756	4.7	$34.70	3
2018	33,060	22.0	26.1%	1,227,033	26.9	$37.12	6
2019	14,959	9.9	36.0%	521,510	11.4	$34.86	9
2020	14,202	9.4	45.5%	475,891	10.4	$33.51	4
2021	0	0.0	45.5%	0	0.0	$0.00	0
2022	9,470	6.3	51.8%	309,617	6.8	$32.69	3
2023	12,270	8.1	59.9%	471,083	10.3	$38.39	3
2024	32,103	21.3	81.2%	1,071,363	23.5	$33.37	5
2025	0	0.0	81.2%	0	0.0	$0.00	0
2026	7,420	4.9	86.1%	273,056	6.0	$36.80	1
2027 & Thereafter	0	0.0	86.1%	0	0.0	$0.00	0
Vacant	20,858	13.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	150,589	100.0%		$4,566,310	100.0%	$35.20	34

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Georgetown Plaza Property:

Historical Leased %(1)

	2014	2015	As of 9/27/2016
Owned Space	80.7%	81.3%	86.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Georgetown Plaza Property:

Cash Flow Analysis(1)

	2014(2)	2015	TTM 6/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$1,697,155(3)	$4,040,015	$4,211,612	$4,475,242	$29.72
Contractual Rent Steps(4)	0	0	0	91,068	0.60
Gross Up Vacancy	0	0	0	745,149	4.95
Total Rent	$1,697,155	$4,040,015	$4,211,612	$5,311,459	$35.27
Total Reimbursements	317,699	716,151	694,259	701,790	4.66
Other Income(5)	27,943	113,797	111,039	111,039	0.74
Vacancy & Credit Loss	0	0	0	(794,618)	(5.28)
Effective Gross Income	$2,042,797	$4,869,963	$5,016,910	$5,329,670	$35.39

Total Operating Expenses	$1,302,129	$2,724,032	$2,659,637	$2,871,677	$19.07

Net Operating Income	$740,668	$2,145,931	$2,357,273	$2,457,993	$16.32
TI/LC	0	0	0	311,901	2.07
Upfront Rollover Reserve	0	0	0	(100,000)(6)	(0.66)
Replacement Reserves	0	0	0	30,118	0.20
Net Cash Flow	$740,668	$2,145,931	$2,357,273	$2,215,974	$14.72

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Due to the acquisition of the Georgetown Plaza Property in mid-2014, 2014 historical cash flows are for the period from July to December.

(3)	2014 Base Rent includes a free rent adjustment of $170,905.

(4)	Underwritten Contractual Rent Steps includes contractual rent steps through September 2017.

(5)	Other Income includes miscellaneous income and antenna income.

(6)	Underwritten Upfront Rollover reserve reflects an offset to the calculation of TI/LC due to the $1,000,000 deposited into a rollover reserve for any TI/LC expenses related to future leasing activities at the Georgetown Plaza Property.

LOAN #13: EASTON TOWN CENTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Barclays
Location (City/State)	Columbus, Ohio	Cut-off Date Balance(5)	$22,500,000
Property Type	Retail	Cut-off Date Balance per SF(4)	$259.00
Size (SF)(1)	1,303,073	Percentage of Initial Pool Balance	2.5%
Total Occupancy as of 6/24/2016(2)	97.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/24/2016(2)(3)	96.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	1999 / 2015	Mortgage Rate	3.61590%
Appraised Value	$1,186,000,000	Original Term to Maturity (Months)	120
		Original Amortization Term (Months)	NAP
		Original Interest Only Term (Months)	120
		Borrower Sponsor(6)	L Brands, Inc.; Georgetown Sponsor

Underwritten Revenues	$78,773,625
Underwritten Expenses	$26,733,883	Escrows(7)
Underwritten Net Operating Income (NOI)	$52,039,741		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$49,759,364	Taxes	$0	$0
Cut-off Date LTV Ratio(4)	28.5%	Insurance	$0	$0
Maturity Date LTV Ratio(4)	28.5%	Replacement Reserve(8)	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	4.21x / 4.02x	TI/LC(9)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	15.4% / 14.7%	Other	$7,161,275	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$700,000,000	100.0%	Loan Payoff	$425,364,813	60.8%
			Principal Equity Distribution	262,909,603	37.6
			Upfront Reserves	7,161,275	1.0
			Closing Costs	4,564,309	0.7
Total Sources	$700,000,000	100.0%	Total Uses	$700,000,000	100.0%

(1)	The Easton Town Center Property Size (SF) represents the square footage that serves as collateral for the Easton Town Center Loan Combination (as defined below). Inclusive of non-Owned Tenant space, the total square footage is 1,797,744 SF.

(2)	Total Occupancy and Owned Occupancy exclude 6,917 SF attributable to Aeropostale and PacSun, who have filed for bankruptcy. Both tenants have been underwritten as vacant, though they are in occupancy, paying rent and are not included on any closure lists. Total Occupancy and Owned Occupancy include three tenants, La Senza/Bath & Body Works/White Barn Candle (9,523 SF), Lilly Pulitzer (2,331 SF) and Zest Juice Bar (1,227 SF), collectively representing approximately 1.0% of the net rentable area. Lilly Pulitzer is not yet in occupancy, but La Senza/Bath & Body Works/White Barn Candle and Zest Juice Bar are in occupancy and have begun paying rent. Lilly Pulitzer is expected to take occupancy and begin paying rent on February 14, 2017.

(3)	Owned Occupancy as of 6/24/2016 is based on 1,281,179 SF, excluding 21,894 SF of storage space.

(4)	Calculated based on the aggregate outstanding principal balance of the six senior pari passu notes of the Easton Town Center Loan Combination.

(5)	The Cut-off Date Balance of $22,500,000 is evidenced by the non-controlling note A-1-B-3, which is part of a loan combination (the “Easton Town Center Loan Combination”) evidenced by six senior pari passu notes totaling $337,500,000 and two junior notes totaling $362,500,000. The related companion loans are evidenced by (i) the controlling note A-1-A and the non-controlling notes A-2-A, B-1 and B-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $512,500,000 and were contributed to the BBCMS 2016-ETC securitization transaction, (ii) the non-controlling note A-1-B-1, which has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the CGCMT 2016-P5 securitization transaction, (iii) the non-controlling note A-1-B-2, which has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the WFCM 2016-C36 securitization transaction and (iv) the non-controlling note A-2-B, which has an outstanding principal balance as of the Cut-off Date of $75,000,000 and was contributed to the MSBAM 2016-C30 securitization transaction.

(6)	There is no non-recourse carveout guarantor for the Easton Town Center Loan.

(7)	The Other upfront escrow of $7,161,275 represents an existing and outstanding tenant improvements and leasing commissions reserve.

(8)	Replacement reserves are capped at $512,472.

(9)	Tenant improvements and leasing commissions are capped at $3,843,537.

LOAN #13: EASTON TOWN CENTER

The following table presents certain information relating to the major tenants at the Easton Town Center Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF/ Screen(3)	Occupancy Cost(3)	Renewal / Extension Options
AMC 30(4)(5)	NR / NR / NR	134,000	10.3%	$4,152,660	8.2%	$30.99	12/31/2029	$501,200	35.3%	3, 5-year options
Forever 21(6)	NR / NR / NR	28,111	2.2	1,311,916	2.6	$46.67	1/31/2021	$300	15.6%	NA
Express(7)	NR/ NR / NR	12,635	1.0	975,302	1.9	$77.19	1/31/2023	$545	19.2%	NA
H&M(8)	NR/ NR / NR	20,177	1.6	945,150	1.9	$46.84	1/31/2021	$395	11.9%	NA
Victoria’s Secret(9)	BB+ / Ba1 / BB+	16,191	1.2	841,360	1.7	$51.96	1/31/2023	$523	14.5%	NA
Apple(10)	NR / Aa1 / AA+	8,537	0.7	766,964	1.5	$89.84	1/31/2023	$4,686	1.9%	1, 5-year option
Abercrombie & Fitch(11)	NR / BB- / NR	14,984	1.2	749,200	1.5	$50.00	1/31/2017	$280	26.0%	NA
Barnes & Noble(12)	NR / NR / NR	34,991	2.7	725,861	1.4	$20.74	8/31/2019	$218	14.8%	4, 5-year options
Anthropologie	NR / NR / NR	10,713	0.8	700,291	1.4	$65.37	1/31/2018	$348	18.8%	1, 5-year option
Crate and Barrel(13)	NR / NR / NR	23,843	1.8	700,000	1.4	$29.36	1/31/2021	$281	12.6%	2, 5-year options
Ten Largest Tenants		304,182	23.3%	$11,868,705	23.3%	$39.02
Remaining Tenants		933,149	71.6	39,101,725	76.7	$41.90
Storage		21,894	1.7	0	0.0	$0.00
Vacant		43,848	3.4	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(14)		1,303,073	100.0%	$50,970,430	100.0%	$41.19

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF/Screen and Occupancy Cost represent sales for the trailing 12-month period ending April 30, 2016 for all tenants.

(4)	Tenant Sales $ per SF/Screen reflects sales per screen for AMC 30. Tenant Sales $ per SF/screen is based on a total of 30 screens.

(5)	AMC 30 may reduce its base rent by 25% if at any time less than 60,000 SF at the Easton Town Center Property (not including AMC 30’s premises) is open to the public for business. If such condition persists for 180 consecutive days, the tenant may go dark until the requirement is satisfied.

(6)	Forever 21 has the right to terminate its lease if (a) Nordstrom and Macy’s are not open and operating and (b) the occupancy rate at the Easton Town Center Property falls below 75% of the leasable area (50% of which must be national or large regional chains), not including the premises of the anchor tenants, and such occupancy rate continues for, with respect to clause (a), 18 months and, with respect to clause (b), nine months.

(7)	Express has the right to terminate its lease if (a) at least one anchor tenant is not open and operating and/or (b) the occupancy rate at the Easton Town Center Property falls below 75% of the leasable area, not including the premises of the anchor tenants, and such occupancy rate continues for 12 months.

(8)	H&M has the right to terminate its lease if (a) Macy’s is not open and operating and (b) the occupancy rate at the Easton Town Center Property falls below 80% of the leasable area, not including the premises of the anchor tenants and temporary tenants, and such occupancy rate continues for 18 months.

(9)	Victoria’s Secret has the right to terminate its lease if the occupancy rate at the Easton Town Center Property falls below 75% and continues for more than 270 days with 30 days’ notice to the borrower.

(10)	Apple has the right to terminate its lease if (a) at least one department store is not open and operating and (b) the occupancy rate at the Easton Town Center Property falls below 80% of the leasable area, and such occupancy rate continues for more than 12 months.

(11)	Abercrombie & Fitch has the right to terminate its lease if the occupancy rate at the Easton Town Center Property falls below 75% and such occupancy rate continues for more than nine months.

(12)	Barnes & Noble has the right to terminate its lease if (a) AMC 30 is not actively occupied and open for business or (b) there are three full-service restaurants greater than 5,000 SF each not actively occupied and open for business, and such condition continues for more than 20 months.

(13)	Crate and Barrel has the right to terminate its lease if (a) at least one tenant occupying 30,000 SF or more is not open and operating and (b) the occupancy rate at the Easton Town Center Property falls below 80% of the leasable area, not including the premises of the anchor tenants and temporary tenants, and such occupancy rate continues for 18 months.

(14)	Total / Wtd. Avg. All Tenants UW Base Rent $ per SF excludes Storage GLA.

The following table presents the lease rollover schedule at the Easton Town Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	24,617	1.9%	1.9%	$342,000	0.7%	$13.89	4
2016	7,430	0.6	2.5%	198,170	0.4	$26.67	2
2017	79,488	6.2	8.7%	3,173,010	6.2	$39.92	15
2018	112,979	8.8	17.5%	3,485,551	6.8	$30.85	18
2019	113,655	8.9	26.4%	4,519,293	8.9	$39.76	25
2020	130,657	10.2	36.6%	4,662,797	9.1	$35.69	25
2021	219,130	17.1	53.7%	8,719,061	17.1	$39.79	28
2022	57,801	4.5	58.2%	3,168,037	6.2	$54.81	13
2023	116,767	9.1	67.3%	6,995,401	13.7	$59.91	24
2024	118,194	9.2	76.5%	5,132,920	10.1	$43.43	31
2025	71,644	5.6	82.1%	3,280,005	6.4	$45.78	13
2026	45,680	3.6	85.7%	2,722,180	5.3	$59.59	10
2027 & Thereafter	139,289	10.9	96.6%	4,572,003	9.0	$32.82	4
Vacant(2)	43,848	3.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(3)	1,281,179	100.0%		$50,970,430	100.0%	$41.19	212

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

(2)	Vacant Expiring Owned GLA includes 6,917 SF attributable to Aeropostale and PacSun, who have filed for bankruptcy. Both tenants have been underwritten as vacant, though they are in occupancy, paying rent and are not included on any closure lists.

(3)	Total Expiring Owned GLA excludes 21,894 SF of storage space.

LOAN #13: EASTON TOWN CENTER

The following table presents certain information relating to historical leasing at the Easton Town Center Property:

Historical Leased %(1)(2)

	2013	2014	2015	As of 6/24/2016
Owned Space	98.5%	98.3%	98.0%	96.6%(3)

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Historical occupancy and occupancy as of 6/24/2016 excludes 21,894 SF of storage space.

(3)	Occupancy as of 6/24/2016 excludes 6,917 SF attributable to Aeropostale and PacSun, who have filed for bankruptcy. Both tenants have been underwritten as vacant, though they are in occupancy, paying rent and are not included on any closure lists. Occupancy as of 6/24/2016 also includes three tenants, La Senza/Bath & Body Works/White Barn Candle (9,523 SF), Lilly Pulitzer (2,331 SF) and Zest Juice Bar (1,227 SF), collectively representing approximately 1.0% of the net rentable area. Lilly Pulitzer is not yet in occupancy, but La Senza/Bath & Body Works/White Barn Candle and Zest Juice Bar are in occupancy and have begun paying rent. Lilly Pulitzer is expected to take occupancy and begin paying rent on February 14, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Easton Town Center Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten	Underwritten $per SF
Base Rent(2)(3)(4)	$43,961,285	$47,139,823	$48,613,606	$49,309,396	$50,970,430	$39.12
Gross Up Vacancy	0	0	0	0	3,987,780	3.06
Total Rent	$43,961,285	$47,139,823	$48,613,606	$49,309,396	$54,958,210	$42.18
CAM Reimbursements	10,751,516	11,515,351	11,871,221	11,845,247	12,108,024	9.29
Percentage Rent	1,284,571	2,214,903	2,121,003	2,200,630	2,010,379	1.54
Other Reimbursements(5)	11,477,985	11,046,283	10,642,393	10,599,537	10,594,332	8.13
Net Rental Income	$67,475,357	$71,916,360	$73,248,223	$73,954,810	$79,670,945	$61.14
Vacancy/Credit Loss	0	0	0	0	(3,987,780)	(3.06)
Other Income(6)	3,129,558	3,021,258	3,073,530	3,087,288	3,090,460	2.37
Effective Gross Income	$70,604,915	$74,937,618	$76,321,753	$77,042,098	$78,773,625	$60.45

Total Expenses	$27,436,210	$27,593,401	$28,187,578	$27,974,389	$26,733,883	$20.52

Net Operating Income	$43,168,705	$47,344,217	$48,134,175	$49,067,709	$52,039,741	$39.94
TI/LC	0	0	0	0	1,954,610	1.50
Replacement Reserves	0	0	0	0	325,768	0.25
Net Cash Flow	$43,168,705	$47,344,217	$48,134,175	$49,067,709	$49,759,364	$38.19

(1)	Certain items such as bad debt expense, non-recoverable tax expense, venture management fees, termination fees and income from subsidiaries were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical Base Rent includes any rent abatements provided to tenants.

(3)	Underwritten Base Rent includes rent steps through June 2017 totaling $1,413,048.

(4)	Underwritten Base Rent includes $795,900 of rent for three tenants, La Senza/Bath & Body Works/White Barn Candle, Lilly Pulitzer and Zest Juice Bar, which have executed leases, but had not yet taken occupancy of their space as of June 24, 2016. Lilly Pulitzer is not yet in occupancy, but La Senza/Bath & Body Works/White Barn Candle and Zest Juice Bar are now in occupancy and paying rent.

(5)	Other Reimbursements include real estate taxes, insurance, electric and AMC 30’s 2016 forecasted escalator reimbursement.

(6)	Other Income primarily includes income attributable to storage rent, temporary tenants, marketing income from tenants, parking income and other non- rental income.

The following table presents certain information relating to the primary competition for the Easton Town Center Property:

Competitive Set(1)

	Easton Town Center Property	Polaris Fashion Place	Mall at Tuttle Crossing	Eastland Mall
Proximity (miles)	-	7.0	11.0	9.0
Year Built / Renovated	1999 / 2015	2001 / NA	1997 / NA	1968 / 2005
Total GLA	1,797,744(2)(3)	1,571,256	1,121,351	999,189
Total Occupancy	97.6%(2)(3)	98%	96%	47%
Anchors	Macy’s, Nordstrom, AMC 30, Lifetime Fitness(2)	Field & Stream, JCPenney, Macy’s, Sak’s Fifth Avenue, Sears, Von Maur	JCPenney, Sears, Macy’s	Macy’s, Sears

(1)	Source: Appraisal.

(2)	Source: Rent Roll dated June 24, 2016.

(3)	Total GLA and Total Occupancy are inclusive of non-Owned Tenant space.

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LOAN #14: walgreens net lease portfolio 4

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	7	Loan Seller		CGMRC
Location (City/State)	Various	Cut-off Date Balance		$22,495,184
Property Type	Retail	Cut-off Date Balance per SF		$216.90
Size (SF)	103,710	Percentage of Initial Pool Balance		2.5%
Total Occupancy as of 12/1/2016	100.0%	Number of Related Mortgage Loans(2)		2
Owned Occupancy as of 12/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate(3)		4.59300%
Appraised Value	$38,850,000	Original Term to Maturity/ARD (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$2,183,331	Borrower Sponsor(4)	CF Real Estate Holdings, LLC
Underwritten Expenses	$43,667	Escrows
Underwritten Net Operating Income (NOI)	$2,139,665		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,118,923	Taxes	$0	$0
Cut-off Date LTV Ratio	57.9%	Insurance	$0	$0
Maturity Date/ARD LTV Ratio(1)	57.9%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	2.04x / 2.02x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.4%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$22,495,184	62.8%	Purchase Price	$35,706,642	99.7%
Principal’s New Cash Contribution	12,679,321	35.4	Closing Costs	122,963	0.3
Other Sources	655,099	1.8

Total Sources	$35,829,605	100.0%	Total Uses	$35,829,605	100.0%

(1)	Calculated as of the ARD (as defined below).

(2)	An indirect owner of the borrower is also an indirect owner of the borrowers of the Walgreens Net Lease Portfolio 6 Loan.

(3)	If the Walgreens Net Lease Portfolio 4 Loan is not paid in full by the anticipated repayment date of December 1, 2026 (the “Anticipated Repayment Date or ARD”), the interest rate will increase to 3.00000% per annum plus the greater of (i) 4.59300%, or (ii) the 10-year swap yield as of the first business day after the ARD. The additional interest will accrue, but the payment of said interest will be deferred until the maturity date of December 1, 2031.

(4)	CF Real Estate Holdings, LLC is the non-recourse carveout guarantor under the Walgreens Net Lease Portfolio 4 Loan.

The following table presents certain information relating to the Walgreens Net Lease Portfolio 4 Properties:

Property Name	Cut-off Date Allocated Loan Amount	% of Cut- off Date Allocated Loan Amount	Total GLA	Occupancy(1)	Year Built	Appraised Value	Appraisal Direct Cap Rate	Appraisal Dark Value	UW NCF	UW NCF per SF
Walgreens - Allendale, MI	$3,515,451	15.6%	14,820	100.0%	2007	$6,120,000	5.60%	$3,020,000	$331,414	$22.36
Walgreens - Marquette, MI	3,412,412	15.2	14,820	100.0%	2008	6,060,000	5.50%	3,500,000	321,613	$21.70
Walgreens - Russellville, AR	3,262,496	14.5	14,820	100.0%	2006	5,800,000	5.50%	3,250,000	307,354	$20.74
Walgreens - Cincinnati, OH	3,248,733	14.4	14,820	100.0%	2009	5,770,000	5.50%	3,230,000	306,044	$20.65
Walgreens - Lawton, OK	3,115,120	13.8	15,120	100.0%	2000	5,200,000	5.75%	3,100,000	293,276	$19.40
Walgreens - Edmond, OK	2,985,323	13.3	14,490	100.0%	2001	5,000,000	5.75%	2,950,000	281,055	$19.40
Walgreens - Mcalester, OK	2,955,649	13.1	14,820	100.0%	2005	4,900,000	5.75%	2,900,000	278,167	$18.77
Total / Wtd. Avg.	$22,495,184	100.0%	103,710	100.0%		$38,850,000	5.62%	$21,950,000	$2,118,923	$20.43

(1)	Occupancy as of December 1, 2016.

The following table presents certain information relating to historical leasing at the Walgreens Net Lease Portfolio 4 Properties:

Historical Leased %(1)

Property Name	2011	2012	2013	2014	2015	As of 12/1/2016
Walgreens - Allendale, MI	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Marquette, MI	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Russellville, AR	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Cincinnati, OH	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Lawton, OK	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Edmond, OK	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Walgreens - Mcalester, OK	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Total / Wtd. Avg. Portfolio	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers.

LOAN #14: walgreens net lease portfolio 4

The following table presents certain information relating to the major tenants at the Walgreens Net Lease Portfolio 4 Properties:

Owned Tenants Based on Underwritten Base Rent

Property Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Sales $ per SF(2)	Occupancy Cost(2)	Lease Expiration
Walgreens - Allendale, MI	BBB / Baa2 / BBB	14,820	14.3%	$351,755	15.6%	$23.74	$532.04	4.4%	11/30/2031
Walgreens - Marquette, MI	BBB / Baa2 / BBB	14,820	14.3	341,444	15.2	$23.04	$860.87	2.6%	11/30/2031
Walgreens - Russellville, AR	BBB / Baa2 / BBB	14,820	14.3	326,444	14.5	$22.03	$636.51	3.4%	11/30/2031
Walgreens - Cincinnati, OH	BBB / Baa2 / BBB	14,820	14.3	325,067	14.4	$21.93	$704.75	3.0%	11/30/2031
Walgreens - Lawton, OK	BBB / Baa2 / BBB	15,120	14.6	311,698	13.8	$20.61	$569.41	3.5%	11/30/2031
Walgreens - Edmond, OK	BBB / Baa2 / BBB	14,490	14.0	298,710	13.3	$20.61	$871.07	2.3%	11/30/2031
Walgreens - Mcalester, OK	BBB / Baa2 / BBB	14,820	14.3	295,741	13.1	$19.96	$865.95	2.2%	11/30/2031
Total / Wtd. Avg.		103,710	100.0%	$2,250,857	100.0%	$21.70	$719.17	2.9%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Sales $ per SF and Occupancy cost are based on estimated full store sales of the Walgreens Net Lease Portfolio 4 Properties. Walgreens is required to report sales excluding certain items including, but not limited to, prescription items pursuant to third party prescription plans, tobacco products, alcoholic and non-alcoholic beverages, Per the Walgreens 2016 10-K filing, sales of reimbursed prescription items represent approximately 65% of total chain-wide sales. Thus, Sales $ per SF and Occupancy Cost were calculated based on actual reported sales divided by 35%.

■	Operating History and Underwritten Net Cash Flow. The following table presents the Underwritten Net Cash Flow for the Walgreens Net Lease Portfolio 4 Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$2,195,958	$21.17
Contractual Rent Steps	54,899	0.53
Gross Up Vacancy	0	0.00
Total Rent	$2,250,857	$21.70
Total Reimbursables	0	0.00
Vacancy & Credit Loss	(67,526)	(0.65)
Effective Gross Income	$2,183,331	$21.05

Management Fee	$43,667	$0.42

Net Operating Income	$2,139,665	$20.63
TI/LC	0	0.00
Capital Expenditures	20,742	0.20
Net Cash Flow	$2,118,923	$20.43

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The borrower sponsor recently acquired the Walgreens Net Lease Portfolio 4 Properties via a sale-leaseback and there were no historical leases as Walgreens owned the Walgreens Net Lease Portfolio 4 Properties. As such, historical cash flow information is unavailable.

LOAN #15: WALGREENS POOL 1

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	6	Loan Seller	SMF V
Location (City/State)	Various	Cut-off Date Balance	$20,973,238
Property Type	Retail	Cut-off Date Balance per SF	$240.84
Size (SF)	87,085	Percentage of Initial Pool Balance	2.3%
Total Occupancy as of 12/6/2016	100.0%	Number of Related Mortgage Loans	3
Owned Occupancy as of 12/6/2016	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate	4.68000%
Appraised Value	$32,275,000	Original Term to Maturity (Months)	122
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	NAP
Borrower Sponsor(1)	John E. Gross
Underwritten Revenues	$1,671,504
Underwritten Expenses	$16,715	Escrows
Underwritten Net Operating Income (NOI)	$1,654,789	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,654,789	Taxes(2)	$0	$0
Cut-off Date LTV Ratio	65.0%	Insurance(3)	$0	$0
Maturity Date LTV Ratio	52.7%	Replacement Reserves(4)	$0	$0
DSCR Based on Underwritten NOI / NCF	1.27x / 1.27x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.9% / 7.9%	Other(5)	$0	$0
Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$21,000,000	93.7%	Loan Payoff	$21,960,599	98.0%
Principal’s Equity Contribution	1,411,767	6.3	Closing Costs	451,168	2.0

Total Sources	$22,411,767	100.0%	Total Uses	$22,411,767	100.0%

(1)	John E. Gross is the non-recourse carveout guarantor under the Walgreens Pool 1 Loan.

(2)	The borrower will be required to deposit monthly 1/12th of the estimated annual real estate tax payments upon (i) failure of each Walgreens tenant to pay taxes directly, (ii) each Walgreens lease not being in full force and effect, (iii) the occurrence of a Walgreens Store Trigger Event (a “Walgreens Store Trigger Event” means, with respect to each individual Walgreens Pool 1 Property, (a) Walgreens being in default under its lease beyond applicable notice and cure periods, (b) Walgreens failing to be in actual, physical possession of all or any portion of the Walgreens space and/or “going dark” in the Walgreens space, (c) Walgreens giving notice of its intent to vacate and/or Walgreens vacating all or any portion of a store space or (d) Walgreens giving notice of its intent to terminate or cancel the applicable Walgreens lease and/or any termination or cancellation of the applicable Walgreens lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the applicable Walgreens lease failing to otherwise be in full force and effect), (iv) the occurrence of a loan trigger event, (v) failure to provide evidence that Walgreens has paid taxes prior to the date due or (vi) failure of Walgreens (or its parent company) to maintain a credit rating of at least “BBB-” from S&P or the equivalent of such rating from Moody’s; provided, however, if the failure is with respect to clauses (i), (iii) or (v) and such failure is only with respect to individual Walgreens Pool 1 Properties, then the borrower will only be obligated to make monthly deposits applicable to the individual Walgreens Pool 1 Properties for which the failure has occurred.

(3)	The borrower will be required to deposit monthly 1/12th of the estimated amount to pay insurance premiums upon (i) failure of each Walgreens tenant to meet the insurance requirements of each Walgreens lease as required under the Walgreens Pool 1 Loan documents, (ii) insurance coverage not being maintained as required, related insurance premiums not being paid currently, and failure to provide lender evidence of renewal and paid receipts for the insurance premiums within ten days of policy expiration, (iii) each Walgreens lease not being in full force and effect, (iv) the occurrence of a Walgreens Store Trigger Event, (v) the occurrence of a loan trigger event or (vi) failure of Walgreens (or its parent company) to maintain a credit rating of at least “BBB-” from S&P or the equivalent of such rating from Moody’s; provided, however, if the failure is with respect to clauses (i), (ii) or (iv) and such failure is only with respect to individual Walgreens Pool 1 Properties, then the borrower will only be obligated to make monthly deposits applicable to the individual Walgreens Pool 1 Properties for which the failure has occurred.

(4)	The borrower will be required to deposit monthly amounts as further described in the Walgreens Pool 1 Loan documents for Replacement Reserves upon (i) each Walgreens lease not being in full force and effect, (ii) the occurrence of a Walgreens Store Trigger Event, (iii) the occurrence of a loan trigger event, (iv) any Walgreens Pool 1 Property not being, in the lender’s reasonable judgment, properly maintained by Walgreens and/or the borrower as required under the Walgreens Pool 1 Loan documents or (v) failure of Walgreens (or its parent company) to maintain a credit rating of at least “BBB-” from S&P or the equivalent of such rating from Moody’s.

(5)	With respect to each Walgreens Pool 1 Property, if the lender fails to receive satisfactory evidence that the related Walgreens has not elected to terminate its lease by January 2026, the lender will begin collecting a monthly reserve equal to $4.06 per square foot annually for the related Walgreens Pool 1 Property until such time as the borrower has delivered to the lender (i) written notice that the borrower has not received notice that the related Walgreens has exercised its termination option, which notice from the borrower is required to be delivered no earlier than 15 days after the date by which the related Walgreens is required to give notice to the borrower of its election to exercise its termination option under the related lease, and (ii) a tenant estoppel certificate executed by Walgreens.

The following table presents certain information relating to the Walgreens Pool 1 Properties:

Property Name	Location	Year Built / Renovated	Total GLA	Occupancy(1)	Cut-off Date Loan Amount	Appraised Value	UW NCF
Walgreens Peoria IL	Peoria, IL	2002 / NAP	15,120	100.0%	$5,565,898	$8,625,000	$439,142
Walgreens Albuquerque	Albuquerque, NM	2000 / NAP	15,120	100.0%	3,463,581	5,350,000	273,300
Walgreens Peoria AZ – North Lake Pleasant Road	Peoria, AZ	1999 / NAP	13,915	100.0%	3,222,888	5,000,000	254,287
Walgreens Allen	Allen, TX	1998 / NAP	13,905	100.0%	3,126,011	4,800,000	246,671
Walgreens Tulsa	Tulsa, OK	1999 / NAP	15,120	100.0%	3,092,055	4,600,000	243,943
Walgreens Alvin	Alvin, TX	1999 / NAP	13,905	100.0%	2,502,806	3,900,000	197,445
Total / Wtd. Avg.			87,085	100.0%	$20,973,238	$32,275,000	$1,654,789

(1)	Occupancy as of December 6, 2016.

LOAN #15: WALGREENS POOL 1

The following table presents certain information relating to the major tenants at the Walgreens Pool 1 Properties:

Largest Tenants Based on Underwritten Base Rent

Property Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Sales $ per SF(3)	Occupancy Cost(3)	Lease Expiration(2)
Walgreens Peoria IL	BBB / Baa2 / BBB	15,120	17.4%	$452,630	26.5%	$29.94	$809.14	3.7%	1/31/2077
Walgreens Albuquerque	BBB / Baa2 / BBB	15,120	17.4	281,695	16.5	$18.63	$660.65	2.8%	1/31/2077
Walgreens Peoria AZ – North Lake Pleasant Road	BBB / Baa2 / BBB	13,915	16.0	262,097	15.4	$18.84	$505.87	3.7%	1/31/2077
Walgreens Allen	BBB / Baa2 / BBB	13,905	16.0	254,248	14.9	$18.28	$566.46	3.2%	1/31/2077
Walgreens Tulsa	BBB / Baa2 / BBB	15,120	17.4	251,436	14.7	$16.63	$494.82	3.4%	1/31/2077
Walgreens Alvin	BBB / Baa2 / BBB	13,905	16.0	203,510	11.9	$14.64	$965.57	1.5%	1/31/2077
Total / Wtd. Avg. All Tenants		87,085	100.0%	$1,705,616	100.0%	$19.59	$666.55	3.1%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The sole tenant at each Walgreens Pool 1 Property, Walgreens, has a right to terminate its lease on January 31, 2027, and every five years thereafter for the remainder of the lease term. The tenant must provide notice of its intent to terminate at least six months prior to each respective termination date.

(3)	Sales $ per SF represent the trailing-12 month period ended January 31, 2016.

The following table presents the lease rollover schedule at the Walgreens Pool 1 Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027 & Thereafter(2)	87,085	100.0	100.0%	1,705,616	100.0	$19.59	6
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	87,085	100.0%		$1,705,616	100.0%	$19.59	6

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	The sole tenant at each Walgreens Pool 1 Property, Walgreens, has a one-time right to terminate its lease on January 31, 2027, and every five years thereafter for the rest of the lease term. The tenant must provide notice of its intent to terminate at least six months prior to each respective termination date.

The following table presents certain information relating to historical leasing at the Walgreens Pool 1 Properties:

Historical Leased %(1)

	2013	2014	2015	As of 12/6/2016
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #15: WALGREENS POOL 1

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Walgreens Pool 1 Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$1,705,616	$19.59
Gross Up Vacancy	0	0.00
Total Rent	$1,705,616	$19.59
Total Reimbursables	0	0.00
Vacancy & Credit Loss	(34,112)	(0.39)
Effective Gross Income	$1,671,504	$19.19

Real Estate Taxes	$0	$0.00
Insurance	0	0.00
Management Fee	16,715	0.19
Other Operating Expenses	0	0.00
Total Operating Expenses	$16,715	$0.19

Net Operating Income	$1,654,789	$19.00
TI/LC	0	0.00
Replacement Reserves	0	0.00
Net Cash Flow	$1,654,789	$19.00

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flows.

(2)	Historical financial information is not presented as the leases are triple-net with no annual rent increases.

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	39	$667,195,298	73.0%	$17,107,572	1.90x	4.278%	116	57.8%	51.1%
Acquisition	14	211,213,406	23.1	$15,086,672	2.02x	4.511%	88	64.6%	61.7%
Recapitalization	1	35,000,000	3.8	$35,000,000	2.14x	3.587%	119	57.5%	57.5%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	8	$278,375,000	30.5%	$34,796,875	2.58x	3.820%	119	49.6%	49.6%
Interest Only, Then Amortizing(2)	19	259,022,500	28.4	$13,632,763	1.52x	4.513%	105	64.8%	57.8%
Amortizing (30 Years)	22	243,129,739	26.6	$11,051,352	1.43x	4.641%	112	64.4%	53.1%
Interest Only - ARD	3	107,544,178	11.8	$35,848,059	2.47x	4.172%	91	61.1%	61.1%
Amortizing (20 Years)	2	25,337,287	2.8	$12,668,643	1.70x	4.874%	119	54.9%	34.5%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

(1)	All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2)	Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2,310,000 - 4,999,999	10	$37,285,605	4.1%	$3,728,561	1.60x	4.467%	119	64.3%	54.0%
5,000,000 - 9,999,999	11	81,716,241	8.9	$7,428,749	1.56x	4.558%	114	65.5%	54.5%
10,000,000 - 14,999,999	9	110,843,757	12.1	$12,315,973	1.62x	4.765%	106	64.8%	56.1%
15,000,000 - 19,999,999	9	153,383,683	16.8	$17,042,631	1.56x	4.547%	109	62.2%	52.9%
20,000,000 - 24,999,999	3	65,968,422	7.2	$21,989,474	2.46x	4.287%	119	50.1%	46.2%
25,000,000 - 29,999,999	5	140,287,003	15.4	$28,057,401	1.40x	4.537%	106	63.9%	55.6%
30,000,000 - 44,999,999	4	141,423,994	15.5	$35,355,999	3.04x	3.702%	119	50.9%	50.9%
45,000,000 - 75,000,000	3	182,500,000	20.0	$60,833,333	2.05x	3.975%	102	56.3%	56.3%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	$2,310,000
	Max	$75,000,000
	Avg.	$16,914,976

C-1

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.20 - 1.35	11	$150,005,759	16.4%	$13,636,887	1.26x	4.941%	101	65.4%	56.3%
1.36 - 1.50	18	228,081,933	25.0	$12,671,219	1.43x	4.433%	111	65.6%	56.1%
1.51 - 1.65	4	20,123,711	2.2	$5,030,928	1.55x	4.581%	119	70.7%	60.1%
1.66 - 1.80	6	186,021,482	20.4	$31,003,580	1.69x	4.288%	119	53.3%	49.3%
1.81 - 2.00	4	50,241,857	5.5	$12,560,464	1.87x	4.419%	106	67.5%	58.7%
2.01 - 4.39	11	278,933,962	30.5	$25,357,633	2.92x	3.833%	108	52.8%	52.2%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	1.20x
	Max	4.39x
	Weighted Avg.	1.94x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.988 - 4.000	8	$219,389,784	24.0%	$27,423,723	3.08x	3.583%	104	52.5%	51.1%
4.001 - 4.500	20	329,755,790	36.1	$16,487,790	1.60x	4.225%	117	60.3%	54.7%
4.501 - 5.000	19	277,021,127	30.3	$14,580,059	1.63x	4.693%	120	60.7%	51.7%
5.001 - 5.370	7	87,242,003	9.6	$12,463,143	1.30x	5.196%	66	68.9%	63.9%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	2.988%
	Max	5.370%
	Weighted Avg.	4.306%

C-2

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
28.5 - 54.9	9	$209,177,593	22.9%	$23,241,955	2.78x	3.902%	119	46.0%	43.5%
55.0 - 59.9	9	233,177,474	25.5	$25,908,608	1.84x	4.267%	119	57.0%	54.4%
60.0 - 64.9	13	172,556,303	18.9	$13,273,562	1.46x	4.514%	117	62.7%	52.1%
65.0 - 69.9	14	202,861,456	22.2	$14,490,104	1.77x	4.362%	97	66.8%	59.7%
70.0 - 74.6	9	95,635,879	10.5	$10,626,209	1.52x	4.789%	84	72.6%	65.2%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

(1) Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to 2 mortgage loans, representing approximately 2.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date LTV Ratio was calculated using either (i) an “as-is” appraised value plus related capital improvement or property improvement plan costs which were reserved for at origination, (ii) the cut-off date principal balance of a mortgage loan less a reserve taken at origination or (iii) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any of the adjustments described above is 59.5%.

	Min	28.5%
	Max	74.6%
	Weighted Avg.	59.4%

Distribution of Maturity Date/ARD Loan-to-Value Ratios(1)

Range of Maturity Date/ARD Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
28.5 - 49.9	14	$254,160,139	27.8%	$18,154,296	2.27x	4.137%	119	49.6%	43.3%
50.0 - 54.9	13	177,179,592	19.4	$13,629,199	1.86x	4.410%	119	61.2%	52.1%
55.0 - 59.9	16	308,681,970	33.8	$19,292,623	1.72x	4.255%	118	60.6%	56.8%
60.0 - 64.9	4	58,237,003	6.4	$14,559,251	1.40x	4.901%	76	69.9%	63.4%
65.0 - 68.8	7	115,150,000	12.6	$16,450,000	2.15x	4.354%	71	69.6%	66.4%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

(1) Unless otherwise indicated, the Maturity Date/ARD LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to 2 mortgage loans, representing approximately 2.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD LTV Ratio was calculated using either (i) an “as-is” appraised value plus related capital improvement or property improvement plan costs which were reserved for at origination, (ii) the cut-off date principal balance of a mortgage loan less a reserve taken at origination or (iii) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making any of the adjustments described above is 53.9%.

Min	28.5%
Max	68.8%
Weighted Avg.	53.8%

C-3

Distribution of Original Terms to Maturity/ARD

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60 - 60	6	$126,682,003	13.9%	$21,113,667	1.97x	4.610%	58	67.9%	65.5%
84 - 84	1	18,200,000	2.0	$18,200,000	1.83x	4.312%	83	74.0%	67.5%
120 - 120	44	708,775,943	77.6	$16,108,544	1.99x	4.220%	119	57.0%	51.5%
122 - 122	3	59,750,759	6.5	$19,916,920	1.27x	4.680%	121	64.7%	52.4%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	60	months
	Max	122	months
	Weighted Avg.	111	months

Distribution of Remaining Terms to Maturity/ARD
Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
55 - 60	6	$126,682,003	13.9%	$21,113,667	1.97x	4.610%	58	67.9%	65.5%
83 - 83	1	18,200,000	2.0	$18,200,000	1.83x	4.312%	83	74.0%	67.5%
116 - 120	44	708,775,943	77.6	$16,108,544	1.99x	4.220%	119	57.0%	51.5%
121	3	59,750,759	6.5	$19,916,920	1.27x	4.680%	121	64.7%	52.4%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	55	months
	Max	121	months
	Weighted Avg.	110	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	11	$385,919,178	42.3%	$35,083,562	2.55x	3.919%	111	52.8%	52.8%
240	2	25,337,287	2.8	$12,668,643	1.70x	4.874%	119	54.9%	34.5%
360	41	502,152,239	55.0	$12,247,616	1.48x	4.575%	109	64.6%	55.5%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
	Min	240	months
	Max	360	months
	Weighted Avg.	354	months

C-4

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	11	$385,919,178	42.3%	$35,083,562	2.55x	3.919%	111	52.8%	52.8%
239 - 240	2	25,337,287	2.8	$12,668,643	1.70x	4.874%	119	54.9%	34.5%
355 - 360	41	502,152,239	55.0	$12,247,616	1.48x	4.575%	109	64.6%	55.5%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

(1) All of the Mortgage Loans will have balloon payments at maturity date or anticipated repayment date.
	Min	239	months
	Max	360	months
	Weighted Avg.	354	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	2	$33,375,000	3.7%	$16,687,500	1.45x	4.449%	119	62.5%	51.9%
18	4	$47,845,000	5.2%	$11,961,250	1.22x	5.330%	60	68.6%	65.2%
24	4	$70,760,000	7.7%	$17,690,000	1.58x	4.332%	110	67.5%	58.6%
36	4	$30,492,500	3.3%	$7,623,125	1.57x	4.275%	118	70.1%	61.1%
48	1	$5,900,000	0.6%	$5,900,000	1.52x	4.862%	119	73.8%	66.5%
60	4	$70,650,000	7.7%	$17,662,500	1.68x	4.244%	119	57.7%	52.6%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	44	$672,321,911	73.6%	$15,280,043	1.83x	4.345%	111	59.7%	53.5%
Yield Maintenance	5	123,836,035	13.6	$24,767,207	2.38x	4.242%	95	61.3%	59.8%
Yield Maintenance or Defeasance	5	117,250,759	12.8	$23,450,152	2.06x	4.150%	119	55.6%	49.4%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

C-5

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.3 - 7.9	5	$192,250,759	21.0%	$38,450,152	1.56x	4.269%	120	56.4%	52.6%
8.0 - 8.9	16	197,839,068	21.7	$12,364,942	1.47x	4.484%	105	64.1%	57.5%
9.0 - 9.9	14	208,439,796	22.8	$14,888,557	1.59x	4.561%	110	63.6%	56.8%
10.0 - 10.9	2	18,825,958	2.1	$9,412,979	1.49x	4.677%	119	65.7%	53.4%
11.0 - 11.9	6	111,746,641	12.2	$18,624,440	2.34x	4.116%	86	64.5%	60.2%
12.0 - 12.9	2	20,500,000	2.2	$10,250,000	2.24x	4.541%	119	64.1%	60.6%
13.0 - 16.5	9	163,806,482	17.9	$18,200,720	3.11x	3.867%	118	46.9%	41.7%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	7.3%
	Max	16.5%
	Weighted Avg.	10.1%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.0 - 7.9	6	$227,250,759	24.9%	$37,875,126	1.65x	4.164%	120	56.6%	53.4%
8.0 - 8.9	22	262,091,307	28.7	$11,913,241	1.36x	4.582%	108	65.2%	56.1%
9.0 - 9.9	10	133,913,515	14.7	$13,391,351	1.71x	4.689%	106	63.6%	58.9%
10.0 - 10.9	2	33,900,000	3.7	$16,950,000	1.77x	4.501%	100	63.8%	58.3%
11.0 - 11.9	6	103,006,641	11.3	$17,167,774	2.51x	4.065%	89	63.7%	59.6%
12.0 - 12.9	2	30,034,195	3.3	$15,017,098	1.98x	4.219%	119	52.9%	44.8%
13.0 - 14.7	6	123,212,287	13.5	$20,535,381	3.49x	3.732%	118	44.3%	40.1%
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%	$16,914,976	1.94x	4.306%	110	59.4%	53.8%

	Min	7.0%
	Max	14.7%
	Weighted Avg.	9.5%

C-6

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	18	$500,366,538	54.8%
Springing	33	354,742,166	38.8
Soft Springing	2	45,300,000	5.0
None	1	13,000,000	1.4
Total/Avg./Wtd.Avg.	54	$913,408,704	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Replacement Reserves(1)	45	$689,238,767	75.5%
Real Estate Tax	41	$639,386,267	70.0%
Insurance	27	$384,165,104	42.1%
TI/LC(2)	20	$288,500,626	39.8%

(1)	Includes mortgage loans with FF&E reserves.
(2)	Percentage of the portion of the Initial Pool Balance secured by office, retail and mixed-use.

C-7

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Retail	49	$307,324,204	33.6%	$6,271,923	2.15x	4.179%	119	57.0%	51.6%
Single Tenant	37	125,287,437	13.7	3,386,147	1.62x	4.645%	120	61.5%	55.1%
Super Regional Mall	2	71,375,000	7.8	35,687,500	3.29x	3.282%	119	47.6%	47.6%
Anchored	5	71,300,000	7.8	14,260,000	1.51x	4.324%	119	65.5%	55.4%
Urban Streetscape Retail Center	1	22,500,000	2.5	22,500,000	4.02x	3.616%	116	28.5%	28.5%
Unanchored	2	10,310,000	1.1	5,155,000	1.45x	4.579%	119	67.8%	60.7%
Shadow Anchored	2	6,551,768	0.7	3,275,884	1.48x	4.764%	119	64.2%	52.4%
Mixed Use	7	$244,484,081	26.8%	$34,926,297	1.57x	4.256%	119	56.9%	52.9%
Office/Retail	6	228,784,081	25.0	38,130,680	1.56x	4.224%	119	57.2%	53.3%
Retail/Hospitality	1	15,700,000	1.7	15,700,000	1.71x	4.720%	120	52.0%	47.7%
Office	13	$172,661,207	18.9%	$13,281,631	2.06x	4.316%	87	65.7%	60.0%
Suburban	9	149,601,065	16.4	16,622,341	2.12x	4.272%	82	66.5%	61.7%
Medical Office	3	20,463,712	2.2	6,821,237	1.71x	4.644%	119	61.9%	50.4%
CBD	1	2,596,430	0.3	2,596,430	1.41x	4.269%	119	50.9%	40.9%
Hospitality	5	$83,381,482	9.1%	$16,676,296	2.50x	4.290%	119	55.0%	45.7%
Full Service	2	52,956,162	5.8	26,478,081	2.92x	4.117%	118	52.3%	45.8%
Limited Service	2	17,941,124	2.0	8,970,562	1.87x	4.501%	119	61.0%	46.2%
Select Service	1	12,484,195	1.4	12,484,195	1.66x	4.723%	119	57.7%	44.9%
Self Storage	12	$55,809,784	6.1%	$4,650,815	1.34x	5.109%	68	67.1%	62.4%
Multifamily	7	$45,509,068	5.0%	$6,501,295	1.71x	4.441%	119	62.0%	53.3%
Manufactured Housing Community	1	$4,238,876	0.5%	$4,238,876	1.62x	4.297%	118	74.4%	59.9%
Total / Wtd Avg	94	$913,408,704	100%	$9,717,114	1.94x	4.306%	110	59.4%	53.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-8

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
California	12	$152,002,226	16.6%	$12,666,852	1.56x	4.223%	119	61.4%	53.9%
New York	2	132,500,000	14.5	$66,250,000	1.69x	4.083%	119	52.7%	52.7%
Virginia	3	92,167,334	10.1	$30,722,445	3.46x	3.462%	86	55.1%	54.3%
Michigan	6	57,359,720	6.3	$9,559,953	2.07x	4.410%	119	57.7%	52.7%
Pennsylvania	3	51,401,519	5.6	$17,133,840	1.59x	4.744%	70	70.9%	64.8%
Illinois	6	51,050,241	5.6	$8,508,374	1.48x	4.541%	120	62.1%	53.9%
New Jersey	2	42,500,000	4.7	$21,250,000	3.26x	3.786%	118	56.3%	54.6%
Ohio	4	41,505,752	4.5	$10,376,438	2.94x	4.109%	118	42.4%	37.6%
Texas	10	39,007,677	4.3	$3,900,768	1.46x	4.689%	103	65.3%	55.5%
Florida	2	33,375,000	3.7	$16,687,500	1.45x	4.449%	119	62.5%	51.9%
Wisconsin	3	27,855,812	3.0	$9,285,271	1.74x	4.449%	119	63.1%	54.1%
District of Columbia	1	27,000,000	3.0	$27,000,000	1.38x	4.300%	119	65.9%	55.9%
Arkansas	7	24,327,496	2.7	$3,475,357	1.33x	5.231%	68	65.2%	62.4%
Oregon	1	17,956,162	2.0	$17,956,162	1.69x	4.991%	119	52.0%	32.9%
Mississippi	3	15,020,439	1.6	$5,006,813	1.23x	5.209%	71	67.4%	62.4%
Arizona	4	14,424,879	1.6	$3,606,220	1.37x	4.567%	120	67.6%	54.6%
South Carolina	2	14,100,000	1.5	$7,050,000	1.37x	4.647%	120	74.4%	61.7%
Indiana	4	13,489,008	1.5	$3,372,252	1.81x	4.617%	120	58.5%	55.2%
Kansas	4	12,800,488	1.4	$3,200,122	1.87x	4.609%	120	57.8%	55.6%
Oklahoma	4	12,148,147	1.3	$3,037,037	1.83x	4.615%	120	59.7%	56.6%
Nevada	1	7,381,124	0.8	$7,381,124	1.74x	4.588%	119	62.0%	38.5%
New Mexico	2	7,351,619	0.8	$3,675,810	1.27x	4.680%	121	64.8%	52.5%
Iowa	2	6,065,105	0.7	$3,032,553	2.01x	4.593%	120	56.3%	56.3%
Missouri	1	4,192,500	0.5	$4,192,500	1.58x	4.610%	120	65.0%	57.0%
Tennessee	1	4,100,000	0.4	$4,100,000	1.20x	5.330%	60	72.4%	68.8%
Georgia	1	4,000,000	0.4	$4,000,000	2.98x	4.484%	120	51.9%	51.9%
Louisiana	1	3,221,021	0.4	$3,221,021	2.01x	4.593%	120	56.3%	56.3%
Kentucky	1	2,795,433	0.3	$2,795,433	1.27x	4.680%	121	64.6%	52.3%
Utah	1	2,310,000	0.3	$2,310,000	1.26x	5.370%	120	70.0%	58.2%
Total	94	$913,408,704	100.0%	$9,717,114	1.94x	4.306%	110	59.4%	53.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-9

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ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Midland Loan Services, a Division of PNC Bank, N. A.	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7
Operating Advisor / Asset	Park Bridge Lender Services LLC
Representations Reviewer		Mortgage Loan Detail	11

		NOI Detail	12

		Delinquency Loan Detail	13
Trustee / Custodian	Deutsche Bank Trust Company Americas
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	CWCapital Asset Management LLC
		Specially Serviced Loan Detail	19

		Unscheduled Principal Detail	21

Certificate Administrator	Citibank, N.A.	Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-1

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

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D-2

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-3

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-4

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-5

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P6 Commercial Mortgage Pass-Through Certificates Series 2016-P6

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-6

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-7

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-8

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-9

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-10

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-11

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-12

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-13

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-14

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-15

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-16

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-17

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P6

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-18

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-19

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-20

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-21

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-22

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-23

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P6
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P6 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	© Copyright 2016 Citigroup
D-24

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged

E-1-1

Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes,

E-1-2

assessments and other charges shall not be considered delinquent until the date on which interest and/or penalties would first be payable thereon. Except as contemplated by clauses (f) and (g) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

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(11)	Taxes and Assessments. As of the date of origination and, to the sponsor’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the date on which interest and/or penalties would first be payable thereon.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Based solely on evaluation of the Title Policy (as defined in paragraph (6) of this Annex E-1) and survey, if any, an engineering report or property condition assessment as described in paragraph (10) of this Annex E-1, applicable local law compliance materials

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as described in paragraph (24) of this Annex E-1, and the ESA (as defined in paragraph (40) of this Annex E-1), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits, franchises and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits, franchises and applicable governmental authorizations are in effect or the failure to obtain or maintain such material licenses, permits, franchises and applicable governmental authorizations does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the related Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in

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accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a

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separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and (with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $10 million) the organizational documents of the Mortgagor provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business

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unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance (A) on the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage

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Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in

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respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material

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noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

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For purposes of these representations and warranties, the phrases “the Sponsor’s knowledge” or “the Sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Citigroup Global Markets Realty Corp.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Walgreens Net Lease Portfolio 6 (Loan No. 5) Walgreens Net Lease Portfolio 4 (Loan No. 14) Walgreens - Sumter, SC (Loan No. 51)	With respect to each Mortgaged Property, in the event the Mortgagor receives a bona fide offer to purchase the leased premises, the sole tenant has a right of first refusal to purchase the Mortgaged Property. The right of first refusal is not exercisable in connection with the transfer of the premises via foreclosure or deed-in-lieu of foreclosure.
(6) Permitted Liens; Title Insurance	Springbrook Shopping Center (Loan No. 23)	A tenant at the Mortgaged Property has the right to purchase the Mortgaged Property upon written notice to the Mortgagor in December 2018. The tenant has acknowledged its option rights are subject and subordinate to the lien and to the terms and provisions of the Mortgage Loan documents in all respects and are waived and released against the lender.
(16) Insurance	All CGMRC Mortgage Loans (Loan Nos. 1, 2, 5, 8, 14, 20, 22, 23, 25, 31, 32, 36, 41, 42, 47, 51 and 54)	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(16) Insurance	Walgreens Net Lease Portfolio 6 (Loan No. 5) Walgreens Net Lease Portfolio 4 (Loan No. 14) Walgreens - Sumter, SC (Loan No. 51)	The insurance requirements under the Mortgage Loan documents are deemed satisfied provided that the sole tenant at each Mortgaged Property, subject to the terms and conditions of the Mortgage Loan documents, maintains, either through self-insurance or otherwise, the insurance required to be maintained under such tenant’s lease.
(26) Recourse Obligations	8 Times Square & 1460 Broadway (Loan No. 1)

The Mortgage Loan is recourse to the Mortgagor and guarantor in the event of a voluntary transfer of fee simple title to all or any material portion of the Mortgaged Property in violation of the Mortgage Loan documents or a sale or pledge of the ownership interest in the Mortgagor resulting in a change of control of the Mortgagor (except as expressly permitted in the Mortgage Loan documents).

Only the Mortgagor is a party to the environmental indemnity agreement with the related lender.

(26) Recourse Obligations	Walgreens Net Lease Portfolio 6 (Loan No. 5) Walgreens Net Lease Portfolio 4 (Loan No. 14)	The Mortgage Loan documents are recourse to only the applicable Mortgagors with respect to misappropriation of rents, misappropriation of proceeds or awards, and intentional material physical waste.

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Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	Walgreens Net Lease Portfolio 6 (Loan No. 5) Walgreens Net Lease Portfolio 4 (Loan No. 14)	The Mortgage Loan documents permit the release of a Mortgaged Property with payment of 100% of the allocated loan amount of such Mortgaged Property and payment of a yield maintenance premium, in addition to the satisfaction of other requirements under the Mortgage Loan documents, in the event (x) Walgreens (or any replacement tenant acceptable to the related lender in accordance with the Mortgage Loan documents) (the “Major Tenant”) has ceased to operate at its premises other than for commercially reasonable periods of time or as a result of a fire, casualty, or condemnation or (y) following a fire or other casualty, a Major Tenant has not commenced restoration within 60 days of such fire or casualty and the Major Tenant’s failure to restore would constitute a default under the Mortgage Loan documents that the lender is unwilling to waive.
(28) Financial Reporting and Rent Rolls	681 Fifth Avenue (Loan No. 2)	Operating statements are only required to be provided quarterly, not annually.
(29) Acts of Terrorism Exclusion	8 Times Square & 1460 Broadway (Loan No. 1)	If TRIPRA is no longer in effect and terrorism coverage is commercially available, the related Mortgage Loan documents require the Mortgagor to spend no more than 200% of the cost payable with respect to property and casualty insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, flood, earthquake, and windstorm components), or to purchase the maximum amount of terrorism coverage available for such amount.
(29) Acts of Terrorism Exclusion	681 Fifth Avenue (Loan No. 2)	If TRIPRA is no longer in effect, the related Mortgage Loan documents require the Mortgagor to obtain terrorism insurance to the extent that it is obtainable for an annual premium not in excess of 200% of the then applicable annual insurance premium payable by Mortgagor for its all-risk policy and business income insurance (excluding components for flood, earthquake and terrorism coverage).
(39) Organization of Mortgagor	Walgreens Net Lease Portfolio 6 (Loan No. 5) Walgreens Net Lease Portfolio 4 (Loan No. 14)	The related Mortgagors are affiliates.
(39) Organization of Mortgagor	Bentonville Self Storage Portfolio (Loan No. 22) Texas Self Storage Portfolio (Loan No. 25) Sun Belt Self Storage Portfolio (Loan No. 31) Razorback Self Storage Portfolio (Loan No. 41)	The related Mortgagors are affiliates.

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Barclays Bank PLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Potomac Mills (Loan No. 4)

The largest tenant, Costco Warehouse, has a right of first offer to purchase its leased premises in the event the Mortgagor elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the Mortgagor elects to sell all or substantially all of the Mortgaged Property. In addition, the right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

In the event the AMC Theatres lease is terminated following a casualty and the Mortgaged Property is rebuilt within 5 years of such casualty, if the Mortgagor intends to sell or lease any portion of the Mortgaged Property to exhibit motion pictures, the AMC Theatres tenant has a right of first refusal to purchase or lease such portion of the Mortgaged Property.

The tenant, IKEA, which owns its improvements, has the exclusive right and option to purchase the parcel it leases during the lease term for a purchase price of $1.00. The appraisal attributed no value to such parcel or the ground lease.

(6) Permitted Liens; Title Insurance	Riverbridge Shopping Center (Loan No. 50)	The largest tenant, Ingles Markets, Inc., has a right of first refusal to purchase its leased premises in the event a third-party offer is made to the Mortgagor to purchase any portion of the Mortgaged Property. The tenant is required to accept such offer within 10 days after receipt of notice of the third-party offer and the tenant must close on the purchase of all or a portion of the Mortgaged Property upon the later of 90 days after the tenant accepts such offer or the date specified in the third-party offer. The tenant has acknowledged that such right of first refusal will not be exercisable in connection with any of the following: (i) a foreclosure and sale or other suit, sale or proceeding, (ii) any deed in lieu of foreclosure that may be given to the Mortgagee or its designee, (iii) any other taking of title to the Mortgaged Property by the Mortgagee or its designee in connection with exercise of remedies with respect to the Mortgage Loan, or (iv) to the extent the Mortgagee or its designee so obtains title to the Mortgaged Property, such person’s initial transfer of the Mortgaged Property thereafter.
(16) Insurance	Quantum Park (Loan No. 3)

The Mortgage Loan documents permit insurance through insurance companies having a rating of at least “A” by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P).

The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is based on 5% of the original principal amount of the Loan Combination rather than 5% of the outstanding principal amount of the Loan Combination.

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Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Potomac Mills (Loan No. 4)

The Mortgage Loan documents permit insurance to be provided under multi-layered insurance policies, as to which (i) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies are provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB,” or (ii) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies are provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB.”

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied (a) with respect to all property losses in excess of $20,800,000 (or, after the occurrence of a Control Event (as defined in the Loan Documents) $10,400,000), to the repair or restoration of all or part of the related Mortgaged Property, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, (b) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon or (c) at the sole discretion of the Mortgagee, to the Mortgagor for such purposes and upon such conditions as the Mortgagee shall designate. Provided no Event of Default under the Mortgage Loan documents is continuing, in the event that the insurance proceeds and the costs of restoration are each equal to or less than $20,800,000 (or, after the occurrence of a Control Event $10,400,000) such proceeds will be disbursed by the Mortgagee to the Mortgagor to the extent the Mortgagor agrees to use such funds for the restoration of the Mortgaged Property in accordance with the Mortgage Loan documents.

The Mortgage Loan documents permit no deductible in excess of $500,000 for all such “all risk” or “special perils” property insurance coverage or such higher deductible if the Mortgagor provides the Mortgagee with cash or a letter of credit in an amount equal to the difference between the actual deductible and $500,000.

(16) Insurance	Hyatt Regency Jersey City (Loan No. 7)	The Mortgage Loan permits insurance to be provided by a syndicate of insurers provided that, (i) if such syndicate consists of five or more members, at least 60% of the insurance coverage (and 100% of the first layer of such coverage) will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, and the remaining 40% of the coverage will be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P, or (ii) if such syndicate consist of four or fewer members, at least 75% of the insurance coverage (and 100% of the first layer of such coverage) will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, and the remaining 25% of the coverage will be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
(16) Insurance	Georgetown Plaza (Loan No. 12)	The Mortgage Loan documents permit insurance to be provided under multi-layered policies, as to which, (i) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P, or (ii) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P.

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Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Easton Town Center (Loan No. 13)	The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if four or fewer insurance companies issue the insurance policies, 75% or more of the required coverage is required to be provided by insurance companies with a rating of “A” or better by S&P Global Ratings (“S&P”) and “A2” or better by Moody’s Investors Services, Inc. (“Moody’s”), to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and the remaining 25% or less must be provided by insurance companies rated at least “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and (ii) if five or more insurance companies issue the insurance policies, 60% or more of the required coverage is required to be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and the remaining 40% or less is required to be provided by insurance companies rated “BBB” or better by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies.
(16) Insurance	Arbor Ridge Office (Loan No. 18)	The Mortgage Loan documents require loss of rents and/or business interruption insurance in an amount equal to 100% of the projected gross income from the Mortgaged Property for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 12 months, whichever first occurs and notwithstanding that the policy may expire prior to the end of such period. The Mortgage Loan documents require such loss of rents and/or business interruption insurance to contain an extended period of indemnity endorsement.
(16) Insurance	Riverbridge Shopping Center (Loan No. 50)	The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is $250,000, which is greater than 5% of the outstanding principal amount of the Mortgage Loan.
(24) Local Law Compliance	Woodland Pointe (Loan No. 45)	The use of three (3) units as apartments is in violation of the Certificate of Occupancy. The Mortgage Loan documents require the Mortgagor to use its best efforts to obtain within three (3) years of the closing date of the Mortgage Loan a clearance of such violation and release of the notice of such violation by the City of Los Angeles. The Mortgage Loan is recourse to the guarantor if Mortgagor fails to clear the existing violation within three (3) years of the closing date of the Mortgage Loan or if the City of Los Angeles commences any enforcement action against the Mortgaged Property or Mortgagor with respect to such existing violation.
(26) Recourse Obligations	Potomac Mills (Loan No. 4)

The guarantor’s liability is capped at $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. The Mortgagor is permitted to replace the existing guarantor for liabilities under the guaranty accruing after the date of such replacement with an entity controlled by any key principal of the guarantor.

The Mortgage Loan Documents do not provide recourse for misappropriation of rents, but do provide recourse for conversion thereof. In addition, the Mortgage Loan Documents do not provide recourse for intentional material physical waste.

(26) Recourse Obligations	Easton Town Center (Loan No. 13)	There is no non-recourse carve-out guarantor for the Mortgage Loan.

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	Easton Town Center (Loan No. 13)

The Mortgagor is permitted to obtain the release of both income producing and non-income producing parcels.

With respect to income producing parcels, the Mortgagor has the right to obtain the release of up to 25,000 square feet of gross leasable square footage, provided that, among other conditions, (i) the Mortgagor prepays a portion of the Mortgage Loan which would result in the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release equaling or exceeding 7.47% (provided, that if the debt yield immediately prior to and immediately after such release is greater than and or equal to 7.47%, Mortgagor is not required to make a prepayment in connection with such release), which prepayment does not require a prepayment premium or yield maintenance premium, unless there is an event of default under the Mortgage Loan; (ii) delivery of an officer’s certificate from the Mortgagor stating that, after giving effect to the release, the Mortgaged Property complies with all federal, state and other governmental laws and regulations affecting the Mortgaged Property; (iii) if the Mortgage Loan is included in a securitization, the loan to value ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release is less than or equal to 125%; provided that the Mortgagor may prepay the “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (with payment of a yield maintenance premium, calculated as provided in the Mortgage Loan documents, based upon the amount prepaid), in order to meet the loan-to-value ratio of 125%; (iv) the Mortgagor obtains a rating agency confirmation and (v) the Mortgagor obtains either a REMIC opinion or an appraisal indicating that the remaining Mortgaged Property will have a value at least equal to the outstanding principal balance of the Mortgage Loan.

With respect to non-income producing parcels, the Mortgagor has the right to obtain release of both (x) non-income producing parcels identified on a schedule attached to the loan agreement and (y) any other non-income producing parcels that the Mortgagor may elect, provided that certain conditions are satisfied, including the conditions specified in clauses (ii) and (iii) of the preceding paragraph.

(30) Due on Sale or Encumbrance	Potomac Mills (Loan No. 4)	The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.
(30) Due on Sale or Encumbrance	Easton Town Center (Loan No. 13)	The related Mortgage Loan documents permit transfers of indirect interests in Mortgagor in connection with (a) a merger, consolidation, reorganization or recapitalization of L Brands, Inc. (“LBI”), a publicly traded company, with or into any other entity, (b) the sale of all or substantially all of the assets of LBI to a successor entity, or (c) transfers of all outstanding, issued and voting stock of LBI to a successor entity, so long as conditions set forth in the related Mortgage Loan documents are satisfied, including (i) the resulting entity has never been and is not affiliated with any person which has been indicted or convicted under any prescribed law and (ii) the resulting entity is not on any anti-terrorism list.

E-2-6

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity

Potomac Mills
(Loan No. 4)

Hyatt Regency Jersey City
(Loan No. 7)

Georgetown Plaza
(Loan No. 12)

Sheraton Portland Airport
(Loan No. 19)

Hilton Garden Inn – Columbus/Polaris
(Loan No. 29)

Terrace Point
(Loan No. 34)

Woodland Pointe
(Loan No. 45)

Cove Apartments
(Loan No. 48)

Columbus Gardens
(Loan No. 49)

Central Park East
(Loan No. 52)

Silver Lake Office
(Loan No. 53)

The related Mortgagor is a recycled Single-Purpose Entity that has never owned other property. There are no exceptions to the standard “backward” representations.
(31) Single-Purpose Entity	Easton Town Center (Loan No. 13)	The Mortgagor is a recycled Single-Purpose Entity. There are no exceptions to the standard “backward” representations except that one of the Mortgagors, Easton Town Center II, LLC, previously owned real property which was later conveyed to an affiliate of such Mortgagor, which real property was later subjected to a condominium regime and partially conveyed to another Mortgagor, ETC Fenlon, LLC. The remainder of such real property is not owned by a Mortgagor and does not secure the Mortgage Loan. In addition, Easton Town Center II, LLC owns a membership interest in an entity that owns a parcel adjacent to the Mortgaged Property that is not part of the collateral and that is subject to a ground lease.
(34) Ground Leases	Sheraton Portland Airport (Loan No. 19)

(e) The Mortgagor’s interest in the ground lease is assignable to the Mortgagee if the Mortgagee directly succeeds to the interest of the Mortgagor under the ground lease as a result of foreclosure proceedings, the granting of an assignment in lieu of foreclosure, or through any other means.

(h) The Mortgagee is permitted a reasonable opportunity (including, in certain circumstances, time to gain possession of the interest of the Mortgagor under the Ground Lease) to cure any default under the Ground Lease except in connection with a hazardous substance release that in the ground lessor’s judgment is of a serious nature that requires immediate action.

(i) The ground lease permits the Mortgaged Property to be used for the operation of a hotel, restaurant, and related facilities, including gift, novelty, retail concessions and other shops, meeting and conference rooms, cell site transmissions or reception to or from the Mortgaged Property (subject to advanced written approval by the Fee Owner), and related facilities thereto.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Georgetown Plaza (Loan No. 12)	(b) The ground lease requires the prior written consent of the Mortgagee for material modifications of the ground lease, however no Mortgagee consent is required for non-material modifications. Cancellation and surrender by the Mortgagor of the ground lease will not be effective as to the Mortgagee without the prior written consent of the Mortgagee.
(39) Organization of Mortgagor	Terrace Point (Loan No. 34) Woodland Pointe (Loan No. 45) Cove Apartments (Loan No. 48) Columbus Gardens (Loan No. 49) Central Park East (Loan No. 52) Silver Lake Office (Loan No. 53)	The related Mortgagors are affiliates.

E-2-8

Starwood Mortgage Funding V LLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Villanueva Portfolio (Loan No. 27)	One tenant at the Waynesboro Shopping Center Mortgaged Property (Sheetz, Inc.) holds a right of first refusal to purchase its demised premises (which the tenant leases from the Mortgagor pursuant to a ground lease). The tenant has entered into a subordination, non-disturbance and attornment agreement with the Mortgagor and the Mortgagee pursuant to which the tenant has agreed that the related lease is subordinate to the related Mortgage and that the tenant will not be entitled to exercise its right of first refusal as a result of the foreclosure of the Mortgage, the delivery of a deed-in-lieu of foreclosure of the Mortgage or the first subsequent transfer following any such foreclosure or delivery of a deed-in-lieu of foreclosure.
(13) Actions Concerning Mortgage Loan	1120 Executive Plaza (Loan No. 39)	The related guarantor reported that he is named as a defendant in two actions filed by his former business partner relating to their ownership of a limited liability company (the “Company”). In one action, filed in 2009, the plaintiff has alleged, among other things, that the guarantor, as the managing member of the Company, unjustly enriched himself by misappropriating proceeds of a loan made to the Company and unlawfully diverting such proceeds to another limited liability company owned by the guarantor. The plaintiff is seeking approximately $8.73 million in such action. In the other action, filed in 2012, the plaintiff has alleged that the guarantor failed to meet his obligation to sell his interest in the Company upon the plaintiff’s exercise of a buy-sell option to purchase the guarantor’s interest for $6 million and is seeking specific performance for the guarantor’s sale of such interest. The lower court entered judgment against the guarantor in November 2015 directing the guarantor to sell his interest in the Company. The guarantor has reported that he is in the process of settling both such actions with his former business partner pursuant to a confidential settlement agreement and mutual release. In addition, the guarantor reported that he and an entity he controls are among several named defendants in an action brought by a condominium’s board of managers in 2012 relating to alleged construction defects in a condominium project. The guarantor and such entity are the subjects of two of the five claims set forth in the complaint, each of which seeks approximately $5 million or such greater amount as the court may determine. Additionally, the guarantor reported that two tax liens in the state of New York are pending against him for failure to pay amounts due in 2006 and 2012 with initial assessments of approximately $442,688 and $18,779, respectively, plus interest. The guarantor’s obligations under such liens were combined into one payment plan, established in 2015, with an outstanding balance of approximately $500,000.
(16) Insurance	Walgreens Pool 1 (Loan No. 15) Walgreens Pool 2 (Loan No. 16) Walgreens Pool 4 (Loan No. 17)	The Mortgagor’s obligation to maintain insurance with respect to a Mortgaged Property is suspended (but only prior to February 1, 2025 with respect to rent loss and/or business interruption insurance) if, among other things, the related sole tenant provides third party insurance or elects to self-insure in accordance with the terms of its lease, provided if the tenant elects to self-insure on or after February 1, 2025, the Mortgagor will be obligated to provide all required insurance. The related leases govern the disbursement of insurance proceeds.

E-2-9

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(29) Acts of Terrorism Exclusion	Walgreens Pool 1 (Loan No. 15) Walgreens Pool 2 (Loan No. 16) Walgreens Pool 4 (Loan No. 17)	The Mortgagor’s obligation to carry terrorism insurance with respect to a Mortgaged Property is suspended if certain conditions set forth in the Mortgage Loan documents are met, including the (i) Mortgagee’s receipt of notice of the related sole tenant’s election to provide third party insurance or, prior to February 1, 2025, to self-insure in accordance with its lease and (ii) the sole tenant’s satisfaction of the insurance requirements under its lease. The related leases do not expressly require the tenants thereunder to maintain terrorism insurance.
(39) Organization of Mortgagor	Walgreens Pool 1 (Loan No. 15) Walgreens Pool 2 (Loan No. 16) Walgreens Pool 4 (Loan No. 17)	The Mortgagors are affiliated with each other.

E-2-10

Principal Commercial Capital

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Boynton Trail Centre (Loan No. 11)	Bridgestone Retail Operations LLC, which ground leases a parcel at the Mortgaged Property, has a first offer to purchase its leased parcel at the Mortgaged Property so long as the sale is not part of a larger assemblage.
(16) Insurance	Boynton Trail Centre (Loan No. 11)	Wal-Mart Stores East, LP, a lessee of a portion of the Mortgaged Property, has the right to self-insure in satisfaction of the insurance requirements contained in the loan agreement insofar as such insurance requirements relate to the portion of the Mortgaged Property leased by such lessee; provided that certain conditions are satisfied pursuant to the loan documents, including a net worth requirement of $100,000,000, in lieu of the Mortgagor or lessor obtaining third party insurance.
(26) Recourse Obligations	All Principal Commercial Capital Mortgage Loans (Loan Nos. 10, 11, 24, 30, 33 and 44)	The related Mortgage Loan documents provide for recourse for non-permitted transfers of interests in the related Mortgagor only if such transfers result in a change of control.

E-2-11

Société Générale

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Fresno Fashion Fair (Loan No. 6)	One of the anchor tenants, JCPenney, whose rent was not underwritten, has the option to purchase its parcel. Should the tenant exercise its purchase option, the borrower is required to reject such offer and simultaneously deliver notice of such rejection to the tenant.
(26) Recourse Obligations	Fresno Fashion Fair (Loan No. 6)	With respect to subsection (ii), the Mortgage Loan documents do not provide recourse for misapplication of condemnation awards or insurance proceeds, but do provide recourse for misappropriation or conversion of such amounts and with respect to subsection (iii), the Mortgage Loan documents limits recourse to intentional physical waste.
(30) Due on Sale or Encumbrance	Fresno Fashion Fair (Loan No. 6)	The Mortgage Loan documents permit the borrower to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $10,000,000.
(30) Due on Sale or Encumbrance	Fresno Fashion Fair (Loan No. 6)	The Mortgage Loan documents permit the borrower to incur personal property purchase money financing and leases that are (a) associated with uses in the ordinary course of operating and maintaining the Mortgaged Property and (b) secured only by the Mortgaged Property, up to an aggregate amount of not greater than $2,000,000, except that such limit is raised to $5,000,000 if such leases are related to sustainability and environmental initiatives.
(31) Single-Purpose Entity	Fresno Fashion Fair (Loan No. 6)	Prior to origination, the borrower owned a parcel of real property at the Fresno Fashion Fair mall that was conveyed to a borrower affiliate.
(31) Single-Purpose Entity	Sand Creek Business Center (Loan No. 35)	The borrower previously owned a third office building in the complex. In 2007, the third office building was conveyed to a borrower affiliate.
(34) Ground Leases	Ontario City Centre (Loan No. 21)	While the Mortgage Loan documents provide that the Mortgagor’s share of the condemnation award must be held by the Mortgagee to pay off the indebtedness, the ground lease indicates that the condemnation award will be paid out in an order and in amounts that could result in a circumstance whereby the award amounts received by Mortgagee is insufficient to pay off the then outstanding principal amount of the Mortgage Loan. The Mortgage Loan documents include recourse for losses in the amount of the deficiency of the condemnation award, if any.

E-2-12

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
1/10/2017	$42,906,000.00	11/10/2021	$42,906,000.00
2/10/2017	$42,906,000.00	12/10/2021	$42,905,563.95
3/10/2017	$42,906,000.00	1/10/2022	$42,216,772.54
4/10/2017	$42,906,000.00	2/10/2022	$41,525,310.49
5/10/2017	$42,906,000.00	3/10/2022	$40,674,452.66
6/10/2017	$42,906,000.00	4/10/2022	$39,977,011.21
7/10/2017	$42,906,000.00	5/10/2022	$39,224,820.82
8/10/2017	$42,906,000.00	6/10/2022	$38,521,758.64
9/10/2017	$42,906,000.00	7/10/2022	$37,764,107.64
10/10/2017	$42,906,000.00	8/10/2022	$37,055,381.56
11/10/2017	$42,906,000.00	9/10/2022	$36,343,907.20
12/10/2017	$42,906,000.00	10/10/2022	$35,578,083.67
1/10/2018	$42,906,000.00	11/10/2022	$34,860,880.81
2/10/2018	$42,906,000.00	12/10/2022	$34,089,491.99
3/10/2018	$42,906,000.00	1/10/2023	$33,366,516.65
4/10/2018	$42,906,000.00	2/10/2023	$32,640,737.52
5/10/2018	$42,906,000.00	3/10/2023	$31,758,762.88
6/10/2018	$42,906,000.00	4/10/2023	$31,026,749.47
7/10/2018	$42,906,000.00	5/10/2023	$30,240,972.02
8/10/2018	$42,906,000.00	6/10/2023	$29,503,072.38
9/10/2018	$42,906,000.00	7/10/2023	$28,711,576.39
10/10/2018	$42,906,000.00	8/10/2023	$27,967,745.31
11/10/2018	$42,906,000.00	9/10/2023	$27,221,029.19
12/10/2018	$42,906,000.00	10/10/2023	$26,420,967.88
1/10/2019	$42,906,000.00	11/10/2023	$25,664,955.14
2/10/2019	$42,906,000.00	12/10/2023	$24,889,599.28
3/10/2019	$42,906,000.00	1/10/2024	$24,159,497.14
4/10/2019	$42,906,000.00	2/10/2024	$23,426,558.21
5/10/2019	$42,906,000.00	3/10/2024	$22,594,800.64
6/10/2019	$42,906,000.00	4/10/2024	$21,855,782.69
7/10/2019	$42,906,000.00	5/10/2024	$21,066,104.62
8/10/2019	$42,906,000.00	6/10/2024	$20,321,146.96
9/10/2019	$42,906,000.00	7/10/2024	$19,525,698.35
10/10/2019	$42,906,000.00	8/10/2024	$18,774,755.27
11/10/2019	$42,906,000.00	9/10/2024	$18,020,894.05
12/10/2019	$42,906,000.00	10/10/2024	$17,216,795.46
1/10/2020	$42,906,000.00	11/10/2024	$16,456,880.30
2/10/2020	$42,906,000.00	12/10/2024	$15,646,900.18
3/10/2020	$42,906,000.00	1/10/2025	$14,880,884.48
4/10/2020	$42,906,000.00	2/10/2025	$14,111,891.80
5/10/2020	$42,906,000.00	3/10/2025	$13,199,457.04
6/10/2020	$42,906,000.00	4/10/2025	$12,423,930.90
7/10/2020	$42,906,000.00	5/10/2025	$11,598,784.40
8/10/2020	$42,906,000.00	6/10/2025	$10,817,037.57
9/10/2020	$42,906,000.00	7/10/2025	$9,985,847.55
10/10/2020	$42,906,000.00	8/10/2025	$9,197,832.15
11/10/2020	$42,906,000.00	9/10/2025	$8,406,753.88
12/10/2020	$42,906,000.00	10/10/2025	$7,566,498.17
1/10/2021	$42,906,000.00	11/10/2025	$6,769,079.50
2/10/2021	$42,906,000.00	12/10/2025	$5,922,663.96
3/10/2021	$42,906,000.00	1/10/2026	$5,118,856.08
4/10/2021	$42,906,000.00	2/10/2026	$4,311,923.66
5/10/2021	$42,906,000.00	3/10/2026	$3,365,086.96
6/10/2021	$42,906,000.00	4/10/2026	$2,551,338.63
7/10/2021	$42,906,000.00	5/10/2026	$1,689,058.50
8/10/2021	$42,906,000.00	6/10/2026	$868,795.25
9/10/2021	$42,906,000.00	7/10/2026	$185.74
10/10/2021	$42,906,000.00	8/10/2026	$0.00
		and thereafter

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	15
Risk Factors	55
Description of the Mortgage Pool	145
Transaction Parties	246
Description of the Certificates	310
The Mortgage Loan Purchase Agreements	341
The Pooling and Servicing Agreement	350
Use of Proceeds	457
Yield, Prepayment and Maturity Considerations	457
Material Federal Income Tax Consequences	469
Certain State, Local and Other Tax Considerations	481
ERISA Considerations	481
Legal Investment	489
Certain Legal Aspects of the Mortgage Loans	490
Ratings	511
Plan of Distribution (Underwriter Conflicts of Interest)	514
Incorporation of Certain Information by Reference	516
Where You Can Find More Information	516
Financial Information	516
Legal Matters	516
Index of Certain Defined Terms	517

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$778,680,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2016-P6
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.

(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2016-P6

Class A-1	$29,657,000
Class A-2	$126,447,000
Class A-3	$16,600,000
Class A-4	$195,000,000
Class A-5	$228,776,000
Class A-AB	$42,906,000
Class X-A	$685,056,000
Class X-B	$44,529,000
Class A-S	$45,670,000
Class B	$44,529,000
Class C	$49,095,000

PROSPECTUS

Co-Lead Managers and Joint Bookrunners

Citigroup

Barclays

Société Générale

Co-Manager

Drexel Hamilton

December 6, 2016